As Filed with the Securities and Exchange Commission on December 15, 2020

Registration No. 333-248703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

AMENDMENT NO. 7
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________________

Chelsea Worldwide Inc.
(Exact name of Registrant as specified in its charter)

____________________________________

Delaware	6770	85-2828339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Marshall Road, Suite 1L
Wappingers Falls, New York 12590
Tel: (603) 865-1384
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________________

Jason Ma
President of Chelsea Worldwide Inc.
Wappingers Falls, New York 12590
Tel: (603) 865-1384
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies of communications to:
Lawrence Venick Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile	David Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong

____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be issued pursuant to the Acquisition Merger	54,598,655	$10.00	545,986,550.00	$70,869.05	(2)(3)
Common Stock to be issued pursuant to the earn-out arrangement	9,083,333	$10.00	$90,833,330.00	$9,909.92	(4)
Common Stock to be issued pursuant to the Reincorporation Merger	2,488,140	$10.00	24,881,400.00	3,229.61	(2)(3)
Common Stock underlying Units to be issued pursuant to the Reincorporation Merger	218,283	$10.00	$2,182,830.00	$283.33	(2)(3)
Common Stock underlying Rights to be issued pursuant to the Reincorporation Merger	481,500	$10.00	$4,815,000.00	$624.99	(2)(3)
Warrants to be issued pursuant to the Reincorporation Merger	4,815,000	$0.16	$770,400.00	$100.00	(2)(3)
Common Stock underlying Warrants	2,407,500	$11.50	$27,686,250.00	$3,593.68	(2)(3)
Units underlying the Unit Purchase Option	220,000	$11.50	$2,530,000.00	$328.39	(2)(3)
Common Stock included as part of the Unit Purchase Option	220,000	$0.00	$—	$—
Warrants included as part of the Unit Purchase Option	220,000	$0.00	$—	$—
Rights included as part of the Unit Purchase Option	220,000	$0.00	$—	$—
Common Stock underlying Unit Purchase Option Rights	22,000	$10.00	$220,000.00	$28.56	(2)(3)
Common Stock underlying Unit Purchase Option Warrants	110,000	$11.50	$1,265,000.00	$164.20	(2)(3)
Total			$701,170,760.00	$89,131.71	(3)

____________

(1)      Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of the units, shares, warrants and rights of Tottenham Acquisition I Limited on the NASDAQ Capital Market.

(2)      Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001298.

(3)      Previously paid.

(4)      Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 15, 2020

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
TOTTENHAM ACQUISITION I LIMITED
AND CONSENT SOLICITATION STATEMENT OF STOCKHOLDERS OF
CLENE NANOMEDICINE, INC.
AND PROSPECTUS FOR COMMON STOCK, RIGHTS, WARRANTS AND UNITS
OF CHELSEA WORLDWIDE INC.

Proxy Statement/Consent Solicitation/Prospectus dated [•], 2020 and first mailed to the shareholders of Tottenham Acquisition I Limited and the stockholders of Clene Nanomedicine, Inc.
on or about December 18, 2020

To the Shareholders of Tottenham Acquisition I Limited:

You are cordially invited to attend the extraordinary general meeting of the Shareholders of Tottenham Acquisition I Limited (“Tottenham,” “TOTA,” “we,” “our,” or “us”), which will be held at 10:00 a.m., Hong Kong Time, on December 30, 2020 (the “Extraordinary General Meeting”). Due to the COVID-19 pandemic, we will be holding the Extraordinary General Meeting via teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

Tottenham is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

Tottenham has entered into a merger agreement, dated as of September 1, 2020 (the “Merger Agreement”), which provides for a Business Combination between Tottenham and Clene Nanomedicine, Inc., a Delaware corporation (“Clene”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Tottenham, Tottenham will reincorporate to the state of Delaware by merging with and into Chelsea Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Tottenham (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) immediately after the Reincorporation Merger, Creative Worldwide Inc., (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Tottenham, PubCo, Merger Sub, Clene, and Fortis Advisors LLC, a Delaware limited liability company as the representative of Clene’s stockholders (“Stockholders’ Representative”). The aggregate consideration for the Acquisition Merger is $542,540,558.06, payable in the form of 54,254,055 newly issued shares of common stock of PubCo (“PubCo Common Stock”) valued at $10.00 per share.

Upon the closing of the Business Combination, the former Tottenham shareholders will receive the consideration specified below and the former Clene stockholders will receive an aggregate of 54,254,055 shares of PubCo Common Stock, among which 2,712,702 shares of PubCo Common Stock are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. 12,000,000 shares of PubCo Common Stock will be reserved and authorized for issuance under the 2020 Stock Plan upon closing (the “Incentive Plan”).

Additionally, Clene’s current stockholders will be entitled to receive earn-out shares as follows: (1) 3,333,333 shares of PubCo Common Stock if (A) the VWAP of the shares of PubCo Common Stock equals or exceeds $15.00 (or any foreign currency equivalent) (the “Milestone 1 Price”) in any twenty trading days within a thirty trading day period within the three years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded or (B) the change of control price equals or exceeds the Milestone 1 Price if a change of control transaction occurs within the three years following the closing of the business combination (the requirements set forth in clause (A) or (B), “Milestone 1”); (2) 2,500,000 shares of PubCo Common Stock if (A) the VWAP of the shares of PubCo Common Stock equals or exceeds $20.00 (or any foreign currency equivalent) (the “Milestone 2 Price”) in any twenty trading days within a thirty trading day period within the five years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded or (B) the change of control price equals or exceeds the Milestone 2 Price if a change of control transaction occurs within the five years following the closing of the business combination (the requirements set forth in clause (A) or (B), “Milestone 2”); and (3) 2,500,000 shares of PubCo Common Stock if Clene completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve (12) months after the closing of the Business Combination. If Milestone 1 is not achieved but Milestone 2 is achieved, the Clene stockholders will receive a catchup issuance equal to the shares issued upon satisfaction of Milestone 1.

Furthermore, immediately prior to the closing of the Business Combination, Tottenham shall cancel and forfeit an aggregate of 750,000 insider shares owned by its current officers and directors and the Sponsor (collectively, the “initial shareholders”) for no additional consideration. The initial shareholders instead may be entitled to receive earn-out shares as follows: (1) 375,000 shares of PubCo Common Stock upon satisfaction of the requirements of Milestone 1; and (2) another 375,000 shares of PubCo Common Stock upon satisfaction of the requirements of Milestone 2. If Milestone 1 is not achieved but Milestone 2 is achieved, the initial shareholders shall receive a catchup issuance equal to the shares granted upon satisfaction of the requirements of Milestone 1.

At the Extraordinary General Meeting, Tottenham shareholders will be asked to consider and vote upon the following proposals:

1.      approval of the Reincorporation Merger, which we refer to as the “Reincorporation Merger Proposal” or “Proposal No. 1;”

2.      approval of the amendment to the charter documents of PubCo, which we refer to as the “Charter Proposals” or “Proposals No. 2 through No. 13;”

3.      approval of the Acquisition Merger, which we refer to as the “Acquisition Merger Proposal” or “Proposal No. 14;”

4.      approval of PubCo’s Incentive Plan, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 15.” A copy of the Incentive Plan is attached to the accompanying proxy statement as Annex C;

5.       approval of PubCo’s 2020 Employee Stock Purchase Plan, which we refer to as the “ESPP Plan Proposal” or “Proposal No. 16.” A copy of the ESPP Plan is attached to the accompanying proxy statement as Annex D;

6.      approval to adjourn the Extraordinary General Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/consent solicitation/prospectus, which we refer to as the “Adjournment Proposal” or “Proposal No. 17” and, together with the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal, and the ESPP Plan Proposal, the “Proposals.”

If the Tottenham shareholders approve the Reincorporation Merger Proposal and the Acquisition Merger Proposal immediately prior to the consummation of the Business Combination, all outstanding units, including the Private Units (as defined below) of Tottenham (each of which consists of one TOTA Ordinary Share, one TOTA Right and one TOTA Warrant) (the “TOTA Units”) will separate into their individual components of TOTA Ordinary Shares, TOTA Rights and TOTA Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the Tottenham shareholders shall be exchanged as follows:

(i)     Each Tottenham’s ordinary share, par value $0.0001 per share (“TOTA Ordinary Shares”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares and any Dissenting Shares (as defined herein)), will automatically be cancelled and cease to exist and for each TOTA Ordinary Share, PubCo shall issue to each Tottenham shareholder (other than Dissenting Shareholders (as hereinafter defined) and Tottenham shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued share of PubCo Common Stock, which, unless explicitly stated herein, shall be fully paid;

(ii)    Each TOTA Ordinary Share, issued and outstanding immediately prior to the closing held by each holder of TOTA Ordinary Shares who has validly exercised such holder’s right to dissent from the Reincorporation Merger in accordance with Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI BC Act”) (a “Dissenting Shareholder”), and who has not effectively withdrawn its right to such dissent (collectively, the “Dissenting Shares”) will be cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and such Dissenting Shareholder shall not be entitled to receive any shares of the PubCo Common Stock to be issued in connection with the Reincorporation Merger;

(iii)   Each warrant to purchase one half of one TOTA Ordinary Share (“TOTA Warrant”) issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a warrant to purchase one-half of one share of PubCo Common Stock (each, a “PubCo Warrant”) (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the TOTA Warrants; and

(iv)   The holders of Tottenham’s rights (exchangeable into one-tenth of one TOTA Ordinary Share) (collectively, the “TOTA Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one share of PubCo Common Stock in exchange for the cancellation of each TOTA Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

It is anticipated that, upon consummation of the Business Combination, Tottenham’s existing shareholders, including the initial shareholders, will own approximately 5.89% of the issued PubCo Common Stock, and Clene’s current stockholders will own of approximately 90.41% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Tottenham’s existing public shareholders exercise their redemption rights or dissenter rights, as discussed herein; (ii) there is no exercise or conversion of PubCo Warrants or the PIPE Warrants; (iii) 750,000 insider shares have been cancelled and forfeited; and (iv) the Notes (defined below) have been converted into TOTA Ordinary Shares at the price of $10.00 per share immediately before the closing. If any of Tottenham’s existing public shareholders exercise their redemption rights or dissenter rights, the anticipated percentage ownership of Tottenham’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

The TOTA Units, TOTA Ordinary Shares, TOTA Rights and TOTA Warrants are currently listed on the NASDAQ Capital Market under the symbols “TOTAU,” “TOTA,” “TOTAR” and “TOTAW,” respectively. PubCo intends to apply to list the PubCo Common Stock and PubCo Warrants on the NASDAQ Stock Market under the symbols “CLNN” and “CLNNW,” respectively, in connection with the closing of the Business Combination. Tottenham cannot assure you that the PubCo Common Stock and PubCo Warrants will be approved for listing on NASDAQ.

Investing in PubCo securities involves a high degree of risk. See “Risk Factors” beginning on page 18 for a discussion of information that should be considered in connection with an investment in PubCo securities.

As of December 4, 2020, there was approximately $23,053,375.33 in Tottenham’s trust account. On December 4, 2020, the last sale price of TOTA Ordinary Shares was $11.24.

Pursuant to Tottenham’s third amended and restated memorandum and articles of association, Tottenham is providing its public shareholders with the opportunity to redeem all or a portion of their TOTA Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Tottenham’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding TOTA Ordinary Shares that were sold as part of the TOTA Units in Tottenham’s initial public offering (“IPO”), subject to the limitations described herein. Tottenham estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $11.02 at the time of the Extraordinary General Meeting. Tottenham’s public shareholders may elect to redeem their shares even if they vote for the Reincorporation Merger or do not vote at all. Tottenham has no specified maximum redemption threshold under Tottenham’s memorandum and articles of association. It is a condition to closing under the Merger Agreement, however, that PubCo shall receive not less than $30,000,000 of cash (from the trust account or raised in private placements) that is available for distribution upon the consummation of the Business Combination. If redemptions by Tottenham public shareholders cause Tottenham to be unable to meet this closing condition, then Clene will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Tottenham waives this condition, Tottenham does not intend to seek additional shareholder approval or to extend the time period in which its public shareholders can exercise their redemption rights. Holders of outstanding TOTA Warrants and TOTA Rights do not have redemption rights in connection with the Business Combination.

Tottenham is providing this proxy statement/consent solicitation statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Norwich Investment Limited (“Sponsor”) and other initial shareholders, which own approximately 39.49% of TOTA Ordinary Shares as of the record date, has agreed to vote their TOTA Ordinary Shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, which transactions comprise the Business Combination, and intend to vote for the Incentive Plan Proposal and the Adjournment Proposal, although there is no agreement in place with respect to voting on those proposals.

Each shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary General Meeting in person, please submit your proxy card without delay. Tottenham’s shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person if such shareholder subsequently chooses to attend the Extraordinary General Meeting. If you are a holder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person. Assuming that a quorum is present, attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against all the Proposals, and broker non-votes will have no effect on any of the Proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have the effect of a vote against all the Proposals (except the Adjournment Proposal) and no effect on the Adjournment Proposal. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

We encourage you to read this proxy statement/consent solicitation statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 18.

Tottenham board of directors has unanimously approved the Merger Agreement and the Plans of Merger, and unanimously recommends that Tottenham shareholders vote “FOR” approval of each of the Proposals. When you consider Tottenham board of director’s recommendation of these Proposals, you should keep in mind that Tottenham’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See “Proposal No. 14 The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the Tottenham board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,
/s/ Jason Ma
Jason Ma
Chief Executive Officer and Chairman
Tottenham Acquisition I Limited
[*], 2020

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

Clene Nanomedicine, Inc.
6550 South Millrock Drive, Suite G50
Salt Lake City, Utah 84121

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of Clene Nanomedicine, Inc.:

Your consent is being solicited with regards to a proposed merger between Clene Nanomedicine, Inc. (“Clene”) and Tottenham Acquisition I Limited (“Tottenham”). Tottenham is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Pursuant to a merger agreement, dated as of September 1, 2020 (the “Merger Agreement”), the proposed merger will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Tottenham, Tottenham will reincorporate to the state of Delaware by merging with and into Chelsea Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Tottenham (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) immediately after the Reincorporation Merger, Creative Worldwide Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Clene, Tottenham, PubCo and Merger Sub.

This proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of the Clene board of directors to request that holders of Clene common stock or preferred stock as of the record date of December 11, 2020 execute and return written consents to adopt and approve the proposed Merger Agreement.

This proxy statement/consent solicitation statement/prospectus describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

A summary of the appraisal rights that may be available to you is described in “Appraisal Rights.” Please note that if you wish to exercise appraisal rights you must not sign and return a written consent adopting the Merger Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the merger. In addition, you must take all other steps necessary to perfect your appraisal rights.

The Clene board of directors has considered the merger and the terms of the Merger Agreement and has unanimously determined that the merger and the Merger Agreement are advisable, fair to and in the best interests of Clene and its stockholders and recommends that Clene stockholders adopt the Merger Agreement by submitting a written consent.

Please complete, date and sign the written consent furnished with this proxy statement/consent solicitation statement/prospectus and return it promptly to Clene by one of the means described in “Clene’s Solicitation of Written Consents.”

By Order of the Board of Directors,
/s/ Rob Etherington
Rob Etherington Chief Executive Officer

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Tottenham with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

If you would like to request documents, please do so no later than one week prior to the meeting date to receive them before the Extraordinary General Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about Tottenham, PubCo and Clene. You should rely only on the information contained in this proxy statement/consent solicitation statement/prospectus in deciding how to vote on the Business Combination. Neither Tottenham, PubCo nor Clene has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/consent solicitation statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/consent solicitation statement/prospectus. The information contained in this proxy statement/consent solicitation statement/prospectus may change after the date of this proxy statement/consent solicitation statement/prospectus. Do not assume after the date of this proxy statement/consent solicitation statement/prospectus that the information contained in this proxy statement/consent solicitation statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/consent solicitation statement/prospectus:

•        “Chardan” refers to Chardan Capital Markets, LLC.

•        “Closing Date” refers to the date on which the Business Combination is consummated.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “HKD” refers to the legal currency of Hong Kong.

•        “IPO” refers to the initial public offering of 4,600,000 units (including 600,000 units after Chardan exercised its over-allotment option) of Tottenham consummated on August 6, 2018.

•        “LifeSci” refers to LifeSci Capital LLC.

•        “Loeb” refers to Loeb & Loeb LLP.

•        “LOI” refers to a letter of intent.

•        “Merger Agreement” refers to the merger agreement between Tottenham, PubCo, Merger Sub and Clene, and Fortis Advisors LLC, a Delaware limited liability company as the representative of Clene’s shareholders.

•        “Plan of Merger” refers to a plan of merger by and among Tottenham and PubCo.

•        “Sponsor” refers to Norwich Investment Limited.

•        “US Dollars,” “$,” and “USD$” refers to the legal currency of the United States.

•        “U.S. GAAP” refers to accounting principles generally accepted in the United States.

•        “VWAP” refers to, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

Tottenham Acquisition I Limited
Unit 902, Lucky Building
39-41 Wellington Street
Central, Hong Kong
(852) 3998-4852

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 30, 2020

TO THE SHAREHOLDERS OF TOTTENHAM ACQUISITION I LIMITED:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of shareholders of Tottenham Acquisition I Limited, a British Virgin Islands company (“Tottenham”), will be held on December 30, 2020 at 10:00 AM Hong Kong Time as a teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

The Extraordinary General Meeting will be held for the following purposes:

I.       To approve the merger of Tottenham with and into PubCo, its wholly owned Delaware subsidiary, with PubCo surviving the merger. The merger will change Tottenham’s place of incorporation from British Virgin Islands to Delaware. We refer to the merger as the Reincorporation Merger. This proposal is referred to as the Reincorporation Merger Proposal or Proposal No. 1. Holders of TOTA Ordinary Shares as of record date are entitled to vote on this proposal.

II.     To approve the amendments to the charter documents of PubCo, which we refer to as the Charter Proposals or Proposals No. 2 through No. 13. Holders of TOTA Ordinary Shares as of record date are entitled to vote on this proposal.

III.    To approve the authorization for PubCo’s board of directors to complete the merger of Merger Sub into Clene, resulting Clene becoming a wholly owned subsidiary of PubCo. We refer to the merger as the Acquisition Merger. This proposal is referred to as the Acquisition Merger Proposal or Proposal No. 14. Holders of TOTA Ordinary Shares as of record date are entitled to vote on this proposal.

IV.     To approve the Incentive Plan, which we refer to as the Incentive Plan Proposal or Proposal No. 15. Holders of TOTA Ordinary Shares as of record date are entitled to vote on this proposal.

V.      To approve the ESPP Plan, which we refer to as the ESPP Plan Proposal or Proposal No. 16. Holders of TOTA Ordinary Shares as of record date are entitled to vote on this proposal.

VI.    To approve the adjournment of the Extraordinary General Meeting in the event Tottenham does not receive the requisite shareholder vote to approve any of the above Proposals. This proposal is called the Adjournment Proposal or Proposal No. 17.

All of the proposals set forth above are sometimes collectively referred to herein as the “Proposals.” The Reincorporation Merger Proposal and the Acquisition Merger Proposal are dependent upon each other. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Tottenham will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Tottenham does not consummate the Business Combination and fails to complete an initial business combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will be required to dissolve and liquidate.

As of December 4, 2020, there were 3,456,423 TOTA Ordinary Shares issued and outstanding and entitled to vote. Only Tottenham shareholders who hold shares of record as of the close of business on December 4, 2020 are entitled to vote at the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting. This proxy statement/consent solicitation statement/prospectus is first being mailed to Tottenham shareholders on or about December 18, 2020. Approval of the Reincorporation Proposal and the Acquisition Proposal will require the affirmative vote of 65% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of 50% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Assuming that a quorum is present, attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Holders of TOTA Ordinary Shares will be entitled to dissenter rights under the BVI BC Act in connection with the Reincorporation Merger. In accordance with Section 179 of the BVI BC Act, a holder of TOTA Ordinary Shares is entitled to payment of the fair value of all of its shares upon validly dissenting from the Reincorporation Merger. Holders of TOTA Ordinary Shares may only dissent in respect of all shares that they hold in Tottenham. Upon a holder of TOTA Ordinary Shares validly exercising its entitlement under Section 179 of the BVI BC Act, such Dissenting Shareholder ceases to have any rights (including redemption rights) of a shareholder of Tottenham except the right to be paid the fair value of its TOTA Ordinary Shares.

A holder of TOTA Ordinary Shares who desires to exercise its entitlement to payment of the fair value of all of its TOTA Ordinary Shares is required to give us written objection to the Reincorporation Merger before the Extraordinary General Meeting or before the vote on the Reincorporation Merger Proposal at the Extraordinary General Meeting. Within 20 days immediately following the date on which the approval of Tottenham shareholders is obtained at the Extraordinary General Meeting (or any adjourned meeting), Tottenham shall give written notice of the approval to each Tottenham shareholder who gave a valid written objection to the Reincorporation Merger, except for those Tottenham shareholders who after giving the written objection subsequently voted to approve the Reincorporation Merger Proposal at the Extraordinary General Meeting (or any adjourned meeting). Any such holder of TOTA Ordinary Shares who elects to dissent is required, within 20 days immediately following the date on which the notice of approval by Tottenham referred to above is given, to give Tottenham a written notice of its decision to elect to dissent, stating: (a) its name and address; (b) the number of TOTA Ordinary Shares in respect of which it dissents; and (c) a demand for payment of the fair value of its TOTA Ordinary Shares. On the effective date of the Reincorporation Merger, a Dissenting Shareholder shall have its TOTA Ordinary Shares automatically cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and a Dissenting Shareholder shall not be entitled to receive PubCo Common Stock pursuant to the Reincorporation Merger.

A Tottenham shareholder who elects to dissent under Section 179 of the BVI BC Act and validly exercises its entitlement to payment of the fair value of the TOTA Ordinary Shares it holds following the procedures set forth above will not be entitled to have its TOTA Ordinary Shares redeemed. If a Tottenham shareholder has elected to have its TOTA Ordinary Shares redeemed but later elects to dissent, upon receipt of the written notice of such a Tottenham shareholder’s decision to elect to dissent, Tottenham shall instruct its transfer agent to return the TOTA Ordinary Shares (physically or electronically) delivered to the transfer agent in connection with such Tottenham shareholder’s demand for redemption to the Tottenham shareholder.

Whether or not you plan to attend the Extraordinary General Meeting in person, please submit your proxy card without delay to Advantage Proxy not later than the time appointed for the Extraordinary General Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Extraordinary General Meeting. If you fail to return your proxy card and do not attend the meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. You may revoke a proxy at any time before it is voted at the Extraordinary General Meeting by executing and returning a proxy card dated later than the previous one, by attending the Extraordinary General Meeting in person and casting your vote by ballot or by submitting a written revocation to Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198 Attention: Karen Smith, Telephone: 877-870-8565, that is received by proxy solicitor before we take the vote at the Extraordinary General Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Tottenham board of directors unanimously recommends that you vote “FOR” approval of each of the Proposals.

By Order of the Board of Directors,
/s/ Jason Ma
Jason Ma
Chief Executive Officer of
Tottenham Acquisition Corp
[*], 2020

i

ANNEX A — MERGER AGREEMENT AND PLAN OF MERGER

ANNEX B — PUBCO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ANNEX C — PUBCO’S 2020 EQUITY INCENTIVE PLAN

ANNEX D — PUBCO’S 2020 EMPLOYEE STOCK PURCHASE PLAN

ANNEX E — GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262

ABOUT THIS PROXY STATEMENT/CONSENT SOLICITATION/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed by PubCo (File No. 333-248703) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo Common Stock to Tottenham’s shareholders, (ii) the PubCo Warrants to holders of TOTA Warrants in exchange for the TOTA Warrants, and (iii) the PubCo Common Stock underlying the PubCo Warrants, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Tottenham’s shareholders will be asked to consider and vote upon the Proposals to approve the Reincorporation Merger, the Acquisition Merger and the Incentive Plan Proposal.

This proxy statement/consent solicitation statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

Tottenham files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Tottenham’s SEC filings, including this proxy statement/consent solicitation statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/consent solicitation statement/prospectus, or any annex to this proxy statement/consent solicitation statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/consent solicitation statement/prospectus.

If you would like additional copies of this proxy statement/consent solicitation statement/prospectus, or if you have questions about the Business Combination, you should contact Tottenham’s proxy solicitor, Advantage Proxy, at 877-870-8565.

All information contained in this proxy statement/consent solicitation statement/prospectus relating to Tottenham, PubCo and Merger Sub has been supplied by Tottenham, and all information relating to Clene has been supplied by Clene. Information provided by either of Tottenham or Clene does not constitute any representation, estimate or projection of the other party.

Neither Tottenham, PubCo, Merger Sub nor Clene has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/consent solicitation statement/prospectus or in any of the materials that have been incorporated into this proxy statement/consent solicitation statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/consent solicitation statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/consent solicitation statement/prospectus does not extend to you. The information contained in this proxy statement/consent solicitation statement/prospectus speaks only as of the date of this proxy statement/consent solicitation statement/prospectus unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/consent solicitation statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of PubCo, Tottenham and/or Clene and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/consent solicitation statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene,” and “Business of Clene.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Tottenham and Clene, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Tottenham and the following:

•        expectations regarding Clene’s strategies and future financial performance, including Clene’s future business plans or objectives, prospective performance and opportunities and competitors, ability to finance its research and development activities, revenues, customer acquisition and retention, products and services, ability to bring new drug candidates to market, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, ability to remediate material weaknesses to its internal control over financial reporting, and Clene’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Clene, Tottenham and others following announcement of the Merger Agreement and transactions contemplated therein;

•        the inability to complete the Business Combination due to the failure to obtain Tottenham shareholders’ approval;

•        the risk that the proposed Business Combination disrupts current plans and operations of Clene as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by existing holders of TOTA Ordinary Shares being greater than expected;

•        the management and board composition of PubCo following the proposed Business Combination;

•        the ability to list PubCo’s securities on Nasdaq;

•        limited liquidity and trading of Tottenham’s and PubCo’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that Clene, PubCo and/or Tottenham may be adversely affected by other economic, business, and/or competitive factors;

•        operational risk;

•        the possibility that the COVID-19 pandemic, or another major disease, disrupts Clene’s business;

•        litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Clene’s resources; and

•        the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Tottenham, Clene and PubCo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/consent solicitation statement/prospectus and attributable to Clene, Tottenham, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/consent solicitation statement/prospectus. Except to the extent required by applicable law or regulation, PubCo, Clene and Tottenham undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/consent solicitation statement/prospectus or to reflect the occurrence of unanticipated events.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION, THE EXTRAORDINARY GENERAL MEETING AND THE CONSENT SOLICITATION

Questions and Answers About the Merger

Q:     Why are Tottenham and Clene proposing to enter into the Business Combination?

A:    Tottenham is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with one or more businesses. In the course of Tottenham’s search for a Business Combination partner, Tottenham investigated the potential acquisition of many entities in various industries, including Clene, and concluded that Clene was the best candidate for a Business Combination with Tottenham. For more details on Tottenham’s search for a Business Combination partner and the board’s reasons for selecting Clene as Tottenham’s Business Combination partner, see “Proposal No. 14 The Acquisition Merger Proposal — Background of the Business Combination” and “Proposal No. 14 The Acquisition Merger Proposal — Tottenham’s Board of Director’s Reasons for Approving the Business Combination” included in this proxy statement/prospectus.

Q:     What is the purpose of this document?

A:    Tottenham and Clene are proposing to consummate the Business Combination. The Business Combination consists of the Reincorporation Merger and the Acquisition Merger, each of which is described in this proxy statement/consent solicitation statement/prospectus. In addition, the Merger Agreement and the Plan of Merger are attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and is incorporated into this proxy statement/consent solicitation statement/prospectus by reference. This proxy statement/consent solicitation statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting or consented to by the Clene stockholders, as applicable. You are encouraged to carefully read this proxy statement/consent solicitation statement/prospectus, including “Risk Factors” and all the annexes hereto.

Approval of the Reincorporation Merger and the Acquisition Merger will each require the affirmative vote of 65% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of the Incentive Plan Proposal and the Adjournment Proposal will each require the affirmative vote of 50% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof.

Approval of the Merger Agreement will require the affirmative consent of a majority of the issued and outstanding common stock and preferred stock of Clene, on an as-converted basis. Approval of the Merger Agreement also requires the affirmative consent of the holders of a majority of the holders of shares of Series B, Series C and Series D preferred stock, each voting as a separate class, and the approval of the “Lead Investor” as defined in Clene’s Series D Preferred Stock Purchase Agreement.

Q.     Are any of the proposals conditioned on one another?

A:     Yes, the Reincorporation Merger Proposal and the Acquisition Merger Proposal are dependent upon each other. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, Tottenham will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Tottenham does not consummate the Business Combination and fails to complete an initial business combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

The matters for which the consent of the stockholders of Clene are being sought are not conditioned on one another.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite shareholder approvals are received, Tottenham expects that the Business Combination will occur as soon as practicable following the Extraordinary General Meeting and no later than January 6, 2020, but only after PubCo holds a statutory meeting of shareholders, which is expected to be held 10 days after the date of this proxy statement/consent solicitation statement/prospectus.

Q:     Who will manage PubCo?

A:     The current management team of Clene, including Rob Etherington, who currently serves as Chief Executive Officer, will serve in the same roles at PubCo following the consummation of the Business Combination. For more information on PubCo’s current and anticipated management, see “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/consent solicitation statement/prospectus.

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination is not consummated, Tottenham may seek another suitable business combination. In the absence of shareholder approval for a further extension, if Tottenham does not consummate a business combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, then pursuant to Article 28 of its third amended and restated memorandum and articles of association, Tottenham’s officers must take all actions necessary in accordance with the BVI BC Act to dissolve and liquidate Tottenham as soon as reasonably practicable. Following dissolution, Tottenham will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of TOTA Ordinary Shares who acquired such shares in Tottenham’s IPO or in the aftermarket. The estimated consideration that each TOTA Ordinary Share would be paid at liquidation would be approximately $11.02 per share for shareholders based on amounts on deposit in the trust account as of December 4, 2020. The closing price of TOTA Ordinary Shares on Nasdaq as of December 4, 2020 was $11.24. The Sponsor and other initial shareholders waived the right to any liquidation distribution with respect to any TOTA Ordinary Shares held by them.

If the Business Combination is not consummated, Clene will continue operating as a private company.

Q:     What happens to the funds deposited in the trust account following the Business Combination?

A:     Following the closing of the Business Combination, holders of TOTA Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the trust account. The balance of the funds will be released to PubCo and utilized to fund working capital needs of PubCo. As of December 4, 2020, there was approximately $23,053,375.33 in Tottenham’s trust account. Tottenham estimates that approximately $11.02 per outstanding share issued in Tottenham’s IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the trust account after such uses will be used for future working capital and other corporate purposes of the combined entity.

Q:     Do any of Tottenham’s directors or officers have interests that may conflict with the interests of Tottenham’s shareholders with respect to the Business Combination?

A:    Tottenham’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder. In February 2018, Tottenham issued an aggregate of 1,150,000 ordinary shares to our initial shareholders including the Sponsor, which we refer to herein as “insider shares,” for an aggregate purchase price of $25,000. Simultaneously with the closing of the IPO, Tottenham consummated a private placement of 215,000 units (the “Private Units”) at a price of $10.00 per Private Unit. Immediately prior to the closing of the Business Combination, an aggregate 750,000 shares owned by our initial shareholders will be cancelled and forfeited for no additional consideration. In exchange, our initial shareholders will be entitled to receive up to 750,000 shares of PubCo Common Stock upon PubCo’s satisfaction of Milestone 1 and Milestone 2 after the closing. Furthermore, the Sponsor will be repaid at closing for the loans extended to Tottenham since its IPO, among which $2,485,000 will be paid in the form of PubCo Common Stock at a per share price of $10.00. In the absence of shareholder approval for a further extension, if Tottenham does not consummate the Business Combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will be required to dissolve and liquidate and the securities held by our initial shareholders, including the Sponsor, will be worthless because the initial shareholders have agreed to waive their rights to any liquidation distributions.

The exercise of Tottenham’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Tottenham shareholders’ best interests.

Questions and Answers About the Extraordinary General Meeting for Tottenham’s Shareholders

Q:     What is being voted on at the Extraordinary General Meeting?

A:     Below are the Proposals that the Tottenham’s shareholders are being asked to vote on:

•        The Reincorporation Merger Proposal to approve the Reincorporation Merger;

•        The Acquisition Merger Proposal to approve the Acquisition Merger;

•        The Incentive Plan Proposal to approve PubCo’s Incentive Plan;

•        The ESPP Plan Proposal to approve PubCo’s ESPP Plan; and

•        The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Tottenham does not receive the requisite shareholder vote to approve the above Proposals.

Approval of the Reincorporation Proposal and the Acquisition Proposal will require the affirmative vote of 65% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of 50% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. As of the record date, 1,365,000 shares held by the initial shareholders, or approximately 39.49% of the outstanding TOTA Ordinary Shares, would be voted in favor of each of the Proposals.

Q:     When and where is the Extraordinary General Meeting?

A:     The Extraordinary General Meeting will take place on December 30, 2020, at 10:00 a.m., Hong Kong Time. Due to the COVID-19 pandemic, Tottenham will be holding its Extraordinary General Meeting as a teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

Q:     Who may vote at the Extraordinary General Meeting?

A:     Only holders of record of TOTA Ordinary Shares as of the close of business on December 4, 2020 (the record date) may vote at the Extraordinary General Meeting. As of December 4, 2020, there were 3,456,423 TOTA Ordinary Shares outstanding and entitled to vote. Please see “The Extraordinary General Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Extraordinary General Meeting?

A:     TOTA shareholders representing a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting must be present in person or represented by proxy in order to hold the Extraordinary General Meeting and conduct business. This is called a quorum. TOTA Ordinary Shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary General Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:     What vote is required to approve the Proposals?

A:     Approval of the Reincorporation Proposal and the Acquisition Proposal will require the affirmative vote of 65% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof and approval of the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of 50% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Q:     How will the initial shareholders vote?

A:     Tottenham’s initial shareholders, who as of the record date, owned 1,365,000 TOTA Ordinary Shares, or approximately 39.49% of the issued and outstanding TOTA Ordinary Shares, have agreed to vote their respective shares acquired by them prior to the IPO in favor of the Reincorporation Merger Proposal, Acquisition Merger Proposal and other related proposals. The initial shareholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Proposals.

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a Tottenham shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card.

Q:     Do I need to attend the Extraordinary General Meeting to vote my shares?

A:     No. You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/consent solicitation statement/prospectus. However, you do not need to attend the Extraordinary General Meeting to vote your TOTA Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. Tottenham encourages you to vote as soon as possible after carefully reading this proxy statement/consent solicitation statement/prospectus.

Q:     Am I required to vote against the Reincorporation Merger and the Acquisition Merger Proposal in order to have my TOTA Ordinary Shares redeemed?

A:     No. You are not required to vote against the Reincorporation Merger Proposal and the Acquisition Merger Proposal in order to have the right to demand that Tottenham redeem your TOTA Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (including interest earned on your pro rata portion of the trust account, net of taxes payable) before payment of deferred underwriting commissions. These redemption rights in respect of the TOTA Ordinary Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of TOTA Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their TOTA Ordinary Shares will be returned to them.

Q:     How do TOTA shareholders exercise their redemption rights?

A:     If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Hong Kong Time on December 28, 2020 (two business days before the Extraordinary General Meeting), that Tottenham redeem your shares for cash, and (ii) submit your request in writing to Tottenham’s transfer agent, at the address listed at the end of this section and deliver your shares to Tottenham’s transfer agent

(physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary General Meeting.

Any corrected or changed written demand of redemption rights must be received by Tottenham’s transfer agent two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of TOTA Ordinary Shares as of the record date. Any public shareholder who holds TOTA Ordinary Shares on or before December 28, 2020 (two business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

A Tottenham shareholder who elects to dissent under Section 179 of the BVI BC Act and validly exercises its entitlement to payment of the fair value of the TOTA Ordinary Shares it holds will not be entitled to have its TOTA Ordinary Shares redeemed.

Q:     How can I vote?

A:     If you were a holder of record of TOTA Ordinary Shares on December 4, 2020, the record date for the Extraordinary General Meeting, you may vote with respect to the Proposals in person at the Extraordinary General Meeting, or by submitting a proxy by mail so that it is received prior to 10:00 a.m. Hong Kong Time on December 30, 2020, in accordance with the instructions provided to you under “The Extraordinary General Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. Under Nasdaq rules, your broker, bank or nominee cannot vote your TOTA Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Tottenham believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your TOTA Ordinary Shares without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your TOTA Ordinary Shares; this indication that a bank, broker or nominee is not voting your TOTA Ordinary Shares is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your TOTA Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your TOTA Ordinary Shares in accordance with directions you provide.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Tottenham will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary General Meeting of

x

Tottenham shareholders. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:     May I seek statutory dissenter rights with respect to my TOTA shares?

A:     Yes. Dissenter rights are available to holders of TOTA Ordinary Shares in connection with the Reincorporation Merger. Upon a holder of TOTA Ordinary Shares validly exercising its entitlement under Section 179 of the BVI BC Act, such Dissenting Shareholder ceases to have any rights (including the redemption rights) of a shareholder of Tottenham except the right to be paid the fair value of its TOTA Ordinary Shares.

In accordance with Section 179 of the BVI BC Act, a holder of TOTA Ordinary Shares is entitled to payment of the fair value of all of its shares upon validly dissenting from the Reincorporation Merger. Holders of TOTA Ordinary Shares may only dissent in respect of all shares that they hold in Tottenham. A holder of TOTA Ordinary Shares who desires to exercise their entitlement to payment of the fair value of all of its shares is required to give to Tottenham written objection to the Reincorporation Merger before the Extraordinary General Meeting or before the vote on the Reincorporation Merger Proposal at the Extraordinary General Meeting.

Within 20 days immediately following the date on which the approval of Tottenham shareholders is obtained at the Extraordinary General Meeting (or any adjourned meeting), Tottenham shall give written notice of the approval to each Tottenham shareholder who gave a valid written objection to the Reincorporation Merger, except for those Tottenham shareholders who after giving the written objection, subsequently voted to approve the Reincorporation Merger Proposal at the Extraordinary General Meeting (or any adjourned meeting). Any such holder of TOTA Ordinary Shares who elects to dissent is required, within 20 days immediately following the date on which the notice of approval by Tottenham referred to above is given, to give Tottenham a written notice of its decision to elect to dissent, stating: (a) its name and address; (b) the number of TOTA Ordinary Shares in respect of which it dissents; and (c) a demand for payment of the fair value of its shares. On the closing date, a Dissenting Shareholder shall have its TOTA Ordinary Shares automatically cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and such Dissenting Shareholder shall not be entitled to receive PubCo Common Stock pursuant to the Reincorporation Merger.

A Tottenham shareholder who elects to dissent under Section 179 of the BVI BC Act and validly exercises its entitlement to payment of the fair value of the TOTA Ordinary Shares it holds following the procedures set forth above will not be entitled to have its TOTA Ordinary Shares redeemed. If a Tottenham shareholder has elected to have its TOTA Ordinary Shares redeemed but later elects to dissent, upon receipt of the written notice of such a Tottenham shareholder’s decision to elect to dissent, Tottenham shall instruct its transfer agent to return the TOTA Ordinary Shares (physically or electronically) delivered to the transfer agent in connection with such Tottenham shareholder’s demand for redemption to the Tottenham shareholder.

For additional information, please see “The Extraordinary General Meeting — Dissenter Rights.” Tottenham shareholders who elect redemption rights will receive their cash payment in respect of their redeemed TOTA Ordinary Shares earlier than shareholders who exercise dissenter rights.

Q:     What happens if I sell my TOTA Ordinary Shares before the Extraordinary General Meeting?

A:     The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your TOTA Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary General Meeting. However, you would not be entitled to receive any shares of PubCo Common Stock following the consummation of the Business Combination because only Tottenham shareholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Common Stock in connection with the Business Combination.

Q:     Will I experience dilution as a result of the Business Combination?

A:     Prior to the Business Combination, the Tottenham shareholders who hold shares issued in the IPO own, after redemption in April and November, 2020, approximately 60.51% of Tottenham’s issued and outstanding ordinary shares. After giving effect to the Business Combination and to (i) the issuance of the 54,254,055 shares of PubCo Common Stock in the Acquisition Merger; (ii) the issuance of up to 3,937,923 shares of PubCo Common Stock to the Tottenham shareholders in connection with the Reincorporation Merger (assuming there are no Tottenham shareholders who exercise their redemption rights and an aggregate of 481,500 shares are issued upon conversion of the TOTA Rights, including private rights); (iii) assuming no exercise of the PubCo Warrants or the PIPE Warrants; (iv) the issuance of 344,600 shares of PubCo Common Stock upon conversion of the Notes issued to the Sponsor; (v) the cancellation and forfeiture of 750,000 insider shares pursuant to the Merger Agreement; (vi) an aggregate of 1,500,000 shares are issued at the closing of the Business Combination through private placements (“PIPE Shares”), and (vii) the issuance of 721,366 shares of PubCo Common Stock to LifeSci as financial advisor to the Business Combination (assuming there are no Tottenham shareholders who exercise their redemption rights), Tottenham’s current public shareholders will own approximately 4.25% of PubCo.

Q:     Are Clene’s stockholders required to approve the Acquisition Merger?

A:     Yes. Clene’s stockholders’ approval of the Acquisition Merger and Merger Agreement is required to consummate the Business Combination. In the event that the Acquisition Merger and the Merger Agreement fail to be authorized or approved by Clene’s stockholders and such breach has not been cured within fifteen (15) days following the receipt by Clene of a notice describing such breach, Tottenham can terminate the Merger Agreement at its sole discretion. Clene’s stockholders are not required to approve the Reincorporation Merger Proposal.

Q:     Is the consummation of the Business Combination subject to any conditions?

A:     Yes. The obligations of each of Tottenham, Clene, Merger Sub and PubCo to consummate the Business Combination are subject to conditions, as more fully described in “Proposal No. 14 The Acquisition Merger Proposal — General Description of the Acquisition Merger” in this proxy statement/consent solicitation statement/prospectus.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary General Meeting in person and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary General Meeting. If you hold your TOTA Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

Q:     Should I send in my share certificates now?

A:     Yes. Tottenham’s shareholders who intend to have their shares redeemed should send their certificates or tender their shares electronically no later than two business days before the Extraordinary General Meeting. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its TOTA Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the TOTA Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the TOTA Ordinary Shares, the U.S. Holder will be treated as recognizing gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the TOTA Ordinary Shares surrendered in such redemption transaction. Any such gain is likely to be subject to the passive foreign investment company (“PFIC”) rules of the Code because Tottenham is likely classified as a PFIC. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — U.S. Holders — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Tottenham Securities of Exercising Redemption Rights” and “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Tottenham Securities — Passive Foreign Investment Company Status” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its TOTA Ordinary Shares for cash, including with respect to TOTA’s likely classification as a PFIC and certain tax implications thereof.

Q:     Will holders of TOTA Ordinary Shares, TOTA Rights or TOTA Warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Reincorporation Merger?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences of the Business Combination,” although the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, which generally provides for tax-free treatment, the Business Combination is likely to be a taxable event for U.S. Holders of Tottenham securities under the PFIC rules of the Code as a result of the likelihood that Tottenham is classified as a PFIC, subject to certain exceptions and qualifications described under “Material U.S. Federal Income Tax Consequences of the Business Combination.” In addition, certain U.S. Holders may also be subject to Section 367(b) of the Code as a result of the inbound transfer of assets from Tottenham to the United States.

         For a more complete discussion of the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Tottenham securities, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Tottenham Securities.”

If the Reincorporation Merger does not qualify as a reorganization, then a U.S. Holder that exchanges its Tottenham securities for PubCo securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the TOTA Ordinary Shares, TOTA Rights, and TOTA Warrants exchanged.

The provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a merger of a corporation holding only investment-type assets such as Tottenham, the qualification of the Reincorporation Merger as an “reorganization” within the meaning of Section 368(a)(1)(F) of the Code is not entirely clear.

For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger and the Business Combination, see “Material U.S. Federal Income Tax Consequences” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact Tottenham’s proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

You may also obtain additional information about Tottenham from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”

Questions and Answers About the Clene Consent Solicitation

Q.     What is consent being sought for?

A:     Stockholders of Clene are being asked to vote on the adoption and approval of the proposed Merger Agreement.

Approval of the Merger Agreement will require the affirmative consent of a majority of the issued and outstanding common stock and preferred stock of Clene, on an as-converted basis. Approval of the Merger Agreement also requires the affirmative consent of the holders of a majority of shares of each of Series B, Series C and Series D preferred stock, including the Series D lead investor.

At the time of entry into the Merger Agreement, United Technologies and General Resonance entered into shareholder support agreements with Tottenham agreeing to vote approximately 34.2% of the issued and outstanding capital stock for the transaction after the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC.

Q.     Who is entitled to give a written consent for Clene?

A:     The Clene board of directors has set December 11, 2020 as the record date (the “Clene record date”) for determining Clene stockholders entitled to sign and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of Clene common stock or preferred stock as of the close of business on the Clene record date will be entitled to give a consent using the form of written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Q.     What will Clene stockholders receive in the merger?

A:     If the Merger Agreement is approved and the merger is completed, at the effective time, shares of Clene common stock and preferred stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Clene as treasury stock or dissenting shares) collectively will convert into the right to receive newly issued shares of PubCo Common Stock (the “Closing Payment Shares”) equal to (a) an aggregate equity value of $542,540,558.06 (plus the net proceeds (if any) from any new equity investment received by Clene between the date of the Merger Agreement and the closing date of the business combination), divided by (b) a per share value equal to the lesser of (i) $10.00 per share or (ii) Tottenham’s cash-in-trust value per share on the trading date prior to the closing of the business combination. However, no fractional shares of PubCo Common Stock will be paid. Under the Merger Agreement, 5% of the Closing Payment Shares to be issued will be held in escrow for a period of 6 months after the closing to satisfy indemnification obligations, if any. In addition to the Closing Payment Shares, Clene shareholders as of immediately prior to the closing are also entitled to receive up to 8,333,333 earn-out shares (the “Earnout Shares”), subject to PubCo achieving certain share price thresholds prior to certain future dates or meeting certain Covid-19 clinical trial targets, in each case as described in the Merger Agreement.

Q:     Will Clene common stockholders and preferred stockholders receive different considerations in the merger?

A:     No. Each share of Clene common stock and each share of Clene preferred stock will receive the same per share merger consideration, equal to the Closing Payment Shares divided by the total number of shares of outstanding Clene common stock and preferred stock immediately prior to the closing (5% of which will be subject to escrow as described above) plus the Earnout Shares (if any) divided by the total number of shares of outstanding Clene common stock and preferred stock immediately prior to the closing. Based on the total number of outstanding Clene common stock and preferred stock of approximately 391,141,648 as of the date of this proxy statement/consent solicitation statement/prospectus, each share of Clene capital stock will be entitled to receive 0.1387 shares of PubCo common stock (0.0069 share of which will be subject to escrow as described above), plus approximately 0.02134 Earnout Shares (subject to achievement of the earnout milestones described above).

Q.     Do any of Clene’s directors or officers have interests in the merger that may differ from or be in addition to the interests of Clene stockholders?

A:     Clene’s executive officers and certain non-employee directors may have interests in the merger that are different from, or in addition to, the interests of Clene generally. The Clene board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement be approved by the stockholders of Clene.

Q.     How can I return my written consent?

If you hold shares of Clene common stock or preferred stock as of the close of business on the Clene record date then you will receive an email from one of Clene’s attorneys, Meg Krivanec, requesting that you sign and submit the written stockholder consent via DocuSign. If you wish to submit your consent, you must promptly complete the DocuSign request. If you have any questions regarding the DocuSign processes or experience any difficulties, you should reach out to Meg Krivanec via email at meg.krivanec@stoel.com. Clene does not intend to hold a stockholders’ meeting to consider the Clene Merger Proposal, and, unless Clene decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person by attending a stockholders’ meeting.

Q.     What is the deadline for returning my written consent?

A:     The Clene board of directors has set [•], on [•], 2020 as the targeted final date for the receipt of written consents (the “target date”).

Q.     What choices do I have with respect to the proposed merger?

A:     With respect to the shares of Clene common stock and preferred stock that you hold, you may execute a written consent to approve the proposed Merger Agreement. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the proposed Merger Agreement.

Q.     Can I dissent and require appraisal of my shares?

A:     If you are a Clene stockholder who does not approve the merger by delivering a written consent adopting the merger agreement, you will, by complying with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), be entitled to appraisal rights. Section 262 of the DGCL is attached to this proxy statement/consent solicitation statement/prospectus as Annex E. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a written demand for appraisal to Clene after receiving a notice that appraisal rights are available to you, which notice will be sent to non-consenting Clene stockholders in the future. This proxy statement/consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights. See “Clene’s Solicitation of Written Consent — Appraisal Rights” beginning on page 96 of this proxy statement/consent solicitation statement/prospectus.

Q:     Will U.S. Holders of Clene common stock or Clene warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Acquisition Merger?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences of the Business Combination,” it is intended that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a). Clene’s obligation to effect the Acquisition Merger is conditioned on its receipt of an opinion from its tax counsel, Kirkland & Ellis LLP, to that effect. The opinion will be based on certain assumptions and representations as to factual matters from Clene, Tottenham, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Clene and Tottenham do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Acquisition Merger. Subject to the qualifications and limitations set forth in “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of Clene Securities,” if the Acquisition Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Clene common stock or Clene Warrants will generally not recognize any gain or loss as a result of the Acquisition Merger. For more information on the material U.S. federal income tax consequences of the Acquisition Merger to U.S. Holders of Clene common stock or Clene warrants, see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of Clene Securities” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:     Should Clene stockholders send in their stock certificates now?

A:     No. Clene stockholders, whether they hold common stock or preferred stock, SHOULD NOT send in any stock certificates now. If the merger agreement is adopted and the merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Clene stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:     Whom should I contact if I have any questions about the consent solicitation?

A:     If you have any questions about the merger or how to return your written consent or letter of transmittal, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent or letter of transmittal, you should contact Rob Etherington, at rob@clene.com.

DELIVERY OF DOCUMENTS TO Tottenham’s shareholders

Pursuant to the rules of the SEC, Tottenham and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/consent solicitation statement/prospectus, unless Tottenham has received contrary instructions from one or more of such shareholders. Upon written or oral request, Tottenham will deliver a separate copy of this proxy statement/consent solicitation statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/consent solicitation statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that Tottenham deliver single copies of this proxy statement/consent solicitation statement/prospectus in the future. Stockholders may notify Tottenham of their requests by contacting Advantage Proxy as follows:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/consent solicitation statement/prospectus, including the Merger Agreement and the Plan of Merger attached as Annex A, PubCo’s Certificate of Incorporation attached as Annex B, the Incentive Plan attached as Annex C, the ESPP Plan attached as Annex D, and the General Corporation Law of the State of Delaware attached as Annex E. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights or dissenter rights by Tottenham’s shareholders.

The Parties to the Business Combination

Tottenham Acquisition I Limited

Tottenham is a British Virgin Islands company incorporated on November 13, 2017 as a blank check company, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Tottenham’s efforts to identify prospective target businesses were not limited to any particular industry or geographic location.

On August 6, 2018, Tottenham consummated the IPO of 4,600,000 units, which includes the full exercise of the underwriter’s over-allotment option of 600,000 units. Each unit consists of one ordinary share, one warrant entitling its holder to purchase one-half of one ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $46,000,000. In addition, Tottenham sold to Chardan, for $100, an option to purchase up to 220,000 units exercisable at $11.50 per unit pursuant to a unit purchase option agreement, commencing on the consummation of a business combination.

Simultaneously with the closing of the IPO, we consummated the sale of 215,000 units (the “Private Units”) at a price of $10.00 per unit in a private placement to Sponsor, generating total proceeds of $2,150,000. The Private Units are identical to the units sold in the IPO except that the warrants included in the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. Additionally, because the Private Units were issued in a private transaction, the Sponsor and its permitted transferees are allowed to exercise the warrants included in the Private Units for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. The Sponsor agreed not to transfer, assign or sell any of the Private Units or underlying securities (except in limited circumstances), until the completion of Tottenham’s initial business combination. The Sponsor was granted certain demand and piggyback registration rights in connection with the purchase of the Private Units.

A total of $46,000,000 of the net proceeds from the sale of units in the IPO (including the over-allotment option units) and the private placements on August 6, 2018 were placed in a trust account established for the benefit of Tottenham’s public shareholders at JPMorgan Chase maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On April 9, 2020, Tottenham held its annual meeting of shareholders. During the annual meeting, Tottenham’s shareholders elected all of the five nominees for directors to serve until the next annual meeting of shareholders and also ratified the reappointment of Friedman LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2020. The chairman of the annual meeting, Jason Ma, determined, in his discretion during the Annual Meeting, to present an adjournment proposal to the annual meeting with respect to the charter amendment proposal and the trust amendment proposal until April 23, 2020. Tottenham then held its adjourned annual meeting on April 23, 2020. At the adjourned annual meeting, Tottenham’s shareholders approved the proposals to (i) amend Tottenham’s first amended and restated memorandum and articles of association to extend the date by which it has to consummate a business combination two times for an additional three months each time from May 6, 2020 to November 6, 2020; and (ii) amend the investment management trust agreement, dated as of August 1, 2018, by and between Tottenham and Continental Stock Transfer & Trust Company to allow it to extend the time to complete a business combination two times for an additional three months to November 6, 2020. On May 7, 2020, 2,254,614 shares were redeemed by a number of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,574.78.

On November 6, 2020, Tottenham held its extraordinary general meeting of shareholders. During this meeting, Tottenham’s shareholders approved the proposals to (i) amend Tottenham’s second amended and restated memorandum and articles of association to further extend the date by which it has to consummate a business combination four times for one additional month each time from November 6, 2020 to March 6, 2021; and (ii) amend the investment management trust agreement, dated as of August 1, 2018 and amended on April 23, 2020, by and between Tottenham and Continental Stock Transfer & Trust Company to allow it to further extend the time to complete a business combination four times for one additional month each time to March 6, 2021. On November 13, 2020, 253,963 shares were redeemed by a number of shareholders at a price of approximately $10.91 per share, in an aggregate principal amount of $2,770,736.33. None of the funds held in trust will be released from the trust account, other than interest income to pay any tax obligations, until the earlier of the completion of an initial business combination within the required time period or our entry into liquidation if we have not completed a business combination by January 6, 2021 or by the latest March 6, 2021.

In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will be forced to liquidate.

Tottenham’s units, shares, warrants and rights are each quoted on Nasdaq, under the symbols “TOTAU,” “TOTA,” “TOTAW” and “TOTAR,” respectively. Each TOTA Unit consists of one ordinary share, one warrant entitling its holder to purchase one-half of one ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Tottenham’s units commenced trading on Nasdaq on August 2, 2018. Tottenham’s ordinary shares, public rights and public warrants commenced trading on Nasdaq on August 27, 2018.

Clene Nanomedicine, Inc.

Clene is a clinical-stage pharmaceutical company pioneering the discovery, development, and commercialization of novel clean-surfaced-nanotechnology (CSN) therapeutics. CSN therapeutics are comprised of atoms of transition elements that, when assembled in nanocrystalline form, possess unusually high, unique catalytic activities not present in those same elements in bulk form. Clene believes these nanocatalytic activities drive, support, and maintain beneficial metabolic and energetic intercellular reactions within diseased, stressed, and damaged cells.

Clene is developing a pipeline of novel CSN therapeutics to address a range of diseases with high impact on human health. Clene began in 2013 by innovating an electrochemistry drug development platform that draws from advances in nanotechnology, plasma physics, material science, and biochemistry. Clene’s platform process results in nanocrystals with faceted structures and surfaces that are free of the chemical surface modifications that accompany other production methods. Many traditional methods of nanoparticle synthesis involve the unavoidable deposition of potentially toxic organic residues and stabilizing surfactants on the particle surfaces. Synthesizing stable nanocrystals that are both nontoxic and highly catalytic overcomes this significant hurdle in harnessing transition metal catalytic activity for therapeutic use.

Clene now has multiple drug assets currently in development for applications in neurology, infectious disease, and oncology. Clene’s efforts are currently focused on addressing the high unmet medical needs in two areas: first, those related to central nervous system disorders including Multiple Sclerosis (“MS”), Parkinson’s Disease (“PD”) and Amyotrophic Lateral Sclerosis (“ALS”); and second, those related to the pandemic caused by COVID-19, a highly infectious viral respiratory disease with serious and sometimes fatal co-morbidities.

Prior to the closing of the transactions contemplated by the Merger Agreement, Clene has outstanding Series A, B, C and D preferred stock and common stock. Each share of preferred stock has one vote for each share of common stock into which it can be converted, and all shares of preferred stock currently convert into common stock on a 1:1 basis. As of November 30, 2020, Clene had issued and outstanding 125,572,986 shares of common stock, 115,649,483 shares of Series A preferred stock, 30,007,852 shares of Series B preferred stock, 52,291,267 shares of Series C preferred stock, and 67,620,060 shares of Series D preferred stock. Upon the closing of the transactions contemplated by the Merger Agreement, each share of Clene preferred stock and common stock will be cancelled and the holders thereof in exchange will receive 0.1318 newly issued shares of PubCo Common Stock, which is the Common Stock Exchange Ratio that is estimated as 95% (which excludes the 5% shares that will be held in escrow) of the quotient obtained by dividing (i) the total consideration for the Acquisition Merger per share of PubCo Common Stock, which is $542,540,558.06 over $10.00 per share (which is the assumed per share price and based upon the Tottenham IPO price), by (ii) the number of Clene common shares outstanding after giving effect to the conversion of preferred shares to common shares, which is 391,141,648.

Clene was initially established on December 28, 2012, under the name Clene Nanomedicine, LLC, as a limited liability company in Delaware. On July 31, 2014, Clene Nanomedicine, LLC was converted into a Delaware corporation, and renamed as Clene Nanomedicine, Inc.

Clene’s principal executive offices are located at 6550 South Millrock Drive, Suite G50 Salt Lake City, UT 84121, and Clene’s telephone number is 801-676-9695.

Chelsea Worldwide Inc.

Chelsea Worldwide Inc., or PubCo, was incorporated on August 12, 2020 under the Delaware laws for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Clene following the Business Combination.

Creative Worldwide Inc.

Creative Worldwide Inc., or Merger Sub was incorporated on August 12, 2020 under the Delaware laws, as a wholly-owned subsidiary of PubCo for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, Clene pursuant to the Acquisition Merger.

The Business Combination and the Merger Agreement

The Merger Agreement was entered into by and among Tottenham, PubCo, Merger Sub, Clene and certain other parties on September 1, 2020. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation Merger and the Acquisition Merger.

The Reincorporation Merger

Tottenham will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly owned subsidiary of Tottenham. The separate corporate existence of Tottenham will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding TOTA Units will separate into their individual components of TOTA Ordinary Shares, TOTA Rights and TOTA Warrants and will cease separate existence and trading. As of November 13, 2020, there are 218,283 TOTA Units, 3,238,140 TOTA Ordinary Shares, 4,596,717 TOTA Rights and 4,596,717 Warrants issued and outstanding. Upon the consummation of the Business Combination, the current equity holdings of Tottenham shareholders shall be exchanged as follows:

(i)     Each TOTA Ordinary Share, issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares and Dissenting Shares), will automatically be cancelled and cease to exist and for each TOTA Ordinary Share, PubCo shall issue to each Tottenham shareholder (other than the Dissenting Shareholders and Tottenham shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued share of PubCo Common Stock, which, unless explicitly stated herein, shall be fully paid;

(ii)    Each Dissenting Share held by a Dissenting Shareholder (who has not effectively withdrawn its right to such dissent) will be cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and such Dissenting Shareholders will not be entitled to receive any shares of the PubCo Common Stock to be issued in connection with the Reincorporation Merger;

(iii)   Each TOTA Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one-half of one share of PubCo Common Stock (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the TOTA Warrants; and

(iv)   The holders of TOTA Rights issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one share of PubCo Common Stock in exchange for the cancellation of each TOTA Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

Additionally, immediately prior to the exchange listed above, Tottenham shall cancel and forfeit an aggregate of 750,000 insider shares owned by the initial shareholders for no additional consideration. Therefore, immediately after the effective time of Reincorporation Merger and assuming no Tottenham shareholder exercises its redemption rights or dissenter rights, there will be 3,441,886 shares of PubCo Common Stock (including 481,500 shares of PubCo Common Stock in converted from TOTA Rights) and 4,815,000 PubCo Warrants issued and outstanding.

The Acquisition Merger

Immediately after the Reincorporation Merger, Merger Sub, a Delaware corporation and wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo. Upon the closing of the Acquisition Merger, each share of PubCo Common Stock shall be entitled to one vote on all matters subject to vote at general and special meetings of the post-Business Combination company.

The aggregate consideration for the Acquisition Merger is $542,540,558.06, payable in the form of 54,254,055 newly issued shares of PubCo Common Stock valued at $10.00 per share. At the closing of the Business Combination, the former Tottenham security holders will receive the consideration specified in the above section of Reincorporation Merger and the former Clene stockholders will receive an aggregate of 54,254,055 shares of PubCo Common Stock, among which 2,712,702 shares of PubCo Common Stock are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. 12,000,000 shares of PubCo Common Stock will be reserved and authorized for issuance under the Incentive Plan upon closing.

Clene stockholders are also entitled to receive earn-out shares as follows:

(i)     3,333,333 shares of PubCo Common Stock (“Milestone 1 Clene Earn-out Shares”) if (A) the VWAP of the shares of PubCo Common Stock equals or exceeds $15.00 (or any foreign currency equivalent) (the “Milestone 1 Price”) in any twenty trading days within a thirty trading day period within the three years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded or (B) the change of control price equals or exceeds the Milestone 1 Price if a change of control transaction occurs within the three years following the closing of the Business Combination (the requirements set forth in clause (A) or (B), “Milestone 1”).

(ii)    2,500,000 shares of PubCo Common Stock (“Milestone 2 Clene Earn-out Shares”) if (A) the VWAP of the shares of PubCo Common Stock equals or exceeds $20.00 (or any foreign currency equivalent) (the “Milestone 2 Price”) in any twenty trading days within a thirty trading day period within the five years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded or (B) the change of control price equals or exceeds the Milestone 2 Price if a change of control transaction occurs within the five years following the closing of the Business Combination (the requirements set forth in clause (A) or (B), “Milestone 2”).

(iii)   2,500,000 shares of PubCo Common Stock if Clene completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve (12) months after the closing of the Business Combination.

(iv)   If Milestone 1 is not achieved but Milestone 2 is achieved, such Clene stockholders will receive a catchup issuance payment equal to the Milestone 1 Clene Earn-out Shares.

Additionally, the initial shareholders are entitled to receive earn-out shares as follows:

(i)     375,000 shares of PubCo Common Stock (“Milestone 1 Initial Shareholders Earn-out Shares”) upon satisfaction of the requirements of Milestone 1.

(ii)    375,000 shares of PubCo Common Stock (“Milestone 2 Initial Shareholders Earn-out Shares”) upon satisfaction of the requirements of Milestone 2.

(iii)   If Milestone 1 is not achieved but Milestone 2 is achieved, the initial shareholders shall receive a catchup issuance payment equal to the Milestone 1 Initial Shareholders Earn-out Shares.

Neither the Clene shareholders nor the initial shareholders may transfer their respective rights to receive such earn-out shares except by operation of law or with the prior written consent of Pubco.

For more information about the Business Combination, please see “Proposal No. 1 The Reincorporation Merger Proposal” and “Proposal No. 14 The Acquisition Merger Proposal.” A copy of the Merger Agreement and the Plan of Merger is attached to this proxy statement/consent solicitation statement/prospectus as Annex A.

Post-Business Combination Structure and Impact on the Public Float

The following chart illustrates the ownership structure of PubCo immediately following the Business Combination. The equity interests shown in the diagram below were calculated based on the assumptions that (i) no Tottenham shareholder exercises its redemption rights or dissenter rights, (ii) none of the initial shareholders or Clene stockholders purchase TOTA Ordinary Shares in the open market, (iii) there is no exercise or conversion of PubCo Warrants or PIPE Warrants, (iv) an aggregate of 344,600 shares are issued upon conversion of the notes issued to the Sponsor (“Notes”), (v) 750,000 insider shares owned by the initial shareholders are cancelled or forfeited, (vi) an aggregate of 1,500,000 PIPE Shares are issued at the closing of the Business Combination, (vii) the issuance of 721,366 shares of PubCo Common Stock to LifeSci as financial advisor to the Business Combination, and (viii) there are no other issuances of equity by Tottenham prior to or in connection with the consummation of the Business Combination. Notwithstanding the foregoing, the ownership percentages set forth below do not take into account the earn-out shares or shares of PubCo Common Stock reserved and authorized for issuance under the Incentive Plan.

If the actual facts are different than these assumptions, the percentage ownership retained by the public shareholders of PubCo following the Business Combination will be different. The public warrants and private placement warrants will become exercisable upon the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of eight members. All members of the PubCo board of directors will be designated by Clene. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

Other Documents Relating to the Business Combination

In addition to the Agreement, the following agreements have been entered into in connection with the closing of the business combination.

Shareholder Support Agreements

Concurrently with signing the Merger Agreement, Tottenham entered into Shareholder Support Agreements with two of Clene’s stockholders, who collectively own 34.2% of total Clene outstanding shares. These stockholders have agreed to vote in favor of the Business Combination after the registration statement of which this joint proxy statement/consent solicitation statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC, pursuant to a consent solicitation or at Clene’s stockholders meeting, subject to the terms of such Shareholder Support Agreements.

Initial Shareholders Forfeiture Agreements

Concurrently with signing the Merger Agreement, Tottenham, Clene and the initial shareholders entered into an Initial Shareholders Forfeiture Agreement whereby Tottenham and the initial shareholders will cancel and forfeit an aggregate of 750,000 insider shares of Tottenham owned by the initial shareholders for no additional consideration before the closing of the business combination, and that Tottenham will exchange the Sponsor’s loans to Tottenham into a number of TOTA Ordinary Shares equal to the aggregate amount of the such loans divided by $10.

Escrow Agreement

At the closing of the Business Combination, PubCo, the Stockholders’ Representative of Clene and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit 2,712,702 of its shares of PubCo Common Stock to secure the indemnification obligations as contemplated by the Merger Agreement.

Lock-Up Agreements

In connection with the transactions, PubCo is expected to enter into Lock-Up Agreements with certain Clene stockholders beneficially owning more than 2.5% of Clene’s common stock prior to the closing (an aggregate of 14,689,742 shares of PubCo Common Stock after closing). The Lock-Up Agreements provide that these Clene stockholder will not, for at the least six (6) months (and in certain cases, up to twelve (12) months) from the closing of the Business Combination and subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the ordinary shares issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. Such lock-up provisions will not apply to the transfer by gift or court order, or transfers to permitted transferees such as immediate family members or affiliates, provided that any such transferee will also subject to the Lock-Up Agreement.

Registration Rights Agreements

In connection with the Business Combination, PubCo and certain of Clene’s current stockholders are expected to enter into a Registration Rights Agreement to provide for the registration of 31.6 million shares of PubCo common stock being issued to Clene’s stockholders in connection with the transactions. These Clene stockholders will be entitled to (i) make a written demand for registration under the Securities Act of all or part of the their closing payment shares (up to a maximum of two demands in total), and (ii) “piggy-back” registration rights with respect to registration statements filed following the consummation of the Acquisition. Clene will bear the expenses incurred in connection with the filing of any such registration statements.

The Private Placement

PubCo intends to enter into subscription agreements with various investors for the private placement of PubCo Common Stock (the “Private Placement”), which will close shortly before the closing of the Business Combination. It is estimated that approximately 1,500,000 PIPE Shares will be offered in the Private Placement, resulting in proceeds of approximately $15.0 million, though the amount of PIPE Shares offered and proceeds could end up varying significantly. Pursuant to the subscription agreements, investors in the Private Placement will also receive a warrant to purchase one-half of one share of PubCo Common Stock, totaling 750,000 shares of PubCo Common

Stock, at an exercise price of $0.01 per share for each of the PIPE Shares (the “PIPE Warrants”), subject to a 180-day holding period. The purpose of this Private Placement is to fund the Business Combination and related transactions and for general corporate purposes of the surviving entity. The obligations to consummate the Private Placement are conditioned upon, among other things, customary closing conditions and the consummation of the Business Combination.

Redemption Rights

Pursuant to Tottenham’s third amended and restated memorandum and articles of association, Tottenham’s public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of December 4, 2020, this would have amounted to approximately $11.02 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (x) hold public TOTA Ordinary Shares or (y) hold public TOTA Ordinary Shares through TOTA Units and you elect to separate your TOTA Units into the underlying public TOTA Ordinary Shares, public TOTA Rights and public TOTA Warrants prior to exercising your redemption rights with respect to the public TOTA Ordinary Shares;

(ii)    prior to 5:00 pm, Hong Kong Time, on December 28, 2020, (a) submit a written request to the transfer agent that Tottenham redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC; and

(iii)    do not elect to dissent from the Reincorporation Merger in accordance with Section 179 of the BVI BC Act.

Holders of outstanding TOTA Units must separate the underlying TOTA Ordinary Shares, TOTA Warrants and TOTA Rights prior to exercising redemption rights with respect to the TOTA Ordinary Shares. If TOTA Units are registered in a holder’s own name, the holder must deliver the certificate for its TOTA Units to the transfer agent with written instructions to separate the TOTA Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the TOTA Ordinary Shares from the TOTA Units.

If a broker, dealer, commercial bank, trust company or other nominee holds TOTA Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s TOTA Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of TOTA Units to be separated and the nominee holding such TOTA Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant TOTA Units and a deposit of an equal number of TOTA Ordinary Shares, TOTA Warrants and TOTA Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the TOTA Ordinary Shares from the TOTA Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their TOTA Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Any request for redemption, once made, may be withdrawn at any time up to two business days immediately preceding the Extraordinary General Meeting. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up to two business days immediately preceding the Extraordinary General Meeting, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the TOTA Ordinary Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the post-Business Combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically)

to our Transfer Agent in accordance with the procedures described herein. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Tottenham will promptly return the share certificates to the public shareholder.

The Proposals

At the Extraordinary General Meeting, Tottenham’s shareholders will be asked to vote on the following:

•        the Reincorporation Merger Proposal;

•        the Acquisition Merger Proposal;

•        the Incentive Plan Proposal;

•        the ESPP Plan Proposal; and

•        the Adjournment Proposal.

Please see “The Extraordinary General Meeting” on page 56 for more information on the foregoing Proposals.

Voting Securities, Record Date

As of December 4, 2020, there were 3,456,423 TOTA Ordinary Shares issued and outstanding. Only Tottenham’s shareholders who hold TOTA Ordinary Shares of record as of the close of business on December 4, 2020 are entitled to vote at the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting. Approval of the Reincorporation Proposal and the Acquisition Proposal will require the affirmative vote of 65% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of 50% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof.

As of December 4, 2020, the initial shareholders collectively owned and were entitled to vote 1,365,000 TOTA Ordinary Shares, or approximately 39.49% of Tottenham’s outstanding shares. With respect to the Business Combination, the initial shareholders, which own approximately 39.49% of Tottenham’s outstanding shares as of the record date, have agreed to vote their TOTA Ordinary Shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal pursuant to the letter agreements entered during the IPO, and intend to vote for the other Proposals although there is no agreement in place with respect to voting on the other Proposals.

In accordance with the certificate of incorporation and by-laws of Clene, approval of the Acquisition Merger by the Clene stockholders will require the affirmative vote or consent of (a) Clene common stock and Clene preferred stock voting as a single class, (b) Clene preferred stock voting as a separate class, (c) Clene Series B preferred stock voting as a separate class, (d) Clene Series C preferred stock voting as a separate class, (e) Clene Series D preferred stock voting as a separate class, and (f) the “Lead Investor” as defined in the Company’s Series D Preferred Stock Purchase Agreement, which is Symbiosis II, LLC.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, Tottenham will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Clene’s stockholders are expected to have a majority of the voting power of the combined company, Clene will comprise all of the ongoing operations of the combined entity, Clene will comprise a majority of the governing body of the combined company, and Clene’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clene issuing shares for the net assets of Tottenham, accompanied by a recapitalization. The net assets of Tottenham will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Clene.

Regulatory Approvals

Completion of the Acquisition Merger is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Other than approval under the HSR Act, the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the British Virgin Islands other than the filing of the necessary documents with the Registrar of Corporate Affairs in the British Virgin Islands.

Dissenter Rights

Holders of TOTA Ordinary Shares are entitled to dissenter rights under the BVI BC Act in connection with the Reincorporation Merger. In accordance with Section 179 of the BVI BC Act, a holder of TOTA Ordinary Shares is entitled to payment of the fair value of all of its shares upon validly dissenting from the Reincorporation Merger. Holders of TOTA Ordinary Shares may only dissent in respect of all shares that they hold in Tottenham.

Upon a holder of TOTA Ordinary Shares validly exercising its entitlement under Section 179 of the BVI BC Act, such Dissenting Shareholder ceases to have any rights (including the redemption rights) of a shareholder of Tottenham except the right to be paid the fair value of its TOTA Ordinary Shares.

A holder of TOTA Ordinary Shares who desires to exercise its entitlement to payment of the fair value of all of its shares is required to give to Tottenham written objection to the Reincorporation Merger before the Extraordinary General Meeting or before the vote on the Reincorporation Merger Proposal at the Extraordinary General Meeting.

Within 20 days immediately following the date on which the approval of Tottenham shareholders is obtained at the Extraordinary General Meeting (or any adjourned meeting), Tottenham shall give written notice of the approval to each Tottenham shareholder who gave a valid written objection to the Reincorporation Merger, except for those Tottenham shareholders who after giving the written objection, subsequently voted to approve the Reincorporation Merger Proposal at the Extraordinary General Meeting (or any adjourned meeting). Any such holder of TOTA Ordinary Shares who elects to dissent is required, within 20 days immediately following the date on which the notice of approval by Tottenham referred to above is given, to give Tottenham a written notice of its decision to elect to dissent, stating: (a) its name and address; (b) the number of TOTA Ordinary Shares in respect of which it dissents; and (c) a demand for payment of the fair value of its shares. On the effective date, a Dissenting Shareholder shall have its TOTA Ordinary Shares automatically cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and such Dissenting Shareholder shall not be entitled to receive PubCo Common Stock pursuant to the Reincorporation Merger.

A Tottenham shareholder who elects to dissent under Section 179 of the BVI BC Act and validly exercises its entitlement to payment of the fair value of the TOTA Ordinary Shares it holds following the procedures set forth above will not be entitled to have its TOTA Ordinary Shares redeemed. If a Tottenham shareholder has elected to have its TOTA Ordinary Shares redeemed but later elects to dissent, upon receipt of the written notice of such a Tottenham shareholder’s decision to elect to dissent, Tottenham shall instruct its transfer agent to return the TOTA Ordinary Shares (physically or electronically) delivered to the transfer agent in connection with such Tottenham shareholder’s demand for redemption to the Tottenham shareholder.

Holders of outstanding TOTA Units must separate the underlying TOTA Ordinary Shares, TOTA Warrants and TOTA Rights prior to objecting to the Reincorporation Merger and exercising their dissenter rights under Section 179 of the BVI BC Act. If TOTA Units are registered in a holder’s own name, the holder must deliver the certificate for its TOTA Units to Continental with written instructions to separate the TOTA Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may object to the Reincorporation Merger and then exercise his, her or its dissenter rights upon the separation of the TOTA Ordinary Shares from the TOTA Units.

If a broker, dealer, commercial bank, trust company or other nominee holds TOTA Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s TOTA Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of TOTA Units to be separated and the nominee holding such TOTA Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant TOTA Units and a deposit of an equal number of TOTA Ordinary Shares, TOTA Warrants and TOTA Rights. This must be completed far enough in advance to permit the mailing of a physical certificate back to the holder so that the holder may object to the Reincorporation Merger and then exercise his, her or its dissenter rights upon the separation of the TOTA Ordinary Shares from the TOTA Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their TOTA Ordinary Shares to be separated in a timely manner, they will likely not be able to object to the Reincorporation Merger and exercise their dissenter rights.

Appraisal Rights

Under Section 262 of the DGCL, holders of shares of Clene common stock who do not consent to the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” Clene stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Any holder of shares of Clene common stock wishing to exercise appraisal rights must, within 20 days after the date of mailing of the notice of their right to demand appraisal, make a written demand for the appraisal of the stockholder’s shares to Clene (as the surviving corporation in the merger), and that stockholder must not submit a written consent approving the adoption of the merger agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Clene’s Solicitation of Written Consent — Appraisal Rights” and Section 262 of the DGCL attached to this proxy statement/consent solicitation statement/prospectus as Annex E.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Tottenham board of directors in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, you should keep in mind that Tottenham’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including the following:

•        In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will be required to liquidate. In such event, 1,150,000 TOTA Ordinary Shares held by the initial shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $12,926,000 based on the closing price of TOTA Ordinary Shares of $11.24 on Nasdaq as of December 4, 2020;

•        In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, 215,000 Private Units purchased by the Sponsor for a total purchase price of $2,150,000, will be worthless. Such Private Units had an aggregate market value of approximately $2,607,950 closing price of TOTA Units of $12.13 on Nasdaq as of December 4, 2020;

•        As of December 4, 2020, Tottenham has $3,705,293 in a principal amount outstanding under the Notes that, pursuant to the Merger Agreement, are convertible into 370,529 shares of PubCo Common Stock upon the closing of the Business Combination. In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, then such loans may not be repaid;

•        The exercise of Tottenham’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest; and

•        If the Business Combination with Clene is completed, Clene will designate all members of the board of directors.

Recommendations of Tottenham’s Board of Directors to the Tottenham’s Shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Tottenham board of directors has determined that Business Combination and the transactions contemplated thereby are fair to and in the best interests of Tottenham and its shareholders and also concluded that Clene’s fair market value was at least 80% of Tottenham’s net assets. In reaching its decision with respect to the Reincorporation Merger and the Acquisition Merger, the Tottenham board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by Clene. The Tottenham board of directors did not obtain a fairness opinion on which to base its assessment. Tottenham board of directors recommends that Tottenham’s shareholders vote:

•        FOR the Reincorporation Merger Proposal;

•        FOR the Acquisition Merger Proposal;

•        FOR the Incentive Plan Proposal;

•        FOR the ESPP Plan Proposal; and

•        FOR the Adjournment Proposal.

Recommendation of Clene’s Board of Directors to the Clene Stockholders

The Clene board of directors has considered the merger and the terms of the merger agreement and has unanimously determined that the merger and the Merger Agreement are advisable, fair to and in the best interests of Clene and its stockholders and recommends that Clene stockholders adopt the Merger Agreement by submitting a written consent.

Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors” beginning on page 18 of this proxy statement/consent solicitation statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Tottenham’s ability to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of PubCo following consummation of the Business Combination. Such risks are summarized below:

•        Clene depends substantially on the successful commercialization of its drug candidates in the future, which may fail to materialize or experience significant delays.

•        Clene currently does not generate revenue from the commercial sales of drug candidates and Clene may not become profitable when expected, or at all.

•        Clene has incurred significant net losses and net operating cash outflows since its inception.

•        Clene’s history of recurring losses and anticipated expenditures raise substantial doubt about its ability to continue as a going concern. Clene’s ability to continue as a going concern requires that it obtain sufficient funding to finance its operations.

•        Clene has a limited operating history, which may make it difficult to evaluate Clene’s current business and predict Clene’s future performance.

•        Clene may encounter difficulties in managing its growth and expanding its operations successfully.

•        Changes in government regulation or in practices relating to the pharmaceutical and biotechnology industries, including potential healthcare reform, could decrease the need for Clene’s drug candidates, and make it more difficult to obtain regulatory approvals for Clene’s drug candidates and commercialize them.

•        If Clene, or any CRO Clene may engage, fails to comply with environmental, health and safety laws and regulations, Clene could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of Clene’s business.

•        Clene’s internal computer systems, or those used by any CRO or other contractors or consultants that Clene may engage, may fail or suffer security breaches.

•        Clene manufactures all of its drugs itself, and intends to manufacture most, if not all, of any approved drugs itself as well.

•        Delays in completing and receiving regulatory approvals for Clene’s manufacturing facilities, could delay its development plans or commercialization efforts.

•        Damage to, destruction of or interruption of production at Clene’s manufacturing facilities would negatively affect its business and prospects.

•        Clene’s future success depends on its ability to retain key executives and to attract, train, retain and motivate qualified and highly skilled personnel.

•        Clene benefits from certain tax and financial incentives, the expiration of or changes to which could adversely affect Clene’s profitability.

•        Clene’s financial position and operations may be adversely affected by the COVID-19 outbreak.

•        Clene will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to new compliance initiatives.

•        Clene has identified material weaknesses in its internal control over financial reporting. If Clene fails to remediate the material weakness, or if it experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Clene and, as a result, the value of its common stock.

•        Clene’s drug candidates are the first metallic nanocrystals in development for potential direct therapeutic effect, and, if approved, would constitute a new therapeutic class, and there is significant uncertainty associated with Clene’s drug candidates and their viability as a commercial product.

•        Clene has not previously obtained any regulatory approval for a drug candidate and Clene may be unable to obtain, or may be delayed in obtaining regulatory approval for any of Clene’s drug candidates.

•        Clene may not be able to successfully identify, discover, develop or in-license new drug candidates.

SUMMARY FINANCIAL INFORMATION OF CLENE

The data below as of and for the years ended December 31, 2019 and 2018 has been derived from Clene’s audited consolidated financial statements and the data as of September 30, 2020 and for the nine months ended September 30, 2020 and September 30, 2019, has been derived from Clene’s unaudited consolidated financial statements, which are included in this proxy statement/consent solicitation statement/prospectus. Clene’s management has prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included, in their opinion, all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair statement of the financial information set forth in those statements. Clene’s historical results are not necessarily indicative of the results that may be expected for any other period in the future and its interim results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the full year ending December 31, 2020, or any other period.

The information is only a summary and should be read in conjunction with Clene’s consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene” contained elsewhere in this proxy statement/consent solicitation statement/prospectus.

Consolidated Statements of Operations Data

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Revenue:
Product revenue	$160	$—	$—	$—
Royalty revenue	17	—	—	—
Total revenue	177	—	—	—

Operating expenses:
Cost of revenue	58	—	—	—
Research and development	10,750	6,610	9,563	6,645
General and administrative	3,623	5,368	6,769	2,515
Total operating expenses	14,431	11,978	16,332	9,160
Loss from operations	(14,254)	(11,978)	(16,332)	(9,160)

Other income (expenses):
Interest expense	(608)	(64)	(88)	(368)
Gain on termination of lease	51	—	—	—
Loss on extinguishment of convertible notes	(540)	—	—	(311)
Change in fair value of preferred stock warrant liability	(7,378)	(489)	(361)	(1,828)
Change in fair value of derivative liability	29	—	—	—
Australia research and development credit	2,611	603	599	—
Other income, net	34	15	27	13
Total other income (expense), net	(5,801)	65	177	(2,494)
Net loss	(20,055)	(11,913)	(16,155)	(11,654)
Other comprehensive income (loss):
Foreign currency translation adjustments	18	(33)	(3)	44
Total other comprehensive income (loss)	18	(33)	(3)	44
Comprehensive loss	$(20,037)	$(11,946)	$(16,158)	$(11,610)

Consolidated Balance Sheet Data

	As of September 30, 2020	As of December 31,
		2019	2018
	(in thousands)
Cash and cash equivalents	$36,781	$8,788	$16,777
Working capital (deficit)(1)	$33,905	$5,163	$11,769
Total assets	$47,364	$14,877	$21,568
Notes Payable, including current portion	$1,616	$640	$3,000
Preferred stock warrant liability	$10,591	$3,213	$4,518
Redeemable convertible preferred stock	$114,603	$72,661	$62,926
Total stockholders’ deficit	$(87,255)	$(67,774)	$(52,039)

____________

(1)      Amount reflects the difference between total current assets and total current liabilities.

Consolidated Cash Flow Data

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash used in operating activities	$(13,121)	$(9,834)	$(13,197)	$(7,867)
Net cash used in investing activities	(269)	(256)	(294)	(752)
Net cash provided by financing activities	41,364	5,549	5,503	19,777
Net effect of foreign exchange rate changes	19	(15)	(1)	44
Net increase (decrease) in cash and cash equivalents	$27,993	$(4,556)	$(7,989)	$11,202

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data of each of Tottenham and Clene on a stand-alone basis and the unaudited pro forma combined per share data for the nine months ended September 30, 2020 and the year ended December 31, 2019 after giving effect to the Business Combination and a private placement with proceeds of approximately $15.0 million, or Private Placement assuming (i) no redemption of TOTA Ordinary Shares, and (2) maximum redemption of TOTA Ordinary Shares. In addition, the historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions performed after September 30, 2020 and pro forma adjustments that are directly attributable to the Business Combination as follows: (i) Tottenham’s issuance of unsecured promissory notes to the Sponsor in November and December 2020, (ii) the conversion of Tottenham’s notes due to Sponsor and amounts due to related party into Tottenham ordinary shares, (iii) the subsequent redemption of Tottenham ordinary shares in November 2020, and (iv) the exercise of Clene stock options in November 2020.

The pro forma earnings information for the nine months ended September 30, 2020 and for the year ended December 31, 2019 were computed as if the Business Combination and the Private Placement had been completed on January 1, 2019.

The historical book value per share is computed by dividing total shareholders’ equity by the number of TOTA Ordinary Shares outstanding at the end of the period. The pro forma combined book value per PubCo common share is computed by dividing total pro forma shareholders’ equity by the pro forma number of PubCo common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s shareholders by the pro forma weighted-average number of PubCo common shares outstanding over the period.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/consent solicitation statement/prospectus, and the historical financial statements of Tottenham and Clene and related notes that are included elsewhere in this proxy statement/consent solicitation statement/prospectus. The unaudited Tottenham and Clene pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Tottenham and Clene would have been had the companies been combined during the periods presented.

	Nine Months Ended September 30, 2020
	Tottenham	Clene	Pro Forma Combined (No Redemptions)(1)	Pro Forma Combined (Full Redemptions)(1)
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(705)	$(20,055)	$(12,342)	$(12,342)
Net loss excluding interest income from Trust Account(2)	$(838)	$(20,055)	$(12,342)	$(12,342)
Stockholders’ equity (deficit)(3)	$21,334	$(87,255)	$70,822	$57,508
Shares subject to redemption	1,496,758
Ending shares	2,213,628	124,961,500	60,007,944	58,765,149
Weighted average common shares outstanding	2,120,708	124,947,038	60,757,944	59,515,149
Ending shares (including shares subject to redemption)	3,710,386
Book value per share(4)	$5.75		$1.18	$0.98
Basic net loss per common share(5)	$(0.33)		$(0.20)	$(0.21)
Diluted net loss per common share(5)	$(0.33)		$(0.20)	$(0.21)
Cash dividends per share	NA		NA	NA
Pro forma PubCo equivalent per share data(6)
Book value (deficit) per share		$(0.70)	$0.16	$0.13
Basic net loss per common share		$(0.16)	$(0.03)	$(0.03)
Diluted net loss per common share		$(0.16)	$(0.03)	$(0.03)
Cash dividends per share		NA	NA	NA
	Year Ended December 31, 2019
	Tottenham	Clene	Pro Forma Combined (No Redemptions)(1)	Pro Forma Combined (Full Redemptions)(1)
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(450)	$(16,155)	$(16,262)	$(16,262)
Net loss excluding interest income from Trust Account(2)	$(588)	$(16,155)	$(16,262)	$(16,262)
Shares subject to redemption	3,859,050
Ending shares	2,105,950	124,942,334	60,007,944	58,765,149
Weighted average common shares outstanding	2,105,950	124,873,950	60,757,944	59,515,149
Ending shares (including shares subject to redemption)	5,965,000
Basic net loss per common share(5)	$(0.21)		$(0.27)	$(0.27)
Diluted net loss per common share(5)	$(0.21)		$(0.27)	$(0.27)
Cash dividends per share	NA		NA	NA
Pro forma PubCo equivalent per share data(6)
Basic net loss per common share		$(0.13)	$(0.04)	$(0.04)
Diluted net loss per common share		$(0.13)	$(0.04)	$(0.04)
Cash dividends per share		NA	NA	NA

____________

(1)      Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 190.

(2)      Net loss for Tottenham excludes the portion of interest income attributable to Tottenham’s trust account. (Refer to page F-4 for details)

(3)      Tottenham’s shareholder’s equity includes capital amount subject to possible redemption.

(4)      Calculated based on total shareholder’s equity including shares subject to possible redemption.

(5)      Calculated based on weighted-average shares outstanding, excluding shares subject to possible redemption.

(6)      The pro forma PubCo equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 0.1318 for each share of Clene common stock.

SECURITIES AND DIVIDENDS

Tottenham’s units, ordinary shares, warrants and rights are each quoted on the Nasdaq, under the symbols “TOTAU,” “TOTA,” “TOTAW,” and “TOTAR,” respectively. Each TOTA Unit consists of one ordinary share, one warrant entitling its holder to purchase one-half of one ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Tottenham’s units commenced trading on Nasdaq on August 2, 2018. Tottenham’s ordinary shares, public rights and public warrants commenced trading on Nasdaq on August 27, 2018.

Tottenham has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Tottenham’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the PubCo board of directors. It is the present intention of Tottenham board of directors to retain all earnings, if any, for use in its business operations and, accordingly, Tottenham’s board does not anticipate declaring any dividends in the foreseeable future.

Clene’s securities are not currently publicly traded. We are applying to list the PubCo Common Stock and PubCo Warrants on Nasdaq in connection with the Business Combination.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/consent solicitation statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/consent solicitation statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of PubCo, and could adversely affect the trading price of PubCo’s securities following the business combination.

Risks Relating to Clene’s Business and Industry

Clene depends substantially on the successful commercialization of its drug candidates in the future, which may fail to materialize or experience significant delays.

As a new biopharmaceutical business, Clene currently does not have any drugs available for commercial sales nor does it have any drugs that have been approved for sale by the regulatory authorities. Clene has invested a significant portion of its efforts and financial resources towards the research and development of its leading drug candidate, CNM-Au8, which in early-stage studies has shown potential for the treatment of patients with multiple sclerosis (“MS”), amyotrophic lateral sclerosis (“ALS”) and Parkinson’s disease (“PD”). Clene’s ability to generate significant revenue and become profitable in the future depends substantially on the future sales generated by CNM-Au8 and its drug candidates, which in turn depends on the successful research and development (“R&D”), regulatory approval, commercialization and sale of its drug candidates presently under clinical development for the treatment of patients with neurological disorders. Clene is also developing new drugs based on its technology that have not yet entered into human studies. The ultimate success of Clene’s drug candidates is subject to its achieving certain milestones, including without limitation:

•        identifying, assessing, acquiring and obtaining evidence of biological activity of new drug candidates to treat certain diseases;

•        obtaining satisfactory evidence of safety of these drug candidates in animal toxicology studies;

•        obtaining regulatory approval for the conduct of, successful enrollment in, and completion of, clinical trials of its drug candidates;

•        obtaining satisfactory proof of the clinical efficacy and safety of its drug candidates from these clinical trials;

•        obtaining approvals and marketing authorizations from regulatory authorities for its drug candidates;

•        developing sustainable and scalable manufacturing processes to produce these drug candidates;

•        successfully expanding manufacturing processes to support global commercialization capacity of its drug candidates; and

•        launching and commercializing drug candidates for which Clene has obtained regulatory approvals and marketing authorizations, either directly or with a collaborator or distributor.

If Clene does not achieve one or more of these milestones in a timely manner, or at all, Clene could experience significant delays in its ability to obtain approval for and/or to successfully commercialize its drug candidates, which would materially harm Clene’s business and Clene may not be able to generate sufficient revenues and cash flows to continue its operations.

Even if Clene is able to generate revenues from the future sales of its drug candidates, Clene may not become profitable and may need to obtain additional funding to continue operations. If Clene fails to become profitable or is unable to sustain profitability on a continuing basis, then Clene may be unable to continue its operations at planned levels and be forced to reduce its operations. Even if Clene does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Clene’s failure to become and remain profitable would decrease its value and could impair its ability to raise capital, expand its business or continue its operations, which in turn may adversely affect its business, financial condition, and results of operations.

Clene currently does not generate revenue from the commercial sales of drug candidates and Clene may not become profitable when expected, or at all.

Clene’s main business is the research and development, and if successful, sales of drug candidates. As all of its drug candidates are still in the R&D stage, Clene currently does not generate revenue from the sale of drug candidates, and has recorded continued losses. Clene generates a small amount of revenue related to supply agreements for dietary (mineral) supplements and from sales of another product, however, such revenue is not expected to be a major contributor to revenue in the future. If Clene fails to commercialize its drug candidates as planned, or at all, due to failures to complete clinical trials, obtain regulatory approval, conduct commercial scale manufacturing or for any other reason, Clene may experience significant delays or failure in generating revenue and realizing profit from the commercial sale of its drug candidates.

Further, Clene expects to incur significant costs in the future, in particular for the R&D and commercialization of its drug candidates. Clene’s R&D expenses amounted to $10.8 million, $9.6 million and $6.6 million, respectively, in the nine months ended September 30, 2020 and in 2019 and 2018, respectively. As drug candidates presently undergoing preclinical research enter into the clinical trial stage, costs associated with such drug candidates may increase significantly. In the future, as Clene moves more drug candidates into the clinical trial stage, conducts more clinical trials for commercialized products to broaden their use, and carries out commercial production of its drug candidates, the costs associated with such operations may increase significantly.

As Clene operates in the highly competitive pharmaceutical market, Clene competes to commercialize its drug candidates ahead of its competitors, putting Clene under pressure to incur R&D and other expenses with a potential negative impact on Clene’s short-term profitability. On the other hand, Clene’s commercialized drug candidates may fail to realize their sales potential as expected due to competition, insufficient market demand, product defects, or any other reason. Therefore, even after Clene starts to generate revenue from the sales of its commercialized drug candidates in the future, Clene may still not be profitable for an extended period of time or may not become profitable as expected, or at all.

Clene has incurred significant net losses and net operating cash outflows since its inception.

Investment in biopharmaceutical drug development is highly speculative. It entails substantial upfront capital expenditures and significant risk that a drug candidate might fail to gain regulatory approval or become commercially viable. Clene continues to incur significant expenses related to its ongoing operations. Clene has incurred substantial losses since its inception. During the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, Clene had recorded a loss for the year or period of $20.1 million, $16.2 million and $11.7 million, respectively. As of September 30, 2020, Clene had an accumulated deficit of $89.6 million. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene.” Substantially all of Clene’s operating losses have resulted from costs incurred in connection with its R&D programs and administrative expenses associated with its operations, and Clene expects that its R&D expenses will continue to increase in the future.

Clene expects to continue to incur losses for the foreseeable future, and Clene expects these losses to increase as Clene continues and expands its development of, and seeks regulatory approvals for, its drug candidates, and continues to build up its commercialization and sales workforce in anticipation of the future roll-out of its late-stage drug candidates. Typically, it takes many years to develop one new drug from the drug discovery stage to the time it is available for treating patients. In addition, Clene will continue to incur costs associated with operating as a public company and in support of its growth as a development-stage or commercial-stage pharmaceutical company. The size of Clene’s future net losses will depend, in part, on the number and scope of Clene’s drug development programs and the associated costs of those programs, the cost of commercializing any approved products, Clene’s ability to generate revenues and the timing and amount of milestones and other payments Clene makes or receives with or through arrangements with third parties. If any of Clene’s drug candidates fails in clinical trials or does not gain regulatory approval, or if approved, fails to achieve market acceptance, Clene may never become profitable. Clene’s failure to become and remain profitable would decrease its value and impair its ability to raise capital, maintain its R&D efforts, expand its business or continue its operations.

Clene’s history of recurring losses and anticipated expenditures raise substantial doubt about its ability to continue as a going concern. Clene’s ability to continue as a going concern requires that it obtain sufficient funding to finance its operations.

As of September 30, 2020, Clene had cash and cash equivalents totaling $36.8 million and an accumulated deficit of $89.6 million. During the nine months ended September 30, 2020, Clene incurred a net loss totaling $20.1 million, and used cash in operating activities totaling $13.1 million. Clene expects to continue to incur losses and use cash in operating activities in 2020 and for the foreseeable future. Clene’s ability to continue as a going concern requires that it obtain sufficient funding to finance its operations until its drug candidates began generating sufficient revenue. During the third quarter of 2020, Clene issued additional convertible notes, which, along with those already outstanding, converted into Series D Preferred Stock, and Series D Preferred Stock for cash. Clene does not expect that the cash and cash equivalents on hand as of September 30, 2020 will be sufficient to fund its operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued. For details, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene.” In addition, Clene cannot assure you that its plans to raise capital or to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about Clene’s ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

Clene has a limited operating history, which may make it difficult to evaluate Clene’s current business and predict Clene’s future performance.

Clene is a biopharmaceutical company formed in December 2012 focusing on the discovery and development of innovative drugs for the treatment of neurological diseases and other disorders. Clene’s limited operating history, particularly in light of the rapidly evolving nanocrystal therapies field, may make it difficult to evaluate its current business and predict its future performance.

As a relatively new business, Clene has not yet demonstrated an ability to manufacture drugs at a commercial scale, or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful commercialization. Clene has not had any product approved for commercial sale and has not generated any revenue from product sales. Consequently, any assessment you make about Clene’s current business or future success or viability may not be as accurate as they could be if Clene had a longer operating history and had been able to reduce some of the uncertainties as set out above. Further, Clene’s limited financial track record, without any revenue yet from Clene’s expected future principal business, may be of limited reference value for your assessment of Clene’s business.

Clene may encounter difficulties in managing its growth and expanding its operations successfully.

As it seeks to advance its drug candidates through clinical trials, Clene will need to expand its development, regulatory, compliance, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for Clene. As its operations expand, Clene expects that it will need to manage additional relationships with various strategic partners, suppliers and other third parties. Future growth will impose significant added responsibilities on members of management. Clene’s future financial performance and Clene’s ability to commercialize Clene’s drug candidates and to compete effectively will depend, in part, on Clene’s ability to manage any future growth effectively. To that end, Clene must be able to manage its development efforts and clinical trials effectively and hire, train and integrate additional management, administrative, and sales and marketing personnel. Clene may not be able to accomplish these tasks, and Clene’s failure to accomplish any of them could prevent it from successful growth and could harm its future business, financial condition and operating results.

Changes in government regulation or in practices relating to the pharmaceutical and biotechnology industries, including potential healthcare reform, could decrease the need for Clene’s drug candidates, and make it more difficult to obtain regulatory approvals for Clene’s drug candidates and commercialize them.

In recent years, the U.S. Congress, the President, executive branch agencies, and state legislatures have considered various types of healthcare reform to control growing healthcare costs. Similar reform movements have occurred in parts of Europe and Asia. Healthcare reform legislation could also increase the costs of drug development and commercialization that could limit the profits to be made from the development of new drugs. This could adversely affect R&D expenditures by pharmaceutical and biotechnology companies, which could in turn decrease the business opportunities available to Clene in the U.S. and other countries. Clene is unable to predict what reform proposals will be adopted in the future, if any.

If Clene, or any CRO Clene may engage, fails to comply with environmental, health and safety laws and regulations, Clene could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of Clene’s business.

Clene and its third parties, such as Clene’s contract research organizations, or CROs, are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials and wastes. In addition, Clene’s planned construction projects can only be put into operation after certain regulatory procedures have been completed with the relevant administrative authorities in charge of environmental protection, health and safety. Clene’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Clene’s operations also may produce hazardous waste products at some future time. Clene generally contracts with third parties for the disposal of these materials and wastes. Clene cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from Clene’s use of hazardous materials, Clene could be held liable for any resulting damages, and any liability could exceed Clene’s resources.

Although Clene maintains workers’ compensation insurance to cover the costs and expenses Clene may incur due to injuries to its employees resulting from the use of or exposure to hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Clene does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with its storage, use or disposal of biological or hazardous materials.

In addition, the environmental, health and safety laws and regulations applicable to Clene and its third parties may change and impose stricter requirements in the future. As a result, Clene may be required to incur substantial costs to comply with future environmental, health and safety laws and regulations. These current or future laws and regulations may impair Clene’s research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Clene’s internal computer systems, or those used by any CRO or other contractors or consultants Clene may engage, may fail or suffer security breaches.

Despite the implementation of security measures, Clene’s internal computer systems and those of Clene’s CROs and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. Although, to Clene’s knowledge, it has not experienced any material system failure or security breach to date, if such an event were to occur and cause interruptions in Clene’s operations, it could result in a material disruption of Clene’s development programs and business operations.

In the ordinary course of its business, Clene collects and stores sensitive data, including, among other things, legally protected patient health information, personally identifiable information about Clene’s employees, intellectual property, and proprietary business information. Clene manages and maintains its applications and data utilizing on-site systems and outsourced vendors. These applications and data encompass a wide variety of business-critical information including research and development information, commercial information, and business and financial information. Because information systems, networks and other technologies are critical to many of Clene’s operating activities, shutdowns or service disruptions at Clene or the vendors that provide information systems, networks or other services to Clene pose increasing risks. Such disruptions may be caused by events such as computer hacking, phishing attacks, ransomware, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as power outages, natural disasters (including extreme weather), terrorist attacks or other similar events. Such events could have an adverse impact on Clene and its business, including loss of data and damage to equipment and data. In addition, system redundancy may be ineffective or inadequate, and Clene’s disaster recovery planning may not be sufficient to cover all eventualities. Significant events could result in a disruption of Clene’s operations, damage to Clene’s reputation or a loss of revenues. In addition, Clene may not have adequate insurance coverage to compensate for any losses associated with such events.

Clene could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in its information systems and networks and those of

Clene’s vendors, including personal information of Clene’s employees and patients, and company and vendor confidential data. In addition, outside parties may attempt to penetrate Clene’s systems or those of Clene’s vendors or fraudulently induce Clene’s personnel or the personnel of Clene’s vendors to disclose sensitive information in order to gain access to Clene’s data and/or systems. Like other companies, Clene has on occasion experienced, and will continue to experience, threats to its data and systems, including malicious codes and viruses, phishing and other cyber-attacks. The number and complexity of these threats continue to increase over time. If a material breach of Clene’s information technology systems or those of Clene’s vendors occurs, the market perception of the effectiveness of Clene’s security measures could be harmed and Clene’s reputation and credibility could be damaged. Clene could be required to expend significant amounts of money and other resources to repair or replace information systems or networks.

In addition, Clene could be subject to regulatory actions and/or claims made by individuals and/or groups in private litigations involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. Although Clene develops and maintains systems and controls designed to prevent these events from occurring, and Clene has a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite Clene’s efforts, the possibility of these events occurring cannot be eliminated entirely. As Clene outsources more of its information systems to vendors, engages in more electronic transactions with payers and patients and relies more on cloud-based information systems, the related security risks will increase and Clene will need to expend additional resources to protect its technology and information systems.

Clene manufactures all of its drugs itself, and intends to manufacture most, if not all, of any approved drugs itself as well.

Clene currently has manufacturing facilities in the U.S. and may build additional manufacturing facilities in other markets to expand its manufacturing capacity. These facilities may encounter unanticipated delays and expenses due to a number of factors, including regulatory requirements. If construction, regulatory evaluation, and/or approval of Clene’s new facilities is delayed, Clene may not be able to manufacture sufficient quantities of its drug candidates, if approved, which would limit Clene’s development and commercialization activities and its opportunities for growth. Cost overruns associated with constructing or maintaining Clene’s facilities could require Clene to raise additional funds from other sources.

Much of the equipment used in Clene’s manufacturing process was developed and built by Clene, and it would be difficult or even impossible to purchase or create suitable replacements in a short period of time. Further, for much of this equipment Clene has an insufficient amount of or no spare parts available. Were certain equipment, some of which is critical to the production of Clene’s drug candidates, to become damaged, lost, or otherwise unusable, Clene would have to construct new parts, which could take a considerable time, causing a temporary halt to at least a portion of its production operations in the meantime. Further, Clene is constantly seeking to further fine-tune and develop its advanced manufacturing techniques and process controls to fully utilize its facilities. Advances in manufacturing techniques may render Clene’s facilities and equipment inadequate, in which case Clene may lose competitive advantage.

To produce Clene’s drug candidates in the quantities that it believes will be required to meet anticipated market demand, if approved, Clene will need to increase or “scale up” the production process by a significant factor over current levels of production. A significant part of the scaling up process will include seeking for ways to increase the automation and semi-automation of Clene’s production process, which will require additional research and development, investment, potential new regulatory approvals, and cooperation with third-parties, some of which may not be successful. If Clene is unable or delayed in scaling up, or if the cost of doing so is not economically feasible for Clene, Clene may not be able to produce its approved drug candidates in a sufficient quantity to meet future demand.

Delays in completing and receiving regulatory approvals for Clene’s manufacturing facilities, could delay its development plans or commercialization efforts.

Clene’s manufacturing facilities will be subject to ongoing, periodic inspection by various regulatory authorities, including the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), China’s National Medical Products Administration (“NMPA”), Health Canada, and the Australian Therapeutics Goods Administration (“TGA”) or other comparable regulatory agencies to ensure compliance with good manufacturing practices (“GMP”). Clene’s failure to follow and document its adherence to such GMP or other regulatory requirements may lead to significant delays in the availability of products for clinical or, in the future, commercial use, and may result in the termination of or a hold on a clinical trial, or may delay or prevent filing or approval of marketing applications for Clene’s drug candidates or the commercialization of its drugs, if approved. Clene also may encounter problems with the following:

•        achieving adequate or clinical-grade materials that meet FDA, EMA, NMPA, Health Canada, TGA or other comparable regulatory agency standards or specifications with consistent and acceptable production yield and costs;

•        shortages of qualified personnel, raw materials or key contractors; and

•        ongoing compliance with GMP and other requirements of the FDA, EMA, NMPA, TGA or other comparable regulatory agencies.

Failure to comply with applicable regulations could also result in sanctions being imposed on Clene, including fines, injunctions, civil penalties, a requirement to suspend or put on hold one or more of Clene’s clinical trials, failure of regulatory authorities to grant marketing approval of Clene’s drug candidates, delays, suspension or withdrawal of approvals, supply disruptions, license revocation, seizures, or recalls of Clene’s drug candidates, operating restrictions and civil or criminal prosecutions, any of which could harm Clene’s business.

Damage to, destruction of or interruption of production at Clene’s manufacturing facilities would negatively affect its business and prospects.

If Clene’s manufacturing facilities or the equipment in them is damaged or destroyed, Clene may not be able to quickly or inexpensively replace its manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of the facilities or equipment, Clene might not be able to transfer manufacturing to a third party. Even if Clene could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and Clene would need regulatory agency approval before selling any of Clene’s future approved drugs manufactured at that new facility. Such an event could delay Clene’s clinical trials or reduce Clene’s product sales if and when Clene is able to commercialize one or more of its drug candidates. Any interruption in manufacturing operations at Clene’s manufacturing facilities could result in its inability to satisfy the demands of its clinical trials or commercialization. Any disruption that impedes Clene’s ability to manufacture its drugs in a timely manner could materially harm its business, financial condition and operating results.

Currently, Clene maintains insurance coverage against damage to its property and equipment in amounts Clene believes are reasonable. However, Clene’s insurance coverage may not reimburse Clene, or may not be sufficient to reimburse Clene, for any expenses or losses it may suffer. Clene may be unable to meet the requirements for its drugs if there were a catastrophic event or failure of its manufacturing facilities or processes.

Clene’s future success depends on its ability to retain key executives and to attract, train, retain and motivate qualified and highly skilled personnel.

Clene is highly dependent on Mark Mortenson, its co-founder and chief science officer, Rob Etherington, CEO, President and a Director, and the other principal members of its management and scientific teams. Although Clene has formal employment agreements with select executive officers, these agreements do not prevent Clene’s executives from terminating their employment with Clene at any time. Clene does not maintain “key person” insurance for any of its executives or other employees. The loss of the services of any of these persons could impede the achievement of Clene’s research, development and commercialization objectives.

Recruiting and retaining qualified scientific, technical, clinical, and manufacturing and sales and marketing personnel in the future will also be critical to Clene’s success. In addition, Clene relies on consultants and advisors, including scientific and clinical advisors, to assist Clene in formulating Clene’s discovery, clinical development, operations, and commercialization strategy. The loss of the services of Clene’s executive officers or other key employees and consultants could impede the achievement of Clene’s research, development, and commercialization objectives and seriously harm Clene’s ability to successfully implement its business strategy.

Clene benefits from certain tax and financial incentives, the expiration of or changes to which could adversely affect Clene’s profitability.

Clene benefits from certain tax treatments, as well as tax concessions in relation to Clene’s research and development costs. Clene receives income treatment through the R&D tax credits in the United States, Australia, and the state of Maryland. In the United States, the R&D credit is used to offset federal employment taxes on Clene’s United States payroll. In Australia, Clene receives a refundable tax offset of 43.5% of R&D deductions. In Maryland, Clene receives the Basic Research and Development Tax credit of 3% of eligible R&D expenses. Clene also receives a tax exemption in Maryland for state personal property and sales tax, as well as the Maryland enterprise zone hiring and job creation tax credits.

In addition, current or future tax treatments, tax concessions, tax allowances and financial incentives applicable to Clene may be changed, terminated, or otherwise become unavailable due to many factors, including changes in government policy or administrative decisions by the relevant government authorities. Due to potential changes in government policies, Clene cannot be certain of the level of government grants Clene will receive in the future. Clene’s post-tax profitability and cash flows may be adversely affected as a result of one or more of these or other factors.

Clene’s financial position and operations may be adversely affected by the COVID-19 outbreak.

An outbreak of the respiratory illness COVID-19 caused by a strain of novel coronavirus, SARS-Cov-2, has spread worldwide, causing many governments to implement measures to slow the spread of the outbreak through quarantines, strict travel restrictions, heightened border scrutiny, and other measures. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce. The future progression of the outbreak and its effects on Clene’s business and operations are uncertain.

Clene and its clinical research organizations (“CROs”) and clinical sites may experience disruptions in supply of drug candidates and/or procuring items that are essential for its research and development activities, including raw materials used in the manufacturing of its drug candidates, medical and laboratory supplies used in its clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak. Any disruption in the supply chain from the recent COVID-19 outbreak, or any potential future outbreak could have a material adverse impact on our clinical trial plans and business operations.

Additionally, Clene has enrolled, and will seek to enroll, patients in its clinical trials at sites located in many areas affected by COVID-19 and, as a result, its trials may be impacted. In addition, even if sites are actively recruiting, Clene may face difficulties recruiting or retaining patients in its ongoing and planned clinical trials if patients are affected by the virus or are fearful of visiting or traveling to clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in Clene’s trials or patient discontinuations could have a material adverse impact on its clinical trial plans and timelines.

The response to the COVID-19 pandemic may redirect resources with respect to regulatory and intellectual property matters in a way that would adversely impact Clene’s ability to progress regulatory approvals and protect its intellectual property. In addition, Clene may face impediments to regulatory meetings and approvals due to measures intended to limit in-person interactions.

Any negative impact that the COVID-19 outbreak has on the ability of Clene’s suppliers to provide materials for Clene’s drug candidates or on recruiting or retaining patients in its clinical trials or its ability to collect patient data could cause costly delays to clinical trial activities, which could adversely affect Clene’s ability to obtain regulatory approval for and to commercialize its drug candidates, increase its operating expenses, and have a material adverse effect on Clene’s financial results.

The COVID-19 pandemic has significantly impacted economies worldwide, which could result in adverse effects on Clene’s business and operations. Clene cannot be certain what the overall impact of the COVID-19 pandemic will be on its business. It has the potential to adversely affect Clene’s business, financial condition, results of operations, and prospects.

Clene will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after it is no longer an emerging growth company, Clene will incur significant legal, accounting and other expenses that it did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the Nasdaq Global Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Clene’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Clene’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Clene expects that these rules and regulations may make it more difficult and more expensive for Clene to obtain director and officer liability insurance.

Clene has identified material weaknesses in its internal control over financial reporting. If Clene fails to remediate the material weakness, or if it experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Clene and, as a result, the value of its common stock.

Effective internal control over financial reporting is necessary for Clene to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause Clene to fail to meet its reporting obligations. In addition, any testing by Clene, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by Clene’s independent registered public accounting firm, as and when required, may reveal deficiencies in Clene’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in Clene’s reported financial information, which could have a negative effect on the trading price of its common stock.

In connection with the audit of Clene’s financial statements as of and for the year ended December 31, 2019, 2018 and 2017 Clene’s management identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to the fact that Clene did not design and maintain an effective control environment commensurate with its financial reporting requirements, including (a) lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (b) lack of structures, reporting lines and appropriate authorities and responsibilities to achieve financial reporting objectives. This deficiency in Clene’s control environment contributed to the following additional deficiencies in Clene’s internal control over financial reporting:

•        Clene did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries;

•        Clene did not design and maintain effective controls over segregation of duties related to manual journal entries. Specifically, certain personnel have the ability to both prepare and post manual journal entries without an independent review by someone without the ability to prepare and post manual journal entries;

•        Clene did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions. Specifically, Clene did not design and maintain controls to analyze, account for and disclose warrants to purchase preferred stock and convertible promissory notes with embedded derivatives, including ensuring complete and accurate data was used in the valuations; and

•        Clene did not design and maintain effective controls over certain information technology general controls for IT systems that are relevant to the preparation of the financial statements. Specifically, Clene did not design and maintain: (a) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate personnel of Clene, (b) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately, (c) computer operations controls to ensure that data backups are authorized and monitored, and (d) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The control deficiencies described above resulted in the misstatement of Clene’s redeemable convertible preferred stock warrant liability, accrued liabilities, general and administrative expenses, Australian research and development credit, and amounts and classification within our statement of cash flows and related financial disclosures, which led to a restatement of our 2017 financial statements. Additionally, each of the control deficiencies described above could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, Clene’s management has determined that each of the control deficiencies described above constitute a material weakness.

Although Clene has begun to implement measures to address the material weaknesses, the implementation of these measures may not fully address the material weaknesses and deficiencies in its internal control over financial reporting, and it cannot conclude that it has been fully remedied. Further, in the future Clene may determine that it has additional material weaknesses. Clene’s failure to remediate the material weaknesses or failure to identify and address any other material weaknesses or control deficiencies could result in inaccuracies in its financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis, which could cause investors to lose confidence in its reported financial information, which may result in volatility in and a decline in the market price of PubCo securities.

Pursuant to Section 404, after the Business Combination, Clene, as the surviving entity, will be required to furnish a report by its management on the effectiveness of Clene’s internal control over financial reporting, including an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. However, while Clene remains an emerging growth company, Clene will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, Clene will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, Clene will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite its efforts, there is a risk that neither Clene nor its independent registered public accounting firm will be able to conclude within the prescribed timeframe that Clene’s internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Clene’s financial statements.

Clene’s drug candidates are the first metallic nanocrystals in development for potential direct therapeutic effect, and, if approved, would constitute a new therapeutic class, and there is significant uncertainty associated with Clene’s drug candidates and their viability as a commercial product.

Metallic nanocrystal therapeutic candidates, such as Clene’s lead product, CNM-Au8, are considered emerging and novel investigational products for the potential treatment of neurological diseases and other disorders. Clene is developing CNM-Au8 for the treatment of neurological disorders such as MS, ALS, and PD through remyelination and/or neuroprotection mechanisms related to catalysis of certain biological reactions. There are currently no approved remyelination therapies and the evidence for an effect of neuroprotection treatments on these indications is thus far limited. Since there is limited clinical trial data and precedent for the development of nanocrystal therapies that promote remyelination and neuroprotection to treat these indications, there is a substantial risk that the design or outcomes of Clene’s clinical trials will not be satisfactory to support regulatory approval. In addition, there are generally limited or no regulatory precedents concerning metallic nanocrystal drug marketing authorization, or a regulatory framework to appropriately differentiate approved nanocrystal product labeling. Clene’s lead metallic nanocrystal drug candidate, CNM-Au8, contains nanocrystals made entirely of high purity gold alone. It is unclear how regulatory authorities will identify or classify the active moiety of CNM-Au8, including whether it is classified as a new chemical entity or comparable designation. The inability to obtain sufficiently differentiated active moiety classification from gold generically could potential limit CNM-Au8 and Clene’s drug candidates from ever achieving profitability.

Moreover, the mechanisms of action for nanocrystal therapies are not thoroughly understood, and adverse events or side effects may be observed in clinical studies and reported by medical practitioners in connection with patient usage in the future. If those adverse events or side effects prove significant, they may hamper the ability of Clene’s drug candidates to pass through clinical trials or they may outweigh the benefits that patients derive from using Clene’s drug candidates, both of which could potentially prevent Clene’s drug candidates from ever achieving profitability.

Clene’s drug candidates are not metabolized and may accumulate in the body following long-term usage, making the long-term effects of taking Clene’s drug candidates for substantial periods of time uncertain. While all of the current toxicology studies of Clene’s drug candidates have resulted in no-adverse-effect levels as the date of this prospectus, Clene has not completed reproductive or carcinogenicity studies, which Clene is required to complete in the future. Any negative results from these studies could materially and adversely affect Clene’s business, results of operations, financial condition and prospects.

Moreover, the results of clinical trials for nanocrystal therapies could reveal a high and unacceptable severity and prevalence of undesirable side effects. Any such side effects could adversely impact Clene’s ability to obtain regulatory approvals. For example, the FDA, NMPA, TGA, EMA or other comparable authorities could order Clene to suspend or terminate its studies or to cease further clinical development of or deny approval of Clene’s drug candidates. In addition, any adverse drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete trials or may result in potential product liability claims. Any of these occurrences may harm Clene’s business, financial condition and prospects significantly.

Clene has not previously obtained any regulatory approval for a drug candidate and Clene may be unable to obtain, or may be delayed in obtaining regulatory approval for any of Clene’s drug candidates.

Clene’s business is substantially dependent on Clene’s ability to complete the development of, obtain regulatory approval for and successfully commercialize drug candidates in a timely manner. Clene cannot commercialize drug candidates without obtaining regulatory approval to market each drug from the FDA, NMPA, Health Canada, TGA, EMA and other comparable regulatory authorities. The time required to obtain approval from regulatory authorities is unpredictable but typically takes years following the commencement of pre-clinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a drug candidate’s clinical development and may vary among jurisdictions.

Clene’s drug candidates could fail to receive regulatory approval for many reasons, including:

•        failure to begin or complete clinical trials due to disagreements with regulatory authorities;

•        failure to begin or complete clinical trials due to inability to recruit sufficient numbers of study participants;

•        failure to demonstrate that a drug candidate is safe and effective or is safe, pure and potent for its proposed indication;

•        failure of clinical trial results to meet the level of statistical significance required for approval;

•        data integrity issues related to Clene’s clinical trials;

•        disagreement with Clene’s interpretation of data from preclinical studies or clinical trials;

•        changes in approval policies or regulations that render Clene’s preclinical and clinical data insufficient for approval or require Clene to amend Clene’s clinical trial protocols;

•        regulatory requests for additional analysis, reports, data, nonclinical studies and clinical trials, or questions regarding interpretations of data and results and the emergence of new information regarding Clene’s drug candidates;

•        insufficient data from the clinical trials of Clene’s drug candidates to obtain regulatory approval;

•        failure by Clene or its investigators to conduct a clinical trial in accordance with regulatory requirements or Clene’s clinical trial protocols; and

•        clinical sites, investigators or other participants in Clene’s clinical trials deviating from a trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial.

The FDA, NMPA, TGA, EMA or a comparable regulatory authority may require more information, including additional preclinical or clinical data, to support approval, which may delay or prevent approval and Clene’s commercialization plans, or Clene may decide to abandon the development program.

New or unexpected adverse events, or changes in regulatory requirements and guidance may also occur, and Clene may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require Clene to resubmit clinical trial protocols to institutional review boards (“IRBs”) or human research ethics committees (“HREC”) for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

If Clene experiences delays in the completion of, or the termination of, a clinical trial of any of Clene’s drug candidates, the commercial prospects of that drug candidate will be harmed, and Clene’s ability to generate product sales revenues from any of those drug candidates will be delayed. In addition, any delays in completing Clene’s clinical trials will increase Clene’s costs, slow down Clene’s drug candidate development and approval process, and jeopardize Clene’s ability to commence product sales and generate related revenues for that product. Any of these occurrences may harm Clene’s business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Clene’s drug candidates.

Clene may not be able to successfully identify, discover, develop or in-license new drug candidates.

Clene cannot guarantee that Clene will be successful in identifying potential drug candidates for clinical development for a number of reasons. For example, Clene’s research methodology may be unsuccessful in identifying potential drug candidates or those Clene identify may be shown to have harmful side effects or other characteristics that make them unmarketable or unlikely to receive regulatory approval. Clene has devoted significant resources to discovery efforts through Clene’s proprietary electro-crystal-chemistry drug development platform, and Clene cannot guarantee that Clene will be successful in identifying additional potential drug candidates, or that Clene will be able to successfully identify and in-license new drug candidates with high potential from other parties.

Research programs to pursue the development of Clene’s drug candidates for additional indications and to identify new drug candidates and drug targets require substantial technical, financial, and human resources. Clene’s research programs may initially show promise in identifying potential indications and/or drug candidates, yet fail to yield results for clinical development for a number of reasons, including:

•        the research methodology used may not be successful in identifying potential indications, and/or drug candidates;

•        potential drug candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or

•        it may take greater human and financial resources to identify additional therapeutic opportunities for Clene’s drug candidates or to develop suitable potential drug candidates through internal research programs than Clene will possess, thereby limiting Clene’s ability to diversify and expand Clene’s drug portfolio.

Accordingly, there is no assurance that Clene will ever be able to identify additional therapeutic opportunities for Clene’s drug candidates or to develop suitable potential drug candidates through internal research programs, which could materially and adversely affect Clene’s future growth and prospects. Clene may focus Clene’s efforts and resources on potential drug candidates or other potential programs that ultimately prove to be unsuccessful.

Pre-clinical and clinical development of drug candidates involves a lengthy and expensive process with an uncertain outcome, and Clene is unable to predict if or when Clene will successfully develop or commercialize any of Clene’s drug candidates.

There is a risk of failure for each of Clene’s drug candidates. It is difficult to predict when or if any of Clene’s drug candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any of Clene’s drug candidates, Clene must complete pre-clinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of Clene’s drug candidates in humans. Clene’s internal discovery programs for some of Clene’s drug candidates are at an early stage of development and will require significant investment and regulatory approvals prior to commercialization. Clene is not permitted to market or promote any of Clene’s drug candidates until Clene receives regulatory approval from the FDA, NMPA, TGA, EMA or comparable regulatory authorities, and Clene may never receive such regulatory approval for any of Clene’s drug candidates.

Clene could encounter regulatory delays if a clinical trial is suspended or terminated by Clene or, as applicable, by the institutional review boards or the ethics committees of the institutions in which such trials are being conducted, by the data safety monitoring board, which is an independent group of experts that is formed to monitor clinical trials while ongoing, or by the FDA, NMPA, TGA, EMA or other regulatory authorities. Such authorities may impose a suspension or termination due to a number of factors, including: a failure to conduct the clinical trial in accordance with regulatory requirements or the applicable clinical protocols, inspection of the clinical trial operations or trial site by the FDA, NMPA, TGA, EMA or other regulatory authorities that results in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, or lack of adequate funding to continue the clinical trial. Many of the factors that cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Clene’s drug candidates. Further, the FDA, NMPA, TGA, EMA or other regulatory authorities may disagree with Clene’s clinical trial design or Clene’s interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for Clene’s clinical trials.

Pre-clinical studies and clinical trials are expensive, difficult to design and implement, and can take many years to complete. Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analysis, and many companies that have believed their drug candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their drug candidates. Future clinical trials of Clene’s drug candidates may not be successful.

Commencement of clinical trials is subject to finalizing the trial design based on ongoing discussions with the FDA, NMPA, TGA, EMA and/or other regulatory authorities. The FDA, NMPA, TGA, EMA and other regulatory authorities could change their position on the acceptability of trial designs or clinical endpoints, which could require Clene to complete additional clinical trials or impose approval conditions that Clene does not currently expect. Successful completion of Clene’s clinical trials is a prerequisite to submitting an NDA (or analogous filing) to the FDA, NMPA, TGA, EMA and/or other regulatory authorities for each drug candidate and, consequently, the ultimate approval and commercial marketing of Clene’s drug candidates. Clene does not know whether the clinical trials for Clene’s drug candidates will be completed on schedule, if at all.

Results of earlier clinical trials may not be predictive of results of later-stage clinical trials.

The results of pre-clinical studies and early clinical trials of Clene’s drug candidates may not be predictive of the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. Future clinical trial results may not be favorable for these and other reasons.

In some cases, there can be significant variability in the safety and/or efficacy results between different trials of the same drug candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, including genetic differences, patient adherence to the dosing regimen, and the rate of dropout among clinical trial participants. As drug candidates are developed through pre-clinical to early- to late-stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. In the case of any trials Clene conducts, results may differ from earlier trials due to the larger number of clinical trial sites and additional countries and languages involved in such trials. Any of these changes could make the results of planned clinical trials or other future clinical trials Clene may initiate less predictable and could cause Clene’s drug candidates to perform differently, which could delay completion of clinical trials, delay approval of Clene’s drug candidates, and/or jeopardize Clene’s ability to commence commercialization of Clene’s drug candidates.

Clinical trials of Clene’s drug candidates may fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities, or may not otherwise produce positive results, which may cause Clene to incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Clene’s drug candidates.

Before obtaining regulatory approval for the sale of Clene’s drug candidates, Clene must conduct extensive clinical trials to demonstrate the safety and efficacy of Clene’s drug candidates in humans. Clene may experience numerous unexpected events during, or as a result of, clinical trials that could delay or prevent Clene from receiving regulatory approval or commercializing Clene’s drug candidates, including:

•        regulators, IRBs, or HRECs may not authorize Clene or Clene’s investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        Clene’s inability to reach agreements on acceptable terms with prospective clinical research organizations (“CROs”), clinical trial vendors, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        manufacturing issues, including problems with manufacturing, supply quality, compliance with GMP, or obtaining from third parties sufficient quantities of a drug candidate for use in a clinical trial;

•        clinical trials of Clene’s drug candidates may produce negative or inconclusive results, and Clene may decide, or regulators may require Clene, to conduct additional clinical trials or abandon drug development programs;

•        the number of patients required for clinical trials of Clene’s drug candidates may be larger than Clene anticipate;

•        Clene’s third-party contractors, including clinical investigators, may fail to comply with regulatory requirements or meet their contractual obligations to Clene in a timely manner, or at all;

•        Clene may not investigate, may not be able to license, or may be unable to properly conduct companion diagnostic tests to identify patients who are likely to benefit from treatment with Clene’s drug candidates;

•        Clene might have to suspend or terminate clinical trials of Clene’s drug candidates for various reasons, including a finding of a lack of clinical response or other unexpected characteristics or a finding that participants are being exposed to unacceptable health risks;

•        regulators, IRBs or HRECs may require that Clene or Clene’s investigators suspend or terminate clinical research or not rely on the results of clinical research for various reasons, including non-compliance with regulatory requirements;

•        the cost of clinical trials of Clene’s drug candidates may be greater than Clene anticipates;

•        the supply or quality of Clene’s drug candidates or other materials necessary to conduct clinical trials of Clene’s drug candidates may be insufficient or inadequate; and

•        Clene’s drug candidates may have undesirable side effects or unexpected characteristics, causing Clene or Clene’s investigators, regulators, institutional review boards or ethics committees to suspend or terminate the clinical trials, or reports may arise from pre-clinical studies or clinical trials of other therapies that raise safety or efficacy concerns about Clene’s drug candidates.

If Clene is required to conduct additional clinical trials or other testing of Clene’s drug candidates beyond those that Clene currently contemplates, if Clene is unable to successfully complete clinical trials of Clene’s drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if they raise safety concerns, Clene may (i) be delayed in obtaining regulatory approval for its drug candidates; (ii) not obtain regulatory approval at all; (iii) obtain approval for indications that are not as broad as intended; (iv) have the drug removed from the market after obtaining regulatory approval; (v) be subject to additional post-marketing testing requirements; (vi) be subject to restrictions on how the drug is distributed or used; or (vii) be unable to obtain reimbursement for use of the drug.

Significant clinical trial delays may also increase Clene’s development costs and could shorten any periods during which Clene has the exclusive right to commercialize Clene’s drug candidates or allow Clene’s competitors to bring drugs to market before Clene does. This could impair Clene’s ability to commercialize Clene’s drug candidates and may harm Clene’s business and results of operations.

If Clene encounters difficulties enrolling patients in clinical trials, clinical trials of Clene’s drug candidates may be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on Clene’s ability to enroll a sufficient number of patients who remain in the trial until its conclusion. Clene may experience difficulties in patient enrollment in its clinical trials for a variety of reasons, including:

•        the size and nature of the patient population;

•        the design of the trial, including the patient eligibility criteria defined in the protocol;

•        the size of the study population required for analysis of the trial’s primary endpoints;

•        the proximity of patients to trial sites;

•        Clene’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        competing clinical trials for similar therapies or other new therapeutics;

•        clinicians’ and patients’ perceptions as to the potential advantages and side effects of the drug candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications Clene is investigating;

•        Clene’s ability to obtain and maintain patient consents;

•        the risk that patients enrolled in clinical trials will not complete a clinical trial; and

•        the availability of approved therapies that are similar in mechanism to Clene’s drug candidates.

Failure of Clene’s timely completion of clinical trials would delay the approval and commercialization of Clene’s drug candidates, impair the commercial performance of its drug candidates, and consequently harm Clene’s business and results of operations.

If Clene is not able to obtain, or experiences delays in obtaining, required regulatory approvals, Clene will not be able to commercialize Clene’s drug candidates, and Clene’s ability to generate revenue will be materially impaired.

Before obtaining regulatory approvals for the commercial sale of any drug candidate for a target indication, Clene must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the U.S., to the satisfaction of the FDA, that the drug candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In addition to preclinical and clinical data, the New Drug Application (“NDA”) must include significant information regarding the chemistry, manufacturing, and controls for the drug candidate. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. After Clene submits an NDA to the FDA, the FDA decides whether to accept or reject the submission for filing. Clene cannot be certain that any submissions will be accepted for filing and review by the FDA.

Clene has not yet demonstrated an ability to file for or receive regulatory approval for its drug candidates. For example, Clene does not have experience in preparing the required materials for regulatory submission or navigating the regulatory approval process. As a result, Clene’s ability to successfully submit an NDA and obtain regulatory approval for its drug candidates may involve more inherent risk, take longer, and cost more than it would if Clene were a company with experience in obtaining regulatory approvals.

Regulatory authorities outside of the U.S., such as the NMPA and EMA, also have requirements for approval of drugs for commercial sale with which Clene must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Clene’s drug candidates. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation, and additional administrative review periods. Seeking non-U.S. regulatory approval could require additional nonclinical studies or clinical trials, which could be costly and time consuming. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval. For all of these reasons, Clene may not obtain non-U.S. regulatory approvals on a timely basis, if at all.

The process to develop, obtain regulatory approval for and commercialize drug candidates is long, complex and costly both inside and outside the United States, and approval is never guaranteed. Even if Clene’s drug candidates were to successfully obtain approval from the regulatory authorities, any approval might significantly limit the approved indications for use, or require that precautions, contraindications or warnings be included on the product labeling, or require expensive and time-consuming post-approval clinical trials or surveillance as conditions of approval. Following any approval for commercial sale of Clene’s drug candidates, certain changes to the drug, such as changes in manufacturing processes and additional labeling claims, may be subject to additional review and approval by the FDA, NMPA, TGA, EMA and comparable regulatory authorities. Also, regulatory approval for any of Clene’s drug candidates may be withdrawn. If Clene is unable to obtain regulatory approval for its drug candidates in one or more jurisdictions, or any approval contains significant limitations, Clene’s target market will be reduced and Clene’s ability to realize the full market potential of its drug candidates will be harmed. Furthermore, Clene may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue the development of any other drug candidate in the future.

Favorable designations may not be granted, or if granted, be withdrawn later, for any of Clene’s drug candidates, and may not lead to faster development or regulatory review or approval.

Clene does not currently have Fast Track Designation or, Breakthrough Therapy Designation, but may seek one or more of such designations in the future.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical need for that condition, the drug sponsor may apply for FDA Fast Track Designation. The FDA has broad discretion whether or not to grant this designation. Even if Clene believes a particular drug candidate is eligible for this designation, Clene cannot assure you that the FDA would decide to grant it. Even if Clene does receive Fast Track Designation, Clene may not experience a development, review or approval process faster than conventional FDA procedures. The FDA may withdraw a Fast Track Designation if it believes that the designation is no longer supported by data from Clene’s clinical development program. Many drugs that have received Fast Track Designation have failed to obtain approval from the FDA.

A Breakthrough Therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor can help to identify the most efficient path for development.

Designation as a Breakthrough Therapy is within the discretion of the FDA. Accordingly, even if Clene believes, after completing early clinical trials, that one of Clene’s drug candidates meets the criteria for designation as a Breakthrough Therapy, the FDA may disagree and instead decide not to grant that designation. In any event, the receipt of a Breakthrough Therapy Designation for a drug candidate may not result in a faster development, review or approval process compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Clene’s drug candidates qualify as Breakthrough Therapies, the FDA may later decide that such drug candidates no longer meet the conditions for qualification.

The U.S. FDA granted orphan drug development status to Clene’s lead drug candidate, CNM-Au8, for the treatment of ALS in May 2019. Regulatory authorities in some jurisdictions, including the U.S. and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a disease with a patient population of fewer than 200,000 individuals in the U.S., or that affects more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that costs of research and development of the product for the indication can be recovered by sales of the product in the U.S. Generally, if a drug with an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the FDA or EMA, from approving another marketing application for the same drug for the same indication during the period of exclusivity. The applicable period is seven years in the United States and 10 years in the European Union. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or the EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Although Clene has obtained orphan drug exclusivity for CNM-Au8 for the treatment of ALS in the U.S., and may obtain the same exclusivity for other drug candidates or indication, that exclusivity may not effectively protect the drug candidate from competition because different drugs can be approved for the same condition and the same drugs can be approved for a different condition but used off-label for any orphan indication Clene may obtain. Even after an orphan drug is approved, the FDA can subsequently approve a drug that is otherwise the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective, or makes a major contribution to patient care.

Any of Clene’s future approved drug candidates will be subject to ongoing or additional regulatory obligations and continued regulatory review, which may result in significant additional expense and Clene may be subject to penalties if Clene fails to comply with regulatory requirements or experiences unanticipated problems with Clene’s drug candidates.

Any of Clene’s future approved drug candidates will be subject to ongoing or additional regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the U.S. and requirements of comparable regulatory authorities in European Union, China, Australia and other markets.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA, NMPA, TGA, EMA and other comparable regulatory authority requirements ensuring that quality control and manufacturing procedures conform to GMP. As such, Clene will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any NDA, other marketing application, and previous responses to any inspection observations if Clene were to build manufacturing facilities in the future. Accordingly, Clene and others with whom Clene work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any approvals that Clene receives for Clene’s drug candidates may be subject to limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, which could adversely affect the drug’s commercial potential or contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the drug candidate. The FDA, NMPA, TGA, EMA or a comparable regulatory authority may also require a risk evaluation mitigation strategy program as a condition of approval of Clene’s drug candidates or following approval. In addition, if the FDA, NMPA, TGA, EMA or a comparable regulatory authority approves Clene’s drug candidates, Clene will have to comply with requirements, including, for example, submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with GMP and good clinical practice GCP, for any clinical trials that Clene conducts post-approval.

The FDA and other regulatory authorities strictly regulate the marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for their approved indications and for use in accordance with the provisions of the approved label. The FDA, NMPA, TGA, EMA and other regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Even if Clene is able to commercialize any approved drug candidates, the drugs may become subject to national or other third-party reimbursement practices or unfavorable pricing regulations, which could harm Clene’s business.

The regulations that govern regulatory approvals, pricing and reimbursement for new therapeutic products vary widely from country to country. In Europe, Canada, Australia, China, and some markets outside China, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Clene might obtain regulatory approval for a drug in a particular country, but then be subject to price regulations that delay Clene’s commercial launch of the drug and negatively impact its revenues.

Clene’s ability to commercialize any approved drug candidates successfully also will depend in part on the extent to which reimbursement for these drugs and related treatments will be available from government health administration authorities, private health insurers, and other organizations.

A primary trend in the global healthcare industry is cost containment. Government authorities and these third-party payers have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications.

In the U.S., no uniform policy of coverage and reimbursement for drugs exists among third-party payers. As a result, obtaining coverage and reimbursement approval of a drug from a government or other third-party payer is a time-consuming and costly process that could require Clene to provide to each payer supporting scientific, clinical, and cost-effectiveness data for the use of Clene’s future approved drugs on a payer-by-payer basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if Clene obtains coverage for a given drug, the resulting reimbursement rates might not be adequate for Clene to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payers may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of Clene’s future approved drug candidates. Patients are unlikely to use any of Clene’s future approved drugs unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the drug. Because some of Clene’s drug candidates may have a higher cost of goods than conventional small molecule therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for Clene to achieve profitability may be greater.

Increasingly, third-party payers are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Clene cannot assure that reimbursement will be available for any approved drug candidate that Clene commercializes and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any approved drug candidate that Clene commercializes. If reimbursement is not available or is available only to limited levels, Clene may not be able to successfully commercialize any drug candidate that it successfully develops.

There may be significant delays in obtaining reimbursement for approved drug candidates, and coverage may be more limited than the purposes for which the drug candidates are approved by the FDA, NMPA, TGA, EMA or other comparable regulatory authorities. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers Clene’s costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover Clene’s costs and may not be made permanent. Payment rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower cost drugs that are already reimbursed, and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payers and by any future weakening of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Clene’s inability to promptly obtain coverage and profitable payment rates from both government-funded and private payers for any future approved drug candidates and any new drugs that Clene develops could have a material adverse effect on Clene’s business, operating results and overall financial condition.

Clene intends to seek approval alone or in conjunction with partners to market Clene’s drug candidates in the U.S., China, European Union, Australia, Canada, and other jurisdictions. In China, Australia, Canada, and the European Union, the pricing of drugs is subject to governmental control, and it can take considerable time after obtaining marketing regulatory approval to get the future approved drugs reimbursed. Market acceptance and sales of any of Clene’s future approved drug candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payers for drugs and may be affected by existing and future healthcare reform measures.

Clene’s drug candidates approved in the future may fail to achieve the degree of market acceptance by physicians, patients, third-party payers and others in the medical community necessary for commercial success and the market opportunity for the drug candidate may be smaller than Clene estimates.

Clene’s future approved drug candidates may fail to gain sufficient market acceptance by physicians, patients, third-party payers and others in the medical community. For example, current multiple sclerosis treatments are well established in the medical community, and physicians may continue to rely on these treatments to the exclusion of Clene’s drug candidates that are in clinical trials for the same or similar indications. In addition, physicians, patients, and third-party payers may prefer other novel products to Clene’s. If Clene’s drug candidates do not achieve an adequate level of acceptance, Clene may not generate significant product sales revenues and Clene may not become profitable. The degree of market acceptance of Clene’s drug candidates, if approved for commercial sale, will depend on a number of factors, including:

•        the clinical indications for which Clene’s drug candidates are approved;

•        whether physicians, hospitals, treatment centers and patients consider Clene’s drug candidates as a safe and effective treatment;

•        the potential and perceived advantages of Clene’s drug candidates over alternative treatments;

•        the prevalence and severity of any side effects;

•        product labeling or product insert requirements of regulatory authorities;

•        limitations or warnings contained in the labeling approved by regulatory authorities;

•        the timing of market introduction of Clene’s drug candidates as well as competitive drugs;

•        the cost of treatment in relation to alternative treatments;

•        the availability of adequate coverage, reimbursement and pricing by third-party payers and government authorities;

•        the willingness of patients to pay out-of-pocket in the absence of coverage and reimbursement by third-party payers and government authorities; and

•        the effectiveness of Clene’s sales and marketing efforts.

If any approved drug candidates that Clene commercializes fail to achieve market acceptance among physicians, patients, hospitals, treatment centers or others in the medical community, Clene will not be able to generate significant revenue. Even if Clene’s future approved drug candidates achieve market acceptance, Clene may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than Clene’s drug candidates, are more cost-effective or render Clene’s drug candidates obsolete.

If Clene’s drug candidates cause, or are perceived to cause, undesirable side effects, it can result in delays or failure to receive regulatory approval or limitations on the commercial profile of an approved label.

Undesirable side effects caused by Clene’s drug candidates could cause either Clene or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, NMPA, TGA, EMA or other regulatory authorities. If the results of the ongoing clinical trials of Clene’s drug candidates reveal a high and unacceptable severity and prevalence of undesirable side effects, the clinical trials of Clene’s drug candidates could be suspended or terminated and the FDA, NMPA, TGA, EMA or comparable regulatory authorities could order Clene to cease further development of or deny approval of Clene’s drug candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the clinical trial or result in potential product liability claims. Any of these occurrences may harm Clene’s business, financial condition and prospects significantly.

Clinical trials assess a sample of the potential patient population. With a limited number of patients and a limited duration of exposure, rare and severe side effects of Clene’s drug candidates may only be uncovered with a significantly larger number of patients exposed to the drug candidates. If Clene’s drug candidates receive regulatory approval and Clene or others discover undesirable side effects caused by such drugs (or any other similar drugs) or that such drug candidates are less effective than previously believed, a number of potentially significant negative consequences could result, including:

•        the FDA, NMPA, TGA, EMA or other comparable regulatory authorities may withdraw or limit their approval of such drug candidates;

•        the FDA, NMPA, TGA, EMA or other comparable regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contra-indication;

•        Clene may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•        Clene may be required to change the way such drug candidates are distributed or administered, conduct additional clinical trials or change the labeling of Clene’s drug candidates;

•        the FDA, NMPA, TGA, EMA or other comparable regulatory authorities may require the development of risk evaluation and mitigation strategies and plans to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools;

•        Clene may be subject to regulatory investigations and government enforcement actions;

•        Clene may decide to remove such drug candidates from the marketplace;

•        Clene could be sued and held liable for injury caused to individuals exposed to or taking Clene’s drug s; and

•        Clene’s reputation may suffer.

Any of these events could prevent Clene from achieving or maintaining market acceptance of the affected drug candidates and could substantially increase the costs of commercializing Clene’s drugs, if approved, and significantly impact Clene’s ability to successfully commercialize Clene’s drugs and generate revenue.

Adverse drug reactions and negative results from off-label use of Clene’s products could materially harm Clene’s business reputation, product brand name, financial condition and expose Clene to liability.

Products distributed or sold in the pharmaceutical market may be subject to off-label drug use. Off-label drug use is prescribing a product for an indication, patient population, dosage strength or frequency, or other condition of use that is not in accordance with regulatory approved usage and labeling. Even though the FDA, NMPA, TGA, EMA and other comparable regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label use, there remains the risk that Clene’s products are subject to off-label drug use and is prescribed in a patient population or dosage that has not been approved by competent authorities. Off-label use of Clene’s products may be less effective or entirely ineffective and may cause adverse drug reactions. Any of these occurrences can create negative publicity and significantly harm Clene’s business reputation, product brand name, commercial operations, and financial condition, including Clene’s share price. These occurrences may also expose Clene to liability and cause, or lead to, a delay in the progress of Clene’s clinical trials and may also ultimately result in failure to obtain regulatory approval for Clene’s drug candidates.

As a company, Clene has no experience in launching and marketing drugs. If Clene is unable to develop sales, marketing and distribution capabilities or enter into sales, marketing and distribution agreements or arrangements with third parties, Clene may not be successful in commercializing any drugs and generate drug candidate sales revenue.

Clene has not yet demonstrated an ability to launch and commercialize any of Clene’s drug candidates. As a result, Clene’s ability to successfully commercialize any approved drugs may involve more inherent risk, take longer, and cost more than it would if Clene were a company with prior experience launching and marketing drugs.

Clene will have to compete with other pharmaceutical and biopharmaceutical companies to recruit, hire, train and retain marketing and sales personnel. Clene must either develop internal sales, marketing, and commercial distribution capabilities for any or all of its approved drugs or pursue collaborative arrangements regarding the sales and marketing of its approved drugs. However, there can be no assurance that Clene will be able to develop such distribution capabilities or establish or maintain such collaborative arrangements, or if Clene are able to do so, that they will have effective sales forces. Any revenue Clene receives will depend upon the efforts of such third parties. Clene would have little or no control over the marketing and sales efforts of such third parties, and Clene’s revenue from product sales may be lower than if Clene had commercialized its approved drugs by itself. Clene also faces competition in its search for third parties to assist it with the sales and marketing efforts for its approved drugs.

As a result, Clene may not be able to generate product sales revenue.

Clene faces substantial competition from other pharmaceutical and biotechnology companies, and Clene’s operating results may suffer if Clene fails to compete effectively.

The development and commercialization of new drugs is highly competitive. Clene faces competition from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of drugs for the treatment of neurological diseases and other disorders for which Clene is commercializing its drugs or developing its drug candidates. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing, and commercialization.

Clene’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any drugs that Clene commercializes or may develop. Clene’s competitors may also obtain approval from the FDA, NMPA, TGA, EMA or other comparable regulatory authorities for their drugs more rapidly than Clene may obtain approval for its drugs, which could result in Clene’s competitors establishing a strong market position before Clene is able to enter the market and/or could slow Clene’s regulatory approval.

Many of the companies against which Clene is competing or against which Clene may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than Clene does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Clene’s competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Clene in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Clene’s programs.

Clene may be subject, directly or indirectly, to applicable anti-kickback, false claims laws, physician payment transparency laws, fraud and abuse laws or similar healthcare and security laws and regulations in the U.S. and other jurisdictions, which could expose Clene to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and others play a primary role in the recommendation and prescription of any products for which Clene obtains regulatory approval. If Clene obtains FDA approval for any of its drug candidates and begins commercializing those drugs in the U.S., Clene’s operations may be subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician payment sunshine laws and regulations. These laws may impact, among other things, Clene’s proposed sales, marketing, and education programs. In addition, Clene may be subject to patient privacy regulation by both the federal government and the states in which Clene conducts its business.

Additionally, Clene is subject to state and non-U.S. equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply to healthcare services reimbursed by any source, not just governmental payers, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance

for Pharmaceutical Manufacturers and/or other voluntary industry codes of conduct. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements, and if Clene fails to comply with applicable state law requirements, Clene could be subject to penalties.

Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including penalties, fines and/or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the U.S. government under the federal False Claims Act as well as under the false claims laws of several states.

Neither the U.S. government nor the U.S. courts have provided definitive guidance on limitations to potential liability under the fraud and abuse laws as they may apply to Clene’s business. Law enforcement authorities are increasingly focused on enforcing these laws, often using new and creative legal theories, and it is possible that some of Clene’s practices may be challenged under these laws. Efforts to ensure that Clene’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Regardless of the compliance efforts, it is possible that governmental authorities will conclude that Clene’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against Clene, defending against such actions, even if successful, would distract the company and key personnel from its core mission and impose potentially significant costs. If Clene is not successful in defending itself or asserting Clene’s rights, those actions could have a significant impact on Clene’s business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Clene’s operations, any of which could adversely affect Clene’s ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Clene’s approved drugs outside the U.S. will also likely subject Clene to non-U.S. equivalents of the healthcare laws mentioned above, among other non-U.S. laws, as well as the U.S. Foreign Corrupt Practices Act (FCPA).

If any of the physicians or other providers or entities with whom Clene expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which may also adversely affect Clene’s business.

Any failure to perform proper quality control and quality assurance would have a material adverse effect on Clene’s business and financial results.

The manufacturing of Clene’s drug candidates and future approved drugs is subject to applicable laws, regulations, and GMP. These regulations govern manufacturing processes and procedures, including record keeping and the implementation and operation of quality management systems to control and assure the quality of investigational products and products approved for sale. Clene applies stringent quality controls at each stage of its production process to comply with these requirements. Clene performs extensive tests throughout the manufacturing processes to ensure the safety and effectiveness of its drug candidates. Clene may, however, detect instances in which an unreleased product was produced without adherence to its manufacturing procedures or the raw material used in Clene’s production process was not collected to store in accordance with the GMP or other regulations, resulting in a determination that the implicated products should be destroyed.

In addition, if Clene fails to comply with relevant quality control requirements under laws and GMP, Clene could experience a disruption in the supply of Clene’s products, which could delay or prevent further sales of such products, which could have a material adverse effect on Clene’s business and financial results.

In addition, quality issues may arise during scale-up activities. If Clene is unable to successfully ensure consistent and high quality of its products during large-volume production, the sales of its products may not be able to be promoted, which could have a material adverse effect on its business and financial results.

Clene may explore the licensing of commercialization rights or other forms of collaboration worldwide, which will expose Clene to additional risks.

Non-U.S. markets are an important component of Clene’s growth strategy. Clene initially intends to focus on opportunities in the U.S., European Union, Canada, Australia, Japan, and China, in particular. If Clene fails to obtain licenses or enter into collaboration arrangements with third parties in these or other markets, or if these parties are not successful, Clene’s revenue-generating growth potential will be adversely affected. Moreover, international business relationships subject Clene to additional risks that may materially adversely affect its ability to attain or sustain profitable operations, including:

•        efforts to enter into collaboration or licensing arrangements with third parties in connection with Clene’s international sales, marketing, and distribution efforts may increase Clene’s expenses or divert its management’s attention from the acquisition or development of its drug candidates;

•        difficulty of effective enforcement of contractual provisions in local jurisdictions;

•        differing regulatory requirements for drug approvals and marketing internationally;

•        changes in a specific market’s political and cultural climate or economic condition;

•        potential third-party patent rights or potentially reduced protection for intellectual property rights;

•        unexpected changes in tariffs, trade barriers, and regulatory requirements;

•        economic weakness, including inflation;

•        compliance with tax, employment, immigration, and labor laws for employees traveling abroad;

•        the effects of applicable non-U.S. tax structures and potentially adverse tax consequences;

•        currency fluctuations, which could result in increased operating expenses and reduced revenue;

•        production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•        workforce uncertainty and labor unrest;

•        failure of Clene’s employees and contracted third parties to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act; and

•        business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes, and fires.

These and other risks may materially and adversely affect Clene’s ability to attain or sustain revenue from international markets.

Illegal and/or parallel imports and counterfeit pharmaceutical products may reduce demand for Clene’s future approved drug candidates and could have a negative impact on Clene’s reputation and business.

The importation, whether authorized by governmental policy or illegally, of competing products from countries where government price controls or other market dynamics result in lower prices may adversely affect the demand for Clene’s future approved drugs and, in turn, may adversely affect Clene’s sales and profitability where Clene commercializes its products. Unapproved foreign imports of prescription drugs are illegal under the current laws of the U.S., China, European Union, Australia and other jurisdictions. However, illegal imports may continue to occur or even increase as the ability of patients to obtain these lower priced imports continues to grow. Furthermore, cross-border imports from lower-priced markets (parallel imports) into higher-priced markets could harm sales of Clene’s future approved drugs and exert commercial pressure on pricing within one or more markets. In addition, competent government authorities may expand consumers’ ability to import lower priced versions of Clene’s future approved products or competing products from outside the countries where Clene operates. Any future legislation or regulations that increase consumer access to lower priced medicines from outside the countries where Clene operates could have a material adverse effect on Clene’s business.

Certain products distributed or sold in the pharmaceutical market may be manufactured without proper licenses or approvals, or are fraudulently mislabeled with respect to their content or manufacturers. These products are generally referred to as counterfeit pharmaceutical products. The counterfeit pharmaceutical product control and enforcement system, particularly in developing markets such as China, may be inadequate to discourage or eliminate the manufacturing and sale of counterfeit pharmaceutical products imitating Clene’s products. Since counterfeit pharmaceutical products in many cases have very similar appearances compared with the authentic pharmaceutical products but are generally sold at lower prices, counterfeits of Clene’s products can quickly erode the demand for Clene’s future approved drugs. Clene’s reputation and business could suffer harm as a result of counterfeit pharmaceutical products sold under Clene’s or Clene’s collaborators’ brand name(s). In addition, theft of inventory at warehouses, plants or while in-transit, which are not properly stored and which are sold through unauthorized channels, could adversely impact patient safety, as well as Clene’s reputation and business.

Clene relies on third parties to conduct its preclinical studies and clinical trials and Clene must work effectively with collaborators to develop its drug candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Clene may not be able to obtain regulatory approval for or commercialize its drug candidates and Clene’s business could be substantially harmed.

Clene has relied upon and plans to continue to rely upon third-party CROs and third-party vendors to monitor, collect samples, analyze samples, report data, and manage data for Clene’s ongoing preclinical and clinical programs. Clene relies on these parties for execution of its preclinical studies and clinical trials, and controls only certain aspects of their activities. Nevertheless, Clene is responsible for ensuring that each of Clene’s studies is conducted in accordance with the applicable protocol, legal and regulatory requirements, and scientific standards, and Clene’s reliance on the CROs does not relieve Clene of its regulatory responsibilities. Clene, its CROs and third-party vendors supporting its clinical programs, and its clinical investigators, are required to comply with GCPs, which are regulations and guidelines enforced by the FDA, NMPA, TGA, EMA, and other comparable regulatory authorities for all of Clene’s drugs in clinical development. If Clene or any of Clene’s CROs or clinical investigators fails to comply with applicable GCPs, the clinical data generated in Clene’s clinical trials may be deemed unreliable and the FDA, NMPA, TGA, EMA or comparable regulatory authorities may require Clene to perform additional clinical trials before approving Clene’s marketing applications. In addition, Clene’s pivotal clinical trials must be conducted with product produced under GMP. Clene’s failure to comply with these regulations may require it to repeat clinical trials, which would delay the regulatory approval process.

If any of Clene’s relationships with these third-parties terminates, Clene may not be able to enter into arrangements with alternative CROs or vendors, or to do so on commercially reasonable terms. In addition, Clene’s CROs are not Clene’s employees, and except for remedies available to Clene under its agreements with such CROs, Clene cannot control whether or not they devote sufficient time and resources to Clene’s ongoing clinical and nonclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they or Clene’s clinical investigators obtain is compromised due to the failure to adhere to Clene’s clinical protocols, regulatory requirements, or for other reasons, Clene’s clinical trials may be extended, delayed or terminated and Clene may not be able to obtain regulatory approval for or successfully commercialize its drug candidates. As a result, Clene’s results of operations and the commercial prospects for Clene’s approved drugs would be harmed, its costs could increase and its ability to generate revenues could be delayed.

Switching or adding additional CROs involves additional cost and delays, which can materially influence Clene’s ability to meet its desired clinical development timelines. There can be no assurance that Clene will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on Clene’s business, financial condition and prospects.

Clene’s future revenues are dependent on its ability to work effectively with collaborators to develop its drug candidates, including to obtain regulatory approval. Clene’s arrangements with collaborators will be critical to successfully bringing products to market and commercializing them. Clene relies on collaborators in various respects, including to undertake research and development programs, conduct clinical trials, manage or assist with the regulatory filings and approval process, and to assist with Clene’s commercialization efforts. Clene does not control its collaborators; therefore, Clene cannot ensure that these third parties will adequately and timely perform all of their obligations to Clene. If they fail to complete the remaining studies successfully, or at all, it could delay, adversely affect or prevent regulatory approval. Clene cannot guarantee the satisfactory performance of any of its collaborators and if any of Clene’s collaborators breach or terminate their agreements with Clene, Clene may not be able to successfully commercialize the licensed product which could materially and adversely affect Clene’s business, financial condition, cash flows and results of operations.

Clene’s third-party CROs and third-party vendors may also be impacted by the COVID-19 outbreak. See “— Clene’s financial position and operations may be adversely affected by the COVID-19 outbreak.”

Clene has entered into research collaborations and may form or seek collaborations or strategic alliances or enter into licensing arrangements in the future, and Clene may not realize the benefits of such collaborations, alliances, or licensing arrangements.

Clene may form or seek strategic alliances, create joint ventures or collaborations, or enter into licensing arrangements with third parties that Clene believes will complement or augment its development and commercialization efforts with respect to its drug candidates and any future drug candidates that it may develop. Any of these relationships may require Clene to incur non-recurring and other charges, increase Clene’s near and long-term expenditures, issue securities that dilute its existing shareholders, or disrupt its management and business.

Clene has entered into collaborative research arrangements with some of the world’s leading academic institutions and research centers and are working with key scientists in the field of central nervous system disorders.

Clene faces significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, Clene may not be successful in its efforts to establish a strategic partnership or other alternative arrangements for its drug candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view Clene’s drug candidates as having the requisite potential to demonstrate safety and efficacy or commercial viability. If and when Clene collaborates with a third party for development and commercialization of a drug candidate, Clene can expect to relinquish some or all of the control over the future success of that drug candidate to the third party. For any drug candidates that Clene may seek to in-license from third parties, Clene may face significant competition from other pharmaceutical or biotechnology companies with greater resources or capabilities than Clene, and any agreement that Clene does enter may not result in the anticipated benefits.

Further, collaborations involving Clene’s drugs are subject to numerous risks, which may include the following:

•        collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration;

•        collaborators may not pursue development and commercialization of Clene’s drug candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in their strategic focus due to the acquisition of competitive drugs, availability of funding, or other external factors, such as a business combination that diverts resources or creates competing priorities;

•        collaborators may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a drug candidate, repeat or conduct new clinical trials, or require a new formulation of a drug candidate for clinical testing;

•        collaborators could independently develop, or develop with third parties, drugs that compete directly or indirectly with Clene’s drugs;

•        a collaborator with marketing and distribution rights to one or more drugs may not commit sufficient resources to their marketing and distribution;

•        collaborators may not properly develop, maintain, or defend Clene’s intellectual property rights or may use Clene’s intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate Clene’s intellectual property or proprietary information or expose Clene to potential liability;

•        disputes may arise between Clene and a collaborator that cause the delay or termination of the research, development, or commercialization of Clene’s drug candidates, or that result in costly litigation or arbitration that diverts management attention and resources;

•        collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development, or commercialization of the applicable drug candidates; and

•        collaborators may own or co-own intellectual property covering Clene’s drugs that results from Clene’s collaborating with them, and in such cases, Clene would not have the exclusive right to commercialize such intellectual property.

As a result, Clene may not be able to realize the benefit of current or future research collaborations, strategic partnerships, or the potential licensing of third-party drugs if Clene is unable to successfully integrate such products with its existing operations and company culture, which could delay Clene’s timelines or otherwise adversely affect Clene’s business. Clene also cannot be certain that, following a strategic transaction or license, Clene will achieve the revenue or specific net income that justifies such transaction. If Clene is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, Clene may have to curtail the development of a drug candidate, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Clene elects to fund and undertake development or commercialization activities on its own, it may need to obtain additional expertise and additional capital, which may not be available to Clene on acceptable terms or at all. If Clene fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, Clene may not be able to further develop its drug candidates or bring them to market and generate product sales revenue, which would harm Clene’s business prospects, financial condition and results of operations.

Clene’s business depends on the use of raw materials, and a decrease in the supply, or an increase in the cost of these raw materials could materially and adversely affect Clene’s business, financial condition and results of operations.

In order to manufacture its products, Clene must obtain sufficient quantities of high-quality raw materials at commercially acceptable prices and in a timely manner. Certain critical raw materials, such as wires made of high-purity gold and other transition elements, are available from a limited number of suppliers in the market. As a result, any disruption in production or inability of Clene’s suppliers to produce adequate quantities to meet Clene’s needs could impair Clene’s ability to operate its business on a day-to-day basis and to continue its research and development of future drug candidates. Moreover, Clene expects its demand for such materials to increase as it expands business scale and commercializes its products, and Clene cannot guarantee that current suppliers have the capacity to meet Clene’s demand. Clene is also exposed to the risk of increased material costs, which Clene may not be able to pass on to customers and as a result, could lower its profitability. In addition, although Clene has implemented quality inspection procedures on such materials before they are used in Clene’s manufacturing processes and also requires its suppliers to maintain high quality standards, Clene cannot guarantee that it will be able to secure sufficient quantities of raw materials at high quality standards, nor detect all quality issues in the supplies Clene uses. For example, should the highly purified water that we utilize be compromised in any way, it could render entire batches unusable or, depending on the nature of the impurity, potentially dangerous to patients. Clene cannot assure you that these third parties will be able to maintain and renew all licenses, permits, and approvals necessary for their operations or comply with all applicable laws and regulations. Failure to do so by them may lead to interruption in their business operations, which in turn may result in shortage of the raw materials utilized by Clene. If Clene is unable to obtain qualified raw materials and the quality of its products suffer as a result, Clene may have to delay clinical trials and regulatory filings, recall its products, be subject to product liability claims, fail to comply with continuing regulatory requirements, and incur significant costs to rectify such issue, which may have a material and adverse effect on Clene’s business, financial condition and results of operations.

If Clene is unable to obtain and maintain sufficient patent protection for its drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties could develop and commercialize products similar or identical to Clene’s products, and Clene’s ability to commercialize its approved drugs successfully may be adversely affected.

Clene’s success depends in large part on its ability to protect its proprietary technology, drug candidates in clinical studies, and approved drugs on market (if approved) from competition by obtaining, maintaining and enforcing its intellectual property rights, including patent rights. Clene seeks to protect the drug candidates and technology that it considers commercially important by filing patent applications in most important commercial markets, including the U.S., the People’s Republic of China (“PRC”), Europe, Canada, Japan, Korea, and other countries, relying on trade secrets or pharmaceutical regulatory protection or employing a combination of these methods. However, the patent prosecution process is expensive, time-consuming and complex, and Clene may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Clene will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. As a result, Clene may not be able to prevent competitors from developing and commercializing competitive drugs in all such fields and territories.

Patents may be invalidated and patent applications may not be granted for a number of reasons, including known or unknown prior art, deficiencies in the patent application or the lack of novelty of the underlying invention or technology. Although Clene enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of its research and development output, such as its employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and any other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing Clene’s ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases, not at all. Therefore, Clene cannot be certain that it was the first to make the inventions claimed in its patents or pending patent applications or that it was the first to file for patent protection of such inventions. Furthermore, the PRC, EPO, and the U.S. have adopted the “first-to-file” system under which whoever first files a patent application will be awarded the patent if all other patentability requirements are met. Under the first-to-file system, third parties may be granted a patent relating to a technology which Clene invented.

The coverage sought by the claims in a patent application can be significantly reduced before the patent is issued, and the scope of the claims can be reinterpreted after issuance. Even if patent applications Clene licenses or owns currently or in the future issue as patents, they may not issue in a form that will provide Clene with any meaningful protection, prevent competitors or other third parties from competing with Clene, or otherwise provide Clene with any competitive advantage. In addition, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of Clene’s patent rights are highly uncertain.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and Clene’s patents may be challenged in the courts or patent offices in any country. Clene may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or become involved in opposition, derivation, revocation, re-examination, post-grant and inter partes review, or interference proceedings or similar proceedings in foreign jurisdictions challenging Clene’s patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, Clene’s patent rights, allow third parties to commercialize Clene’s technology or approved drugs and compete directly with Clene without payment, or result in Clene’s inability to manufacture or commercialize drug candidates and approved drugs without infringing, misappropriating or otherwise violating third-party patent rights. Moreover, Clene may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge the priority of Clene’s invention or other features of patentability of Clene’s patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit Clene’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Clene’s technology and drug candidates. Such proceedings also may result in substantial costs and require significant time from Clene’s scientists and management, even if the eventual outcome is favorable to Clene. Consequently, Clene does not know whether any of its technology or drug candidates will be protectable or remain protected by valid and enforceable patents. Clene’s competitors or other third parties may be able to circumvent its patents by developing similar or alternative technologies or products in a non-infringing manner.

Furthermore, although various extensions may be available, the life of a patent and the protection it affords, is limited. For example, approved therapies may face competition from generic medications after the related patents have expired, or if they are challenged and invalidated even before their expiry. Manufacturers of generic drugs may challenge the scope, validity or enforceability of Clene’s patents in court, and Clene may not be successful in enforcing or defending those intellectual property rights and, as a result, may not be able to develop or market the relevant product exclusively, which would have a material adverse effect on any potential sales of that product. The issued patents and pending patent applications, if issued, for Clene’s drug candidates are expected to expire on various dates as described in “Business — Intellectual Property” of this prospectus. Upon the expiration of Clene’s issued patents or patents that may issue from Clene’s pending patent applications, Clene will not be able to assert such patent rights against potential competitors and Clene’s business and results of operations may be adversely affected.

Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drugs are commercialized. As a result, Clene’s patents and patent applications may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Clene’s products. Moreover, some of Clene’s patents and patent applications may in the future be co-owned with third parties. If Clene is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Clene’s competitors, and Clene’s competitors could market competing products and technology. In addition, Clene may need the cooperation of any such co-owners of Clene’s patents in order to enforce such patents against third parties, and such cooperation may not be provided to Clene. Any of the foregoing could have a material adverse effect on Clene’s competitive position, business, financial conditions, results of operations and prospects.

Clene may not be able to protect Clene’s intellectual property rights throughout the world or prevent unfair competition by third parties.

Filing, prosecuting, maintaining, and defending patents on drug candidates in all countries throughout the world could be prohibitively expensive for Clene, and Clene’s intellectual property rights in some non-U.S. countries can have a different scope and strength than do those in the U.S. In addition, the laws of certain non-U.S. countries do not protect intellectual property rights to the same extent as the laws of the U.S. Consequently, Clene may not be able to prevent third parties from practicing Clene’s inventions in all countries outside the U.S., or from selling or importing drugs made using Clene’s inventions in and into the U.S. or non-U.S. jurisdictions. Competitors may use Clene’s technologies in jurisdictions where Clene has not obtained patent protection to develop their own drugs and further, may export otherwise infringing drugs to non-U.S. jurisdictions where Clene has patent protection, but where enforcement rights are not as strong as those in the U.S. These drugs may compete with Clene’s future approved drugs and Clene’s patent rights or other intellectual property rights may not be effective or adequate to prevent them from competing.

Clene may become involved in lawsuits to protect or enforce Clene’s intellectual property, which could be expensive, time consuming and unsuccessful. Clene’s patent rights relating to Clene’s drugs could be found invalid or unenforceable if challenged in court or before the U.S. Patent and Trademark Office or comparable non-U.S. authority.

Competitors may infringe Clene’s patent rights or misappropriate or otherwise violate Clene’s intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend Clene’s intellectual property rights, protect its trade secrets or determine the validity and scope of its own intellectual property rights or the proprietary rights of others. Enforcement or defense of intellectual property rights can be expensive and time consuming. Any claims that Clene asserts against perceived infringers could also provoke these parties to assert counterclaims against Clene alleging that Clene infringes their intellectual property rights. Many of Clene’s current and potential competitors have the ability to dedicate substantially greater resources to enforce and/or defend their intellectual property rights than Clene can. Accordingly, despite Clene’s efforts, Clene may not be able to prevent third parties from infringing upon or misappropriating Clene’s intellectual property. An adverse result in any litigation proceeding could put Clene’s patents, as well as any patents that may issue in the future from Clene’s pending patent applications, at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Clene’s confidential information could be compromised by disclosure during this type of litigation.

In patent litigation in the U.S., defendant counterclaims in district courts or in the patent trademark and appeal board (PTAB) alleging invalidity or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include ex parte re-examination, inter partes review, post-grant review, derivation and equivalent proceedings in non-U.S. jurisdictions, such as opposition proceedings. Such proceedings could result in revocation or amendment to Clene’s patents in such a way that they no longer cover and protect Clene’s drug candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity of Clene’s patents, for example, Clene cannot be certain that there is no invalidating prior art of which Clene, Clene’s patent counsel, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Clene would lose at least part, and perhaps all, of the patent protection on Clene’s drug candidates. Such a loss of patent protection could have a material adverse impact on Clene’s business.

Clene may not be able to prevent misappropriation of Clene’s trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the U.S. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Clene’s confidential information could be compromised by disclosure during this type of litigation.

If Clene is sued for infringing the intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay Clene from developing or commercializing Clene’s drug candidates.

Clene’s commercial success depends in part on Clene’s avoiding infringement of the patents and other intellectual property rights of third parties. Clene is aware of other issued patents belonging to third parties that exist in fields in which Clene is developing its drug candidates. There may also be third-party patents or patent applications of which Clene is currently unaware, and given the dynamic area in which Clene operates, additional patents are likely to be issued that relate to some aspects of Clene’s business. There is a substantial amount of litigation and other claims and proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries generally. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Clene’s drug candidates may give rise to claims of infringement of the patent rights of others.

Third parties may assert that Clene is using technology in violation of their patent or other proprietary rights. Defense of these claims, regardless of their merit, could involve substantial litigation expense and divert Clene’s technical personnel, management personnel, or both from their normal responsibilities. If third parties bring successful claims against Clene for infringement of their intellectual property rights, Clene may be subject to injunctive or other equitable relief, which could prevent Clene from developing and commercializing one or more of its drug candidates. Clene may also have to pay substantial damages, including treble damages and attorneys’ fees in the case of willful infringement, or redesign Clene’s infringing drug candidates, which may be impossible or require substantial time and cost. In the event of an adverse result in any such litigation, or even in the absence of litigation, Clene may need to obtain licenses from third parties to advance its research or allow commercialization of its drug candidates. Any such license might not be available on reasonable terms or at all. In the event that Clene are unable to obtain such a license, Clene would be unable to further develop and commercialize one or more of its drug candidates, which could harm its business significantly. Clene may also elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes prior to litigation, and any such license agreements may require Clene to pay royalties and other fees that could significantly harm its business.

Intellectual property litigation may lead to unfavorable publicity that harms Clene’s reputation and increases Clene’s operating losses, causing the market price of Clene’s common stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of the ordinary shares. Such litigation or proceedings could substantially increase Clene’s operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. Clene may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Clene’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Clene can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Clene’s ability to compete in the marketplace.

Obtaining and maintaining Clene’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Clene’s patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and most foreign jurisdictions either annually or in several stages over the lifetime of the patent. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Although an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. In any such event, Clene’s competitors might be able to enter the market, which would have a material adverse effect on Clene’s business.

If Clene does not obtain patent term extension and data exclusivity for any drug candidates it may develop, Clene’s business may be materially harmed.

Depending upon the timing, duration, and specifics of any FDA marketing approval of any drug candidates Clene may develop, one or more of Clene’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or Hatch Waxman Amendments. The Hatch Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during clinical trials and the FDA regulatory review process. A comparable extension right may exist in other foreign jurisdictions as well. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of drug approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, Clene may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Clene requests. In addition, no patent term extension system has been established in the PRC beyond the new pilot program, and implementation of the pilot program may not occur quickly. As a result, the patents Clene has in the PRC are not yet eligible to be extended for patent term lost during clinical trials and the regulatory review process. If Clene is unable to obtain patent term extension or term of any such extension is less than Clene requests, Clene’s competitors may obtain approval of competing products following Clene’s patent expiration, and Clene’s business, financial condition, results of operations, and prospects could be materially harmed.

Changes in patent law could diminish the value of patents in general, thereby impairing Clene’s ability to protect its drug candidates.

The U.S. has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Clene’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained, if any. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Clene’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future. There could be similar changes in the laws of foreign jurisdictions that may impact the value of Clene’s patent rights or other intellectual property rights.

If Clene is unable to protect the confidentiality of Clene’s trade secrets, Clene’s business and competitive position would be harmed.

In addition to Clene’s issued patents and pending patent applications, Clene relies on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain its competitive position and to protect its drug candidates. Clene seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as its employees, corporate collaborators, outside scientific collaborators, sponsored researchers, consultants, advisors and other third parties. Clene also enters into confidentiality and invention or patent assignment agreements with its employees and consultants. However, any of these parties may breach such agreements and disclose Clene’s proprietary information, and Clene may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. If any of Clene’s trade secrets were to be lawfully obtained or independently developed by a competitor, Clene would have no right to prevent them from using that technology or information to compete with Clene and Clene’s competitive position would be harmed.

Clene may be subject to claims that Clene’s employees have wrongfully used or disclosed the alleged trade secrets of their former employers.

Many of Clene’s employees, including Clene’s senior management, were previously employed at other biotechnology or pharmaceutical companies, including Clene’s competitors or potential competitors. Some of these employees, including each member of Clene’s senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although Clene tries to ensure that its employees do not use the proprietary information or know-how of others in their work for Clene, Clene may be subject to claims that Clene or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Clene is not aware of any threatened or pending claims related to these matters or concerning the agreements with Clene’s senior management, but in the future litigation may be necessary to defend against such claims. If Clene fails in defending any such claims, in addition to paying monetary damages, Clene may lose valuable intellectual property rights, or personnel. Even if Clene is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property rights do not necessarily protect Clene from all potential threats to Clene’s competitive advantages.

The degree of future protection afforded by Clene’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Clene’s business, or permit Clene to maintain its competitive advantage. The following examples are illustrative:

•        others may be able to make compounds that are similar to Clene’s drug candidates but that are not covered by the claims of the patents that Clene own or may in the future exclusively license;

•        Clene might not have been the first to make the inventions covered by the issued patents or pending patent applications that it owns or may in the future exclusively license, which could result in the patent applications not issuing or being invalidated after issuing;

•        Clene might not have been the first to file patent applications covering certain of its inventions, which could prevent the issuance of the patent applications or cause them to be invalidated after issuance;

•        others may independently develop similar or alternative technologies or duplicate any of Clene’s technologies without infringing Clene’s intellectual property rights;

•        it is possible that Clene’s pending patent applications will not lead to issued patents;

•        issued patents that Clene owns or have exclusively licensed may not provide it with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by its competitors;

•        Clene may obtain patents for certain drug candidates many years before it receives NDA approval for these drugs, and because patents have a limited life, which may begin to run prior to the commercial sale of the related drugs, limiting the commercial value of Clene’s patents;

•        Clene’s competitors might conduct research and development activities in countries where Clene does not have patent rights and then use the information learned from such activities to develop competitive drugs for commercialization in Clene’s major markets;

•        Clene may fail to develop additional proprietary technologies that are patentable;

•        Clene may fail to apply for or obtain adequate intellectual property protection in all the jurisdictions in which it operates; and

•        the patents of others may have an adverse effect on Clene’s business, for example by preventing Clene from commercializing one or more of its drug candidates for one or more indications.

Any of the aforementioned threats to Clene’s competitive advantage could have a material adverse effect on Clene’s business.

Risks Relating to Tottenham’s Business

Tottenham will be forced to liquidate the trust account if it cannot consummate a business combination by January 6, 2021 or by the latest March 6, 2021, Tottenham’s public shareholders will receive $10.00 per share and the rights will expire worthless.

In the absence of shareholder approval for a further extension, if Tottenham is unable to complete a business combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, and is forced to liquidate, the per-share liquidation distribution will be $10.00, plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the TOTA Rights, which will expire worthless as a result of Tottenham’s failure to complete a business combination.

You must tender your TOTA Ordinary Shares in order to validly seek redemption at the Extraordinary General Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Tottenham’s transfer agent by two (2) business days before the Extraordinary General Meeting, or deliver your TOTA Ordinary Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by two (2) business days before the Extraordinary General Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

A Tottenham shareholder who elects to dissent under Section 179 of the BVI BC Act and validly exercises its entitlement to payment of the fair value of the TOTA Ordinary Shares it holds following the procedures set forth above will not be entitled to have its TOTA Ordinary Shares redeemed. If a Tottenham shareholder has elected to have its TOTA Ordinary Shares redeemed but later elects to dissent, upon receipt of the written notice of such a Tottenham shareholder’s decision to elect to dissent, Tottenham shall instruct its transfer agent to return the TOTA Ordinary Shares (physically or electronically) delivered to the transfer agent in connection with such Tottenham shareholder’s demand for redemption to the Tottenham shareholder.

If third parties bring claims against Tottenham, the proceeds held in trust could be reduced and the per-share liquidation price received by Tottenham’s shareholders may be less than $10.00.

Tottenham’s placing of funds in trust may not protect those funds from third party claims against Tottenham. Although Tottenham has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Tottenham’s public shareholders, they may still seek recourse against the trust account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Tottenham’s public shareholders. If Tottenham liquidates the trust account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in Tottenham’s trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Tottenham cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the trust account for our shareholders may be less than $10.00 due to such claims.

Additionally, if Tottenham is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Tottenham’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, Tottenham may not be able to return $10.00 to Tottenham’s public shareholders.

Any distributions received by Tottenham’s shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Tottenham was unable to pay its debts as they fell due in the ordinary course of business and the value of its assets does not exceed its liabilities.

Tottenham’s third amended and restated memorandum and articles of association provides that it will continue in existence only until the latest March 6, 2021. In the absence of shareholder approval for a further extension, if Tottenham is unable to consummate a transaction within the required time period, upon notice from Tottenham, the trustee of the trust account will distribute the amount in its trust account to its public shareholders. Concurrently, Tottenham shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Tottenham cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, our Sponsor agreed that, if it liquidates prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tottenham for services rendered or contracted for or products sold to it, but only if such a vendor or prospective target business does not execute such a waiver. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of Tottenham’s assets to its public shareholders.

Thereafter, Tottenham’s sole business purpose will be to voluntarily liquidate and dissolve in accordance with British Virgin Islands law. In such a situation under British Virgin Islands law, a liquidator would be appointed and, subject to the terms of the required plan of liquidation, the liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) and by placing a public advertisement in the appropriate newspaper in the British Virgin Islands. However, in practice the procedure to be followed by the liquidator will be subject to the terms of the plan of liquidation and the memorandum and articles of association of the company and the mentioned notice may not necessarily delay the distribution of assets particularly if the liquidator is satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. In practice, as soon as the affairs of the company are fully-wound up, the liquidator would normally lay a final report and accounts before a final general meeting. Upon completion of a voluntary liquidation, the liquidator must file a statement that the liquidation has been completed with the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”) and thereafter the company will be dissolved on the date of the certificate issued by the Registrar. It is Tottenham’s intention to liquidate the trust account to its public shareholders as soon as reasonably possible and the initial shareholders have agreed to take any such action necessary to liquidate the trust account and to dissolve the company as soon as reasonably practicable if Tottenham does not complete a business combination within the required time period. Pursuant to Tottenham’s third amended and restated memorandum and articles of association, in the absence of shareholder approval for a further extension, failure to consummate a business combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended will trigger an automatic winding up of the company.

If at any time the voluntary liquidator of a company in voluntary liquidation is of the opinion that the company is insolvent (that is to say, either the value of the company’s liabilities exceeds, or will exceed, its assets or, the company is, or will be, unable to pay its debts as they fall due), he shall forthwith send a written notice to the British Virgin Islands Official Receiver in the approved form. The voluntary liquidator shall then call a meeting of creditors of the company to be held within twenty-one days of the date of the aforesaid notice to the Official Receiver. The said creditors’ meeting shall be treated as if it were the first meeting of the creditors of a company called under section 179 of the Insolvency Act, 2003 of the British Virgin Islands (as the same may be amended from time to time, “Insolvency Act”) by a liquidator appointed by the members of a company and sections 179 and 180 of the Insolvency Act shall apply to the calling and holding of such a meeting.

Where a voluntary liquidator is not an eligible licensed insolvency practitioner with respect to the company, the Official Receiver may apply to the British Virgin Islands High Court ex parte for the appointment of himself or an eligible licensed insolvency practitioner as the liquidator of the company and the court may make the appointment subject to such conditions as it considers appropriate. From the time that a voluntary liquidator appointed first becomes aware that the company is not, or will not be, able to pay its debts he shall conduct the liquidation as if he had been appointed liquidator under the Insolvency Act. The Insolvency Act will apply to the liquidation of the company subject to such modifications as are appropriate and the liquidation of the company shall be deemed to have commenced on the date of the appointment of the voluntary liquidator. If Tottenham is deemed insolvent, then there are also circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act if it was proved that immediately following the date on which the distribution was made, Tottenham was unable to pay its debts as they fall due in the ordinary course of business. A voidable transaction would be, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part. Furthermore, Tottenham’s board of directors may be viewed as having breached its fiduciary duties to Tottenham or Tottenham’s creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Tottenham cannot assure you that claims will not be brought against Tottenham for these reasons.

If Tottenham is forced to enter into an insolvent liquidation, any distributions received by Tottenham shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Tottenham was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Tottenham shareholders. Furthermore, Tottenham board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Tottenham to claims of damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Tottenham cannot assure you that claims will not be brought against it for these reasons.

If Tottenham’s due diligence investigation of Clene was inadequate, then Tottenham shareholders following the Business Combination could lose some or all of their investment.

Even though Tottenham conducted a due diligence investigation of Clene, it cannot be sure that this diligence uncovered all material issues that may be present inside Clene or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Clene and its business and outside of its control will not later arise.

All of Tottenham’s officers and directors own TOTA Ordinary Shares and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

All of Tottenham’s officers and directors collectively own an aggregate of 135,000 TOTA Ordinary Shares. Such individuals/entities have waived their rights to redeem these shares (including shares underlying the units), or to receive distributions with respect to these shares upon the liquidation of the trust account if Tottenham is unable to consummate a business combination. Accordingly, the TOTA Ordinary Shares purchased by our officers and directors will be worthless if Tottenham does not consummate a business combination. Based on a market price of $11.24 per TOTA Ordinary Share on December 4, 2020, the aggregate value of these shares was approximately $1,517,400. The TOTA Ordinary Shares acquired prior to the IPO, as well as the TOTA Units will be worthless if Tottenham does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Clene as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Tottenham shareholders’ best interest.

Tottenham is requiring shareholders who wish to redeem their shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Tottenham is requiring public shareholders who wish to redeem their ordinary shares to either tender their certificates to Tottenham’s transfer agent or deliver their shares to the transfer agent electronically using the Depository Trust Company’s, or DTC, DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Tottenham’s transfer agent will need to act to facilitate this request. It is Tottenham’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Tottenham does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Tottenham has been advised that it takes a short time to deliver shares through the DWAC System, Tottenham cannot assure you of this fact. Accordingly, if it takes longer than Tottenham anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.

Tottenham will require its public shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Tottenham requires public shareholders who wish to redeem their ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Tottenham will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until Tottenham has returned their securities to them. The market price for Tottenham’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

The initial shareholders, including the officers and directors, control a substantial interest in Tottenham and thus may influence certain actions requiring a shareholder vote.

Tottenham’s initial shareholders, including the officers and directors, collectively own approximately 39.49% of its issued and outstanding ordinary shares. However, if a significant number of Tottenham shareholders vote, or indicate an intention to vote, against the Business Combination, Tottenham’s initial shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. Tottenham’s initial shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.

If the current Tottenham’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of PubCo’s securities.

Tottenham’s initial shareholders are entitled to make a demand that it registers the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our initial shareholders, including Sponsor, are entitled to demand that we register the resale of the shares underlying the Private Units and private rights and any securities our initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time upon or after we consummate a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 636,500 shares of PubCo Common Stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of PubCo Common Stock after the consummation of the Business Combination.

Tottenham will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders.

Tottenham is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. Although Tottenham’s board of directors did not receive a valuation report from any third party agency, Chardan has informed Tottenham’s management that its initial review of Clene is positive. Tottenham has conducted its own due diligence and financial analyses calculations and has engaged in comprehensive discussions with Clene. Based on these efforts, Tottenham believes the valuation offered by Clene is favorable to Tottenham and its shareholders. Tottenham’s board of directors believes that because of the background of its directors, it was qualified to conclude that Clene’s fair market value was at least 80% of Tottenham’s net assets. Therefore, Tottenham’s board of directors did not obtain a fairness opinion to assist it in its determination and Tottenham’s board of directors may be incorrect in its assessment of the Business Combination and Tottenham public shareholders must rely solely on the judgment of Tottenham’s board of directors.

Tottenham’s directors and officers may have certain conflicts in determining to recommend the acquisition of Clene, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

Tottenham’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the Tottenham’s securities owned by Tottenham’s management and directors, or their affiliates and associates, would become worthless if the Business Combination is not approved and Tottenham otherwise fails to consummate a Business Combination prior to its liquidation.

Tottenham will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Tottenham will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Tottenham may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

Risks Relating to the Business Combination

Tottenham and Clene have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Tottenham if the Business Combination is completed or by Tottenham if the Business Combination is not completed.

Tottenham and Clene expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Tottenham expects to incur approximately $1,000,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Tottenham if the Business Combination is completed or by Tottenham if the Business Combination is not completed.

In the event that a significant number of TOTA Ordinary Shares are redeemed, the PubCo Common Stock may become less liquid following the Business Combination.

If a significant number of TOTA Ordinary Shares are redeemed, PubCo may be left with a significantly smaller number of stockholders. As a result, trading in the shares of PubCo following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

Tottenham may waive one or more of the conditions to the Business Combination without resoliciting Tottenham shareholder approval for the Business Combination.

Tottenham may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Tottenham board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/consent solicitation statement/prospectus and resolicitation of proxies is warranted. In some instances, if Tottenham board of directors determines that a waiver is not sufficiently material to warrant resolicitation of Tottenham shareholders, Tottenham has the discretion to complete the Business Combination without seeking further shareholder approval . For example, it is a condition to Tottenham’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Clene’s conduct of its business, however, if Tottenham board of directors determines that any such order or injunction is not material to the business of Clene, then Tottenham board of directors may elect to waive that condition and close the Business Combination.

The grant and future exercise of registration rights may adversely affect the market price of PubCo’s securities upon consummation of the Business Combination.

Pursuant to the registration rights agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/consent solicitation statement/prospectus, certain stockholders can demand that PubCo register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes. Following the consummation of the Business Combination, PubCo intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo Common Stock post-Business Combination.

There will be a substantial number of PubCo Common Stock available for sale in the future that may adversely affect the market price of PubCo Common Stock.

PubCo may issue such number of shares as may be approved by its stockholders and authorized by its directors, in accordance with the terms of PubCo’s first amended and restated certificate of incorporation (the “Certificate of Incorporation”). Clene will use its commercially reasonable efforts to cause its stockholders who will own more than 1% of the issued and outstanding PubCo Common Stock immediately after the closing to enter into Lock-Up Agreements that extend for six (6) months after closing. In addition, 400,000 shares of PubCo Common Stock held by our initial shareholders that are currently in an escrow account will be released and available for sale as early as six months from the date of the Business Combination, provided that 50% of such shares will be released on the date on which the closing price of the shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination. The availability of such a significant number of securities for trading in the public market, after the expiration of these restricted periods, may have an adverse effect on the market price of PubCo Common Stock.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the Merger Agreement can be completed, approval must be obtained under the HSR Act. In deciding whether to grant antitrust clearance, the relevant governmental authorities will consider a variety of factors, including the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs, or place restrictions on the conduct of Clene’s business following completion of the Business Combination. The requirements, limitations or costs imposed by the relevant governmental authorities could delay the closing of the merger or diminish the anticipated benefits of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the merger. Tottenham and Clene believe that the merger should not raise significant regulatory concerns and that Tottenham and Clene will be able to obtain all requisite regulatory approvals in a timely manner. However, Tottenham and Clene cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may imposed. In addition, neither Tottenham nor Clene can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay.

Tottenham shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Tottenham’s current shareholders have on the management of Tottenham.

After the Business Combination, assuming (i) no redemptions of Tottenham’s shares or Dissenting Shares, (ii) no exercise of the PubCo Warrants or PIPE Warrants, and (iii) 1,500,000 PIPE Shares issued, Tottenham’s current public shareholders will own approximately 4.25% of PubCo, Tottenham’s initial shareholders will own approximately 1.63% of PubCo, holders of the PIPE Shares will own approximately 2.50% of PubCo, and Clene stockholders will own approximately 90.41% of PubCo. Assuming redemption by holders of 1,242,795 Tottenham’s outstanding ordinary shares, which assumes the maximum redemption of Tottenham ordinary shares after giving effect to payments to redeeming stockholders, Tottenham’s current public shareholders will own approximately 2.23% of PubCo, Tottenham’s initial shareholders will own approximately 1.67% of PubCo, holders of the PIPE Shares will own approximately 2.55% of PubCo, and Clene stockholders will own approximately 92.32% of PubCo. The minority position of the former Tottenham’s shareholders will give them limited influence over the management and operations of the post-Business Combination company.

Risks Relating to PubCo

Provisions in PubCo’s amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the consummation of the Business Combination could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of PubCo’s common stock.

Provisions in PubCo’s amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the consummation of the Business Combination may discourage, delay or prevent a merger, acquisition or other change in control of Pubco that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of PubCo’s common stock, thereby depressing the market price of PubCo’s common stock. Such provisions including the following:

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of PubCo’s board of directors;

•        the ability of PubCo’s board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•        the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation or PubCo’s amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt;

•        the exclusive right of PubCo’s board of directors to elect a director to fill a vacancy created by the expansion of PubCo’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on PubCo’s board of directors; and

•        the requirement that a special meeting of stockholders may be called only by the board of directors of PubCo, the chairman of the board of directors of PubCo or the Chief Executive Officer of PubCo, which could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors.

These and other provisions in PubCo’s amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon consummation of the Business Combination could make it more difficult for stockholders or potential acquirors to obtain control of PubCo’s board of directors or initiate actions that are opposed by PubCo’s then-current board of directors, including delay or impede a merger, tender offer or proxy contest involving PubCo. The existence of these provisions could negatively affect the price of PubCo’s common stock and limit opportunities for you to realize value in a corporate transaction.

Notwithstanding that the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, the Business Combination is likely to be a taxable event for U.S. Holders of TOTA Ordinary Shares, TOTA Warrants, and TOTA Rights.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” including the application of the PFIC rules and Section 367(b) of the Code, the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Nonetheless, a U.S. Holder of Tottenham securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its Tottenham securities for PubCo securities pursuant to the Reincorporation Merger under Section 367(b) of the Code.

In addition, U.S. Holders of TOTA Ordinary Shares, TOTA Warrants, and TOTA Rights are likely to be subject to U.S. federal income tax consequences under the PFIC regime. Please see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Tottenham Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Tottenham’s potential PFIC status and certain tax implications thereof.

Tottenham may be or may have been a PFIC during a U.S. Holder’s holding period.

If Tottenham is a PFIC or has been a PFIC during a U.S. Holder’s holding period, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences as a result of the Reincorporation Merger. There is no assurance that Tottenham is not currently or has not been a PFIC during a U.S. Holder’s holding period. If (a) Tottenham has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of TOTA Ordinary Shares, TOTA Rights, or TOTA Warrants has not made certain elections with respect to its TOTA Ordinary Shares, TOTA Rights, or TOTA Warrants), and (b) PubCo is not a PFIC in the taxable year of the Reincorporation Merger, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code) upon the exchange of TOTA Ordinary Shares, TOTA Rights, and TOTA Warrants, as applicable, for PubCo Common Stock or PubCo Warrants pursuant to the Reincorporation Merger. Please see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Tottenham Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to TOTA’s potential PFIC status and certain tax implications thereof.

If the Acquisition Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Clene common stock and Clene warrants may be required to pay substantial U.S. federal income taxes.

Clene’s obligation to effect the Acquisition Merger is conditioned on its receipt of an opinion from its tax counsel, Kirkland & Ellis LLP, to the effect that, for U.S. federal income tax purposes, the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and representations as to factual matters from Clene, Tottenham, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Clene and Tottenham do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Acquisition Merger. If the Acquisition Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its Clene common stock or Clene warrants for PubCo Common Stock or PubCo Warrants, as applicable, may recognize gain in connection with the Acquisition Merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Acquisition Merger to U.S. Holders of Clene securities, see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Holders — U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of Clene Securities.”

THE EXTRAORDINARY GENERAL MEETING OF TOTTENHAM SHAREHOLDERS

General

We are furnishing this proxy statement/consent solicitation statement/prospectus to Tottenham shareholders as part of the solicitation of proxies by Tottenham board of directors for use at the Extraordinary General Meeting to be held on December 30, 2020 and at any adjournment or postponement thereof. This proxy statement/consent solicitation statement/prospectus is first being furnished to our shareholders on or about December 18, 2020 in connection with the vote on the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held on December 30, 2020 at 10:00 a.m. Hong Kong Time, or such other date, time and place to which such meeting may be adjourned or postponed. Due to the COVID-19 pandemic, Tottenham will be holding the Extraordinary General Meeting as a teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, we are asking holders of TOTA Ordinary Shares to approve the following Proposals:

•        The Reincorporation Merger Proposal to approve the Reincorporation Merger;

•        The Acquisition Merger Proposal to approve the Acquisition Merger;

•        The Incentive Plan Proposal to approve PubCo’s Incentive Plan;

•        The ESPP Plan Proposal to approve PubCo’s ESPP Plan; and

•        The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Tottenham does not receive the requisite shareholder vote to approve the above Proposals.

Recommendation of Tottenham’s Board of Directors

Tottenham board of directors:

•        has determined that each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal, are fair to, and in the best interests of, Tottenham and its shareholders;

•        has approved the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal; and

•        recommends that Tottenham shareholders vote “FOR” each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Tottenham board of directors have interests that may be different from or in addition to your interests as a shareholder. See “Proposal No. 14 The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/consent solicitation statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on December 4, 2020, as the record date for determining those Tottenham shareholders entitled to notice of and to vote at the Extraordinary General Meeting. As of the close of business on December 4, 2020, there were 3,456,423 TOTA Ordinary Shares outstanding and entitled to vote. Each holder of TOTA Ordinary Shares is entitled to one vote per share on each of the Proposals.

As of December 4, 2020, the initial shareholders collectively own and is entitled to vote 1,365,000 TOTA Ordinary Shares, or approximately 39.49% of Tottenham’s issued and outstanding ordinary shares. With respect to the Business Combination, they have agreed to vote their TOTA Ordinary Shares acquired by them in favor of the Reincorporation Proposal and the Acquisition Merger Proposal. The Sponsor has indicated that it intends to vote its shares, as applicable, “FOR” the other Proposals, although there is no agreement in place with respect to the other Proposals.

Quorum and Required Vote for the Proposals

A quorum of Tottenham shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting is represented in person or by proxy. A Tottenham holder present in person or by proxy and abstaining from voting at the Extraordinary General Meeting will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Reincorporation Proposal and the Acquisition Proposal will require the affirmative vote of 65% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of the Incentive Plan Proposal, the ESPP Plan Proposal and the Adjournment Proposal will require the affirmative vote of 50% of the issued and outstanding TOTA Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the voting on Proposals.

Voting Your Shares

Each TOTA Ordinary Share that you own in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Extraordinary General Meeting. Your proxy card shows the number of TOTA Ordinary Shares that you own.

There are two ways to ensure that your TOTA Ordinary Shares are voted at the Extraordinary General Meeting:

•        You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by Tottenham board of directors, “FOR” the adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

•        You can attend the Extraordinary General Meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE REINCORPORATION MERGER PROPOSAL AND THE ACQUISITION MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•        you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Advantage Proxy, our proxy solicitor, at 877-970-8565.

No Additional Matters May Be Presented at the Extraordinary General Meeting

This Extraordinary General Meeting has been called only to consider the approval of the Proposals.

Redemption Rights

Pursuant to Tottenham’s third amended and restated memorandum and articles of association, a holder of TOTA Ordinary Shares has the right to have its public shares redeemed for cash equal to its pro rata share of the trust account (net of taxes payable) in connection with the Business Combination.

If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Hong Kong Time on December 28, 2020 (two (2) business days before the Extraordinary General Meeting), that Tottenham redeem your shares into cash; and (ii) submit your request in writing to Tottenham’s transfer agent, at the address listed at the end of this section and deliver your shares to Tottenham’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Extraordinary General Meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to Tottenham’s transfer agent. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.

You may tender the TOTA Ordinary Shares for which you are electing redemption by two (2) business days before the Extraordinary General Meeting by either:

•        Delivering certificates representing Tottenham’s ordinary shares to Tottenham’s transfer agent, or

•        Delivering the TOTA Ordinary Shares electronically through the DWAC system.

Tottenham shareholders will be entitled to redeem their TOTA Ordinary Shares for a full pro rata share of the trust account (currently anticipated to be no less than approximately $11.02 per share) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Tottenham’s transfer agent two (2) business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Extraordinary General Meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of TOTA Ordinary Shares as of the record date. Any public shareholder who holds TOTA Ordinary Shares on or before 5:00 p.m., Hong Kong Time on December 28, 2020 (two (2) business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Tottenham’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case, two (2) business days before the Extraordinary General Meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Tottenham’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Tottenham’s understanding that Tottenham shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Tottenham does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Tottenham shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a shareholder tenders its shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. Tottenham anticipates that a shareholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Tottenham public shareholders, Tottenham will redeem each share into a pro rata portion of the funds available in the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $11.02 per share. If you exercise your redemption rights, you will be exchanging your TOTA Ordinary Shares for cash and will no longer own the shares. In the absence of shareholder approval for a further extension, if Tottenham is unable to complete the Business Combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, it will liquidate and dissolve and public shareholders would be entitled to receive approximately $11.02 per share upon such liquidation.

The Business Combination will not be consummated if the holders of 1,242,795 or more of Tottenham’s ordinary shares exercise their redemption rights.

Holders of outstanding TOTA Units must separate the underlying TOTA Ordinary Shares, TOTA Warrants and TOTA Rights prior to exercising redemption rights with respect to the TOTA Ordinary Shares. If TOTA Units are registered in a holder’s own name, the holder must deliver the certificate for its TOTA Units to the transfer agent with written instructions to separate the TOTA Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the TOTA Ordinary Shares from the TOTA Units.

If a broker, dealer, commercial bank, trust company or other nominee holds TOTA Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s TOTA Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of TOTA Units to be separated and the nominee holding such TOTA Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant TOTA Units and a deposit of an equal number of TOTA Ordinary Shares, TOTA Warrants and TOTA Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the TOTA Ordinary Shares from the TOTA Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their TOTA Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Tendering Ordinary Shares Certificates in connection with Redemption Rights

Tottenham is requiring Tottenham public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Tottenham’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two (2) business days prior to the Extraordinary General Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Tottenham requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to two business days immediately preceding the Extraordinary General Meeting. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up to two business days immediately preceding the Extraordinary General Meeting, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Tottenham will promptly return the share certificates to the public shareholder.

Dissenter Rights

In accordance with Section 179 of the BVI BC Act, a holder of TOTA Ordinary Shares is entitled to payment of the fair value of all of its shares upon validly dissenting from the Reincorporation Merger. Holders of TOTA Ordinary Shares may only dissent in respect of all shares that they hold in Tottenham.

Upon a holder of TOTA Ordinary Shares validly exercising its entitlement under Section 179 of the BVI BC Act, such Dissenting Shareholder ceases to have any rights (including the redemption rights) of a shareholder of Tottenham except the right to be paid the fair value of its TOTA Ordinary Shares.

A holder of TOTA Ordinary Shares who desires to exercise its entitlement to payment of the fair value of all of its shares is required to give to Tottenham written objection to the Reincorporation Merger before the Extraordinary General Meeting or before the vote on the Reincorporation Merger Proposal at the Extraordinary General Meeting.

Within 20 days immediately following the date on which the approval of Tottenham shareholders is obtained at the Extraordinary General Meeting (or any adjourned meeting), Tottenham shall give written notice of the approval to each Tottenham shareholder who gave a valid written objection to the Reincorporation Merger, except for those Tottenham shareholders who after giving the written objection, subsequently voted to approve the Reincorporation Merger Proposal at the Extraordinary General Meeting (or any adjourned meeting). Any such holder of TOTA Ordinary Shares who elects to dissent is required, within 20 days immediately following the date on which the notice of approval by Tottenham referred to above is given, to give Tottenham a written notice of its decision to elect to dissent, stating: (a) its name and address; (b) the number of TOTA Ordinary Shares in respect of which it dissents; and (c) a demand for payment of the fair value of its shares. On the effective date, a Dissenting Shareholder shall have its TOTA Ordinary Shares automatically cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and such Dissenting Shareholder shall not be entitled to receive PubCo Common Stock pursuant to the Reincorporation Merger.

A Tottenham shareholder who elects to dissent under Section 179 of the BVI BC Act and validly exercises its entitlement to payment of the fair value of the TOTA Ordinary Shares it holds following the procedures set forth above will not be entitled to have its TOTA Ordinary Shares redeemed. If a Tottenham shareholder has elected to have its TOTA Ordinary Shares redeemed but later elects to dissent, upon receipt of the written notice of such a Tottenham shareholder’s decision to elect to dissent, Tottenham shall instruct its transfer agent to return the TOTA Ordinary Shares (physically or electronically) delivered to the transfer agent in connection with such Tottenham shareholder’s demand for redemption to the Tottenham shareholder.

Holders of outstanding TOTA Units must separate the underlying TOTA Ordinary Shares, TOTA Warrants and TOTA Rights prior to objecting to the Reincorporation Merger and exercising their dissenter rights under Section 179 of the BVI BC Act. If TOTA Units are registered in a holder’s own name, the holder must deliver the certificate for its TOTA Units to Continental with written instructions to separate the TOTA Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may object to the Reincorporation Merger and then exercise his, her or its dissenter rights upon the separation of the TOTA Ordinary Shares from the TOTA Units.

If a broker, dealer, commercial bank, trust company or other nominee holds TOTA Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s TOTA Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of TOTA Units to be separated and the nominee holding such TOTA Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant TOTA Units and a deposit of an equal number of TOTA Ordinary Shares, TOTA Warrants and TOTA Rights. This must be completed far enough in advance to permit the mailing of a physical certificate back to the holder so that the holder may object to the Reincorporation Merger and then exercise his, her or its dissenter rights upon the separation of the TOTA Ordinary Shares from the TOTA Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their TOTA Ordinary Shares to be separated in a timely manner, they will likely not be able to object to the Reincorporation Merger and exercise their dissenter rights.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of Tottenham board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Tottenham and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/consent solicitation statement/prospectus and proxy card. Advantage Proxy, a proxy solicitation firm that Tottenham has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.

Tottenham will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tottenham will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the Extraordinary General Meeting.

PROPOSAL NO. 1

THE REINCORPORATION MERGER PROPOSAL

The discussion in this proxy statement/consent solicitation statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

Purpose of the Reincorporation Merger Proposal

The purpose of the Reincorporation Merger is to establish a Delaware corporation as the parent entity of Clene. As a result of the Reincorporation Merger, the Tottenham shareholders will no longer be shareholders of Tottenham and (other than the Dissenting Shareholders and the Tottenham shareholders who exercise their redemption rights) will become stockholders of PubCo. The Reincorporation is a condition to consummation of the Business Combination. Clene required that Tottenham redomicile in the state of Delaware in order to enter into the Merger Agreement. Being redomiciled in Delaware will create operation efficiencies for the combined company due to the fact that Clene and its subsidiaries are all located in the United States and a Delaware corporation will provide its stockholders with certain rights not afforded to them by a British Virgin Islands company. The Reincorporation will be completed immediately prior to the Business Combination. As part of the Reincorporation, Tottenham’s corporate name will be that of the surviving company, “Chelsea Worldwide Inc.”

Summary of the Reincorporation Merger

The Merger Agreement was entered into by and among Tottenham, PubCo, Merger Sub, Clene and certain other parties on September 1, 2020. Upon the approval of the Merger Agreement by the Tottenham shareholders and concurrently with the Acquisition Merger, Tottenham will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly owned subsidiary of Tottenham. The separate corporate existence of Tottenham will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding TOTA Units will separate into their individual components of TOTA Ordinary Shares, TOTA Rights and TOTA Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the Tottenham shareholders shall be exchanged as follows:

(i)     Each TOTA Ordinary Share, issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares and Dissenting Shares), will automatically be cancelled and cease to exist and for each TOTA Ordinary Share, PubCo shall issue to each Tottenham shareholder (other than the Dissenting Shareholders and Tottenham shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued share of PubCo Common Stock, which, unless explicitly stated herein, shall be fully paid;

(ii)    each Dissenting Share held by a Dissenting Shareholder (who has not effectively withdrawn its right to such dissent) will be cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI BC Act and such Dissenting Shareholders will not be entitled to receive any shares of the PubCo Common Stock to be issued in connection with the Reincorporation Merger;

(iii)   Each TOTA Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one-half of one share of PubCo Common Stock (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the TOTA Warrants; and

(iv)   The holders of TOTA Rights issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one share of PubCo Common Stock in exchange for the cancellation of each TOTA Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

Additionally, immediately prior to the exchange listed above, Tottenham shall cancel and forfeit an aggregate of 750,000 insider shares collectively owned by the initial shareholders for no additional consideration.

Required Vote

Approval of the Reincorporation Merger Proposal requires the affirmative vote of the holders of 65% of the TOTA Ordinary Shares as of the record date represented in person or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Reincorporation Merger Proposal is conditioned upon the adoption of the Acquisition Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Tottenham will not consummate the Business Combination.

Recommendation of Tottenham’s Board of Directors

After careful consideration, Tottenham board of directors determined that the Reincorporation Merger forming part of the Business Combination with Clene is in the best interests of Tottenham and its shareholders. On the basis of the foregoing, Tottenham board of directors has approved and declared advisable the Business Combination with Clene and recommends that you vote or give instructions to vote “FOR” adoption of the Reincorporation Merger Proposal.

PROPOSALs NO. 2 through no. 13
THE CHARTER PROPOSALS

Shortly before completion of the Business Combination, the amended and restated certificate of incorporation, or the proposed charter, will be adopted by PubCo. By voting in favor the Reincorporation Merger Proposal, you also agree that the combined company will adopt the proposed charter. The following table sets forth a summary of the principal changes proposed to be made between Tottenham’s third amended and restated memorandum and articles of association and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All shareholders are encouraged to read the proposed charter in its entirety for a complete description of its terms.

Change	Existing Charter	Charter Proposal
Corporate Name	The name of the Company under the Existing Charter is “Tottenham Acquisition I Limited.”	PubCo’s Certificate of Incorporation provides that the name of PubCo will be “Clene Inc.”
Authorized Shares (Proposal 2)

The number of authorized shares under the Existing Charter is up to a maximum of 102,000,000 shares of par value US$0.0001, which is divided into two classes consisting of 2,000,000 Preferred Shares and 100,000,000 Ordinary Shares.

See Clause 6 of the Memorandum.

PubCo’s Certificate of Incorporation authorizes 101,000,000 shares, consisting of 1,000,000 shares of Preferred Stock and 100,000,000 shares of common stock.

See Section 4.1 of PubCo’s Certificate of Incorporation.

Required Vote to Amend the Charter (Proposal 3)

Subject to provisions relating to the variation of existing shareholder rights, the Existing Charter may be amended by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors: (a) to restrict the rights or powers of the shareholders to amend the Existing Charter; (b) to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the Existing Charter; (c) in circumstances where the Memorandum or the Articles cannot be amended by the shareholders; or (d) to certain clauses of the Memorandum.

Section 13.1 of PubCo’s Certificate of Incorporation requires an affirmative vote of at least 66 2/3% of the total voting power of the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class, in order to amend, alter, repeal or rescind certain provisions of PubCo’s Certificate of Incorporation regarding amendment of the bylaws, structure of the board of directors, eliminating written consents of stockholders and calling meetings of the stockholders, limiting liability and providing indemnification of directors, corporate opportunities, severability of the provisions of the Certificate of Incorporation and amendment of the foregoing provisions. See Section 13.1 of PubCo’s Certificate of Incorporation.

Change	Existing Charter	Charter Proposal

“Resolution of Directors” means either: (a) a resolution approved at a duly convened and constituted meeting of directors by the affirmative vote of a majority of the directors present at the meeting who voted; or (b) a resolution consented to in writing or by telex, telegram, cable or other written or electronic communication by all of the directors.

“Resolution of Shareholders” means subject to requiring a higher percentage either: (a) a resolution approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote at least 50% (or 65% if approval is in connection with an amendment to certain provisions) of the outstanding shares present and voting in favor of the resolution at the meeting; or (b) a resolution consented to in writing by at least 50% (or 65% if approval is in connection with an amendment to certain provisions) of the outstanding shares voting in favor of the resolution;

Any amendment of the Existing Charter will take effect on the registration by the Registrar of Corporate Affairs in the British Virgin Islands.

See Clause 1.1 and 13 of the Memorandum

Except as provided in Section 13.1 regarding the vote required to amend the Certificate of Incorporation, PubCo’s Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class.

Required Vote to Amend the Bylaws (Proposal 4)	See above “Required Vote to Amend the Charter”

PubCo’s Certificate of Incorporation requires an affirmative vote of either a majority of the board of directors or at least a majority of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class; to amend the bylaws; provided that an affirmative vote of at least 66 2/3% of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting

Change	Existing Charter	Charter Proposal

together as a single class, are required in order for the stockholders of PubCo to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of PubCo’s bylaws, regarding rights and actions of stockholders, rights and procedures of the board of directors, and indemnification rights and processes, or to adopt any provision inconsistent therewith.

See Section 5.1 of PubCo’s Certificate of Incorporation.

Classified Board (Proposal 5)	The Existing Charter does not contain any provisions adopting or requiring a classified or staggered board of directors.

PubCo’s Certificate of Incorporation provides that the board of directors (other than those directors elected by the holders of any series of Preferred Stock) shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. To the extent possible, each class shall consist of one-third of the total number of directors.

See Section 6.1(B) of PubCo’s Certificate of Incorporation.

Director Election and Director Vacancies (Proposal 6)

The Existing Charter provides that the directors shall be elected by Resolution of Shareholders or by Resolution of Directors for such term as the Shareholders or Directors shall determine.

The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a new director to fill a vacancy on the board, the term of the newly appointed director shall not exceed the term that remained when the director being replaced ceased to hold office.

See Regulation 9 of the Articles.

Pursuant to Section 216 of the DGCL, directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of Preferred Stock, who shall be elected pursuant to the terms of such Preferred Stock).

PubCo’s Certificate of Incorporation provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.

See Section 6.1(A) and Section 6.1(C) of PubCo’s Certificate of Incorporation.

Change	Existing Charter	Charter Proposal
Director Removal (Proposal 7)

A director may be removed from office with or without cause by: (a) a Resolution of Shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy-five percent of the shareholders of the Company entitled to vote, subject to certain limits in the Articles; or (b) a Resolution of Directors.

See Regulation 9 of the Articles.

PubCo’s Certificate of Incorporation provides for the removal of directors with cause by the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of PubCo entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).

See Section 6.1(D) of PubCo’s Certificate of Incorporation.

Special Meetings (Proposal 8)	The Existing Charter does not contain any provisions relating to special meetings of shareholders.

PubCo’s Certificate of Incorporation provides that special meetings of the stockholders of PubCo may be called only by or at the direction of the board of directors of PubCo, the chairman of the board of directors of PubCo, or the chief executive officer of PubCo.

See Section 7.1 of PubCo’s Certificate of Incorporation.

Stockholder Actions by Written Consent (Proposal 9)

An action that may be taken by the shareholders at a meeting may also be taken by a Resolution of Shareholders consented to in writing without the need for any prior notice. If any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

A Resolution of Shareholders consented to in writing means a resolution consented to by at least 50% (or 65% if approval is in connection with an amendment to certain provisions) of the outstanding shares voting in favor of the resolution.

See Clause 1.1 of the Memorandum and Regulation 7.21 of the Articles.

Actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office.

See Section 7.1 of the PubCo’s Certificate of Incorporation.

DGCL Section 203 and Business Combinations (Proposal 10)	The Existing Charter does not contain any provisions relating to Section 203 of the DGCL.	PubCo’s Certificate of Incorporation provides that it shall not be governed by Section 203 of the DGCL.

Change	Existing Charter	Charter Proposal

So long as PubCo’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, PubCo is prohibited from engaging in any business combination (as defined in PubCo’s Certificate of Incorporation) with any interested stockholder (as defined in PubCo’s Certificate of Incorporation) for a period of three years following the time that such stockholder becomes an interested stockholder unless certain requirements are met. See Section 9.1 of PubCo’s Certificate of Incorporation.

Waiver of Corporate Opportunities (Proposal 11)	The Existing Charter does not contain any provisions relating to the waiver of corporate opportunities in favor of the directors and/or officers.	In PubCo’s Certificate of Incorporation, PubCo explicitly waives corporate opportunities for the non-employee directors of PubCo. See Section 10.1 of PubCo’s Certificate of Incorporation.
Forum Selection (Proposal 12)	The Existing Charter does not contain any provisions adopting an exclusive forum for certain shareholder litigation.

PubCo’s Certificate of Incorporation provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. For claims made under the Exchange Act and, to the fullest extent permitted by law, claims made under the Securities Act of 1933, as amended, the claim must be brought in federal district court.

See Section 12.1 of PubCo’s Certificate of Incorporation.

Removal of Blank Check Company Provisions (Proposal 13)	The Existing Charter contains various provisions applicable only to blank check companies.

The Proposed Charter does not include provisions applicable only to blank check companies.

The Proposed Charter does include 1,000,000 shares of undesignated preferred stock that could be designated and distributed or sold in the future based on a determination of the board, although the board has no current plans to do so.

Reasons for Proposed Charter Amendments

Authorized Shares (Proposal 2)

Our existing charter authorizes 102,000,000 shares, consisting of 2,000,000 Preferred Shares and 100,000,000 Ordinary Share. Proposal 2 provides that PubCo will be authorized to issue 101,000,000 shares, consisting of 1,000,000 shares of Preferred Stock and 100,000,000 shares of common stock.

Our board of directors believes that these shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter (Proposal 3)

At present, subject to provisions relating to the variation of existing shareholder rights, our existing charter may be amended by a Resolution of Shareholders or by a Resolution of Directors. Proposal 3 provides that an affirmative vote of at least 66 2/3% of the total voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required in order to amend, alter, repeal or rescind certain provisions of the Certificate of Incorporation regarding amendment of the bylaws, structure of the board of directors, eliminating written consents of stockholders and calling meetings of the stockholders, limiting liability and providing indemnification of directors, corporate opportunities, severability of the provisions of the Certificate of Incorporation and amendment of the foregoing provisions. Except as provided in the foregoing, our Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the merger. We further believe that going forward, a supermajority voting requirement encourages the person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws (Proposal 4)

At present, our existing charter provides that our bylaws may only be amended by a Resolution of Shareholders or by a Resolution of Directors. Proposal 4 provides that our Certificate of Incorporation requires an affirmative vote of either a majority of the board of directors or at least a majority of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class; to amend the bylaws; provided that an affirmative vote of at least 66 2/3% of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class, are required in order for the stockholders to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of PubCo’s bylaws, regarding rights and actions of stockholders, rights and procedures of the board of directors, and indemnification rights and processes, or to adopt any provision inconsistent therewith. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the merger. We further believe that going forward, a supermajority voting requirement encourages the person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Classified Board (Proposal 5)

Under our existing charter, the board of directors has no classes. Proposal 5 provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage experience and leadership stability following the merger. We also believe that such classification will assure desirable continuity in leadership and policy following the merger.

Director Election and Director Vacancies (Proposal 6)

At present, our existing charter provides that the directors shall be elected by Resolution of Shareholders or by Resolution of Directors for such term as the shareholders or directors shall determine. Our existing charter also provides that the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors, and where the directors appoint a new director to fill a vacancy on the board, the term of the newly appointed director shall not exceed the term that remained when the director being replaced ceased to hold office. Proposal 6 provides that directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of Preferred Stock, who shall be elected pursuant to the terms of such Preferred Stock). Proposal 6 further provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. We believe that these voting requirements are appropriate at this time to promote diversity on the board of directors.

Director Removal (Proposal 7)

At present, the existing charter provides that a director may be removed from office with or without cause by: (a) a Resolution of Shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy-five percent of the shareholders of the Company entitled to vote, subject to certain limits in the Articles; or (b) a Resolution of Directors. Proposal 7 provides for the removal of directors with cause by the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock). We believe that disallowing for a removal of a director without cause and supermajority voting requirements for “for-cause” removal are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the merger. We further believe that going forward, a supermajority voting requirement encourages the person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Special Meetings (Proposal 8)

At present, our existing charter has no provisions for the calling of a special meeting of shareholders. Proposal 8 provides that special meetings of the stockholders of PubCo may be called only by or at the direction of the board of directors of PubCo, the chairman of the board of directors of PubCo, or the chief executive officer of PubCo. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of PubCo and its stockholders.

Stockholder Actions by Written Consent (Proposal 9)

Under the existing charter, an action that may be taken by the shareholders at a meeting may also be taken by a Resolution of Shareholders consented to in writing without the need for any prior notice. If any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution (a Resolution of Shareholders consented to in writing means a resolution consented to by at least 50% (or 65% if approval is in connection with an amendment to certain provisions) of the outstanding shares voting in favor of the resolution). Proposal 9 provides that actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the our organizational documents outside of a duly called special or annual meeting of the stockholders. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract our board of directors and management from other important company business.

DGCL Section 203 and Business Combinations (Proposal 10)

Under our existing charter, Section 203 of the DGC does not govern business combinations as it is inapplicable in the pre-merger jurisdiction. Proposal 10 provides that PubCo shall not be governed by Section 203 of the DGCL following the merger. However, Proposal 10 also provides that so long as our common stock is registered under Section 12(b) or

12(g) of the Exchange Act, PubCo is prohibited from engaging in any business combination (as defined in PubCo’s Certificate of Incorporation) with any interested stockholder (as defined in PubCo’s Certificate of Incorporation) for a period of three years following the time that such stockholder becomes an interested stockholder unless certain requirements are met. While we have elected to opt out of Section 203 of the DGC, we believe that the restrictive provisions we propose regarding interested party transactions will provide sufficient protection to stockholders.

Waiver of Corporate Opportunities (Proposal 11)

The existing charter does not contain any provisions relating to the waiver of corporate opportunities in favor of the directors and/or officers. Proposal 11 provides for a waiver of corporate opportunities for the non-employee directors of PubCo. The board of directors believes that granting this waiver is essential to our ability to retain and attract qualified independent directors. We expect that qualified directors would likely engage in business activities outside of PubCo and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of PubCo. Our board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on the PubCo board of directors if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to PubCo and its affiliates).

Forum Selection (Proposal 12)

Our existing charter does not contain an exclusive forum provision for shareholder litigation. Proposal 12 provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. For claims made under the Exchange Act and, to the fullest extent permitted by law, claims made under the Securities Act of 1933, as amended, the claim must be brought in federal district court. This amendment is intended to assist PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that PubCo will be incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and PubCo with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment is intended to promote judicial fairness and avoid conflicted results, as well as make PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, we believe that PubCo should retain the ability to consent to an alternative forum on a case-by-case basis where PubCo determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Removal of Blank Check Company Provisions (Proposal 13)

Our existing charter contains various provisions applicable only to blank check companies. Proposal 13 eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the merger. For example, these proposed amendments remove the requirement to dissolve PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the merger. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for PubCo following the merger. In addition, certain other provisions in our existing charter require that proceeds from PubCo’s IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the merger is consummated. The Proposed Charter does include 1,000,000 shares of undesignated preferred stock that could be designated and distributed or sold in the future based on a determination of the board, although the board has no current plans to do so.

Required Vote

Approval of the Charter Proposals requires the affirmative vote of the holders of 65% of the TOTA Ordinary Shares as of the record date represented in person or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Charter Proposals is conditioned upon the adoption of the Reincorporation Merger Proposal and Acquisition Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Tottenham will not consummate the Business Combination.

Recommendation of Tottenham’s Board of Directors

After careful consideration, Tottenham’s board of directors determined that the amendments to the charter agreements of PubCo, forming part of the Reincorporation Merger and the Business Combination with Clene is in the best interests of Tottenham and its shareholders. On the basis of the foregoing, Tottenham board of directors has approved and declared advisable the Business Combination with Clene and recommends that you vote or give instructions to vote “FOR” adoption of the Charter Proposals.

PROPOSAL NO. 14
THE ACQUISITION MERGER PROPOSAL

The discussion in this proxy statement/consent solicitation statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Acquisition Merger

Acquisition Merger with Clene; Acquisition Merger Consideration

Concurrently with the Reincorporation Merger, Merger Sub, a Delaware corporation and wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo. Upon the closing of the Acquisition Merger, each share of PubCo Common Stock shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of the post-Business Combination company.

The aggregate consideration for the Acquisition Merger is $542,540,558.06, payable in the form of 54,254,055 newly issued shares of PubCo Common Stock valued at $10.00 per share. At the closing of the Business Combination, the former Tottenham security holders will receive the consideration specified in the above section of Reincorporation Merger and the former Clene stockholders will receive an aggregate of 54,254,055 shares of PubCo Common Stock, among which 2,712,702 shares of PubCo Common Stock are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. 12,000,000 shares of PubCo Common Stock will be reserved and authorized for issuance under the Incentive Plan upon closing.

Clene stockholders are also entitled to receive earn-out shares as follows:

(i)     3,333,333 Milestone 1 Clene Earn-out Shares upon satisfaction of the requirements of Milestone 1.

(ii)    2,500,000 Milestone 2 Clene Earn-out Shares upon satisfaction of the requirements of Milestone 2.

(iii)   2,500,000 shares of PubCo Common Stock if Clene completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve (12) months after the closing of the business combination

(iv)   If Milestone 1 is not achieved but Milestone 2 is achieved, the Clene stockholders will receive a catchup issuance equal to the Milestone 1 Clene Earn-out Shares.

Additionally, the initial shareholders may be entitled to receive earn-out shares as follows:

(i)     375,000 Milestone 1 Initial Shareholders Earn-out Shares upon satisfaction of the requirements of Milestone 1.

(ii)    375,000 Milestone 2 Initial Shareholders Earn-out Shares upon satisfaction of the requirements of Milestone 2.

If Milestone 1 is not achieved but Milestone 2 is achieved, the initial shareholders will receive a catchup issuance equal to the Milestone 1 Initial Shareholders Earn-out Shares.

Neither the Clene shareholders nor the initial shareholders may transfer their respective rights to receive such earn-out shares except by operation of law or with the prior written consent of PubCo.

Upon the closing of the Business Combination, PubCo board of directors will consist of eight directors, all of whom will be designated by Clene and a majority of whom will be considered “independent” under Nasdaq’s listing standards. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

The proposed amended and restated certificate of incorporation of PubCo authorizes a total number of shares of all classes of stock of 101,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, and (ii) 100,000,000 shares of common stock, par value $0.0001 per share. For more information about the Certificate of Incorporation, please see “Proposals No. 2 through No. 13 The Charter Proposals.”

After the Business Combination, assuming (i) no redemptions of Tottenham’s shares or Dissenting Shares, (ii) no exercise of the PubCo Warrants or PIPE Warrants, and (iii) 1,500,000 PIPE Shares issued, Tottenham’s current public shareholders will own approximately 4.25% of PubCo, Tottenham’s initial shareholders will own approximately 1.63% of PubCo, holders of the PIPE Shares will own approximately 2.50% of PubCo, and Clene stockholders will own approximately 90.41% of PubCo. Assuming redemption by holders of 1,242,795 Tottenham’s outstanding ordinary shares, which assumes the maximum redemption of Tottenham ordinary shares after giving effect to payments to redeeming stockholders, Tottenham’s current public shareholders will own approximately 2.23% of PubCo, Tottenham’s initial shareholders will own approximately 1.67% of PubCo, holders of the PIPE Shares will own approximately 2.55% of PubCo, and Clene stockholders will own approximately 92.32% of PubCo. The minority position of the former Tottenham’s shareholders will give them limited influence over the management and operations of the post-Business Combination company.

Assuming the Reincorporation Merger Proposal and the Acquisition Merger Proposal are approved, Tottenham expects to close the Business Combination by January 6, 2020.

Representations and Warranties

In the Merger Agreement, Clene makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Clene and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter documents and corporate records; (f) required consents and approvals; (g) financial information; (h) absence of certain changes or events; (i) title to assets and properties; (j) material contracts; (k) ownership of real property; (l) licenses and permits; (m) compliance with laws, including those relating to foreign corrupt practices and money laundering; (n) ownership of intellectual property; (o) suppliers; (p) employment and labor matters; (q) taxes matters; (r) regulatory matters; (s) environmental matters; (t) brokers and finders; (u) that Clene is not an investment company; and (v) other customary representations and warranties.

Tottenham, PubCo and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) litigation; (d) brokers and finders; (e) capital structure; (f) validity of share issuance; (g) minimum trust fund amount; and (h) validity of Nasdaq Stock Market listing; (i) SEC filing requirements and financial statements; (j) material contracts; and (k) compliance with laws, including those relating to foreign corrupt practices and money laundering.

Conduct Prior to Closing; Covenants

Each of Clene and Tottenham has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains covenants providing for:

•        the Purchaser Parties and Clene and its subsidiaries not directly or indirectly (i) knowingly soliciting or making any offers related to any other transaction that is similar with the Business Combination (“Alternative Transaction”), (ii) taking any other action intended or designed to facilitate the efforts relating to a possible Alternative Transaction, or (iii) engaging in any discussions with or provide any non-public information to any person that has made or that is considering making a proposal with respect to an Alternative Transaction;

•        Each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

•        The PubCo using commercially reasonable efforts to enter into and consummate subscription agreements with investors (“PIPE Investors”) relating to a purchase of PubCo Common Stock through a private placement, and/or backstop or redemption waiver arrangements with potential investors;

•        Tottenham’s exchange of indebtedness owed by it to the Sponsor into TOTA Ordinary Shares; and

•        Cooperation in making certain filings with the SEC.

Conditions to Closing

General Conditions

Consummation of the transactions herein is conditioned on, among other things, (i) the absence of any order or provisions of any applicable law making the transactions illegal or otherwise preventing the transactions; (ii) Tottenham and Clene receiving approval from their respective shareholders to the transactions, (iii) Tottenham retaining its listing on Nasdaq and the additional listing application for the closing payment shares issued to Clene’s stockholders being approved by Nasdaq; and (iv) the Escrow Agreement as described in the Merger Agreement being entered into and in full force and effect.

Clene’s Conditions to Closing

The obligations of Clene to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•        Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

•        subject to applicable materiality qualifiers, the representations and warranties of Purchaser Parties being true on and as of the closing date of the transactions;

•        all debt owed by Tottenham to the Sponsor shall have been converted into TOTA Ordinary Shares;

•        the net amount of fund in the trust account, together with any net proceeds raised in connection with the mergers contemplated in the Merger Agreement, shall be no less than $30,000,000;

•        the initial shareholders shall have canceled and forfeited, for no additional consideration, 750,000 insider shares;

•        its receipt of an opinion of Kirkland & Ellis LLP providing that the Acquisition Merger will qualify for the reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

•        Tottenham remains listed on Nasdaq and shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied;

•        the additional listing application for the closing payment shares shall have been approved by Nasdaq;

•        Purchaser Parties complying with the reporting requirements under the applicable Securities Act and Exchange Act; and

•        there having been no material adverse effect to Purchaser Parties or Purchaser Parties Material Adverse Effect (COVID-19 Pandemic is excluded herein pursuant to below defnition).

“Purchaser Parties Material Adverse Effect” shall mean a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Purchaser Parties (and their respective Subsidiaries), taken as a whole, provided, however, that “Purchaser Parties Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Clene; (vi) any matter of which the Purchaser Parties are aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Party; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of the clauses (i) through (ix) above).

Purchaser Parties’ Conditions to Closing

The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•        Clene and its subsidiaries complying with all of the obligations under the Merger Agreement in all material respects;

•        except as would reasonably be expected to have a material adverse effect on Clene, the representations and warranties of Clene and its subsidiaries being true on and as of the closing date of the transactions; and

•        there having been no material adverse effect to Clene’s business or Company Material Adverse Effect (COVID-19 Pandemic is excluded herein pursuant to below definition).

“Company Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of Clene (and its subsidiaries) and its busienss, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Clene operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Tottenham is aware on the date hereof; (vii) any changes in applicable laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Clene; (ix) any natural or man-made disaster or acts of God; or (x) any failure by Clene to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (ix) above).

Indemnification

Until the six (6) months anniversary from and after the closing date, Clene’s stockholders will indemnify the PubCo, solely from the Escrow Shares, for any losses incurred or sustained by the PubCo arising from any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Clene contained herein. The indemnification applies only to amounts (in aggregate) in excess of $1,000,000, and the indemnification obligations are capped at the value of the Escrow Shares. Such indemnification can only be satisfied with the cancellation of shares of PubCo Common Stock.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Tottenham’s shareholders , by:

•        mutual consent of Clene and the Purchaser Parties;

•        either Tottenham or Clene, if any legal restraint permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to a party if the failure by such party or its affiliates to comply with any provision of the Merger Agreement is the principal cause of the legal restraint or the failure of the legal restraint to be lifted;

•        either Tottenham or Clene, if the closing has not occurred by the earlier of (i) the Deadline (as defined in the memorandum and articles of association of Tottenham (as amended) and as extended from time to time in accordance therewith) and (ii) February 6, 2021 (“Outside Closing Date”), provided that no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made;

•        Tottenham, if Clene has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement and such breach (A) would result in the failure to satisfy certain conditions to closing and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within fifteen (15) days following the receipt by Clene of a notice describing such breach; or

•        Clene, if Tottenham has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement and such breach (A) would result in the failure to satisfy certain conditions to closing and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within fifteen (15) days following the receipt by Tottenham a notice describing such breach; and

•        either Tottenham or Clene, if this Agreement or the transactions contemplated hereby fail to be authorized or approved by either Clene or Tottenham shareholders.

In addition to the Agreement, the following agreements have been entered into in connection with the closing of the business combination.

Shareholder Support Agreements

Concurrently with signing the Merger Agreement, Tottenham entered into Shareholder Support Agreements with two of Clene’s stockholders, who collectively own 34.2% of total Clene outstanding shares. These stockholders agree to vote in favor of the Business Combination after the registration statement of which this joint proxy statement/consent solicitation statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC, pursuant to a consent solicitation or at Clene’s stockholders meeting, subject to the terms of such Shareholder Support Agreements.

Initial Shareholders Forfeiture Agreements

Concurrently with signing the Merger Agreement, Tottenham, Clene and the initial shareholders entered into an Initial Shareholders Forfeiture Agreement whereby Tottenham and the initial shareholders will cancel and forfeit an aggregate of 750,000 insider shares of Tottenham owned by the initial shareholders for no additional consideration before the closing of the business combination, and that Tottenham will exchange the Sponsor’s loans to Tottenham into a number of TOTA Ordinary Shares equal to the aggregate amount of the such loans divided by $10.

Escrow Agreement

At the closing of the Business Combination, PubCo, the Stockholders’ Representative of Clene and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit 2,712,702 of its shares of PubCo Common Stock to secure the indemnification obligations as contemplated by the Merger Agreement.

Lock-Up Agreements

In connection with the transactions, PubCo is expected to enter into Lock-Up Agreements with certain Clene stockholders beneficially owning more than 2.5% of Clene’s common stock prior to the closing (an aggregate of 14,689,742 shares of PubCo Common Stock after closing). The Lock-Up Agreements provide that these Clene stockholder will not, for at the least six (6) months (and in certain cases, up to twelve (12) months) from the closing of the Business Combination and subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the ordinary shares issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. Such lock-up provisions will not apply to the transfer by gift or court order, or transfers to permitted transferees such as immediate family members or affiliates, provided that any such transferee will also subject to the Lock-Up Agreement.

Registration Rights Agreements

In connection with the Business Combination, PubCo and certain of Clene’s current stockholders are expected to enter into a Registration Rights Agreement to provide for the registration of 31.6 million shares of PubCo common stock being issued to Clene’s stockholders in connection with the transactions. These Clene stockholders will be entitled to (i) make a written demand for registration under the Securities Act of all or part of the their closing payment shares (up to a maximum of two demands in total), and (ii) “piggy-back” registration rights with respect to registration statements filed following the consummation of the Acquisition. Clene will bear the expenses incurred in connection with the filing of any such registration statements.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Tottenham board of directors in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, you should keep in mind that Tottenham’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including the following:

•        In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will be required to liquidate. In such event, 1,150,000 TOTA Ordinary Shares held by the initial shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $12,926,000 based on the closing price of TOTA Ordinary Shares of $11.24 on Nasdaq as of December 4, 2020;

•        In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, 215,000 Private Units purchased by the Sponsor for a total purchase price of $2,150,000, will be worthless. Such Private Units had an aggregate market value of approximately $2,607,950 closing price of TOTA Units of $12.13 on Nasdaq as of December 4, 2020;

•        As of December 4, 2020, Tottenham has $3,705,293 in a principal amount outstanding under the Notes that, pursuant to the Merger Agreement, are convertible into 370,529 shares of PubCo Common Stock upon the closing of the Business Combination. In the absence of shareholder approval for a further extension, if the proposed Business Combination is not completed by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, then such loans may not be repaid;

•        The exercise of Tottenham’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest; and

•        If the Business Combination with Clene is completed, Clene will designate all members of the board of directors.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, Tottenham will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Clene’s stockholders are expected to have a majority of the voting power of the combined company, Clene will comprise all of the ongoing operations of the combined entity, Clene will comprise a majority of the governing body of the combined company, and Clene’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clene issuing shares for the net assets of Tottenham, accompanied by a recapitalization. The net assets of Tottenham will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Clene.

Regulatory Approvals

Completion of the Acquisition Merger is subject to approval under the HSR Act. Other than approval under the HSR Act, the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the British Virgin Islands other than the filing of the necessary documents with the Registrar of Corporate Affairs in the British Virgin Islands.

Background of the Business Combination

Promptly after the closing of the IPO on August 6, 2018, Tottenham commenced the process of identifying potential business combination targets. On February 10, 2020, we signed a financial advisory agreement with Chardan, to act as our non-exclusive financial and M&A advisor with respect to a business combination. Tottenham reviewed over 30 candidates in different industries, signed non-disclosure agreements with 15 potential targets and had serious discussion with seven potential targets including Clene. No discussions regarding a potential business combination with any candidates were held prior to Tottenham’s IPO. The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Tottenham.

•        Target No.1: In September 2018, Tottenham was introduced by a business associate to Target No.1, an e-commerce platform based in China. Tottenham’s team met with the senior management of Target No. 1 and was impressed by their management presentation on the operation and financial performance. Tottenham’s team conducted further due diligence but was not convinced that Target No. 1 would have a viable path for a U.S. listing. Discussions with Target No. 1 were terminated before a letter of intent was executed by the parties.

•        Target No.2: In November 2018, Tottenham was introduced by a business associate to Target No.2, a healthcare and fertility services company based in Australia, where the initial meeting was with the key shareholders and the parties engaged in various discussions on deal structure, valuation and terms of co-operation. In December 2018, Target No.2 and Tottenham discussed with an investment bank and conducted a preliminary analysis on the financial model and valuation. Between January 2019 and February 2019, Tottenham’s team conducted further due diligence and travelled to mainland China and Australia to visit the key locations of Target No. 2. In March 2019, Tottenham’s team worked with Target No.2 to obtain a general consent of key shareholders on the deal structure and a letter of intent was executed between the parties in March 2019. Between April and July 2019, Target No. 2 engaged a big four audit firm to commence audit and during the same period Tottenham’s team worked with the target to prepare the roadshow materials, arrange pre-listing financing, and draft the Merger Agreement. However, by August 2019, progress was severely impacted due to complications and uncertainties surrounding Target No. 2’s restructuring plans. All parties tried but failed to resolve the restructuring issues and decided to stop pursuing the opportunity transaction in September 2019.

•        Target No.3: In December 2019, Tottenham was introduced by a financial advisory firm based in Hong Kong to Target No.3, a plant-based meat alternatives food product solution based in mainland China and incorporated in Hong Kong. Given the success of another plant-based company’s IPO in the U.S., the parties believed that there was tremendous opportunity in the plant-based meat alternatives food sector. Tottenham’s team visited Target No.3 in Shanghai in January 2020 to discuss the SPAC merger structure and timeframe and learn more about the company. From January to February 2020 all parties continued to work on various materials including the investment roadshow PowerPoint, negotiating the deal terms, and discussing process matters relating to tax and the audit. By February 2020, the COVID-19 pandemic began to severely impact China nationwide and the country’s lockdown suspended the audit’s progress. All parties agreed to discontinue discussion due to the uncertainty of the audit timeline and concerns over the financial forecast for year 2020 due to the impact of the pandemic.

•        Target No.4: In February 2020, Tottenham was introduced by Chardan to Target No.4, a gene therapy biotechnology company in the U.S. and Tottenham’s team believed it was a good opportunity. The parties signed a letter of intent in February 2020 and proceeded to pursue investors for a PIPE transaction. By March 2020, the COVID-19 pandemic began to spread in the U.S. causing market volatility and profoundly affecting investment and fund raising opportunities. The uncertainty of securing an investment in such an environment led both parties to decide to cease further discussions.

•        Target No.5: In April 2020, Tottenham was introduced by Chardan to Target No. 5, a U.S. based biotech company focused on the development of dermatology products. Tottenham’s team held initial calls with the senior management team and was impressed by their capabilities and the science backing the research and development. However, the discussions were eventually discontinued because no investor commitment was secured to the parties’ satisfaction.

•        Target No. 6: In April 2020, Tottenham was introduced by a financial advisory firm to Target No. 6, a biotech company based in Switzerland focused on the treatments of neurological disorders. Tottenham’s team reviewed and was impressed by the business, the financial information and potential market opportunities. The parties eventually executed a letter of intent in June 2020, however there was no satisfactory interest gathered from the investment market after and Tottenham’s team decided to stop pursuing the opportunity further.

On May 28, 2020, Mr. Jason Wong, the director of Sponsor was introduced via a conference call arranged by the representatives of Prime Number Capital LLC, to Mr. David Dobkin, managing director at LifeSci Capital (“LifeSci”). In the call LifeSci proposed to Tottenham a potential business combination target with Clene. Following the call, a preliminary company overview was provided to Mr. Jason Wong and Mr. Jason Ma, the chief executive officer of Tottenham.

On May 30, 2020, Tottenham and Clene entered into a non-disclosure agreement.

Following the signing of the non-disclosure agreement, Rob Etherington discussed Tottenham’s interest in Clene with various members of the Clene board of directors. Rob Etherington subsequently kept various members of the Clene board of directors updated on the material terms of the proposed business combination and the status of the transaction.

On June 2, 2020, LifeSci arranged a conference call between Tottenham’s management and representatives from Clene including Mr. Rob Etherington the chief executive officer of Clene, Mr. Shalom Jacobovitz the chairman of Clene’s board of directors, Mr. Robert Glanzman the chief medical officer of Clene, Mr. Mark Mortenson the chief science officer of Clene, Mr. Michael Hotchkin the chief business officer of Clene and Mr. Matt Gardner the chief financial officer of Clene, to discuss Clene’s technical, strategic, commercial and capital-raising plans and the prospects of a business combination with Tottenham.

On June 2, 2020, Clene granted Tottenham access to the data room to evaluate detailed financial, scientific and clinical information concerning Clene, and requested that Tottenham begin preparing an initial term sheet for the proposed deal terms.

On June 11, 2020, Etherington introduced Tottenham’s team Mr. Wong and Mr. Ma.to the managing director of Peace Field Limited, one of the early investors of Clene and who acted as a consultant for Clene from time to time. The parties held an in-person meeting in Hong Kong to discuss the respective businesses operations of Clene and Tottenham and certain of Clene’s strategic plans in Asia.

On June 12, 2020, Tottenham’s management, Clene’s management and LifeSci held an all parties’ conference call to discuss the timeline and the initial terms of the transaction proposed by Tottenham.

On June 23, 2020, a conference call was initiated by LifeSci between the management teams of Tottenham and Clene. The parties discussed and negotiated several terms of Tottenham’s initial proposal, including the pre-money valuation of approximately $500 million, earn-out shares, concurrent private placement size, sponsor shares forfeiture and sponsor debt conversions, among other things. The parties then agreed that these terms should be memorialized in a non-binding LOI regarding the potential business combination.

On July 3, 2020, LifeSci circulated to Tottenham and Clene simutaneously an initial working draft of the LOI agreed to on the June 23 conference call for their review and comment.

On July 8, 2020, Clene responded via email with a revised version of the LOI, which contemplated transaction consideration consisting of public company shares with a value of $500 million plus any new cash proceeds to be raised by Clene, a closing condition that the cash remaining in Tottenham trust account after the redemption together with any proceeds raised in any private placement transaction be at least $30 million, reincorporation of Tottenham in U.S., and registration on a Form S-4 for share consideration issued in the business combination.

On July 10, 2020, Tottenham held an in-person meeting in Hong Kong with a representative of Kirkland & Ellis International LLP (“K&E”), Clene’s legal counsel, to review the terms of the LOI. Following the meeting, Tottenham’s management discussed with its legal counsel at Loeb & Loeb LLP (“Loeb”) and then circulated a revised LOI to Clene. All parties agreed to proceed with the transaction on the basis of the LOI.

On July 15, 2020, Clene’s management, Tottenham’s management, LifeSci and Chardan, and all of their respective legal counsels including K&E, Loeb, Ellenoff Grossman & Schole LLP, and Hunter Taubman Fischer & Li LLC held an organizational kick-off meeting to discuss the transaction overview including the summary of main transaction terms, the preliminary timetable, audit schedule, disclosures, ongoing diligence procedures, and timing of tasks to be undertaken by each party.

Between July 16, 2020and July 24, 2020, Tottenham and Loeb conducted due diligence on Clene.

On July 27, 2020, the same parties that attended the July 15 organizational meeting held a follow-up conference call to discuss the proposed timetable and any questions or outstanding items. Etherington updated the parties on Clene’s series D financing, the banking syndicate research list and an updated high-level investor presentation.

On July 27, 2020, Loeb circulated to K&E an initial draft merger agreement, which included a request that certain Clene shareholders enter into shareholder support agreements. Negotiations of several terms ensued.

On August 4, 2020, K&E circulated to Loeb a revised draft of the merger agreement.

Between August 4, 2020 and August 20, 2020, representatives of Tottenham, Loeb, Clene and K&E had multiple calls to discuss the merger agreement terms, including the treatment of Clene options, post-closing indemnification obligations, and Tottenham’s request that certain Clene shareholders enter into shareholder support agreements. During the course, Loeb and K&E exchange drafts of the merger agreement and other ancillary documents.

On August 21, 2020, Tottenham board of directors held a board meeting to review the transaction with Clene. Tottenham’s management advised its board of directors on the progress of Clene transaction and also shared with the board a near final draft of Merger Agreement, Clene’s audited and unaudited financial statements, and Clene’s investor presentation. After considerable review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by the board of directors, subject to final negotiation and modification, and the board determined to recommend the approval of the Merger Agreement to shareholders. The board also concluded that the fair market value of Clene was equal to at least 80% of the funds held in the Trust Account. In making such determination, Tottenham’s board of directors considered, among other things, the implied valuation of Clene based on the market valuation of comparable companies (as discussed below under “— Clene’s Board of Directors’ Reasons for the Approval of the Business Combination,” the price paid by purchasers of Clene’s Series D preferred stock, and the price to be paid by purchasers in the PIPE.

Also on August 21, 2020, Clene’s board of directors held a meeting to review with Clene’s management and K&E the material terms of the business combination. During this meeting, representatives of K&E provided an overview of directors’ fiduciary duties and the material terms of the transaction. Following discussion, it was the consensus of the Clene board of directors that the proposed business combination was in the best interest of the Clene and Clene’s shareholders, and authorized the Clene’s management and its legal counsel to proceed to finalize the transaction based on the terms presented to the board.

From August 21, 2020 to August 24, 2020, representatives of Clene and Tottenham worked to finalize definitive transaction agreements and related schedules.

On August 24, 2020, Clene’s board of directors executed a unanimous written consent approving the merger agreement, the proposed shareholder support agreements and all transactions contemplated thereby and recommending that the Clene shareholders adopt the merger agreement.

From August 24, 2020 to August 31, 2020, representatives of Clene and Tottenham continued work to address remaining due diligence issues and finalize the Shareholder Support Agreements.

On September 1, 2020, the Merger Agreement, Shareholders Support Agreements and Initial Shareholder Forfeiture Agreement were signed by all parties thereto.

On September 2, 2020, the signing of the Merger Agreement by Tottenham and Clene was announced to the public. On the same day, Tottenham filed a Current Report on Form 8-K relating to the signing of the Merger Agreement.

Tottenham’s Board of Director’s Reasons for Approving the Business Combination

Prior to reaching the decision to approve the Merger Agreement, Tottenham’s board of directors reviewed the results of the business and financial due diligence conducted by its management and third-party legal advisors and discussed the risks of the transaction as well as the valuation considerations, including both information from Clene and other public sources. When considering the Business Combination with Clene, the Tottenham board of directors reviewed the information available, and considered, among other things, the following:

•        Unmet medical need representing huge market opportunity.    Currently, to the knowledge of Tottenham’s board of directors, there are no drugs approved to remyelinate MS lesions which has a big sales potential. In addition, there are no other therapies out there that has shown to decrease the rate of neurodegenerative damage caused by ALS or Parkinson’s Disease, which are another sales opportunity for Clene.

•        Strong intellectual property profile creating high barriers to entry.    Clene has one hundred and one patents approved with another nearly thirty patents pending. Clene also has state of matter claims for Myelin protection, Remyelination, Neuroprotection that will last until 2032 and manufacturing device and process patents that will last beyond 2030. Furthermore, Clene’s approach used to improve bioenergetic processes related to a wide range of neurodegenerative diseases could be revolutionary. This approach would introduce the world’s first nanotherapeutic, with a further advantage being that patients take orally. Replicating competencies in such areas presents a significant barrier for other companies.

•        Clene has a distinguished management team with years of experience in the biotechnology field.    The Clene management team has previously developed and launched medical products. Prior to Clene, chief executive officer Rob Etherington was the chief commercial officer at Actelion Pharmaceuticals, USA division, one of the largest biotech companies in the EU, and which was later purchased by Johnson & Johnson pharmaceuticals. At Actelion US, Etherington led the commercial operations as chair of the US commercial strategic team, and contributed to the launching of five drugs. Chief medical officer Robert Glanzman has held various positions including senior medical director for the medical affairs team in Pfizer, global development team leader for Roche Group, chief medical officer at GeNeuro S.A., assistant clinical professor at Michigan State University. He also received a doctorate in medicine and is certified in neurology. Chief science officer and co-founder Mark Mortenson is a former chief patent counsel responsible for 5500 patents and applications in over 44 countries. He was also a former chief operating officer of research, development and manufacturing for a materials-based company with over 300 employees. Chief business officer Michael Hotchkin led various business developments for Actelion US including leading the commercialization efforts for Actelion’s genetics business unit which resulted in doubling sales of 2 pharmaceutical drugs. He was also responsible for implementing marketing and strategic activities for Actelion globally and in the US. Chief financial officer Matt Gardner was previously a tax director of UPS Freight, a multi-billion dollar Fortune 100 global logistics company. He has also worked at KPMG and Ernst & Young and is a certified public accounting and licensed attorney.

•        Strong fundraising capabilities with strong commitment from existing shareholders.    Clene has successfully raised four rounds of funding including from many high net worth individuals in Series A, United Therapeutics (a publicly traded US public biopharma company) in Series B, strategic healthcare investors and South Korean funds in Series C and from existing shareholders and new investors from Japan and Korea in Series D. Both new and current investors continue to show their support for this transaction. Many have also expressed their intent to not sell their shares during the execution of the business combination and key investors have also already agreed to vote in favor of this merger.

•        Promising clinical results may reflect value inflection points in the coming years.    Clene’s CNM-Au8, an aqueous clean-surfaced faceted nanocrystalline gold, exhibited a favorable safety profile in Phase 1 of studies, and was granted permission by the regulatory bodies in the USA, Canada, and Australia to proceed to Phase 2 and registration clinical trials. In 2019, the first patients were dosed for phase II in MS and ALS. In February 2020, preliminary blinded results presented at a significant Multiple Sclerosis science meeting showed interim blinded efficacy results, up to week 36, from the first 34 enrolled participants.

•        Clene’s fair market value exceeds 80% of Tottenham’s net asset value.    Based on the quantitative analysis done by Tottenham’s board of directors, the fair market value of Clene will meet and exceed the minimum threshold of the 80% of Tottenham’s assets. Detailed descriptions are included in the “Summary of Clene’s Financial Analysis”.

The data reflect notable median improvements in LCLA and the three remaining modified Multiple Sclerosis Functional Composite (MSFC) sub-scales, including Symbol Digit Modalities Test (cognition), 9-Hole Peg Test (upper extremity function), and Timed 25-foot Walk (gait). Finally, the RESCUE-ALS, a Phase 2 multi-center randomized, double-blind, parallel group, placebo controlled study examining the efficacy, safety, pharmacokinetics, and pharmacodynamics of CNM-Au8 in participants who are newly symptomatic with ALS (within 24-months of screening or 12-months from diagnosis is almost enrolled. In addition CNM- AG Zn17, a topical gel polymer used for wound healing in infectious diseases, is expected to start human trials in 2021, as well. If one or more of these clinical datasets results in positive results, the potential for Clene to see future commercial successes may be enhanced.

•        Prospects of Clene.    Tottenham’s board has reviewed Clene’s business model, financial condition, market needs, profiles of management team, and future growth prospects. Clene has a strong competitive advantage and has made significant progress in its clinical trials showcasing, showing great potential.

•        Other alternatives.    Tottenham’s board also evaluated and assessed other potential acquisition targets. The board and management teams both concluded that Clene represents the current best acquisition target for Tottenham.

•        Terms of the merger agreement.    The board has considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby including the negotiated valuation of $10.00 per share relative to the results of Clene’s financial analysis and potential future valuation.

Chardan Serving as Our Financial Advisor

We retained Chardan as our financial advisor, which also served as the lead underwriter of our IPO in 2018. Chardan is an independent, fully licensed, FINRA-registered, global investment bank and its range of services include capital raising, merger and acquisition advisory, strategic advisory, equity research, corporate access and institutional trading. It is also a bank that underwrites, advises, manages, and sponsors special purpose acquisition companies (“SPACs”). Chardan has been an underwriter in 41 SPAC offerings from January 1, 2016 to August 31, 2020, and also has acted as buyside M&A, capital markets, and financial advisor in 11 closed and announced SPAC business combinations from January 1, 2018 to August 31, 2020. Tottenham’s board mainly considered the following factors during our selection of the financial advisor and finally decided to retain Chardan as its financial advisor: (a) the financial advisor should have extensive M&A transaction experience and be able to offer support during negotiation and deal structuring; (b) the financial advisor should be familiar with the SPAC transaction process and could advise the company on a plan to complete the business combination transaction; and (c) the financial advisor should have extensive experience working with public company clients.

We entered into a financial advisory agreement with Chardan on February 10, 2020, according to which Chardan is engaged to provide us financial advisory services in connection with the identification of and negotiation with potential targets, assistance with due diligence, marketing, financial analysis and investor relations. As Clene was not introduced to Tottenham by Chardan, in the event a Business Combination is consummated and subject to our engagement letter, Tottenham will only be obligated to pay Chardan a fee of $1 million at the closing in cash. Additionally, in the event the Business Combination is consummated involving a Chardan introduced party as investor that is not a holder of Tottenham’s securities before February 10, 2020, the post-closing company will pay to Chardan a financing fee in cash equal to five percent (5%) of the aggregate sale price of Tottenham’s or PubCo’s securities to such investor. Chardan did not provide a fairness or valuation analysis in connection with the transaction with Clene, and no fee has been paid or will be paid to Chardan for any services provided in valuing or determining the fairness of the consideration being paid to Tottenham.

LifeSci Serving as Clene’s Financial Advisor

Clene entered into a letter agreement with LifeSci on July 2, 2020, according to which LifeSci is engaged to act as Clene’s financial advisor with respect to identifying and soliciting special purpose acquisition companies for the purpose of entering into a merger or similar transaction with Clene and its shareholders. Under this agreement, Clene agreed that if it consummates a merger with Tottenham, LifeSci would receive consideration of (i) 3% of the amount by which the total transaction consideration exceeds $350 million, plus (ii) 7% of cash and cash-equivalents received by Clene from the Tottenham’s trust account. Clene may elect to pay LifeSci either in cash, equity interests of the surviving company, or a combination of the two.

Summary of Clene Financial Analysis

The following is a summary of the material financial analysis prepared by Tottenham’s management and reviewed by Tottenham’s board of directors relating to Clene. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us nor does the order of the financial analysis described represent the relative importance or weight given to those financial analysis by Tottenham’s board. We may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis summarized below should not be taken to be our view of the actual value of Clene. Some of the summaries of the financial analysis set forth below include information presented in tabular format. In order to fully understand the financial analysis, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analysis performed by us. Considering the data in the tables below without considering all financial analysis or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying our financial analysis and Tottenham’s board’s recommendation.

In performing our analysis, we made numerous material assumptions with respect to, among other things, timing of clinical trials, patient enrollment, timing of receipt of regulatory approvals that may be needed, characterization of the product candidates, the timing of, and amounts of, any royalty payments, milestone payments or other payments due to third parties by Clene, the entry by Clene into license or collaboration agreements, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of Tottenham, Clene or any other parties to the Business Combination. None of Clene, Tottenham, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of Clene do not purport to be appraisals or reflect the prices at which Clene shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 14, 2020 and is not necessarily indicative of current market conditions.

Selected Initial Public Offering Market Analysis

Tottenham’s management prepared internal financial analyses to estimate Clene’s potential market value using various methodologies, which were used by Tottenham’s board in its decision to approve the merger.This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

The prospective financial information included in this document has been prepared by, and is the responsibility of, the Company’s management. No auditing firm, including PricewaterhouseCoopers LLP, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, no auditing firm, including PricewaterhouseCoopers LLP, expresses any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Clene Nanomedicine’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

A: Comparative Market Analysis

Tottenham reviewed financial information of Clene and compared it to corresponding financial information of selected publicly traded companies based on the business judgement of the management team.

Since none of the selected companies is identical to Clene, Tottenham believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Tottenham also made qualitative judgments, based on its experience and the judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Clene and the selected companies to provide a context in which to consider the results of the quantitative analysis.

Tottenham considered certain financial and operating data for publicly traded biotechnology and biopharmaceutical companies focused on developing therapies and drugs for treating neurological diseases. The selected companies below are deemed relevant for analysis:

•        Annexon, Inc.

•        Alector, Inc.

•        Cortexyme, Inc.

•        AC Immune SA

Clene’s approach to treating neurodegenerative diseases with the development of Clean-Surfaced Nanocrystals is the first nanotherapeutic in the market. CNM-Au8, their leading asset, are gold atoms organized and held in suspension to treat impaired bioenergetics of damaged cells and support cellular reactions. The technology has a wide range of potential applications and can potentially be used to treat a number of neurological disorders. Since there are no similar applications in the market, the companies selected do not share identical characteristics as Clene. However, just like Clene, all four biotech companies, are currently at similar phases in clinical trials and have not commercialized any products yet. Their stage of development and focus on targeting neurodegenerative diseases are some of the many characteristics that were deemed relevant for comparison. Furthermore, an analysis of selected publicly traded companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

The following is the analysis comparing the 30-day moving average price of all four companies between July 6 to August 14, 2020.

Company	Comparable trial(s)	Shares Outstanding per 2Q filing (MM)	30 day moving avg price (July 6-Aug 14)	30 day moving avg adjusted Market Cap ($MM)
Annexon, Inc.	Phase 1	31.26	$21.30	$665.92
Alector, Inc.	Phase 1	79.26	$19.41	$1,538.30
Cortexyme, Inc.	Phase 2 and 3	29.49	$43.52	$1,283.30
AC Immune SA	Phase 2	71.86	$7.05	$506.51
Mean				$998.51

Based on the calculations above, Tottenham calculated a range of mean minus 25% and mean plus 25% to indicate the possible scenarios that could occur. The following table shows the mean implied per share equity range value is $14.85. Taking into account that 54.25 million shares of Chelsea Worldwide Stock will be issued by Tottenham to Clene’s shareholders and management, and multiplying the aforementioned mean implied per share equity range value of $14.85, the aggregate equity value for Clene would be $805.61 million in this senario.

Scenario	MEAN 30 DMA adjusted MC 1H19 ($MM)	Implied Per Share Equity Value Range
Mean minus 25%	$748.88	$11.14
Mean	$998.51	$14.85
Mean plus 25%	$1,248.13	$18.57

Tottenham compared these ranges to the proposed $10.00 valuation per share to be paid to shareholders of Clene Shares in the form of newly issues Tottenham shares pursuant to the Merger agreement.

Clene is currently still undergoing clinical trials, therefore does not have any revenue-generating products. As a result, price-to-sale and price-earnings ratios is the average of selected biotechnology companies in the market.

	Code	P/S (TTM)	P/E (TTM)
Biogen	BIIB	2.86	7.78
Heron	HRTX	14.38	NA
Biodelivery	BDSI	2.47	23.87
Neos	NEOS	0.45	NA
DURECT	DRRX	8.02	NA
Avadel	AVDL	6.01	21.07
Aptevo	APVO	2.34	NA
Titan	TTNP	1.82	NA
EueGate	EYEG	7.3	NA
DURECT	DRRX	8.02	NA
Catalent	CTLT	4.97	64.57
Intellipharmaceutics	IPCI	2.45	NA
Mean		5.09	29.32
Median		3.92	22.47

B: Price Revenue Analysis

Tottenham reviewed information provided by Clene and conducted its own research on the relevant markets for Clene’s assets to generate its price revenue analysis. In particular, Optimal Insights estimated the market size for MS to be up to $23.5 billion in 2025 with a CAGR of 2.10%, and Grandview Research estimated that the ALS market would reach $885.5 million in 2026 with a CAGR of 5.8%.

Tottenham’s management estimated that Clene could capture approximately 1% of the market for both ALS and MS in the first year after approval, which results in total sales revenue of $195 million. The price-to-sales ratio is then derived by averaging the price-to-sales ratio of selected biotechnology companies that Tottenham’s management team believes are similar to Clene. Assuming potential revenue of $195 million during the first year following approval as well as price-to-sales multiples at the mean of 5.09x, and the median of 3.92x, and, the valuation of Clene would be $991 million and $762 million, respectively. Tottenham elected to take the more conservative approach and use the lower number ($762 million) as a reference point. This estimate of the future value of Clene assumes the successful completion of its clinical trials, approval of the drugs for the noted indications and the successful market acceptance of these drugs such that a 1% market penetration is achieved.

C: Net Income Analysis

A net income analysis was prepared on the same basis as the price revenue analysis, and included information from Clene and Tottenham’s own market research of selected companies. In calculating net income, Tottenham applied cost percentages from a US public company, Biogen Inc., that also specializes in developing treatments for neurological diseases such as MS, to project Clene’s cost structure. Tottenham believes Clene could potentially grow to a comparable size if the clinical trials for CNM-Au8 are completed successfully. The overall estimated costs in the first year after approval is $150 million. Combined with the aforementioned revenues for the first year of $195 million and applying certain interests and tax rates, the analysis resulted in a net income of $36 million in the first year.

In arriving at Clene’s valuation, Tottenham calculated the average price-earnings ratio of related biotechnology companies in the market and multiplied it by the projected net income should CNM-Au8 be brought to market. In doing so, Tottenham multiplied a price-earnings multiple of mean 29.32x and median of 22.47x by $36 million, resulting in a projected value for Clene of $1.06 billion and $815 million, respectively. Tottenham elected to take the more conservative approach and use the lower number of $815 million as its reference point. This estimate of the future value of Clene assumes the successful completion of its clinical trials, approval of the drugs for the noted indications, the successful market acceptance of these drugs such that a 1% market penetration is achieved and the cost structure is consistent with the estimates.

The above three financial analyses that Tottenham conducted were based on the industry figures and parameters of biotechnology companies that Tottenham’s management team believes are similar or relevant companies for this analysis. While the calculations and figures presented are preliminary forecasts and projections that may differ significantly from actual results, Tottenham believes these were conducted fairly from the information available. Based on the foregoing, Tottenham believes that Clene’s market value exceeds 80% of Tottenham’s current net asset value.

COVID-19 News Impact Analysis

In these unprecedented times, the pandemic has completely disrupted the stock markets. However, the market for biotech companies is among the strongest it has ever been.

Clene’s nanotechnology drug platform is a potential candidate to facilitate mitigating COVID-19. By capitalizing on Clene’s current research and pipeline, Clene is currently launching Phase 2 studies for CNM-ZnAg, an ionic suspension of zinc and silver ions used to treat infectious diseases, including COVID-19. In July 2020, Clene’s representatives confirmed that their COVID-19 program was awaiting Institutional Review Board approval to launch and Clene anticipated beginning human trials in fourth quarter of 2020.

Based on the analysis of specific publicly traded biotechnology companies that Tottenham deemed relevant, Tottenham’s board assumed the changes in stock price is a fair reflection of the companies’ change in valuation, and analysed the stock price data of these companies as a result of plans for the development of COVID-19 vaccines. The selected companies are listed below:

•        BioNTech SE

•        AstraZeneca PLC

•        Moderna Inc.

These companies are not entirely identical to Clene. However, they are all currently conducting research in pursuit of a vaccine based on existing drugs or technology that they have within their pipeline and they are all at similar clinical trial stages. As those companies are all publicly listed, they may have greater resources than Clene has.

The following is a comparison of the stock price before and after the announcement of their plans to develop a COVID-19 drug. Moreover, since all three selected companies have a date of announcement within one month of each other, all growth rates were calculated based on a straight-line percentage change method.

Company	Comparable trial(s)	Date of Announcement	Stock Price Before Announcement of COVID	Stock Price After Announcement (as of Aug 14, 2020)	Growth Rate (%)
BioNTech SE	Phase 2 and 3	16 Mar, 2020	$28.55	$68.64	142%
AstraZeneca PLC	Phase 3	24 Mar, 2020	$38.78	$55.19	42.3%
Moderna Inc.	Phase 3	24 Feb, 2020	$25.93	$69.15	167%
Mean					117.1%

In all three cases, stock prices have increased significantly and, while valuations for vaccines and therapeutics are not identical, it is possible that Clene’s latest valuation may also increase from the development of a potential COVID-19 therapy.

This analysis was prepared by Tottenham’s management based on its judgement. The analysis above should not be deemed determinative of fact and of future results. This analysis reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Clene.

Required Vote

Approval of the Acquisition Merger Proposal requires the affirmative vote of the holders of 65% of the TOTA Ordinary Shares as of the record date represented in person or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Acquisition Merger Proposal is conditioned upon the adoption of the Reincorporation Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Tottenham will not consummate the Business Combination.

Recommendation of Tottenham’s Board of Directors

After careful consideration, Tottenham board of directors determined that the Acquisition Merger forming part of the Business Combination with Clene is in the best interests of Tottenham and its shareholders. On the basis of the foregoing, Tottenham board of directors has approved and declared advisable the Business Combination with Clene and recommends that you vote or give instructions to vote “FOR” the Acquisition Merger Proposal. Tottenham’s directors have interests that may be different from, or in addition to your interests as a shareholder. See “Proposal No. 14 The Acquisition Merger Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/consent solicitation statement/prospectus for further information.

PROPOSAL No. 15
THE INCENTIVE PLAN PROPOSAL

Summary of the Proposal

Purpose of the Incentive Plan Proposal

The following is a summary description of the Incentive Plan as proposed to be adopted by Tottenham in connection with the Business Combination. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached hereto as Annex C. Tottenham shareholders should refer to the Incentive Plan for more complete and detailed information about the terms and conditions of the Incentive Plan.

The purpose of the Incentive Plan is to attract and retain the services of (i) selected employees, officers, and directors of the combined company or any parent or subsidiary of PubCo, and (ii) selected nonemployee agents, consultants, advisers, and independent contractors of PubCo or any parent or subsidiary of PubCo. The intention is to provide a means whereby the combined company can align the long-term financial interests of its employees, consultants, and directors with the financial interests of its stockholders. The combined company’s employee equity compensation program, as implemented under the Incentive Plan, will allow the combined company to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. The ability to grant options and other equity-based awards will help the combined company to motivate employees, consultants, and directors and encourage them to devote their best efforts to the combined company’s business and financial success.

Approval of the Incentive Plan by the Tottenham shareholders is required, among other things, in order to: (i) comply with Nasdaq rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to participants in the Incentive Plan.

In the event that Tottenham shareholders do not approve this Proposal, the Incentive Plan will not become effective. Approval of the Incentive Plan by Tottenham shareholders will allow the combined company to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by its board of directors or compensation committee following the closing of the Business Combination. The Incentive Plan will also allow the combined company to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the closing of the Business Combination.

Information Regarding Equity Incentive Program

It is critical to the combined company’s long-term success that the interests of its employees, directors and consultants are tied to its success as “owners” of the business. Approval of the Incentive Plan will allow the combined company to grant stock options and other equity awards to attract new employees and directors, retain existing employees and directors and provide incentives for such persons to exert maximum efforts for the combined company’s success and increase in stockholder value. The Incentive Plan allows the combined company flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance stock awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company. The combined company anticipates registering shares issuable under the Incentive Plan with the SEC on a registration statement on Form S-8 when available following the completion of the Business Combination.

Description of the Incentive Plan

Subject to adjustment for various corporate actions such as stock splits or mergers described in more detail below, the shares to be offered under the Incentive Plan will consist of PubCo’s Common Stock, and the total number of shares of Common Stock that may be issued under the Incentive Plan shall be 12,000,000, all of which may be issued pursuant to Incentive Stock Options or any other type of award under the Incentive Plan. If an option or other award granted under the Incentive Plan expires, terminates or is cancelled, the unissued shares subject to that option or award shall again be available under the Incentive Plan. If shares awarded pursuant to the Incentive Plan are forfeited to or repurchased at original cost by the post-combined company, the number of shares forfeited or repurchased at original cost shall again be available under the Incentive Plan.

The Incentive Plan has been adopted and approved by the board and will become effective as of the closing of the Business Combination (the “Effective Date”). Options and stock awards may be granted at any time after the Effective Date and before termination of the Incentive Plan. The Incentive Plan will continue in effect until the earlier of (i) the date that is ten (10) years after the Effective Date or (ii) such time as all shares available for issuance under the Incentive Plan have been issued and all restrictions on the shares have lapsed. PubCo’s board may suspend or terminate the Incentive Plan at any time except with respect to options and stock awards then outstanding under the Incentive Plan. No options or stock awards may be granted under the Incentive Plan after its termination. Termination does not affect any outstanding options or stock awards, any right of PubCo to repurchase shares or the forfeitability of shares issued under the Incentive Plan.

The Incentive Plan will be administered by PubCo’s board of directors or compensation committee to which the Board may delegate any or all authority for administration of the Incentive Plan. If authority is delegated to the compensation committee, all references to the board in the Incentive Plan and in this description shall mean and relate to the committee, except (i) as otherwise provided by the board and (ii) that only the board may amend or terminate the Incentive Plan. The board or the compensation committee shall determine and designate the individuals to whom options or other awards shall be made (“Recipients”), the amount of such options or awards, and the other terms and conditions of such options or awards. Subject to the provisions of the Incentive Plan and applicable law, the board may adopt and amend rules and regulations relating to administration of the Incentive Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares, and make all other determinations in the judgment of the board necessary or desirable for the administration of the Incentive Plan. The interpretation and construction of the provisions of the Incentive Plan and related agreements by the board shall be final and conclusive. The board may correct any defect or supply any omission or reconcile any inconsistency in the Incentive Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Incentive Plan into effect, and the board shall be the sole and final judge of such expediency.

The board may, from time to time, take the following actions, separately or in combination, under the Incentive Plan: (i) grant incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) grant options other than incentive stock options; and (iii) grant stock awards as defined in the Incentive Plan. Awards may be made to employees, including employees who are officers or directors, and to other individuals selected by the board; provided, however, that only employees of PubCo or any parent or subsidiary of PubCo are eligible to receive incentive stock options. The board will select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

With respect to each option grant, the board will determine the number of shares subject to the option, the exercise price, the duration of the option, the times at which the option may be exercised and whether the option is an incentive stock option or a non-statutory stock option. The exercise price per share will be determined by the board at the time of grant. The exercise price will not be less than 100% of the fair market value of the Common Stock covered by the option at the date the option is granted (110% for holders of 10% or more of PubCo’s voting power). The fair market value will be the closing price of the Common Stock on the last trading day before the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the board in good faith. No Recipient of any option or other award under the Incentive Plan will have any rights as a stockholder with respect to any shares of Common Stock subject to such option or award until the date the Recipient becomes the holder of record of such shares.

The board may issue shares under the Incentive Plan as stock awards for any form of consideration determined by the board, including promissory notes and services and including no consideration or such minimum consideration as may be required by law. Stock awards shall be subject to the terms, conditions, and restrictions determined by the Board. The restrictions may include restrictions concerning transferability, repurchase by the post-combined company, and forfeiture of the shares issued, together with any other restrictions determined by the board. Stock awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied. The related stock award agreement may contain any terms, conditions, restrictions, representations, and warranties required by the board. No shares shall be issuable under a restricted stock unit award or similar stock award after the expiration of ten (10) years from the date such award is granted.

PubCo may require any Recipient of a stock award to pay to it in cash or by check amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the Recipient fails to pay the amount demanded, PubCo may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law. With the board’s consent, a Recipient may satisfy this obligation, in whole or in part, by instructing PubCo to withhold from any shares to be issued or by delivering to PubCo other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the amount necessary to pay tax withholding to each jurisdiction calculated at the maximum tax rate applicable to income earned in that jurisdiction.

If PubCo’s outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any stock split, reverse stock split, combination of shares, dividend payable in shares, recapitalization, reclassification or other distribution of Common Stock to stockholders generally without the receipt of consideration by PubCo, appropriate adjustment will be made by the board in the number and kind of shares available for grants under the Incentive Plan and in all other share amounts set forth in the Incentive Plan. In addition, the board will make appropriate adjustment in (i) the number and kind of shares subject to outstanding awards, and (ii) the exercise price per share of outstanding options, so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Unless otherwise determined by the board, in the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which PubCo is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of PubCo, the board shall, in its sole discretion and to the extent possible under the structure of the transaction and the Incentive Plan, with respect to each outstanding option and stock award under the Incentive Plan, choose how options and awards shall be handled.

The board may at any time modify or amend the Incentive Plan in any respect; provided, however, that any modification or amendment of the Incentive Plan shall be subject to stockholder approval to the extent required under applicable law or the rules of NASDAQ. No change in an option or other award already granted shall be made without the written consent of the Recipient if the change would adversely affect such Recipient.

Required Vote

Approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the TOTA Ordinary Shares as of the record date represented in person or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Incentive Plan is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Tottenham’s Board of Directors

The Tottenham board of directors recommends a vote “FOR” adoption of the Incentive Plan Proposal.

PROPOSAL NO. 16
THE ESPP PLAN PROPOSAL

Summary of the Proposal

Purpose of the ESPP Plan Proposal

The following is a summary description of the ESPP Plan as proposed to be adopted by Tottenham in connection with the Business Combination. This summary is qualified in its entirety by reference to the complete text of the ESPP Plan, a copy of which is attached hereto as Annex D. Tottenham shareholders should refer to the ESPP Plan for more complete and detailed information about the terms and conditions of the ESPP Plan.

The purpose of the ESPP Plan is to attract and retain the services of employees and officers of the combined company or any parent or subsidiary of PubCo. The intention is to provide a means whereby the combined company can align the long-term financial interests of its employees and officers with the financial interests of its stockholders and to encourage employees to buy and hold shares of PubCo. The combined company’s employee equity compensation program, as implemented under the ESPP Plan, will allow the combined company to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. The ability to grant tax-advantaged opportunities to buy and hold the combined company’s stock at a discount is designed to motivate employees and encourage them to devote their best efforts to the combined company’s business and financial success.

Approval of the ESPP Plan by the Tottenham shareholders is required in order to comply with Nasdaq rules requiring stockholder approval of equity compensation plans. In the event that Tottenham shareholders do not approve this Proposal, the ESPP Plan will not become effective. Approval of the ESPP Plan by Tottenham shareholders will allow the combined company to offer employees the chance to purchase, on a tax-advantaged basis, PubCo stock at a discount to market following the closing of the Business Combination.

Information Regarding ESPP

It is critical to the combined company’s long-term success that the interests of its employees and officers are tied to its success as “owners” of the business. The company believes that this ESPP Plan will help attract new employees, retain existing employees and provide incentives for these employees to exert maximum efforts for the combined company’s success and increase in stockholder value.

Description of the ESPP Plan

Subject to adjustment for various corporate actions such as stock splits or mergers described in more detail below, the shares to be offered under the ESPP Plan will consist of PubCo’s Common Stock, and the total number of shares of Common Stock that may be issued under the ESPP Plan shall be 1,000,000.

The ESPP Plan has been adopted and approved by the board and will become effective on a date following the Merger to be determined by the Board. Offering Periods may run concurrently and will generally be of six months in duration, beginning on February 1st and August 1st each year; provided, however, that pursuant to Section 5 of the ESPP, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) or the start and end dates of future Offering Periods. The ESPP Plan will continue in effect until the earlier of (i) the date that is ten years after the date it is adopted or (ii) the ESPP Plan is terminated earlier pursuant to its terms. PubCo’s board may suspend or terminate the ESPP Plan at any time.

The ESPP Plan will be administered by PubCo’s board of directors or a committee of the board to which the board may delegate any or all authority for administration of the ESPP Plan. If authority is delegated to a committee, all references to the board or committee in the ESPP Plan and in this description shall mean and relate to the board or its committee, as then administering the ESPP Plan.

Eligible full-time employees as defined in the ESPP and determined with reference to Section 423 of the Code may participate if they have been employed by PubCo or a parent or subsidiary, such as Clene, for at least one month on the date the Offering Period begins. Such employees may elect to have up to ten percent of their regular pay withheld and accumulated for purchase of PubCo common stock during the Offering Period. Employees may not accumulate funds for the purchase of stock under the ESPP Plan in an amount greater than $25,000 worth of such stock as determined based on the closing sale price of the stock at the beginning of the relevant Offering Period. In addition, no employee may purchase more than 3,000 shares of Purchaser common stock in any single Offering Period. At the end of the Offering Period, all amounts sufficient to purchase a full share of PubCo common stock are used to purchase such shares at a price equal to 85% of the closing sale price of PubCo common stock as of the first or last or last day of the Offering Period, whichever is lower. The difference between the value of the shares purchased and the aggregate purchase price (gain) is not recognized as income for tax purposes by the employee until the date the employee sells the shares. This tax deferral creates an additional incentive for employees to buy and hold the common stock of PubCo, thus creating an additional financial incentive for employees to desire the success of the company.

A participant in the ESPP Plan may change the amount of their pay being withheld during the Offering Period in accordance with the policies of the board, including a complete withdrawal from the ESPP Plan and a refund of accumulated amounts (without interest). The participant’s rate of deduction will remain unchanged from one Offering Period to the next unless the participant requests a change. No employee is required to participate in the ESPP Plan.

At the conclusion of an Offering Period, the purchased shares are transferred as soon as is practicable into the name of the purchasing employee. The combined company anticipates registering shares issuable under the Incentive Plan with the SEC on a registration statement on Form S-8 when such Form is available following the completion of the Business Combination.

If PubCo’s outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any stock split, reverse stock split, combination of shares, dividend payable in shares, recapitalization, reclassification or other distribution of Common Stock to stockholders generally without the receipt of consideration by PubCo, appropriate adjustment will be made by the board in the number and kind of shares available for grants under the ESPP Plan and in all other share amounts set forth in the ESPP Plan. In addition, the board will make appropriate adjustment in the number and kind of shares for the current Offering Period so that the employee’s proportionate interest before and after the occurrence of the event is maintained. Unless otherwise determined by the board, in the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which PubCo is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of PubCo, the board shall, in its sole discretion and to the extent possible under the structure of the transaction and the ESPP Plan, arrange for the assumption of the ESPP Plan or shorten the then-current Offering Period so that it ends on or before the completion of such event.

The board may at any time modify or amend the ESPP Plan in any respect; provided, however, that any modification or amendment of the ESPP Plan shall be subject to stockholder approval to the extent required under applicable law or the rules of Nasdaq.

Required Vote

Approval of the ESPP Plan Proposal requires the affirmative vote of the holders of a majority of the TOTA Ordinary Shares as of the record date represented in person or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the ESPP Plan is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Tottenham’s Board of Directors

The Tottenham board of directors recommends a vote “FOR” adoption of the ESPP Plan Proposal.

PROPOSAL No. 17
THE ADJOURNMENT PROPOSAL

Purpose of the Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Reincorporation Merger, the Acquisition Merger Agreement, and the Incentive Plan Proposal, the Tottenham board of directors may adjourn the Extraordinary General Meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Tottenham seek adjournment which would result in soliciting of proxies, having a shareholder vote, or otherwise consummating a business combination after January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the TOTA Ordinary Shares as of the record date represented in person or by proxy at the Extraordinary General Meeting and entitled to thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Tottenham’s Board of Directors

The Tottenham board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

CLENE’S SOLICITATION OF WRITTEN CONSENT

Purpose of the Consent Solicitation

You are being asked to consent to adopt and approve in all respects the merger agreement and the transactions contemplated thereby (the “Clene Merger Proposal”). For details as to the Clene Merger Proposal, see “Proposal No. 14 The Acquisition Merger Proposal.”

Recommendation of the Clene Board of Directors

After consideration, the Clene board of directors determined that the Merger Agreement, the Acquisition Merger contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Clene and its stockholders. Clene’s board of directors adopted and approved the Merger Agreement and the transactions contemplated thereby and to be undertaken in connection therewith, including, without limitation, the Acquisition Merger, and directed that the Merger Agreement be submitted to the holders of Clene common stock and preferred stock for adoption. The Clene board of directors recommends that the stockholders of Clene adopt the Merger Agreement and approve the transactions contemplated thereby by submitting a written consent in accordance with the certificate of incorporation and bylaws of Clene.

Clene’s Board of Director’s Reasons for Approving the Merger

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and the transactions contemplated thereby and resolving to recommend that Clene stockholders adopt and approve the Merger Agreement and approve the merger and the other transactions contemplated by the Merger Agreement, the Clene board of directors consulted with Clene’s management, as well as its advisors, and considered a number of factors, including its knowledge of Clene’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with pursuing a merger with a special acquisition company. Among the various factors that the Clene board of directors considered in favor of its decision are:

•        Other Alternatives.    It is the belief of the Clene board of directors that the proposed merger represents the best potential transaction for Clene to create greater value for Clene’s stockholders, while also providing greater liquidity by owning stock in a public company.

•        Advantages Over a Traditional IPO.    The Clene board of directors considered that the merger provided certain advantages over a traditional IPO. In particular, the Clene board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for, and valuations of, companies of a similar size and industry as Clene, the merger with Tottenham was likely to provide for a more time- and cost-effective means to capital with a higher likelihood of completion in light of the committed equity investments, greater valuation certainty and less dilution to Clene’s existing stockholders.

•        Terms of the Merger Agreement.    The Clene board of directors considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals, in addition to the transactions contemplated thereby, including the Acquisition Merger.

•        Valuation.    The Clene board of directors considered the implied equity value of approximately $542.5 million for Clene in light of valuations received by Clene in previous rounds of capital raise.

•        Access to Capital.    The Clene board of directors expects that the merger would be a more time- and cost-effective means to access capital, repay a portion of its existing indebtedness and reduce leverage than other options considered, including an IPO.

•        Benefit from Being a Public Company.    The Clene board of directors believes that as a public company, Clene will have the flexibility and financial resources to pursue and execute a growth strategy to increase stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

The Clene board of directors also considered the following negative factors:

•        Risk that merger may not be completed.    The Clene board of directors considered the risk that the merger might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•        Expenses and challenges.    The Clene board of directors considered the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies.

•        Restrictions on operation of Clene’s business.    The Clene board of directors considered the fact that, although Clene will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the completion of the merger, the Merger Agreement generally obligates Clene, subject to Tottenham’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Clene from undertaking certain business opportunities that might arise pending completion of the merger.

•        Other risks.    The Clene board of directors considered various other risks associated with the combined organization and the merger, including the risks described in “Risk Factors.”

The foregoing discussion of the factors considered by the Clene board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Clene board of directors. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the Clene board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Clene board of directors considered all these factors as a whole, including discussions with, and questioning of, Clene’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The Clene board of directors concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Clene stockholders would receive as a result of the merger, including the belief of the Clene board of directors that the merger would increase the immediate value of shares of Clene common stock and preferred stock. Accordingly, the Clene board of directors determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of, Clene and its stockholders, and adopted and approved, and declared advisable, the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. The Clene board of directors recommends that Clene stockholders adopt the Merger Agreement and approve the transactions contemplated thereby.

Record Date

The Clene board of directors has set December 11, 2020 (the “Clene record date”) as the record date for determining the Clene stockholders entitled to sign and deliver written consents with respect to the Clene Merger Proposal.

Clene Stockholders Entitled to Consent

Only Clene stockholders of record holding shares of common stock or preferred stock as of the close of business on the Clene record date are entitled to sign and deliver a written stockholder consent with respect to the Clene Merger Proposal. As of the close of business on the Clene record date, there were 125,572,986 shares of Clene common stock, 115,649,483 shares of Series A preferred stock, 30,007,852 shares of Series B preferred stock, 52,291,267 shares of Series C preferred stock, and 67,620,060 shares of Series D preferred stock outstanding and entitled to sign and deliver written consents with respect to the Clene Merger Proposal. You are urged to return a completed, dated and signed written consent by [•], New York City time, on [•], 2020.

Consents; Required Consents

In accordance with the certificate of incorporation and by-laws of Clene, approval of the Clene Merger Proposal by the Clene stockholders will require the affirmative vote or consent of (a) Clene common stock and Clene preferred stock voting as a single class, (b) All classes of Clene preferred stock voting together as a separate class, (c) Clene Series B preferred stock voting as a separate class, (d) Clene Series C preferred stock voting as a separate class, (e) Clene Series D preferred stock voting as a separate class, and (f) the “Lead Investor” as defined in the Company’s Series D Preferred Stock Purchase Agreement, which is Symbiosis II, LLC.

At the time of entry into the Merger Agreement, United Technologies and General Resonance entered into shareholder support agreements with Tottenham agreeing to vote approximately 34.2% of the issued and outstanding capital stock for the transaction after the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC.

Submission of Consents

You may consent to the Clene Merger Proposal with respect to your shares of Clene common stock and preferred stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Clene.

If you hold shares of Clene common stock or preferred stock as of the close of business on the Clene record date then you will receive an email from one of Clene’s attorneys, Meg Krivanec, requesting that you sign and submit the written stockholder consent via DocuSign. If you wish to submit your consent, you must promptly complete the DocuSign request. If you have any questions regarding the DocuSign processes or experience any difficulties, you should reach out to Meg Krivanec via email at meg.krivanec@stoel.com. Clene does not intend to hold a stockholders’ meeting to consider the Clene Merger Proposal, and, unless Clene decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person by attending a stockholders’ meeting.

The Clene board of directors has set [•], New York City time, on [•], 2020 as the target date for the receipt of written consents, which is the date on which Clene expects to receive the written consents of United Technologies and General Resonance under the Clene support agreement. Clene reserves the right to extend the final date for the receipt of written consents beyond [•], 2020. Any such extension may be made without notice to Clene stockholders. Once a sufficient number of consents to adopt the Clene Merger Proposal has been received, the consent solicitation will conclude.

Executing Consents; Revocation of Consents

You may execute a written consent to approve of the Clene Merger Proposal. A written consent to approve the Clene Merger Proposal is equivalent to a vote for such proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Clene Merger Proposal and the Charter Proposals.

If you are a record holder of shares of Clene common stock or preferred stock as of the close of business on the Clene record date, you may change or revoke your written consent (subject any contractual obligations you may otherwise have) at any time prior to [•] local time, on [•], 2020 (or, if earlier, before the consents of a sufficient number of shares to approve the Clene Merger Proposal have been delivered to Clene). If you wish to change or revoke your consent before that time, you may do so by sending a notice of revocation by emailing a .pdf copy to Meg Krivanec via email at meg.krivanec@stoel.com. However, pursuant to the Clene support agreement, the written consent to be received by Clene from United Technologies and General Resonance will be irrevocable.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Clene. Officers and employees of Clene may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Appraisal Rights

Under the DGCL, if a Clene stockholder does not wish to accept the merger consideration provided for in the merger agreement, does not consent to the adoption of the merger agreement and the merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Clene common stock and to receive payment in cash for the fair value of his, her or its shares of Clene common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Clene common stock. These rights are known as appraisal rights. The “fair value” of such shares of Clene common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Clene common stock under the terms of the merger agreement. Stockholders of Clene who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Stockholders of Clene who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the merger agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that a Clene stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Clene common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Clene common stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than 10 days after the effective date of the merger. Only those Clene stockholders who did not submit a written consent adopting the merger agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Clene. If given at or after the effective date of the merger, the notice must also specify the effective date of the merger; otherwise, a supplementary notice will provide this information. This proxy statement/consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following Clene’s receipt of sufficient written consents to adopt the merger agreement, Clene will send all non-consenting Clene stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Clene stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Clene stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the merger agreement. As described below, you must also continue to hold your shares through the effective date of the merger.

If you elect to demand appraisal of your shares of Clene common stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Clene common stock to Clene, at the specific address which will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A Clene stockholder wishing to exercise appraisal rights must hold of record the shares of Clene common stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Clene common stock through the effective date of the merger. Appraisal rights will be lost if your shares of Clene common stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Clene common stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the merger is completed, your shares of Clene common stock (assuming that you hold them through the effective time of the merger) will be converted into the right to receive the merger consideration in respect thereof, as provided for in the merger agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a holder of shares of Clene common stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Clene common stock. The demand must reasonably inform Clene of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Clene common stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of Clene common stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Clene common stock, fully and correctly, as the stockholder’s name appears on the Clene stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Clene common stock in connection with the merger. The demand cannot be made by the beneficial owner of shares of Clene common stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Clene common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Clene of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Clene common stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If the shares of Clene common stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Clene common stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Clene common stock as to which appraisal is sought. Where no number of shares of Clene common stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Clene common stock held in the name of the record holder. Stockholders who hold their shares of Clene common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the merger, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of Clene common stock by delivering to Clene a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Clene. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Clene stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Clene does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Clene common stock.

Within 120 days after the effective date of the merger, either Clene (as the surviving corporation of the merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Clene common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Clene. Clene has no present intent to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Clene will file a petition. Accordingly, it is the obligation of the holders of Clene common stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Clene common stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the merger, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Clene a statement setting forth the aggregate number of shares of Clene common stock for which a written consent adopting the merger agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Clene or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Clene common stock may, in such person’s own name, file a petition for appraisal or request from Clene such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Clene, then Clene will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Clene common stock and with whom agreements as to the value of their shares of Clene common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Clene common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Clene common stock, the Delaware Court of Chancery will appraise such shares of Clene common stock, determining their fair value as of the effective date of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Clene stock certificates, representing their shares of Clene common stock. Holders of Clene common stock considering seeking appraisal should be aware that the fair value of their shares of Clene common stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of Clene common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Clene may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, Clene does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and Clene reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Clene common stock is less than the per share merger consideration.

Under the merger agreement, holders of Clene preferred stock will have their shares converted into shares of Clene common stock immediately prior to the effective time. Accordingly, the foregoing discussion is applicable to holders of Clene preferred stock in their capacity as holders of Clene common stock immediately prior to the merger.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Clene common stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

Holders of TOTA common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION

In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences (i) of the Business Combination to U.S. Holders (defined below) of TOTA Ordinary Shares, TOTA Rights, and TOTA Warrants (collectively, the “Tottenham securities”), (ii) of the Acquisition Merger to U.S. Holders of Clene common stock and Clean warrants (collectively, the “Clene securities”), (iii) of the ownership and disposition of PubCo Common Stock and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders and (iv) exercise of redemption rights by holders of Tottenham securities that are U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Tottenham securities, Clene securities or PubCo securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Tottenham securities or Clene securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received TOTA Ordinary Shares or Clene common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding TOTA Ordinary Shares or Clene common stock, or, after the Business Combination, the issued PubCo Common Stock (excluding treasury shares); or

•        holders holding Tottenham securities or Clene securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Tottenham securities or Clene securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Tottenham securities or Clene securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Tottenham securities or Clene securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.

Because TOTA Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a TOTA Unit should be treated as the owner of the underlying component Tottenham securities for U.S. federal income tax purposes. The discussion below with respect to Tottenham securities should also apply to holders of TOTA Units (as the deemed owner of the underlying component Tottenham securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF TOTTENHAM SECURITIES, CLENE SECURITIES OR PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF TOTTENHAM SECURITIES OR CLENE SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Tottenham Securities

If the Reincorporation Merger Qualifies as a Reorganization

General U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders will depend primarily on whether the Reincorporation Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). The Reincorporation Merger should qualify as an F Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a merger of a corporation holding only investment-type assets such as Tottenham, the qualification of the Reincorporation Merger as an F Reorganization is not entirely clear. U.S. Holders should be aware that PubCo has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Reincorporation Merger qualifies as an F Reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its Tottenham securities pursuant to the Reincorporation Merger should not recognize gain or loss on the exchange of Tottenham securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Common Stock received as a result of the Reincorporation Merger should equal the aggregate adjusted tax basis of the TOTA Ordinary Shares and the TOTA Rights surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the TOTA Warrants surrendered in the exchange, in each case increased by any amount included in income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the Tottenham securities surrendered in the exchange.

Effect of Section 367 of the Code to U.S. Holders of TOTA Ordinary Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange TOTA Ordinary Shares (but not rights) for PubCo Common Stock as part of the Reincorporation Merger.

A. U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of Tottenham

A U.S. Holder that on the day of the Reincorporation Merger beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Tottenham stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Tottenham stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the TOTA Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Tottenham securities entitled to vote or 10% or more of the total value of shares of all classes of Tottenham securities for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its TOTA Ordinary Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the TOTA Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such TOTA Ordinary Shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its TOTA Ordinary Shares as a result of the Reincorporation Merger. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

B. U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of Tottenham

A U.S. Holder that on the day of the Reincorporation Merger beneficially owns (directly, indirectly or constructively) TOTA Ordinary Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Tottenham stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Tottenham stock must either recognize gain with respect to the Reincorporation Merger or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to PubCo securities received in exchange for its TOTA Ordinary Shares pursuant to the Reincorporation Merger. Any such gain would be equal to the excess of the fair market value of such PubCo securities received over the U.S. Holder’s adjusted tax basis in the TOTA Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the TOTA Ordinary Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its TOTA Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury regulations.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) TOTA Ordinary Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the all earnings and profits amount in income under Section 367(b) of the Code in connection with the Reincorporation Merger.

If the Reincorporation Merger Does Not Qualify as a Reorganization

If the Reincorporation Merger fails to qualify as an F Reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Tottenham securities for PubCo securities in the Reincorporation Merger will recognize gain or loss equal to the difference between (i) fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the Tottenham securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of the PubCo securities on the date of the Reincorporation Merger. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Reincorporation Merger will begin on the day after the date of the Reincorporation Merger.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Tottenham securities exceeds one year at the time of the Reincorporation Merger. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

The Acquisition Merger should not result in tax consequences to U.S. Holders of Tottenham securities.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Tottenham securities for PubCo securities pursuant to the Business Combination, the qualification of the Reincorporation Merger as an F Reorganization, and the application of Section 367(b) to the Reincorporation Merger.

Passive Foreign Investment Company Status

Even if the Reincorporation Merger qualifies as an F Reorganization, the Reincorporation Merger may be a taxable event to U.S. Holders of Tottenham securities under the passive foreign investment company, or “PFIC,” provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because Tottenham is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, Tottenham believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2019, and will likely be considered a PFIC for its current taxable year which ends as a result of the Reincorporation Merger.

A. Definition and General Taxation of a PFIC

A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.

If Tottenham is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Tottenham securities and, in the case of TOTA Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for Tottenham’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TOTA Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of its Tottenham ordinary shares or Tottenham rights; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TOTA Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Tottenham ordinary shares).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Tottenham securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Tottenham’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Tottenham is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its TOTA Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Tottenham’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Tottenham’s taxable year ends.

B. Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Tottenham securities will depend on whether the U.S. Holder has made a timely and effective election to treat Tottenham as a QEF, for Tottenham’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TOTA Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to Tottenham is contingent upon, among other things, the provision by Tottenham of certain information that would enable the U.S. Holder to make and maintain a QEF election. If Tottenham determines it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Tottenham will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. A U.S. Holder of a PFIC that made a timely and effective QEF election for Tottenham’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TOTA Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for Tottenham’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TOTA Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of TOTA Ordinary Shares has not made a timely and effective QEF election with respect to Tottenham’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Tottenham ordinary shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its TOTA Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of Tottenham’s tax year in which Tottenham qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held TOTA Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its TOTA Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the TOTA Ordinary Shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its TOTA Rights or TOTA Warrants. As a result, if a U.S. Holder of TOTA Rights or TOTA Warrants sells or otherwise disposes of such rights (including for this purpose exchanging the TOTA Rights for PubCo Common Stock in the Reincorporation Merger), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Tottenham were a PFIC at any time during the period the U.S. Holder held the TOTA Rights or TOTA Warrants.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their TOTA Ordinary Shares under their particular circumstances.

C. Effect of PFIC Rules on the Reincorporation Merger

Even if the Reincorporation Merger qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Tottenham securities for PubCo securities in the Reincorporation Merger if Tottenham were classified as a PFIC at any time during such U.S. Holder’s holding period in Tottenham securities. Any such gain would be treated as an “excess distribution” made in the year of the Reincorporation Merger and subject to the special tax and interest charge rules discussed above under “— Definition and General

Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences — Effect of Section 367 of the Code.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its TOTA Ordinary Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— U.S. Federal Income Tax Consequences — Effect of Section 367 of the Code.” In addition, as discussed above, since a QEF election cannot be made with respect to TOTA Rights and TOTA Warrants, the Proposed Regulations should apply to cause gain recognition under the PFIC rules on the exchange of TOTA Rights for PubCo Common Stock and TOTA Warrants for PubCo Warrants pursuant to the Reincorporation Merger. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Tottenham securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of Clene Securities

Clene and Tottenham intend that, for U.S. federal income tax purposes, the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Clene to effect the Acquisition Merger is conditioned on Clene’s receipt of an opinion from Kirkland & Ellis LLP, to the effect that, for U.S. federal income tax purposes, the Acquisition Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Clene does not currently intend to waive this opinion condition to its obligation to complete the Acquisition Merger. If Clene waives this opinion condition after the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Acquisition Merger have materially changed, Clene will recirculate this proxy statement/consent solicitation/prospectus and resolicit the votes of Clene stockholders.

This opinion of counsel does not address any state, local or foreign tax consequences of the Acquisition Merger. It is based on certain assumptions and representations as to factual matters from Clene, Tottenham, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. Clene and Tottenham do not intend to request a ruling from the IRS about any aspects of the U.S. federal income tax consequences of the Acquisition Merger. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the opinion cannot be relied upon and the U.S. federal income tax consequences of the merger could differ from those described below.

Subject to the qualifications and limitations set forth herein, U.S. Holders of Clene common securities will generally not recognize any gain or loss as a result of the Acquisition Merger. Pursuant to the Acquisition Merger, U.S. Holders of Clene common stock will receive shares of PubCo Common Stock in exchange for their shares of Clene common stock, and U.S. holders of Clene warrants will receive shares of PubCo Warrants in exchange for their Clene warrants. Each U.S. Holder’s tax basis in the shares of PubCo Common Stock received in the Acquisition Merger will be the same as his, her or its tax basis in the shares of Clene common stock surrendered in the Acquisition Merger in exchange therefor, and each U.S. Holder’s tax basis in the PubCo Warrants received in the Acquisition Merger will be the same as his, her or its tax basis in the Clene warrants surrendered in the Acquisition Merger in exchange therefor. The holding period of the shares of PubCo Common Stock received in the Acquisition Merger by the U.S. Holder will include the holding period of the shares of Clene common stock surrendered in the Acquisition Merger in exchange therefor, and the holding period of the PubCo Warrants received in the Acquisition Merger by the U.S. Holder will include the holding period of the Clene warrants surrendered in the Acquisition Merger in exchange therefor.

In addition, pursuant to the Merger Agreement, U.S. Holders of Clene common stock may receive contingent consideration in the form of additional shares of PubCo Common Stock under certain circumstances. Any additional shares of PubCo Common Stock received by U.S. Holders pursuant to the Merger Agreement are expected to be viewed as contingent consideration in the Acquisition Merger and should generally be received on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of PubCo Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a contrary position to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of PubCo Common Stock received by a U.S. Holder as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of PubCo Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the effective time, discounted at the applicable federal rate in effect at the effective time. A U.S. Holder’s tax basis in any shares of PubCo Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Acquisition Merger, including the potential receipt of contingent consideration, under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Business Combination.

Distributions on PubCo Common Stock

The gross amount of any distribution on PubCo Common Stock that is made out of PubCo’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by PubCo on the PubCo Common Stock exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s PubCo Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo Common Stock and PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Common Stock or PubCo Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Common Stock or PubCo Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Common Stock or PubCo Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Common Stock or PubCo Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a PubCo Warrant

Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of PubCo Common Stock on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a share of PubCo Common Stock received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of PubCo Common Stock received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Common Stock received would equal the holder’s basis in the PubCo Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the PubCo Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Common Stock would include the holding period of the PubCo Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Common Stock received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Tottenham Securities of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its TOTA Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the TOTA Ordinary Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. Subject to the PFIC rules discussed above under the heading “— Passive Foreign Investment Company Status,” if the redemption qualifies as a sale or exchange of the TOTA Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the TOTA Ordinary Shares surrendered in such redemption transaction. Because Tottenham likely is and has been a PFIC, however, any such gain on the redemption of TOTA Ordinary Shares are likely to be taxed in accordance with the PFIC rules of the Code discussed above under the heading “— Passive Foreign Investment Company Status.” The deductibility of capital losses is subject to limitations.

Subject to the PFIC rules discussed above under the heading “— Passive Foreign Investment Company Status,” if the redemption does not qualify as a sale or exchange of TOTA Ordinary Shares, the U.S. Holder will be treated as receiving a corporate distribution. Because Tottenham likely is and has been a PFIC, some or all of such distribution may constitute an “excess distribution” to the U.S. Holder, which would be subject to tax in accordance with the PFIC rules of the Code discussed above under the heading “— Passive Foreign Investment Company Status.” To the extent that such corporate distribution does not constitute an “excess distribution,” such distribution generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Tottenham’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles; distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the TOTA Ordinary Shares; and any remaining excess will be treated as gain realized on the sale or other disposition of the TOTA Ordinary Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the TOTA Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of TOTA Ordinary Shares treated as held by the U.S. Holder (including any TOTA Ordinary Shares constructively owned by the U.S. Holder as a result of owning TOTA Warrants or TOTA Rights) relative to all of the TOTA Ordinary Shares outstanding both before and after the redemption. The redemption of TOTA Ordinary Shares generally will be treated as a sale or exchange of the TOTA Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Tottenham or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only TOTA Ordinary Shares actually owned by the U.S. Holder, but also TOTA Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include TOTA Ordinary Shares which could be acquired pursuant to the exercise of the TOTA Warrants or TOTA Rights. In order to meet the substantially disproportionate test, (i) the percentage of Tottenham’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the TOTA Ordinary Shares must be less than 80% of the percentage of Tottenham’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Tottenham common stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Tottenham entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the TOTA Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the TOTA Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other TOTA Ordinary Shares. The redemption of the TOTA Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Tottenham. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Tottenham will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining TOTA Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its TOTA Warrants or possibly in other TOTA Ordinary Shares constructively owned by it. Shareholders who hold different blocks of TOTA Ordinary Shares (generally, shares of Tottenham purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their TOTA Ordinary Shares pursuant to an exercise of redemption rights.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities

Distributions on PubCo Common Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of PubCo Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds PubCo’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.”

Dividends paid to a Non-U.S. Holder of PubCo Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of PubCo Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of PubCo Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of PubCo Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of PubCo securities generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of PubCo Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of PubCo Common Stock. There can be no assurance that shares of PubCo Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of PubCo securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such PubCo securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. PubCo will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. PubCo does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether PubCo is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Exercise or Lapse of a PubCo Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo securities.

Information Reporting and Backup Withholding

PubCo generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s PubCo securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of PubCo securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its PubCo securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on PubCo securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including PubCo securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which PubCo securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, PubCo securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of PubCo Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including PubCo securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo securities.

BUSINESS OF CLENE

References in this section to “we”, “our”, “us”, the “Company”, or “Clene” generally refer to Clene Nanomedicine, Inc. and its consolidated subsidiaries.

Overview

We are a clinical-stage pharmaceutical company pioneering the discovery, development, and commercialization of novel clean surfaced nanotechnology (CSN) therapeutics. CSN therapeutics are comprised of atoms of transition elements that when assembled in nanocrystalline form, possess unusually high, unique catalytic activities not present in those same elements in bulk form. These nanocatalytic activities drive, support, and maintain beneficial metabolic and energetic intercellular reactions within diseased, stressed, and damaged cells.

Our patent-protected, proprietary position affords us the potential to develop a broad and deep pipeline of novel CSN therapeutics to address a range of diseases with high impact on human health. We began in 2013 by innovating an electrochemistry drug development platform that draws from advances in nanotechnology, plasma physics, material science, and biochemistry. Our platform process results in nanocrystals with faceted surfaces that are free of the chemical surface modifications that accompany other production methods. Many traditional methods of nanoparticle synthesis involve the unavoidable deposition of potentially toxic organic residues and stabilizing surfactants on the particle surfaces. Synthesizing stable nanocrystals that are both nontoxic and highly catalytic has overcome this significant hurdle in harnessing transition metal catalytic activity for therapeutic use.

Our clean-surfaced nanocrystals exhibit catalytic activities many-fold higher than other commercially available nanoparticles, produced using various techniques, that we have comparatively evaluated. We have multiple drug assets currently in development for applications in neurology, infectious disease, and oncology. Our efforts are currently focused on addressing the high unmet medical needs in two areas: first, those related to central nervous system disorders including Multiple Sclerosis (“MS”), Parkinson’s Disease (“PD”) and Amyotrophic Lateral Sclerosis (“ALS”); and second, those related to the pandemic caused by COVID-19, a highly infectious viral respiratory disease with serious and sometimes fatal co-morbidities.

The Clene Approach

The Clene approach to drug development is innovation focused and scientifically driven.

•        Innovation focused — There are a significant number of diseases with high impact on human health that have proven exceedingly challenging for traditional small-molecule or biologic drug development approaches. Our approach involves the innovation of highly active therapeutic nanocatalysts with novel mechanisms of action that result from proprietary advances in nanotechnology, plasma physics, biochemistry, and materials science. This platform affords us the ability to make new drug modalities targeting a wide range of diseases that have eluded intervention using traditional small molecule or monoclonal antibody approaches.

•        Scientifically driven — Clear scientific rationale and sound experimental design drive our discoveries, from basic science to clinical trials. We believe Clene has established itself as an industry leader in position for the development of therapeutic catalytic nanocrystals. We have deep knowledge of the chemical properties, safety profiles, and catalytic abilities of transitional metal nanocrystals and have proven abilities to produce concentrated, stable, highly active, clean-surfaced nanocrystal suspensions using efficient, “green,” scalable processes. In so doing, we are establishing, new classes of nanomedicines with the potential to address some of the most serious diseases affecting human health.

Strategy and Leadership

The management team is key to the successful execution of this strategic plan and fulfillment of our business model. Our exceptional team brings extensive expertise and industry experience to their roles in leading the company skillfully and effectively. The members of the executive team have established track records in scientific innovation, early and late-stage pharmaceutical development, commercialization, marketing, and the generation and protection of intellectual property.

Our innovation of CSN therapeutic candidates places us at the forefront of novel drug development for a host of high impact, high unmet need human diseases. As we lead the development of CSN therapeutics, our business strategy can be encapsulated by the following:

•        First mover advantage — We believe that our proprietary knowledge of the processes needed to manufacture clean-surfaced, highly faceted, catalytically active nanocrystals, and of the resulting toxicological and physicochemical properties associated with these nanocrystals, places us in a leadership position in the innovation and development of new candidate therapeutics for diseases that have proven to be extremely difficult to target using traditional methods.

•        Wide range of applicability — Energy metabolism is a fundamental mechanism in all living cells, and CSN therapeutics that improve cellular bioenergetic efficiencies have the potential to be applied to many different disease states and cell types. An advantage of this approach is that a single drug candidate can be developed to hit multiple targets in multiple diseased cell types, presently being investigated across multiple clinical trials with our lead asset, CNM-Au8, through its clinical development program. We continue to explore ways in which the unique mechanisms of action of CSN therapeutics can be applied across different diseases.

•        Flexibility and tunability — Nanocatalytic activities are determined by the shape, faceting, size, and chemical composition of nanocrystals. Our CSN platform has demonstrated flexibility in its ability to make, for instance, both pure gold and gold-platinum nanocrystals of consistent and reproducible shapes and sizes, in addition to making solutions of ionic zinc and silver. Because of the ease with which new single elemental and composite nanocrystals can be made of varying shapes and sizes using our proprietary techniques, we plan to continue developing a wide range of CSN therapeutics to generate a deep pipeline of drug candidates to treat a host of different diseases.

Intellectual Property, Trade Secrets and Manufacturing

We are the sole inventors of our manufacturing processes, devices, and drugs. These inventions are protected by a comprehensive intellectual property portfolio of over 100 patents issued worldwide, with over 30 additional patents pending. See “— Intellectual Property” for more details. The patents relate to (1) the devices that manufacture our CSN therapeutic drug candidates, (2) the processes involved in the use of these devices, (3) the drug candidates manufactured in these devices, and (4) methods of use for the drug candidates. In addition to filings for U.S. and foreign patents, we will continue to protect and maintain our proprietary position by the use of trademarks, trade secrets, copyright protection, and continued technological innovation. For example, years of intensive research and development were invested in fine-tuning our production and delivery processes to the point where we expect to be able to consistently, reliably, and affordably produce our drug candidates, including CNM-Au8, to meet large scale needs. We believe that any attempts to reverse engineer or otherwise replicate our discoveries would be extraordinary challenging for potential competitors without violating our intellectual property protections.

We are also focused on building out a robust and relevant trade secret portfolio. Clene’s trade secret portfolio largely relates to the liquid handling and processing of our water-based products from start to finish. In the case of our lead asset, CNM-Au8, highly purified water containing at least one processing enhancer enters the production device where it is exposed to a plasma-conditioning step. The exact nature of the plasma conditioning affects additional constituents that can become part of the flowing water thus affecting the subsequent crystal growth processes. Likewise, many details of the electrode design, configuration and operation also affect the electrochemical crystal growth processes that occur at each electrode set. Similarly, many design and operational aspects of each trough device directly affect the electrochemical crystal growth processes that occur at each electrode set. Finally, various aspects of liquid handling subsequent to crystal growth, such as concentration and filling, are critical so as not to introduce any contaminates into the liquid, which could alter the surfaces of the nanocrystals thus adding toxicity and/or adversely affecting efficacy of the biological catalysis processes. We continue to explore additional ways to expand its trade secret portfolio in various aspects of the design, production, control and manufacture of its products.

Our manufacturing facility meets rigorous international Good Manufacturing Processes (“GMP”) standards in producing our CSN therapeutics. Furthermore, we have the space and know-how to expand and scale up production as we continue to meet increased demands for our products.

Products

Our CSN therapeutic candidates aim to address high unmet medical needs in several disease areas including:

(1)    disease modification of central nervous system disorders, including MS, PD and ALS;

(2)    the treatment of infectious diseases, including COVID-19;

(3)    accelerated wound healing and scar formation; and,

(4)    the treatment of several cancer types.

In addition to the development of faceted, clean-surfaced nanocrystals, our electro-crystal-chemistry platform can produce ionic solutions of various transition elements including silver, zinc, and others — elements which have proven historical utility in the treatment of disease.

•        CNM-Au8, our lead asset, is a highly concentrated aqueous suspension of clean-surfaced, faceted nanocrystalline gold (“Au”). CNM-Au8’s nanocatalytic mechanisms target the bioenergetic deficits, oxidative stress, and accumulation of misfolded proteins that are common to many neurodegenerative diseases. CNM-Au8 is hypothesized to act as a neuroprotective and remyelinating therapy in neurodegenerative disease states in order to: 1) drive, support, and maintain beneficial metabolic and energetic intracellular reactions within diseased, stressed, and/or damaged cells, 2) directly catalyze the reduction of harmful, reactive oxygen species, and 3) promote protein homeostasis via activation of the heat shock factor-1 pathway, recognized to dampen the cytotoxicity caused by misfolded and denatured proteins, which are known to occur ubiquitously in neurodegenerative diseases. We believe that CNM-Au8 is the only drug candidate in development with these unique nanocatalytic mechanisms of action. Nonclinical toxicology studies have demonstrated no adverse effect levels (“NOAELs”) even up to maximum feasible dosing levels for oral administration. In vitro and in vivo pharmacology studies have demonstrated that CNM-Au8 treatment enhances remyelination and neuroprotection in numerous models of MS, PD, and ALS. A Phase 1 First-In-Human study did not reveal safety or tolerability concerns for CNM-Au8 in healthy human volunteers dosed in accordance with the study protocol. There are five Phase 2 clinical studies presently underway evaluating the efficacy and safety of CNM-Au8 for the treatment of MS, PD, and ALS and one Phase 3 clinical trial underway that has the potential to fully support a New Drug Application (NDA) for the treatment of ALS, each of which is discussed in detail below.

•        CNM-ZnAg is a broad-spectrum antiviral, antibacterial agent comprised of zinc (Zn2+) and silver (Ag+) ions under development to treat disease-causing infections, such as COVID-19, and to provide immune support for symptom resolution. Zn2+ and Ag+ ions are produced in aqueous solutions using our electrochemistry platform; combining Zn2+ and Ag+ ions made in this manner leads to enhanced bioavailability of Zn2+ and potentially, synergistic immune effects. One clinical study is planned to begin in the fourth quarter of 2020, in Brazil, to determine ZnAg efficacy for the symptomatic treatment in subjects with COVID-19.

•        CNM-AgZn-17 is a gel polymer suspension of Ag+ and Zn2+ under development for treatment of infectious diseases and to support wound healing. We have demonstrated in in vitro assays that CNM-AgZn17 has broad-based anti-viral and anti-bacterial activity against common and antibiotic resistant pathogens such as Methicillin-resistant Staphylococcus aureus. We have also shown enhanced wound healing benefits in animal models of diabetic wound healing and decreased scar formation following burns. We anticipate filing an Investigational New Drug (IND) application with the FDA and subsequently plan to initiate a Phase 1 dermal First-In-Human safety study with CNM-AgZn17 in 2021.

•        CNM-AuPt7 is a gold-platinum combination nanocrystal with the potential to be an effective treatment for oncology indications. We have demonstrated in vitro up-regulation of pro-apoptotic and down-regulation of anti-apoptotic genes in the human breast cancer cell lines EFM-19 and MT-3 using CNM-PtAu7. We have further demonstrated down-regulation of genes associated with the electron transport chain activity which may relate to changes in tumorigenesis activity. We anticipate initiating standard animal toxicology programs in late 2021 with an IND filing planned between 2022 – 2023, subject to evaluation of the safety and efficacy learnings from the preclinical oncology assays and toxicology findings.

Dietary Supplements

Dietary supplements are marketed and distributed through our wholly owned subsidiary, dOrbital, Inc. (“dOrbital”). These include:

•        rMetxTM (ZnAg Immune Boost) is an aqueous zinc-silver ion dietary (mineral) supplement made using our electrochemistry platform with bioactive immune-supporting properties. rMetxTM is sold through dOrbital, and, a substantially similar product under the tradename, Zinc FactorTM, is sold by 4Life Research LLC (“4Life”), an international supplier of health supplements and a related party, under a supply agreement.

•        KHC46 is an aqueous gold dietary (mineral) supplement of very low-concentration Au nanoparticles produced using our electrochemistry platform. KHC46 has different production methods and physiochemical properties than our lead drug candidate, CNM-Au8. KHC46 is licensed exclusively to 4Life for worldwide marketing and distribution.

Clinical Development Pipeline

We have four Phase 2 clinical studies presently underway for the treatment of neurodegenerative disorders including MS, ALS, and PD, one Expanded Access Program for ALS patients, one Phase 3 study presently underway for disease-modification in ALS, and one Phase 2 clinical study commencing shortly in COVID-19 patients. The chart below reflects the respective stages of our main product candidates.

Our CSN Therapeutics Platform

We have developed a new pharmaceutical technology, CSN therapeutics. By uniting concepts from nanotechnology, plasma physics, material science, and biochemistry, we have created and refined a proprietary electrocrystallization method that results in pure or combination nanocrystals of the transition elements that are clean-surfaced, highly faceted, and biologically catalytically active. These nanocrystals can be concentrated in aqueous suspensions and orally administered. We are further able to produce ionic solutions of various transitions elements utilizing the same technology platform. Once in the gastrointestinal system, nanocrystals pass into the blood stream, and accumulate in organs such as the liver, kidneys, and spleen, with lower amounts crossing the blood brain barrier and reaching the brain, spinal cord, and cerebrospinal fluid. Nanocrystals can remain active within the body for at least several days before they are eliminated via the hepatobiliary-fecal system as well as via the urinary system.

Once inside the body, CSN therapeutics cross cellular membranes and enter cells where they directly donate and receive electrons within biological systems. In this way, each nanocrystal acts as a potent nanocatalyst, that can drive, support, and maintain beneficial metabolic and energetic intercellular reactions within diseased, stressed, and damaged cells. These catalytic, nanocrystal-based therapeutic drugs represent an entirely new approach to drug development, substantially differing from the standard paradigm of small-molecule drugs and large-molecule biologics. Unlike traditional pharmacological approaches, which are limited to single targets or specific signaling pathways, our technology platform has produced metallic nanocrystals that are beneficial through multi-modal activities in multiple cell types across multiple diseases. By utilizing intracellular medicinal catalysts to support bioenergetic reactions within cells, we believe this technology represents a revolutionary advance in the treatment of the underlying pathophysiology of neurodegeneration and related diseases associated with bioenergetic failure.

Figure 1 below shows examples of the kinds of nanocrystals that can be produced using our CSN therapeutic platform.

Figure 1. Representative CSN Therapeutic Nanocrystals

Figure 1. Representative transmission electron micrographs of the commonly observed crystalline shapes of gold nanocrystals (CNM-Au8) resulting from our CSN therapeutic platform. Insets are wireframes illustrating each classic shape: A, pentagonal bipyramid; B, tetrahedron; and C, hexagonal bipyramid. These nanocrystals are 10-13 nm in diameter.

Nanocatalysis

A catalyst lowers the activation energy of a chemical reaction in such a way as to accelerate the rate of the reaction, without being consumed in the reaction. In doing so, it does not change the equilibrium of the substrates and products, and it can catalyze both forward and reverse reactions until homeostasis, or a balance of substrates and products, has been achieved.

Several industrial uses of metal nanocatalysts have been discovered, but to our knowledge, we are the only company currently developing nanocatalysts to directly modulate biological systems as therapeutic drug candidates. Prior to our invention of the CSN therapeutic platform, the methods employed to make stable nanoparticles required the use of organic solvents or capping agents, which would contaminate the surfaces of the nanoparticles and be substantially difficult to remove. There are multiple conflicting reports in the literature regarding the toxicity of these nanoparticles, ranging from reportedly non-toxic to highly toxic to living organisms. We believe this lack of consistency may have been due to the varying degrees to which different nanoparticle preparations were contaminated with organic reagents, leading to observed toxic effects. Because our electrocrystal chemistry method does not involve the use of any organic solvents or reduction chemicals, we have observed that our nanocrystals possess substantially higher catalytic activity in living organisms than those reported for nanoparticles made using other methods. All of the toxicology studies completed with our lead asset, CNM-Au8, have resulted in NOAEL findings.

Transition metal nanocatalysts are surface catalysts. Unlike enzymes, which are protein catalysts that lower activation energies using active site binding pockets, metal nanocatalysts carry out their catalytic activities on their surfaces, where they act as exceptionally efficient electron donors and receivers. For this reason, unmodified, clean surfaces that are free of contaminating chemicals are extremely important for catalytic activity. The facets and vertices of the nanocrystals serve as the surface areas where electron exchange can take place. Metal nanocatalysts have been shown to have a variety of different catalytic activities, including superoxide dismutase, peroxidase, and catalase-like activities for reducing reactive oxygen species, to reactions involving the oxidation of glucose, ascorbic acid, or the energetic metabolite, nicotinamide adenine dinucleotide (“NAD”). Figure 2 is an illustration of nanocatalysis, showing a single gold nanocrystal converting molecules of nicotinamide adenine dinucleotide hydride (“NADH”) in the background into NAD in the foreground. Gold nanocrystals have been described as electron reservoirs because their surfaces can readily accept as well as donate thousands of electrons per second in order to catalyze biochemical reactions, allowing them to accelerate reaction rates to extraordinarily high levels. For example, the conversion of NADH to NAD is usually very slow at room temperature. Upon addition of our gold nanocrystal suspension CNM-Au8, we have observed the very rapid conversion of NADH into NAD. Importantly, the NAD reaction drives adenosine triphosphate (ATP) production in both the mitochondrion as well as in the cytoplasm, via a reaction called glycolysis. ATP is the universal currency of energy in all living things; without the ability to convert NADH to NAD and vice versa, cells would be quickly depleted of ATP energy stores and die. CSN therapeutics capture the natural, extraordinary nanocatalytic activities of clean-surfaced, faceted nanocrystals to produce metabolites of high energetic or protective value to the cell.

Figure 2. Nanocatalysis Mechanism Representation

Figure 2. Illustration of nanocatalytic activity (Not to scale). A pentagonal bipyramidal gold nanocrystal is shown with its electron cloud to represent the ability of the nanocrystal to rapidly exchange electrons with substrates interacting with its surface. In the background, NADH molecules drawn as dark chemical ball-and-stick figures are catalytically converted into NAD in the foreground as bright pink ball-and-stick figures. A pink and blue mitochondrion on the left can use available NAD for the generation of ATP (Illustrated by Ella Maru).

Our Focus on Central Nervous System Disorders

Over the past several decades, traditional small molecule and biologic drug development approaches have suffered serious setbacks in the attempts to address nervous system disorders. A likely contributor to these setbacks is the multifactorial mechanisms underlying these diseases themselves, which are sufficiently complex they may not be amenable to “one drug-one target” disease modification. In the face of these failures, we believe our new paradigm of nanocrystal drug development, producing novel drugs with unique nanocatalytic, multi-modal mechanisms of action, is advantageous.

Multiple lines of evidence now point to bioenergetic failure as a key contributor to neurodegenerative disease. Neurons, and their associated support cells, in particular oligodendrocytes, are amongst the highest energy-consuming cells in the body: the brain represents only two percent of human body weight, yet it consumes over twenty-percent of the body’s metabolic energy. As humans age, our cell’s ability to convert food into energy in the form of ATP becomes less efficient. Eventually, the nervous system’s demand for ATP surpasses the cells’ ability to supply it, and as a consequence, neurons begin to fail and subsequently die. Genetic and environmental factors determine which neuronal types are most susceptible to bioenergetic failure in any individual. In PD, dopaminergic and other neuronal cell types manifest mitochondrial failure, leading to impaired energy production. In ALS, mitochondrial dysfunction is considered a hallmark of both sporadic and familial ALS, and several genetic causal variants of ALS have been linked to dysregulated neuronal energy metabolism. In MS, the cells capable of remyelinating damaged axons have been shown to be under metabolic stress, rendering them incapable of undergoing the energetically demanding process of repairing damaged myelin.

Preclinical work has shown that CNM-Au8 nanocrystals cross the blood brain barrier to potentially protect multiple central nervous system cell types. In multiple preclinical studies, we have demonstrated these central nervous system cells may benefit from nanocatalysis in several ways: oligodendrocytes receive an energetic boost sufficient to drive myelin production; dopaminergic, hippocampal and cortical neurons improve energy metabolism sufficient to enhance survival and maintain function in response to multiple disease-relevant stressors. Human astrocytes derived from patients with ALS have the capacity to kill motor neurons when grown in a co-culture, and these motor neurons exhibit markedly reduced toxicity when co-cultures are treated with CNM-Au8. By their very nature, faceted clean-surfaced nanocrystals with nanocatalytic capabilities circumvent many of the challenges that have plagued the central nervous system pharmaceutical drug development field in the past. Importantly, the mechanism by which they act through nanocatalysis produces several useful energetic metabolites while reducing the presence of harmful ones. These mechanisms are well suited to address the complex failures that occur in neurodegenerative diseases on multiple levels and within multiple central nervous system cell types.

The innovation of CSN therapeutics is that we are positioned to address the most significant challenge posed by numerous central nervous system diseases. Unlike the “one drug-one target” model, faceted clean surfaced nanocrystals act by multiple mechanisms to enhance the cellular bioenergetic state, while simultaneously and independently reducing oxidative stress and stimulating protein homeostasis inside central nervous system cells. Each nanocrystal is capable of exchanging thousands of electrons per second, potentially addressing deficits in diseased central nervous system cells in a manner that does not further deplete the cells of their internal energy stores. Our data demonstrate CSN therapeutics thereby support cells and replenish cellular bioenergetic deficiencies. In other words, CSN therapeutics support the cells of the central nervous system with the basic building blocks of energy they require to function normally.

Market Potential of CSN Therapeutics for Neurodegenerative Diseases

Despite the urgent demand for treatments and the tremendous market opportunities for neurodegenerative disease therapeutics, effective treatments are limited. Currently, there are no existing therapies that either promote remyelination or have been demonstrated to improve function in people with non-active, progressive MS. People with non-active, progressive MS account for approximately one-third of all MS cases and they suffer progressive loss of function, severely reduced quality of life and shortened life spans. Further, the current FDA-approved therapeutic agents for ALS have very limited disease-modifying effects. And, there are no currently available disease-modifying therapies for PD. All of the existing PD therapies are limited to symptomatic improvement and none have been shown to prevent or slow the loss of dopaminergic neurons. If the clinical studies presently underway provide evidence of remyelination or demonstrate improved neurological function, CSN therapeutics will have significant commercial sales potential in treating MS, PD, or ALS.

Not a single approved MS drug worldwide has been approved to show an effect on remyelination and neuroprotection. CNM-Au8’s effects on remyelination and neuroprotection for central nervous system disorders, together with the urgent market demand for safe and effective treatments, provides us with a global unique first-mover-advantage with significant market potential for the treatment of central nervous system diseases. Our most advanced CSN therapeutic candidate, CNM-Au8, has been developed to address the significant unmet medical needs in the treatment of the central nervous system disorders, MS, PD, and ALS. MS, PD, and ALS each severely impact healthspan and lifespan of those who suffer from these disorders, resulting in significant demand for disease-modifying treatments.

CNM-Au8 and Restoration of Bioenergetic Metabolism in MS, ALS, and PD

Overview

CNM-Au8 is a concentrated, orally-delivered suspension of pure gold nanocrystals in pharmaceutical grade water buffered with sodium bicarbonate. A single 60 milliliter, 30 milligram dose contains over one quadrillion nanocrystals. The median ferret diameter of CNM-Au8 nanocrystals is approximately 13 nanometers with each nanocrystal consisting of an estimated 30,000 to 70,000 gold atoms. CNM-Au8’s nanocatalytic mechanism, directly donating and/or receiving electrons, enhances intracellular bioenergetic reaction rates without requiring associated energetic investment from cells, thus increasing cells’ net energetic capacity. CNM-Au8 treatment results in improved bioenergetic metabolism within cells of the central nervous system. Through this mechanism, CNM-Au8 may protect multiple neuronal and glial populations including oligodendrocytes and/or neurons from oxidative, inflammatory, hypoxic, and excitotoxic insults, potentially resulting in enhanced myelination and improved neuronal survival while preserving neurite processes and synapse integrity.

Standard ICH M3(R2) toxicology studies were conducted on CNM-Au8 in three animal species, which yielded no toxicity findings resulting in a NOAEL finding up to maximum feasible dosing. A First-in-Humans Phase 1 Clinical Trial of orally administered single and multiple ascending doses of CNM-Au8 was then carried out in 86 healthy human volunteers. All doses (up to 90 mg/day) of CNM-Au8 were well-tolerated.

CNM-Au8 has received regulatory approval to proceed to Phase 2 clinical studies designed to assess the safety and efficacy of CNM-Au8 for brain metabolite target engagement and functional and physiologic improvements indicative of remyelination, and neuroprotection. Details for each clinical trial of CNM-Au8 are given below in the Clinical Development Plan section for each indication.

Mechanism of Action

CNM-Au8 acts through nanocatalysis to improve the bioenergetics, reduce harmful reactive oxygen species, and induce protein homeostatsis, via the heat shock protein-1 pathway in nervous system cells. These unique mechanism of actions lead to a cascade of beneficial effects as summarized in Figure 3.

Figure 3. Nanocatalytic Biological Mechanism of Action

Figure 3. CNM-Au8 mediated nanocatalysis enhances cellular energetic capacity and decreases oxidative stress, resulting in increased NAD and ATP production as well as increased proteostatic activity via the heat shock factor 1 pathway. Together, these activities lead to a cascade of enhanced disease responses in neurons, oligodendrocytes, and astrocytes, cell types that are most vulnerable to energetic deficiencies. CNM-Au8 thereby mediates remyelination and neuroprotective effects in neurodegenerative diseases such as MS, ALS, and PD.

One of the key metabolites catalyzed by CNM-Au8 is nicotinamide adenine dinucleotide (“NAD+”) (Fig. 4). NAD+ and its reduced partner NADH are vital for driving cellular energy ATP-generating reactions in living cells (Fig. 4A). Brain imaging studies have shown the ratio of NAD+ to NADH typically decreases with aging. Lowered NAD+ levels in both the blood and brain have been associated with neurological diseases such as schizophrenia, multiple sclerosis, Parkinson’s Disease, and Huntington’s Disease. Boosting NAD+ activity in neurodegenerative disease preclinical models has consistently demonstrated beneficial anti-aging and neuroprotective effects. CNM-Au8 exhibits higher catalytic activity for directly oxidizing NADH into NAD than any other commercially available gold nanoparticle we have tested (Fig. 4C, D). We have shown that treating cultured nervous system cells with CNM-Au8 increases their intracellular pools of NAD+ and ATP, demonstrating that CNM-Au8 increases the energetic capacity of central nervous system cells (Fig. 4E, F). This optimization of ATP (Fig. 4F) allows oligodendrocytes to increase myelin production, as well as help numerous other types of central nervous system cells resist environmental and disease-related stressors that would otherwise cause them to die.

The statistical analyses shown in Figure 4 were conducted by one-way analysis of variance (ANOVA) to compare means of each treatment group to mean of the vehicle control (corrected for multiple comparisons). The p-value (Fig. 4E, F) represents the probability of obtaining test results at least as extreme as the results observed in the assay, under the general assumption that there is no difference between the groups (the null hypothesis). The lower (smaller) the p-value, the greater the statistical significance of the observation, and the less likely the null hypothesis is true. The scientific community and regulatory authorities, such as the FDA, conventionally regard p-values of 0.05 or less to be significant when replicated in independent clinical studies. Consistently statistically significant preclinical results, such as those described here, are used to support investigative new drug applications to investigate the clinical effects of an investigational product.

One significant stressor shared by many neurodegenerative diseases is the accumulation of harmful reactive oxygen species (“ROS”) within neurons as their energetic demands begin to exceed their ability to produce enough ATP to carry out normal functions. Chronic oxidative stress, caused by accumulation of ROS, can overwhelm the mitochondrial systems that normally tightly regulate ROS levels. Accumulation of excess ROS damages cell membranes, allows calcium ion imbalances, and eventually leads to cell death.

Figure 4. NAD Oxidation and Biological Effects on ATP and NAD+

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Figure 4. Bioenergetic nanocatalysis by CNM-Au8. A, The NAD-NADH reduction-oxidation couple plays a key role in both ATP-generating reactions, glycolysis and mitochondrial electron transport chain (“ETC”) oxidative phosphorylation. B, Ultraviolet-visible light spectroscopy was used to show the catalytic activity of CNM-Au8 with time. As the reaction progresses, NADH is consumed, as demonstrated by the decrease in the NADH absorbance peak at 340 nm, while NAD+ is generated, as shown by the corresponding increase in the NAD+ absorbance peak at 260 nm. C, the rate of decay of the NADH absorbance peak is greater for CNM-Au8 than it is for citrate-reduced gold, nanoparticles of 10 nm (orange) and 30 nm (red) diameters (purchased from the National Institute of Standards and Technology), indicating that CNM-Au8 has a catalytic rate at least three-fold higher than NIST comparators under the same reaction conditions. D, Catalytic rate of CNM-Au8 is demonstrably superior to several commercially available gold nanoparticles. Sigma Aldrich provides reactant-free, “citrate reduced” gold nanoparticles, in which extra procedures are used to clean the surfaces of reactants. “Citrate” gold nanoparticles may still have residual reactants present in the suspensions. E, Intracellular NAD+ levels increase in response to CNM-Au8 treatment in primary rodent neuron-glial co-cultures. F, Intracellular ATP levels increase in primary rodent oligodendrocyte cultures in response to CNM-Au8 treatment. Panels E-F, quantities shown are group means +/− SEM. One-way ANOVA, corrected for multiple comparisons, was used to compare means of each treatment group to mean of the vehicle control; a statistically significant difference between treatment and vehicle is denoted by asterisks: *p < 0.05; **p < 0.01.

In addition to boosting NAD+ levels inside nervous system cells, CNM-Au8 directly acts to reduce ROS by directly catalyzing their reduction (Fig. 5). CNM-Au8 possesses anti-oxidative catalytic activity and has been demonstrated to directly reduce oxygen radicals in a superoxide dismutase-like manner, as well as convert hydrogen peroxide into water and oxygen in a catalase-like manner (Fig. 5A, B). Anti-oxidative activity for CNM-Au8 has been demonstrated in primary mouse oligodendrocyte cultures, in which basal levels of ROS were reduced with treatment (Fig. 5C). In a Parkinson’s Disease in vitro model, ROS generated by treating primary rodent dopaminergic cells with the neurotoxin 1-methyl-4-phenylpyridinium (“MPP”) was lowered in response to CNM-Au8 treatment in the presence of MPP (Fig. 5D). The statistical analyses shown in Figure 5 were conducted by one-way analysis of variance (ANOVA) to compare means of each treatment group to mean of the vehicle control (corrected for multiple comparisons). The p-value (Fig. 5C, D) represents the probability of obtaining test results at least as extreme as the results observed in the assay, under the general assumption that there is no difference between the groups (the null hypothesis).

Previous drug development efforts for neurodegenerative diseases have included numerous antioxidants, all of which failed to show disease-modifying effects. We believe CNM-Au8 remains in a different class from standard antioxidants because, to our knowledge, no other antioxidant demonstrates catalytic ability to increase bioenergetic metabolites NAD+ and ATP, while independently catalytically decreasing reactive oxygen species.

Figure 5. Reduction of Reactive Oxygen Species

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Figure 5. CNM-Au8 is a catalytically active antioxidant. A, SOD-like activity of CNM-Au8 on superoxide radicals was measured using a colorimetric SOD assay kit (Cayman Chemical). B, Decay of the absorbance peak of hydrogen peroxide (H2O2) as the dismutation of H2O2 takes place in the presence of CNM-Au8 (green) or comparator AuNPs of similar diameter (red) or no gold (black). C,D, Neurotoxin (MPP+) induced mitochondrial stress and death of dopaminergic neurons in primary E15 rat co-cultures is prevented by CNM-Au8 (green), as determined by TH+ cell number (not shown), reduction of ROS as measured as by the fraction of dopaminergic (“TH”) cells fluorescing with CELLROX Green signal, a marker of cytosolic oxidizing environment (C), and increased mitochondrial membrane potential (Mitotracker Red CMXRos) (D). Panels C-D, quantities shown are group means +/− SEM. One-way ANOVA, corrected for multiple comparisons was used to compare means of each treatment group of MPP with CNM-Au8 treatment to the mean of the MPP (4μM) alone treatment group; a statistically significant difference between each CNM-Au8 treatment group and MPP alone is denoted by asterisks: *p < 0.05; **p < 0.01, ***p < 0.001; ****p < 0.000. Untreated “Control” group is included to demonstrate the significant effect of MPP treatment to increase levels of ROS in TH neurons in Panel C and reduce mitochondrial membrane potential in Panel D, which was not included in the ANOVA analysis.

Previous drug development efforts in the neurodegenerative disease space have targeted misfolded protein aggregates as toxic drivers of disease; for example, alpha-synuclein in PD, amyloid beta in Alzheimer’s Disease, and TAR DNA binding protein 43 (“TDP-43”) in ALS. An important component of the mechanism of action of CNM-Au8 is its ability to dose-dependently reduce aggregated alpha-synuclein and TDP-43 in cellular models of PD and ALS, respectively (Fig. 6). We believe this activity is, at least in part, attributable to the robust induction of twenty gene transcripts of the Heat Shock Factor 1 pathway, which we observed in oligodendrocytes in response to CNM-Au8 treatment (Robinson, et al. Nanocatalytic activity of clean-surfaced, faceted nanocrystalline gold enhances remyelination in animal models of multiple sclerosis. Sci Rep 10, 1936 (2020)) as well as due to an indirect cellular response to NAD upregulation, which has been shown to activate autophagic and proteostatic responses.

In summary, CNM-Au8 exhibits a novel mechanism of action via its nanocatalytic activities, involving:

(1)    Enhancement of bioenergetic metabolism via increased production of NAD+ and ATP

(2)    Reduction of oxidative stress, and

(3)    Enhancement of proteostatic, autophagic responses that reduce accumulation of toxic protein aggregates that are hallmarks of neurodegenerative diseases.

Figure 6. Reduction in Misfolded Protein Aggregates

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Figure 6. CNM-Au8 reduces accumulation of protein aggregates in cellular models of PD and ALS. A) Primary culture of E15 rat mesencephalic neurons were pre-treated with vehicle, CNM-Au8, or positive control BDNF for 48h on day 4 of culture. 6-OHDA (20 uM) was added for 48 h then fixed and stained for anti-TH and anti- a-syn. B, Rat spinal motor neurons were cultured and treated with vehicle, glutamate (5 uM) or glutamate (5 uM) and CNM-Au8, then fixed and stained for anti-neurofilament, anti-TDP-43, and Hoechst. Group means plotted +/- SEM. * p <0.05; ** p < 0.01; *** p < 0.001; **** p< 0.0001; treatment vs. vehicle, one-way ANOVA corrected for multiple comparisons.

Safety and Tolerability of CNM-Au8

We completed a Phase 1 First-In-Human study of CNM-Au8 in 2016 to demonstrate it was safe for further clinical development, and to assess the pharmacokinetic profile at different dosing concentrations.

Trial design.    The Phase 1 First-In-Human study of CNM-Au8 was a randomized, placebo-controlled, double-blind, escalating single- and multiple-dose study to evaluate the safety, tolerability, and pharmacokinetics of CNM-Au8 in healthy male and female volunteers. There were two phases to this study: a single-ascending dose (“SAD”) phase and a multiple-ascending dose (“MAD”) phase. The SAD Phase was conducted first followed by the MAD Phase of the study.

•        Single Ascending Dose: 40 subjects were randomized to CNM-Au8 (n=30) or placebo (n=10) at a 3:1 ratio in single dose escalating cohorts who received CNM-Au8 at 15 mg, 30 mg, 60 mg, or 90 mg with follow-up study duration for each subject of 18 days.

•        Multiple Ascending Dose: 46 subjects were randomized to CNM-Au8 (n=35) or placebo (n=11) in multiple dose cohorts who received CNM-Au8 at 15mg, 30 mg, 60 mg, and 90 mg with the duration of treatment at 21 days and follow-up of each subject was up to 50 days.

Safety.    Safety assessments revealed no significant findings. All doses used in this study were determined to be well-tolerated based on the frequency of reported treatment emergent adverse events (“TEAEs”). TEAEs occurred more frequently on placebo (86%) than in the CNM-Au8 dosing groups in both the SAD and MAD phases combined (75%). No subjects discontinued the study due to TEAEs and no serious adverse events (“SAEs”) were reported across any treatment group. The most frequently reported TEAEs were almost entirely of Grade 1 (mild) severity and transient. The most frequently reported TEAEs consisted of headaches, somnolence, fatigue, abdominal pain, diarrhea, nausea, and dizziness.

Pharmacokinetics.    PK analyses from the MAD Phase showed that at the end of 21 days, the maximum concentration of gold in blood was determined to be 1.53 ng/mL, 1.98 ng/mL, 2.35 ng/mL, and 3.33 ng/mL for each group dosed with 15, 30, 60, or 90 mg respectively. Pharmacokinetic (PK) analyses demonstrated that CNM-Au8 has a half-life of 14-21 days. The end-of-study drug exposure levels in humans either matched or exceeded the equivalent exposure that demonstrated neuroprotection and remyelination efficacy in animal models.

Conclusion.    The First-In-Human safety results demonstrated no safety signals following dosing with CNM-Au8 at or above clinically used doses and drug exposure levels in humans either matched or exceeded the equivalent exposure that demonstrated neuroprotection and remyelination efficacy in animal models.

After successful completion of Phase 1 studies of CNM-Au8, we progressed CNM-Au8 into Phase 2 studies designed to test the efficacy of CNM-Au8 in specific disease indications. Based on the safety findings and the strength of our preclinical remyelination and neuroprotection data, we have initiated five Phase 2 studies in central nervous system disorders including MS, PD, and ALS. We are partnering with a major academic institution in implementing a Phase 3 clinical program in ALS, which is already underway. We are accumulating increasing human safety exposure in our ongoing Phase 2 and Phase 3 clinical programs. To date, on a blinded basis we have seen no concerning or dose-limiting safety signals, and the independent data safety monitoring board overseeing our randomized double blind placebo controlled trials has recommended continuing the conduct of the trials following unblinded evaluation of the safety data.

Multiple Sclerosis

MS Market Opportunity

Multiple sclerosis is an inflammatory and degenerative disorder of the central nervous system involving immune-mediated destruction of the brain, optic nerves, and spinal cord. MS results from autoimmune attacks on the myelin sheath, the protective covering wrapping the axons of neurons. When myelin is destroyed by autoinflammatory immune attacks, neurons become damaged and can ultimately die, leading to motor symptoms, cognitive disability, visual impairment and other neurological impairments.

MS typically begins between the ages from 20 to 40, and it is the leading cause of non-traumatic disability in young adults. Women are affected approximately three-times as often as men, except in individuals with the less common, primary-progressive form of the disease, where there is no gender preponderance. MS is the most common inflammatory demyelinating disease, with a prevalence that varies considerably, from high levels in North America and Europe to low rates in Eastern Asia and sub-Saharan Africa.

The diagnosis of multiple sclerosis is predominantly a clinical one that is aided by radiological tests (e.g., magnetic resonance imaging). Other diagnostic methods include blood tests, evoked potential tests, lumbar puncture, and optical coherence tomography, which is a new technology for examining the effects of multiple sclerosis on the health of nerve cells and axons in the retina. Utilizing magnetic resonance imaging, a new diagnostic classification for multiple sclerosis—clinically isolated syndrome has been included in the updated 2017 International (McDonald) Criteria. Ongoing improvements in diagnostic technologies may increase the number of patients diagnosed with multiple sclerosis.

MS Current Therapies and Limitations

All of the currently available drugs for treating multiple sclerosis either treat the symptoms caused by MS or act to reduce the degree of autoimmune-mediated inflammation. These drugs are typically referred to as disease-modifying therapies (“DMTs”). Nearly all of the current approved DMTs are approved for the treatment of relapsing forms of

MS (“RMS”). They commonly act via immunosuppression or via immunomodulation, and thereby act to minimize autoimmune-associated attacks on myelin. Immunomodulatory DMTs reduce the risk of having an inflammatory attack, referred to as a “relapse”, and can slow the development of disability in those patients having attacks (i.e., “active” patients). As a corollary, DMTs may possibly diminish the risk of conversion of relapsing MS to secondary progressive multiple sclerosis (“SPMS”). The newer DMTs have been shown to substantially reduce autoimmune-mediated attacks and to delay the progression of the disease in active patients. However, there are no drugs available which can reduce the ongoing loss of function (i.e., disease progression) in non-active (those no longer having attacks) MS patients. None of the approved DMTs have been shown to clinically improve remyelination of damaged and demyelinated axons in MS lesions. Currently available DMTs for the treatment of MS include: Injectable medications, Avonex (interferon beta-1a), Betaseron (interferon beta-1b), Extavia (interferon beta-1b), Copaxone (glatiramer acetate), Plegridy (peginterferon beta-1a), Rebif (interferon beta-1a), Glatiramer acetate generic equivalent (Glatiramer Acetate Injection, Glatopa (glatiramer acetate); Oral medications, Aubagio (teriflunomide), Gilenya (fingolimod), Tecfidera (dimethyl fumarate), Mavenclad (cladribine), Mayzent (siponimod); Infusion medications, Lemtrada (alemtuzumab), Novantrone (mitoxantrone), Ocrevus (ocrelizumab), and Tysabri (natalizumab). Advances in MS treatment with new B-cell depleting therapies, including ocrelizumab, have largely ameliorated inflammatory disease activity as measured by the reduction in risk of having relapses and the lack of occurrence of new gadolinium enhancing (inflammatory) lesions, as detected by MRI. However, despite the stabilization of MS disease activity in active MS patients by these agents for these MS patients, significant improvements in overall function has not been shown. Importantly, for the DMTs that have been approved to date, efficacy and safety are generally inversely correlated.

There is an increasing demand for better treatment strategies. Although current drugs for multiple sclerosis can reduce the risk of an inflammatory attack and slow down the progression of the disease in some MS patients, patients’ responses to drugs can be variable and suboptimal. For non-active MS patients, there is no available DMT that can substantially alter their progressive worsening. Also, the side effects of current MS drugs range from mild to serious, which may lead to reduced patient adherence.

Potential Advantages of CNM-Au8 for MS

We believe that CNM-Au8 has the potential to be a global first-in-class remyelinating and neuroprotective disease-modifying nanotherapeutic drug for MS. CNM-Au8 supports neurologic functions by enhancing bioenergetic activities in neurons and oligodendrocytes that have been attacked by the disease. Unlike the current immunomodulating MS DMTs, CNM-Au8 is thought to act to directly support neuroprotection and remyelination by improving bioenergetics, reducing harmful reactive oxygen species and inducing protective heat shock protein mechanisms. CNM-Au8 is administered orally, penetrates the blood brain barrier, and to date has a favorable safety, tolerability, and toxicology profile. Used alternately or in conjunction with standard immunomodulatory DMTs, CNM-Au8 treatment may improve patients’ quality of life and potentially reverse disease progression because of its enhancing bioenergetic activities in neurons and oligodendrocytes that have been attacked by the disease, even in patients whose inflammatory attacks are well-controlled.

Summary of Nonclinical Pharmacology Myelination Studies for MS

Myelination is a complex process resulting in the wrapping of axons by oligodendrocyte (“OL”) membranes containing specialized proteins and lipids. The resulting myelin sheath provides metabolic support to the axon and facilitates axonal electrical conduction, which in turn allows for central nervous system processing of motor, sensory, and higher order cognitive functions. During active myelination, OLs synthesize on the order of 100,000 proteins per minute and several thousand new lipid molecules per second, reflecting the significant energetic investment needed for biomass generation, and making this cell type among the most energetically demanding in the body. In MS, myelin is destroyed by autoimmune-mediated inflammatory attacks, and neurons whose axons were once protected and supported by myelin become damaged and can ultimately die. OL precursor cells are known to be present near MS lesions and can play a role in remyelination, but studies have shown that these cells are energetically compromised and remyelination is suboptimal in most central nervous system lesions.

Bioenergetic deficits have been noted in the brains of living patients with MS using 31Phosphorus magnetic resonance spectroscopy (“31P-MRS”). In autopsied brains from MS patients, oligodendrocyte precursor cells near MS lesions displayed impaired mitochondrial complex activity and other energetic deficits. These bioenergetic deficits play key roles in MS disease progression. CNM-Au8 is uniquely designed to directly address these important pathophysiological mechanisms.

We investigated the ability of CNM-Au8 to address OL energetic deficits, to induce remyelination and to restore functional activities and motor behaviors in a comprehensive remyelination preclinical program involving multiple in vitro and in vivo assays to determine CNM-Au8 efficacy. This work has been published as a peer-reviewed publication in Scientific Reports and is briefly summarized here.

In vitro experiments on primary OL precursor cells demonstrated robust induction of myelin production by CNM-Au8. RNASeq analyses of CNM-Au8 treated OL precursors cells demonstrated that multiple transcripts for known myelination genes are upregulated, and that glycolytic activity and ATP production are also increased. Several in vivo experiments were also conducted to demonstrate that orally delivered CNM-Au8 results in increased remyelination in the brains and spinal cords of animals treated with cuprizone or lysolecithin, two agents that are known to strip neurons of myelin via different mechanisms (Robinson et al. Sci Rep. 2020 Feb 11;10(1):1936). As fully described in the peer-reviewed publication by Robinson et al. both orally delivered cuprizone, or stereotactically injected lysolecithin are commonly used techniques to cause demyelination of the corpus callosum or spinal cord, respectively. Cuprizone, which is administered to rodents by including this agent in their chow, is a copper chelating agent that specifically causes mature oligodendrocyte death within multiple brain regions, including the corpus callosum. Maximal demyelination due to cuprizone feeding typically occurs within five weeks, which can be visually monitored and quantified using transmission electron microscopy. Lysolecithin injection results in the rapid degradation of myelin within a localized area of the spinal cord, observable using Luxol Fast Blue or toluidine staining for myelin with light microscopy, or also with transmission electron microscopy of the lesion, within a day of injury, allowing for the observation of remyelination within the induced lesion within the following weeks. Remyelination of the corpus callosum or spinal cord using either technique requires the migration of surviving oligodendrocyte precursor cells to the sites of demyelination, differentiation of these cells into mature myelinating oligodendrocytes, and rapid generation of specialized proteins and lipids for formation of new myelin membrane wraps around axons in this energetically demanding process. Multiple independent in vivo remyelination assays, using either cuprizone or lysolecithin as demyelination agents, were performed to demonstrate the remyelinating ability of CNM-Au8. For example, CNM-Au8 was provided either prophylactically, at the same time as the start of cuprizone feeding, or only after two weeks of cuprizone feeding, therapeutically, in order to allow demyelination to start to take place prior to administration of CNM-Au8. In both contexts, CNM-Au8 demonstrated greater recovery of myelin in affected brain areas than vehicle-treated controls. Furthermore, animals that were provided with CNM-Au8 only after full demyelination (five complete weeks of cuprizone treatment) had taken place displayed evidence of higher levels of mature myelin marker expression in their brains than vehicle controls, indicating that CNM-Au8 was not blocking the action of cuprizone but rather inducing recovery by stimulating the differentiation of oligodendrocytes. Similar results were confirmed by the lysolecithin experiments, which indicated that myelin destroyed by a completely different mechanism could be recovered with the daily oral administration of CNM-Au8 for one or two weeks after focal demyelination by lysolecithin. Treatment with CNM-Au8 significantly improved not only the quantifiable detection of myelinated axons in the brains of experimental animals, but also mouse behaviors and functional movements in the open field test and kinematic assays. For example, quantitation of the number of myelinated versus unmyelinated axons in 587 transmission electron microscope images, averaging 84 images per treatment group (with 15 mice per treatment group, seven treatment groups total), demonstrated a statistically significant (p < 0.0001 using one-way ANOVA corrected for multiple comparisons) recovery of remyelinated axons in therapeutically treated animals who were dosed with CNM-Au8 by gavage compared to vehicle treated, cuprizone-fed controls. In independent demyelination model studies using lysolecithin, lesioned animals treated with CNM-Au8 exhibited a 43% mean increase in myelinated axons within lesions post-LPC injection compared to vehicle controls (p = 0.15, unpaired t-test comparing CNM-Au8 treated rats to vehicle treated controls). Finally, in a cuprizone-mediated demyelination model study of both gross and fine motor behaviors, the group of animals receiving therapeutically delivered CNM-Au8 displayed detectable improvements in behaviors in both open field and fine motor kinetics assessments. Principal component analysis of gait metrics showed no statistical difference (p = 0.47) between CNM-Au8 treated, cuprizone-fed animals compared to the sham treated group, whereas there was a detectable difference in vehicle-treated, cuprizone-fed animals and sham controls (p = 0.032; 2-way ANOVA) by the end of study at week 6. Figure 7 shows examples of the observed induction of myelination by CNM-Au8 from selected in vitro and in vivo experiments reported in Robinson et al. These studies were fully funded by Clene and were the result of collaborations among academic researchers from Northwestern University, George Washington University, and various other academic consultants and employees of Clene.

Figure 7. Remyelination Summary

Figure 7. A summary of myelinating activities of CNM-Au8. Top row, Left: illustration of the demyelination (red) of a neuron’s axon (yellow) that occurs in MS. Right: Illustration of restored myelination along the axon (blue) provided by the OL (blue cell). Middle row: isolated primary mouse OL precursors treated with vehicle control (left), 3 μg/mL CNM-Au8, or positive control and myelin-inducing agent tri-iodothyronine (“T3”). Cells are fixed and stained for Myelin Basic Protein (“MBP”), a marker of mature myelin in red, and the nuclear stain DAPI in blue, to reveal the presence of all OL precursor cells in the field of view. Many more cells expressing MBP are seen in the CNM-Au8 treated cells compared to vehicle-treated cells. Bottom row: transmission electron images of slices of corpus callosum of mice treated with, left to right: no cuprizone, cuprizone for five weeks, CNM-Au8 for five weeks, or cuprizone for five weeks and CNM-Au8 for the last three of the five weeks. Myelin can be seen as dark rings in each micrograph. Cuprizone treatment destroys myelin, while CNM-Au8 treatment alone does not change myelin. CNM-Au8 treatment of cuprizone-treated animals results in the recovery of myelin in the brains of these animals.

Clinical Development of CNM-Au8 as a Disease-Modifying Drug for MS

Based on safety findings in our Phase 1 clinical study of CNM-Au8 and our robust preclinical remyelination data, we have launched two Phase 2 clinical studies to investigate the effects of CNM-Au8 on MS patients.

VISIONARY-MS

The VISIONARY-MS study, launched in December 2018, is an ongoing double-blind, randomized, placebo-controlled Phase 2 trial evaluating the efficacy and safety of two doses of CNM-Au8 as a remyelinating and neuroprotective treatment in people who have stable relapsing MS with chronic visual impairment. Enrolled participants must have chronic optic neuropathy, defined as visual impairment with no episodes of acute optic neuritis within the six months prior to enrollment, and stable (non-active) disease, defined as no MS relapses within the three months prior to entry. Concomitant immunomodulatory MS DMTs are allowed. Participants are randomized to low-dose CNM-Au8 (15 mg/day), high-dose CNM-Au8 (30 mg/day), or matching placebo. The primary endpoint is improvement in low contrast letter acuity (“LCLA”) from baseline to week 24.

Contrast is the quantity of lightness or darkness contained by an object in comparison to its background. The smallest difference in contrast distinguished by the eye is known as the contrast threshold, usually reported as its reciprocal value, which is also known as contrast sensitivity (1/contrast threshold). Therefore, if a large amount of contrast is necessary for a patient to identify an object, they have poor contrast sensitivity and will have a low numerical value for this measurement. Contrast sensitivity can be thought of as a spectrum, in that black letters on a white background will be easier for any individual to discern than lower-contrast grey on white letter chart, regardless of whether or not visual abnormalities are present. The contrast threshold is the minimum amount of contrast necessary for an individual to discern an object from its background, and for people with MS the contrast threshold has been found to be higher than that of healthy individuals, even when visual acuity is equal between the two groups. contrast sensitivity is on a spectrum and may elicit more subtle changes in the contrast threshold that will be missed by high contrast visual acuity. LCLA tests low-contrast vision at various spatial frequencies that may be particularly affected by damage to specific inter-neural connections in the complex visual pathway.

In the VISIONARY-MS study, all participants remain in the double-blind, placebo-controlled treatment period through week 48, until the last participant completes week 24. In this way, double-blind, placebo-controlled data will be generated for most patients in the study through week 48, improving the study’s ability to assess the long-term effects of CNM-Au8 on clinical endpoints. The study is presently being conducted across eight clinical sites in Australia, and site expansion into North America is presently underway. Health Canada and the U.S. Food and Drug Administration (“FDA”) have both approved conduct of the trial within Canada and the United States, respectively. Incremental clinical research site initiation is subject to ongoing COVID-19 related research restrictions. As of the date of this proxy statement/consent solicitation statement/prospectus, 49 participants were enrolled in the VISIONARY-MS study with exposure to the investigational product up to 48-weeks.

Preliminary, interim, blinded efficacy results from VISIONARY-MS were reported as an invited oral presentation at the Joint NAIMS-IMSVISUAL Symposium at the Americas Committee for Treatment and Research in Multiple Sclerosis (“ACTRIMS”) Forum 2020 held February 27-29 in West Palm Beach, Florida. Results from the first 34 enrolled participants up to week 36 demonstrate clinically-relevant median improvements in LCLA and the three remaining modified Multiple Sclerosis Functional Composite sub-scales (“(m)MSFC”), including Symbol Digit Modalities Test (SDMT, cognition), 9-Hole Peg Test (9HPT, upper extremity function), and Timed 25-foot Walk (T25FWT, gait) in the population, as a whole. Updated preliminary, interim, blinded efficacy results in the first 40 subjects were presented at the 8th Joint ACTRIMS-ECTRIMS meeting, called MS Virtual on September 11th, 2020. Once again, these data reflect consistent, clinically relevant improvements in LCLA, SDMT, 9HPT, and T25FW in the test population. We believe these observations are notable given the expected long-term decline in LCLA, SDMT, 9HPT, and T25FW amongst MS patients reported from data sets including from the MS Outcome Assessments Consortium (“MSOAC”) (Goldman et al. Neurology. 2019 Nov 19;93(21):e1921-e1931). MSOAC includes prospectively acquired RMS patient-level data from fourten separate MS clinical trials including over 12,776 participants combined into a single database and followed for up to 24-months. When LCLA, SDMT, 9HPT, and T25FW were analyzed as a multidimensional measure rather than individually, progression on any one of these performance measures was more sensitive than the commonly used MS Expanded Disability Status Scale (EDSS), and demonstrated long-term declines in RMS patients. The increasing median improvements observed across the entire study population (CNM-Au8 and placebo) may suggest a clinical effect CNM-Au8 when contrasted with the anticipated decline reported in publications from the MSOAC data. Figure 8 represents a summary of the observed blinded percent changes in LCLA from Baseline by each 12-week study interval across all study participants in VISIONARY-MS (e.g., low dose, high dose, placebo) for all visits recorded as of 15-July-2020 and indicate continuing improvement of LCLA over the course of the study.

Figure 8. VISIONARY-MS Blinded LCLA Data (All Eyes) Percent Change vs. Baseline

Glanzman, R., H. Beadnall, M. T. Hotchkin, A. Klistorner, M. Barnett, R. Sergott, A. Rynders, K. S. Ho, and Mark G. Mortenson. “A Phase 2 Clinical Trial of Catalytic Gold Nanocrystals, CNM-Au8, for the Treatment of Chronic Optic Neuropathy.” Presented at the MSVirtual 2020, September 11, 2020.

Available blinded safety data from VISIONAYRY-MS indicate that CNM-Au8 is well-tolerated with most adverse events characterized as mild in severity. No serious adverse events related to the investigational product (e.g., placebo, CNM-Au8) have been reported to date. The most frequently reported adverse events include headache, upper respiratory infection, and sore throat. The full unblinded results from the study are anticipated near the end of 2021, subject to ongoing COVID-19 related research restrictions.

REPAIR-MS and REPAIR-PD

Two Phase 2, central nervous system imaging trials, REPAIR-MS and REPAIR-PD, were initiated to demonstrate central nervous system target engagement by measuring the effects of orally delivered CNM-Au8 on brain energy metabolites in patients with MS and PD in vivo. These bioenergetic metabolites are measured non-invasively and semi-quantitatively by utilizing 31P-MRS imaging with a 7 Tesla (7T) MRI scanner. The REPAIR studies are being conducted at the University of Texas Southwestern, a center with specialized capabilities for conducting and analyzing 7T 31P-MRS imaging studies. Both REPAIR studies were approved for clinical conduct by the FDA and commenced in December 2019 (REPAIR-PD)/January 2020 (REPAIR-MS) with full data availability anticipated in the first quarter of 2021, subject to ongoing COVID-19 related research restrictions. As of the date of this proxy statement/consent solicitation statement/prospectus, seven participants were enrolled in REPAIR-PD study with exposure to CNM-Au8 up to 21-weeks, and seven participants were enrolled in the REPAIR-MS study with exposure to CNM-Au8 up to 18-weeks.

An interim analysis of data from study completers as of mid-July 2020 from these ongoing trials was conducted and reported at the 8th Joint ACTRIMS-ECTRIMS (MS Virtual 2020) meeting held September 11th, 2020. A full volume head coil was used to collect whole brain spectral waveforms in ~600 voxels with a spatial resolution of 2 cm3 for the following metabolites: NAD pool (both NAD+ and NADH together), ATP, phosphocreatine, extracellular and intracellular inorganic phosphate, uridine diphosphate glucose, phosphocholine, phosphoethanolamine, glycerophosphocholine, and glycerophosphoethanolamine. A partial volume head coil was used in the same patient cohort to measure occipito-parietal levels of individual NAD+ and NADH phosphorous metabolites to determine the ratio of NAD+/NADH. Results for 4 MS and 6 PD completers (all competed subjects prior to a COVID-19 related research pause) were analyzed. Percent change from baseline (“BL”) at the end-of-study (“EOS”) visit was highly correlated to BL levels for key bioenergetic markers. Overall, the data indicate that CNM-Au8 normalized the levels of multiple bioenergetic metabolites measured. Patients with whole-brain NAD levels less than the BL mean significantly increased NAD levels at the EOS visit, while patients with whole-brain BL NAD levels greater than the mean normalized levels to the BL mean. Importantly, this relationship was observed for total NAD levels (r2 = 0.6585; p = 0.0044), ß-ATP (r2 = 0.8705; p < 0.0001), and several other 31P metabolites, indicating a homeostatic effect of CNM-Au8 on brain bioenergetics. In the 4 MS patients, there were marked correlations for NAD (r2 = 0.9241; p = 0.039), ß-ATP (r2 = 0.968; p=0.016), and several other phosphorous metabolites. These preliminary results reflect target engagement in the brains of PD and MS patients, and provide the first clinical evidence to support the catalytic effects of CNM-Au8 on brain bioenergetic metabolites. Figure 9 below illustrates the changes in NAD/NADH ratio via the partial volume coil assay and correlations in mean ß-ATP levels versus baseline values for the full volume coil.

Figure 9. Interim Data from All Completers in REPAIR-MS and REPAIR-PD

Left, Change in NAD+/NADH Ratio by Subject. Right, Normalization of Brain ß-ATP by Subject

Parkinson’s Disease

PD Market Opportunities

Parkinson’s disease (PD) is a chronic, progressive neurodegenerative disorder involving the progressive loss of dopaminergic neurons in the substantia nigra area of the midbrain. The degeneration of dopaminergic neurons leads to resting tremor, bradykinesia, limb rigidity, and gait and balance problems as well as increasingly recognized cognitive loss and behavioral changes due to more generalized neuronal loss. Both genetic and environmental factors are thought to contribute to the development of PD in addition to ageing, which is the most significant risk factor for developing the disease. Approximately one in one hundred individuals over the age of 60 is affected by PD.

PD Current Therapies and Limitations

While there are a number of approved Parkinson’s therapies, such as dopamine agonists, COMT and MAO-B inhibitors, and deep brain stimulation, these treatments are limited to symptomatic improvement. No treatment is currently available to prevent the destruction of dopaminergic neurons. The inexorable progression of loss of dopaminergic innervation leads to progressively worsening symptoms with “on” (dyskinesias) and “off” (rigidity) symptoms that become increasingly difficult to manage. In addition, long-term use of levodopa, a commonly-prescribed dopamine precursor used to treat Parkinsonian symptoms, often results in dyskinesia that in itself becomes disabling. Despite an enormous effort over the past several decades, no disease-modifying or neuroprotective therapeutic for PD is available. A therapeutic that alters or slows the clinical progression, and thus improves PD healthspan and lifespan, would address a very significant unmet need.

Neuronal bioenergetic failure underlies PD, as evidenced by the observed impaired mitochondrial and lysosomal functioning, neuronal sensitivity to glutamate toxicity, accumulation of oxidative stress, autophagic failure in clearing misfolded proteins, and loss of synapse integrity associated with this disease. As such, improvement of cellular bioenergetic efficiency, as is possible with CNM-Au8, represents an important and previously unaddressed therapeutic target for this disease.

Potential Advantages of CNM-Au8 for PD

We believe that CNM-Au8 has the potential to be a global first-in-class disease modifying nanotherapeutic drug for PD. While current therapies for PD are designed to stimulate surviving dopaminergic neurons in order to elicit partial functional effects, none of them prevent the inexorable degeneration of dopaminergic neurons to change the course of disease progression. Our nonclinical studies demonstrate that CNM-Au8 is robustly neuroprotective of dopaminergic neurons across a variety of disease-relevant insults created using a variety of toxins and stressors. In addition, CNM-Au8 may have a tolerability profile superior to existing approved products like commonly used drugs for PD, such as levodopa/carbidopa that result in risk of dyskinesias after long-term use.

Summary of Nonclinical Pharmacology and General Neuroprotection Studies for PD

Excitotoxic injury, oxidative stress, and the accumulation of misfolded alpha-synuclein are hallmarks of the failing bioenergetic pathways associated with PD. In order to determine whether CNM-Au8 could act as a neuroprotective agent for PD, we conducted a series of in vitro and in vivo studies designed to test efficacy of CNM-Au8 in protecting various neuronal cell types from a variety of PD relevant disease-related stressors.

The potential of CNM-Au8 to confer neuroprotection in PD disease-specific cellular models was first demonstrated in vitro. Primary rat dopaminergic cells were challenged with 1-methyl-4-phenyl-1,2,3,6-tatrahydropyridine, (MPTP, which is metabolized to its active form MPP+) or alternatively with 6-hydroxydopamine (6-OHDA), which are both toxins specific to dopaminergic neurons. Treatment of primary neuronal-glial cocultures with CNM-Au8 increased the numbers of surviving dopaminergic neurons in response to either toxin in a dose-dependent manner, as well as affected overall improvement in neuronal health by a variety of metrics, including preservation of neurite network, reduction in oxidative stress, increase in mitochondrial staining, and reduction in alpha-synuclein aggregates. The activity of CNM-Au8 was then tested in the standard 6-OHDA-unilateral lesion model of PD. Lesioned rats, and a sham control group, were orally administered vehicle or CNM-Au8 for 4-weeks (2-weeks post-lesion) or 6-weeks (one-day post lesion) following the establishment of a lesion in the striatum. Significant functional improvements due to CNM-Au8 treatment was demonstrated in both the behavioral apomorphine-induced rotation and cylinder paw placement tests. In addition, larger numbers of surviving dopaminergic neurons were detected in the striatum of CNM-Au8-treated lesioned animals compared to vehicle controls. These studies independently demonstrated that CNM-Au8 treatment has robust neuroprotective properties in preclinical models of PD.

Clinical Development of CNM-Au8 as a Disease-Modifying Drug for PD

REPAIR-PD

We initiated the Phase 2 REPAIR-PD study to determine CNS target engagement by measuring the effects of orally delivered CNM-Au8 on brain energy metabolites in patients with PD as discussed previously. The REPAIR-PD study is being conducted at the University of Texas Southwestern. The REPAIR-PD study was approved for clinical conduct by the U.S. Food and Drug Administration (FDA) and commenced in December 2019. The REPAIR-PD study is anticipated to conclude near the end of 2020 subject to COVID-19 related research restrictions. As of the date of this proxy statement/consent solicitation statement/prospectus, seven participants were enrolled in the REPAIR-PD study with exposure up to 21-weeks.

In July 2020, an interim analysis of data from completers of these ongoing trials was conducted. A full volume coil was used to collect whole brain spectral waveforms in ~600 voxels with a spatial resolution of 2 cm3 for the following metabolites: NAD pool (both NAD+ and NADH together), ATP, phosphocreatine, extracellular and intracellular inorganic phosphate, uridine diphosphate glucose, phosphocholine, phosphoethanolamine, glycerophosphocholine, and glycerophosphoethanolamine. A partial volume coil was used on the same patient cohort to measure combined occipital and parietal levels of NAD+ and NADH phosphorous metabolites to determine the ratio of NAD+/NADH. Results for 4 MS and 6 PD completers (all competed subjects prior to a COVID-19 related research pause) were analyzed. These data suggest that CNM-Au8 was able to normalize the levels of all bioenergetic metabolites measured. Percent change from BL at the EOS visit was highly correlated to BL levels for key bioenergetic markers. Patients with NAD levels less than the BL mean significantly increased whole-brain NAD levels at the EOS visit, while patients with BL NAD levels greater than the mean normalized levels to the BL mean. Importantly, this relationship was observed for total NAD levels (r2 = 0.6585; p = 0.0044), ß-ATP (r2 = 0.8705; p < 0.0001), and several other 31P metabolites, indicating a homeostatic effect of CNM-Au8 on brain bioenergetics. These preliminary results robustly demonstrate target engagement in the brains of PD patients, and provide the first clinical evidence demonstrating the catalytic effects of CNM-Au8 on brain bioenergetic metabolites. For details, please see the “REPAIR-MS and REPAIR-PD” section and Figure 9 above.

RESCUE-PD

A second Phase 2 clinical study is planned to investigate the effects of CNM-Au8 on slowing or preventing disease progression in PD patients. This study, the RESCUE-PD study, will follow patients with PD to determine the effects of CNM-Au8 on stabilizing disease activity as a neuroprotective therapeutic. The RESCUE-PD study is planned to commence in early 2022, with results anticipated within 24-36 months following study initiation.

Amyotrophic Lateral Sclerosis

ALS Market Opportunities

Amyotrophic lateral sclerosis is an adult-onset, progressive, and fatal neurodegenerative disorder of the neuromuscular system resulting in muscle weakness and paralysis leading to death as early as three to five years after initial diagnosis. ALS involves the progressive degeneration of motor neurons in the spinal cord and brain, which are responsible for controlling voluntary muscle movement. In ALS, this progressive loss of motor neurons leads to muscle weakness, loss of muscle mass, and inability to control movement. Although there are two FDA approved drugs for ALS, riluzole and edaravone, neither treatment substantially halts or reverses the progressive nature of this disease. The onset of disease for the majority of individuals with ALS occurs between 40 and 60 years old and is more common in men. After the age of 65, the difference in incidence between males and females decreases.

ALS Current Therapies and Limitations

Current ALS treatment therapies are largely palliative, aiming only to provide temporary relief from symptoms without addressing the underlying disease progression. For example, one approach to the loss of respiratory function, which is the most common cause of ALS-related death, is non-invasive ventilation. Despite the great need for an effective disease-modifying treatment, and significant research efforts by the pharmaceutical industry to meet this need, there have been limited clinical successes and no curative therapies approved to date. There are two FDA-approved therapeutic agents for the treatment of ALS: riluzole, an anti-glutamatergic agent, and edaravone, a free-radical scavenger. However, both of these treatments are acknowledged to have limited disease-modifying effects, as riluzole extends participant lifespans by an average of only two to three months, while edaravone slows the decline of the ALSFRS-R score, a clinical measure of functional decline, in only a small subset of participants who are at an early stage of disease. There is clearly an urgent unmet need for the development of safe and effective disease-modifying therapeutics for ALS.

Potential Advantages of CNM-Au8 for ALS

We believe that CNM-Au8 has the potential to be a first-in-class disease modifying nanotherapeutic drug for ALS. In a human induced pluripotent stem cell (“iPSC”) model of ALS, CNM-Au8 demonstrated clearly superior human motor neuron protection compared to riluzole. Furthermore, oral delivery of CNM-Au8 to ALS model mice extended the median lifespan of these animals by over three times the lifespan extension attributed to edaravone or riluzole treatment reported in the literature. While the mechanism of action of edaravone shares one similar component with CNM-Au8, namely, reduction of oxidative stress, we believe the important difference in activity lies in CNM-Au8’s demonstrated potential to enhance bioenergetic activity in diseased neurons as well as to significantly reduce oxidative stress. Furthermore, we believe the complex nature of many of the neurodegenerative diseases, including ALS, calls for a therapeutic drug with multimodal activity that can act to enhance the bioenergetic profile of multiple central nervous system cell types; for this, CNM-Au8 may be uniquely suited to address the therapeutic challenges posed by such complicated and devastating diseases.

Summary of Nonclinical Pharmacology Neuroprotection Studies for ALS

Motor neurons progressively degenerate during the course of ALS. To demonstrate neuroprotection of motor neurons by CNM-Au8, in vitro neuroprotection assays were first used. Rat motor neurons were challenged with glutamate to induce excitotoxicity, or with amyloid beta 1-42 peptide (“A-beta”), which is toxic to motor neurons. In Alzheimer’s Disease, A-beta aggregates participate in the formation of amyloid plaques. CNM-Au8 treatment of motor neurons challenged with glutamate or with A-beta increased numbers of surviving motor neurons and preserved neurite networks in a dose-dependent manner.

Aggregation of misfolded proteins that display neurotoxic properties is a hallmark of many neurodegenerative diseases, including ALS. Accumulation of mis-localized, cytoplasmic TAR DNA-binding protein 43 (“TDP-43”) in motor neurons is associated with over 90% of ALS cases, and TDP-43 aggregates have been shown to disrupt cellular functions in motor neurons. In neuron-glial co-culture assays, application of glutamate or A-beta to rat motor neurons causes TDP-43 aggregates to accumulate in the cytoplasm of motor neurons. Treatment of the glutamate- or A-beta-challenged motor neurons with CNM-Au8 significantly reduced the accumulation of TDP-43 aggregates in a dose-dependent manner.

In addition to animal models, iPSCs have emerged as a new technique for neurodegenerative disease modeling using human-derived cells. iPSCs can be generated from a human skin or blood samples, and then differentiated in vitro into astrocytes and motor neurons. Using this technique, ALS patient-derived astrocytes were shown to be toxic to normal healthy human motor neurons. Introduction of CNM-Au8 to these toxic ALS patient astrocyte-motor neuron co-cultures resulted in a significant, dose-dependent rescue of human motor neurons and preservation of motor neuron neurite networks. Collectively, these results indicated that CNM-Au8 exerts motor neuron protection effects in several different models, including in response to excitotoxic stress, A-beta toxicity, and toxic astrocytes.

To investigate the efficacy of CNM-Au8 in an in vivo model of ALS, two studies were conducted in separate transgenic (SOD1G93A) mouse model strains that model the human SOD1 familial form of ALS. In a study using rapidly progressing SOD1G93A animals, CNM-Au8 treated animals showed significant reduction of brainstem atrophy and brainstem vacuolization normally seen in untreated SOD1G93A mice. In the study using slower-progressing SOD1G93A animals, CNM-Au8 treated animals showed significant treatment effects in a number of behavioral and functional tests, including overall clinical score, weights hold, static rod orientation time, and average wheel-running velocity. Median survival of CNM-Au8 treated animals significantly exceeded vehicle-treated controls by 23 days (approximately 20% of the animal’s expected life-span).

Clinical Development of CNM-Au8 as a Disease-Modifying Drug for ALS

Orphan Drug Status for ALS

The U.S. FDA granted orphan drug development status to CNM-Au8 for the treatment of ALS in May 2019. Following FDA orphan drug designation, sponsors may qualify for seven-year FDA-administered Orphan Drug Exclusivity, partial tax credits for research and development expenses, potential research and development grants, waived FDA fees, and protocol assistance from the FDA.

RESCUE-ALS

RESCUE-ALS is a Phase 2, randomized, double-blind, placebo-controlled study of the efficacy, safety, pharmacokinetics, and pharmacodynamics of CNM-Au8 in ALS patients. As of September 7th, 2020, the study was fully enrolled with 42 participants. In the study, patients will be randomized 1:1 to either receive 30 mg of CNM-Au8 once daily or matching placebo over a 36-week double-blind treatment period. Efficacy will be assessed as the change in motor neuron loss as measured by electromyography (e.g., MUNIX, the primary endpoint; and secondary endpoints, including MScanFit, MUSIX, Split Hand Index, and the Neurophysiology Index). Exploratory endpoints include standard clinical, safety, and quality of life assessments. The study is being conducted at two sites in Australia and led by ALS clinicians who are experts in electrophysiology techniques. As of the date of this proxy statement/consent solicitation statement/prospectus, 42 participants were enrolled in the RESCUE-ALS study with exposure to the investigational product up to 34-weeks.

RESCUE-ALS is being substantially funded by FightMND who provided Clene with a grant of AUD$1.37 million. In general, the grant terms from Fight MND include repayment of funds received in the event of commercialization of CNM-Au8 for the treatment of ALS in Australia from future net sales proceeds up to a mid single-digit multiplier of the original grant amount of AUD $1.37M. Funding is disbursed based on the achievement of performance milestones related to patient enrollment targets. All intellectual property rights from the study activities will be owned by the company. Results of this study are anticipated in the second half of 2021.

Healey-ALS Platform Trial

In September of 2019, the Sean M. Healey & AMG Center (“Healey Center”) for ALS at Massachusetts General Hospital selected CNM-Au8 as one of the first three drugs for inclusion in the first Platform Trial for the treatment of ALS. The Healey Center Platform Trial for ALS will test promising experimental therapeutics with a design that allows for the testing of multiple drugs simultaneously in order to rapidly identify and accelerate the development of novel therapies for ALS, while offering the advantages of reduced trial time, reduced costs and increased patient participation. The trial includes substantial financial support from philanthropic donors and the Healey Center, and provides access to 54 expert ALS clinical trial sites across the United States from the Northeast Amyotrophic Lateral Sclerosis (“NEALS”) consortium.

The trial is a Phase 3, multicenter, double-blind, placebo controlled clinical trial to assess the safety, efficacy, pharmacokinetics, and pharmacodynamics of CNM-Au8 in treating ALS. Participants will be randomized 3:1 between active treatment and placebo with active treatment equally distributed between low dose (30 mg) CNM-Au8 and high dose (60 mg) CNM-Au8. The primary endpoint is rate of change in ALSFRS-R score from baseline to week 24, with secondary endpoints of changes in slow vital capacity and hand-held dynamometry measurements. Exploratory endpoints include a combined joint-rank score based on survival and change in ALSFRS-R score from baseline to week 24, voice pathology measurements, and biofluid-based pharmacodynamic and metabolic markers.

Clene will contribute a direct fee to the Healey ALS Center toward the clinical conduct of this trial; there will be no additional licensing fees or milestone requirements. Clene will own all CNM-Au8 data while placebo data will be shared across the different treatment regimens within the platform trial. Study enrollment commenced in August 2020. Results for CNM-Au8 are anticipated in the first half of 2022 subject to the achievement of enrollment targets.

CNM-Au8 Expanded Access Program

Based on interest in the potential of CNM-Au8 to delay disease progression in ALS patients, clinical experts at Massachusetts General Hospital requested early access to use CNM-Au8 in an Expanded Access Program (“EAP”). An EAP is a potential pathway for a patient with an immediately life-threatening condition or serious disease or condition to gain access to an investigational medical product (drug, biologic, or medical device) for treatment outside of clinical trials when no comparable or satisfactory alternative therapy options are available. To qualify an EAP within the United States the following should apply, (i) a patient has a serious disease or condition, or whose life is immediately threatened by their disease or condition, (ii) there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition, (iii) patient enrollment in a clinical trial is not possible, (iv) potential patient benefit justifies the potential risks of treatment, and (iv) providing the investigational medical product will not interfere with investigational trials that could support a medical product’s development or marketing approval for the treatment indication. The EAP is conducted under a study protocol filed with the FDA and commenced in August 2019. The EAP will collect safety and pharmacokinetic data in ALS patients not otherwise eligible for clinical studies due to standard inclusion and exclusion criteria. As of the date of this proxy statement/consent solicitation statement/prospectus, 28 participants were currently active in the EAP with exposure up to 50-weeks. An EAP provides additional safety data for FDA review and will be considered as part of the safety data package for CNM-Au8, and may provide supportive long-term safety data with respect to an NDA submission should the Healey ALS platform trial result in a statistically significant treatment benefit.

REPAIR-ALS

The REPAIR-ALS Phase 2 study is modeled after the REPAIR-MS and REPAIR-PD studies, discussed previously, and will investigate the effects of CNM-Au8 on improvement of bioenergetics and brain cellular membrane markers by non-invasively measuring brain levels of these markers utilizing 31P-MRS. The REPAIR-ALS study has been approved for clinical conduct by the U.S. Food and Drug Administration (FDA) and is planned to commence following completion of the REPAIR-MS and REPAIR-PD programs in 2021.

Additional CSN Therapeutics in the Pipeline

Three other drug candidates are at various IND-enabling stages of research. Utilizing our CSN therapeutic drug development platform, we have developed additional drug candidates based on the transition elements silver and zinc (CNM-ZnAg and CNM-AgZn17) for anti-viral/anti-bacterial and wound healing applications, and gold and platinum (CNM-PtAu7) for oncology applications.

CNM-ZnAg, a Broad Spectrum Anti-viral and Anti-Bacterial agent in Development for Treatment of COVID-19

CNM-ZnAg was developed for use as an orally deliverable, broad-spectrum antiviral and antibacterial agent. It is formulated as an ionic solution of zinc (Zn+2) and silver (Ag+) with a limited presence (<1%) of silver Ag0 nanoparticles, all generated using the CSN platform in a manner that does not involve traditional inorganic synthesis methods utilized to generate zinc and silver compounds. The rationale for integrating a zinc-silver ionic solution was premised on the recognized historical activity of both Zn and Ag (as independent entities) for antimicrobial and antiviral disease treatment. Initial development studies both internally as well as externally from other labs revealed that when Zn2+ and Ag+ are administered together, they exhibit synergistic antiviral and antibacterial properties that are not observed when Zn2+ or Ag+, or Ag0 nanoparticles are administered singly.

In the human body, zinc is an essential structural component of ∼750 zinc finger transcription factors, and is a catalytic component of approximately 2000 enzymes, encompassing all known enzyme classes. Most significantly, zinc is essential for the proper function of the immune system, and is specifically involved in multiple steps in the antiviral response. Zinc has demonstrated direct antiviral properties; in addition, zinc stimulates both innate and acquired antiviral responses. Thus, zinc-based treatments are hypothesized to support systemic immunity, while also acting to specifically inhibit viral replication, viral protein processing, and/or viral-infection-related symptoms. Silver has long been studied for its anti-infective activity. Silver’s microbial-treatment properties have been documented for centuries, and silver has been the most extensively studied metal for the purpose of fighting infections and preventing food spoilage. Prophylaxis of silver nitrate against gonococcal ophthalmia neonatorum with silver ions was considered the standard of care in many countries until the end of the 20th century, prior to the advent of antibiotics. Independent research had demonstrated silver nanoparticles have been shown to be active against several types of viruses including human immunodeficiency virus, hepatitis B virus, herpes simplex virus, respiratory syncytial virus, and monkey pox virus. Silver nanoparticles and silver ions reduce viral infectivity when added concomitantly with the virus inocula, possibly by blocking interaction of the virus with the host cell.

A standard toxicology program based on ICH M3(R2) guidelines has been completed for CNM-ZnAg. The toxicity of CNM-ZnAg was evaluated at high concentrations up to the maximum feasible dose administered via oral gavage up to four times daily for 28 days in rats and 7 days in canines. Across all studies, there were no deaths, no test-article-related clinical observations, and no effects on: body weight, food consumption, hematology endpoints, clinical pathology findings, blood coagulation times, urinalysis, or urine chemistry. Standard in vivo genotoxicity studies in rodents, including a 2-day COMET assay and a 28-day evaluation of micronucleated reticulocytes, revealed no test-article effects on genotoxicity.

A seven-day human tolerability study of the dietary supplement was previously conducted by an antecedent company to determine the safety and tolerability in forty (40) healthy human volunteers. There were no self-reported adverse events and laboratory assessments indicated no significant changes from baseline in body weight, blood pressure, heart rate, liver enzymes (AST/ALT), blood glucose, or blood lipids (total cholesterol, LDL/HDL, triglycerides). There were no safety findings associated with administration of the dietary supplement over the 7-day dosing period.

Clinical Development of CNM-ZnAg as a Therapeutic Treatment for COVID-19

COVID-19 is a rapidly emerging respiratory disease, resulting in substantial morbidity and mortality. Symptoms of COVID-19 are highly variable, with most infected individuals presenting with varying degrees of respiratory distress, fever, cough, sore throat, malaise, myalgias, nausea, diarrhea, anosmia, and ageusia. The median incubation period, from exposure to symptom onset, is approximately 4 to 5 days, and 97.5% of patients who are symptomatic will have symptoms within 11.5 days after infection. Severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) is the viral infection which causes COVID-19. Due to the international infection rates and potentially serious nature of this disease, COVID-19 was characterized as a pandemic by the World Health Organization on March 11, 2020. A recent CDC summary of PCR-positive COVID-19 cases in the U.S. as of May 30th, 2020 showed approximately 28% were known to be symptomatic, 14% had been hospitalized, 2% were admitted to an intensive care unit, and 5% died.

To reduce disease impact on public health, a strategy of identifying, isolating, and quarantining infected or exposed individuals has been put in place to slow or stop transmission; however, these preventative activities, while necessary, do not alleviate the disease burden of individuals who have already become infected. The anti-viral therapy remdesivir is approved by the FDA for emergency use within the U.S. for treatment of hospitalized patients with COVID-19, however, the therapeutic benefit demonstrated in clinical trials was modest, and access has been limited regionally. Outside of the hospital setting, there are no therapies proven to reduce the severity or duration of COVID-19 infection. Further, the timeline and efficacy for vaccine development remains uncertain. Therefore, there is a significant unmet medical need to urgently decrease the morbidity and improve time to recovery in COVID-19 infected individuals.

Because of exigent worldwide need, Clene determined to rapidly develop CNM-ZnAg as a candidate treatment for COVID-19 based on the hypothesis that CNM-ZnAg may provide immune support benefits. On a limited basis, a dietary supplement version of ZnAg has been provided under 21 CFR 111 to support immune health. Preliminary uncontrolled observational case series with the dietary supplement yielded results suggesting oral administration of ZnAg to individuals with PCR-confirmed, COVID-19 infections may improve subject well-being and limit the duration of the disease. Results from a large case-series study of a COVID-19 outbreak in a US-based industrial food processing facility and its associated congregate housing are described below. Sixty-two (62) company employees and managers voluntarily received the ZnAg dietary supplement orally daily (while in quarantine and in congregate housing), completed a standardized daily symptom survey, and underwent repeated SARS-CoV-2 PCR testing prior to ZnAg treatment initiation and again following 7 days of ZnAg supplement intake. The study population was of predominantly Hispanic ethnicity (74%). The mean age was 33.6 (10.8) years, with 84% male. Twenty-seven (27) subjects were identified prior to supplement intake as SARS-CoV-2 positive by PCR testing. Amongst subjects with PCR+ confirmed SARS-CoV-2 at treatment start, 44% transitioned to PCR negative following 7-days of supplement administration (Fig. 10A). Amongst the 35 SARS-CoV-2 PCR negative subjects prior to treatment initiation, 88% remained SARS-CoV-2 negative by repeat PCR testing after 7-days of treatment. Amongst the 27 SARS-CoV-2 positive individuals, 24 reported symptoms consistent with COVID-19, generally self-reported as mild-to-moderate intensity. Symptom resolution (Fig. 10A), and PCR detected viral clearance (Fig. 10C) decreased rapidly following ZnAg treatment initiation consistent with a marked improvement in participants’ global impression of change (Fig. 10B). The rate of symptomatic resolution (~75%) by Day 7 appears qualitatively greater than the placebo improvement rate (~50%) from a study completed in a comparable COVID-19 non-hospitalized symptomatic patient population (Fig. 10D, Skipper et al. Ann Intern Me. 2020 Jul 16;M20-4207).

Figure 10. PCR Status and Symptomatic Changes in Food Processing Facility Workers Infected with, or Exposed to, COVID-19

Given the potential for a clinical effect together with no identified safety signals from animal toxicology or initial human tolerability studies, we are planning to investigate CNM-ZnAg in a randomized, placebo-controlled clinical trial to determine the efficacy and safety of CNM-ZnAg for symptomatic improvement of COVID-19. This clinical study intended for 238 patients is planned to launch in Brazil in the fourth quarter of 2020. Brazil represents a geography with a significant number of COVID-19 cases, robust clinical infrastructure and clinical trial experience, reasonable economic costs, and limited competition for participants for the enrollment of COVID-19 clinical research. The study is a randomized double-blind placebo-controlled study of CNM-ZnAg to improve the time to symptom resolution in PCR confirmed SARS-CoV-19 subjects aged 40 and over. The study will evaluate two different doses of CNM-ZnAg versus placebo.

CNM-AgZn17 for Wound-Healing and Burn Treatment

CNM-AgZn17 consists of an ionic solution of silver and zinc in a polymer gel formulation for topical application to the skin. We have demonstrated in in vitro assays that CNM-AgZn17 has broad-based anti-viral and anti-bacterial activity against common and antibiotic resistant pathogens such as Methicillin-resistant Staphylococcus aureus. We have also shown enhanced wound healing benefits in animal models of diabetic wound healing and less scar formation from during burn healing.

We are presently completing a standard toxicology program in animals to demonstrate safety in order to advance to first-in-human dosing studies. We have now progressed to initiate GLP dermal toxicity studies for topical applications expected to complete in 2021. Subject to regulatory filings of these toxicology findings and other results, we anticipate initiating a standard Phase 1 dermal First-In-Human safety study with CNM-AgZn17 with single-ascending dose and multiple-ascending dose cohorts also in 2021. The goal of this study will be to demonstrate safety sufficient to advance to Phase 2 clinical programs with CNM-AgZn17. Given the multiple preclinical benefits demonstrated to date with CNM-AgZn17, we envision a clinical program focused on healing burn and/or surgical wounds, which is anticipated to initiate in mid-to-late 2022 with initial clinical results expected on or around 2023.

CNM-PtAu7 — Our Oncology Targeted Nanotherapeutic

CNM-PtAu7 is a suspension of novel nanocrystals comprised of alloyed gold and platinum. We have demonstrated that treatment of human breast cancer cell lines EFM-19 and MT-3 with CNM-PtAu7 induces the expression of pro-apoptotic genes and represses the expression of anti-apoptotic genes, consistent with an anti-oncogenic effect. We have further demonstrated down-regulation of genes associated with the electron transport chain activity, which may also suppress tumorigenic activity. Further investigations related to the anti-tumor effects of CNM-PtAu7 are planned in additional malignant cell lines. CNM-PtAu7 has been patented in all major markets worldwide including the United States, Europe, China, Singapore, and Japan.

Research and Development

Overview

We are deeply invested in our research and development (“R&D”) program. Our R&D activities are essential to attaining and sustaining the position as a recognized global leader in the development of CSN therapeutics. Our R&D plan is to continue the innovation of novel nanocatalysts and ionic suspensions of metallic transition elements with recognized medicinal value and underexplored, or as yet undiscovered, physicochemical and catalytic properties.

We have developed in-house all of the technologies that are critical to our R&D processes, and guard those technologies with appropriate intellectual property protections, and will continue to do so. We conduct our research activities through an in-house R&D team at our facility in Maryland, and engage in external clinical research collaborations to support our R&D activities as well.

Internal R&D

Our internal or in-house R&D activities are executed by a group of experienced research scientists, materials scientists, engineers, molecular biologists, medical doctors, clinical trial operational specialists, and a management team with deep expertise in the biopharmaceutical industry. Our in-house R&D team has a full range of capabilities ranging from drug discovery to preclinical development to and the design and implementation of clinical trials. We believe our R&D team is experienced, qualified, and will enable us to achieve our long-term goal of developing and commercializing innovative CSN therapeutics for patients worldwide. Our in-house R&D operates functionally through four sub-teams: (1) our research engineering team, (2) biological science discovery team, (3) nonclinical development team, and (4) clinical development team which work collaboratively to ensure the success of our R&D efforts.

Our research engineering team is responsible for the development and optimization of new CSN therapeutic candidates along with developing the technical processes and infrastructure to ensure reproducible CMC batch production of our CSN therapeutic candidates. Members of our research engineering team have PhDs and/or master’s degrees in chemistry, material science and engineering, electrical engineering, and solid-state physics. Our research engineering team leader has a degree in electrical engineering and has been instrumental in the design of our electro-crystal-chemistry platform including the various continuous flows through apparatuses we use to produce our CSN therapeutics.

Our biological science discovery team is responsible for the initial characterization of CSN therapeutics, conducting biological assays, and assessing the activity and toxicity of drug candidates through in vitro and in vivo assays. Our biological discovery team assesses the CSN therapeutic candidates once initial development has been completed by our research engineering team. This team is led by an experienced research scientist who is a medical doctor and has a PhD in molecular science. Our biological discovery team collaborates closely with our research engineering team to refine our CSN candidate selection, for instance based on structural characteristics, in order to optimize the biological effects of our CSN candidate therapeutics.

Our nonclinical development team is responsible for developing a complete dataset of nonclinical animal pharmacology, toxicology, and safety studies, which is sufficient to support regulatory filings with human research ethics committees and government regulatory authorities in order to obtain approval for use in human studies. Our nonclinical development team works collaboratively with our biological science discovery team and clinical development team to translate our findings into animals and prepare for eventual studies in patients. This team also leads our external collaboration research activities with universities and academic experts. Our nonclinical development team is led by a research scientist with a PhD in Developmental Biology from Stanford University and a Master of Science degree in Genetics from the University of Cambridge where she was a Marshall Scholar. She is also an adjunct faculty member of the University of Utah School of Medicine.

Our clinical development team is led by our chief medical officer, who is a board-certified neurologist and Fellow of the American Academy of Neurology. Once our CSN therapeutic candidates have demonstrated sufficient safety and toxicology results to advance to human studies, the clinical development team designs, implements, and oversees the operational conduct of our clinical trials. The clinical trials are designed to prove our CSN therapeutics are safe and effective in the treatment of diseases.

Outsourced R&D Activities

In line with industry practice, we also outsource certain R&D activities to key academic partners, nonclinical research organizations, and to third-party clinical research organizations (“CROs”). We have collaborated with experts at key academic universities which have myelination and neuroprotection expertise. These university collaborators have conducted animal experiments to demonstrate the effects of CNM-Au8 treatment on remyelination and neuroprotection in animals and in cell-based in vitro assays. To support our research efforts, we have partnered with academic experts at The Johns Hopkins University in ALS, Cambridge University for myelination-related experiments, Northwestern University for myelination-related experiments, the George Washington University for myelination-related experiments, and the University of Edinburgh for myelination-related research. In general, we outsource the majority of toxicology, pharmacology, and toxicokinetic studies to expert nonclinical CROs.

To provide maximum flexibility and efficiency to operations, we engage industry-leading CROs to manage, conduct and support our clinical studies and to supplement our internal R&D teams’ capabilities. We apply a rigorous process to selecting CROs to conduct research studies for us; selection is based on the quality, reputation, and research experience in the field of central nervous system disorders. In addition to the scope, depth and quality of the service and product offerings of the CROs, for clinical trial management, we place emphasis on the ability of the CROs to facilitate optimal site selection, to recruit patients in a timely manner, and to conduct complex clinical trials efficiently. Our CROs are widely recognized within their functional areas of research.

We enter into separate agreements with CROs and our external partners for each clinical trial or nonclinical research project. All CROs and other external research collaborators were all independent third parties. Principal terms of the service agreements with our key CROs and external partners are summarized as follows:

•        Services.    The CRO, nonclinical research organization, or academic site implements and manages the study in accordance with the protocol designed by us as specified in the service agreement.

•        Term.    The CRO, nonclinical research organization, or academic site is required to support the clinical trial or nonclinical studies within the prescribed time limit until the end of the clinical trial.

•        Payments.    We are required to make payments to our partners in accordance with the payment schedule agreed by the parties.

•        Intellectual property rights.    We own intellectual property rights arising from the research activities related to our background intellectual property.

•        Risk allocation.    Each party indemnifies the other party for losses caused by its fault or gross negligence. We indemnify the CRO and external partners for theoretical risks related to CNM-Au8.

We monitor and evaluate our CROs and external research partners with various activities including site visits, ongoing project team reviews, and/or assessments by third party assessors. We strive to achieve clinical trial excellence by maintaining strong quality control measures. We perform core functions such as clinical development strategy formulation and protocol design in house, and exercise control and oversight over key functions of clinical trial management. We conduct regular site visits to oversee site initiation, patient recruitment, and data quality monitoring, except when precluded by COVID-19 related research restrictions. We also engage third party consultants to perform clinical trial audits. Data quality is further assessed by in-house data review, including medical review, document review, and monitoring report review. We will not work with a vendor who does not have processes established surrounding data privacy and safeguards to ensure compliance through the clinical trial. We have maintained a stable relationship with our CROs and other external research partners.

Clinical Trial Management

To support our clinical trials, our internal clinical trials team designs, implements, collects and analyzes data for our clinical trials. When additional services are required to support a clinical trial, we conduct a feasibility and qualification assessment for potential vendors and CROs. These vendors are vetted through review of their current operational structure and established procedures, knowledge, and experience about the study, indication, or population, and past feedback from participating clinical sites. Our internal clinical development team supervises CROs on key clinical activities, such as patient eligibility review, medical data review, and SAE review, to ensure that the performance of these CROs complies with our protocols and applicable laws, which in turn protects the integrity and authenticity of the data from our clinical trials. Our internal clinical development team holds meetings with CROs to evaluate the CRO’s performance by following up on clinical progress and resolving potential issues and risks.

Financial Grants

We have been awarded grants from various organizations, including the U.S. Congressionally Directed Medical Research Program administered by the Department of Defense, the National Multiple Sclerosis Society, and FightMND, a not-for-profit registered charity in Australia, who together have issued us grants totaling approximately $2.6 million. We also receive indirect financial support for one of the clinical studies in which we participate, the Healey ALS Platform Trial, administered by the Massachusetts General Hospital, which is conducting a study of our CNM-Au8 drug candidate along with other drugs in a platform trial, at significantly lower costs to us than we would otherwise incur if we were to conduct a comparably designed study on our own at reasonable market rates.

These grants include the following terms:

•        The Congressionally Directed Medical Research Program administered by the Department of Defense is an award for $1.25M for additional preclinical work in specific ALS models, which was awarded to us in December 2019. At the time of this proxy statement/consent solicitation statement/prospectus we had not yet finalized contracting with the Department of Defense.

•        The NMSS grant is for a total of $339,000 for biomarker analyses of the VISIONARY-MS study. The grant was awarded to us in September 2019 and includes terms related to repayment of funds received in the event of commercialization of CNM-Au8 for the treatment of MS based on achievement of sales milestones up to a mid single-digit multiplier of the original grant amount. Funding is milestone based on the achievement of analytical validation and reporting to the NMSS. All intellectual property rights from grant related activities vest in the company.

•        The FightMND grant is for AUD $1.37M and was awarded to us in August 2019. The grant includes terms related to repayment of funds received in the event of commercialization of CNM-Au8 for the treatment of ALS in Australia from future net sales proceeds up to a mid single-digit multiplier of the original grant amount. Funding is milestone based on the achievement of performance milestones related to patient enrollment targets. All intellectual property rights from grant related activities will be owned by the company.

Manufacturing

We manufacture CSN therapeutics at our own production facility based in Maryland, USA based on novel manufacturing processes and devices that were entirely invented by us. Our Maryland manufacturing facility is compliant with GMP where we operate an ISO8 level clean room that contains the specialized electro-crystal-chemistry devices, or continuous flow trough apparatuses, that we have invented and patented to produce our CSN therapeutics from highly pure raw materials. At our present operating scale, we produce in-process gold nanocrystal suspension, the active pharmaceutical ingredient (API) for our lead asset, CNM-Au8, on an ongoing basis. Our current API production capabilities are fully sufficient to meet our needs for both research and development and supply for our ongoing Phase 2 and Phase 3 clinical trials, and we believe our processes can be scaled to achieve commercially viable quantities.

Through years of intensive research and development we have fine-tuned our production and delivery processes to the point where we can consistently, reliably, and affordably produce our core drug candidates, including CNM-Au8. We have also invested considerable time and substantial resources in perfecting the handling and storage systems in a manner that maintains stability and efficacy of our nanocrystal suspensions. In general, the manufacturing process for CSN therapeutics involves the following steps:

•        Sufficient quantities of processing enhancers (e.g., sodium bicarbonate, others) are dissolved in highly purified water. The resulting mixture is referred to as “process water.”

•        The process water is transferred to the conditioning portion of the trough apparatus at a constant nominal rate, where the process water is exposed to an atmospheric plasma in each trough apparatus, creating “conditioned water.”

•        The conditioned water then flows into the electrochemical crystal growth portion of the trough apparatus, at a constant rate, where the conditioned water is exposed to a series of pairs of wire electrodes. The flow of the conditioned water is controlled, and the electrodes are continuously monitored and controlled by computerized, automated controllers.

•        The electrodes are slowly advanced at a nominal rate to ensure that the conditioned water is exposed to the same electrochemical processing conditions to ensure batch-to-batch reproducibility, thus maintaining consistent size and shapes of the nanocrystals in each nanocrystal suspension.

•        In-process bulk product, API, containing elemental nanocrystals, is continuously produced. The in-process bulk product is collected into large containers.

•        The nominal concentration of active drug ingredients is achieved by executing a concentration step where in-process API is treated by a proprietary concentration procedure.

•        The concentrated product is verified to adhere to physiochemical release specifications.

•        The concentrated bulk suspension is subsequently filtered during filling to remove any microbiological contaminants and volumetrically filled into single unit containers. The final drug candidate is assayed to ensure it meets release specifications.

We have developed plans to expand our production capacity at our Maryland facility in order to supply additional planned Phase 3 clinical studies following evaluation of the Phase 2 clinical trial results. We have the technical expertise and capabilities to expand capacity to support eventual commercialization. During Part 1 of this planned expansion, we will more than triple the number of continuous flow trough apparatus and increase our storage capacity within our existing clean room environment. During Part 2 of our planned expansion, we will scale our production capacity by more than doubling our clean-room area along with the addition of more continuous flow trough apparatus and storage reservoirs. At the completion of this planned expansion we believe we will have sufficient capacity to support multiple Phase 3 studies in addition to enabling initial commercial supply of CNM-Au8. We also have initiated design studies to significantly scale our production processes as demand for our products increases to supply commercial marketing needs. We believe our current production environment has established Clene as the leading world-class manufacturer of clean surfaced nanocrystal therapeutics, and following the completion of our planned expansion, our facilities, equipment, and processes will comply with international practices and support our long term strategic plans, taking into consideration quality, costs, manageability, expandability and controls.

License Arrangements

In 2018, we established a license agreement and an exclusive supply agreement with 4Life, an international supplier of health supplements and one of our shareholders.

Under this license agreement, we granted to 4Life an exclusive and royalty-bearing license in relation to products that are low concentration silver, gold, and other similar low-concentration non-pharmaceutical products produced by our electro-crystal-chemistry technology platform. This exclusive grant does not include ZnAg, for which 4Life has a non-exclusive right. 4Life is allowed to develop, make, manufacture, use, sell and commercialize the licensed products worldwide within the field of dietary supplements and certain non-pharmaceutical products for human use, internally or externally, which contain metallic-based constituents that are formed by our electrical techniques. 4Life will use its reasonably diligent commercial efforts to introduce the products to certain commercial markets following regulatory approval for their sale as nutritional mineral supplements. The initial term of this license agreement commenced on August 31, 2018 and will continue until five years after 4Life’s introduction of the first nutritional supplement licensed product into the marketplace, which occurred on July 1, 2020. The license agreement may be renewed for additional five year periods by mutual agreement. Upon expiration of the license agreement the exclusive provisions in the agreement will convert to non-exclusive. The license agreement may only terminate by mutual agreement between the parties, or upon breach by either party that results in termination of the agreement under applicable law.

Under an exclusive supply agreement, 4Life will purchase the licensed products exclusively from us and we will sell the licensed products exclusively through 4Life, except for ZnAg which is not exclusively sold through 4Life. Upon the occurrence of certain future events, 4Life can achieve the right to exclusively manufacture the licensed products under the license agreement, other than ZnAg for which this right does not apply. The initial term of the exclusive supply agreement commenced on August 31, 2018 and will continue until five years after the minimum sales commencement date, which both parties anticipate will be in April 2021. The exclusive supply agreement may be renewed for additional five year periods by mutual agreement. 4Life may terminate the exclusive supply agreement for cause, which is stated to include repudiation, uncured material breach, insolvency, bankruptcy, general assignment for benefit of creditors, failure to provide reasonable assurances of financial and operational capacity, prolonged unremedied force majeure, and failure to proper notify of change in control. Clene may terminate the exclusive supply agreement in the event of a repudiation, uncured material breach, insolvency, bankruptcy or general assignment for benefit of creditors by 4Life.

At the time of commercial sales, single-digit royalty payments are owed to us by 4Life based on the size of 4Life’s basket of total product sales. Royalties are payable quarterly under the license agreement until termination of the license agreement. In addition, 4Life will pay us our fully encumbered manufacturing expenses plus a guaranteed double-digit margin. We began supplying KHC46 and a low dose zinc-silver solution during the first half of 2020 under this license agreement.

To date, we have not licensed our technology or CSN therapeutics to any other parties.

Competition

While the industry of the treatment for central nervous system diseases is quite competitive and subject to frequent changes, there are currently no existing therapies that claim effects on remyelination and neurodegeneration in patients. CNM-Au8’s core effects of remyelination and neuroprotection provide us a globally unique first-mover-advantage for the treatment of central nervous system diseases. Together with our expanded intellectual property portfolio, we believe that it would be challenging for any potential competitors entering into the market of remyelination and neuroprotection focused therapeutics to replicate our efforts without violating our intellectual property protections.

Intellectual Property

Our intellectual property is protected through extensive global patents, institutional expertise and experience, and specialized technical know-how, which enable us to maintain our leading position in the development of CSN therapeutics for high-medical need diseases.

To date, we have over 100 issued patents worldwide and over 30 patents pending worldwide. We have world-wide rights to protect and thus commercialize our CSN therapeutics and believe that our issued, and pending patents, provide sufficient protection to secure the future commercial potential of our CSN therapeutics.

We have filed and obtained patents in the United States (US); Australia (AU); Brazil (BR); Canada (CA); China (CN); European Patent Office (EP), including Switzerland (CH), Germany (DE), Denmark (DK), Finland (FI), France (FR), Great Britain (CB), Ireland (IE), Italy (IT), Netherlands (NL), Norway (NO), Spain (ES), and Sweden (SE); Egypt (EG); India (IN); Indonesia (ID); Israel (IL); Japan (JP); Korea (KR); Mexico (MX); New Zealand (NZ); Philippines (PH); Russia (RU); Singapore (SG); and the United Arab Emirates (AE); with multiple fundamental patent families protecting our CSN therapeutics. The following table lists the material granted patent families in connection with our CSN therapeutics.

Description	Jurisdiction	Application Date (US)	Grant Date (US)

Continuous methods for treating liquids and manufacturing certain constituents (e.g., nanoparticles) in liquids, apparatuses and nanoparticles and nanoparticle/liquid solution(s) resulting therefrom (these patents relate to CNM-Au8 and ZnAg)

	Issued: US, CA, AU, CN, ID, IL, IN, JP, KR, MX, PH. Pending EPO	January 7, 2010 November 15, 2013 August 11, 2017 January 13, 2010 August 27, 2013	December 31, 2013 August 29, 2017 October 9, 2018 September 24, 2013 July 12, 2016 Expiration dates for these patents will occur in 2028 in the applicable foreign jurisdictions and in 2030 in the US*

Continuous, semi-continuous and batch methods for treating liquids and manufacturing certain constituents (e.g., nanoparticles) in liquids, apparatuses and nanoparticles and nanoparticle/liquid solution(s) and colloids resulting therefrom (these patents relate to CNM-Au8 and ZnAg)

	Issued: US, AU, CA, CN, EP, IN, IS, JP, KR, SG, RU; CH, DE, DK, FI, FR, IE, NL, NO, SE, GB. Pending: IN	July 12, 2011 August 25, 2014	June 30, 2015 July 31, 2018 Expiration dates for these patents will occur in 2030 in the US and the applicable foreign jurisdictions*
Novel gold-based nanocrystals for medical treatments and electrochemical manufacturing processes therefor (these patents relate to CNM-Au8)	Issued: US, AE, AU, CA, CN, ID, IN, IL, JP, KR, MX, RU, SG; CH, DE, DK, ES, FI, FR, GB, IE, IT, NL, NO, SE. Pending: BR, PH	December 28, 2012	March 28, 2017 Expiration dates for these patents will occur in 2030 in the US and the applicable foreign jurisdictions*

Novel gold-platinum based bi-metallic nanocrystal suspensions, electrochemical manufacturing processes therefor and uses for the same (these patents do not relate to any specifically named product candidates herein)

	Issued: US, AE, AU, CA, CN, ID, IL, IN, JP, KR, MX, NZ, RU, SG; CH, DE, DK, ES, FI, FR, GB, IE, IT, NL, NO, SE. Pending: BR, EG, PH	December 16, 2013	July 12, 2016 Expiration dates for these patents will occur in 2030 in the US and in 2032 in the applicable foreign jurisdictions*
Methods and treatment for certain demyelination and dysmyelination-based disorders and/or promoting remyelination (these patents relate to CNM-Au8)	Issued: AU, PH, RU, SG. Pending: US, CA, CN, EP, ID, IN, IL, JP, KR, MX, NZ	NA	NA Expiration dates for these patents will occur in 2033 in the US and the applicable foreign jurisdictions*

____________

*        expiration dates do not include possible patent extensions for certain countries

To date, we have not been involved in any proceedings in respect of, and we had not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be a claimant or a respondent.

Government Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drugs such as those Clene is developing. Clene, along with third-party contractors, are required to comply with the various preclinical, clinical, and commercial approval requirements of the governing regulatory agencies of the countries in which Clene wishes to conduct studies or seek approval or licensure of CNM-Au8 or any future drug candidate.

FDA Drug Approval Process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act (“FDCA”) and implementing regulations. The process required by the FDA before drug candidates may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices regulations;

•        submission to the FDA of an investigational new drug (“IND”) application, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•        approval by an independent review board whose role is to review the research before the trial is commenced and continuously throughout the trial to assure the protection of the rights and welfare of the human subjects. These boards are often called “institutional review boards” (“IRB”);

•        performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug candidate for its intended purpose;

•        preparation of and submission to the FDA of a new drug application (“NDA”) after completion of all pivotal clinical trials that includes substantial evidence of safety and efficacy from results of nonclinical testing and clinical trials;

•        a determination by the FDA within 60 days of its receipt of a NDA to file the application for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with GMP and to assure that the facilities, methods, and controls are adequate to preserve the drug candidate’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practices (“GCP”);

•        satisfactory completion of an FDA Advisory Committee review, if applicable; and

•        FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a drug candidate in the United States, Clene must submit an IND application to the FDA. An IND application is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics (“PK”), pharmacology, and pharmacodynamic (“PD”) characteristics of the drug candidate; chemistry, manufacturing, and controls (“CMC”) information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or other questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold until the IND sponsor and the FDA resolve the outstanding concerns or questions. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with Good Clinical Practice (GCP) and regulations governing the protection of human research subjects, including the requirement that all research subjects provide voluntary informed consent for their participation in any clinical study. Clinical trials are conducted under clinical study protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. For new indications, a separate new IND may be required. An Institutional Review Board (IRB) must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins. and must monitor the study until completed. Often each institution or clinical site has its own IRB. The IRB is responsible for ensuring that human subject’s rights and privacy are maintained. Regulatory authorities, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board (DSMB), which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study. The DSMB may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries. For purposes of NDA approval, human clinical trials are typically conducted in three sequential phases (which may overlap or be combined).

•        Phase 1 — The investigational product is initially introduced into a small number of healthy human subjects or patients with the target disease or condition. These studies are generally designed to test the safety, dosage tolerance, absorption, metabolism, distribution, and elimination of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•        Phase 2 — The investigational product is administered to a larger, but still limited patient population with a specified disease or condition to evaluate the preliminary efficacy (usually based on a biomarker of disease), optimal dosages, and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger, confirmatory Phase 3 clinical trials.

•        Phase 3 — The investigational product is administered to an expanded patient population to provide statistically significant evidence of relevant clinical efficacy and to further test for safety, and potentially further evaluate different dosages, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval by health authorities.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These studies, termed Phase 4 studies, may be implemented as a condition of approval of the NDA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the drug candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with current GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

Drug companies such as Clene are subject to legal requirements restricting, or imposing penalties for, the employment or use of individuals who have been debarred or excluded under various laws, including the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, in connection with making materially false or fraudulent statements to FDA, the offering or making of any prohibited payment, gratuity or other thing of value to personnel of the FDA or any other Governmental Entity, or other acts, statements, or omissions subject to FDA’s policy titled “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), Employment of such individuals, or the occurrence of such violations in the development and regulatory application process may prevent or delay any approval of a conpany’s new drug application.

NDA Submission, Review and Approval

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of nonclinical studies and clinical trials are submitted to the FDA as part of a New Drug Application (NDA) requesting approval to market the product for one or more indications. The NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s CMC, and proposed labeling, among other things. The submission of a NDA requires payment of a substantial application user fee to FDA (unless a waiver or exemption applies).

Once an NDA has been submitted, the FDA’s goal is to review standard applications within ten months after it accepts the application for filing (a 60-day process), or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process can be significantly extended by FDA requests for additional information or clarification. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety and efficacy. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing processes, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter will describe all of the deficiencies that the FDA has identified in the NDA, except that, where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might undertake to resolve any findings and place the NDA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (“REMS”), to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

A marketing application for a drug candidate submitted to the FDA for approval may be eligible for FDA programs intended to expedite the FDA review and approval process, such as priority review, fast track designation, breakthrough therapy, and accelerated approval.

A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition compared to marketed products. For products containing new molecular entities, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more-frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the NDA for a fast track product on a rolling basis before the complete application is submitted, if the sponsor and FDA agree on a schedule for the submission of the application sections, and the sponsor pays any required user fees upon submission of the first section of the NDA. The review clock does not begin until the final section of the NDA is submitted.

In addition, under the provisions of the Food and Drug Administration Safety and Innovation Act (“FDASIA”) enacted in July 2012, a sponsor can request designation of a drug candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review and approval will not be shortened. Furthermore, priority review, fast track designation, breakthrough therapy designation, and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan designation must be requested before submitting an NDA. After the FDA grants orphan designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation in and of itself does not convey any advantage in, or automatically shorten the duration of, the regulatory review or approval process. However, a drug granted orphan status allows the sponsor to receive tax credits and a user fee waiver.

If a product that has orphan designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. A designated orphan product may not receive orphan exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed by Clene pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to quality control and quality assurance, record-keeping, reporting of adverse events, periodic reporting, product sampling, and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved NDA. Manufacturers and their subcontractors are required to register their establishments and list the drugs they manufacture with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMPs, which impose certain procedural and documentation requirements upon Clene. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from GMPs and impose reporting requirements upon Clene and any third-party manufacturers or packagers that it may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with GMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of a product, mandated modification of promotional materials or issuance of corrective information, issuance by FDA or other regulatory authorities of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product, or complete withdrawal of the product from the market or product recalls;

•        fines, warning or untitled letters or holds on post-approval clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•        product seizure or detention, or refusal of the FDA to permit the import or export of products; or

•        injunctions, consent decrees or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety, efficacy, and conditions of use of the drug that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Clene and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, Clene’s current and future operations are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services (“CMS”), which is part of the U.S. Department of Health and Human Services (“HHS”), as well as other divisions of HHS (such as the Office of Inspector General, Office for Civil Rights and the Health Resources and Service Administration), the U.S. Department of Justice (“DOJ”) and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, Clene’s clinical research, sales, marketing and scientific/educational grant programs have to comply with the anti-fraud and abuse provisions of the Social Security Act (such as the Anti-Kickback Statute), the false claims laws, the anti-fraud provisions of and the privacy and security provisions of regulations implementing the Health Insurance Portability and Accountability Act (“HIPAA”), the Drug Supply Chain Security Act, and similar state laws, each as amended, as applicable. Clene’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patients, and customers may be subject to healthcare laws, regulations and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which Clene conducts its business. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, patient brokering, false claims, privacy and security, price reporting, drug distribution, and physician sunshine laws. Some of Clene’s pre-commercial activities are subject to some of these laws.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid, or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing, or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Clene’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (“Affordable Care Act”), to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of the Anti-Kickback Statute can result in significant civil and criminal fines and penalties, imprisonment, and exclusion from federal healthcare programs. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (“FCA”) (discussed below).

The federal false claims and civil monetary penalty laws, including the FCA, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, including federal healthcare programs, such as Medicare and Medicaid, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses. Penalties for federal civil False Claims Act violations may include up to three times the actual damages sustained by the government, plus significant mandatory civil penalties, and exclusion from participation in federal healthcare programs.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, the Affordable Care Act amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Clene may be subject to data privacy and security regulations by both the federal government and the states in which Clene conducts its business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, which are independent contractors or agents of covered entities that create, receive, maintain, or transmit protected health information in connection with providing a service on behalf of, to or for a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act (the “Sunshine Act”), and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to report accurately could result in penalties. In addition, many states have similar statutes or regulations to the above federal laws that may be broader in scope and may apply regardless of payor. Clene may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and/or state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, drug pricing or marketing expenditures. These laws may differ from each other in significant ways further complicating compliance efforts. Additionally, to the extent that Clene has business operations in foreign countries or sell any of Clene’s products in foreign countries and jurisdictions, including Canada or the E.U., Clene may be subject to additional regulation.

Clene may someday develop products that, once approved, may be administered by a physician. Under currently applicable U.S. law, certain products not usually self-administered (including injectable drugs) may be eligible for coverage under Medicare through Medicare Part B. Medicare Part B is part of original Medicare, the federal health care program that provides health care benefits to the aged and disabled, and covers outpatient services and supplies, including certain biopharmaceutical products, that are medically necessary to treat a beneficiary’s health condition. As a condition of receiving Medicare Part B reimbursement for a manufacturer’s eligible drugs, the manufacturer is required to participate in other government healthcare programs, including the Medicaid Drug Rebate Program and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program.

In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price (“ASP”) and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to Clene’s products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.

In order to distribute products commercially, Clene must comply with state laws that require the registration of manufacturers and wholesale distributors of drug products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. The federal government as well as some states also impose requirements on manufacturers and distributors to maintain records regarding the history of products in the chain of distribution. Federal law requires manufacturers to provide product tracing information to subsequent supply chain partners. The federal Drug Supply Chain Security Act (“DSCSA”) governs the system of tracing certain prescription drugs as they are distributed in the U.S. A goal of the DSCSA is to protect consumers from drugs that may be counterfeit, contaminated, stolen, or adulterated. The law requires manufacturers to, prior to or at the time of each transfer of ownership of a drug, provide the subsequent owner with transaction history, transaction information, and a transaction statement. In the event of a recall or an inquiry regarding a potentially illegitimate product, manufacturers must be able to provide information regarding the transaction history and transaction information of their products. Violations of the DSCSA may result in fines or imprisonment. In addition, many states regulate manufacturers and enforce recordkeeping and licensure requirements.

Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of Clene’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

Ensuring business arrangements with third parties comply with applicable healthcare laws and regulations is a costly endeavor. If Clene’s operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to Clene, it may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow Clene to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and oversight if Clene becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of Clene’s operations, any of which could adversely affect its ability to operate its business and results of operations.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug candidates for which Clene may obtain regulatory approval. In the United States and in foreign markets, sales of any products for which Clene receives regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance.

Clene’s ability to commercialize any products successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from third-party payors, which decide which therapeutics they will pay for and establish reimbursement levels. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

Clene cannot be sure that coverage or reimbursement will be available for any product that Clene commercializes and, if coverage and reimbursement are available, what the level of reimbursement will be. Coverage may also be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Reimbursement may impact the demand for, or the price of, any product for which Clene obtains regulatory approval.

Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness, of medical products, therapies and services, in addition to questioning their safety and efficacy. Obtaining reimbursement for Clene’s products may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. Clene may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its products, in addition to the costs required to obtain FDA approvals. Clene’s drug candidates may not be considered medically necessary or cost-effective by payors. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require Clene to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of Clene’s product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable Clene to maintain price levels sufficient to realize an appropriate return on its investment in product development. If reimbursement is not available or is available only at limited levels, Clene may not be able to successfully commercialize any drug candidate that it successfully develops.

Different pricing and reimbursement schemes exist in other countries. In the E.U., governments influence the price of biopharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular drug candidate to currently available therapies. Other member states allow companies to establish their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any drug candidates for which Clene receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, political and economic pressures as well as legislative changes in the United States has increased, and Clene expects will continue to increase, the pressure on drug pricing. The downward pressure on the rise in healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Clene receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell drug candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the Affordable Care Act provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

•        an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•        an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price (“AMP”);

•        changes to the Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts, which through subsequent legislative amendments, has been increased to 70%, starting in 2019, off negotiated prices of applicable branded drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

•        extension of manufacturers’ Medicaid rebate liability to covered outpatient drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•        expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•        expansion of the entities eligible for discounts under the 340B Drug Discount Program;

•        a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•        expansion of healthcare fraud and abuse laws, including the FCA and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•        a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•        requirements to report certain financial arrangements with physicians and teaching hospitals;

•        a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

•        establishment of a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•        a licensure framework for follow on biologic products.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been legal and political challenges to certain aspects of the Affordable Care Act. Clene anticipates that the Affordable Care Act, if substantially maintained in its current form, will continue to result in additional downward pressure on coverage and the price that it receives for any approved product, and could seriously harm its business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Clene from being able to generate revenue, attain profitability, or commercialize its products. Such reforms could have an adverse effect on anticipated revenue from drug candidates that Clene may successfully develop and for which it may obtain regulatory approval and may affect its overall financial condition and ability to develop drug candidates.

Further legislation or regulation could be passed that could harm Clene’s business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2027 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control biopharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring Clene to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect Clene’s business. These and other laws govern Clene’s use, handling and disposal of various biological, and chemical substances used in, and wastes generated by, Clene’s operations. If Clene’s operations result in contamination of the environment or expose individuals to hazardous substances, Clene could be liable for damages and governmental fines. Clene believes that it is in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on its business. Clene cannot predict, however, how changes in these laws may affect its future operations.

Other Regulations

Clene is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. Clene may incur significant costs to comply with such laws and regulations now or in the future.

Facilities

To date, we do not have any owned properties. We have leased a number of properties from independent third parties in the United States.

We utilize our Salt Lake City location for our headquarters functions including finance, clinical development, clinical operations, translational medicine, and business operations. We lease property in North East, Maryland, the United States for our manufacturing and R&D activities.

The following summary sets forth the details of our leased properties:

•        EOS at Millrock Park, LLC (leased Salt Lake City, Utah offices) for approximately 5200 square feet, expiring April 2027 with an option to extend thereafter.

•        Upper Chesapeake Flex One, LLC (leased North East, Maryland facility) for approximately 21,000 square feet, expiring October 2026 with an option to extend thereafter.

Employees

As of August 31, 2020, we had a total of 62 employees, located in Utah and Maryland. The table below sets forth our employees by role:

Department	Count of Employees	% of Total
Manufacturing	21	34%
Microbiology Lab	7	11%
Quality Control & Bioanalytics	7	11%
Research and Development	6	10%
Senior Management	6	10%
Clinical	5	8%
Quality Assurance	5	8%
Finance	3	5%
Human Resources	2	5%
Total	62	100%

Compliance and Legal Proceedings

We may be involved in legal proceedings in the ordinary course of business from time to time. To date, none of us or our officers or Directors were involved in any litigation, arbitration or administrative proceedings which could have a material adverse impact on our business, financial condition or results of operations. As of the Latest Practicable Date, we are not aware of any pending or threatened litigation, arbitration or administrative proceedings against us or our Directors which may have a material and adverse impact on our business, financial condition or results of operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CLENE

The data below as of and for the years ended December 31, 2019 and 2018 has been derived from Clene’s audited consolidated financial statements and the data as of September 30, 2020 and for the nine months ended September 30, 2020 and September 30, 2019, has been derived from Clene’s unaudited condensed and consolidated financial statements, which are included in this proxy statement/consent solicitation statement/prospectus. Clene’s management has prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included, in their opinion, all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair statement of the financial information set forth in those statements. Clene’s historical results are not necessarily indicative of the results that may be expected for any other period in the future and its interim results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the full year ending December 31, 2020, or any other period.

The information is only a summary and should be read in conjunction with Clene’s consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene” contained elsewhere in this proxy statement/consent solicitation statement/prospectus.

Consolidated Statements of Operations Data

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Revenue:
Product revenue	$160	$—	$—	$—
Royalty revenue	17	—	—	—
Total revenue	177	—	—	—
Operating expenses:
Cost of revenue	58	—	—	—
Research and development	10,750	6,610	9,563	6,645
General and administrative	3,623	5,368	6,769	2,515
Total operating expenses	14,431	11,978	16,332	9,160
Loss from operations	(14,254)	(11,978)	(16,332)	(9,160)
Other income (expenses):
Interest expense	(608)	(64)	(88)	(368)
Gain on termination of lease	51	—	—	—
Loss on extinguishment of convertible notes	(540)	—	—	(311)
Change in fair value of preferred stock warrant liability	(7,378)	(489)	(361)	(1,828)
Change in fair value of derivative liability	29	—	—	—
Australia research and development credit	2,611	603	599	—
Other income, net	34	15	27	13
Total other income (expense), net	(5,801)	65	177	(2,494)
Net loss	(20,055)	(11,913)	(16,155)	(11,654)
Other comprehensive income (loss):
Foreign currency translation adjustments	18	(33)	(3)	44
Total other comprehensive income (loss)	18	(33)	(3)	44
Comprehensive loss	$(20,037)	$(11,946)	$(16,158)	$(11,610)

Consolidated Balance Sheet Data

	As of September 30, 2020	As of December 31,
		2019	2018
	(in thousands)
Cash and cash equivalents	$36,781	$8,788	$16,777
Working capital (deficit)(1)	$33,905	$5,163	$11,769
Total assets	$47,364	$14,877	$21,568
Notes Payable, including current portion	$1,616	$640	$3,000
Preferred stock warrant liability	$10,591	$3,213	$4,518
Redeemable convertible preferred stock	$114,603	$72,661	$62,926
Total stockholders’ deficit	$(87,255)	$(67,774)	$(52,039)

____________

(1)      Amount reflects the difference between total current assets and total current liabilities.

Consolidated Cash Flow Data

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash used in operating activities	$(13,121)	$(9,834)	$(13,197)	$(7,867)
Net cash used in investing activities	(269)	(256)	(294)	(752)
Net cash provided by financing activities	41,364	5,549	5,503	19,777
Net effect of foreign exchange rate changes	19	(15)	(1)	44
Net increase (decrease) in cash and cash equivalents	$27,993	$(4,556)	$(7,989)	$11,202

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLENE

The following discussion and analysis of Clene’s financial condition and results of operation should be read in conjunction with Clene’s financial statements and the notes thereto contained elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements reflecting Clene’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene” to “we”, “us”, and “our” are intended to mean the business and operations of Clene and its consolidated subsidiaries.

Business Overview

We are a clinical-stage pharmaceutical company pioneering the discovery, development, and commercialization of novel clean surfaced nano (CSN) therapeutics. CSN therapeutics are comprised of atoms of transition elements that when assembled in nanocrystalline form, possess unusually high, unique catalytic activities not present in those same elements in bulk form. These nanocatalytic activities drive, support, and maintain beneficial metabolic and energetic intercellular reactions within diseased, stressed, and damaged cells.

Our patent-protected, proprietary position affords us the potential to develop a broad and deep pipeline of novel CSN therapeutics to address a range of diseases with high impact on human health. We began in 2013 by innovating an electrochemistry drug development platform that draws from advances in nanotechnology, plasma physics, material science, and biochemistry. Our platform process results in nanocrystals with faceted structures and surfaces that are free of the chemical surface modifications that accompany other production methods. Many traditional methods of nanoparticle synthesis involve the unavoidable deposition of potentially toxic organic residues and stabilizing surfactants on the particle surfaces. Synthesizing stable nanocrystals that are both nontoxic and highly catalytic has overcome this significant hurdle in harnessing transition metal catalytic activity for human therapeutic use.

Our clean-surfaced nanocrystals exhibit catalytic activities many fold higher than multiple other commercially available nanoparticles, produced using various techniques, that we have comparatively evaluated. We now have multiple drug assets currently in development and/or clinical trials for applications in neurology, infectious disease, and oncology. Our development and clinical efforts are currently focused on addressing the high unmet medical needs in two areas: first, those related to central nervous system disorders including Multiple Sclerosis (“MS”), Parkinson’s Disease (“PD”) and Amyotrophic Lateral Sclerosis (“ALS”); and second, those related to the pandemic caused by COVID-19, a highly infectious viral respiratory disease with serious and sometimes fatal co-morbidities.

We currently have no drugs approved by the US Food and Drug Administration (FDA) for commercial sale and have not generated any revenue from drug sales. We have never been profitable and have incurred operating losses in each year since inception. We began supplying low dose dietary supplements to 4Life, LLC, one of our shareholders, and had minimal direct sales of our rMetxTM ZnAg Immune Boost dietary supplement product. Our total operating losses were $14.3 million and $12.0 million during the nine months ended September 30, 2020 and 2019, and $16.3 million and $9.2 million for the years ended December 31, 2019 and 2018, respectively. Substantially all of our operating losses resulted from research and development expenses and administrative expenses. As of September 30, 2020 we had an accumulated deficit of $89.6 million.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on our business and operations are uncertain. The COVID-19 pandemic may affect our ability to initiate and complete preclinical studies, delay the initiation of future clinical trials, disrupt regulatory activities, or have other adverse effects on our business and operations. In particular, we and our CROs may face disruptions that may affect our ability to initiate and complete preclinical studies, manufacturing disruptions, and delays at clinical trial sites. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds to support our operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the our business and operations.

We are monitoring the potential impact of the COVID-19 pandemic on our business and financial statements. While the COVID-19 pandemic has led to various research restrictions and paused certain of our clinical trials, these impacts have been temporary and to date, we have not experienced material business disruptions or incurred impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise the estimates reflected in our financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including planned and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Key Factors Affecting Our Results of Operations

Our results of operations, financial condition and the period-to-period comparability of our financial results are principally affected by the following factors:

Research and Development Expenses

The discovery and development of novel drug candidates require a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. As a result of this commitment, our pipeline of drug candidates has been steadily advancing and expanding, with two clinical-stage drug candidates currently being investigated.

We anticipate that our research and development expenses will increase significantly due to the increase in clinical trial expenses incurred to develop our drug candidates, expenses incurred for payments to contract research organizations, or CROs, principal investigators and clinical trial sites, costs of materials to support our clinical trials and preclinical studies, costs associated with preclinical activities, share awards granted to our research and development personnel and salaries for our expanding research and development personnel headcount. Our research and development expenses are affected by the timing and advancement of our existing product pipeline as well as the timing and quantity of new drug programs commenced.

Since inception, we have dedicated significant resources to our research and development activities. Our research and development expenses were $10.8 million, $6.6 million, representing 74.5% and 55.2% of our total operating expenses in the nine months ended September 30, 2020 and 2019, and $9.6 million and $6.6 million, representing 58.6%, and 72.5% in 2019 and 2018, respectively. As we continue to advance our clinical programs for our drug products, we expect our research and development expenses to increase in absolute amounts and to continue to represent a significant percentage of our total operating expenses.

Funding for Our Operations

Since our inception, we have dedicated substantially all of our resources to the development of our drug candidates. We have financed our operations principally through proceeds from the issuance of preferred stock, issuance of common stock upon exercise of common stock options, convertible promissory notes and issuances of note payable.

Since our inception and through the date of this proxy statement/consent solicitation statement/prospectus, we have raised aggregate proceeds of approximately $86.4 million through equity financing, $27.0 million through convertible promissory notes and $0.6 million through external lenders, including received gross proceeds of $42.5 million from the issuance and sale of our Series D Preferred Stock in August 2020. We have been awarded grants from various organizations, including the U.S. Congressionally Directed Medical Research Program administered by the Department of Defense, the National Multiple Sclerosis Society, and FightMND, a not-for-profit registered charity in Australia, who together have issued us grants totaling approximately $2.6 million. We also receive indirect financial support for one of the clinical studies in which we participate, the Healey ALS Platform Trial, administered by the

Massachusetts General Hospital, which is conducting a study of our CNM-Au8 drug candidate along with other drugs in a platform trial, at significantly lower costs to us than we would otherwise incur if we were to conduct a comparably designed study on our own at reasonable market rates.

The net cash used in our operating activities was $13.1 million and $9.8 million for the nine months ended September 30, 2020 and 2019, and $13.2 million and $7.9 million for the years ended December 31, 2019, 2018, respectively. As of September 30, 2020, we had cash and cash equivalents of $36.8 million. We do not expect that the cash and cash equivalents on hand as of September 30, 2020 will be sufficient to fund our operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued. However, assuming no redemptions from Tottenham’s shares or Dissenting shares and proceeds of approximately $15.0 million from the Private Placement, we believe that our existing cash, which includes the proceeds from the additional closing of our Series D preferred shares financing in August 2020, together with the funds we expect to raise in the transactions related to the Business Combination, including the Private Placement, will be sufficient to fund our operating expenses and debt service payments for at least the next 22 months. We have based this estimate on assumptions that may prove to be wrong, and we may exhaust our available capital resources sooner than we anticipate. See “— Liquidity and Capital Resources.” We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we advance the clinical development of our clinical-stage drug products and continue research and development of our preclinical drug products and initiate additional clinical trials of, and seek regulatory approval for, these and other future drug products. As we continue to grow and expand, we will incur more expenses relating to regulatory compliance and sales and marketing personnel as we target to commence commercialization once we obtain regulatory approval of our drug products.

General and Administrative Expenses

Our administrative expenses consist primarily of staff costs, agency and consulting fees and utilities, rent and general office expenses, and share grants. We recorded administrative expenses of $3.6 million and $5.4 million during the nine months ended September 30, 2020 and 2019 and $6.8 million and $2.5 million for the years ended December 31, 2019 and 2018, respectively. We anticipate that our administrative expenses will further increase in future periods to support increases in our research and development activities and as we continue to rapidly advance the clinical programs of our drug products and expect to commercialize our products in the near future once we receive regulatory approval. These increases will likely include increased headcount, increased share compensation charges, expanded infrastructure and increased insurance expenses. We also anticipate increasing legal, compliance, accounting and investor and public relations expenses associated with being a public company.

Grants and Government Tax Incentives

We received grants issued by non-government entities related to income which have future related costs expected to be incurred and require us to comply with conditions attached to the grants. These non-government grants related to income are recognized in profit or loss as an offset to research and development expenses when funding has been received and related costs have been are incurred. We received tax incentives from the Australian government in the form of cash subsidies for research and development activities related to clinical trial activities conducted by our Australian subsidiary, which are recognized as other income upon compliance with certain conditions. We recognized $0.4 million, nil, $0.1 million, and nil, of grant funding against research and development expenses in the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, respectively. We recognized $2.6 million, $0.6 million, $0.6 million, and nil of other income in the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, respectively, that we classified as Australia research and development credit.

Commercialization of Our Drug Candidates

Our business and results of operations depend on our ability to commercialize our drug candidates, if approved for marketing. Our pipeline is comprised of four drug candidates ranging from pre-clinical to late-stage clinical programs, including two drug candidates at the clinical stage or IND stage. Although we currently do not have any drug candidates approved for commercial sale and have not generated any revenue from drug product sales, we expect to commercialize one or more of our drug products in the coming years as they move toward the final stages of development. While we began selling our ZnAg Immune Boost product online in May 2020, we anticipate revenue generated from sales of this dietary supplement will be small compared to our operating expenses as well as the revenue we expect to generate from future sales of our drug candidates for which we are currently conducting clinical trials.

Components of Results of Operations

Revenue

Because all our drug candidates are still at clinical stage, we did not generate any revenue for the years ended December 31, 2019 and 2018. We generated an immaterial amount of revenue during the first nine months of 2020, which we separate as product revenue and royalty revenue. Product revenue is generated under our dietary supplement segment from 4Life, LLC, a related party, related to supply agreements for the low dose mineral supplement KHC46 and a low dose zinc-silver solution, two dietary (mineral) supplements that we began supplying during this period. We also generated minimal product revenue from sales of rMetx™ ZnAg Immune Boost during this period.

Royalty revenue is paid to us by 4Life, LLC, under an exclusive and royalty-bearing license agreement relating to sales of KHC46 only. For more details on this agreement, see “Business of Clene — License Arrangements.”

Operating Expenses

Research and Development Expenses

Research and development costs are charged to operations as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities initially as an asset and then as expenses when the goods have been received or when the service has been performed rather than when the payment is made.

We had research and development expenses during the nine months ended September 30, 2020 and 2019, and for the years ended December 31, 2019 and 2018 of $10.8 million, $6.6 million, $9.6 million and $6.6 million, respectively. Research and development expenses consist of costs incurred by us for the discovery and development of our drug candidates. Research and development costs includes payroll and personnel expenses, including salaries and related benefits and stock-based compensation for employees engaged in research and development functions, clinical trial supplies, fees for clinical trial services, consulting costs, and allocated overhead, including rent, equipment, utilities, depreciation, insurance, and facilities maintenance costs. We expect our research and development expenses to increase as more of our drug candidates progress through their clinical trials.

Historically, substantially all of our research and development expenses relate to CNM-Au8, our lead asset. Drug candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to per patient clinical trial site fees for larger studies, the costs of opening and monitoring clinical sites, CRO activity, and manufacturing expenses. We expect that our research and development expenses will increase in connection with our clinical development activities in the near term and in the future.

Clinical trial costs, including clinical trial supplies and fees for clinical trial services, are charged to research and development expense as incurred. Our clinical trial accrual process seeks to account for expenses resulting from obligations under contracts with CROs, consultants, and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. We reflect the appropriate trial expenses in the consolidated financial statements by matching the appropriate expenses with the period in which services and efforts are expended. In the event advance payments are made to a CRO, the payments will be recorded as a prepaid asset, which will be expensed over the period of time the contracted services are performed.

General and Administrative Expenses

General and administrative expenses consist of employee salary and benefits, share-based compensation expenses, professional fees for legal, consulting and audit services and business development activities, facility, travel expenses, rental fees and other administrative expenses. We expect our general and administrative expenses to increase as we continue to grow and expand.

Other Income (Expenses)

Other income (expenses) consists of interest expenses, gains from the termination of a lease arrangement, the change in fair value of preferred stock warrant liability, changes in fair value of derivative liability, a research and development credit received from the Australian government we received in the first half of 2020, and loss on extinguishment of convertible notes.

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table summarizes our results of operations for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Product revenue	$160	$—
Royalty revenue	17	—
Total revenue	177	—
Operating expenses:
Cost of revenue	58	—
Research and development	10,750	6,610
General and administrative	3,623	5,368
Total operating expenses	14,431	11,978
Loss from operations	(14,254)	(11,978)
Other income (expenses):
Interest expense	(608)	(64)
Gain on termination of lease	51	—
Loss on extinguishment of convertible notes	(540)	—
Change in fair value of preferred stock warrant liability	(7,378)	(489)
Change in fair value of derivative liability	29	—
Australia research and development credit	2,611	603
Other income, net	34	15
Total other income (expense), net	(5,801)	65
Net loss	(20,055)	(11,913)

Other comprehensive income:
Foreign currency translation adjustments	18	(33)
Total other comprehensive income (loss)	18	(33)
Comprehensive loss	$(20,037)	$(11,946)

Revenue

We generated revenue of $177 thousand for the nine months ended September 30, 2020 while no revenue was generated for the nine months ended September 30, 2019. $160 thousand of our revenue during the nine months ended September 30, 2020 was product revenue from supply agreements with a related party for KHC46 and a low dose zinc-silver solution, two dietary supplements we began supplying during this period. We also generated product revenue minimal revenue from sales of rMetx™ ZnAg Immune Boost during this period. In addition, $17 thousand of our revenue during the same period was royalty revenue from a license agreement with the same related party.

Operating Expenses

Cost of Sales

We incurred cost of sales of $58 thousand in the nine months ended September 30, 2020 relating to production and distribution costs for the sales of our KHC46 and low dose zinc-silver solution dietary supplement products through supply agreements we have entered into with a related party.

Research and Development Expenses

Research and development expenses were $10.8 million for the nine months ended September 30, 2020 compared to $6.6 million for the nine months ended September 30, 2019. During these periods, substantially all of our research and development expenses were related to the development and clinical trials of CNMAu-8. This increase of

$4.2 million, or 63.6%, was primarily due to the progression of our drug candidates through the clinical development process, including increased enrollment into the REPAIR-PD and the REPAIR-MS studies, and calendar payments due for our participation in the Healey-ALS Platform Trial. These efforts resulted in greater associated costs and manufacturing expenses in support of these trials.

General and Administrative Expenses

General and administrative expenses were $3.6 million for the nine months ended September 30, 2020 compared to $5.4 million for the nine months ended September 30, 2019. This decrease of $1.8 million, or 33.3% was primarily due to that in the nine months ended September 30, 2019 we incurred expenses relating to efforts to list our shares on an international public exchange, which were subsequently abandoned. In the nine months ended September 30, 2020, we have a small increase in employee salary and benefits, shares based-compensation expenses due to the growth of our business and professional expenses related to fund raising activities.

Other Income (Expenses)

Other income and expenses in the nine months ended September 30, 2020 and 2019 included recognized income of $2.6 million and $0.6 million relating to a research and development credit received from the Australian government. We also recognized expenses of (i) $7.4 million related to the change in fair value of preferred stock warrant liability in the nine months ended September 30, 2020, compared to $0.5 million in the same period in 2019, due to the significant increase in the value of outstanding warrants as the estimated value of our company and the likelihood of a liquidation event increased due to consideration of the proposed transaction, and (ii) $0.6 million in interest expenses in the nine months ended September 30, 2020, compared to approximately $64 thousand during the same period in 2019.

Comprehensive Loss

As a result of the foregoing, we incurred a comprehensive loss of $20.1 million for the nine months ended September 30, 2020 compared to a comprehensive loss of $11.9 million for the nine months ended September 30, 2019.

Comparison of the Years Ended December 31, 2019 and 2018

The following table summarizes our results of operations for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
	(in thousands)
Operating expenses:
Research and development	$9,563	$6,645
General and administrative	6,769	2,515
Total operating expenses	16,332	9,160
Loss from operations	(16,332)	(9,160)
Other income (expenses):
Interest expense	(88)	(368)
Loss on extinguishment of convertible notes	—	(311)
Change in fair value of preferred stock warrant liability	(361)	(1,828)
Australia research and development credit	599	—
Other income, net	27	13
Loss before income tax benefit	(16,155)	(11,654)
Income tax benefit	—	—
Net loss	(16,155)	(11,654)

Other comprehensive income:
Foreign currency translation adjustments	(3)	44
Total other comprehensive income	(3)	44
Comprehensive loss	$(16,158)	$(11,610)

Operating Expenses

Research and Development Expenses

Research and development expenses were $9.6 million for the year ended December 31, 2019 compared to $6.6 million for the year ended December 31, 2018. During these years, substantially all of our research and development expenses were related to the development and clinical trials of CNMAu-8. This increase of $3.0 million, or 43.9%, was primarily due to (i) increased third-party CRO costs by $1.5 million, from 2018 to 2019, due to increased research and development outsourcing activities as we conducted more clinical trials for our drug candidates and (ii) the increase in our employee costs by $0.8 million, due to increased headcount and share-based compensation.

General and Administrative Expenses

General and administrative expenses were $6.8 million for the year ended December 31, 2019, compared to $2.5 million for the year ended December 31, 2018. During these periods, all of our research and development expenses were related to the development and clinical trials of CNMAu-8. The general and administrative expenses increase of $4.3 million, or 169.2% was primarily due to a $3.7 million increase in professional fees for legal, consulting and audit services and business development activities, largely relating to our efforts to list our shares on an international public exchange that was subsequently abandoned, as well as a $0.4 million increase in facility, travel expenses, rental fees and other administrative expenses, primarily attributable to increased business activities.

Other Income (Expenses)

Other income and expenses in the year ended December 31, 2019 included (i) deemed income relating to a tax credit received from the Australian government to offset research and development expenses of $0.6 million, while we did not have any such credit in 2018, (ii) expenses related to the change in fair value of preferred stock warrant liability as the value of outstanding warrants of $0.4 million in 2019, compared to $1.8 million in 2018, as the estimated value of our company and the likelihood of a liquidation event both increased in each year, and (iii) interest expenses of less than $0.1 million in 2019 compared to $0.4 million in 2018. In the year ended December 31, 2018 we also had expenses of $0.3 million due to loss of extinguishment of convertible notes, while not recording any similar expenses in 2019.

Comprehensive Loss

As a result of the foregoing, we incurred a comprehensive loss of $16.2 million for the year ended December 31, 2019 compared to a comprehensive loss of $11.6 million for the year ended December 31, 2018.

Taxation

United States

We are incorporated in Delaware in the U.S. and subject to statutory U.S. federal corporate income tax at a rate of 21% for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018. We are also subject to state income tax in Utah and Maryland, at a rate of 4.95% and 8.25%, respectively, for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018. The corporate tax rate in the U.S. changed to 21% for purposes of calculating the estimated tax expense for the twelve months ended December 31, 2019. We recorded a full valuation allowance against our net deferred tax assets due to the uncertainty as to whether such assets will be realized resulting from our three year cumulative loss position and the uncertainty surrounding our ability to generate pre-tax income in the foreseeable future. This valuation allowance was $20.5 million, $16.8 million, and $14.2 million as at September 30, 2020, December 31, 2019 and December 31, 2018, respectively.

Australia

Our wholly-owned subsidiary, Clene Australia Pty Ltd, was established in Australia on March 5, 2018 and is subject to corporate income tax at a rate of 27.5%. Clene Australia had no taxable income for all of the periods presented and therefore, no provision for income taxes is required. We recorded $600 thousand as other income in 2019 for a refund of research and development credits pertaining to Clene Australia Pty Ltd for the 2018 tax year.

JOBS Act

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date on which we are deemed to be a “large accelerated filer,” which would occur if the market value of our equity securities held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of Tottenham’s initial public offering.

Liquidity and Capital Resources

Since inception, we have incurred annual net losses from our operations. Substantially all of our losses have resulted from the funding of our research and development programs and general and administrative expenses associated with our operations. We incurred net losses of $20.4 million and $11.9 million for the nine months ended September 30, 2020 and 2019, and $16.2 million and $11.7 million for the years ended December 31, 2019 and 2018, respectively. Our operating activities used $13.1 million and $9.8 million for the nine months ended September 30, 2020 and 2019, and $13.2 million and $7.9 million for the years ended December 31, 2019 and 2018, respectively. We have financed our operations principally through proceeds from the sale of preferred stock, the sale of preferred stock warrants, and the sale of convertible notes that have converted into shares of preferred stock. During the nine months ended September 30, 2020, and the years ended December 31, 2019 and 2018 we raised an aggregate of $41.4 million, $5.5 million and $19.8 million, respectively, consisting of net proceeds from issuances of preferred stock, common stock upon exercise of common stock options, convertible promissory notes and notes payable.

As of September 30, 2020, we had cash and cash equivalents totaling $36.8 million and an accumulated deficit of $89.6 million. We expect to continue to incur losses and use cash in operating activities in 2020 and for the foreseeable future. In the third quarter of 2020, we issued additional convertible notes, which, along with those already outstanding, converted into Series D Preferred Stock, and Series D Preferred Stock for cash. We do not expect that the cash and cash equivalents on hand as of September 30, 2020 will be sufficient to fund our operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued.

Our ability to continue as a going concern will require obtaining additional funding to finance operations. As part of our ongoing business plans, we will continue seeking funding through equity financing and may seek debt financings or other capital sources. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate research and development programs and commercialization efforts.

Based on our recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance our future operations, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The following table provides information regarding our cash flows for relevant periods:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash used in operating activities	$(13,121)	$(9,834)	$(13,197)	$(7,867)
Net cash used in investing activities	(269)	(256)	(294)	(752)
Net cash provided by financing activities	41,364	5,549	5,503	19,777
Net effect of foreign exchange rate changes	19	(15)	(1)	44
Net increase (decrease) in cash and cash equivalents	$27,993	$(4,556)	$(7,989)	$11,202

Use of Funds

Our primary use of cash, cash equivalents and short-term investments in all periods presented was to fund our research and development, regulatory and other clinical trial costs, and related supporting administration. Our prepaid expenses and other current assets, accounts payable and accrued expense balances in all periods presented were affected by the timing of vendor invoicing and payments, and impacted the cash provided by, or used in operations. We expect to incur capital expenditures of approximately $7.0 million in 2021 and 2022, to be paid out of existing cash, short-term investments and the proceeds from the capital raising activities, including the Business Combination.

Operating Activities

Net cash used in operating activities was $13.1 million of cash for the nine months ended September 30, 2020, which resulted from a net loss of $20.4 million, adjusted for (i) non-cash items of $8.83 million, which primarily consisted of increases in the fair value of preferred stock warrant liability of $6.4 million and (ii) a net decrease in operating assets and liabilities of $1.5 million. The net decrease in operating assets and liabilities was primarily attributable to an increase in prepaid expenses and other current assests of $0.8 million due to prepayments to CROs and other vendors, $0.4 million decrease in accounts payable and $0.2 million decrease in accrued liabilities due to the timing of vendor invoicing and payments.

Net cash used in operating activities was $13.2 million of cash for the year ended December 31, 2019, which resulted from a net loss of $16.2 million, adjusted for (i) non-cash items of $1.8 million, which primarily consisted of depreciation of $0.8 million, stock-based compensation expenses of $0.4 million and changes in fair value of preferred stock warrant liability of $0.4 million, and (ii) a net increase in operating assets and liabilities of $1.2 million. The net increase in operating assets and liabilities was primarily attributable to (1) an increase in accrued liabilities of $1.9 million relating to accrued professional fees, (2) a decrease prepaid expenses and other current assets of $0.4 million relating to prepayments for clinical studies, and (3) a decrease in payment of operation lease obligations of $0.2 million relating to our leased office space.

Net cash used in operating activities was $7.9 million of cash for the year ended December 31, 2018, which resulted from a net loss of $11.7 million, adjusted for (i) non-cash items of $3.3 million, changes in fair value of preferred stock warrant liability of $1.8 million, depreciation of $0.7 million and loss on extinguishment of convertible notes of $0.3 million, and (ii) a net increase in operating assets and liabilities of $0.5 million. The net increase in operating assets and liabilities was primarily attributable to an increase in account payable of $0.3 million and an increase in accrued liabilities of $0.2 million, both of which related to increased activity in support of our first phase 2 study.

Investing Activities

Net cash used in investing activities was $0.3 million, $0.3 million and $0.8 million for the nine months ended September 30, 2020, and the years ended December 31, 2019 and 2018, respectively, which in each instance was related to purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $41.4 million for the nine months ended September 30, 2020, which primarily resulted from (i) proceeds from the issuance of Series D preferred Stock, net of issuance costs of $35.1 million, (ii) proceeds from the issuance of convertible notes payable of $6.1 million and (iii) proceeds from the issuance of notes payable of $0.7 million, and was partially offset by payments of finance lease obligations of $0.2 million and deferred transaction costs of $0.3 million.

Net cash provided by financing activities was $5.5 million for the year ended December 31, 2019, which primarily resulted from (i) proceeds from issuance of Series C Preferred Stock, net of issuance costs, of $8.1 million and (ii) proceeds from the issuance of note payable of $0.6 million, and was partially offset by (a) payments of notes payable of $3.0 million and (b) payments of finance lease obligations of $0.2 million.

Net cash provided by financing activities was $19.8 million for the year ended December 31, 2018, which primarily resulted from (i) proceeds from issuance of Series C Preferred Stock, net of issuance costs, of $14.4 million, (ii) proceeds from the issuance of note payable of $4.0 million and (iii) proceeds from issuance of Series C Preferred Stock warrants of $1.5 million, and was partially offset by payments of finance lease obligations of $0.1 million.

Debt Obligations

In February 2019, we entered into a loan agreement with the Department of Housing and Community Development, a principal department of the State of Maryland (“Maryland”), pursuant to which Maryland agreed to provide a $500,000 term loan. Amounts outstanding under the loan bear simple interest at an annual rate of 8.00%. Repayment of the full balance outstanding is due on February 22, 2034. This loan establishes “Phantom Shares,” based on 863,110 Series C Preferred Shares, which was determined at issuance, and states that the repayment amount is to be the greater of the balance of principal and accrued interest or the value of the Phantom Shares. We determined that the note should be accounted for at fair value. We record the fair value of the debt at the end of each reporting period. In order to value the note, we consider the amount of the simple interest expense that would be due and consider the value of Phantom Shares. Expenses of $269 thousand and $14 thousand were recognized during the nine months ended September 30, 2020 and 2019, respectively. The fair value of $803 thousand is included in long-term notes payable as of September 30, 2020.

In April 2019, we entered into a loan agreement with Cecil County, Maryland (“Cecil”), pursuant to which, Cecil agreed to provide a $100,000 thousand term loan. Amounts outstanding under the 2019 Cecil Loan bear simple interest at an annual rate of 8.00%. Repayment of the full balance outstanding is due on April 30, 2034. Similar to the loan from Maryland, this loan establishes Phantom Shares, based on 172,622 Series C Preferred Shares, which was determined at issuance. We recognized expenses of $55 thousand and $2 thousand during the nine months ended September 30, 2020 and 2019, respectively. The fair value of $161 thousand is included in long-term notes payable as of September 30, 2020.

In February through April 2020, we issued convertible promissory notes in an aggregate principal amount of $3.1 million, bearing interest at an annual rate of 5%. These notes were convertible at the earlier of (i) one year, at which point the notes would be convertible into Series C preferred shares at the Series C preferred share issuance price, and (ii) next equity financing of no less than $10.0 million, at which point the notes would be convertible into shares issued in the next equity financing at 90% of the per share issuance price of the next equity financing. In July 2020, we issued an additional $3.0 million in additional convertible notes under the same terms. The redemption feature at the next equity financing met the requirements of an embedded derivative to be bifurcated and recorded at fair value. We bifurcated the embedded feature at issuance, and recorded a derivative liability of $705 thousand in conjunction with a discount on debt to be amortized over the life of the note. We also identified two other embedded features in these convertible promissory notes that were not bifurcated, which were the conversion into Series C preferred shares upon maturity and the redemption upon a liquidation event. The sale of Series D Preferred Stock on August 11, 2020 triggered the maturity of the convertible notes, which were converted into 10,776,656 shares of Series D Preferred Stock on August 11, 2020.

In May 2020, we entered into a note payable in the amount of $647 thousand under the Paycheck Protection Program of the CARES Act (the “PPP”). As amended, the PPP permits forgiveness of amounts loaned for payments of payroll and other qualifying expenses within 24 weeks of receipt of loaned funds, given that at least 60% of the total loan is used for payroll. Amounts not forgiven by the PPP have a repayment period of five years. We expect that the full $647 thousand balance of this note to be forgiven, and we will record any forgiveness after approval by the note issuer issuer.

Contractual Obligations and Commitments

The following table sets forth our contractual obligations as of December 31, 2019:

	Payment Due by Period
	Total	1 – 3 years	3 – 5 years	More than 5 years
	($ in thousands)
Long-term debt obligations	$640	$—	$—	$640
Finance lease liabilities	559	495	64	—
Operating lease obligations	2,864	1,221	885	758
Total	$4,063	$1,716	$949	$1,398

We have made an accounting policy election not to recognize leases with an initial term of 12 months or less within our consolidated balance sheet and to recognize those lease payments on a straight-line basis in our consolidated statement s of operations and comprehensive loss over the lease term.

We enter into agreements in the normal course of business with CROs for clinical trials and with vendors for preclinical studies and other services and products for operating purposes, which are cancelable at any time by us, subject to payment of our remaining obligations under binding purchase orders and, in certain cases, nominal early termination fees. These commitments are not deemed significant.

Off-Balance Sheet Arrangements

During the period presented, we did not have, and we currently do not have, any off-balance sheet arrangements, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses. We evaluate our estimates and judgments on an ongoing basis, and our actual results may differ from these estimates. We base our estimates on historical experience, known trends and events, contractual milestones and other various factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Our most critical accounting policies are summarized below. See Note 2 to the Accountant’s Report included elsewhere in this proxy statement/consent solicitation statement/prospectus for a description of our other significant accounting policies.

Valuation of Warrants to Purchase Preferred Stock

We account for freestanding warrants to purchase shares of preferred stock as liabilities on the balance sheet at their estimated fair value as they are warrants to purchase shares that may be redeemable outside the control of the issuer. At the end of each reporting period, changes in the estimated fair value of the warrants to purchase shares of preferred stock are recorded in change in fair value of preferred stock warrant liability in the consolidated statements of operations and comprehensive loss.

Our preferred stock warrant liabilities contain unobservable inputs that reflect our own assumptions. At September 30, 2020 and December 31, 2019, the preferred stock warrant liability was valued using a Black-Scholes valuation model. The following table summarizes our significant unobservable inputs as at the dates indicated:

	As of September 30, 2020	As of December 31, 2019
Series D Preferred Stock
Fair value	$0.9325	N/A
Expected term	1 year	N/A
Expect volatility	77%	N/A
Series C Preferred Stock
Fair value	N/A	$0.5793
Expected term	N/A	1 year
Expect volatility	N/A	49%
Series A Preferred Stock
Fair value	$0.9018	$0.4313
Expected term	1 year	1 year
Expect volatility	80%	71%

Our board of directors determines the fair value of the preferred stock by considering a number of objective and subjective factors, including third party valuations, valuations of comparable companies, sales of redeemable convertible preferred stock, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of our capital stock, and general and industry-specific economic outlook. We estimated the volatility of our preferred stock based on comparable peer companies’ historical volatility. The risk-free interest rate for periods within the contractual life of the warrants is based on the U.S. Treasury yield curve in effect at the valuation date. We have no plans to declare any future dividends. The determination of the fair value of the preferred stock warrant liability could change in future periods based upon changes in the value of our preferred stock and other assumptions, as presented above.

Upon the closing of the Business Combination, pursuant to the Merger Agreement, all of our outstanding preferred stock warrants will become exercisable for PubCo’s common stock instead of preferred stock. Accordingly, the fair value of the warrant liability for these warrants at that time will be reclassified to additional paid-in capital. As a result, following the closing of the Business Combination, we will no longer recognize changes in the fair value of the warrant liability as Other income (expense) in our consolidated statement of operations and comprehensive loss.

Stock-based Compensation

We account for stock-based compensation arrangements with employees in accordance with Accounting Standards Codification (ASC) Topic 718-10, Compensation — Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all share-based payments including stock options. Stock-based compensation expense is recorded in research and development and general and administrative expenses based on the classification of the work performed by the grantees.

Our determination of the fair value of stock options on the date of grant utilizes the Black-Scholes option-pricing model and is impacted by its common stock price as well as changes in assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected term that options will remain outstanding, the expected common stock price volatility over the term of the option awards, risk-free interest rates, and expected dividends.

The fair value is recognized over the period during which an optionee is required to provide services in exchange for the option award, known as the requisite service period (usually the vesting period), on a straight-line basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. In 2017, we adopted new accounting guidance from the Financial Accounting Standards Board (“FASB”) on stock compensation, or Accounting Standards Update (“ASU”) 2016-09, as described in “Recently Adopted Accounting Standards” below and have elected to account for forfeitures as they occur, rather than estimating expected forfeitures.

The following table sets forth stock-based compensation for the periods presented:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(in thousands)
General and administrative	$190	$101	$161	$153
Research and development	364	123	238	116
Total stock-based compensation	$554	$224	$399	$269

As of September 30, 2020 and December 31, 2019, 2018 we had approximately $2.6 million, $2.0 million and $310 thousand, respectively, of unrecognized stock-based compensation costs related to non-vested awards.

The following sets forth the outstanding common stock options and related activity for the nine months ended September 30, 2020:

Equity	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Term (Years)
Outstanding – December 31, 2018	43,174,577	0.05	6.62
Granted	10,916,348	0.32	9.66
Exercised	(90,000)	0.11	—
Forfeited	(1,884,841)	0.19	—

Outstanding – December 31, 2019	52,116,084	0.11	6.36
Granted	1,960,000	0.71	9.66
Exercised	(19,166)	0.11	—
Forfeited	—	—	—

Outstanding – September 30, 2020	54,056,918	$0.13	5.77

Options vested and exercisable – September 30, 2020	44,707,743	0.07	5.07

Options vested and exercisable – Stock options vested and expected September 30, 2020	54,056,918	0.13	5.77

The exercise price of the stock options granted is based on the fair market value of the common shares of Clene as of the grant date as determined by our board of directors based upon a 409(a)-valuation report issued by an independent valuation specialist.

Stock options are valued using the Black-Scholes option pricing model. Since there is limited trading history of our common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within our industry that we considers to be comparable to its own business over a period equivalent to the expected term of the stock option grants. The risk-free interest rate for periods within the contractual life of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to do so. The expected term represents the period that stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” we determine the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants, we estimate the expected term using historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award. The assumptions used to calculate the value of the stock option awards granted in 2020 and 2019 are presented as follows:

	2020	2019
Expected stock price volatility	75.00%	75.00%
Risk-free interest rate	0.49%	1.46%
Expected dividend yield	—%	—%
Expected life of options	6 years	6 years

The weighted average grant-date fair values of options granted during the nine months ended September 30, 2020 and the year ended December 31, 2019 were $0.7061 and $0.2086, respectively.

Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in our tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

We accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that is more likely than not to be realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Internal Control Over Financial Reporting

Prior to the proposed business combination, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audit of our financial statements as of and for the year ended December 31, 2019, our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to the fact that we did not design and maintain an effective control environment commensurate with our financial reporting requirements, including (a) lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (b) lack of structures, reporting lines and appropriate authorities and responsibilities to achieve financial reporting objectives. This deficiency in our control environment contributed to the following additional deficiencies in our internal control over financial reporting:

•        we did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries;

•        we did not design and maintain effective controls over segregation of duties related to manual journal entries. Specifically, certain personnel have the ability to both prepare and post manual journal entries without an independent review by someone without the ability to prepare and post manual journal entries;

•        we did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions. Specifically, we did not design and maintain controls to analyze, account for and disclose warrants to purchase preferred stock and convertible promissory notes with embedded derivatives, including ensuring complete and accurate data was used in the valuations; and

•        we did not design and maintain effective controls over certain information technology general controls for IT systems that are relevant to the preparation of the financial statements. Specifically, we did not design and maintain: (a) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate personnel, (b) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately, (c) computer operations controls to ensure that data backups are authorized and monitored, and (d) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

To remedy identified material weaknesses, we have implemented and continue to implement, several measures, including, among others:

•        hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements;

•        establishing and designing internal financial reporting structure and authorize certain department or appoint capable responsible person to be in charge to the overall financial management and achieve financial objectives;

•        establishing an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially trainings related to U.S. GAAP and SEC financial reporting requirements;

•        designing and preparing accounting policies in accordance with relevant rules, especially in relation to complex and major transactions;

•        updating our internal staff manual and ensuring effective segregation of duties for our accounting staff in relation to manual journal entries; and

•        upgrading our internal IT systems to facilitate the financial management and reporting procedures.

Quantitative and Qualitative Disclosures About Market Risk

Interest and Credit Risk

Financial instruments that are potentially subject to credit risk consist of cash and cash equivalents. The carrying amounts of cash and cash equivalents represents the maximum amount of loss due to credit risk. We had cash and cash equivalents of $36.8 million, $8.8 million and $16.8 million, as of September 30, 2020, and December 31, 2019 and 2018, respectively, which includes cash on hand and all highly liquid investments with remaining maturities of three months or less at the date of purchase.

The primary objectives of our investment activities are to preserve principle, provide liquidity and maximize income without significantly increasing risk. Our primary exposure to market risk relates to fluctuations in the interest rates which are affected by changes in the interest rates in the United States and other markets. Given the short-term nature of our cash equivalents, we believe that a sudden change in market interest rates would not be expected to have a material impact on our financial condition and/or results of operations. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements included elsewhere in this prospectus.

We do not believe that our cash, cash equivalents and short-term investments have significant risk of default or illiquidity. While we believe our cash, cash equivalents and short-term investments do not contain excessive risk, we cannot provide absolute assurance that in the future investments will not be subject to adverse changes in market value.

Foreign Currency Exchange Rate Risk

We are exposed to foreign exchange risk arising from various currency exposures. Our functional currency is the U.S. dollar, but a portion of our operating transactions and assets and liabilities are in other currencies, such as the Australian dollar. Further, our Australian subsidiary determined its functional currency to be the Australian dollar. The results of our non-U.S. dollar based functional currency operations are translated to U.S. dollars at the average exchange rates during the period. Our assets and liabilities are translated using the current exchange rate as of the consolidated balance sheet date and shareholders’ equity is translated using historical rates. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018.

Change in Certifying Accountant

On January 28, 2019, Clene’s board of directors engaged PricewaterhouseCoopers LLP (“PwC”) to serve as the independent registered public accounting firm. At the same time, Clene’s board of directors dismissed Deloitte & Touche LLP (“D&T”) as Clene’s independent auditors, effective for the audit of the fiscal year ended December 31, 2018. Following its engagement, PwC reaudited and Clene restated its consolidated financial statements for the year ended December 31, 2017, which are not included herein.

D&T did not audit Clene’s consolidated financial statements for any period subsequent to the year ended December 31, 2017. For the years ended December 31, 2017 and 2018, and the subsequent interim period through January 28, 2019, no report by D&T on Clene’s consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2018, and the subsequent interim period through January 28, 2019, there were (i) no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided D&T with a copy of these disclosures and they have furnished a letter addressed to the SEC stating that it agrees with the statements made herein, a copy of which is included as Exhibit 16.1 to the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part.

During Clene’s fiscal years ended December 31, 2018, and through January 28, 2019, neither Clene nor anyone acting on its behalf consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Clene that PwC concluded was an important factor considered by Clene in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

TOTTENHAM’S BUSINESS

Overview

Tottenham is a British Virgin Islands company incorporated on November 13, 2017 as a blank check company, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Tottenham’s efforts to identify prospective target businesses were not limited to any particular industry or geographic location.

Tottenham’s third amended and restated memorandum and articles of association provide that, in the absence of shareholder approval for a further extension, and if it does not consummate a Business Combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, it will liquidate the trust account and distribute the funds included therein to the holders of its securities sold in its IPO and dissolve.

Offering Proceeds Held in Trust

On August 6, 2018, Tottenham consummated the IPO of 4,600,000 units, which includes the full exercise of the underwriter’s over-allotment option of 600,000 units. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $46,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 215,000 units at a price of $10.00 per unit in a private placement to Sponsor, generating total proceeds of $2,150,000. A total of $46,000,000 of the net proceeds from the sale of units in the IPO (including the over-allotment option units) and the private placements on August 6, 2018 were placed in a trust account established for the benefit of Tottenham’s public shareholders maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On April 9, 2020, Tottenham held its annual meeting of shareholders. During the annual meeting, Tottenham’s shareholders elected all of the five nominees for directors to serve until the next annual meeting of shareholders and also ratified the reappointment of Friedman LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2020. The chairman of the annual meeting, Jason Ma, determined, in his discretion during the Annual Meeting, to present an adjournment proposal to the annual meeting with respect to the charter amendment proposal and the trust amendment proposal until April 23, 2020. Tottenham then held its adjourned annual meeting on April 23, 2020. At the adjourned annual meeting, Tottenham’s shareholders approved the charter amendment and the trust amendment. On May 7, 2020, 2,254,614 shares were redeemed by a number of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,574.78.

On November 6, 2020, Tottenham held its extraordinary general meeting of shareholders. During this meeting, Tottenham’s shareholders approved the proposals to (i) amend Tottenham’s second amended and restated memorandum and articles of association to further extend the date by which it has to consummate a business combination four times for one additional month each time from November 6, 2020 to March 6, 2021; and (ii) amend the investment management trust agreement, dated as of August 1, 2018 and amended on April 23, 2020, by and between Tottenham and Continental Stock Transfer & Trust Company to allow it to further extend the time to complete a business combination four times for one additional month each time to March 6, 2021. On November 13, 2020, 253,963 shares were redeemed by a number of shareholders at a price of approximately $10.91 per share, in an aggregate principal amount of $2,770,736.33. None of the funds held in trust will be released from the trust account, other than interest income to pay any tax obligations, until the earlier of the completion of an initial business combination within the required time period or our entry into liquidation if we have not completed a business combination by January 6, 2021 or by the latest March 6, 2021.

As of September 30, 2020, we have approximately $440,054 of unused net proceeds that were not deposited into the trust account to pay future general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of September 30, 2020, there was $25,594,307 held in the trust account and there was no accrued interest.

Business Combination Activities

On September 1, 2020, Tottenham entered into the Merger Agreement, which provides for the Business Combination, with Clene, PubCo, Merger Sub and certain other person. Pursuant to the terms of the Merger Agreement, Tottenham will merge with and into PubCo resulting in all Tottenham’s shareholders becoming PubCo’s stockholders. Concurrently therewith, Merger Sub will merge with and into Clene, resulting in PubCo acquiring 100% of the issued and outstanding equity securities of Clene.

In the absence of shareholder approval for a further extension, if the Business Combination is not consummated by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, Tottenham will distribute the proceeds held in the trust account to its public shareholders, liquidate and dissolve.

Redemption Rights

Pursuant to Tottenham’s third amended and restated memorandum and articles of association, Tottenham shareholders (except the initial shareholders, including the Sponsor) will be offered the option to redeem their TOTA Ordinary Shares for a pro rata share of the trust account (currently anticipated to be no less than approximately $11.02 per ordinary share for Tottenham shareholders) net of taxes payable in connection with a business combination.

The initial shareholders, including the Sponsor, do not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

Pursuant to the terms of the first amended and restated memorandum and articles of association and the trust agreement entered into between Tottenham and Continental on the effective date of the IPO, in order to extend the time available for Tottenham to consummate our initial business combination, the initial shareholders or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $0.10 for each public ordinary share that was not redeemed into the trust account for each three-month extension. On April 23, 2020, Tottenham’s shareholders approved to increase the amount required to be deposited for each three-month extension to $0.135 for each public ordinary share that has not redeemed, on or prior to November 6, 2020. On November 6, 2020, Tottenham’s shareholders approved to increase the amount required to be deposited for each one month extension to $0.055 for each public ordinary share that has not redeemed, on or prior to the date of the applicable deadline. As of the date of this report, we have extended seven times the period of time to consummate a business combination until January 6, 2021. The Sponsor received non-interest bearing, unsecured promissory notes equal to the amount of such deposit that will not be repaid in the event that Tottenham is unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of Tottenham’s initial business combination, or, at the Sponsor’s discretion, converted upon consummation of our business combination into additional private units at a price of $10.00 per unit. Tottenham shareholders have approved the issuance of the private units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of Tottenham’s initial business combination. In the event that Tottenham receives notice from the Sponsor five days prior to the applicable deadline of their intent to effect an extension, Tottenham intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, Tottenham intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. The initial shareholders, including the Sponsor and their affiliates or designees are not obligated to fund the trust account to extend the time for it to complete our initial business combination. In the absence of shareholder approval for a further extension, if we do not complete a business combination by January 6, 2021 or by the latest March 6, 2021, if the time to complete a business combination is further extended, it will trigger our automatic winding up, dissolution and liquidation pursuant to the terms of our third amended and restated memorandum and articles of association. As a result, this has the same effect as if we had formally gone through a voluntary liquidation procedure under the BVI BC Act. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation.

The amount in the trust account is distributable under the BVI BC Act provided that immediately following the date on which the proposed distribution is proposed to be made, we are able to pay our debts as they fall due in the ordinary course of business. If we are forced to liquidate the trust account, we anticipate that we would distribute to our public shareholders the amount in the trust account calculated as of the date that is two days prior to the distribution date (including any accrued interest). Prior to such distribution, we would be required to assess all claims that may be potentially brought against us by our creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over our public shareholders with respect to amounts that are owed to them. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account or that a court would conclude that such agreements are legally enforceable.

Our initial shareholders including Sponsor have agreed to waive their respective rights to participate in any liquidation of our trust account or other assets with respect to the insider shares and Private Units and to vote their insider shares and private shares in favor of any dissolution and plan of distribution which we submit to a vote of shareholders. There will be no distribution from the trust account with respect to our warrants or rights, which will expire and will be worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share distribution from the trust account would be $10.00.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would be prior to the claims of our public shareholders. Although we will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public shareholders at least $10.00 per share.

Facilities

We maintain our principal executive offices at Unit 902, Lucky Building, 39-41 Wellington Street, Central, Hong Kong. The cost for this space is provided to us by the Sponsor, as part of the $10,000 per month payment we make to it for office space and related services. We consider our current office space adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of their time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full time employees prior to the consummation of a business combination.

Compliance and Legal Proceedings

We may be involved in legal proceedings in the ordinary course of business from time to time. To date, none of us or our officers or directors were involved in any litigation, arbitration or administrative proceedings which could have a material adverse impact on our business, financial condition or results of operations. As of the date of this statement, we are not aware of any pending or threatened litigation, arbitration or administrative proceedings against us or our directors which may have a material and adverse impact on our business, financial condition or results of operations.

SELECTED HISTORICAL FINANCIAL INFORMATION OF Tottenham

The following table sets forth selected historical financial information derived from Tottenham’s audited financial statements for the year ended December 31, 2019, and 2018, which is included elsewhere in this proxy statement. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement. The data for the nine months ended September 30, 2020 has been derived from Tottenham’s unaudited condensed financial statements, which is included elsewhere in this proxy statement.

The historical results of Tottenham included below and elsewhere in this proxy statement/consent solicitation statement/prospectus are not necessarily indicative of the future performance of Tottenham. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tottenham” and the financial statements and the related notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

	Nine Months Ended September 30, 2020	Year ended December 31, 2019	Year ended December 31, 2018
	(in thousands, except share and per-share data)
Income Statement Data:
Operating costs	$(838)	$(588)	$(324)
Interest income and unrealized gain on marketable securities held in the trust account	$369	$857	$343
Net income	$(469)	$269	$19
Basic and diluted net loss per share	$(0.33)	$(0.21)	$(0.20)
Weighted average shares outstanding, basic and diluted	2,120,708	2,105,950	1,357,240
	September 30, 2020	December 31, 2019	December 31, 2018
	(in thousands, except share and per-share data)
Balance Sheet Data:
Total assets	$26,119	$48,777	$47,161
Total liabilities	$4,786	$3,257	$2,062
Ordinary shares subject to possible redemption	16,333	40,520	40,099
Total stockholders’ equity	$5,000	$5,000	$5,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF Tottenham

The following discussion should be read in conjunction with our Financial Statements and footnotes thereto contained in this report.

Overview

We were formed on November 13, 2017 as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses.

We presently have no revenue, have had losses since inception from incurring formation costs and have had no operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

Offering Proceeds Held in Trust

On August 6, 2018, Tottenham consummated the IPO of 4,600,000 units, which includes the full exercise of the underwriter’s over-allotment option of 600,000 units. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $46,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 215,000 units at a price of $10.00 per unit in a private placement to Sponsor, generating total proceeds of $2,150,000. A total of $46,000,000 of the net proceeds from the sale of units in the IPO (including the over-allotment option units) and the private placements on August 6, 2018 were placed in a trust account established for the benefit of Tottenham’s public shareholders maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On April 9, 2020, Tottenham held its annual meeting of shareholders. During the annual meeting, Tottenham’s shareholders elected all of the five nominees for directors to serve until the next annual meeting of shareholders and also ratified the reappointment of Friedman LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2020. The chairman of the annual meeting, Jason Ma, determined, in his discretion during the Annual Meeting, to present an adjournment proposal to the annual meeting with respect to the charter amendment proposal and the trust amendment proposal until April 23, 2020. Tottenham then held its adjourned annual meeting on April 23, 2020. At the adjourned annual meeting, Tottenham’s shareholders approved the charter amendment and the trust amendment. On May 7, 2020, 2,254,614 shares were redeemed by a number of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,574.78.

On November 6, 2020, Tottenham held its extraordinary general meeting of shareholders. During this meeting, Tottenham’s shareholders approved the proposals to (i) amend Tottenham’s second amended and restated memorandum and articles of association to further extend the date by which it has to consummate a business combination four times for one additional month each time from November 6, 2020 to March 6, 2021; and (ii) amend the investment management trust agreement, dated as of August 1, 2018 and amended on April 23, 2020, by and between Tottenham and Continental Stock Transfer & Trust Company to allow it to further extend the time to complete a business combination four times for one additional month each time to March 6, 2021. On November 13, 2020, 253,963 shares were redeemed by a number of shareholders at a price of approximately $10.91 per share, in an aggregate principal amount of $2,770,736.33. None of the funds held in trust will be released from the trust account, other than interest income to pay any tax obligations, until the earlier of the completion of an initial business combination within the required time period or our entry into liquidation if we have not completed a business combination by January 6, 2021 or by the latest March 6, 2021.

As of December 4, 2020, a total of $23,053,375.33 was in the trust account established for the benefit of our public shareholders.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the private placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination successfully.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 13, 2017 (inception) through December 31, 2019 were organizational activities, those necessary to prepare for the IPO, described below, and, after our IPO, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held after the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from January 1, 2020 through September 30, 2020, we had a net loss of $469,070, which consisted of operating expenses offset by interest income from our trust account.

For the year ended December 31, 2019, we had a net income of $268,703, which consisted of operating costs of $588,302, offset by interest income on marketable securities held in the trust account of $857,005.

For the year ended December 31, 2018, we had net income of $19,429, which consisted of operating costs of $323,944, offset by interest income on marketable securities held in the trust account of $343,373.

Liquidity and Capital Resources

As of September 30, 2020, we had cash of $440,054 available for working capital needs. All remaining cash was held in the trust account and is generally unavailable for our use, prior to the Business Combination.

On August 6, 2018, we consummated the IPO of 4,600,000 Units (which includes the full exercise of the underwriter’s over-allotment option), at a price of $10.00 per Unit, generating gross proceeds of $46,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 215,000 Private Units, at a price of $10.00 per Unit, generating gross proceeds of $2,150,000.

Following the IPO and the exercise of the over-allotment option, a total of $46,000,000 was placed in the Trust Account. We incurred approximately $1,590,000 in IPO related costs, including $1,150,000 of underwriting fees and approximately $440,000 of IPO Costs.

Our liquidity needs have been satisfied to date through receipt of $25,000 from the sale of the insider shares, advances from our Sponsor and an affiliate of our Sponsor in an aggregate amount of $1,203,373 and the promissory notes of $2,013,255 from our Sponsor.

On July 23, 2019, October 25, 2019, January 21, 2020, May 6, 2020, July 31, 2020, November 6, 2020, and December 3, 2020, Tottenham issued unsecured promissory notes in the aggregate principal amount of $460,000, $460,000, $460,000, $316,627, $316,627, $115,028.27 and $115,028.27 respectively, to the Sponsor in exchange for it depositing such amounts into Tottenham’s trust account in order to extend the amount of time it has available to complete a business combination until January 6, 2021. These notes do not bear interest and mature upon closing of a business combination by Tottenham. In addition, the notes may be converted by the holder into units of the post-combined company identical to the units issued in Tottenham’s initial public offering at a price of $10.00 per unit.

We intend to use substantially all of the funds held in the Trust Account to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to affect our Business Combination, the remaining proceeds held in the Trust Account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay our Sponsor, Norwich Investment Limited, an entity affiliated with Jason Wong, a monthly fee of $10,000 for office space and related services provided to the company. Also, we have the following contractual commitments:

Deferred Underwriting Compensation

As of September 30, 2020, Tottenham’s deferred underwriter compensation amounted to $1,389,077.

Tottenham is committed to pay the Deferred Discount of 4.0% of the gross offering proceeds of the Public Offering, to the underwriter upon Tottenham’s consummation of the business combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and has waived its right to receive the Deferred Discount if Tottenham does not close a business combination. Pursuant to our agreement with the underwriters, the amount of Deferred Discount payable to Chardan will be reduced by $0.20 (2.0%) for each unit that is redeemed by shareholders in connection with a business combination.

On May 7, 2020, 2,254,614 shares were redeemed by part of shareholders. As a result, the deferred underwriting compensation was reduced by $450,923, or $0.20 per unit redeemed. On November 13, 2020, 253,963 shares were further redeemed by part of shareholders. As a result, the deferred underwriting compensation was further reduced by $50,792, or $0.20 per unit redeemed.

Registration Rights

The holders of the insider shares, the private warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement signed prior on the effective date of the IPO. The holders of a majority of these securities will be entitled to make up to two demands that Tottenham register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the private warrants and warrants issued in payment of Working Capital Loans made to Tottenham (or underlying securities) can elect to exercise these registration rights at any time after Tottenham consummates a business combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. Tottenham will bear the expenses incurred in connection with the filing of any such registration statements.

Financial Advisory Fees

Tottenham entered into a financial advisory agreement with Chardan on February 10, 2020, according to which Chardan is engaged to provide Tottenham financial advisory services in connection with the identification of and negotiation with potential targets, assistance with due diligence, marketing, financial analysis and investor relations. In the event a Business Combination is consummated and subject to the financial advisory agreement, Tottenham will be obligated to pay Chardan a fee of $1 million at the closing in cash. Additionally, in the event the Business Combination is consummated involving a Chardan introduced party as investor that was not a holder of Tottenham’s securities before February 10, 2020, the post-closing company is obligated to pay to Chardan a financing fee in cash equal to five percent (5%) of the aggregate sale price of Tottenham’s or PubCo’s securities to such investor.

Significant Accounting Policies

The preparation of the unaudited condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Ordinary Shares subject to possible redemption

Tottenham accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary share subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Tottenham’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. As of December 4, 2020 and December 31, 2019, Tottenham’s ordinary shares feature certain redemption rights that are considered to be outside of Tottenham’s control. 1,242,795 and 3,859,050 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of Tottenham’s balance sheets. On May 7, 2020, 2,254,614 shares were redeemed by part of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,575. On November 13, 2020, 253,963 shares were redeemed by part of shareholders at a price of approximately $10.91 per share, in an aggregate principal amount of $2,770,736.33.

Net loss per common share

Tottenham calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing the net loss by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to possible conversion. Diluted loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle rights and other ordinary share equivalents (currently none outstanding), as calculated using the treasury stock method. Ordinary shares subject to possible conversion at September 30, 2020 and December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic and diluted loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Tottenham has not considered the effect of rights that convert into 220,000 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the conversion of the rights into ordinary shares would be anti-dilutive.

Recent accounting standards

Tottenham has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on the results of operations, financial condition, or cash flows, based on the current information.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the IPO held in the trust account may be invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

It is anticipated that after the consummation of the Business Combination, the post-combined company will continue to be an “emerging growth company.” Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements(auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this Report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2019, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2019, our disclosure controls and procedures were effective.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Management’s Report on Internal Controls Over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act (as defined in Rules 13a-15(e) and 15- d-15(e) under the Securities Exchange Act of 1934, as amended), our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)    pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,

(2)    provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)    provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting at December 31, 2019. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on our assessments and those criteria, management determined that we maintained effective internal control over financial reporting as of December 31, 2019.

The Form 10-K filed with SEC on March 24, 2020 and as amended on September 4, 2020 does not include an attestation report of internal controls from our independent registered public accounting firm due to our status as an emerging growth company under the JOBS Act.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Related Party Transactions

Insider Shares

In November 2017, the Sponsor subscribed for an aggregate of 1,000 of ordinary shares for an aggregate purchase price of $1, or approximately $0.0001 per share. In February 2018, the Sponsor subscribed for an aggregate of 1,150,000 of ordinary shares for an aggregate purchase price of $25,000, or approximately $0.022 per share. Concurrently, in February 2018, Tottenham repurchased 1,000 ordinary shares at a consideration of $1 or $0.0001 per share, from the Sponsor.

The initial shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their insider shares until, with respect to 50% of the insider shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the insider shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, Tottenham completes a liquidation, merger, stock exchange or other similar transaction which results in all of Tottenham shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Payables

At September 30, 2020 and December 31, 2019, Tottenham had related party payable to the Sponsor in the amount of $1,203,373 and $389,645, respectively. This payable is unsecured, interest-free and has no fixed terms of repayment.

Administrative Services Agreement

Tottenham is obligated, commencing from August 2, 2018, to pay the Sponsor a monthly fee of $10,000 for general and administrative services. This agreement will terminate upon completion of the initial business combination or the liquidation of the trust account to public shareholders.

Promissory Note Payable — Related Party

On July 23, 2019, October 25, 2019, January 21, 2020, May 6, 2020, July 31, 2020, November 6, 2020 and December 3, 2020, Tottenham issued unsecured promissory notes in the aggregate principal amount of $460,000, $460,000, $460,000, $316,627, $316,627, $115,028.27 and $115,028.27, respectively, to the Sponsor in exchange for it depositing such amounts into the trust account in order to extend the amount of time it has available to complete a business combination until January 6, 2021. These notes do not bear interest and mature upon closing of a business combination. In addition, the notes may be converted by the holder into Private Units identical to the units issued in the IPO at a price of $10.00 per unit.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of Tottenham’s officers and directors or their affiliates may, but are not obligated to, loan Tottenham funds as may be required (“Working Capital Loans”). If Tottenham completes a Business Combination, Tottenham would repay the Working Capital Loans out of the proceeds of the trust account released to Tottenham. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, Tottenham may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss.

The unaudited pro forma condensed combined financial statements are based on Tottenham’s historical financial statements and Clene’s historical consolidated financial statements for the nine months ended September 30, 2020 and for the year ended December 31, 2019, adjusted to give effect to the Financing Transactions and Business Combination, defined in the unaudited pro forma condensed combined financial information found elsewhere in this proxy statement/consent solicitation statement/prospectus and a private placement with proceeds of approximately $15.0 million, or Private Placement. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Financing Transactions, Business Combination, which is treated as a reverse recapitalization for accounting purposes, and the Private Placement as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Financing Transactions, Business Combination and the Private Placement as if they had occurred on January 1, 2019.

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after September 30, 2020 and pro forma adjustments that are directly attributable to the Business Combination, factually supportable and, with respect to the unaudited condensed combined pro forma statement of operations and comprehensive loss, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination and the Private Placement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Tottenham and Clene have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This scenario reflects the subsequent redemption of 253,963 Tottenham ordinary shares on November 13, 2020 for an aggregate redemption payment of $2.8 million and assumes that no other Tottenham ordinary shares are redeemed; and

•        Assuming Full Redemption:    This scenario assumes that 1,242,795 Tottenham ordinary shares, the maximum redemption of the outstanding Tottenham ordinary shares, are redeemed, resulting in an aggregate payment of $13.6 million out of the trust account.

The information is only a summary and should be read together with Tottenham’s and Clene’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tottenham” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

	Pro forma
	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Full Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Full Redemptions)
	(in thousands)
Combined Statement of Operations data:
Total revenue	$177	$177	$—	$—
Cost of revenue	58	58	$—	$—
Research and development	10,750	10,750	$9,563	$9,563
General and administrative	4,054	4,054	$7,237	$7,237
Loss from operations	(14,685)	(14,685)	$(16,800)	$(16,800)
Interest expense	(353)	(353)	$(88)	$(88)
Gain on termination of lease	51	51	$—	$—
Australia research and development credit	2,611	2,611	$599	$599
Other income, net	34	34	$27	$27
Net loss	$(12,342)	$(12,342)	$(16,262)	$(16,262)
	Pro Forma
	As of September 30, 2020
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Full Redemptions)
	(in thousands)
Combined Balance sheet data:
Total assets	$81,179	$67,865
Total notes payable, net of current portion	1,616	1,616
Total liabilities	10,357	10,357
Shareholders’ equity	70,822	57,508

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 1, 2020, Tottenham entered into a merger agreement, (as amended, the “Merger Agreement”), which provides for a business combination between Tottenham Acquisition I Limited, a British Virgin Islands company (“Tottenham”) and Clene Nanomedicine, Inc., a Delaware corporation (“Clene”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Tottenham, Tottenham will reincorporate to the state of Delaware by merging with and into Chelsea Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Tottenham (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) immediately after the Reincorporation Merger, Creative Worldwide Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the unaudited historical balance sheet of Tottenham as of September 30, 2020 with the unaudited historical condensed balance sheet of Clene as of September 30, 2020, giving effect to the Financing Transactions, described below, Business Combination and a private placement with proceeds of approximately $15.0 million, or Private Placement, as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combines the unaudited historical consolidated statements of operations of Tottenham for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively, with the unaudited historical consolidated statement of operations of Clene for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively, giving effect to the Financing Transactions, Business Combination and the Private Placement as if they had occurred as of January 1, 2019.

The historical financial information of Tottenham was derived from the unaudited financial statements of Tottenham for the nine months ended September 30, 2020 and the audited financial statements of Tottenham for the year ended December 31, 2019 included elsewhere in this proxy statement/consent solicitation statement/prospectus. The historical financial information of Clene was derived from the unaudited consolidated financial statements of Clene for the nine months ended September 30, 2020 and the audited consolidated financial statements of Clene for the year ended December 31, 2019 included elsewhere in this proxy statement/consent solicitation statement/prospectus. This information should be read together with Tottenham’s and Clene’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clene,”“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tottenham” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2020
(in thousands)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Tottenham	(B) Clene	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$440	$36,781	20,535	(6a)	$72,832	(13,563)	(6o)	$59,518
			76	(6b)
			15,000	(6c)		249	(6o)
Prepaid expenses and other current assets	85	2,854	—		2,939	—		2,939
Total current assets	525	39,635	35,611		75,771	(13,314)		62,457
Deferred transaction costs	—	2,321	1,020	(6d)	—	—		—
			229	(6d)
			(3,570)	(6d)
Right of use assets	—	1,050	—		1,050	—		1,050
Property and equipment, net	—	4,358	—		4,358	—		4,358
Cash and cash equivalents held in trust account	25,594	—	230	(6e)	—	—		—
			(1,338)	(6f)
			(180)	(6g)
			(1,000)	(6h)
			(20,535)	(6a)
			(2,771)	(6i)
Total assets	$26,119	$47,364	$7,696		$81,179	$(13,314)		$67,865

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	$645	$—		$645	$—		$645
Accrued expenses	180	4,554	(180)	(6g)	5,486	—		5,486
			703	(6d)
			229	(6d)
Deferred revenue from related parties	—	112	—		112	—		112
Operating lease obligations, current portion	—	219	—		219	—		219
Finance lease obligations, current portion	—	200	—		200	—		200
Promissory note payable to related party	2,013	—	230	(6e)	—	—		—
			(2,243)	(6j)
Amounts due to related party	1,203	—	(1,203)	(6j)	—	—		—
Total current liabilities	3,396	5,730	(2,464)		6,662	—		6,662
Operating lease obligations, net of current portion	—	1,845	—		1,845	—		1,845
Finance lease obligations, net of current portion	—	234	—		234	—		234
Notes Payable, net of current portion	—	1,616	—		1,616	—		1,616
Redeemable convertible preferred stock warrant liability	—	10,591	(10,591)	(6k)	—	—		—
Deferred underwriting commission	1,389	—	(1,338)	(6f)	—	—		—
			(51)	(6i)
Total liabilities	4,785	20,016	(14,444)		10,357	—		10,357

Tottenham ordinary shares, subject to conversion	16,334	—	(2,771)	(6i)	—	—		—
			(13,563)	(6n)
Redeemable convertible preferred stock	—	114,603	(114,603)	(6l)	—	—		—
Stockholders’ equity (deficit):
Tottenham ordinary shares	—	—	—		—	—		—
Clene common stock	—	12	27	(6l)	—	—		—
			(39)	(6m)
PubCo common stock	—	—	5	(6m)	5	—		5
Additional paid – in capital	5,183	2,300	3,446	(6j)	160,384	(13,563)	(6o)	147,070
			13,563	(6n)		249	(6o)
			114,576	(6l)
			10,591	(6k)
			(832)	(6m)
			15,000	(6c)
			(3,570)	(6d)
			51	(6i)
			76	(6b)
Accumulated retained earnings (deficit)	(183)	(89,626)	(1,000)	(6h)	(89,626)	—		(89,626)
			866	(6m)
			317	(6d)
Accumulated other comprehensive income	—	59	—		59	—		59
Total stockholders’ equity (deficit)	5,000	(87,255)	153,077		70,822	(13,314)		57,508
Total liabilities, redeemable common stock and stockholders’ equity (deficit)	$26,119	$47,364	$7,696		$81,179	$(13,314)		$67,865

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share amounts)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Tottenham	(B) Clene	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue:
Product revenue	$—	$160	$—		$160	$—		$160
Royalty revenue	—	17	—		17	—		17
Total revenue	—	177	—		177	—		177
Operating expenses:
Cost of revenue	—	58	—		58	—		58
Research and development	—	10,750	—		10,750	—		10,750
General and administrative	838	3,623	(90)	(7a)	4,054	—		4,054
			(317)	(7b)
Total operating expenses	838	14,431	(407)		14,862	—		14,862
Loss from operations	(838)	(14,254)	407		(14,685)	—		(14,685)
Other income (expense), net:
Interest expense	—	(608)	255	(7c)	(353)	—		(353)
Gain on termination of lease	—	51	—		51	—		51
Loss on extinguishment of convertible notes	—	(540)	540	(7d)	—	—		—
Change in fair value of preferred stock warrant liability	—	(7,378)	7,378	(7e)	—	—		—
Change in fair value of derivative liability	—	29	(29)	(7f)	—	—		—
Australia research and development credit	—	2,611	—		2,611	—		2,611
Other income, net	—	34	—		34	—		34
Interest income	369	—	(369)	(7g)	—	—		—
Total other income (expense), net	369	(5,801)	7,775		2,343	—		2,343
Net income (loss)	(469)	(20,055)	8,182		(12,342)	—		(12,342)
Less: income attributable to ordinary shares subject to conversion	236	—	(236)	(7h)	—	—		—
Net income (loss) attributable to common stockholders	$(705)	$(20,055)	$8,418		$(12,342)	$—		$(12,342)
Other comprehensive income (loss):
Unrealized gain on available-for-sale debt securities	(180)	—	180	(7g)	—	—		—
Foreign currency translation adjustment	—	18	—		18	—		18
Comprehensive income (loss)	$(649)	$(20,037)	$8,362		$(12,324)	$—		$(12,324)

Net loss per share – basic and diluted	$(0.33)	$(0.16)			$(0.20)			$(0.21)
Weighted average common shares outstanding – basic and diluted	2,120,708	124,947,038	58,637,236	(7i)	60,757,944	57,394,441	(7i)	59,515,149

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) Tottenham	(D) Clene	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Operating expenses:
Research and development	$—	$9,563	$—		$9,563	$—		$9,563
General and administrative	588	6,769	(120)	(7a)	7,237	—		7,237
Total operating expenses	588	16,332	(120)		16,800	—		16,800
Income (loss) from operations	(588)	(16,332)	120		(16,800)	—		(16,800)
Other income (expense), net:
Interest expense	—	(88)	—		(88)	—		(88)
Loss on extinguishment of convertible notes	—	—	—		—	—		—
Change in fair value of preferred stock warrant liability	—	(361)	361	(7e)	—	—		—
Australia research and development credit	—	599	—		599	—		599
Other income, net	—	27	—		27	—		27
Interest income	857	—	(857)	(7g)	—	—		—
Total other income (expense), net	857	177	(496)		538	—		538
Net income (loss)	269	(16,155)	(376)		(16,262)	—		(16,262)
Less: income attributable to ordinary shares subject to conversion	719	—	(719)	(7h)	—	—		—
Net income (loss) attributable to common stockholders	$(450)	$(16,155)	$343		$(16,262)	$—		$(16,262)
Other comprehensive income (loss):
Unrealized gain on available-for-sale debt securities	153		(153)	(7g)	—	—		—
Foreign currency translation adjustment	—	(3)	—		(3)	—		(3)
Comprehensive income (loss)	$422	$(16,158)	$(529)		$(16,265)	$—		$(16,265)
Net loss per share – basic and diluted	$(0.21)	$(0.13)			$(0.27)			$(0.27)
Weighted average common shares outstanding – basic and diluted	2,105,950	124,873,950	58,651,994	(7i)	60,757,944	57,409,199	(7i)	59,515,149

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transactions

The Business Combination

On September 1, 2020, Clene, Tottenham, PubCo, and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) in connection with the Reincorporation Merger, Tottenham will reincorporate to the state of Delaware by merging with and into PubCo, a wholly owned subsidiary of Tottenham, with PubCo remaining as the surviving publicly traded entity; (ii) immediately after the Reincorporation Merger, Merger Sub, a wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo, referred to herein as the Acquisition Merger.

At the closing of the Business Combination, the former Tottenham security holders will receive the consideration specified below also specified in the Reincorporation Merger section of this proxy statement/consent solicitation statement/prospectus titled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus.”

Upon the consummation of the Business Combination, each Tottenham ordinary share issued and outstanding immediately prior to the effective time of the Reincorporation Merger (excluding certain shares to be canceled pursuant to the Merger Agreement, any redeemed shares and any Dissenting Shares as more fully described elsewhere in this proxy statement/consent solicitation statement/prospectus), will be automatically cancelled and cease to exist and (i) for each Tottenham ordinary share, PubCo shall issue to each shareholder one validly issued share of PubCo Common Stock; (ii) each warrant to purchase one half of one Tottenham Ordinary Share will convert into a warrant to purchase one-half of one share of PubCo Common Stock; and (iii) each right exchangeable into one-tenth (1/10) of on Tottenham ordinary share shall convert into a right exchangeable for one-tenth (1/10) of one share of PubCo Common Stock; provided, however, that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share.

Upon the consummation of the Business Combination, each share of Clene’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the effective time of the Acquisition Merger, will be converted into the right to receive shares of PubCo Common Stock based on the Common Stock Exchange Ratio. The Common Stock Exchange Ratio is estimated to be 0.1318 shares of PubCo Common Stock for each share of Clene Common Stock and is calculated as 95% (which excludes the 5% shares that will be held in escrow) of the quotient obtained by dividing (i) the total consideration for the Acquisition Merger per share of PubCo Common Stock, which is $542,540,558.06 over $10.00 per share (which is the assumed per share price and based upon the Tottenham IPO price), by (ii) the number of Clene common shares outstanding after giving effect to the conversion of preferred shares to common shares, which is 391,141,648. The Common Stock Exchange Ratio is subject to change to account for, among other things, Tottenham’s net cash in trust value as of the business day prior to the closing of the Merger Agreement. Each share of Clene’s convertible preferred stock outstanding immediately prior to the effective time will be converted into the right to receive PubCo Common Stock based on the Preferred Stock Exchange Ratio. The Preferred Stock Exchange Ratio is equal to the Common Stock Exchange Ratio multiplied by the number of shares of Clene Common Stock into which each share of Clene Preferred Stock is convertible immediately prior to the effective time. The Preferred Stock Exchange Ratio is expected to be equal to the Common Stock Exchange Ratio because each share of Clene Preferred Stock is convertible into one share of Clene Common Stock. At the closing of the Business Combination, the Exchange Ratio is currently estimated to be 0.1318 shares of PubCo Common Stock for each share of Clene Common Stock. The final Exchange Ratios will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/consent solicitation statement/prospectus. Because the number of shares of PubCo Common Stock issuable to Clene is determined based on Tottenham’s net cash balance on the business day prior to the Closing and the capitalization of Clene and Tottenham at the Closing, Tottenham’s security holders cannot be certain of the exact number of shares that will be issued to Clene stockholders when Tottenham’s stockholders vote on the proposals at the Extraordinary General Meeting. The Exchange Ratios referenced above are estimates only and the final Exchange Ratios will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

As a result of the Business Combination, Clene stockholders will receive an aggregate of 54,254,055 shares of PubCo Common Stock valued at $10.00 per share, among which 2,712,702 shares of PubCo Common Stock are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. Based on the initial estimate, 12 million shares of PubCo Common Stock will be reserved and authorized for issuance under the 2020 equity incentive plan upon closing. 3.2 million shares of PubCo Common Stock will be reserved for the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

exercise of outstanding warrants to purchase shares of PubCo Common Stock. The exchange of Clene’s stock options for PubCo stock options will be treated as a modification of the awards. The modification of the stock options is not expected to result in incremental compensation expense to be recognized upon closing of the Business Combination.

The Private Placement

Tottenham intends to enter into subscription agreements with various investors for the private purchase of 1,500,000 shares of PubCo’s Common Stock (the “PIPE Shares”) at a price of $10.00 per share with proceeds of approximately $15.0 million. Pursuant to the subscription agreements, investors in the Private Placement will also receive a warrant to purchase one-half of one share of PubCo Common Stock, totaling 750,000 shares of PubCo Common Stock, at an exercise price of $0.01 per share for each of the PIPE Shares (the “PIPE Warrants”), subject to a 180-day holding period. The purchase of PubCo common stock by these investors will close shortly before the closing of the Business Combination. The purpose of this Private Placement is to fund general corporate expenses. The PIPE Warrants are not included in the number of issued and outstanding shares of PubCo Common Stock upon closing of the Business Combination. However, the PIPE Warrants are included in the calculation of weighted average shares outstanding for basic and diluted net loss per share (see Note 7(i)).

Earn-out Shares

Certain Clene’s stockholders may be entitled to receive earn-out shares as follows: (1) 3,333,333 shares of PubCo Common Stock if the volume-weighted average price (VWAP) of the shares of PubCo Common Stock equals or exceeds $15.00 (or any foreign currency equivalent) in any 20 trading-days within a 30 trading-day period (the “Trading Period”) within the three years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded (“Milestone 1”); and (2) 2,500,000 shares of PubCo Common Stock if the VWAP of the shares of PubCo Common Stock equals or exceeds $20.00 (or any foreign currency equivalent) in the Trading Period within the five years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded (“Milestone 2”); and (3) 2,500,000 shares of PubCo Common Stock are to be issued if Clene completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve months of the Closing Date (“Milestone 3”). If Milestone 1 is not achieved but Milestone 2 is achieved, Clene’s stockholders shall receive the shares granted under Milestone 2 as well as those under Milestone 1. In the event that within the five years following the closing of the Business Combination, there is a change of control of the PubCo and the change of control price meets the Milestone 1 and Millstone 2 share price thresholds described above, such Clene stockholders shall receive the applicable earn-out shares associated with the achievement of Milestone 1 and Milestone 2.

Furthermore, immediately prior to the closing of the Business Combination, Tottenham shall cancel and forfeit an aggregate of 750,000 insider shares collectively owned by the initial shareholders for no additional consideration. The Sponsor instead may be entitled to receive earn-out shares as follows: (1) 375,000 shares of PubCo Common Stock if Milestone 1 is achieved; and (2) another 375,000 shares of PubCo Common Stock if Milestone 2 is achieved. If Milestone 1 is not achieved but Milestone 2 is achieved, the Sponsor shall receive the shares granted under Milestone 2 as well as those under Milestone 1.

To date, the milestones have not been achieved; accordingly, the Earn-out Shares are not reflected in the unaudited pro forma condensed combined financial information.

2. Accounting for the Transactions

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Clene stockholders will have a majority of the voting power of the combined company, Clene will comprise all of the ongoing operations of the combined entity, Clene will comprise a majority of the governing body of the combined company, and Clene’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clene issuing shares for the net assets of PubCo, accompanied by a recapitalization. The net assets of PubCo will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations after the Business Combination will be those of Clene.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

3. Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions performed after September 30, 2020 and pro forma adjustments that are directly attributable to the Business Combination and are factually supportable. The material financing transactions, Tottenham’s issuance of unsecured promissory notes to the Sponsor in November and December 2020, the conversion of Tottenham’s notes due to Sponsor and amounts due to related party into Tottenham ordinary shares, the subsequent redemption of Tottenham ordinary shares in November 2020, and the exercise of Clene stock options in November 2020 (the “Financing Transactions”), the issuance of shares arising from the Business Combination and the Private Placement, are factually supportable and are expected to have a continuing and significant impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements are based on currently available information and certain assumptions that both Tottenham and Clene believe are reasonable under the circumstances. The unaudited pro forma adjustments may be revised as additional information becomes available.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Tottenham and Clene have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Tottenham ordinary shares into cash:

•        Scenario 1 — Assuming no redemption: This presentation reflects the subsequent redemption of 253,963 Tottenham ordinary shares on November 13, 2020 for an aggregate redemption payment of $2.8 million and assumes that no other Tottenham public stockholders exercise redemption rights with respect to their Tottenham ordinary shares prior to the consummation of the Business Combination; and

•        Scenario 2 — Assuming redemptions of maximum Tottenham ordinary shares: This presentation assumes that Tottenham public stockholders exercise their redemption rights with respect to a maximum of 1,242,795 shares of Tottenham ordinary shares prior to the consummation of the Business Combination at a redemption price of approximately $10.91 per share. This leads to a total maximum redemption value of $13.6 million calculated by multiplying the maximum of 1,242,795 shares of Tottenham ordinary shares by the redemption price of approximately $10.91 per share. The maximum redemption amount is derived on the basis that Tottenham will be required to have $5.0 million minimum net tangible assets upon consummation of the Business Combination, after giving effect to payments to redeeming stockholders. This requirement leads to a calculated potential redemption value of $13.6 million calculated as the balance of $21.4 million in net assets as of September 30, 2020, minus the sum of (i) the aggregate subsequent redemption payment of $2.8 million made on November 13, 2020 and (ii) the minimum net tangible assets requirement amount of $5.0 million. The estimated per share redemption value of $10.91 was calculated by dividing the potential redemption value of $13.6 million by the 1,242,795 shares of Tottenham ordinary shares.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 51,541,353 shares of PubCo Common Stock to be issued to Clene’s stockholders, the 2,712,702 shares of PubCo Common Stock to be issued and held in escrow to satisfy any indemnification obligation incurred under the Merger Agreement, the 721,366 shares of PubCo Common Stock to be issued as payment for advisory services rendered in connection with the Business Combination (assuming there are no Tottenham shareholders who exercise their redemption rights), the 1,500,000 PIPE Shares issued in connection with the Private Placement and exclude the Earn-out Shares described above. In addition, weighted average shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 750,000 PIPE Warrants issued in the Private Placement (see Note 7(i)).

As a result of the Financing Transactions, the Business Combination and the Private Placement, assuming no Tottenham ordinary shares elect to redeem their shares for cash, Clene’s stockholders will own approximately 90% of the non-redeemable shares of common stock of the Combined Company, PubCo public stockholders will own approximately 6% of the non-redeemable shares of the Combined Company, and investors from the Private Placement

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

will own approximately 3% of the non-redeemable shares of the Combined Company, based on the number of PubCo Common Stock outstanding as of December 4, 2020 (in each case, not giving effect to any shares issuable upon exercise of PubCo Warrants, PubCo Options, or Earn-out Shares).

If 1,242,795 shares of Tottenham ordinary shares are redeemed for cash, which assumes the maximum redemption of Tottenham ordinary shares after giving effect to payments to redeeming stockholders, Clene’s stockholders will own approximately 92% of the total shares of the non-redeemable common stock of the Combined Company, the investors from the Private Placement will own approximately 4% of the non-redeemable shares of the Combined Company and PubCo public stockholders will own approximately 3% of the non-redeemable shares of the Combined Company, based on the number of PubCo common stock outstanding as of December 4, 2020 (in each case, not giving effect to any shares issuable upon exercise of PubCo Warrants, PubCo Options, or Earn-out Shares).

4. Accounting Policies

Upon consummation of the Business Combination, management of Clene will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

5. Shares of PubCo Common Stock Issued to Clene Stockholders upon Closing of the Business Combination

Based on the 125,572,986 shares of Clene Common Stock and the 265,568,662 shares of Clene convertible preferred stock outstanding immediately prior to the closing of the Business Combination, and based on the estimated Common Stock Exchange Ratio and Preferred Stock Exchange Ratio determined in accordance with the terms of the Merger Agreement of 0.1318, PubCo expects to issue approximately 51,541,353 shares of PubCo Common Stock in the Business Combination, determined as follows:

Clene Common Stock assumed outstanding prior to the closing of the Business Combination	125,572,986
Assumed Exchange Ratio	0.1318
16,546,951

Clene convertible preferred stock assumed outstanding prior to the closing of the Business Combination	265,568,662
Assumed Exchange Ratio	0.1318
34,994,402

Estimated shares of PubCo Common Stock issued to Clene Stockholders upon closing of the Business Combination	51,541,353

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 include pro forma adjustments that are (1) directly attributable to the Business Combination, and (2) factually supportable. Tottenham and Clene did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated balance sheet of Tottenham as of September 30, 2020.

(B)    Derived from the unaudited consolidated balance sheet of Clene as of September 30, 2020.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro forma adjustments

(a)     To reflect the release of $20.5 million of cash from the cash and cash equivalents held in the trust account.

(b)    To reflect cash proceeds in connection with the exercise of Clene stock options in November 2020.

(c)     To reflect the issuance and sale of 1,500,000 shares of PubCo Common Stock to the Private Placement investors pursuant to a subscription agreement for proceeds of approximately $15.0 million concurrent with the completion of the Business Combination.

(d)    To reflect Tottenham’s and Clene’s total estimated advisory, legal, accounting and auditing fees and other professional fees in consummating the Business Combination and the Private Placement of $1.0 million and $2.6 million, respectively, as deferred transaction costs and subsequently reclassify to additional paid-in capital upon the close of the Business Combination. Of the total costs of $3.6 million, approximately $2.0 million was previously incurred and accrued as accrued expenses on the consolidated balance sheets of Clene as of September 30, 2020 and approximately $0.3 million was previously incurred and paid recording as general and administrative expenses on the condensed statement of operations and comprehensive loss of Tottenham as of September 30, 2020.

(e)     To reflect cash proceeds of $0.2 million in association with Tottenham’s issuance of unsecured promissory notes to its Sponsor in November and December 2020.

(f)     To reflect the settlement of $1.3 million of deferred underwriters’ fees incurred during Tottenham’s IPO that are due upon completion of the Business Combination.

(g)    To reflect Tottenham’s payment of $0.2 million of legal fees accrued as of September 30, 2020 as pursuant to the merger agreement.

(h)    To reflect the cash payment of $1.0 million of Tottenham’s advisory fees which was reflected in accumulated retained earnings (deficit).

(i)     To reflect the aggregate redemption payment of $2.8 million made from the trust account for the subsequent redemption of 253,963 Tottenham ordinary shares at the redemption price of $10.91 per share on November 13, 2020. The deferred underwriting commission payable was reduced by $0.20 (2.0%) of each unit that is redeemable by shareholders, or $0.1 million upon the redemption of units.

(j)     To reflect the issuance of 344,600 shares of Tottenham ordinary shares at a per share price of $10.00 upon conversion of $3.4 million of aggregate outstanding indebtedness of Tottenham at the effective time of the Reincorporation Merger.

(k)    To reflect the derecognition of the preferred stock warrant liability, as well as a corresponding increase to additional paid-in capital, to reflect the conversion of all outstanding warrants to purchase shares of Clene’s preferred stock becoming warrants to purchase shares of PubCo common stock pursuant to the Merger Agreement.

(l)     To reflect the automatic conversion of all outstanding shares of Clene’s preferred stock into an aggregate of 265,568,662 shares of Clene’s common stock upon consummation of the Business Combination.

(m)   To reflect the recapitalization of Clene through the contribution of all the share capital of Clene to PubCo and the issuance of 60,007,944 shares of PubCo Common Stock (under Scenario 1) or the issuance of 58,765,149 shares of PubCo Common Stock (under Scenario 2) and the elimination of the accumulated deficit of Tottenham, the accounting acquiree.

(n)     In Scenario 1, which reflects the subsequent redemption of 253,963 Tottenham ordinary shares on November 13, 2020 and assumes no other Tottenham ordinary shares exercise their redemption rights, the common stock subject to redemption into cash amounting to $13.6 million would be transferred to permanent equity.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(o)    In Scenario 2, which assumes the maximum number of shares are redeemed into cash by the Tottenham ordinary shares, $13.6 million would be paid out in cash and the settlement of the deferred underwriter payment will be reduced by $0.20 (2.0%) of each unit that is redeemable by shareholders, or $0.3 million upon the redemption of units. The $13.6 million or 1,242,795 shares of common stock, after giving effect to the aggregate subsequent redemption payment of $2.8 million made on November 13, 2020, represents the maximum redemption amount providing for a minimum net tangible asset of $5.0 million upon a consummation of the Business Combination on September 30, 2020.

7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2020 and the Year Ended December 31, 2019

The unaudited pro forma condensed combined statement of operations and comprehensive loss includes pro forma adjustments that are (1) directly attributable to the transactions described above, (2) factually supportable, and (3) expected to have a continuing impact on the results of the post-combination company. Tottenham and Clene did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Tottenham recognized $0.3 million of transaction costs associated with the Business Combination and did not recognize any material transaction costs in the statements of operations and comprehensive loss during the nine months ended September 30, 2020 and during the year ended December 31, 2019, respectively. No material transaction costs were recognized for Clene in the statements of operations and comprehensive loss during the nine months ended September 30, 2020 and the year ended December 31, 2019.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations and comprehensive loss are based upon the number of PubCo’s shares outstanding at the closing of the Business Combination, assuming the Business Combination occurred on January 1, 2019. As the unaudited pro forma condensed combined statements of operations and comprehensive loss are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated statements of operations and comprehensive loss of Tottenham for the nine months ended September 30, 2020.

(B)    Derived from the unaudited consolidated statements of operations and comprehensive loss of Clene for the nine months ended September 30, 2020.

(C)    Derived from the audited statements of operations and comprehensive income of Tottenham for the year ended December 31,2019.

(D)    Derived from the unaudited consolidated statements of operations and comprehensive loss of Clene for the year ended December 31, 2019.

Pro forma adjustments

(a)     To reflect an adjustment to eliminate a monthly fee of $10,000 for administrative services to the Sponsor that terminates upon the completion of the Business Combination.

(b)    To reflect an adjustment to eliminate direct transaction fees incurred as a result of the Business Combination as those fees are not expected to have a continuing impact on the operations of the combined organization.

(c)     To reflect an adjustment to eliminate interest expense, including amortization of discount, on debt that was converted to equity upon completion of the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(d)    To reflect an adjustment to eliminate the loss on extinguishment of Clene’s convertible notes as it is assumed that all convertible notes would have been converted to Clene’s Series D Preferred Stock and then to PubCo Common Stock on January 1, 2019. As a result, no gain or loss on extinguishment of Clene’s convertible notes would be recognized following the assumed closing of the Business Combination on January 1, 2019

(e)     To reflect an adjustment to eliminate the impact of the change in the fair value of preferred stock warrant liability for warrants issued by Clene as it is assumed that all warrants would have become exercisable for PubCo Common Stock pursuant to the Merger Agreement. As a result, the preferred stock warrants would no longer be subject to fair value accounting following the assumed closing of the Business Combination on January 1, 2019.

(f)     To reflect an adjustment to eliminate the impact of the change in the fair value of derivative liability for convertible notes issued by Clene as it is assumed that all convertible notes would have been converted to Clene’s Series D Preferred Stock and then to PubCo Common Stock on January 1, 2019. As a result, the derivative liability would be extinguished following the assumed closing of the Business Combination on January 1, 2019.

(g)    To reflect an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

(h)    To reflect an adjustment to eliminate income attributable to ordinary shares subject to redemption as of the beginning of the period.

(i)     As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and the private placement have been outstanding for the entirety of the periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. In addition, the PIPE Warrants are included in the calculation of weighted average shares outstanding for basic and diluted net loss per share. Weighted average common shares outstanding — basic and diluted for the nine months ended September 30, 2020 and year ended December 31, 2019 are calculated as follows:

	Nine Months Ended September 30, 2020
	Scenario 1 Combined (Assuming No Redemptions into Cash)	Scenario 2 Combined (Assuming Full Redemptions into Cash)
Weighted average shares calculation – basic and diluted
Tottenham weighted average public shares outstanding	2,120,708	2,120,708
Issuance of Tottenham ordinary shares in connection with conversion of outstanding indebtedness of Tottenham	344,600	344,600
Cancellation of Tottenham Founder shares in connection with the Business Combination	(750,000)	(750,000)
Conversion of Tottenham Parent Right in connection with the Business Combination	481,500	481,500

Issuance of PubCo common stock to LifeSci in connection with the Business Combination	721,366	721,366
Issuance of PubCo common stock and warrants in connection with closing of private equity investment	2,250,000	2,250,000
Issuance of PubCo common stock to Clene shareholders in connection with the Business Combination	51,541,353	51,541,353
Escrow shares(1)	2,712,702	2,712,702
Redemption of Tottenham ordinary shares included in Tottenham weighted average public shares outstanding	—	92,920
Tottenham ordinary shares subject to redemption reclassified to equity	1,335,715	—
Weighted average shares outstanding	60,757,944	59,515,149

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Year Ended December 31, 2019
	Scenario 1 Combined (Assuming No Redemptions into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation – basic and diluted
Tottenham weighted average public shares outstanding	2,105,950	2,105,950
Issuance of Tottenham ordinary shares in connection with conversion of outstanding indebtedness of Tottenham	344,600	344,600
Cancellation of Tottenham Founder shares in connection with the Business Combination	(750,000)	(750,000)
Conversion of Tottenham Parent Right in connection with the Business Combination	481,500	481,500

Issuance of PubCo common stock to LifeSci in connection with the Business Combination	721,366	721,366
Issuance of Clene common stock and warrants in connection with closing of private equity investment	2,250,000	2,250,000
Issuance of PubCo common stock to Clene shareholders in connection with the Business Combination	51,541,353	51,541,353
Escrow shares(1)	2,712,702	2,712,702
Redemption of Tottenham ordinary shares included in Tottenham weighted average public shares outstanding	—	107,678
Tottenham ordinary shares subject to redemption reclassified to equity	1,350,473	—
Weighted average shares outstanding	60,757,944	59,515,149

____________

(1)      Represents 5% of the aggregate amount of the closing payment shares to be held in escrow to satisfy any indemnification obligation incurred under the Merger Agreement and to be released six months after the closing of the Business Combination.

8. Items Not Included in the Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined statements of operations and comprehensive loss do not include any non-recurring transaction costs incurred by Tottenham or Clene after September 30, 2020 as those fees are not expected to have a continuing impact on the operations of the combined organization.

The unaudited pro forma condensed combined statements of operations and comprehensive loss does not include an adjustment of $1.0 million to be paid to Chardan Capital Markets, LLC (“Chardan”) pursuant to a letter agreement dated February 10, 2020 by and between Chardan and Tottenham as compensation for advisory services as the advisory services are not expected to have a continuing impact on the operations of the combined organization.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE OF CLENE

References in this section to “we”, “our”, “us”, the “Company”, or “Clene” generally refer to Clene Nanomedicine, Inc. and its consolidated subsidiaries.

Clene’s current directors and executive officers, their ages and positions are as follows:

Name	Age	Position
Robert Etherington	54	President, Chief Executive Officer and Director
Mark Mortenson	62	Chief Science Officer
Robert Glanzman	64	Chief Medical Officer
Michael Hotchkin	47	Chief Business Officer
Matthew Gardner	50	Chief Financial Officer
Shalom Jacobovitz	59	Chairman of the board
Alison Mosca	47	Director
John Stevens	60	Director
Reed Wilcox	72	Director
W. Chadwick Young	50	Director
David Lisonbee	67	Director

Executive Compensation Discussion and Analysis

Introduction

Clene’s executive compensation program is designed to attract and retain individuals with the qualifications to manage and lead Clene as well as to motivate them to develop professionally and contribute to the achievement of Clene’s financial goals and ultimately to create and grow Clene’s overall enterprise value.

Clene’s named executive officers (“NEOs”) for 2020 are:

1.      Robert Etherington: Chief Executive Officer and President

2.      Mark Mortenson: Chief Science Officer

3.      Robert Glanzman, M.D., FAAN: Chief Medical Officer

Employment Agreements

Mr. Etherington is party to an Executive Officer letter agreement with Clene dated August 1, 2014 (the Etherington Agreement), which provides for a base salary of $300,000 per year (subject to periodic adjustment as determined by the Board), an annual incentive bonus of up to 30% of his base salary based on the achievement of performance objectives determined by the Board each year, eligibility to participate in Clene’s benefits plans and paid vacation. Mr. Etherington’s base salary was most recently adjusted in 2017 and is now $335,000. Mr. Etherington is also entitled to certain severance benefits upon a termination of his employment by Clene for a reason other than “cause” or his termination of his employment for “good reason.” Please see “— Severance Arrangements” for additional details.

Mr. Mortenson is party to an Executive Officer letter agreement with Clene dated August 1, 2014, which provides for a base salary of $300,000 per year (subject to periodic adjustment as determined by Clene’s employee compensation policies), and eligibility to participate in Clene’s benefits plans and paid vacation. Mr. Mortenson is entitled to an annual bonus with a target payout of 25% of his salary. Mr. Mortenson’s base salary was most recently adjusted in 2020 and is now $350,000.

Mr. Glanzman is party to an Executive Officer letter agreement with Clene dated March 15, 2019, which provides for a base salary of $325,000 per year (subject to periodic adjustment as determined by Clene’s employee compensation policies), and eligibility to participate in Clene’s benefits plans and paid vacation. Mr. Glanzman is entitled to an annual bonus with a target payout of 25% of his salary. Mr. Glanzman may also receive pay in lieu of notice following the termination of his employment. See “— Severance Arrangements” for additional details. Mr. Glanzman’s base salary was most recently adjusted in 2020 and is now $350,000.

Long-Term Incentive Compensation

Clene’s Stock Plan (the “Plan”), provides for the grant of incentive and non-statutory stock options to employees, officers, directors, and consultants. Shares subject to options that are expired, terminated, surrendered or canceled under the Plan without having been exercised will be available for future grants of awards. In addition, options for shares of common stock that are tendered to Clene by a participant to exercise an award are added back to the Plan’s option pool to increase the number of shares of common stock available for the grant of future awards. The exercise prices, vesting periods and other restrictions are determined at the discretion of the board of directors, except that the exercise price per share of options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date, unless the board of directors sets a shorter term. Stock options granted to employees, officers, members of the board of directors and consultants typically become exercisable over a four-year period. The purpose of the Plan is to align the interests of management with those of stockholders.

Severance Arrangements

Mr. Robert Etherington — Pursuant to the Etherington Agreement, upon a termination of Mr. Etherington’s employment by Clene for a reason other than “cause” or Mr. Etherington’s termination of his employment for “Good Reason,” in exchange for execution and non-revocation of comprehensive general release of claims, Mr. Etherington is entitled to receive one year of base salary, to be paid in accordance with Clene’s usual payroll practices. In addition, if Mr. Etherington’s employment is terminated by Clene for any reason other than “cause” or permanent disability, Clene will pay the same portion of his health insurance premiums of coverage under the Consolidated Omnibus Budget Reconciliation Action (“COBRA”) as it pays for active employees until the earliest of (i) the close of the three-month period following his termination of employment, (ii) the expiration date of his continuation coverage under COBRA or (iii) the date that he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The Etherington Agreement generally provides that “cause” means Mr. Etherington’s (i) unauthorized use or disclosure of Clene’s confidential information or trade secrets, which use or disclosure causes material harm to Clene, (ii) material breach of any written agreement between him and Clene, (iii) material failure to comply with Clene’s written policies or rules after receiving notice of such failure, (iv) conviction of, or his plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) gross negligence or willful misconduct in the performance of his duties to Clene, (vi) continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (vii) failure to reasonably cooperate in good faith with a governmental or internal investigation of Clene or its directors, officers or employees, if Clene has requested his cooperation, unless such request by Clene or cooperation by him is contrary to law or his legal rights.

The Etherington Agreement generally provides that “good reason” means that Mr. Etherington resigns within 12 months after one of the following conditions has come into existence without his consent: (i) a reduction in his base salary by more than 10%, (ii) a material diminution of his authority, duties or responsibilities, (iii) his permanent disability or (iv) a relocation of his principal workplace by more than 50 miles; provided that a condition will not be considered “good reason” unless he gives Clene written notice of the condition giving rise to “good reason” within 90 days after the condition comes into existence and Clene fails to remedy the condition within 30 days after receiving his written notice.

Mr. Robert Glanzman — Clene may terminate Mr. Glanzman’s employment at any time, for any reason, without cause on 90 days’ notice. In its sole discretion, Clene may elect to pay 90 days salary and benefits to Mr. Glanzman in lieu of providing notice.

Compensation Actions Taken in 2020

In April 2020, a 3% cost of living adjustment raise was paid to all Clene employees including the executives, with the exception of Mr. Etherington. A bonus was paid to all employees in May 2020 calculated as a percentage of salary. This bonus included all the executives, with the exception of Mr. Etherington; Mr. Etherington’s bonus was paid in August 2020 at 40% of his salary as proposed by the Board and after receiving Board approval. In addition, August 2020 after the close of the Series D capital raise, selected salary adjustments were paid to many Clene colleagues, including the executives listed above at such salaries as noted; Mr. Etherington did not receive any salary adjustments from the Board, however, since the 2017 adjustment.

Treatment of Equity Incentive Awards in Connection with the Proposed Merger

Upon closing of the merger, Clene stock options currently outstanding under the Plan will convert into options to purchase the Parent’s common stock on the same basis as Clene common stock converts into Parent common stock.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of Clene’s NEOs for the years listed below:

Executive	Year	Base Salary	Bonus	Option Awards(1)	Non-Equity Comp	All Other	Total
Robert Etherington	2018	$329,058	$100,500	$—	$—	$31,332	$460,890
	2019	$335,000	$247,500	$6,151	$4,504	$30,504	$623,659
	2020	$335,000	$134,000	$—	$4,500	$29,004	$502,504

Mark Mortenson	2018	$309,000	$77,250	$—	$—	$31,332	$417,582
	2019	$318,270	$77,520	$43,449	$4,619	$30,504	$474,362
	2020	$350,000	$79,500	$52,139	$4,500	$29,004	$515,143

Robert Glanzman	2018	NA	NA	NA	NA	NA	NA
	2019	$325,000	$—	$47,794	$—	$—	$372,794
	2020	$350,000	$78,750	$57,353	$—	$—	$486,103

____________

(1)      There have been no grants of stock to the NEOs. Stock options are valued using the Black-Scholes option pricing model. Given the absence of trading history of Clene’s common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within Clene’s industry that Clene considers to be comparable to its own business over a period equivalent to the expected term of the stock option grants. The risk-free interest rate for periods within the contractual life of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend is assumed to be zero as Clene has never paid dividends and has no current plans to do so. The expected term represents the period that stock-based awards are expected to be outstanding. For option grants that are considered to be in the ordinary course, Clene determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants, Clene estimates the expected term using historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award. The assumptions used to calculate the value of the stock option awards granted in 2018 are presented in Clene’s financial statements. The weighted average grant-date fair value of options granted during the nine months ended September 30, 2020 and the year ended December 31, 2019 was $0.7061 and $0.2086, respectively.

Outstanding Equity Awards — 2019

The following table provides information regarding outstanding equity awards for Clene’s NEOs as of December 31, 2019:

Name	Number of Securities (Underlying Unexercised Options Vested)	Number of Securities (Underlying Unexercised Options Unvested)	Option Exercise Price ($)	Option Expiration Date
Robert Etherington(1)	8,280,000	0	$.02	7/30/2024
	3,248,076	0	$.07	11/22/2025
Mark Mortenson(2)	5,210,000	0	$.02	7/30/2024
	500,000	1,500,000	$.33	8/25/2029
Robert Glanzman(3)	550,000	1,650,000	$.33	8/25/2029

____________

(1)      Vesting dates — (a) 4/1/2014 (2,070,000) and 1/48 monthly thereafter; (b) 4/1/2014 (812,019) and 1/48 monthly thereafter.

(2)      Vesting dates — (a) 12/28/2013 (1,552,500) and 1/48 monthly thereafter (b) and 8/26/2019 (500,000) and 1/48 monthly thereafter.

(3)      Vesting dates — 8/26/2018 (550,000) and 1/48 monthly thereafter.

Potential Payments Upon Termination or Change in Control

See “— Severance Arrangements.”

There are no NEO compensation provisions tied to a change of control of Clene. None of the outstanding options provide for accelerated vesting upon a change of control.

Director Compensation

All non-employee directors receive non-statutory stock options at the beginning of their tenure on the board and are otherwise uncompensated for their service. The following table provides information regarding non-statutory stock option awards made to directors for the years listed below:

Name/Year	Option Awards ($)(1)		All other Compensation ($)	Total ($)
Shal Jacobovitz(2)
2018	330,000 (3,000,000 options at $.11 share	)	135,983	465,983
2019	0		56,269	56,269
2020	0		28,134	28,134
Alison Mosca(3)
2018	NA		NA	NA
2019	99,000 (300,000 options at $.33 share	)	6,517	105,517
2020	0		7,821	7,821

____________

(1)      There have been no grants of stock to the directors. Options awarded Stock options are valued using the Black-Scholes option pricing model. Given the absence of trading history of Clene’s common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within Clene’s industry that Clene considers to be comparable to its own business over a period equivalent to the expected term of the stock option grants. The risk-free interest rate for periods within the contractual life of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend is assumed to be zero as Clene has never paid dividends and has no current plans to do so. The expected term represents the period that stock-based awards are expected to be outstanding. For option grants that are considered to be in the ordinary course, Clene determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants, Clene estimates the expected term using historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award. The assumptions used to calculate the value of the stock option awards granted in 2018 are presented in Clene’s financial statements. The weighted average grant-date fair value of options granted during the nine months ended September 30, 2020 and the year ended December 31, 2019 was $0.7061 and $0.2086, respectively.

(2)      3,000,000 options to purchase common stock at an exercise price of $0.11 per share.

(3)      300,000 options to purchase common stock at an exercise price of $0.33 per share.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE of Tottenham

Current Directors and Executive Officers of Tottenham

Our current directors and executive officers, their ages and positions are as follows:

Name	Age	Position
Jason Ma	48	Chairman, Chief Executive Officer and Director
Felix Wong	55	Chief Financial Officer and Director
Satoshi Tominaga	42	Director
Albert Lyu	42	Director
Estela Kuo	58	Director

Below is a summary of the business experience of each our executive officers and directors:

Jason Ma.    Mr. Ma has been our Chairman since February 2018 and our Chief Executive Officer since November 2017. Mr. Ma has 18 years of operational and executive experience in consulting, finance and information technology. He joined Plan and Success Investment Co. Ltd, a Hong Kong based boutique financial and consulting service firm specializing in helping clients with corporate finance transactions and strategic marketing penetration and business development, and has been its Managing Partner since November 2008, during which Mr. Ma has been responsible for leading the capital raising, merger and acquisition and listing related activities of its clients. Prior to that he was Vice President of Idea Asia Limited from December 2007 to November 2008 and Executive Director of Titanium Technology Limited from June 2003 to December 2007. Mr. Ma served as a Project Management Director at Ebiz Incubation Co. Ltd., a venture investment and incubation of a Hong Kong based private fund, from November 2000 to January 2003. Mr. Ma obtained a Master of Science in E-commerce and Internet Computing degree from the University of Hong Kong in 2001, a Master of Business Administration degree from Marshall School of Business at University of Southern California in 1998, and a Bachelor of Science in Electronic Engineering and Computer Science degree from the University of California, Berkeley in 1995.

Felix Wong.    Mr. Wong has been our Director and Chief Financial Officer since November 2017. He has 29 years of operational and executive experience in finance, accounting and venture capital. Mr. Wong has served as group Chief Financial Officer of Raytrons Technologies Limited since August 2015, during which Mr. Wong has been overseeing the overall financial function of the Group, including group accounting and corporate governance. Prior to that, he was Chief Financial Officer and Executive Director of Tsing Capital from January 2012 to July 2015, where he managed four funds with a total investment amount of US$600 million and focused on environmental and clean technology investments. Mr. Wong also served as Senior Director and Chief Financial Officer of Spring Capital, a US$250 million fund, from October 2008 until June 2011. Additionally, Mr. Wong was the Chief Financial Officer of Natixis Private Equity Asia from November 2006 till October 2008 and an Associate Director of JAFCO Asia from March 2002 to October 2006. Mr. Wong began his career in 1992 as a Manager for Icon Medialab, was a Senior Finance Manager of Nielsen and Planning-Free Shopper from April 2000 to November 2001 and an Auditor at PricewaterhouseCoopers from August 1989 until March 2000. Mr. Wong earned his Masters of Business degree in 2003 from Curtin University in Australia and a Professional Diploma in Company Secretaryship and Administration from the Hong Kong Polytechnic University in 1989.

Satoshi Tominaga.    Mr. Tominaga has served as one of our directors since February 2018. He has 15 years of experience in investment and private equity. Mr. Tominaga was Managing Director of Kunsheng Investment Hong Kong Limited from May 2016 till July 2017, where he acted as the Investment Head of Japan. Prior to that, Mr. Tominaga served as Managing Director of Fosun International from November 2014 to February 2016, where he acted as the Investment Head of Japan. Before Fosun International, Mr. Tominaga was Executive Director/Expatriate at SBI Hong Kong. He joined SBI Holdings in December 2010 in Japan, and was responsible for the IPO of SBI Holdings in Hong Kong and making investment decisions. Additionally, Mr. Tominaga was Assistant Vice President / Expatriate of Daiwa Capital Markets Hong Kong Limited (Daiwa Securities Group Inc.) from September 2008 until September 2010, and Sales Trader of Daiwa Securities Group Inc. from January 2008 to September 2008. Prior to Daiwa, he joined Calyon Capital Markets Asia (CLSA) as a Private Equity Analyst in January 2007. Mr. Tominaga began his career in 2003 as a Project Leader at NTT DoCoMo Inc. Mr. Tominaga earned his Master of Science in

Global Finance degree from Stern School of Business at New York University / Hong Kong University of Science and Technology in 2012 and a Bachelor of Science in Electrical Engineering degree from the University of California, Los Angeles in 2003.

Albert Lyu.    Mr. Lyu has served as one of our directors since February 2018. He has more than 12 years of experience in finance and accounting. Mr. Lyu served as Chief Financial Officer of China Lending Corporation (NASDAQ: CLDC) from January 2017 until July 2017. Mr. Lyu served in the assurance department of a first tier international accounting firm over the past eleven years. He began his career at Deloitte Touche Tohmatsu LLC in December 2005 as an Associate, left Deloitte in April 2009, and was a Director at Marcum Bernstein & Pinchuk LLP till June 2016. Mr. Lyu is a Member of the Association of Chartered Certified Accountants. Mr. Lyu obtained a Master of Business Studies degree in 2005 from Liverpool Business School at Liverpool John Moores University in the United Kingdom, and a Bachelor of Arts in Accounting degree with honors from Beijing Institute of Fashion Technology in 2003.

Estela Kuo.    Ms. Kuo has served as one of our directors since February 2018. Ms. Kuo has more than 30 years’ experience in consulting, marketing and public relations. She has been the Secretary General of Z-Park Listed Companies Association, which is a think tank performing research and advocacy concerning finance and technology policy for Beijing Government since January 2013. Prior to Z-Park, Ms. Kuo managed her personal investments and acted as an angel investor for a number of start-up ventures starting from October 2009. In May 1999, Ms. Kuo founded Econeo Digital Marketing and served as Managing Director until December 2003. Following the merger of Econeo Digital Marketing into Ogilvy China in 2003, she continued to work for Ogilvy Red Force and served as its Managing Director, and concurrently as Managing Director of Ogilvy Activation China until December 2009. Prior to founding Econeo Digital Marketing, Ms. Kuo founded Magic Media China in May 1997 and was its managing director until May 1999, when it merged with E21 Corporation. Ms. Kuo began her career in 1987 as a brand marketing professional for global companies including Ogivly, Burson-Marsteller, Publicis Groupe and IBM. Ms. Kuo has served as Chairman of Yanxing China Foundation, a charity foundation sponsoring 400 students in twelve top universities in China, since 2009. She is also a Director for Beijing Association of Taiwan Invested Enterprises and the Chairman for the Beijing Alumnus Club of Taipei First Girls’ High School. Ms. Kuo is an Independent Director certified by Shenzhen Stock Exchange. She participated in an EMBA Certificate Program in public policy at the Harvard Kennedy School in 2017. Ms. Kuo obtained her Master of Arts degree in 1986 from the University of California, Santa Barbara, and a Bachelor of Arts in Statistics degree in 1984 from National Chengchi University in Taiwan.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing initial shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Tottenham board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely of independent directors.

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq requires that a majority of our board must be composed of “independent directors.” Currently, Satoshi Tominaga, Albert Lyu and Estela Kuo would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must also be approved by our audit committee and a majority of disinterested independent directors.

Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. We have established an audit committee of the board of directors, which consists of Satoshi Tominaga, Albert Lyu and Estela Kuo, each of whom is an independent director under Nasdaq’s listing standards. Albert Lyu is the Chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to Tottenham board of directors whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Tottenham board of directors has determined that Albert Lyu qualified as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

The members of the Nominating Committee are Satoshi Tominaga, Albert Lyu and Estela Kuo, each of whom is an independent director under NASDAQ’s listing standards. Estela Kuo is the Chairperson of the Nominating Committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to Tottenham Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of the Compensation Committee are Satoshi Tominaga, Albert Lyu and Estela Kuo, each of whom is an independent director under Nasdaq’s listing standards. Satoshi Tominaga is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our president and chief executive officer’s compensation, evaluating our president and chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our president and chief executive officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner during the fiscal year ended December 31, 2019.

Code of Ethics

We adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

PUBCO’S DIRECTORS AND EXECUTIVE OFFICERS AFTER THE BUSINESS COMBINATION

PubCo’s directors and executive officers after the Business Combination will be as follows:

Name	Age	Position
Robert Etherington	54	President, Chief Executive Officer and Director
Mark Mortenson	62	Chief Science Officer
Robert Glanzman	64	Chief Medical Officer
Michael Hotchkin	47	Chief Business Officer
Ted (Tae Heum) Jeong	50	Chief Financial Officer
Shalom Jacobovitz	59	Chairman of the board, Independent Director
Alison Mosca	47	Independent Director
Jonathon Gay	43	Independent Director
David Matlin	59	Independent Director
John Stevens	60	Independent Director
Reed Wilcox	72	Director
Chidozie Ugwumba	38	Independent Director

Robert Etherington.    Mr. Etherington has been Clene’s president, chief executive officer and director since April 2013 and is in charge of overall management, business, and strategy of Clene. Mr. Etherington has over 28 years of experience in commercialization of pharmaceuticals and biotech products. Mr. Etherington began his pharmaceutical career with a number of sales and marketing roles at Parke-Davis, a division of Pfizer, culminating in a Team Leader position over the drug Lipitor. He left Pfizer in 2000 to be the founding Director of Marketing during the IPO year of Swiss-based, Actelion Pharmaceuticals, focused in cardiopulmonary disease. Mr. Etherington has served on the board of BioUtah, an independent trade association serving the life science industry in the State of Utah, including a term as vice-chair, chairman and executive chair, since June 2016. Mr. Etherington has also been a director of Corsair LLC, a privately held biotechnology company, since March 2018. Mr. Etherington obtained a bachelor’s degree of art from Brigham Young University in August 1990. He received his master’s degree of business administration from Brigham Young University in April 1992, majored in business with a pharmaceutical healthcare emphasis. Mr. Etherington also completed the alumnus-granting General Management Program in Harvard University in June 2011. Mr. Etherington was selected to serve on the board of directors because, as CEO of Clene, he provides valuable operational and strategic insights to the board’s decision-making process. The board also values and benefits from Mr. Etherington’s experience in the pharmaceutical industry.

Mark Mortenson.    Mr. Mortenson is Clene’s co-founder and chief science officer of Clene. Mr. Mortenson is the co-inventor of the technology platform developed to produce clean-surface nanocrystal (CSN™) therapeutics, as well as the inventor/co-inventor on 17 other US patents and hundreds of corresponding foreign patents. Mr. Mortenson is a former chief patent counsel responsible for approximately 5,500 patents and patent applications in the United States and 44 foreign countries, and is the former chief operating officer of research, development, and manufacturing for an advanced materials-based company of over 300 employees. Mr. Mortenson received his bachelor’s degrees in physics and in ceramic engineering from Alfred University in 1980, his master’s degree in material science from Pennsylvania State University in 1982, and his Juris Doctor from George Washington University in 1986.

Robert Glanzman.    Dr. Glanzman has been Clene’s Chief Medical Officer since July 2019. Dr. Glanzman is board certified in neurology, and a Fellow of the American Academy of Neurology. Dr. Glanzman spent seven years as Assistant Clinical Professor at Michigan State University, where he maintained clinical practice, taught residents and acted as principal investigator for numerous clinical trials. Dr. Glanzman spent eight years at Pfizer as Senior Medical Director and Team Leader of the medical affairs team for interferon beta-1a (Rebif). In 2007, he moved to Novartis where he oversaw the successful Phase III development of fingolimod (Gilenya) and the commercial launch of interferon beta-1b (Extavia), in the US. In 2009, he was recruited by the Roche Group as Global Development Team Leader for the ocrelizumab (Ocrevus) program from the end of Phase II through the initiation of Phase III, in 2012. Following this, he held positions of increasing responsibilities at Purdue Pharmaceuticals, Nektar Therapeutics and, from December 2015 to June 2019, was Chief Medical Officer of GeNeuro S.A. Dr. Glanzman has co-authored numerous peer-reviewed publications. Dr. Glanzman received a bachelor’s degree of science in biology from the University of North Carolina at Charlotte in 1982. He obtained a doctorate in medicine from the Wake Forest

University School of Medicine in 1987. Dr. Glanzman’s clinical training includes an internship in internal medicine at the NY Medical College, completed in 1988, a residency in neurology at the University of Michigan, completed in 1991, and a fellowship in diagnostic nuclear medicine at Duke University, completed in June 1992.

Michael Hotchkin.    Mr. Hotchkin has been the chief business officer of Clene since April 2015. He has over twenty years of experience in pharmaceutical commercialization, planning, strategy development, and medical affairs. Mr. Hotchkin started his career at Parke-Davis pharmaceuticals and was part of the founding team at Actelion US, Inc. launching multiple best-in-class products for orphan disorders. Prior to joining Clene Nanomedicine Inc., Mr. Hotchkin led the commercialization efforts for Actelion’s Genetics Business Unit including clinical development activities, which resulted in the doubling of sales for two different pharmaceutical drugs. During his 12-year tenure at Actelion he implemented new market planning activities for Actelion globally, directed U.S. strategy development, and led marketing activities for both multiple medicines. At Clene, Mr. Hotchkin leads commercial planning and strategy development, preclinical translational medicine, and health regulatory authority filings. Mr. Hotchkin received a bachelor’s degree of arts in political science and government from Pepperdine University in 1996.

Dr. Ted (Tae Heum) Jeong.    Dr. Jeong has been Clene’s chief financial officer since December 2020. Dr. Jeong has more than 20 years of experience as a venture capitalist and a financial executive. He is a managing partner and co-founder of KSV Global Innovations, a growth-stage investment firm. Before becoming CFO of Clene, Dr. Jeong was CFO of Rexahn Pharmaceuticals, Inc. (Nasdaq: REXN), an oncology and CNS-focused biopharmaceutical company, from 2002 to 2018, where he completed equity financings totaling more than $170 million and was also responsible for forming strategic alliances and executing license deals in the U.S., Europe, and Asia. From 1997 to 2002, he served as the Senior Investment Manager at Hyundai Venture Investment Corporation, a subsidiary of the Hyundai Motors conglomerate and one of the largest venture capital firms in South Korea, where he operated two of the first healthcare venture capital funds in Korea. Dr. Jeong received his bachelor’s and master’s degrees of science in chemistry from Pohang University of Science & Technology. He also holds an master’s of science in finance from Johns Hopkins University, and a doctorate of management from the University of Maryland. He currently serves on the board of directors of Neurobo Pharmaceuticals (Nasdaq: NRBO), where he is chair of the audit committee.

Shalom Jacobovitz. Mr. Jacobovitz has been Clene’s director since March 2013 and the chairman of Clene’s Board since November 2015, and is in charge of supervising and providing independent judgement to our Board, as well as overall strategic planning and business planning of Clene. Mr. Jacobovitz has over 30 years of professional experience in the development of pharmaceuticals and biotech products. From October 2003 to April 2013, Mr. Jacobovitz served as the president of Actelion Pharmaceuticals U.S., Inc., a subsidiary of Actelion, and was responsible for implementing strategies globally. From April 2013 to February 2018, Mr. Jacobovitz was the chief executive officer of American College of Cardiology, and was responsible for developing and implementing strategies and managing the members. Since March 2018, Mr. Jacobovitz has been serving at CiVi Biopharma, Inc., a biopharmaceutical company based in the United States, as the chief executive officer and in charge of the overall management and business strategies. Mr. Jacobovitz received his bachelor’s degree of science in biology from the Western University (formerly known as the University of Western Ontario) in 1986. Mr. Jacobovitz was invited to serve as a director of Clene because of his extensive experience in the pharmaceutical and biotech industries, training in strategy and proven leadership qualities.

Alison Mosca.    Ms. Mosca has been Clene’s directors since September 2019. Ms. Mosca is a Managing Director & CEO of Kensington Capital Holdings, the firm she co-founded in 2008. Ms. Mosca brings over 25 years of experience, focused on private family wealth management, including wealth structuring, preservation and transfer, philanthropic advising, tax, investment and risk management counsel. Prior to founding Kensington Capital Holdings, Ms. Mosca built a multi-family office within Audax Group, a leading middle market private equity firm for the founding members and their families. Previous to her work at Audax Group, Ms. Mosca spent several years at PricewaterhouseCoopers. Her experience at PricewaterhouseCoopers included the Private Client Group & Audit Assurance serving a variety of clients, including broker dealers, venture capital & private equity funds and their general partners, investment managers, insurance, high tech & and manufacturing companies. Ms. Mosca’s experience also includes both non-profit and for profit board level experience and mentoring. Ms. Mosca is a Certified Public Accountant, she received her MS with distinction in Personal Financial Planning from Bentley University and her BS, cum laude with university honors program distinction, in Accounting from Northeastern University. Ms. Mosca was selected as director because of her deep experience in financial, accounting and both public and private investment matters.

Jonathon Gay.    Mr. Gay is a Managing Partner at Kensington-SV Global Innovations LP (KSV), a growth stage investment firm which he co-founded in 2018. Prior to joining KSV, Mr. Gay was Managing Partner and co-led the investment strategy of Kensington Capital Ventures, where he oversaw transaction and execution of deals and monitored portfolio companies. Previous to co-leading KCV, he was a principal at KCH, a single-family office where he focused on PE/VC fund and direct investment strategies. Prior to joining KCH, Mr. Gay worked as a Vice President at HGGC in Palo Alto, California. While at HGGC, Mr. Gay performed functions in all aspects of the firm’s private equity practice including fund raising, investment sourcing, investment analysis and deal execution. Prior to joining HGGC, Mr. Gay served as an Operations Analyst at Sorenson Capital. Mr. Gay received his MBA from the Fuqua School of Business at Duke University. Mr. Gay was selected to serve as a director due to his investment experience in healthcare and biotech industries; expertise in venture, growth equity and late-stage investments; and proven business acumen.

David Matlin.    Mr. Matlin is the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a global private equity firm, which he co-founded in 2002. David was a former Managing Director at Credit Suisse First Boston and also a founding partner of Merrion Group, L.P. He currently serves on the public boards of Flagstar Bancorp, Inc. (NYSE: FBC) and U.S. Well Services, Inc. (NASDAQ: USWS), as well as privately held DermaSensor, Inc., Pristine Surgical, LLC, and Traffk, LLC. Mr. Matlin holds a Juris Doctor degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania. Mr. Matlin was selected to serve as a director due to his many years of experience successfully investing in and controlling a wide array of both mature and start-up businesses.

John Stevens.    Dr. Stevens has been Clene’s director since November 2015. From March 2013 to July 2015, he also served as the chairman of Clene’s Board. Dr. Stevens founded Heartport, Inc., a minimally invasive cardiac surgery company which was acquired by Johnson and Johnson in 2001, and served as the chief technology officer with that company from 1996 to 2001. Dr. Stevens co-founded Amp Resources, a renewable energy company, and served as the executive chairman of the board. Dr. Stevens co-founded Sundrop Fuels, Inc. and served as the chief executive officer. From April 2010 to May 2019, Dr. Stevens was the co-founder of and served as chief executive officer at HeartFlow, Inc., a medical technology company focusing on cardiovascular disease. Dr. Stevens received a bachelor’s degree of science in psychology and communications from University of Utah in 1982. He obtained a doctor of medicine degree in medicine from Stanford University in June 1987. Dr. Stevens was chosen to serve as a director due to his medical credentials, understanding of human physiology, depth of knowledge and experience in clinical, ethical, quality and regulatory requirements for a healthcare company, and for his knowledge regarding investing in growth-oriented companies.

Reed Wilcox.    Mr. Wilcox has been Clene’s director since March 2013. Mr. Wilcox was a co-founder of Clene and served as its chief development officer from March 2013 to September 2014. Since January 2015, Mr. Wilcox has provided strategic innovation and growth consulting services to Clene. Mr. Wilcox has extensive experience in management, growth and strategy consulting, having served as a Vice President and Director of Boston Consulting Group, the founder and owner of Resonance RNW LLC Consulting and a Managing Partner at Wilcox & Company. Mr. Wilcox also co-founded General Resonance and served as its chief development officer for more than eight years. Since September 2014, Mr. Wilcox has been the president and trustee of Southern Virginia University, a private liberal arts college in Buena Vista, Virginia, and currently also serves as a trustee and a member of the executive committee of the board of trustees, responsible for overall leadership and operations of the college. Mr. Wilcox received a bachelor’s degree of arts in economics and international relations from Brigham Young University in 1972. Mr. Wilcox also earned his Juris Doctor degree cum laude from Harvard Law School and M.B.A with High Distinction from Harvard Business School. Mr. Wilcox’ perspective as a co-founder of Clene and his strong background in growing businesses qualify him for service on the board.

Chidozie Ugwumba.    Mr. Ugwumba serves as a Managing Director and Co-Head of the Direct and Impact Investment Group of WIT, LLC — an investment management entity affiliated with Walton Enterprises. In his role, Mr. Ugwumba co-leads a multi-asset class investment team, and has an individual focus on sourcing, due diligence, and execution of healthcare and biotech venture capital transactions. He has led numerous investments in therapeutics companies in the US and Europe, across CNS, GI, cardiac, oncology, and infectious disease, and across modalities including small molecule, cell, gene, and regenerative therapy. Mr. Ugwumba also provides strategic advice to WIT, LLC’s healthcare and biotech portfolio companies and venture capital fund partners as a Director or Advisory Committee member. Prior to joining WIT, Mr. Ugwumba worked on the Private Credit and Infrastructure teams at Partners Group, a global private investment manager. He began his investment career as a public equity analyst at Neuberger Berman, and was a co-founder of Hunting Hill Global Capital — a global event-driven hedge fund. Mr. Ugwumba received an MBA from the Johnson Graduate School of Management at Cornell University, and a BA in Political Science from Amherst College. He is a CFA, and CAIA charter holder. Mr. Ugwumba was selected to serve as a director because of his relevant experience and expertise and extensive knowledge of biotech investments.

Corporate Governance

We will structure our corporate governance in a manner that we believe will closely align our interests with those of our stockholders following the merger and complies with the rules and regulations applicable to a publicly listed company. Notable features of this corporate governance structure include:

•        all members of our audit, compensation and nominating and corporate governance committees at the time of merger will be independent, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Board Committees

After the completion of the merger, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.

Our president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the merger, we expect to have an audit committee, consisting of Alison Mosca, who will be serving as the chairperson, Shalom Jacobovitz and Chidozie Ugwumba. Each proposed member of the audit committee qualifies as an independent director under Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market and the independence requirements of Rule 10A-3 of the Exchange Act. Following the merger, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication within the meaning of the Listing Rules of the NASDAQ Stock Market.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

Our board of directors will adopt a written charter for the audit committee which will be available on our website upon the completion of the merger.

Compensation Committee

Upon the completion of the merger, we expect to have a compensation committee, consisting of Shalom Jacobovitz, who will be serving as the chairperson, John Stevens and Alison Mosca.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors will adopt a written charter for the compensation committee which will be available on our website upon the completion of the merger.

Nominating and Corporate Governance Committee

Upon the completion of the merger, we expect to have a nominating and corporate governance committee, consisting of David Matlin, who will be serving as the chairperson, Jonathan Gay and John Stevens.

The purpose of our nominating and corporate governance committee will be to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on our website upon completion of the merger.

Code of Business Conduct

We will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be available on our website upon the completion of the merger. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Related Person Policy of PubCo

PubCo will adopt a formal written policy that will be effective upon the Business Combination providing that PubCo’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of PubCo’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with PubCo without the approval of the Nominating and Corporate Governance Committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which PubCo and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to PubCo as an employee or director are not covered by this policy.

Under the policy, PubCo will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable PubCo to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, PubCo’s Audit Committee, or other independent body of the PubCo Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, PubCo’s best interests and those of PubCo’s stockholders, as PubCo’s Audit Committee, or other independent body of the PubCo Board, determines in the good faith exercise of its discretion.

PubCo’s Audit Committee has determined that certain transactions will not require the approval of the Audit Committee including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of PubCo’s common stock and all holders of PubCo’s common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2019, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Compensation of Directors and Officers

Overview

Following the closing of the merger, we expect PubCo’s executive compensation program to be consistent with Clene’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with our financial performance; and

•        align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the merger, decisions with respect to the compensation of our named executive officers will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the merger. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Base Salary

We expect that our named executive officers’ base salaries in effect prior to the merger will continue as described under “Directors, Executive Officers, Executive Compensation and Corporate Governance of Clene — Executive Compensation”, subject to immaterial increases made in connection with Clene’s annual review of its named executive officers’ base salaries, and be reviewed annually by the compensation committee.

Annual Bonuses

We expect that PubCo will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect PubCo to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of PubCo’s equity holders. Stock-based awards will be awarded in future years under the Incentive Plan, which has been adopted by TOTA’s board of directors and is being submitted to TOTA’s shareholders for approval at the Extraordinary General Meeting. For a description of the Incentive Plan, please see “Proposal No. 15 The Incentive Plan Proposal.”

Other Compensation

We expect PubCo to continue to maintain various employee benefit plans currently maintained by Clene, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect PubCo to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Clene that are not generally available to all employees. For additional details, please see “Directors, Executive Officers, Executive Compensation and Corporate Governance of Clene — Executive Compensation.”

Director Compensation

Following the merger, directors of PubCo will receive varying levels of compensation for their services as directors and members of committees of PubCo’s board of directors. PubCo anticipates determining director compensation in accordance with industry practice and standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT PRIOR TO THE BUSINESS COMBINATION

Security Ownership of Certain Beneficial Owners and Management of Tottenham

The following table sets forth as of December 4, 2020 the number of ordinary shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding ordinary shares (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. As of December 4, 2020, we had 3,456,423 ordinary shares issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record of beneficial ownership of any ordinary shares issuable upon exercise of the warrants or conversion of rights, as the warrants are not exercisable within 60 days of the Record Date and the rights are not convertible within 60 days of the Record Date.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Ordinary Shares	Approximate Percentage of Outstanding Ordinary Shares
Norwich Investment Limited	1,230,000	35.59%
Jason Ma	30,000	* %
Felix Wong	30,000	* %
Satoshi Tominaga	25,000	* %
Albert Lyu	25,000	* %
Estela Kuo	25,000	* %
All directors and executive officers as a group (5 individuals)	135,000	3.91%
Oxford Asset Management LLP(2)	335,000	9.69%
Karpus Investment Management(3)	403,050	11.66%
Basso SPAC Fund LLC(4)	301,630	8.73%
Basso Management, LLC(4)	301,630	8.73%
Basso Capital Management, L.P.(5)	301,630	8.73%
Basso GP, LLC(4)	301,630	8.73%
Howard I. Fischer(4)	301,630	8.73%
Mizuho Financial Group, Inc.(5)	153,082	4.43%
Periscope Capital Inc.(6)	331,400	9.59%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is Unit 902, 9/F, Lucky Building, 39 Wellington Street, Central, Hong Kong.

(2)      Based on a Schedule 13G filed by the reporting person. The reporting person has a business address of OxAM House, 6 George Street, Oxford, United Kingdom, OX1 2BW.

(3)      Based on a Schedule 13G filed by the reporting person. The address for the reporting person is 183 Sully’s Trail, Pittsford, New York 14534. Karpus Management, Inc., d/b/a Karpus Investment Management (“KIM”), is an investment advisor in accordance with §240.13d-1(b)(1)(ii)(E). Accounts managed by KIM (the “Accounts”) have the right to receive all dividends from, and any proceeds from the sale of the shares. None of the Accounts has an interest in shares constituting more than 5% of the shares outstanding.

(4)      Based on a Schedule 13G filed by the reporting person. The reporting person has a business address of 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902. Basso Management, LLC is the manager of Basso SPAC Fund LLC (“Basso SPAC”). Basso Capital Management, L.P. (“BCM”) serves as the investment manager of Basso SPAC. Basso GP, LLC (“Basso GP”) is the general partner of BCM. Mr. Fischer is the sole portfolio manager for Basso SPAC, the Chief Executive Officer and a founding partner of BCM, and a member of each of Basso Management, LLC and Basso GP. Accordingly, each of Basso Management, LLC, BCM, Basso GP and Mr. Fischer may be deemed to indirectly beneficially own the Shares reported herein.

(5)      Based on a Schedule 13G filed by the reporting person. The address for the reporting persons is –5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary.

(6)      Based on a Schedule 13G filed by the reporting person. The address for the reporting persons is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2. Periscope Capital Inc. acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds.

SECURITY OWNERSHIP OF CLENE AND THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of (i) Clene as of the date of this proxy statement/consent solicitation statement/prospectus, and (ii) PubCo Common Stock immediately after the consummation of the Business Combination by:

•        each person known to either Clene or PubCo, as applicable, who will be the beneficial owner of more than 5% of any class of PubCo shares immediately after the Business Combination;

•        each of their respective officers and directors; and

•        all of their respective officers and directors as a group.

Unless otherwise indicated, Clene and PubCo each believe that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all PubCo’s securities beneficially owned by them.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Accordingly, all Clene common stock and PubCo Common Stock, as applicable, subject to options or warrants that are exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the holders of such options or warrants for the purpose of calculating the holder’s beneficial ownership. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, Clene and PubCo each believe, based on the information furnished to them, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws.

The number of shares and the percentage of beneficial ownership of each class of shares is based on the number of shares of Clene stock issued and outstanding as of December 4, 2020 and assumes conversion from Clene shares to PubCo Common Shares at a rate of 0.1387 (which includes the 5% shares that will be held in escrow), which consists of 17,416,968 shares of common stock and 36,834,314 shares of preferred stock.

Subject to the paragraph above, the percentage ownership of PubCo immediately after the consummation of the Business Combination is based on 60,007,944 shares of PubCo Common Stock to be issued and outstanding upon consummation of the Business Combination. The table below assumes (i) the issuance of the 54,254,055 shares of PubCo Common Stock in the Acquisition Merger; (ii) the issuance of up to 3,937,923 shares of PubCo Common Stock to the Tottenham shareholders in connection with the Reincorporation Merger (assuming there are no Tottenham shareholders who exercise their redemption rights and an aggregate of 481,500 shares are issued upon conversion of the TOTA Rights, including private rights); (iii) assuming no exercise of the PubCo Warrants or the PIPE Warrants; (iv) the issuance of 344,600 shares of PubCo Common Stock upon conversion of the Notes issued to the Sponsor; (v) the cancellation and forfeiture of 750,000 insider shares pursuant to the Merger Agreement; (vi) an aggregate of 1,500,000 PIPE Shares are issued at the closing of the Business Combination; and (vii) the issuance of 721,366 shares of PubCo Common Stock to LifeSci as financial advisor to the Business Combination (assuming there are no Tottenham shareholders who exercise their redemption rights).

		Clene Nanomedicine, Inc. Shares Pre-Business Combination				Clene Inc. Shares Post-Business Combination
		Common Stock		Preferred Stock		Common Stock
Name and Address of Beneficial Owner(1)	Director/ Officer Status(2)	Number of Shares Beneficially Owned	Percentage of Class(3)	Number of Shares Beneficially Owned	Percentage of Class(4)	Number of Shares Beneficially Owned	Percentage of Class(5)
Executive Officers and Directors
Robert Etherington(6)	Pre and Post	1,598,944	8.4%	—	*	1,598,944	2.6%
Mark Mortenson(7)	Pre and Post	1,138,727	6.2%	—	*	1,138,727	1.9%
Robert Glanzman(8)	Pre and Post	305,140	1.7%	—	*	305,140	*
Shalom Jacobovitz(9)	Pre and Post	416,772	2.3%	54,207	*	470,979	*
Alison H. Mosca(10)(11)(12)	Pre and Post	41,610	*	5,321,951	14.1%	5,363,561	8.8%
Robert C. Gay(13)(14)(15)	Pre	15,950,500	91.6%	5,289,610	14.0%	21,240,110	34.9%
John H. Stevens(16)(17)	Pre and Post	287,109	1.6%	108,477	*	395,586	*
Reed N. Wilcox(18)	Pre and Post	574,218	3.2%	—	*	574,218	* %
David T. Lisonbee(19)(20)	Pre	—	*	4,547,664	12.3%	4,547,664	7.6%
Jonathon T. Gay(21)	Post	215,331	1.2%	47,885	*	263,216	*
David J. Matlin	Post	—	*	1,144,364	3.1%	1,144,364	1.9%
Chidozie Ugwumba	Post	—	*	—	*	—	*
All Executive Officers and Directors Before Business Combination(22)	Pre	20,996,383	94.4%	15,321,909	39.7%	36,318,292	54.5%
All Executive Officers and Directors After Business Combination(23)	Post	5,261,214	23.4%	6,676,884	17.7%	11,938,098	18.1%
5% or greater holders
Kensington Investments, L.P.(24)(25)		—	*	3,859,665	10.2%	3,859,665	6.3%
United Therapeutics Corporation		—	*	4,162,089	11.3%	4,162,089	6.9%
4Life Research LLC(26)		—	*	3,990,448	10.8%	3,990,448	6.6%
AK Holdings Company, LC(27)(28)		—	*	6,150,619	16.2%	6,150,619	10.1%
General Resonance(29)		15,950,500	91.6%	—	*	15,950,500	26.6%

____________

(*)      Less than 1% of our total outstanding shares on an as converted basis.

(1)      Unless otherwise indicated, the business address of our directors and executive officers is 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121.

(2)      The table includes the directors and executive officers of Clene prior to the consummation of the Business Combination and the directors and executive officers of PubCo after the Business Combination. This column indicates whether the individual is serving as a director or officer pre-consummation of the Business Combination, post-consummation of the Business Combination, or both.

(3)      Percentage ownership is calculated by dividing the number of shares of Clene common stock beneficially owned by such person or group by the sum of the number of shares that the individual or group has the right to acquire within 60 days of December 4, 2020 plus 17,416,968 shares of Clene common stock outstanding as of December 4, 2020.

(4)      Percentage ownership is calculated by dividing the number of shares of Clene preferred stock beneficially owned by such person or group by the sum of the number of shares that the individual or group has the right to acquire within 60 days of December 4, 2020 plus 36,834,314 shares of Clene preferred stock outstanding as of December 4, 2020.

(5)      Percentage ownership is calculated by dividing the number of shares of PubCo Common Stock beneficially owned by such person or group by the sum of the number of shares that the individual or group has the right to acquire within 60 days of December 4, 2020 plus 60,007,944 shares of PubCo common stock outstanding as of December 4, 2020.

(6)      This amount includes 1,598,944 shares subject to options that are exercisable within 60 days of December 4, 2020.

(7)      This amount includes 1,000,027 shares subject to options that are exercisable within 60 days of December 4, 2020.

(8)      This amount includes 305,140 shares subject to options that are exercisable within 60 days of December 4, 2020.

(9)      This amount includes 416,772 shares subject to options that are exercisable within 60 days of December 4, 2020.

(10)    This amount includes 41,610 shares subject to options that are exercisable within 60 days of December 4, 2020.

(11)    Includes 1,429,945 shares of common stock that are beneficially owned by the Robert C. Gay 1998 Family Trust. Ms. Mosca is the trustee of the Robert C. Gay 1998 Family Trust. The shares beneficially owned by the Robert C. Gay 1998 Family Trust may also be deemed to be beneficially owned by Ms. Mosca.

(12)    Includes 3,859,665 shares of common stock that are beneficially owned by Kensington Investments, L.P. Ms. Mosca is the chief executive officer of Kensington Investments, L.P. The shares beneficially owned by Kensington Investments may also be deemed to be beneficially owned by Ms. Mosca.

(13)    This amount includes 1,429,945 shares of common stock that are beneficially owned by the Robert C. Gay 1998 Family Trust. Mr. Gay is the manager of the Robert C. Gay 1998 Family Trust. Mr. Gay may be deemed to share voting and investment power with respect to all shares owned by the Robert C. Gay 1998 Family Trust.

(14)    This amount includes 15,950,500 shares of common stock that are beneficially owned by General Resonance, LLC. Mr. Gay is a member of General Resonance, LLC. Mr. Gay may be deemed to share voting and investment power with respect to all shares owned by General Resonance, LLC

(15)    This amount includes 3,859,665 shares of common stock that are beneficially owned by Kensington Investments, L.P. Mr. Gay is the founder and majority equity holder of Kensington Investments, L.P. The shares beneficially owned by Kensington Investments may also be deemed to be beneficially owned by Mr. Gay.

(16)    This amount includes 287,109 shares subject to options that are exercisable within 60 days of December 4, 2020.

(17)    This amount includes 108,477 shares of common stock that are beneficially owned by the John H Stevens and Marcia Kirk Stevens Family Trust. Mr. Stevens is the trustee of the John H Stevens and Marcia Kirk Stevens Family Trust. The shares beneficially owned by the John H Stevens and Marcia Kirk Stevens Family Trust may also be deemed to be beneficially owned by Mr. Stevens.

(18)    This amount includes 554,800 shares subject to options that are exercisable within 60 days of December 4, 2020.

(19)    This amount includes 541,753 shares of common stock that are beneficially owned by Legato Investments, LLC. Mr. Lisonbee is the manager of Legato Investments, LLC. Mr. Lisonbee may be deemed to share voting and investment power with respect to all shares owned by Legato Investments, LLC.

(20)    This amount includes 3,990,448 shares of common stock that are beneficially owned by 4Life Research LLC. Mr. Lisonbee is the chairman of 4Life Research, LLC. Mr. Lisonbee may be deemed to share voting and investment power with respect to all shares owned by 4Life Research, LLC.

(21)    This amount includes 215,331 shares subject to options that are exercisable within 60 days of December 4, 2020.

(22)    This amount includes the directors and officers of Clene prior to the Business Combination, as listed and indicated above, and Michael Hotchkin and Matthew Gardner.

(23)    This amount includes the directors and officers of Clene after to the Business Combination, as listed and indicated above, and Michael Hotchkin and Matthew Gardner.

(24)    The shares beneficially owned by Kensington Investments, L.P. may also be deemed to be owned by Robert C. Gay and Ms. Mosca. Robert C. Gay is the founder and majority equity holder of Kensington Investments L.P. and Ms. Mosca is the chief executive officer of Kensington Investments L.P.

(25)    This amount includes approximately 742,809 shares that would be issued to Kensington Investments, L.P. if it elected to convert its Series A warrant and 159,962 shares that would be issued to Kensington Investments, L.P. if it elected to convert its senior warrant.

(26)    The shares beneficially owned by 4Life Research LLC may also be deemed to be beneficially owned by David T. Lisonbee. Mr. Lisonbee is the chairman of 4Life Research.

(27)    The shares beneficially owned by AK Holdings Company, LC may also be deemed to be beneficially owned by Alan and Karen Ashton. Mr. and Ms. Ashton each own 50% of AK Holdings Company, LC and Mr. Ashton is the chief executive officer of AK Holdings Company, LC.

(28)    This amount includes approximately 863,266 shares that would be issued to AK Holdings Company, LC if it elected to convert its Series A warrant and 159,962 shares that would be issued to AK Holdings Company, LC if it elected to convert its senior warrant.

(29)    The shares beneficially owned by General Resonance may also be deemed to be beneficially owned by Robert C. Gay. Robert C. Gay is a member of General Resonance.

CERTAIN TRANSACTIONS

Certain Transactions of Tottenham

In November 2017, the Sponsor subscribed for an aggregate of 1,000 of ordinary shares for an aggregate purchase price of $1, or approximately $0.0001 per share. In February 2018, the Sponsor subscribed for an aggregate of 1,150,000 of ordinary shares for an aggregate purchase price of $25,000, or approximately $0.022 per share. Concurrently, in February 2018, Tottenham repurchased 1,000 ordinary shares at a consideration of $1 or $0.0001 per share, from the Sponsor.

The initial shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their insider shares until, with respect to 50% of the insider shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the insider shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, Tottenham completes a liquidation, merger, stock exchange or other similar transaction which results in all of Tottenham shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Simultaneously with the closing of the IPO, Tottenham consummated a private placement of 215,000 Private Units at a price of $10.00 per unit, generating total proceeds of $2,150,000. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Private Units are identical to the units sold in the IPO except that the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. Additionally, because the Private Units will be issued in a private transaction, the Sponsor will be allowed to exercise the private warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. Furthermore, the holders agreed (A) to vote their private shares and any public shares acquired in or after the IPO in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our memorandum and articles of association that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the applicable period of time, unless we provide our public shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the private shares) into the right to receive cash from the trust account in connection with a shareholder vote to approve our proposed initial business combination (or sell any shares they hold to us in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of our certificate of incorporation relating to the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the applicable period of time, and (D) that the private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the trust account if a business combination is not consummated. Additionally, the Sponsor (and/or their designees) have agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions agreed to by the insiders) until the completion of our initial business combination.

If public units or shares are purchased by any of Tottenham’s initial shareholders (including the Sponsor), they will be entitled to funds from the trust account to the same extent as any public shareholder upon Tottenham’s liquidation but will not have redemption rights related thereto.

The Sponsor advanced Tottenham an aggregate of $3,216,628 to cover expenses related to the IPO. The advances were non-interest bearing and due on demand. As of September 30, 2020 and December 31, 2019, advances of $3,216,628 and $1,309,645 were outstanding and due on demand.

On July 23, 2019, October 25, 2019, January 21, 2020, May 6, 2020, July 31, 2020, November 6, 2020, and December 3, 2020, Tottenham issued unsecured promissory notes in the aggregate principal amount of $460,000, $460,000, $460,000, $316,627, $316,627, $115,028.27 and $115,028.27, respectively, to the Sponsor in exchange for it depositing such amounts into the trust account in order to extend the amount of time it has available to complete a business combination until January 6, 2021. These notes do not bear interest and mature upon closing of a business combination. In addition, the notes may be converted by the holder into Private Units identical to the units issued in the IPO at a price of $10.00 per unit.

Related Party Policy of Tottenham

Our code of ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial shareholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Certain Transactions of Clene

In 2018, Clene established a license agreement and an exclusive supply agreement with 4Life, an international supplier of health supplements and a related party. For additional details on the terms of these agreements, see “Business — License Arrangements.”

Clene did not have any material related party transaction during 2018, 2019 or the nine months ended September 30, 2020. Please refer to Note 17 of Clene’s financial statements provided elsewhere in this proxy statement/consent solicitation statement/prospectus for additional details.

SHARES ELIGIBLE FOR FUTURE SALE

The proposed amended and restated certificate of incorporation of PubCo authorizes a total number of shares of all classes of stock of 101,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”). All of the PubCo Common Stock issued in connection with the Reincorporation Merger will be freely transferable by persons other than by PubCo’s “affiliates” without restriction under the Securities Act, subject to the restrictions detailed below. The PubCo Common Stock issued in the Acquisition Merger will also be registered at the closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of shares of PubCo Common Stock in the public market could adversely affect prevailing market prices of the PubCo Common Stock. Prior to the Business Combination, there has been no public market for PubCo Common Stock. PubCo intends to apply for listing of the PubCo Common Stock and PubCo Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the PubCo Common Stock or PubCo Warrants.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and PubCo’s Certificate of Incorporation, the fully paid-up ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence as the directors may require to show the right of the transferor to make the transfer. PubCo will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Lock-Up Agreements

Shares to be issued in the Acquisition Merger to the current Clene stockholders will be subject to certain restrictions on sale and cannot be sold for at the least six (6) months (or in certain cases, twelve (12) months) from the date of the Business Combination unless such stockholder holds no more than 2.5% of share capital in Clene (on a fully-diluted basis).

Escrow Agreements

In addition, 400,000 shares of PubCo Common Stock held by our initial shareholders that are currently in an escrow account will be released and available for sale as early as six months from the date of the Business Combination provided that 50% of such shares will be released on the date on which the closing price of the shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination.

In connection with Clene’s indemnification obligations under the Merger Agreement, PubCo, the Stockholders’ Representative and the Escrow Agent, will enter into an escrow agreement at the time of the consummation of the Business Combination. 2,712,702 shares of its PubCo Common Stock (which will not be fully paid at issuance) will be deposited into an escrow account with the escrow agent for the escrow period to satisfy any potential claims against the current Clene stockholders brought pursuant to the Merger Agreement.

The escrow shares will be issued as partly paid. During the escrow period, the Clene stockholders shall be entitled to vote and to receive dividends on the escrow shares. if any claims are to be satisfied by withholding part of or all of the escrow shares from the Clene stockholders at the end of the escrow period, those escrow shares will be forfeited and cancelled by PubCo. Any escrow shares released from the escrow account to the Stockholders’ Representative for distribution to the Clene stockholders will be deemed fully paid PubCo Common Stock as of the time of such release and no Clene stockholders will be required to pay any additional amount (in cash or otherwise) to PubCo in connection with the receipt of fully paid PubCo Common Stock.

Rule 144

All of PubCo Common Stock that will be outstanding upon the consummation of the Business Combination, other than those equity shares issued and registered in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/consent solicitation statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then issued equity shares of the same class which, immediately after the Business Combination, will equal 600,079 equity shares; or

•        the average weekly trading volume of PubCo Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of PubCo’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

At the Closing, PubCo and certain of Clene’s current stockholders will enter into a Registration Rights Agreement. Under the Registration Rights Agreement, those stockholders will have registration rights that will obligate PubCo to register for resale under the Securities Act all or any portion of their PubCo common stock (together with any warrants, capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Registrable Securities”), except that Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period. Stockholders holding a majority-in-interest of the Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the their Registrable Securities, and others holding Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, PubCo proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, PubCo shall give notice to those holding Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, those holding Registrable Securities will be entitled under the Registration Rights Agreement to request in writing that PubCo register the resale of any or all of such Registrable Securities on Form S-3 or F-3, once available, and any similar short-form registration that may be available at such time.

DESCRIPTION OF PUBCO’S SECURITIES

PubCo, or Chelsea Worldwide Inc., is a Delaware company and its affairs are governed by the certificate of incorporation, as amended and restated from time to time, and Delaware law, which we refer to as the “Companies Law” below, and the common law of the state of Delaware.

PubCo currently has only one class of issued shares of common stock, which have identical rights in all respects and rank equally with one another. The total number of shares which the PubCo has authority to issue is 10,000,000 shares of common stock, 0.0001 par value.

The following includes a summary of the terms of PubCo Common Stock, based on its Certificate of Incorporation and Companies law. Immediately prior to the consummation of the Reincorporation Merger, PubCo shall amend its certificate of incorporation, which amendment is referred to herein as the “Certificate of Incorporation.” The Certificate of Incorporation authorizes a total number of shares of all classes of stock of 101,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, and (ii) 100,000,000 shares of common stock, par value $0.0001 per share.

Set forth below is also a description of the PubCo Options and the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Certificate of Incorporation attached as Annex B to this proxy statement/consent solicitation statement/prospectus.

PubCo Common Stock

The holders of PubCo Common Stock are entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. The holders of PubCo Common Stock are entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of PubCo, PubCo’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the PubCo Common Stock. Holders of PubCo Common Stock have no preemptive or other subscription rights.

Unit Purchase Option

Chardan, the underwriter for the IPO, and its affiliates, hold options to purchase an aggregate of 220,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to TOTA Units.

PubCo Warrants

The PubCo Warrants will have the same terms as the TOTA Warrants. Each PubCo Warrant entitles the holder thereof to purchase one-half (1/2) of one share of PubCo Common Stock at a price of $11.50 per full share. PubCo will not issue fractional shares. As a result, a warrant holder must exercise its PubCo Warrants in multiples of two, at a price of $11.50 per full share, subject to adjustment, to validly exercise the PubCo Warrants. The PubCo Warrants will become exercisable on the later of the completion of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.

PubCo may redeem the outstanding PubCo Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the PubCo Warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of PubCo Common Stock equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to the PubCo Common Stock underlying the PubCo Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo Common Stock may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.

If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of PubCo Common Stock underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo Common Stock at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.

Transfer Agent

The transfer agent for PubCo’s securities is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the PubCo Common Stock and the PubCo Warrants to acquire PubCo Common Stock will be passed upon by Loeb & Loeb LLP, PubCo’s U.S. Counsel.

EXPERTS

The financial statements of Clene Nanomedicine, Inc. as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Clene Nanomedicine Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Tottenham as of and for the years ended December 2019 and 2018 have been audited by Friedman LLP, an independent registered public accounting firm, to the extent set forth in their report (which contains an explanatory paragraph relating to Tottenham Acquisition I Limited’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this proxy statement/consent solicitation statement/prospectus and are included herein in reliance upon the authority of Friedman LLP as experts in accounting and auditing.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of Tottenham knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Tottenham and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Tottenham’s proxy statement/consent solicitation statement/prospectus. Upon written or oral request, Tottenham will deliver a separate copy of this proxy statement/consent solicitation statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Tottenham deliver single copies of such documents in the future. Shareholders may notify Tottenham of their requests by calling or writing Tottenham at its principal executive offices at Unit 902, Lucky Building, 39-41 Wellington Street, Central, Hong Kong, Attn: Jason Ma.

INDEX TO FINANCIAL STATEMENTS

Page
TOTTENHAM ACQUISITION I LIMITED
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-2
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2020 and 2019	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the three and nine months ended September, 2020 and 2019	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September, 2020 and 2019	F-6
Notes to Unaudited Condensed Consolidated Financial Statements as of and for the nine months ended September, 2020 and 2019	F-7

Report of Independent Registered Public Accounting Firm	F-19
Balance Sheets	F-20
Statement of Operations and Comprehensive Income	F-21
Statement of Changes in Shareholders’ Equity (Deficiency)	F-22
Statement of Cash Flows	F-23
Notes to Financial Statements	F-24

CLENE NANOMEDICINE, INC.
Unaudited Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-34
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2020 and 2019	F-35
Unaudited Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2020 and 2019	F-36
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-38
Notes to Consolidated Unaudited Financial Statements	F-40

Report of Independent Registered Public Accounting Firm	F-66
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-67
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2019 and 2018	F-68
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit as of December 31, 2019 and 2018	F-69
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-70
Notes to Consolidated Financial Statements	F-72

TOTTENHAM ACQUISITION I LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2020
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$440,054	$429,447
Prepayments	85,062	47,542
Total Current Assets	525,116	476,989
Cash and investments held in trust account	25,594,307	48,300,233
TOTAL ASSETS	$26,119,423	$48,777,222

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued liabilities	$180,160	$107,358
Promissory note payable to related party	2,013,255	920,000
Amount due to related party	1,203,373	389,645
Total Current Liabilities	3,396,788	1,417,003
Deferred underwriting compensation	1,389,077	1,840,000
TOTAL LIABILITIES	4,785,865	3,257,003

Commitments and contingencies
Ordinary shares, subject to conversion: 1,496,758 and 3,859,050 shares (at conversion value of $10.91 and $10.50 per share) as of September 30, 2020 and December 31, 2019, respectively	16,333,557	40,520,218

Shareholders’ Equity:
Preferred shares, $0.0001 par value; 2,000,000 shares authorized; no share issued	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 2,213,628 and 2,105,950 shares issued and outstanding (excluding 1,496,758 and 3,859,050 shares subject to conversion)	221	211
Additional paid-in capital	5,183,105	4,534,106
Accumulated other comprehensive income	—	179,939
(Accumulated deficit) retained earnings	(183,325)	285,745
Total Shareholders’ Equity	5,000,001	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,119,423	$48,777,222

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOTTENHAM ACQUISITION I LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Formation, general and administrative expenses	$(485,080)	$(150,031)	$(838,428)	$(348,692)
Total operating expenses	(485,080)	(150,031)	(838,428)	(348,692)
Other income
Interest income	993	271,163	369,358	607,107
(Loss) income before income taxes	(484,087)	121,132	(469,070)	258,415
Income taxes	—	—	—	—

NET (LOSS) INCOME	(484,087)	121,132	(469,070)	258,415
Less: income attributable to ordinary shares subject to conversion	630	230,848	235,698	516,673
Net loss attributable to Tottenham Acquisition I Limited	$(484,717)	$(109,716)	$(704,768)	$(258,258)
NET (LOSS) INCOME	$(484,087)	$121,132	$(469,070)	$258,415

Other comprehensive (loss) income:
Changes in unrealized gain on available-for-sale securities	—	(17,349)	(179,939)	201,736

COMPREHENSIVE (LOSS) INCOME	$(484,087)	$103,783	$(649,009)	$460,151
Basic and diluted weighted average shares outstanding(1)	2,149,902	2,048,677	2,120,708	2,048,677
Basic and diluted net loss per share	$(0.23)	$(0.05)	$(0.33)	$(0.13)

____________

(1)      Excludes an aggregate of up to 1,496,758 and 3,859,050 shares subject to conversion at September 30, 2020 and December 31, 2019, respectively.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOTTENHAM ACQUISITION I LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
SHAREHOLDERS’ EQUITY
(Unaudited)

	Three months ended September 30, 2019
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total shareholders’ equity
	No. of shares	Amount
Balance as of July 1, 2019	1,999,278	$200	$4,599,212	$246,264	$154,325	$5,000,001
Change in fair value of ordinary shares subject to possible conversion	43,399	5	(103,788)	—	—	(103,783)
Realized holding gain on available-for-sales securities	—	—	—	(271,148)	—	(271,148)
Unrealized holding gain on available-for-sales securities	—	—	—	253,799	—	253,799
Net income for the period	—	—	—	—	121,132	121,132
Balance as of September 30, 2019	2,048,677	$205	$4,495,424	$228,915	$275,457	$5,000,001
	Three months ended September 30, 2020
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total shareholders’ equity
	No. of shares	Amount
Balance as of July 1, 2020	2,149,902	$215	$4,699,024	$—	$300,762	$5,000,001
Change in fair value of ordinary shares subject to possible conversion	63,726	6	484,081	—	—	484,087
Realized holding gain on available-for-sales securities	—	—	—	(986)	—	(986)
Unrealized holding gain on available-for-sales securities	—	—	—	986	—	986
Net loss for the period	—	—	—	—	(484,087)	(484,087)
Balance as of September 30, 2020	2,213,628	$221	$5,183,105	$—	$(183,325)	$5,000,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOTTENHAM ACQUISITION I LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
SHAREHOLDERS’ EQUITY — (continued)
(Unaudited)

	Nine months ended September 30, 2019
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total shareholders’ equity
	No. of shares	Amount
Balance as of January 1, 2019	1,987,165	$199	$4,955,581	$27,179	$17,042	$5,000,001
Change in fair value of ordinary shares subject to possible conversion	61,512	6	(460,157)	—	—	(460,151)
Realized holding gain on available-for-sales securities	—	—	—	(606,869)	—	(606,869)
Unrealized holding gain on available-for-sales securities	—	—	—	808,605	—	808,605
Net income for the period	—	—	—	—	258,415	258,415
Balance as of September 30, 2019	2,048,677	$205	$4,495,424	$228,915	$275,457	$5,000,001
	Nine months ended September 30, 2020
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total shareholders’ equity
	No. of shares	Amount
Balance as of January 1, 2020	2,105,950	$211	4,534,106	$179,939	$285,745	$5,000,001
Change in fair value of ordinary shares subject to possible conversion	107,678	10	648,999	—	—	649,009
Realized holding gain on available-for-sales securities	—	—	—	(365,175)	—	(365,175)
Unrealized holding gain on available-for-sales securities	—	—	—	185,236	—	185,236
Net loss for the period	—	—	—	—	(469,070)	(469,070)
Balance as of September 30, 2020	2,213,628	$221	$5,183,105	$—	$(183,325)	$5,000,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOTTENHAM ACQUISITION I LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2020	2019
Cash flow from operating activities
Net (loss) income	$(469,070)	$258,415
Adjustments to reconcile net (loss) income to net cash used in operating activities
Interest income earned in cash and investments held in trust account	(369,333)	(607,067)

Change in operating assets and liabilities:
Decrease in prepayments	(37,520)	(16,689)
Increase (decrease) in accrued liabilities	72,802	(101,881)
Net cash used in operating activities	(803,121)	(467,222)

Cash flows from financing activities
Advance from a related party	813,728	171,664
Net cash provided by financing activities	813,728	171,664

NET CHANGE IN CASH	10,607	(295,558)

Cash, beginning of period	429,447	743,783

Cash, end of period	$440,054	$448,225

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Unrealized (loss) gain on Trust Account	$(179,939)	$201,736
Changes in ordinary shares subject to conversion	$107,678	$460,157
Decrease in underwriting commission due to share redemption	$450,923	$—
Expenses paid by a related party	$23,728	$92,564
Proceeds of a promissory note deposited in Trust Account by a founder shareholder	$1,093,255	$460,000
Cash payout to shareholders directly released from trust account due to share redemption	$23,988,575	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Tottenham Acquisition I Limited (“Tottenham”, the “Company” or “we”, “us” and “our”) is a newly organized blank check company incorporated on November 13, 2017, under the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (an “initial business combination”).

Chelsea Worldwide Inc., (“PubCo”) is a company incorporated on August 12, 2020, under the laws of the State of Delaware for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Clene Nanomedicine, Inc. (“Clene”) following the Business Combination. PubCo is wholly owned by Tottenham.

Creative Worldwide Inc. (“Merger Sub”, or together with PubCo, “the subsidiaries”) are a company incorporated on August 12, 2020, under the laws of the State of Delaware for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, Clene pursuant to the Acquisition Merger. Merger Sub is wholly owned by Tottenham.

As of September 30, 2020, the Company had not commenced any operations. All activities through September 30, 2020 relate to the Company’s formation, initial public offering (as described below), identifying a target business for an initial business combination, and activities in connection with the potential acquisition of Clene. The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 1, 2018. The Company consummated the Public Offering on August 6, 2018 of 4,600,000 units at $10.00 per unit (the “Public Units’) and sold to initial shareholders and Chardan Capital Markets, LLC options to purchase 220,000 units at $11.50 per unit for $100. The Company received net proceeds of approximately $46,000,000 (which includes deferred underwriting commissions of $1,840,000).

On May 7, 2020, 2,254,614 shares were redeemed by part of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,575.

Trust Account

Upon the closing of the Public Offering and the private placement, $46,000,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company, LLC acting as trustee. On May 7, 2020, 2,254,614 shares were redeemed by a number of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,575 following the annual meeting held on April 23, 2020. The funds held in the Trust Account can be invested in United States government treasury bills, bonds or notes, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial business combination within the required time period and (ii) the redemption of 100% of the outstanding public shares if the Company has not completed an initial business combination in the required time period. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Business Combination

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for our initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses.

The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. These shares have been recorded at redemption value and are classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, a majority of the outstanding ordinary shares of the Company voted are voted in favor of the business combination.

In connection with any shareholder vote required to approve any business combination, the initial shareholders have agreed (i) to vote any of their respective shares, including the ordinary shares sold to the initial shareholders in connection with the organization of the Company (the “Initial Shares”), ordinary shares included in the Private Units sold in the Private Placement, and any ordinary shares which were initially issued in connection with the Public Offering, whether acquired in or after the effective date of the IPO, in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

Tottenham has entered into a merger agreement, dated as of September 1, 2020 (the “Merger Agreement”), which provides for a Business Combination between Tottenham and Clene. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Tottenham, Tottenham will reincorporate to the state of Delaware by merging with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) immediately after the Reincorporation Merger, Merger Sub, a Delaware corporation and wholly owned subsidiary of PubCo, will be merged with and into Clene, resulting in Clene being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Tottenham, PubCo, Merger Sub, Clene, and Fortis Advisors LLC, a Delaware limited liability company as the representative of Clene’s stockholders. The aggregate consideration for the Acquisition Merger is $542,540,558, payable in the form of 54,254,055 newly issued shares of common stock of PubCo (“PubCo Common Stock”) valued at $10.00 per share.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Upon the closing of the Business Combination, the former Tottenham shareholders will receive the consideration specified below and the former Clene stockholders will receive an aggregate of 54,254,055 shares of PubCo Common Stock, among which 2,712,702 shares of PubCo Common Stock are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. 12,000,000 shares of PubCo Common Stock will be reserved and authorized for issuance under the 2020 Stock Plan upon closing.

Certain Clene’s stockholders may be entitled to receive earn-out shares as follows: (1) 3,333,333 shares of PubCo Common Stock if the volume-weighted average price (VWAP) of the shares of PubCo Common Stock equals or exceeds $15.00 (or any foreign currency equivalent) in any 20 trading-days within a 30 trading-day period (the “Trading Period”) within the three years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded (“Milestone 1”); and (2) 2,500,000 shares of PubCo Common Stock if the VWAP of the shares of PubCo Common Stock equals or exceeds $20.00 (or any foreign currency equivalent) in the Trading Period within the five years following the closing of the Business Combination on any securities exchange or securities market on which the shares of PubCo Common Stock are then traded (“Milestone 2”); and (3) 2,500,000 shares of PubCo Common Stock are to be issued if Clene completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve months of the Closing Date (“Milestone 3”). If Milestone 1 is not achieved but Milestone 2 is achieved, Clene’s stockholders shall receive the shares granted under Milestone 2 as well as those under Milestone 1. In the event that within the five years following the closing of the Business Combination, there is a change of control of the Tottenham and the change of control price meets the Milestone 1 and Millstone 2 share price thresholds described above, such Clene stockholders shall receive the applicable earn-out shares associated with the achievement of Milestone 1 and Milestone 2.

Furthermore, immediately prior to the closing of the Business Combination, Tottenham shall cancel and forfeit an aggregate of 750,000 insider shares collectively owned by the initial shareholders for no additional consideration. The initial shareholders instead may be entitled to receive earn-out shares as follows: (1) 375,000 shares of PubCo Common Stock if Milestone 1 is achieved; and (2) another 375,000 shares of PubCo Common Stock if Milestone 2 is achieved. If Milestone 1 is not achieved but Milestone 2 is achieved, the Sponsor shall receive the shares granted under Milestone 2 as well as those under Milestone 1.

To date, the milestones have not been achieved; accordingly, the earn-out shares are not reflected in the unaudited condensed consolidated financial information.

Liquidation

If the Company does not complete a business combination within 27 months from the consummation of this offering, it will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the second amended and restated memorandum and articles of association. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the British Virgin Islands Law. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation. However, if the Company anticipates that the Company may not be able to consummate its initial business combination within 12 months, the Company may, but is not obligated to, extend the period of time to consummate a business combination five times (including two times approved by shareholders on April 23, 2020) by an additional three months each time (for a total of up to 27 months to complete a business combination). As of the date of this report, we have extended five times the period of time to consummate a business combination until November 6, 2020. In the absence of shareholder approval for a further extension, if we do not complete a business combination by November 6, 2020, it will trigger our automatic winding up, dissolution and liquidation pursuant to the terms of our second amended and restated memorandum and articles of association.

Pursuant to the terms of the first amended and restated memorandum and articles of association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, LLC on the effective date of the Registration Statement, in order to extend the time available for the Company to consummate our initial business combination, the Company’s insiders or their affiliates or designees, upon five days advance

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

notice prior to the applicable deadline, must deposit into the trust account $0.10 for each public ordinary share that was not redeemed into the trust account for each three-month extension. On April 23, 2020, the shareholders of the Company approved to increase the amount required to be deposited for each three-month extension to $0.135 for each public ordinary share that has not redeemed, on or prior to the date of the applicable deadline. The insiders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of the Company’s initial business combination, or, at the lender’s discretion, converted upon consummation of our business combination into additional private units at a price of $10.00 per unit. The Company’s shareholders have approved the issuance of the private units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of the Company’s initial business combination. In the event that the Company receives notice from the Company’s insiders five days prior to the applicable deadline of their intent to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. The Company’s insiders and their affiliates or designees are not obligated to fund the trust account to extend the time for the Company to complete our initial business combination. To the extent that some, but not all, of the Company’s insiders, decide to extend the period of time to consummate the Company initial business combination, such insiders (or their affiliates or designees) may deposit the entire amount required. If the Company is unable to consummate the Company’s initial business combination within such time period, the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the Company’s outstanding public shares for a pro rata portion of the funds held in the trust account, including a pro rata portion of any interest earned on the funds held in the trust account and not necessary to pay taxes, and then seek to liquidate and dissolve. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of the Company’s public shareholders. In the event of dissolution and liquidation, the public rights will expire and will be worthless.

On July 23, 2019, October 25, 2019, January 21, 2020, May 6, 2020, and July 31, 2020, the Company issued unsecured promissory notes in the aggregate principal amount of $460,000, $460,000, $460,000, $316,627, and $316,627, respectively, to Norwich Investment Limited, the Company’s initial public offering sponsor (“Norwich”) in exchange for Norwich depositing such amounts into the Company’s trust account in order to extend the amount of time it has available to complete a business combination until November 6, 2020. These notes do not bear interest and mature upon closing of a business combination by the Company. In addition, the notes may be converted by the holder into units of the Company identical to the units issued in the Company’s initial public offering at a price of $10.00 per unit.

On October 26, 2020, the Company filed a definitive proxy statement which provides that an extraordinary general meeting (“Meeting”) will held on November 6, 2020. The Meeting will be devoted to proposals to amend both the Company’s amended and restated memorandum and articles of association (the “Charter Amendment”) and investment management trust agreement, dated as of August 1, 2018, as amended (the “Trust Amendment”), to extend the date by which the Company has to consummate a business combination four (4) times for an additional one month each time from November 6, 2020 to March 6, 2021.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 6, 2020.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These accompanying unaudited condensed consolidated financial statements have been prepared in U.S. Dollars in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the consolidated financial statements not misleading have been included. Operating results for the interim period ended September 30, 2020 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2020. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis, and the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 24, 2020.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying unaudited condensed consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Chelsea Worldwide Inc. (“PubCo”)	A Delaware company Incorporated on August 12, 2020	100% Owned by Tottenham

Creative Worldwide Inc. (“Merger Sub”)	A Delaware company Incorporated on August 12, 2020	100% Owned by PubCo

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2020 and December 31, 2019.

Cash and Investments Held in Trust Account

At September 30, 2020, the assets held in the Trust Account are held in cash and the Morgan Stanley Institutional Liquidity Funds (MSILF) Treasury securities. As of December 31, 2019, the assets held in the Trust Account are held in cash and U.S. Treasury securities.

The Company classifies marketable securities as available-for-sale at the time of purchase and reevaluates such classification as of each balance sheet date. All marketable securities are recorded at their estimated fair value. Unrealized gains and losses for available-for-sale debt securities are recorded in other comprehensive income (loss). On January 1,

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

2018, the Company adopted ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Investments in marketable debt securities are reported at fair value with changes in fair value recognized in the Company’s statements of operations and comprehensive income (loss) in the caption of “unrealized gain on available for sale debt securities” in each reporting period.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary share subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. As of September 30, 2020 and December 31, 2019, the Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control. 1,496,758 and 3,859,050 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets. On May 7, 2020, 2,254,614 shares were redeemed by part of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,575.

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering.

Fair Value of Financial Instruments

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to sponsor are estimated to approximate the carrying values as of September 30, 2020 and December 31, 2019 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	September 30, 2020 (Unaudited)	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
MSILF Treasury Securities held in Trust Account*	$25,594,307	$25,594,307	$—	$—
Description	December 31, 2019	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$48,298,955	$48,298,955	$—	$—

____________

*        included in cash and investments held in trust account on the Company’s consolidated balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and trust accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability, method as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liability is settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operation of statement in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their consolidated financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing the net loss by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to possible conversion. Diluted loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle rights and other ordinary share equivalents (currently none outstanding), as calculated using the treasury stock method. Ordinary shares subject to possible conversion at September 30, 2020 and December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic and diluted loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of rights that convert into 220,000 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the conversion of the rights into ordinary shares would be anti-dilutive.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Recent accounting pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on the results of operations, financial condition, or cash flows, based on the current information.

NOTE 3 — CASH AND INVESTMENT HELD IN TRUST ACCOUNT

As of September 30, 2020, investment securities in the Company’s Trust Account consisted of $25,594,307 in MSILF Treasury Securities and $0 in cash. As of December 31, 2019, investment securities in the Company’s Trust Account consisted of $48,298,955 in United States Treasury Bills and $1,278 in cash. The Company classifies its United States Treasury securities as available-for-sale. Available-for-sale marketable debt securities are recorded at their estimated fair value on the accompanying September 30, 2020 balance sheet. The carrying value, including gross unrealized holding gain as other comprehensive income and fair value of marketable debt securities on September 30, 2020 and December 31, 2019 are as follows:

	Carrying Value as of September 30, 2020 (unaudited)	Gross Unrealized Holding Gain (unaudited)	Fair Value as of September 30, 2020 (unaudited)
Available-for-sale marketable debt securities:
MSILF Treasury Securities	$25,594,307	$—	$25,594,307
	Carrying Value as of December 31, 2019	Gross Unrealized Holding Gain	Fair Value as of December 31, 2019
Available-for-sale marketable debt securities:
U.S. Treasury Securities	$48,199,016	$179,939	$48,298,955

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — PUBLIC OFFERING

On August 6, 2018, the Company sold 4,600,000 units at a price of $10.00 per Public Unit in the Public Offering. Each Public Unit consists of one ordinary share of the Company, $0.0001 par value per share (the “Public Shares”), one warrant (the “Public Warrant”) entitling its holder to purchase one-half of one Public Share at a price of $11.50 per whole share, and one right (the “Public Rights”). Each Public Right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of an initial business combination. In addition, the Company sold to Chardan, for $100, an option to purchase up to 220,000 units exercisable at $11.50 per unit pursuant to the Unit Purchase Option agreement, commencing on the later of the consummation of a business combination and six months from the effective date of the Registration Statement. As of September 30, 2020, no options were exercised.

The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the IPO resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of this unit purchase option to be approximately $653,400 (or $2.97 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 2.44% and (3) expected life of five years. The option and such units purchased pursuant to the option, as well as the ordinary share underlying such units, the rights included in such units, the ordinary share that is issuable for the rights included in such units, the warrants included in such units, and the shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price.

If the Company does not complete its business combination within the applicable time period described in Note 1, the Public Warrants and Public Rights will expire and be worthless. Since the Company is not required to net cash settle the Rights and the Rights are convertible upon the consummation of an initial business combination, the Management determined that the Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale are allocated to Public Shares, Public Warrants and Public Rights based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Public Shares and Rights will be based on the closing price paid by investors.

The Company paid an upfront underwriting discount of $1,150,000 (2.5%) of the per unit offering price to the underwriter at the closing of the Public Offering, with an additional fee of $1,840,000 (the “Deferred Discount”) of 4.0% of the gross offering proceeds payable upon the Company’s completion of the business combination. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its business combination. In the event that the Company does not close the business combination, the underwriter has waived its right to receive the Deferred Discount. The underwriter is not entitled to any interest accrued on the Deferred Discount. In addition, pursuant to the agreement with the underwriters, the amount of Deferred Discount payable to Chardan will be reduced by $0.20 (2.0%) for each unit that is redeemed by shareholders in connection with a business combination.

On August 6, 2018, Chardan Capital Markets, LLC acquired an option to purchase up to a total of 220,000 units at $11.50 per unit for $100.

As of September 30, 2020, no options were exercised.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Public Offering, the Company consummated a private placement of (i) 200,000 Private Units, at $10.00 per unit, purchased by the Sponsor.

Simultaneously with the sale of the Over-Allotment Units, the Company consummated a private placement of 15,000 Private Units, at $10.00 per unit, purchased by the Sponsor.

The Private Units are identical to the units sold in this offering except that the private warrants will be non-redeemable and may be exercised on a cashless basis.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In November 2017, Norwich subscribed for an aggregate of 1,000 of Ordinary Shares (“Founder Shares”) for an aggregate purchase price of $1, or approximately $0.0001 per share. In February 2018, Norwich subscribed for an aggregate of 1,150,000 of Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share. Concurrently, in February 2018, the Company repurchased 1,000 ordinary shares at a consideration of $1 or $0.0001 per share, from its Initial Shareholder.

Related Party Payables

At September 30, 2020 and December 31, 2019, the Company had related party payable to Initial Shareholder in the amount of $1,203,373 and $389,645, respectively. This payable is unsecured, interest-free and has no fixed terms of repayment.

Administrative Services Agreement

The Company is obligated, commencing from August 2, 2018, to pay Norwich a monthly fee of $10,000 for general and administrative services. This agreement will terminate upon completion of the Company’s initial business combination or the liquidation of the trust account to public shareholders.

Promissory Note Payable

At September 30, 2020 and December 31, 2019, the Company had unsecured promissory note payable to Norwich in the aggregate principal amount of $2,013,255 and $920,000, respectively. This payable is in exchange for Norwich depositing such amount into the Company’s trust account in order to extend the amount of time it has made available to complete a business combination. Please refer to Note 1 for detailed information of these promissory notes issued.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preferred shares

The Company is authorized to issue 2,000,000 preferred shares at par $0.0001. There is no specific preferential right associated with this class of share at the time of this filing.

Ordinary shares

The Company is authorized to issue 100,000,000 ordinary shares at par $0.0001. Holders of the Company’s ordinary shares are entitled to one vote for each share.

In February 2018, the Company’s Shareholder, Norwich Investment Limited, subscribed for an aggregate of 1,150,000 of Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

On August 6, 2018, the Company issued 215,000 ordinary shares under the private placement of 215,000 private units at $10 per unit, to the Sponsor.

On August 6, 2018, the Company sold 4,600,000 units at a price of $10.00 per Public Unit in the Public Offering.

On May 7, 2020, 2,254,614 shares were redeemed by part of shareholders at a price of approximately $10.64 per share, in an aggregate principal amount of $23,988,575.

As of September 30, 2020 and December 31, 2019, 2,213,628 and 2,105,950 ordinary shares issued and outstanding excluding 1,496,758 and 3,859,050 shares are subject to possible conversion, respectively.

Accumulated Other Comprehensive Income

The table below presents the changes in accumulated other comprehensive income (loss) (“AOCI”), including the reclassification out of AOCI.

Available-for-sale securities
Balance as of January 1, 2020	$179,939
Other comprehensive income before reclassifications	169,998
Amounts reclassified from AOCI into interest income	(192,983)
Balance as of March 31, 2020	$156,954

Balance as of April 1, 2020	$156,954
Other comprehensive income before reclassifications	14,252
Amounts reclassified from AOCI into interest income	(171,206)
Balance as of June 30, 2020	$—

Balance as of July 1, 2020	$—
Other comprehensive income before reclassifications	986
Amounts reclassified from AOCI into interest income	(986)
Balance as of September 30, 2020	$—

Balance as of January 1, 2019	$27,179
Other comprehensive income before reclassifications	277,735
Amounts reclassified from AOCI into interest income	—
Balance as of March 31, 2019	$304,914

Balance as of April 1, 2019	$304,914
Other comprehensive income before reclassifications	277,071
Amounts reclassified from AOCI into interest income	(335,721)
Balance as of June 30, 2019	$246,264

Balance as of July 1, 2019	$246,264
Other comprehensive income before reclassifications	253,799
Amounts reclassified from AOCI into interest income	(271,148)
Balance as of September 30, 2019	$228,915

TOTTENHAM ACQUISITION I LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Deferred Underwriting Compensation

As of September 30, 2020 and December 31, 2019, the Company’s deferred underwriter compensation amounted to $1,389,077 and $1,840,000, respectively.

The Company is committed to pay the Deferred Discount of 4.0% of the gross offering proceeds of the Public Offering, to the underwriter upon the Company’s consummation of the business combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and has waived its right to receive the Deferred Discount if the Company does not close a business combination. Pursuant to our agreement with the underwriters, the amount of Deferred Discount payable to Chardan will be reduced by $0.20 (2.0%) for each unit that is redeemed by shareholders in connection with a business combination.

On May 7, 2020, 2,254,614 shares were redeemed by part of shareholders. As a result, the deferred underwriting compensation was reduced by $450,923, or $0.20 per unit redeemed.

Registration Rights

The holders of the Founder Shares, the private warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement signed prior on the effective date of the IPO. The holders of a majority of these securities will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the private warrants and warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Financial Advisory Fees

The Company entered into a financial advisory agreement with Chardan on February 10, 2020, according to which Chardan is engaged to provide the Company financial advisory services in connection with the identification of and negotiation with potential targets, assistance with due diligence, marketing, financial analysis and investor relations. As Clene was not introduced to Tottenham by Chardan, in the event a Business Combination is consummated and subject to the financial advisory agreement, Tottenham will only be obligated to pay Chardan a fee of $1 million at the closing in cash. Additionally, in the event the Business Combination is consummated involving a Chardan introduced party as investor that is not a holder of Tottenham’s securities before February 10, 2020, the post-closing company will pay to Chardan a financing fee in cash equal to five percent (5%) of the aggregate sale price of Tottenham’s or PubCo’s securities to such investor.

NOTE 9 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2020, up through November 3, 2020 the Company issued the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Tottenham Acquisition I Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tottenham Acquisition I Limited (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations and comprehensive income, changes in shareholders’ equity (deficiency), and cash flows for the years ended December 31, 2019 and 2018 and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tottenham Acquisition I Limited. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2017.

New York, New York
March 24, 2020

TOTTENHAM ACQUISITION I LIMITED
BALANCE SHEETS

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash	$429,447	$743,783
Prepayments	47,542	46,693
Total Current Assets	476,989	790,476
Cash and investments held in trust account	48,300,233	46,370,520
TOTAL ASSETS	$48,777,222	$47,160,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued liabilities	$107,358	$115,233
Promissory note payable to related party	920,000	—
Amount due to related party	389,645	107,007
Total Current Liabilities	1,417,003	222,240
Deferred underwriting compensation	1,840,000	1,840,000
TOTAL LIABILITIES	3,257,003	2,062,240

Commitments and contingencies
Ordinary shares, subject to conversion: 3,859,050 and 3,977,835 shares (at conversion value of $10.50 and $10.08 per share) as of December 31, 2019 and 2018, respectively	40,520,218	40,098,755

Shareholders’ Equity:
Preferred shares, $0.0001 par value; 2,000,000 shares authorized; no share issued	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 2,105,950 and 1,987,165 shares issued and outstanding (excluding 3,859,050 and 3,977,835 shares subject to conversion)	211	199
Additional paid-in capital	4,534,106	4,955,581
Accumulated other comprehensive income	179,939	27,179
Retained earnings	285,745	17,042
Total Shareholders’ Equity	5,000,001	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,777,222	$47,160,996

The accompanying notes are an integral part of the unaudited financial statements.

TOTTENHAM ACQUISITION I LIMITED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year ended
	2019	2018
Formation, general and administrative expenses	$(588,302)	$(323,944)
Total operating expenses	(588,302)	(323,944)

Other income
Interest income	857,005	343,373
Income before income taxes	268,703	19,429
Income taxes	—	—
NET INCOME	268,703	19,429
Less: income attributable to ordinary shares subject to conversion	718,918	296,740
Net loss attributable to Tottenham Acquisition I Limited	$(450,215)	$(277,311)
NET INCOME	$286,703	$19,429

Other comprehensive income:
Unrealized gain on available-for-sale debt securities	152,760	27,179
COMPEHENSIVE INCOME	$421,463	$46,608
Basic and diluted weighted average shares outstanding(1)	2,105,950	1,357,240
Basic and diluted net loss per share(2)	$(0.21)	$(0.20)

____________

(1)      Excludes an aggregate of up to 3,859,050 and 3,977,835 shares subject to conversion at December 31, 2019 and 2018, respectively.

(2)      Basic and diluted net loss per share excludes interest income attributable to ordinary shares subject to conversion of ($0.21) and ($0.20) for the years ended December 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of the unaudited financial statements.

TOTTENHAM ACQUISITION I LIMITED
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

	For the year ended December 31, 2019
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total shareholders’ equity
	No. of shares	Amount
Balance as of January 1, 2019	1,987,165	$199	$4,955,581	$27,179	$17,042	$5,000,001
Change in fair value of ordinary shares subject to possible conversion	118,785	12	(421,475)	—	—	(421,463)
Realized holding gain on available-for-sales securities	—	—	—	(856,754)	—	(856,754)
Unrealized holding gain on available-for-sales securities	—	—	—	1,009,514	—	1,009,514
Net income for the year	—	—	—	—	268,703	268,703
Balance as of December 31, 2019	2,105,950	$211	$4,534,106	$179,939	$285,745	$5,000,001
	For the year ended December 31, 2018
	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (accumulated deficit)	Total shareholders’ equity (deficiency)
	No. of shares	Amount
Balance as of January 1, 2018	1,000	$—	$1	$—	$(2,387)	$(2,386)
Repurchase of ordinary shares by the Initial Shareholder	(1,000)	—	(1)	—	—	(1)
Issuance of ordinary shares to the Initial Shareholder	1,150,000	115	24,885	—	—	25,000
Sale of units in initial public offering	4,600,000	460	45,999,540	—	—	46,000,000
Offering costs	—	—	(3,773,965)	—	—	(3,773,965)
Proceed from sales of underwriter’s unit purchase option	—	—	100	—	—	100
Fair value of underwriter’s unit purchase option	—	—	653,400	—	—	653,400
Sale of ordinary shares to the Initial Shareholder in private placement	200,000	20	1,999,980	—	—	2,000,000
Sale of over-allotment units	15,000	2	149,998	—	—	150,000
Ordinary shares subject to possible redemption	(3,977,835)	(398)	(40,098,357)	—	—	(40,098,755)
Unrealized holding gain on available-for-sales securities	—	—	—	27,179	—	27,179
Net loss for the year	—	—	—	—	19,429	19,429
Balance as of December 31, 2018	1,987,165	$199	$4,955,581	$27,179	$17,042	$5,000,001

The accompanying notes are an integral part of the unaudited financial statements.

TOTTENHAM ACQUISITION I LIMITED
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
Cash flow from operating activities
Net income	$268,703	$19,429
Adjustments to reconcile net income (loss) to net cash used in operating activities
Interest income earned in cash and investments held in trust account	(856,953)	(343,341)

Change in operating assets and liabilities:
Increase in prepayments	(849)	(46,693)
(Decrease) increase in accrued liabilities	(7,875)	115,233
Increase in amount due to related party	—	50,000
Cash used in operating activities	(596,974)	(205,372)

Cash flows from investing activities
Proceeds deposited in Trust Account	—	(46,000,000)
Net cash used in investing activities	—	(46,000,000)

Cash flows from financing activities
Proceeds from a related party	282,638	—
Proceeds from sale of ordinary shares to related party	—	25,000
Proceeds from public offering, net of expenses	—	46,000,000
Proceeds from private placements to related party	—	2,150,000
Payment of offering costs	—	(1,225,845)
Net cash provided by financing activities	282,638	46,949,155
NET CHANGE IN CASH	(314,336)	743,783
Cash, beginning of period	743,783	—
Cash, end of period	$429,447	$743,783

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unrealized gain on Trust Account	$152,760	$—
Changes in ordinary shares subject to conversion	$421,463	$—
Deferred offering costs and expenses paid by a related party	$162,638	$189,929
Repurchase of ordinary shares from a founder shareholder	$—	$1
Accrued underwriting compensation	$—	$1,840,000
Proceeds deposited in Trust Account by a founder shareholder	$920,000	$—

The accompanying notes are an integral part of the unaudited financial statements.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Tottenham Acquisition I Limited (the “Company” or “we”, “us” and “our”) is a newly organized blank check company incorporated on November 13, 2017, under the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (an “initial business combination”). Although the Company is not limited to a particular geographic region, the Company intends to focus on operating businesses with primary operations in Asia (with an emphasis in China).

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

As of December 31, 2019, the Company had not commenced any operations. All activities through December 31, 2019 relate to the Company’s formation and the proposed public offering as described below. The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 1, 2018. The Company consummated the Public Offering on August 6, 2018 of 4,600,000 units at $10.00 per unit (the “Public Units’) and sold to initial shareholders and Chardan Capital Markets, LLC options to purchase 220,000 units at $11.50 per unit for $100. The Company received net proceeds of approximately $46,000,000 (which includes deferred underwriting commissions of $1,840,000).

Trust Account

Upon the closing of the Public Offering and the private placement, $46,000,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company, LLC acting as trustee. The funds held in the Trust Account can be invested in United States government treasury bills, bonds or notes, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial business combination within the required time period and (ii) the redemption of 100% of the outstanding public shares if the Company has not completed an initial business combination in the required time period. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

Business Combination

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for our initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. These shares have been recorded at redemption value and are classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “ Distinguishing Liabilities from Equity .” The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, a majority of the outstanding ordinary shares of the Company voted are voted in favor of the business combination.

In connection with any shareholder vote required to approve any business combination, the Initial Shareholders have agreed (i) to vote any of their respective shares, including the ordinary shares sold to the Initial Shareholders in connection with the organization of the Company (the “Initial Shares”), ordinary shares included in the Private Units sold in the Private Placement, and any ordinary shares which were initially issued in connection with the Public Offering, whether acquired in or after the effective date of the IPO, in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

Liquidation

If the Company does not complete a business combination within 12 months from the consummation of this offering, it will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the amended and restated memorandum and articles of association. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Law. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation. However, if the Company anticipates that the Company may not be able to consummate its initial business combination within 12 months, the Company may, but is not obligated to, extend the period of time to consummate a business combination three times by an additional three months each time (for a total of up to 21 months to complete a business combination). Pursuant to the terms of the amended and restated memorandum and articles of association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, LLC on the effective date of the Registration Statement, in order to extend the time available for the Company to consummate our initial business combination, the Company’s insiders or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $460,000 ($0.10 per share), on or prior to the date of the applicable deadline. The insiders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of the Company’s initial business combination, or, at the lender’s discretion, converted upon consummation of our business combination into additional private units at a price of $10.00 per unit. The Company’s shareholders have approved the issuance of the private units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of the Company’s initial business combination. In the event that the Company receives notice from the Company’s insiders five days prior to the applicable deadline of their intent to effect an extension, the Company

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. The Company’s insiders and their affiliates or designees are not obligated to fund the trust account to extend the time for the Company to complete our initial business combination. To the extent that some, but not all, of the Company’s insiders, decide to extend the period of time to consummate the Company initial business combination, such insiders (or their affiliates or designees) may deposit the entire amount required. If the Company is unable to consummate the Company’s initial business combination within such time period, the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the Company’s outstanding public shares for a pro rata portion of the funds held in the trust account, including a pro rata portion of any interest earned on the funds held in the trust account and not necessary to pay taxes, and then seek to liquidate and dissolve. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of the Company’s public shareholders. In the event of dissolution and liquidation, the public rights will expire and will be worthless.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 6, 2020.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These accompanying financial statements have been prepared in U.S. Dollars in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2019 and 2018.

Cash and Investments Held in Trust Account

At December 31, 2019 and 2018, the assets held in the Trust Account are held in cash and US Treasury securities.

The Company classifies marketable securities as available-for-sale at the time of purchase and reevaluates such classification as of each balance sheet date. All marketable securities are recorded at their estimated fair value. Unrealized gains and losses for available-for-sale debt securities are recorded in other comprehensive income. On

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Investments in marketable debt securities are reported at fair value with changes in fair value recognized in the Company’s statements of operations and comprehensive income in the caption of “unrealized gain on available for sale debt securities” in each reporting period.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary share subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. As of December 31, 2019 and 2018, the Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control. 3,859,050 and 3,977,835 ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering.

Fair Value of Financial Instruments

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to sponsor are estimated to approximate the carrying values as of December 31, 2019 and 2018 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2019 and 218, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	December 31, 2019	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$48,298,955	$48,298,955	$—	$—
Description	December 31, 2018	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$46,369,458	$46,369,458	$—	$—

____________

*        included in cash and investments held in trust account on the Company’s balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and trust accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability, method as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liability is settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operation of statement in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing the net loss by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to possible conversion. Diluted loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle rights and other ordinary share equivalents (currently none outstanding), as calculated using the treasury stock method. Ordinary shares subject to possible conversion at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic and diluted loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of rights that convert into 220,000 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the conversion of the rights into ordinary shares would be anti-dilutive.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Recent accounting pronouncements

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement — Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the financial position, statements of operations and cash flows.

NOTE 3 — CASH AND INVESTMENT HELD IN TRUST ACCOUNT

As of December 31, 2019, investment securities in the Company’s Trust Account consisted of $48,298,955 in United States Treasury Bills and $1,278 in cash. As of December 31, 2018, investment securities in the Company’s Trust Account consisted of $46,369,458 in United States Treasury Bills and $1,062 in cash. The Company classifies its United States Treasury securities as available-for-sale debt securities. Available-for-sale marketable securities are recorded at their estimated fair value on the accompanying December 31, 2019 balance sheet. The carrying value, including gross unrealized holding gain as other comprehensive income and fair value of held to marketable debt securities on December 31, 2019 and 2018 are as follows:

	Carrying Value as of December 31, 2019	Gross Unrealized Holding Gain	Fair Value as of December 31, 2019
Available-for-sale marketable securities:
U.S. Treasury Securities	$48,119,016	$179,939	$48,298,955
	Carrying Value as of December 31, 2018	Gross Unrealized Holding Gain	Fair Value as of December 31, 2018
Available-for-sale marketable securities:
U.S. Treasury Securities	$46,342,279	$27,179	$46,369,458

NOTE 4 — PUBLIC OFFERING

On August 6, 2018, the Company sold 4,600,000 units at a price of $10.00 per Public Unit in the Public Offering. Each Public Unit consists of one ordinary share of the Company, $0.0001 par value per share (the “Public Shares”), one warrant (the “Public Warrant”) entitling its holder to purchase one-half of one Public Share at a price of $11.50 per whole share, and one right (the “Public Rights”). Each Public Right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of an initial business combination. In addition, the Company sold to Chardan, for $100, an option to purchase up to 220,000 units exercisable at $11.50 per unit pursuant to the Unit Purchase Option agreement, commencing on the later of the consummation of a business combination and six months from the effective date of the Registration Statement. As of December 31, 2019, no options were exercised.

The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the IPO resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of this unit purchase option to be approximately $653,400 (or $2.97 per Unit) using the Black-Scholes option-pricing

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 4 — PUBLIC OFFERING (cont.)

model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 2.44% and (3) expected life of five years. The option and such units purchased pursuant to the option, as well as the ordinary share underlying such units, the rights included in such units, the ordinary share that is issuable for the rights included in such units, the warrants included in such units, and the shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price.

If the Company does not complete its business combination within the applicable time period described in Note 1, the Public Warrants and Public Rights will expire and be worthless. Since the Company is not required to net cash settle the Rights and the Rights are convertible upon the consummation of an initial business combination, the Management determined that the Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale are allocated to Public Shares, Public Warrants and Public Rights based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Public Shares and Rights will be based on the closing price paid by investors.

The Company paid an upfront underwriting discount of $1,150,000 (2.5%) of the per unit offering price to the underwriter at the closing of the Public Offering, with an additional fee of $1,840,000 (the “Deferred Discount”) of 4.0% of the gross offering proceeds payable upon the Company’s completion of the business combination. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its business combination. In the event that the Company does not close the business combination, the underwriter has waived its right to receive the Deferred Discount. The underwriter is not entitled to any interest accrued on the Deferred Discount. In addition, pursuant to our agreement with the underwriters, the amount of Deferred Discount payable to Chardan will be reduced by $0.20 (2.0%) for each unit that is redeemed by shareholders in connection with a business combination.

On August 6, 2018, Chardan Capital Markets, LLC acquired an option to purchase up to a total of 220,000 units at $11.50 per unit for $100.

As of December 31, 2019, no options were exercised.

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Public Offering, the Company consummated a private placement of (i) 200,000 Private Units, at $10.00 per unit, purchased by the Sponsor.

Simultaneously with the sale of the Over-Allotment Units, the Company consummated a private placement of 15,000 Private Units, at $10.00 per unit, purchased by the Sponsor.

The Private Units are identical to the units sold in this offering except that the private warrants will be non-redeemable and may be exercised on a cashless basis.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In November 2017, the Company’s Initial Shareholder, Norwich Investment Limited, subscribed for an aggregate of 1,000 of Ordinary Shares (“Founder Shares”) for an aggregate purchase price of $1, or approximately $0.0001 per share. In February 2018, the Company’s Shareholder, Norwich Investment Limited, subscribed for an aggregate of 1,150,000 of Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share. Concurrently, in February 2018, the Company repurchased 1,000 ordinary shares at a consideration of $1 or $0.0001 per share, from its Initial Shareholder.

Related Party Payables

At December 31, 2019 and 2018, the Company had related party payable to Initial Shareholder in the amount of $389,645 and $107,007, respectively. This payable is unsecured, interest-free and has no fixed terms of repayment.

Administrative Services Agreement

The Company is obligated, commencing from August 2, 2018, to pay Norwich Investment Limited, its Initial Shareholder, a monthly fee of $10,000 for general and administrative services. This agreement will terminate upon completion of the Company’s initial business combination or the liquidation of the trust account to public shareholders.

Promissory Note Payable

At December 31, 2019, the Company had unsecured promissory note payable to Norwich Investment Limited in the aggregate principal amount of $920,000. This payable is in exchange for Norwich depositing such amount into the Company’s trust account in order to extend the amount of time it has made available to complete a business combination.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preferred shares

The Company is authorized to issue 2,000,000 preferred shares at par $0.0001. There is no specific preferential right associated with this class of share at the time of this filing.

Ordinary shares

The Company is authorized to issue 100,000,000 ordinary shares at par $0.0001. Holders of the Company’s ordinary shares are entitled to one vote for each share.

In February 2018, the Company’s Shareholder, Norwich Investment Limited, subscribed for an aggregate of 1,150,000 of Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share.

On August 6, 2018, the Company issued 215,000 ordinary shares under the private placement of 215,000 private units at $10 per unit, to the Sponsor.

On August 6, 2018, the Company sold 4,600,000 units at a price of $10.00 per Public Unit in the Public Offering.

As of December 31, 2019 and 2018, 2,105,950 and 1,987,165 ordinary shares issued and outstanding excluding 3,859,050 and 3,977,835 shares are subject to possible conversion, respectively.

TOTTENHAM ACQUISITION I LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

Accumulated Other Comprehensive Income

The table below presents the changes in accumulated other comprehensive income (“AOCI”), including the reclassification out of AOCI.

Available-for-sale securities
Balance as of January 1, 2018	$—
Other comprehensive income before reclassifications	369,610
Amounts reclassified from AOCI into interest income	(342,431)
Balance as of December 31, 2018	$27,179
Available-for-sale securities
Balance as of January 1, 2019	$27,179
Other comprehensive income before reclassifications	1,009,514
Amounts reclassified from AOCI into interest income	(856,754)
Balance as of December 31, 2019	$179,939

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Deferred Underwriter Compensation

The Company is committed to pay the Deferred Discount of 4.0% of the gross offering proceeds, in the amount of $1,840,000 of the Public Offering, to the underwriter upon the Company’s consummation of the business combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and has waived its right to receive the Deferred Discount if the Company does not close a business combination. Pursuant to our agreement with the underwriters, the amount of Deferred Discount payable to Chardan will be reduced by $0.20 (2.0%) for each unit that is redeemed by shareholders in connection with a business combination.

Registration Rights

The holders of the Founder Shares, the private warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement signed prior on the effective date of the IPO. The holders of a majority of these securities will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the private warrants and warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 9 — SUBSEQUENT EVENTS

On January 21, 2020, the Company issued unsecured promissory note in the aggregate principal amount of $460,000 to Norwich in exchange for Norwich depositing such amount into the Company’s trust account in order to extend the amount of time it has available to complete a business combination.

The Company may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner.

CLENE NANOMEDICINE, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) (In thousands, except share and per share amounts)
	As of
	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$36,781	$8,788
Prepaid expenses and other current assets	2,854	689
Total current assets	39,635	9,477
Deferred transaction costs	2,321	—
Right-of-use assets	1,050	1,081
Property and equipment, net	4,358	4,319
TOTAL ASSETS	$47,364	$14,877

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$645	$889
Accrued liabilities	4,554	2,878
Payable to related parties	—	131
Deferred revenue from related parties	112	—
Operating lease obligations, current portion	219	216
Finance lease obligations, current portion	200	200
Total current liabilities	5,730	4,314
Operating lease obligations, net of current portion	1,845	1,434
Finance lease obligations, net of current portion	234	389
Notes payable, net of current portion	1,616	640
Redeemable convertible preferred stock warrant liability	10,591	3,213
TOTAL LIABILITIES	20,016	9,990
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock (Series A, B, C and D), $0.0001 par value; 295,652,574 and 223,402,574 shares authorized as of September 30, 2020 and December 31, 2019, respectively; 265,568,662 and 197,948,602 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; liquidation preference of $122,105 and $78,875 as of September 30, 2020 and December 31, 2019, respectively	114,603	72,661
Stockholders’ deficit:
Common stock, $0.0001 par value: 462,000,000 shares authorized; 124,961,500 and 124,942,334 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	12	12
Additional paid-in capital	2,300	1,744
Accumulated deficit	(89,626)	(69,571)
Accumulated other comprehensive income	59	41

TOTAL STOCKHOLDERS’ DEFICIT	(87,255)	(67,774)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$47,364	$14,877

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED) (In thousands, except share and per share amounts)
	Nine Months Ended September 30,
	2020	2019
Revenue:
Product revenue	$160	$—
Royalty revenue	17	—
Total revenue	177	—

Operating expenses:
Cost of revenue	58	—
Research and development	10,750	6,610
General and administrative	3,623	5,368

Total operating expenses	14,431	11,978

Loss from operations	(14,254)	(11,978)

Other income (expense):
Interest expense	(608)	(64)
Gain on termination of lease	51	—
Change in fair value of preferred stock warrant liability	(7,378)	(489)
Change in fair value of derivative liability	29	—
Australia research and development credit	2,611	603
Loss on extinguishment of convertible notes	(540)	—
Other income, net	34	15
Total other income (expense), net	(5,801)	65
Net loss	(20,055)	(11,913)

Other comprehensive income (loss):
Foreign currency translation adjustments	18	(33)

Total other comprehensive income (loss)	18	(33)

Comprehensive loss	$(20,037)	$(11,946)

Net loss per share, basic and diluted (Note 16)	$(0.16)	$(0.10)

Weighted-average common shares used to compute basic and diluted net loss per share	124,947,038	124,865,422

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED) (In thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2019	197,948,602	$72,661	124,942,334	$12	$1,744	$(69,571)	$41	$(67,774)
Issuance of Series D Preferred Stock, net of issuance costs of $1.3 million	56,843,413	35,051	—	—	—	—	—	—
Issuance of Series D Preferred Stock in connection with the extinguishment of convertible promissory notes	10,776,647	6,891	—	—	—	—	—	—
Exercise of stock options	—	—	19,166	—	2	—	—	2
Stock-based compensation expense	—	—	—	—	554	—	—	554
Foreign currency translation adjustment	—	—	—	—	—	—	18	18
Net loss	—	—	—	—	—	(20,055)	—	(20,055)
BALANCE – September 30, 2020	265,568,662	$114,603	124,961,500	$12	$2,300	$(89,626)	$59	$(87,255)

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED) — (Continued) (In thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2018	181,142,301	$62,926	124,852,334	$12	$1,335	$(53,430)	$44	$(52,039)

Application of ASC 842	—	—	—	—	—	14	—	14

Issuance of Series C preferred stock, net of issuance costs	13,929,265	8,069	—	—	—	—	—	—

Exercise of Series C preferred stock warrants	2,877,036	1,666	—	—	—	—	—	—

Exercise of stock options	—	—	40,000	—	4	—	—	4

Stock-based compensation expense	—	—	—	—	224	—	—	224

Foreign currency translation adjustment	—	—	—	—	—	—	(33)	(33)

Net loss	—	—	—	—	—	(11,913)	—	(11,913)

BALANCE – September 30, 2019	197,948,602	$72,661	124,892,334	$12	$1,563	$(65,329)	$11	$(63,743)

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(20,055)	$(11,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	696	626
Non-cash lease expense	87	113
Changes in fair value of preferred stock warrant liability	7,378	489
Change in derivative liability	(29)	—
Loss on extinguishment of convertible notes	540	—
Gain on termination of lease	(51)	—
Stock-based compensation expense	554	224
Accretion of debt discount	179	—
Increase in interest accrued on notes payable	399	28
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,165)	(220)
Accounts payable	(242)	(225)
Accrued liabilities	(335)	1,231
Payable to related parties	(131)	32
Deferred revenue from related parties	112	—
Payments of operating lease obligations	(58)	(219)

Net cash used in operating activities	(13,121)	(9,834)

Cash flows from investing activities:
Purchases of property and equipment	(269)	(256)

Net cash used in investing activities	(269)	(256)

Cash flows from financing activities:
Proceeds from exercise of stock options	2	4
Proceeds from issuance of Series D Preferred Stock, net of issuance costs	35,051	—
Proceeds from issuance of Series C Preferred Stock, net of issuance costs	—	8,069
Payments of finance lease obligations	(156)	(124)
Proceeds from the issuance of notes payable	652	600
Proceeds from the issuance of convertible notes payable	6,125	—
Payments of notes payable	—	(3,000)
Deferred transaction costs	(310)	—

Net cash provided by financing activities	41,364	5,549

Effect of foreign exchange rate changes on cash	19	(15)

Net increase (decrease) in cash and cash equivalents	27,993	(4,556)

Cash and cash equivalents – beginning of year	8,788	16,777

Cash and cash equivalents – end of year	$36,781	$12,221

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — (Continued) (In thousands)
	Nine Months Ended September 30,
	2020	2019
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property and equipment through finance lease	$—	$403
Acquisition of right-of-use and leasehold improvement assets through operating lease	$820	$11
Lease liability settled through termination of lease	349	—
Warrant liability settled on exercise	$—	$1,666
Issuance of derivative instrument related to convertible notes	$(705)	$—
Issuance of Series D Preferred Stock upon extinguishment of convertible promissory notes	$5,675	$—
Extinguishment of derivative liability in connection with extinguishment of convertible promissory notes	$676	$—
Deferred transaction costs in accrued liabilities	$2,011	$—

Supplemental disclosures
Cash paid for interest expense	$30	$18

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Organization — Clene Nanomedicine Inc. (the “Company”) was incorporated in Delaware on July 31, 2014 and is a privately held biopharmaceutical company focused on the development of clean-surfaced nanocrystal drugs. The Company has developed an electrocrystal chemistry drug development platform, in which nanocrystals within a suspension are the therapeutic drug. Utilizing technology to create nanocrystal drug suspensions, the Company’s platform has produced multiple drug assets, of which its lead assets are currently in development for use in neurological and infectious diseases, among others. Secondary to the Company’s drug development, as part of the Company’s identification of potential drug assets, the Company has also identified certain mineral solutions as dietary supplements. The Company’s dietary supplements may also be commercialized by a related party, as discussed in Note 17.

Proposed Merger — In August 2020, the Company entered into an agreement and plan of merger with Tottenham Acquisition I Ltd, a publicly-traded British Virgin Islands company (“TOTA”), Chelsea Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of TOTA (“Reincorporation Sub”), and Creative Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of TOTA (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Reincorporation Sub will merge with and into TOTA, with Reincorporation Sub surviving, and Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Reincorporation Sub. The merger transactions are collectively referred to herein as the “Business Combination”. The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”) and the Board resolved to recommend approval of the Merger Agreement to the Company’s shareholders. The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, TOTA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing shares for the net assets of TOTA, accompanied by a recapitalization. The net assets of TOTA will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of the Company.

Subject to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock or Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of the Company’s common stock. After conversion of Preferred Stock, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.1320 newly issued shares of Reincorporation Sub common stock which is the Exchange Ratio that was initially estimated as of the date of the execution of the Merger Agreement. At the Effective Time, each option or warrant to purchase the Company’s capital stock became an option or warrant, respectively, to purchase shares of Reincorporation Sub common stock, subject to adjustment in accordance with the Exchange Ratio. The transaction is expected to close by the end of 2020. If mutual closing conditions are not satisfied, the Company and TOTA will not be obligated to complete the Merger.

Basis of Presentation — The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the Company’s wholly-owned subsidiaries, Clene Australia Pty Ltd, a company incorporated in Australia, and dOrbital, Inc., a company incorporated in Delaware. All intercompany transactions and balances have been eliminated in consolidation.

Unaudited Interim Financial Information — The accompanying consolidated balance sheet as of September 30, 2020, the consolidated statement of operations and comprehensive loss, the consolidated statements of redeemable convertible preferred stock and stockholders’ deficit, for the nine months ended September 30, 2020 and 2019, and the consolidated statement of cash flows for the nine months ended September 30, 2020 and 2019 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include normal

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION (cont.)

recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2020 and the results of its operations and cash flows for the nine months ended September 30, 2020 and 2019. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2020 and 2019 are also unaudited. The results for the nine-month periods ended September 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

The accompanying balance sheet as of December 31, 2019 has been derived from the Company’s audited financial statements for the year ended December 31, 2019. These unaudited interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and notes thereto as of December 31, 2019 and for each of the two years in the period ended December 31, 2019.

Going Concern — Since its inception, the Company has funded its operations primarily with proceeds from the sale of Preferred Stock, the sale of Preferred Stock warrants, and the sale of convertible notes that have converted into shares of Preferred Stock. At September 30, 2020, the Company had cash and cash equivalents totaling $36.8 million and an accumulated deficit of $90.0 million. During the nine months ended September 30, 2020, the Company incurred a net loss totaling $20.4 million and used cash in operating activities totaling $13.1 million. The Company expects to continue to incur losses and use cash in operating activities in 2020 and for the foreseeable future. The Company does not expect that the existing cash and cash equivalents will be sufficient to fund its operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued, November 18, 2020.

The Company’s ability to continue as a going concern will require obtaining additional funding to finance operations. The Company, as part of its ongoing business plans, will continue seeking funding through equity financing and may seek debt financings or other capital sources. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to raise capital when needed or on acceptable terms, it would be forced to delay, reduce or eliminate research and development programs and commercialization efforts.

Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include the valuation of common stock, stock options, and Preferred Stock warrants. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.

Risks and Uncertainties — The product candidates developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s current and future product candidates will receive the necessary approvals or be commercially successful. If the Company is denied approval or approval is delayed, it will have a material adverse impact on the Company’s business and its consolidated financial statements.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is subject to risks common to companies in the development stage including, but not limited to, dependency on the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and patients, significant competition, and untested manufacturing capabilities.

Impact of the COVID-19 Coronavirus

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay the initiation of future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. In particular, the Company and its clinical research organizations (“CROs”) may face disruptions that may affect the Company’s ability to initiate and complete preclinical studies, manufacturing disruptions, and delays at clinical trial sites. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including planned and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Concentration of Credit Risk — The Company is exposed to credit risk from deposits with financial institutions in amounts that may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Cash and Cash Equivalents — Cash and cash equivalents include cash on hand and all highly liquid investments with remaining maturities of three months or less at the date of purchase. As of September 30, 2020 and December 31, 2019, the Company has no restricted cash balances.

Inventory — Inventory is stated at historic cost on a first-in first-out basis. The Company’s inventory consisted of $28 thousand in raw materials and $4 thousand in finished goods as of September 30, 2020. Inventory is included in the prepaid expenses and other current assets on the consolidated balance sheets.

Deferred transaction costs — Legal, accounting and other costs directly attributable to the issuance of the Company’s equity are capitalized within deferred transaction costs on the consolidated balance sheets and will be reclassified to additional paid-in capital upon the close of the Business Combination. Transaction costs comprise of legal, accounting fees and other costs incurred through September 30, 2020 that are directly related to the Business Combination.

For the nine months ended September 30, 2019, the Company had offering costs that were directly related to its proposed initial public offering of $976 thousand. In September 2019, the Company terminated its initial public offering registration process. Accordingly, the Company has written off deferred offering costs previously capitalized to general and administrative expense within the accompanying consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2019.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Property and equipment consist of lab and office equipment and leasehold improvements. Depreciation is calculated using the straight-line method over the estimated economic useful lives of the assets, which are 5 years for lab equipment and 3-7 years for furniture and fixtures. Leasehold improvements are amortized over the lesser of the estimated lease term or the estimated useful life of the assets. Costs for capital assets not yet placed into services are capitalized as construction in progress and depreciated or amortized in accordance with the above useful lives once placed into service. Upon retirement or sale, the related cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the consolidated statements of operations and comprehensive loss. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred.

Impairment of Long-Lived Assets — Long-lived assets are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate an asset group for recoverability, the Company compares the forecasted undiscounted cash flows expected to result from the use and eventual disposition of the asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use and eventual disposition of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows using market participant assumptions. The Company did not record any impairment losses on long-lived assets during the nine months ended September 30, 2020 or year ended December 31, 2019.

Leases — At inception of a contract, the Company determines if a contract meets the definition of a lease. A lease is a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. The Company determines if the contract conveys the right to control the use of an identified asset for a period of time. The Company assesses throughout the period of use whether the Company has both of the following: (1) the right to obtain substantially all of the economic benefits from use of the identified asset, and (2) the right to direct the use of the identified asset. This determination is reassessed if the terms of the contract are changed. Leases are classified as operating or finance leases based on the terms of the lease agreement and certain characteristics of the identified asset. Right-of-use assets and lease liabilities are recognized at lease commencement date based on the present value of the future lease payments.

The Company leases laboratory and office space (real estate), and certain equipment under non-cancellable operating and finance leases. The carrying value of the Company’s right-of-use lease assets is substantially concentrated in its real estate leases, while the volume of lease agreements is primarily concentrated in equipment leases. The Company’s policy is to not record leases with an original term of twelve months or less on the consolidated balance sheets. The Company recognizes lease expense for these short-term leases on a straight-line basis over the lease term.

Certain lease agreements may require the Company to pay additional amounts for taxes, insurance, maintenance and other expenses, which are generally referred to as non-lease components. Such variable non-lease components are treated as variable lease payments and recognized in the period in which the obligation for these payments was incurred. Variable lease components and variable non-lease components are not measured as part of the right-of-use asset and liability. Only when lease components and their associated non-lease components are fixed are they accounted for as a single lease component and are recognized as part of a right-of-use asset and liability. Total contract consideration is allocated to the combined fixed lease and non-lease component. This policy election applies consistently to all asset classes under lease agreements.

Leases may contain clauses for renewal at the Company’s option. Payments to be made in option periods are recognized as part of the right-of-use lease assets and lease liabilities when it is reasonably certain that the option to extend the lease will be exercised, or is not at the Company’s option. The Company determines whether the reasonably

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

certain threshold is met by considering contract-, asset-, market-, and entity-based factors. In the consolidated statements of earnings, operating lease expense, which is recognized on a straight-line basis over the lease term, and the amortization of finance lease ROU assets, which are included in plant, property, and equipment and depreciated, are included in research and development or general and administrative expenses consistent with the leased assets’ primary use. Accretion on the liabilities for finance leases is included in interest expense.

Derivative Instruments — The convertible promissory notes issued in February through July 2020 (“2020 Convertible Notes”) contained embedded features that provide the lenders with multiple settlement alternatives. Certain of these settlement features provided the lenders a right to a fixed number of the Company’s shares upon conversion of the notes. Other settlement features provided the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control or default of the Company (the “Redemption Features”).

The Redemption Features of the 2020 Convertible Notes met the requirements for separate accounting and were accounted for as a single derivative instrument (the “2020 Derivative Instrument”). The 2020 Derivative Instrument was recorded at fair value at inception and was subject to re-measurement to fair value at each balance sheet date and immediately prior to the extinguishment of derivative liability, with any changes in fair value recognized in the consolidated statements of operations and comprehensive loss. In August 2020, in connection with the Company’s issuance and sale of Series D Preferred Stock, all of the outstanding principal and accrued interest under the convertible promissory notes was automatically converted into shares of Series D Preferred Stock and the derivative liability was extinguished (see Notes 8 and 9).

Redeemable Convertible Preferred Stock — The Company records all shares of redeemable convertible Preferred Stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible Preferred Stock is recorded outside of permanent equity because while it is not mandatorily redeemable, upon certain events considered not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets (each, a “Deemed Liquidation Event”), the redeemable convertible Preferred Stock will become redeemable at the option of the holders of at least a majority of the then outstanding shares. The Company has not adjusted the carrying values of the redeemable convertible Preferred Stock to the liquidation preferences of such shares because it is uncertain whether or when a Deemed Liquidation Event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible Preferred Stock. Subsequent adjustments to the carrying values of the liquidation preferences will be made only when it becomes probable that such a Deemed Liquidation Event will occur.

Preferred Stock Warrant Liability — The Company accounts for freestanding warrants to purchase shares of Preferred Stock as liabilities on the balance sheet at their estimated fair value as the underlying redeemable convertible Preferred Stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. At the end of each reporting period, changes in the estimated fair value of the warrants to purchase shares of Preferred Stock are recorded in change in fair value of Preferred Stock warrant liability in the consolidated statements of operations and comprehensive loss. Changes in the estimated fair value of the Preferred Stock warrant liability were ($7.4) million and ($489) thousand for the nine months ended September 30, 2020 and 2019, respectively.

Revenue Recognition — Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations it must deliver and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied or as it is satisfied. The Company typically satisfies its performance obligations via delivery of dietary supplements to the customer. Payments are due upon receipt for commercial transactions or a prepayment is collected for online retail sales. The Company’s revenue for the nine months ended September 30, 2020 was comprised of sales of dietary supplements.

Stock-Based Compensation — The Company accounts for stock-based compensation arrangements with employees using a fair value-based method for costs related to all share-based payments including stock options. Stock-based compensation expense is recorded in research and development and general and administrative expenses based on the classification of the work performed by the grantees.

The Company’s determination of the fair value of stock options on the date of grant utilizes the Black-Scholes option-pricing model and is impacted by its common stock price, as determined by the Board of Directors with input from the Company’s management, as well as changes in assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected term that options will remain outstanding, the expected common stock price volatility over the term of the option awards, risk-free interest rates, and expected dividends.

The fair value is recognized over the period during which an optionee is required to provide services in exchange for the option award, known as the requisite service period (usually the vesting period), on a straight-line basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company has elected to account for forfeitures as they occur, rather than estimating expected forfeitures.

Research and Development — Research and development costs are charged to operations as incurred. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the goods have been received or when the service has been performed rather than when the payment is made. Research and development expenses consist of costs incurred by the Company for the discovery and development of the Company’s product candidates. Research and development costs include, but are not limited to, payroll and personnel expenses including stock-based compensation, clinical trial supplies, fees for clinical trial services, consulting costs, and allocated overhead, including rent, equipment, and utilities.

Clinical Trial Accrual — The Company’s clinical trial accrual process seeks to account for expenses resulting from obligations under contracts with clinical research organizations (“CRO”), consultants, and under clinical site agreements in connection with conducting clinical trials. Clinical trial costs are charged to research and development expense as incurred. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company’s objective is to reflect the appropriate trial expense in the consolidated financial statements by matching the appropriate expenses with the period in which services and efforts are expended. In the event advance payments are made to a CRO, the payments will be recorded as a prepaid asset which will be amortized over the period of time the contracted services are performed. In addition to pass-through costs, the Company generally incurs costs in clinical trials in four distinct groups as follows:

CRO Start-up — These costs include the initial set-up of the clinical trial and usually occurs within a few months after the contract has been executed and includes costs which are expensed ratably over the start-up period when such period is identifiable and expensed as incurred when no such period exists. Start-up phase activities include study initiation, site recruitment, regulatory applications, investigator meetings, screening, preparation, pre-study visits, and training.

CRO Site and Study Management — These costs include medical and safety monitoring, and patient administration and data management. These costs are usually calculated on a per patient basis and expensed ratably over the treatment period beginning on the date that the patient enrolls.

CRO Close Down and Reporting — These costs include analyzing the data obtained and reporting results, which occurs after patients have ceased treatment and the database of information collected is locked. These costs are expensed as incurred over the course of any close down and reporting period.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Third Party Contracts — These costs include fees charged by third parties for various support services which are not provided by CROs and include such items as lab fees, data quality review costs, and fees incurred for investigational product monitoring and inventory control. These items are expensed ratably over any identifiable service period with the engaged third-party vendors.

The CRO contracts generally include pass-through fees including, but not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs, including shipping and printing fees. The Company determines accrual estimates through reports from and discussion with applicable personnel and outside services providers as to the progress or state of completion of trials, or the services completed. The Company makes estimates of accrued expenses as of each balance sheet date in the consolidated financial statements based on the facts and circumstances known to the Company at that time.

Grant Funding — The Company may submit applications to receive grant funding from governmental and non-governmental entities. Grant funding received that involves no conditions or continuing performance obligations of the Company are recognized upon receipt. Grant funding with conditions or obligations of the Company is recognized as the conditions or obligations are fulfilled. The Company has made an accounting policy election to record such unconditional grants, such as the Australian Research and Development Credit, as other income in the consolidated statements of operations and comprehensive loss. Income from grants is recognized in the period during which the related qualifying expenses are incurred, provided that the conditions under which the grants were provided have been met. The Company recognizes Australian Research and Development Credit in an amount equal to the qualifying expenses incurred in each period multiplied by the applicable reimbursement percentage. For the nine months ended of September 30, 2020 and 2019, the Company recognized $2.6 million and $0.6 million, respectively, of Australian Research and Development Credit within other income (expense), net in the consolidated statement of operations and comprehensive loss. As of September 30, 2020 and December 31, 2019, the Company recorded $1.3 million and $0, respectively, Australian Research and Development credit receivable in prepaid expenses and other current assets on the consolidated balance sheets.

Any amount received in advance of fulfilling such conditions or obligations is recorded in accrued liabilities in the consolidated balance sheets if the conditions or obligations are expected to be met within the next twelve months. Grant funding recognized on conditional grants is included as a reduction in research and development expenses in the consolidated statements of operations and comprehensive loss as the conditions are tied to the Company’s research and development efforts, and as the arrangement between the Company and the organizations are not part of the Company’s on-going, major, or central operations.

Income Taxes — The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements — Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:

Level 1 — Inputs based upon quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2 — Observable inputs other than quoted market prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Inputs that are management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

See Note 13 for information on the Company’s assets and liabilities measured at fair value at September 30, 2020 and December 31, 2019.

Foreign Currency Translation and Transactions — The functional currency of the Company is the United States dollar. The Company’s Australian subsidiary determined its functional currency to be the Australian dollar. The Company uses the United States dollar as its reporting currency for the consolidated financial statements. The results of its non-U.S. dollar based functional currency operations are translated to U.S. dollars at the average exchange rates during the period. The Company’s assets and liabilities are translated using the current exchange rate as of the consolidated balance sheet date and shareholders’ equity is translated using historical rates.

Adjustments resulting from the translation of the consolidated financial statements of the Company’s foreign functional currency subsidiaries into U.S. dollars are excluded from the determination of net loss and are accumulated in a separate component of shareholders’ equity. These foreign currency translation gains and losses are currently the only component of other comprehensive income.

The Company also incurs foreign exchange transaction gains and losses for purchases denominated in foreign currencies. Foreign exchange transaction gains and losses are included in other income (expense) in the Company’s consolidated results of operations as incurred.

Comprehensive Loss — Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. The Company’s only element of other comprehensive income (loss) in any period presented was translation of Australian dollar denominated balances of the Company’s Australian subsidiary to U.S. dollars for consolidation.

Net Loss per Share Attributable to Common Shareholders — The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered all series of redeemable convertible Preferred Stock to have been participating securities as the holders were entitled to receive non-cumulative dividends on a pari passu basis in the event that a dividend had been paid on common stock. See Note 16, Net Loss per Share Attributable to Common Shareholders, for further details on the Company’s historical participating securities, including warrants to purchase redeemable convertible Preferred Stock and common stock.

Under the two-class method, basic net loss per share attributable to common stockholders was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. The net loss attributable to common stockholders was not allocated to the redeemable convertible Preferred Stock as the holders of redeemable convertible Preferred Stock did not have a contractual obligation to share in losses. Diluted net loss per share attributable to common stockholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation,

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redeemable convertible Preferred Stock, stock options to purchase common stock, early exercised stock options, and warrants to purchase redeemable convertible Preferred Stock and common stock were considered common shares equivalents, but had been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect was anti-dilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the nine months ended September 30, 2020 and 2019.

Segment Information — Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in two operating segments, the first being that of the development and commercialization of proprietary nanotechnology drug suspensions, and the second being the development and commercialization of dietary supplements.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of September 30, 2020 and December 31, 2019:

(in thousands)	2020	2019
Lab equipment	$2,782	$2,707
Furniture and fixtures	144	162
Leasehold improvements	3,889	3,430
Construction in progress	619	410

	7,434	6,709

Less accumulated depreciation	(3,076)	(2,390)

Total property and equipment, net	$4,358	$4,319

Depreciation expense related to property and equipment, net for the nine months ended September 30, 2020 and 2019 was approximately $696 thousand and $626 thousand, respectively.

4. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of September 30, 2020 and December 31, 2019:

(in thousands)	2020	2019
Accrued professional fees	$368	$1,826
Accrued compensation and benefits	1,045	817
Accrued CRO fees	702	95
Deferred grant funds	364	80
Accrued expense reimbursements	33	36
Accrued transaction costs	2,011	—
Other	31	24
Total accrued liabilities	$4,554	$2,878

The Company expects to fulfill its performance obligations to release the deferred revenue recorded in accrued liabilities by March 31, 2021.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

5. LEASES

The Company adopted ASC 842 on January 1, 2019 using the modified retrospective approach with $14 thousand cumulative adjustment to accumulated deficit. Upon adoption, the Company elected the package of transition practical expedients, which allowed the Company to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company also made an accounting policy election not to recognize leases with an initial term of 12 months or less within its consolidated balance sheets and to recognize those lease payments on a straight-line basis in its consolidated statements of operations and comprehensive loss over the lease term.

At the lease commencement date, the discount rate implicit in the lease is used to discount the lease liability if readily determinable. If not readily determinable or leases do not contain an implicit rate, the Company’s incremental borrowing rate is used as the discount rate.

In April 2020, the Company terminated an existing operating lease for office space. At the time of termination, the Company removed the remaining right-of-use asset of $297 thousand, lease liability of $348 thousand, and recognized a gain of $51 thousand. Also in April 2020, the Company commenced a new operating lease. At the time of commencement, the Company recorded the right-of-use asset value of $353 thousand, leasehold improvements of $467 thousand, and a lease liability of $820 thousand. The net effect of the change in leases being an increase in right-of-use assets of $56 thousand, an increase in leasehold improvements of $467 thousand, an increase in lease liability of $472 thousand, and a gain on termination of $51 thousand.

The Company has noncancelable operating lease arrangements primarily for office and lab space. The Company also has noncancelable finance leases for certain lab equipment. The maturity analysis of finance and operating lease liabilities at September 30, 2020 are as follows:

(in thousands)	Finance Leases	Operating Leases
Remainder of 2020	$56	$100
2021	175	410
2022	149	421
2023	96	433
2024	27	442
Thereafter	—	984

Total undiscounted cash flows	503	2,790

Less amount representing interest/discounting	(69)	(726)

Present value of future lease payments	434	2,064

Less lease obligations, current portion	(200)	(219)

Lease obligations – long term portion	$234	$1,845

Management expects that, in the normal course of business, the existing leases will be renewed or replaced by similar leases.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

5. LEASES (cont.)

Finance Leases

Assets recorded under finance lease obligations and included with property and equipment at September 30, 2020 and December 31, 2019 are summarized as follows:

(in thousands)	September 30, 2020	December 31, 2019
Lab equipment	$920	$920
Furniture and fixtures	46	46
Work in process	228	228
Total	1,194	1,194

Less accumulated depreciation	(555)	(418)

Net	$639	$776

The Company’s finance lease obligations have a weighted-average interest rate of 7.9% and have a weighted-average remaining term of 2.9 years.

Operating Leases

The Company’s balance of right-of-use assets on the face of the balance sheet pertain to operating leases. The Company’s operating lease obligations have a weighted-average discount rate of 9.6% and have a weighted-average remaining term of 6.4 years.

Components of Lease Cost

The components of finance and operating lease costs for the nine months ended September 30, 2020 and 2019 were as follows:

(in thousands)	2020	2019
Finance lease costs:
Amortization	$137	$131
Interest on lease liabilities	30	18
Operating lease costs	308	297
Short-term lease costs	203	254
Variable lease costs	70	82
Total lease costs	$748	$782

Supplemental Cash Flow Information

(in thousands)	2020	2019
Operating cash flows from operating leases	$(497)	$(580)
Operating cash flows from finance leases	(30)	(18)
Finance cash flows from finance leases	(156)	(124)

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

6. NOTES PAYABLE

In February 2019, the Company entered into a loan agreement (the “2019 MD Loan”) with the Department of Housing and Community Development, a principal department of the State of Maryland (“Maryland”). Pursuant to the 2019 MD Loan, Maryland agreed to provide a $500 thousand term loan. Amounts outstanding under the 2019 MD Loan bear simple interest at an annual rate of 8.00%. Under the 2019 MD Loan, the Company has agreed to affirmative and negative covenants to which it will remain subject until maturity. These covenants include providing information about the Company and its operations; limitations on the Company’s ability to retire, repurchase, or redeem the Company’s common or preferred stock, options, and warrants other than per the terms of the securities; and limitations on the Company’s ability to pay dividends of cash or property. There are no financial covenants associated with the Loan Agreement. Events of default under the Loan Agreement include failure to make payments when due, insolvency events, failure to comply with covenants, and material adverse effects with respect to the Company. The Company is not in violation of any affirmative or negative covenants. Repayment of the full balance outstanding is due on February 22, 2034. The 2019 MD Loan establishes “Phantom Shares,” based on 863,110 Series C Preferred Shares, determined at issuance. The Loan Agreement states the repayment amount is to be the greater of the balance of principal and accrued interest or the Phantom Share value. The Company determined that the note should be accounted for at fair value. The Company records the fair value of the debt at the end of each reporting period. In order to value the note, the Company considers the amount of the simple interest expense that would be due and considers the value of Phantom Shares. Expense of $269 thousand and $24 thousand was recognized during the nine months ended September 30, 2020 and 2019, respectively. The fair value of $803 thousand and $534 thousand of principal and accrued interest is included in long-term notes payable as of September 30, 2020 and December 31, 2019, respectively.

In April 2019, the Company entered into a loan agreement (the “2019 Cecil Loan”) with Cecil County, Maryland (“Cecil”). Pursuant to the 2019 Cecil Loan, Cecil agreed to provide a $100 thousand term loan. Amounts outstanding under the 2019 Cecil Loan bear simple interest at an annual rate of 8.00%. Under the 2019 Cecil Loan, the Company has agreed to affirmative and negative covenants to which it will remain subject until maturity. These covenants include providing information about the Company and its operations; limitations on the Company’s ability to retire, repurchase, or redeem the Company’s common or preferred stock, options, and warrants other than per the terms of the securities; and limitations on the Company’s ability to pay dividends of cash or property. There are no financial covenants associated with the Loan Agreement. Events of default under the Loan Agreement include failure to make payments when due, insolvency events, failure to comply with covenants, and material adverse effects with respect to the Company. The Company is not in violation of any affirmative or negative covenants. Repayment of the full balance outstanding is due on April 30, 2034. The 2019 Cecil Loan establishes “Phantom Shares”, based on 172,622 Series C Preferred Shares, determined at issuance. The 2019 Cecil Loan states the repayment amount is to be the greater of the balance of principal and accrued interest or the Phantom Share value. The Company determined that the note should be accounted for at fair value. The Company records the fair value of the debt at the end of each reporting period. In order to value the note, the Company considers the amount of the simple interest expense that would be due and considers the value of Phantom Shares. Expense of $55 thousand and $4 thousand was recognized during the nine months ended September 30, 2020 and 2019, respectively. The fair value of $161 thousand and $106 thousand of principal and accrued interest is included in long-term notes payable as of September 30, 2020 and December 31, 2019, respectively.

In May 2020, the Company entered into a note payable in the amount of $647 thousand (the “PPP Note”) under the Paycheck Protection Program of the CARES Act (the “PPP”). As amended, the PPP permits forgiveness of amounts loaned for payments of payroll and other qualifying expenses within 24 weeks of receipt of loaned funds, given that at least 60% of the total loan is used for payroll. Amounts not forgiven by the PPP have a repayment period of five years. The Company expects that the full $647 thousand balance of the PPP Note to be forgiven. The Company will record any forgiveness after approval by the issuer.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

7. PREFERRED STOCK WARRANT LIABILITY

In connection with certain note purchase agreements, the Company issued Series A Preferred Stock Warrants in 2013. The warrants expire 10 years from issuance. These warrants are exercisable at a fixed exercise price of $0.2731, which is equal to the price per share of the Series A Preferred Stock by the Company. As of September 30, 2020 and December 31, 2019, these warrants were exercisable into 11,579,500 shares of the Series A Preferred Stock.

On April 8, 2013, in connection with certain note purchase agreements, the Company issued 10-year warrants to purchase units of the Company’s most senior equity equal to 0.50% of the Company’s fully diluted equity at the time of exercise. As of December 31, 2019, these warrants were exercisable into 1,953,868 shares of the Company’s most senior equity, Series C Preferred Stock, at a fixed exercise price of $0.2731 per share.

As of September 30, 2020, in connection with the Company’s issuance of Series D Preferred Stock on August 11, 2020, these warrants became exercisable into 2,306,595 shares of the Company’s most senior equity, Series D Preferred Stock, at a fixed exercise price of $0.2731 per share.

The warrants described above to purchase shares of the Company’s Preferred Stock are accounted for as a liability as the underlying Preferred Stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. The warrants must be valued every reporting period and adjusted to fair value with the change in fair value of the Preferred Stock warrant liability being recorded in earnings. As of September 30, 2020 and December 31, 2019, the fair value of the outstanding warrants was $10.6 million and $3.2 million, respectively, with the changes in fair value recorded as a component of other income (expense), net on the consolidated statements of operations and comprehensive loss. The significant increase in fair value of the outstanding warrants was mainly the result of the increase in stock price.

As of September 30, 2020 and December 31, 2019, the Company had Preferred Stock warrants outstanding and exercisable as follows:

			2020	2019
	Expiration Date	Exercise Price Per Share	Warrants Outstanding	Warrants Outstanding
Series D preferred stock warrants(1)	April 2023	$0.2731	2,306,595	—
Series C preferred stock warrants(1)	April 2023	$0.2731	—	1,953,868
Series A preferred stock warrants	April 2023	$0.2731	11,579,500	11,579,500

____________

(1)      As of September 30, 2020 and December 31, 2019, the most senior equity preferred stock warrants were convertible into Series D Preferred Stock and Series C Preferred Stock, respectively.

8. CONVERTIBLE NOTES

In February through July 2020, the Company issued convertible promissory notes (the “2020 Convertible Notes”) in an aggregate principal amount of $6.1 million, bearing interest at an annual rate of 5%. The 2020 Convertible Notes were convertible at the earlier of (i) one year, at which point the notes would be convertible into Series C preferred shares at the Series C preferred share issuance price, and (ii) next equity financing of no less than $10.0 million, at which point the notes would be convertible into shares issued in the next equity financing at 90% of the per share issuance price of the next equity financing. The 2020 Convertible Notes contained redemption features that met the requirements for separate accounting and were accounted for as a single derivative instrument. Accordingly, the 2020 derivative instrument of $705 thousand was recorded at fair value at inception as redeemable convertible preferred stock warrant liability in the consolidated balance sheets (see Note 9).

The Company recognized interest expense of $255 thousand, including amortization of debt discount of $179 thousand during the nine months ended September 30, 2020, in connection with the 2020 Convertible Notes.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

8. CONVERTIBLE NOTES (cont.)

On August 11, 2020, in connection with the Company’s issuance and sale of Series D Preferred Stock, all of the outstanding principal and accrued interest under the 2020 Convertible Notes, totaling $6.9 million, was automatically converted into 10,776,647 shares of Series D Preferred Stock at a price equal to 90% of $0.6393 per share, the per share price paid in cash by investors in the Series D preferred stock financing.

The Company accounted for the conversion of the 2020 Convertible Notes as a debt extinguishment and recognized a loss on extinguishment of debt of $0.5 million within other income (expense), net in the consolidated statement of operations and comprehensive loss. As of the date of conversion, the unamortized discount on the 2020 Convertible Notes was $526 thousand. The loss on extinguishment was calculated as the difference between (i) the fair value of the 10,776,647 shares of Series D Preferred Stock issued to settle the 2020 Convertible Notes of $6.9 million and (ii) the carrying value of the 2020 Convertible Notes, including the principal balance of the 2020 Convertible Notes of $6.1 million and accrued but unpaid interest of $76 thousand, net of the unamortized debt discount of $5.7 million, plus the then-current fair value of derivative liability associated with the 2020 Convertible Notes at the time of the extinguishment of $676 thousand.

9. DERIVATIVE INSTRUMENTS

One of the redemption features of the 2020 Convertible Notes met the requirements for separate accounting and was accounted for as a derivative instrument. The 2020 Derivative Instrument was recorded at fair value, which was $705 thousand at issuance. In August 2020, in connection with the Company’s issuance and sale of Series D Preferred Stock, all of the outstanding principal and accrued interest under the 2020 Convertible Notes were automatically converted into shares of Series D Preferred Stock and the derivative liability was extinguished. Prior to the extinguishment of derivative liability, the 2020 Derivative Instrument was marked at fair value and the Company recorded the change in the 2020 Derivative Instrument of ($29) thousand in the consolidated statements of operations and comprehensive loss.

10. COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. The Company is not aware of any current pending legal matters or claims.

11. INCOME TAXES

The Company has not recorded income tax benefits for the net operating losses incurred during the nine months ended September 30, 2020 and 2019 nor for research and development tax credits and other deferred tax assets generated, due to its uncertainty of realizing a benefit from those items.

The components of income (loss) before income taxes were as follows (in thousands):

	2020	2019
United States	$(20,724)	$(10,501)
Foreign	669	(1,412)
Total loss before income taxes	$(20,055)	$(11,913)

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

11. INCOME TAXES (cont.)

A reconciliation of the Company’s effective tax rate to the statutory U.S. federal rate is as follows:

	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State taxes (tax effected)	3.2	4.5
Non-deductible expenses	(1.2)	(1.0)
Change in fair value of warrant liability	(7.7)	—
U.S. research and development tax credit	2.9	2.0
Australia research and development add-back, net of credits	0.8	(2.0)
Foreign tax rate differential	(0.2)	0.8
Change in state income tax rates	(0.1)	(10.4)
Change in valuation allowance	(18.7)	(14.9)
Provision for income taxes	—%	—%

The tax effects of temporary differences that give rise to significant components of the deferred tax assets (liabilities) are as follows (in thousands):

	2020	2019
Deferred tax assets (liabilities)
Net operating loss carryforward	$16,637	$12,739
Intangible assets	1,936	2,152
U.S. research and development tax credits	1,461	801
Lease liability	543	440
Non-qualified stock options	141	123
Accrued interest	76	—
Accrued compensation	116	57
Depreciation	(93)	(57)
Right-of-use asset	(276)	(297)
Other	(32)	(13)
Valuation allowance	(20,509)	(15,945)
Total net deferred tax assets	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty as to whether such assets will be realized resulting from the Company’s three year cumulative loss position and the uncertainty surrounding the Company’s ability to generate pre-tax income in the foreseeable future. The valuation allowance increased by $3.8 million from December 31, 2019 to September 30, 2020 due primarily to the generation of current year net operating losses.

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

11. INCOME TAXES (cont.)

or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation on the use of net operating loss carryforwards is known, no amounts are being presented as an uncertain tax position.

As of September 30, 2020, the Company has $67.2 million of federal and $54.5 million of state net operating loss available to offset future taxable income. The federal net operating loss carryforwards of $33.4 million for years prior to and including 2017 begin to expire in 2034 while carryforwards of $33.8 million for years 2018 and on may be carried forward indefinitely subject to an annual 80 percent limitation, if not utilized. The state net operating loss carryforwards of $20.4 million for years prior to and including 2017 begin to expire in 2032 while carryforwards of $34.1 million for 2018 and on may be carried forward indefinitely subject to an annual 80 percent limitation, if not utilized.

As of September 30, 2020, the Company also had federal research and development credit carryforwards of $1.5 million. The federal research and development credit carryforwards expire beginning 2034, if not utilized.

The Company had not recorded any amounts for unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. The Company files federal, foreign (Australia), and state (Utah and Maryland) income tax returns. The income tax returns may be subject to examinations for 3 years (federal and Maryland), 5 years (foreign), or 6 years (Utah). There are currently no pending tax examinations. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future or prior period.

12. STOCK-BASED COMPENSATION

Stock Options — The Company’s Stock Plan (the “Plan”), provides for the grant of incentive and nonstatutory stock options. Under the terms of the Plan, at September 30, 2020 and December 31, 2019, there are 50,918,106 common shares authorized for grant to employees, officers, directors, and consultants. Shares that are expired, terminated, surrendered or canceled under the Plan without having been exercised will be available for future grants of awards. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for the grant of awards. The Plan is administered by the board of directors. The exercise prices, vesting periods and other restrictions are determined at the discretion of the board of directors, except that the exercise price per share of options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date, unless the board of directors sets a shorter term. Stock options and restricted stock granted to employees, officers, members of the board of directors and consultants typically vest over a four-year period.

There were 563,025 and 2,942,034 shares available for grant under the Plan as of September 30, 2020 and December 31, 2019, respectively.

Stock-based compensation for the nine months ended September 30, 2020 and 2019 was approximately $554 thousand and $224 thousand, respectively, and is recorded in research and development and general and administrative expenses in the consolidated statement of operations and comprehensive loss as follows:

(in thousands)	2020	2019
General and administrative	$190	$101
Research and development	364	123

Total stock-based compensation	$554	$224

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

12. STOCK-BASED COMPENSATION (cont.)

As of September 30, 2020, the Company had approximately $2.6 million of unrecognized stock-based compensation costs related to non-vested awards which is expected to be recognized over a weighted-average period of 3.17 years.

The following sets forth the outstanding common stock options and related activity for the nine months ended September 30, 2020:

Equity	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Term (Years)	Instrinsic Value
Outstanding – December 31, 2018	43,174,577	$0.05	6.62	$11,089

Granted	10,916,348	0.32	9.66	—
Exercised	(90,000)	0.11	—	31
Forfeited	(1,884,841)	0.19	—	—

Outstanding – December 31, 2019	52,116,084	$0.11	6.36	$18,105

Granted	1,960,000	0.71	9.96	—
Exercised	(19,166)	0.11	—	4
Forfeited	—	—	—	—

Outstanding – September 30, 2020	54,056,918	$0.13	5.77	$47,570

Options vested and exercisable – September 30, 2020	44,707,743	$0.07	5.07	$39,343
Options vested and exercisable – Stock options vested and expected September 30, 2020	54,056,918	$0.13	5.77	$47,570

The exercise price of the stock options granted is based on the fair market value of the common shares of the Company as of the grant date as determined by the Board of Directors, with input from the Company’s management. The Board of Directors determines the fair value of the common stock at the time of grant of the options by considering a number of objective and subjective factors, including third party valuation reports, valuations of comparable companies, sales of redeemable convertible Preferred Stock, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook.

Stock options are valued using the Black-Scholes option pricing model. Since the Company has limited trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the expected term of the stock option grants. The risk-free interest rate for periods within the contractual life of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to do so. The expected term represents the period that stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

12. STOCK-BASED COMPENSATION (cont.)

the options. For other option grants, the Company estimates the expected term using historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award. The assumptions used to calculate the value of the stock option awards granted in 2020 and 2019 are presented as follows:

	2020	2019
Expected stock price volatility	75.00% – 119.30%	75.00%
Risk-free interest rate	0.39% – 0.49%	1.46%
Expected dividend yield	—%	—%
Expected term of options	6 years	6 years

The weighted average grant-date fair value of options granted during the nine months ended September 30, 2020 and 2019 was $0.7061 and $0.3157, respectively.

13. FAIR VALUE

The carrying amount of cash and cash equivalents and accounts payables approximates fair value because of the immediate, short-term maturity of these financial instruments. The carrying value of the notes payable includes certain notes remeasured at fair value on a recurring basis in the balance sheet at September 30, 2020 and December 31, 2019, in order to value the note, the Company considers the amount of simple interest expense that would be due and considers the value of Phantom Shares.

Liabilities with Fair Value Measurements on a Recurring Basis — The following tables present the Company’s fair value hierarchy for its liabilities measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019:

	Fair Value Measurements on a Recurring Basis September 30, 2020
(in thousands)	Level 1	Level 2	Level 3	Total
Redeemable convertible preferred stock warrant liability	$—	$—	$10,591	$10,591
Notes payable	$—	$—	$964	$964
	Fair Value Measurements on a Recurring Basis December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Redeemable convertible preferred stock warrant liability	$—	$—	$3,213	$3,213
Notes payable	$—	$—	$640	$640

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

13. FAIR VALUE (cont.)

The following is a summary of changes in the fair value of the Company’s financial liability related to Preferred Stock warrants, the 2020 derivative instrument, and notes payable measured at fair value for the nine months ended September 30, 2020, and 2019 (in thousands):

	Preferred Stock Warrants	Derivative Instrument	Notes Payable
Balance – December 31, 2019	$3,213	$—	$640

Issuance of convertible promissory notes	—	705	—
Change in fair value	7,378	(29)	324
Extinguishment of derivative liability in connection with extinguishment of the 2020 Convertible Notes (Note 9)	—	(676)	—

Balance – September 30, 2020	$10,591	$—	$964
	Preferred Stock Warrants	Derivative Instrument	Notes Payable
Balance – December 31, 2018	$4,518	$—	$—

Issuance of notes payable	—	—	600
Change in fair value	489	—	28
Exercise of Series C preferred stock warrants	(1,666)	—	—

Balance – September 30, 2019	$3,341	$—	$628

The Company’s notes payable contains unobservable inputs that reflect the Company’s own assumptions. Accordingly, the Company’s notes payable were measured at fair value on a recurring basis using unobservable inputs. Significant unobservable inputs at September 30, 2020 and December 31, 2019 were the fair value of Series D Preferred Stock of $1.0095 per share and Series C Preferred Stock of $0.5793 per share, respectively.

The Company’s Preferred Stock warrant liabilities contain unobservable inputs that reflect the Company’s own assumptions. Accordingly, the Company’s Preferred Stock warrant liabilities were measured at fair value on a recurring basis using unobservable inputs. At September 30, 2020 and December 31, 2019, the Preferred Stock warrant liability was valued using a Black-Scholes valuation model.

Significant unobservable inputs at September 30, 2020 were the fair value of Series D Preferred Stock of $1.0095 per share, the fair value of Series A Preferred Stock of $0.9765 per share, expected term of 1 year, expected volatility of Series D Preferred Stock of 75%, and expected volatility of Series A Preferred Stock of 85%. Significant unobservable inputs at December 31, 2019 were the fair value of Series C Preferred Stock of $0.5793 per share, the fair value of Series A Preferred Stock of $0.4313 per share, expected term of 2 year, expected volatility of Series C Preferred Stock of 49%, and expected volatility of Series A Preferred Stock of 71%.

The Board of Directors determines the fair value of the Preferred Stock by considering a number of objective and subjective factors, including third party valuations, valuations of comparable companies, sales of redeemable convertible Preferred Stock, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The Company estimated the volatility of its Preferred Stock based on comparable peer companies’ historical volatility. The risk-free interest rate for periods within the contractual life of the warrants is based on the U.S. Treasury yield curve in effect at the valuation date. The Company has no plans to declare any future dividends. The determination of the fair value of the Preferred Stock warrant liability could change in future periods based upon changes in the value of the Company’s Preferred Stock and other assumptions as presented above. The Company records any such change in fair value to the change in fair value of Preferred Stock warrant liability expense line in the consolidated statements of operations and comprehensive loss.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has issued Series A, B, C, and D Preferred Stock to various investors. Preferred stock is convertible into common stock at the option of the holder at the conversion price. The Company evaluated the Preferred Stock and concluded that they do not meet the criteria for being classified as a liability. However, the Company has determined that the Preferred Stock should be classified as temporary equity, as the Company may be required to redeem the outstanding Preferred Stock in cash. The Company has concluded that a redemption event is not probable. Accordingly, the value of Preferred Stock has not been adjusted to its redemption amount.

Holders of Preferred Stock shall vote together with the holders of common stock as a single class. Voting rights are in proportion to the number of votes equal to common stock shares into which their preferred shared would be converted.

Redeemable Preferred Stock

Between February and April 2015, the Company issued 115,649,483 shares of Series A Preferred Stock to several investors, at a price of $0.2731 per share, for proceeds of $9.5 million in cash and $18.0 million by conversion of secured promissory notes.

In December 2016, the Company issued 30,007,852 shares of Series B Preferred Stock at a price of $0.5665 per share and a buyout option for proceeds of $16.6 million, net of issuance costs of $418 thousand. The Agreement provided the buyer with an exclusive right and option to acquire all of the issued and outstanding stock of the Company on a fully diluted basis at a set price and provides for future milestone payments to be made to existing stockholders of the Company based on achievement of certain milestones defined within the Agreement. The purchase option was not exercised and was terminated by written notice received from the buyer on September 21, 2017.

The Company allocated the total cash consideration received of $16.6 million between the Series B Preferred Stock and the buyout option based on the relative fair value of each instrument. The $3.4 million assigned to the buyout option was treated as a contribution and recorded into additional paid-in capital.

Between August and October 2018, the Company issued 35,484,966 shares of Series C Preferred Stock to several investors. The Company issued 27,705,849 shares, at a price of $0.5793 per share, for proceeds of $15.9 million in cash, net of issuance costs of $155 thousand. $1.5 million of the proceeds were allocated to the Series C Preferred Stock Warrants issued (see Note 7). The Company issued 7,779,117 shares upon conversion of the secure promissory notes (see Note 8).

Between March and July 2019, the Company issued 16,806,301 shares of Series C Preferred Stock to several investors. The Company issued 13,929,265 shares, at a price of $0.5793 per share, for proceeds of $8.1 million in cash, net of immaterial issuance costs. The Company issued 2,877,036 shares in exercise of Series C Preferred Stock Warrants (see Note 7).

In August 2020, the Company issued 67,620,060 shares of Series D Preferred Stock to several investors. The Company issued 56,843,413 shares, at a price of $0.6393 per share, for proceeds of $35.1 million in cash, net of $1.3 million issuance costs. In addition, in connection with the Company’s issuance and sale of Series D preferred stock, all of the outstanding principal and accrued interest under the 2020 Convertible Notes were automatically converted into an aggregate of 10,776,647 shares of Series D Preferred Stock. The Company determined the fair value of the shares issued upon conversion to be $6.9 million, based on the preferred stock financing cash price per share (see Note 8).

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Preferred Stock consisted of the following as of September 30, 2020 and December 31, 2019 (in thousands, except share amounts):

	September 30, 2020
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	127,228,983	115,649,483	$27,485	$31,584	115,649,483
Series B Preferred Stock	30,007,852	30,007,852	16,582	16,999	30,007,852
Series C Preferred Stock	66,165,739	52,291,267	28,594	30,292	52,291,267
Series D Preferred Stock	72,250,000	67,620,060	41,942	43,230	67,620,060
	295,652,574	265,568,662	$114,603	$122,105	265,568,662
	December 31, 2019
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	127,228,983	115,649,483	$27,485	$31,584	115,649,483
Series B Preferred Stock	30,007,852	30,007,852	16,582	16,999	30,007,852
Series C Preferred Stock	66,165,739	52,291,267	28,594	30,292	52,291,267
	223,402,574	197,948,602	$72,661	$78,875	197,948,602

The rights and preferences of Series A, Series B, Series C, and Series D Preferred Stock are as follows:

Voting Rights — The holder of each share of Series A, Series B, Series C, and Series D Preferred Stock shall have the right to one vote for each share of common stock into which such Series A, Series B, Series C, and Series D Preferred Stock could then be converted.

Right to Elect Directors — As long as the majority of the Series A Preferred Stock issued remains outstanding, its holders shall be entitled to elect two directors of the Company. The holders of Series B Preferred Stock are entitled to elect one director of the Company. The holders of Series C Preferred Stock are entitled to elect one director of the Company. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series and on as-converted basis) shall be entitled to elect any remaining director of the Company.

Dividend Rights — The holders of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefore, any dividends as may be declared from time to time by the Board of Directors. No dividend may be declared or paid on the Common Stock (other than dividends payable in shares of common stock) unless any and all such dividends or distributions are distributed among all holders of common stock and Preferred Stock in proportion as if the Preferred Stock were converted to common stock at the effective conversion rate. The debt covenants of the Company’s outstanding note payable prohibit the issuance of dividends, see Note 6.

Preferred Stock Protective Provisions — As long as Preferred Stock originally issued remain outstanding, the Company shall not without first obtaining the approval of the holders of at least a majority of the outstanding shares of Preferred Stock: (i) consummate a liquidation event or effect any other merger or consolidation, (ii) amend, alter, or repeal any provision of the Certificate of Incorporation, (iii) increase or decrease (other than redemption or conversion) the total number of authorized shares of common stock or Preferred Stock, (iv) authorize or issue any equity security having a preference over, or being on a parity of any series of Preferred Stock, (v) redeem, purchase, or acquire any shares of Preferred Stock or common stock, (vi) pay or declare any dividend on any shares of capital stock

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

of the Company, other than dividends payable in shares of Common Stock, (vii) create or hold capital stock in any subsidiary that is not wholly owned by the Company or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license, or otherwise dispose the assets of such subsidiary.

In addition, Series B, Series C, and Series D Preferred Stock have protective provisions that prevent the Company from amending, altering, or repealing any provision of the Certificate of Incorporation or Bylaws to adversely alter or change the powers, preferences or special rights without first obtaining the approval of the holders of at least a majority of the outstanding shares of Series B, Series C, and Series D Preferred Stock, respectively.

Liquidation Preference — In case of any liquidation event, either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, and common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series D Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

In case of any liquidation event, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series B Preferred Stock, Series A Preferred Stock, and common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series C Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

In case of any liquidation event, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A Preferred Stock, and common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series B Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the remaining Proceeds legally available for distribution after distribution to holders of the Series C Preferred Stock shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

In case of any liquidation event, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series A Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the remaining Proceeds legally available for distribution after distribution to holders of the Series C and Series B Preferred Stock shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

For purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive in a liquidation event, each such holder shall be deemed to have converted into shares of common stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed otherwise.

Redemption — The Series A, Series B, Series C, and Series D Preferred Stock are not redeemable at the option of the holder. However, so long as a majority of the Preferred Stock originally issued remains outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Preferred Stock, redeem, purchase, or acquire any share or shares of Preferred Stock or common stock, except the repurchase, if any, of shares of common stock from employees, officers, directors, consultants, or other persons performing services for the Company.

Conversion Rights

(a)     Right to Convert.    Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and non-assessable share into such number of shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price. The initial conversion price per share of Series A, Series B, Series C, and Series D Preferred Stock shall be $0.2731, $0.5665, $0.5793, and $0.6393, respectively, provided, however, that the conversion price shall be subject to adjustment as set forth below.

(b)    Automatic Conversion.    Each share of Series A, Series B, Series C, and Series D Preferred Stock shall automatically be converted into shares of Common Stock upon the earlier of (i) the closing of the sale of common stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, the public offering price of which is not less than $75.0 million in the aggregate, (ii) the date, or the occurrence of an event, specified by vote or written consent, or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis), or (iii) a closing of a merger with a publicly-traded entity that has no operations other than searching for an operating company with which to merge (a “SPAC”) at a value per share in accordance with the restated certification incorporation, resulting in at least $30.0 million of proceeds to the Company (including any cash acquired in the merger with the SPAC).

(c)     Conversion Price Adjustment.    The conversion Price of Preferred Stock shall be subject to adjustment as follows: If the Company shall issue any additional stock (as defined in the associated agreement) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such additional stock, the Conversion Price shall be adjusted.

15. COMMON STOCK

The Company’s common stockholders are entitled to one vote per share and to notice of any stockholders’ meeting. Voting, dividend and liquidation rights of the holders of common stock are subject to the prior rights of holders of all classes of stock and are qualified by the rights, powers, preferences and privileges of the holders of Preferred Stock. No distributions shall be made with respect to common stock until all declared dividends to Preferred Shares have been paid or set aside for payments to the holders of Preferred Stock. Common Stock is not redeemable at the option of the holder. As of September 30, 2020, common shares issued and outstanding totaled 124,961,500.

As of September 30, 2020, the holders of Common Stock and Preferred Stock (voting together as a single class and not as separate series and on as-converted basis) are entitled to elect two directors of the Company.

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

16. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Nine Months Ended September 30,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(20,055)	$(11,913)
Denominator:
Weighted average shares outstanding	124,947,038	124,865,422
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.10)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Nine Months Ended September 30,
	2020	2019
Series D redeemable convertible preferred stock	67,620,060	—
Series C redeemable convertible preferred stock	52,291,267	52,291,267
Series B redeemable convertible preferred stock	30,007,852	30,007,852
Series A redeemable convertible preferred stock	115,649,483	115,649,483
Series D redeemable convertible preferred stock warrants	2,306,595	—
Series C redeemable convertible preferred stock warrants	—	1,953,868
Series A redeemable convertible preferred stock warrants	11,579,500	11,579,500
Options to purchase common stock	54,056,918	52,371,072
Total	333,511,675	263,853,042

17. RELATED PARTY TRANSACTIONS

During years prior to 2020, the Company incurred expenses for compensation for consulting services provided by a member of the Board of Directors. These expenses were fully paid off as of September 30, 2020 and had the outstanding balance of $131 thousand recorded in accounts payable as of December 31, 2019.

In August 2018, in conjunction with an investment made in the Company’s Series C Preferred Stock and Series C Preferred Stock Warrants by an investor, the Company entered into a supply agreement with the investor. Under the terms of this agreement, the Company granted the investor an exclusive license to pursue development of dietary supplements using certain of the Company’s intellectual property (IP). The exclusive rights to the IP will be for a term of 5 years from the commencement of sales of licensed product by the investor, with a deemed commencement date of January 1, 2023 if sales have not yet commenced, and is subject to annual minimum sales. The agreement may be renewed for additional 5-year terms. If the investor fails to meet the annual minimum sales requirements, the investor may pay an additional fee to maintain exclusivity or have their license converted to non-exclusive rights. As part of this agreement, the Company will provide non-pharmaceutical product to the investor for their development efforts and potential future production, and the investor is to pay royalties of 3% of incremental sales, as defined in the agreement. As of and for the nine months ended September 30, 2020, the Company had sold $70 thousand of product under this agreement, as well as $62 thousand of product not under this agreement, and received $112 thousand in advance to be applied against future sales of product under this agreement. The Company recorded this advanced amount as deferred

CLENE NANOMEDICINE, INC. Notes to UNAUDITED Consolidated Financial Statements

17. RELATED PARTY TRANSACTIONS (cont.)

revenue as of September 30, 2020, and the Company expects to fulfil the performance obligations to release the deferred revenue in the first half of 2021 as the investor purchases product. The investor has not yet made commercial sales of their products under the agreement, and as such the Company has not yet earned royalty revenues. As of and for the year ended December 31, 2019, the Company had not sold any product under this agreement, and there were no balances outstanding due to or from the investor.

18. GEOGRAPHIC AND SEGMENT INFORMATION

Geographic Information

The Company’s long-lived assets, which were composed of property and equipment, net by location was as follows (in thousands):

	As of
	September 30, 2020	December 31, 2019
United States	$4,099	$3,908
Australia	259	411
Total property and equipment, net	$4,358	$4,319

Segment Information

The Company historically had a single operating segment, development and commercialization of proprietary nanotechnology drug suspensions (“Drugs”). The Company identified a second segment, development and commercialization of proprietary dietary supplements (“Supplements”), in January 2020. The Company’s chief operating decision maker, the CEO, now obtains and reviews separate financial information for Supplements in deciding how to allocate resources to the segments and in assessing performance.

The operating results of the Company’s Drugs and Supplements segments for the nine months ended September 30, 2020 and 2019 were as follows (in thousands):

	Nine Months Ended September 30, 2020
	Drugs	Supplements	Total
Revenue from external customers	$—	$177	$177
Loss from operations	$(14,373)	$119	$(14,254)
	Nine Months Ended September 30, 2019
	Drugs	Supplements	Total
Revenue from external customers	$—	$—	$—
Loss from operations	$(11,978)	$—	$(11,978)

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

18. GEOGRAPHIC AND SEGMENT INFORMATION (cont.)

The Company’s long-lived assets, which were composed of property and equipment, net by segment was as follows (in thousands):

	As of
	September 30, 2020	December 31, 2019
Drugs	$4,122	$4,319
Supplements	236	—
Total property and equipment, net	$4,358	$4,319

19. SUBSEQUENT EVENTS

For its consolidated financial statements as of September 30, 2020 and for the nine months then ended, the Company evaluated subsequent events through November 18, 2020, the date on which those financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Clene Nanomedicine, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clene Nanomedicine, Inc. and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, has an expectation of continuing operating losses for the foreseeable future, and needs to raise capital to finance its future operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah

September 10, 2020

We have served as the Company’s auditor since 2019.

CLENE NANOMEDICINE, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$8,788	$16,777
Prepaid expenses and other current assets	689	319
Total current assets	9,477	17,096
Right-of-use assets	1,081	—
Property and equipment, net	4,319	4,472
TOTAL ASSETS	$14,877	$21,568

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$889	$1,096
Accrued liabilities	2,878	994
Payable to related parties	131	99
Operating lease obligations, current portion	216	—
Finance lease obligations, current portion	200	138
Notes payable, current portion	—	3,000
Total current liabilities	4,314	5,327
Deferred rent	—	612
Operating lease obligations, net of current portion	1,434	—
Finance lease obligations, net of current portion	389	224
Notes payable, net of current portion	640	—
Redeemable convertible preferred stock warrant liability	3,213	4,518
TOTAL LIABILITIES	9,990	10,681
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock (Series A, B, and C), $0.0001 par value; 223,402,574 shares authorized as of December 31, 2019 and 2018; 197,948,602 and 181,142,301 shares issued and outstanding as of December 31, 2019 and 2018, respectively; liquidation preference $78,875 and $69,139 as of December 31, 2019 and 2018, respectively	72,661	62,926
Stockholders’ deficit:
Common stock, $0.0001 par value: 425,000,000 shares authorized; and 124,942,334 and 124,852,334 shares issued and outstanding at December 31, 2019 and 2018, respectively	12	12
Additional paid-in capital	1,744	1,335
Accumulated deficit	(69,571)	(53,430)
Accumulated other comprehensive income	41	44

TOTAL STOCKHOLDERS’ DEFICIT	(67,774)	(52,039)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$14,877	$21,568

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except share and per share amounts)
	Year Ended December 31,
	2019	2018
Operating expenses:
Research and development	$9,563	$6,645
General and administrative	6,769	2,515

Total operating expenses	16,332	9,160

Loss from operations	(16,332)	(9,160)

Other income (expense):
Interest expense	(88)	(368)
Loss on extinguishment of convertible notes	—	(311)
Change in fair value of preferred stock warrant liability	(361)	(1,828)
Australia research and development credit	599	—
Other income, net	27	13

Loss before income tax	(16,155)	(11,654)

Income tax expense	—	—

Net loss	(16,155)	(11,654)

Other comprehensive income:
Foreign currency translation adjustments	(3)	44

Total other comprehensive income	(3)	44

Comprehensive loss	$(16,158)	$(11,610)

Net loss per share, basic and diluted (Note 16)	$(0.13)	$(0.09)

Weighted-average common shares used to compute basic and diluted net loss per share	124,873,950	124,803,841

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (In thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
BALANCE – December 31, 2017	145,657,335	$44,067	124,802,334	$12	$1,061	$(41,776)	$—	$(40,703)

Issuance of Series C preferred stock, net of issuance costs of $155	27,705,849	14,353						—

Conversion of Series C convertible notes	7,779,117	4,506

Exercise of common stock options			50,000	—	5			5

Stock-based compensation expense					269			269

Accumulated other comprehensive income							44	44

Net loss						(11,654)		(11,654)
BALANCE – December 31, 2018	181,142,301	62,926	124,852,334	12	1,335	(53,430)	$44	(52,039)

Application of ASC 842						14		14

Issuance of Series C preferred stock	13,929,265	8,069						—

Exercise of Series C preferred stock warrants	2,877,036	1,666						—

Exercise of common stock options			90,000	—	10			10

Stock-based compensation expense					399			399

Accumulated other comprehensive income							(3)	(3)

Net loss						(16,155)		(16,155)
BALANCE – December 31, 2019	197,948,602	$72,661	124,942,334	$12	$1,744	$(69,571)	$41	$(67,774)

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(16,155)	$(11,654)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	848	672
Non-cash lease expense	153	—
Changes in fair value of preferred stock warrant liability	361	1,828
Change in derivative	—	7
Loss on extinguishment of convertible notes	—	311
Stock-based compensation expense	399	269
Accretion of debt discount	—	132
Increse in interest accrued on notes payable	40	56
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(382)	76
Accounts payable	(76)	257
Accrued liabilities	1,852	242
Deferred rent	—	(63)
Operating lease obligations	(237)	—

Net cash used in operating activities	(13,197)	(7,867)

Cash flows from investing activities:
Purchases of property and equipment	(294)	(752)

Net cash used in investing activities	(294)	(752)

Cash flows from financing activities:
Proceeds from issuance of Series C Preferred Stock, net of issuance costs	8,069	14,353
Proceeds from issuance of Series C Preferred Stock warrants	—	1,542
Proceeds from issuance of common stock upon exercise of common stock options	10	5
Payments of finance lease obligations	(176)	(123)
Proceeds from convertible promissory notes	—	4,000
Proceeds from the issuance of note payable	600	—
Payments of notes payable	(3,000)	—

Net cash provided by financing activities	5,503	19,777

Effect of foreign exchange rate changes on cash	(1)	44

Net increase (decrease) in cash and cash equivalents	(7,989)	11,202

Cash and cash equivalents – beginning of year	16,777	5,575

Cash and cash equivalents – end of year	$8,788	$16,777

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED (In thousands)
	Year Ended December 31,
	2019	2018
Non-cash investing and financing activities:
Acquisition of property and equipment through finance lease	$403	$329
Acquisition of property and equipment included in accounts payable	—	150
Acquisition of right-of-use assets through operating lease	11	—
Warrant liability settled on exercise	1,666	—
Principal and interest, net of debt discount, converted to Series C Preferred shares (Note 7)	—	3,792
Derivative liability settled on extinguishment	—	403
Issuance of derivative instrument related to convertible notes	—	396

Supplemental disclosures
Cash paid for interest expense	$48	$179

The accompanying notes are an integral part of these consolidated financial statements.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Organization — Clene Nanomedicine Inc. (the “Company”) was incorporated in Delaware on July 31, 2014 and is a privately held biopharmaceutical company focused on the development of clean-surfaced nanocrystal drugs. The Company has developed an electrocrystal chemistry drug development platform, in which nanocrystals within a suspension are the therapeutic drug. Utilizing technology to create nanocrystal drug suspensions, the Company’s platform has produced multiple drug assets, of which its lead assets are currently in development for use in neurological and infectious diseases, among others.

Basis of Presentation — The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the Company’s wholly-owned subsidiary, Clene Australia Pty Ltd, a company incorporated in Australia. All intercompany transactions and balances have been eliminated in consolidation.

Going Concern — Since its inception, the Company has funded its operations primarily with proceeds from the sale of Preferred Stock, the sale of Preferred Stock warrants, and the sale of convertible notes that have converted into shares of Preferred Stock. At December 31, 2019, the Company had cash and cash equivalents totaling $8.8 million and an accumulated deficit of $69.6 million. During the year ended December 31, 2019, the Company incurred a net loss totaling $16.2 million, and used cash in operating activities totaling $13.2 million. The Company expects to continue to incur losses and use cash in operating activities in 2020 and for the foreseeable future. Subsequent to December 31, 2019, the Company issued convertible notes, which converted into Series D Preferred Stock, and Series D Preferred Stock for cash (see Note 19). The Company does not expect that its existing cash and cash equivalents will be sufficient to fund its operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued, September 10, 2020.

The Company’s ability to continue as a going concern will require obtaining additional funding to finance operations. The Company, as part of its ongoing business plans, will continue seeking funding through equity financing and may seek debt financings or other capital sources. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to raise capital when needed or on acceptable terms, it would be forced to delay, reduce or eliminate research and development programs and commercialization efforts.

Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include the valuation of common stock, stock options, and Preferred Stock warrants. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risks and Uncertainties — The product candidates developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s current and future product candidates will receive the necessary approvals or be commercially successful. If the Company is denied approval or approval is delayed, it will have a material adverse impact on the Company’s business and its consolidated financial statements.

The Company is subject to risks common to companies in the pre-commercial stage including, but not limited to, dependency on the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and patients, significant competition, and untested manufacturing capabilities.

Impact of the COVID-19 Coronavirus

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay the initiation of future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. In particular, the Company and its clinical research organizations (“CROs”) may face disruptions that may affect the Company’s ability to initiate and complete preclinical studies, manufacturing disruptions, and delays at clinical trial sites. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including planned and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Concentration of Credit Risk — The Company is exposed to credit risk from deposits with financial institutions in amounts that may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Cash and Cash Equivalents — Cash and cash equivalents include cash on hand and all highly liquid investments with remaining maturities of three months or less at the date of purchase. As of December 31, 2019 and 2018, the Company has no restricted cash balances.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Property and equipment consist of lab and office equipment and leasehold improvements. Depreciation is calculated using the straight-line method over the estimated economic useful lives of the assets, which are 5 years for lab equipment and 3-7 years for furniture and fixtures. Leasehold improvements are amortized over the lesser of the estimated lease term or the estimated useful life of the assets. Costs for capital assets not yet placed into services are capitalized as construction in progress and depreciated or amortized in accordance with the above useful lives once placed into service. Upon retirement or sale, the related cost and accumulated depreciation and amortization are removed from

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the accounts and any resulting gain or loss is included in the consolidated statements of operations and comprehensive loss. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred.

Impairment of Long-Lived Assets — Long-lived assets are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate an asset group for recoverability, the Company compares the forecasted undiscounted cash flows expected to result from the use and eventual disposition of the asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use and eventual disposition of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows using market participant assumptions. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2019 and 2018.

Leases — At inception of a contract, the Company determines if a contract meets the definition of a lease. A lease is a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. The Company determines if the contract conveys the right to control the use of an identified asset for a period of time. The Company assesses throughout the period of use whether the Company has both of the following: (1) the right to obtain substantially all of the economic benefits from use of the identified asset, and (2) the right to direct the use of the identified asset. This determination is reassessed if the terms of the contract are changed. Leases are classified as operating or finance leases based on the terms of the lease agreement and certain characteristics of the identified asset. Right-of-use assets and lease liabilities are recognized at lease commencement date based on the present value of the future lease payments.

The Company leases laboratory and office space (real estate), and certain equipment under non-cancellable operating and finance leases. The carrying value of the Company’s right-of-use lease assets is substantially concentrated in its real estate leases, while the volume of lease agreements is primarily concentrated in equipment leases. The Company’s policy is to not record leases with an original term of twelve months or less on the consolidated balance sheets. The Company recognizes lease expense for these short-term leases on a straight-line basis over the lease term.

Certain lease agreements may require the Company to pay additional amounts for taxes, insurance, maintenance and other expenses, which are generally referred to as non-lease components. Such variable non-lease components are treated as variable lease payments and recognized in the period in which the obligation for these payments was incurred. Variable lease components and variable non-lease components are not measured as part of the right-of-use asset and liability. Only when lease components and their associated non-lease components are fixed are they accounted for as a single lease component and are recognized as part of a right-of-use asset and liability. Total contract consideration is allocated to the combined fixed lease and non-lease component. This policy election applies consistently to all asset classes under lease agreements.

Leases may contain clauses for renewal at the Company’s option. Payments to be made in option periods are recognized as part of the right-of-use lease assets and lease liabilities when it is reasonably certain that the option to extend the lease will be exercised, or is not at the Company’s option. The Company determines whether the reasonably certain threshold is met by considering contract-, asset-, market-, and entity-based factors. In the consolidated statements of earnings, operating lease expense, which is recognized on a straight-line basis over the lease term, and the amortization of finance lease ROU assets, which are included in plant, property, and equipment and depreciated, are included in research and development or general and administrative expenses consistent with the leased assets’ primary use. Accretion on the liabilities for finance leases is included in interest expense.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Instruments — The convertible promissory notes issued in April 2018 (“2018 Convertible Notes”) contained embedded features that provide the lenders with multiple settlement alternatives. Certain of these settlement features provided the lenders a right to a fixed number of the Company’s shares upon conversion of the notes. Other settlement features provided the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control or default of the Company (the “Redemption Features”).

The Redemption Features of the 2018 Convertible Notes met the requirements for separate accounting and were accounted for as a single derivative instrument (the “2018 Derivative Instrument”). The 2018 Derivative Instrument was recorded at fair value at inception and was subject to re-measurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statements of operations and comprehensive loss (see Note 9).

Redeemable Convertible Preferred Stock — The Company records all shares of redeemable convertible Preferred Stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible Preferred Stock is recorded outside of permanent equity because while it is not mandatorily redeemable, upon certain events considered not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets (each, a “Deemed Liquidation Event”), the redeemable convertible Preferred Stock will become redeemable at the option of the holders of at least a majority of the then outstanding shares. The Company has not adjusted the carrying values of the redeemable convertible Preferred Stock to the liquidation preferences of such shares because it is uncertain whether or when a Deemed Liquidation Event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible Preferred Stock. Subsequent adjustments to the carrying values of the liquidation preferences will be made only when it becomes probable that such a Deemed Liquidation Event will occur.

Preferred Stock Warrant Liability — The Company accounts for freestanding warrants to purchase shares of Preferred Stock as liabilities on the balance sheet at their estimated fair value as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. At the end of each reporting period, changes in the estimated fair value of the warrants to purchase shares of Preferred Stock are recorded in change in fair value of Preferred Stock warrant liability in the consolidated statements of operations and comprehensive loss. Changes in the estimated fair value of the Preferred Stock warrant liability were ($361) thousand and ($1.8) million for the years ended December 31, 2019 and 2018, respectively.

Stock-Based Compensation — The Company accounts for stock-based compensation arrangements with employees using a fair value-based method for costs related to all share-based payments including stock options. Stock-based compensation expense is recorded in research and development and general and administrative expenses based on the classification of the work performed by the grantees.

The Company’s determination of the fair value of stock options on the date of grant utilizes the Black-Scholes option-pricing model and is impacted by its common stock price, as determined by the Board of Directors with input from the Company’s management, as well as changes in assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected term that options will remain outstanding, the expected common stock price volatility over the term of the option awards, risk-free interest rates, and expected dividends.

The fair value is recognized over the period during which an optionee is required to provide services in exchange for the option award, known as the requisite service period (usually the vesting period), on a straight-line basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company has elected to account for forfeitures as they occur, rather than estimating expected forfeitures.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and Development — Research and development costs are charged to operations as incurred. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the goods have been received or when the service has been performed rather than when the payment is made. Research and development expenses consist of costs incurred by the Company for the discovery and development of the Company’s product candidates. Research and development costs include, but are not limited to, payroll and personnel expenses including stock-based compensation, clinical trial supplies, fees for clinical trial services, consulting costs, and allocated overhead, including rent, equipment, and utilities.

Clinical Trial Accrual — The Company’s clinical trial accrual process seeks to account for expenses resulting from obligations under contracts with CROs, consultants, and under clinical site agreements in connection with conducting clinical trials. Clinical trial costs are charged to research and development expense as incurred. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company’s objective is to reflect the appropriate trial expense in the consolidated financial statements by matching the appropriate expenses with the period in which services and efforts are expended. In the event advance payments are made to a CRO, the payments will be recorded as a prepaid asset which will be amortized over the period of time the contracted services are performed. In addition to pass-through costs, the Company generally incurs costs in clinical trials in four distinct groups as follows:

CRO Start-up — These costs include the initial set-up of the clinical trial and usually occurs within a few months after the contract has been executed and includes costs which are expensed ratably over the start-up period when such period is identifiable and expensed as incurred when no such period exists. Start-up phase activities include study initiation, site recruitment, regulatory applications, investigator meetings, screening, preparation, pre-study visits, and training.

CRO Site and Study Management — These costs include medical and safety monitoring, and patient administration and data management. These costs may be calculated on a per patient basis or may be based on research milestones and are expensed as incurred.

CRO Close Down and Reporting—These costs include analyzing the data obtained and reporting results, which occurs after patients have ceased treatment and the database of information collected is locked. These costs are expensed as incurred over any close down and reporting period.

Third Party Contracts — These costs include fees charged by third parties for various support services which are not provided by CROs and include such items as lab fees, data quality review costs, and fees incurred for investigational product monitoring and inventory control. These items are expensed ratably over any identifiable service period with the engaged third-party vendors.

The CRO contracts generally include pass-through fees including, but not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs, including shipping and printing fees. The Company determines accrual estimates through reports from and discussion with applicable personnel and outside services providers as to the progress or state of completion of trials, or the services completed. The Company makes estimates of accrued expenses as of each balance sheet date in the consolidated financial statements based on the facts and circumstances known to the Company at that time.

Grant Funding — The Company may submit applications to receive grant funding from governmental and non-governmental entities. Grant funding received that involves no conditions or continuing performance obligations of the Company are recognized upon receipt. The Company has made an accounting policy election to record such unconditional grants, such as the Australian Research and Development Credit, as other income in

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the consolidated statements of operations and comprehensive loss. Grant funding with conditions or obligations of the Company is recognized as the conditions or obligations are fulfilled. Any amount received in advance of fulfilling such conditions or obligations is recorded in accrued liabilities in the consolidated balance sheets if the conditions or obligations are expected to be met within the next twelve months. Grant funding recognized on conditional grants is included as a reduction in research and development expenses in the consolidated statements of operations and comprehensive loss as the conditions are tied to our research and development efforts, and as the arrangement between the Company and the organizations are not part of the Company’s on-going, major, or central operations.

Income Taxes — The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Fair Value Measurements — Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:

Level 1 — Inputs based upon quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2 — Observable inputs other than quoted market prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Inputs that are management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

See Note 13 for information on the Company’s assets and liabilities measured at fair value at December 31, 2019 and 2018.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign Currency Translation and Transactions — The functional currency of the Company is the United States dollar. The Company’s Australian subsidiary determined its functional currency to be the Australian dollar. The Company uses the United States dollar as its reporting currency for the consolidated financial statements. The results of its non-U.S. dollar based functional currency operations are translated to U.S. dollars at the average exchange rates during the period. The Company’s assets and liabilities are translated using the current exchange rate as of the consolidated balance sheet date and shareholders’ equity is translated using historical rates.

Adjustments resulting from the translation of the consolidated financial statements of the Company’s foreign functional currency subsidiaries into U.S. dollars are excluded from the determination of net loss and are accumulated in a separate component of shareholders’ equity. These foreign currency translation gains and losses are currently the only component of other comprehensive income.

The Company also incurs foreign exchange transaction gains and losses for purchases denominated in foreign currencies. Foreign exchange transaction gains and losses are included in other income (expense) in the Company’s consolidated results of operations as incurred.

Comprehensive Loss — Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. The Company’s only element of other comprehensive income (loss) in any period presented was translation of Australian dollar denominated balances of the Company’s Australian subsidiary to U.S. dollars for consolidation.

Net Loss per Share Attributable to Common Shareholders — The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered all series of redeemable convertible Preferred Stock to have been participating securities as the holders were entitled to receive non-cumulative dividends on a pari passu basis in the event that a dividend had been paid on common stock. See Note 16, Net Loss per Share Attributable to Common Shareholders, for further details on the Company’s historical participating securities, including warrants to purchase redeemable convertible Preferred Stock and common stock.

Under the two-class method, basic net loss per share attributable to common stockholders was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. The net loss attributable to common stockholders was not allocated to the redeemable convertible Preferred Stock as the holders of redeemable convertible Preferred Stock did not have a contractual obligation to share in losses. Diluted net loss per share attributable to common stockholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, redeemable convertible Preferred Stock, stock options to purchase common stock, early exercised stock options, and warrants to purchase redeemable convertible Preferred Stock and common stock were considered common shares equivalents, but had been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect was anti-dilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the fiscal years ended December 31, 2019 and 2018.

Segment Information  — Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment, that of the development and commercialization of proprietary nanotechnology drug suspensions.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 — Revenue from Contracts with Customers (Topic 606). In August 2015, the FASB approved a one-year deferral of the effective date of this standard. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration that the company expects to receive in exchange for those goods or services. In doing so, companies may need to use more judgment and make more estimates than under the previous guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation. The Company adopted this guidance on January 1, 2019, as the Company does not have, and has not had, any revenue, there was no impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842). The ASU requires lessees to recognize an operating lease with a term greater than one year on their balance sheets as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. This new standard will be effective for the Company in January 2020, although early adoption is permitted. Upon adoption, lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-10 which added an alternative transition method, which allows companies to apply the provisions of the new leasing standard through recognition of a cumulative-effect adjustment to retained earnings (i.e. without retrospectively adjusting comparative periods). The Company early adopted this guidance on January 1, 2019, using the alternative transition method. Upon adoption, the Company elected the package of transition practical expedients, which allowed the Company to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, initial direct costs for existing leases, and the ability to use hindsight. The Company also made an accounting policy election not to recognize leases with an initial term of 12 months or less within its consolidated balance sheets and to recognize those lease payments on a straight-line basis in its consolidated statements of operations and comprehensive loss over the lease term.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31, 2019 and 2018:

(in thousands)	2019	2018
Lab equipment	$2,707	$2,266
Furniture and fixtures	162	162
Leasehold improvements	3,430	3,470
Construction in progress	410	160

	6,709	6,058

Less accumulated depreciation	(2,390)	(1,586)

Total property and equipment, net	$4,319	$4,472

Depreciation expense related to property and equipment, net for the years ended December 31, 2019 and 2018 was approximately $848 thousand and $672 thousand, respectively.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

4. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2019 and 2018:

(in thousands)	2019	2018
Accrued professional fees	$1,826	$—
Accrued compensation and benefits	817	910
Accrued CRO fees	95	—
Deferred grant funds	80	—
Deferred rent, current portion (Note 5)	—	68
Accrued expense reimbursements	36	16
Other	24	—
Total accrued liabilities	$2,878	$994

5. LEASES

The Company adopted ASC 842 on January 1, 2019 using the modified retrospective approach. The financial statements for 2019 reflect the application of ASC 842 while the financial statements for 2018 were prepared under ASC 840. Upon adoption, the Company elected the package of transition practical expedients, which allowed the Company to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company also made an accounting policy election not to recognize leases with an initial term of 12 months or less within its consolidated balance sheets and to recognize those lease payments on a straight-line basis in its consolidated statements of operations and comprehensive loss over the lease term. Upon adoption of the new leasing standards, the Company recognized an operating lease asset of approximately $1.2 million and a corresponding operating lease liability of approximately $1.7 million, which are included in the Company’s consolidated balance sheet, and with a $14 thousand cumulative adjustment to accumulated deficit. The adoption of the new leasing standards did not have any impact on the Company’s consolidated statements of operations and comprehensive loss. The impact to the consolidated balance sheets for the opening balances is as follows:

(in thousands)	December 31, 2018 (Prior to adoption of ASC 842)	Impact of Adoption of ASC 842	January 1, 2019 (As adjusted)
Right-of-use assets	$—	$1,224	$1,224
Prepaid expenses and other current assets	319	(13)	306
Accrued liabilities	994	(68)	926
Deferred rent	612	(612)	—
Operating lease obligations, current portion	—	202	202
Operating lease obligations, net of current portion	—	1,674	1,674
Retained earnings	(53,430)	14	(53,416)

At the lease commencement date, the discount rate implicit in the lease is used to discount the lease liability if readily determinable. If not readily determinable or leases do not contain an implicit rate, the Company estimates its secured incremental borrowing rate for each lease based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

5. LEASES (cont.)

The Company has noncancelable operating lease arrangements primarily for office and lab space. The Company also has noncancelable finance leases for certain lab equipment. The maturity analysis of finance and operating lease liabilities at December 31, 2019 are as follows:

(in thousands)	Finance Leases	Operating Leases
2020	$238	$367
2021	176	410
2022	149	365
2023	96	259
2024	19	262
Thereafter	—	545

Total undiscounted cash flows	678	2,208

Less amount representing interest/discounting	(89)	(558)

Present value of future lease payments	589	1,650

Less lease obligations, current portion	(200)	(216)

Lease obligations – long term portion	$389	$1,434

Management expects that, in the normal course of business, the existing leases will be renewed or replaced by similar leases.

Finance Leases

Assets recorded under finance lease obligations and included with property and equipment at December 31, 2019 and 2018 are summarized as follows:

(in thousands)	2019	2018
Lab equipment	$920	$746
Furniture and fixtures	46	46
Work in process	228	—
Total	1,194	792

Less accumulated depreciation	(418)	(236)

Net	$776	$556

The Company’s finance lease obligations have a weighted-average interest rate of 8.1% and have a weighted-average remaining term of 3.7 years.

Operating Leases

The Company’s balance of right-of-use assets on the face of the balance sheet pertain to operating leases. The Company’s operating lease obligations have a weighted-average discount rate of 9.6% and have a weighted-average remaining term of 6.0 years.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

5. LEASES (cont.)

Components of Lease Cost

The components of finance and operating lease costs for the year ended December 31, 2019 were as follows:

(in thousands)	2019
Finance lease costs:
Amortization	$182
Interest on lease liabilities	29
Operating lease costs	325
Short-term lease costs	283
Variable lease costs	103
Total lease costs	$922

Supplemental Cash Flow Information

(in thousands)	2019
Operating cash flows from operating leases	$(711)
Operating cash flows from finance leases	(29)
Finance cash flows from finance leases	(182)

As of December 31, 2018, minimum future lease payments under non-cancellable leases for each of the following five years and thereafter were as follows:

Year Ending December 31 (in thousands)	Capital Leases	Operating Leases
2019	$148	$389
2020	122	400
2021	62	410
2022	38	365
2023	6	259
Thereafter		807

Total minimum lease payments	376	$2,630

Less amount representing interest	(14)

Present value of minimum capital lease payments	362

Less capital lease obligations, current portion	(138)

Obligations under capital lease – long term portion	$224

Rent expense for operating leases totaled approximately $382 thousand for the years ended December 31, 2018, and is included in research and development and general and administrative expenses on the consolidated statements of operations and comprehensive loss. Other costs, such as property taxes, insurance, and maintenance, were also paid by the Company and expensed as incurred.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

6. NOTES PAYABLE

In July 2017, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Pacific Western Bank (the “Lender”). Pursuant to the Loan Agreement, the Lender agreed to provide a $3.0 million term loan with a maturity date of June 21, 2021. Amounts outstanding under the Loan Agreement bear interest at a variable annual rate equal to the greater of (a) the Prime Rate then in effect, or (b) 4.00%. As of December 31, 2018 the Prime Rate was 5.5%. Monthly interest only payments were required until December 21, 2018. The term loan was payable in 30 equal monthly installments of principal and interest, using the effective interest method, beginning on January 21, 2019 through June 21, 2021. As of December 31, 2018, the original term loan amount of $3.0 million was outstanding. The outstanding term loan was secured by substantially all Company assets.

The Loan Agreement included customary financial covenants, including prohibiting the Company from paying dividends (see Note 14, “Dividend Rights”) on the common and Preferred Stock and restricting the Company from making capital expenditures in excess of $250 thousand in the aggregate in any fiscal year.

In connection with issuance of the 2018 Convertible Notes, all 2018 Convertible Note creditors agreed to subordination of their claims to those of Pacific Western Bank.

Capital expenditures exceeded the allowed amount during the year ended December 31, 2018. At December 31, 2018, the Company was renegotiating the terms of the loan. Due to the excess of capital expenditures, the outstanding loan balance became due-upon-demand and was classified as current liability in the balance sheet as of December 31, 2018. The loan was paid in full in January 2019 and incurred no prepayment penalty.

In February 2019, the Company entered into a loan agreement (the “2019 MD Loan”) with the Department of Housing and Community Development, a principal department of the State of Maryland (“Maryland”). Pursuant to the 2019 MD Loan, Maryland agreed to provide a $500 thousand term loan. Amounts outstanding under the 2019 MD Loan bear simple interest at an annual rate of 8.00%. Under the 2019 MD Loan, the Company has agreed to affirmative and negative covenants to which it will remain subject until maturity. These covenants include providing information about the Company and its operations; limitations on the Company’s ability to retire, repurchase, or redeem the Company’s common or preferred stock, options, and warrants other than per the terms of the securities; and limitations on the Company’s ability to pay dividends of cash or property. There are no financial covenants associated with the Loan Agreement. Events of default under the Loan Agreement include failure to make payments when due, insolvency events, failure to comply with covenants, and material adverse effects with respect to the Company. The Company is not in violation of any affirmative or negative covenants. Repayment of the full balance outstanding is due on February 22, 2034. The 2019 MD Loan establishes “Phantom Shares,” based on 863,110 Series C Preferred Shares, determined at issuance. The Loan Agreement states the repayment amount is to be the greater of the balance of principal and accrued interest or the Phantom Share value. The Company determined that the note should be accounted for at fair value. The Company records the fair value of the debt at the end of each reporting period. In order to value the note, the Company considers the amount of the simple interest expense that would be due and considers the value of Phantom Shares. Expense of $34 thousand was recognized during the year ended December 31, 2019. The fair value of $534 thousand of principal and accrued interest is included in long-term notes payable as of December 31, 2019.

In April 2019, the Company entered into a loan agreement (the “2019 Cecil Loan”) with Cecil County, Maryland (“Cecil”). Pursuant to the 2019 Cecil Loan, Cecil agreed to provide a $100 thousand term loan. Amounts outstanding under the 2019 Cecil Loan bear simple interest at an annual rate of 8.00%. Under the 2019 Cecil Loan, the Company has agreed to affirmative and negative covenants to which it will remain subject until maturity. These covenants include providing information about the Company and its operations; limitations on the Company’s ability to retire, repurchase, or redeem the Company’s common or preferred stock, options, and warrants other than per the terms of the securities; and limitations on the Company’s ability to pay dividends of cash or property. There are no financial covenants associated with the Loan Agreement. Events of default under the Loan Agreement include failure to make payments when due, insolvency events, failure to comply with covenants, and material adverse effects with respect to

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

6. NOTES PAYABLE (cont.)

the Company. The Company is not in violation of any affirmative or negative covenants. Repayment of the full balance outstanding is due on April 30, 2034. The 2019 Cecil Loan establishes “Phantom Shares”, based on 172,622 Series C Preferred Shares, determined at issuance. The 2019 Cecil Loan states the repayment amount is to be the greater of the balance of principal and accrued interest or the Phantom Share value. The Company determined that the note should be accounted for at fair value. The Company records the fair value of the debt at the end of each reporting period. In order to value the note, the Company considers the amount of the simple interest expense that would be due and considers the value of Phantom Shares. Expense of $6 thousand was recognized during the year ended December 31, 2019. The fair value of $106 thousand of principal and accrued interest is included in long-term notes payable as of December 31, 2019.

7. PREFERRED STOCK WARRANT LIABILITY

In connection with certain note purchase agreements, the Company issued Series A Preferred Stock Warrants in 2013. The warrants expire 10 years from issuance. These warrants are exercisable at a fixed exercise price of $0.2731, which is equal to the price per share of the Series A Preferred Stock by the Company. As of December 31, 2019 and 2018, these warrants were exercisable into 11,579,500 shares of the Series A Preferred Stock.

On April 8, 2013, in connection with certain note purchase agreements, the Company issued 10-year warrants to purchase units of the Company’s most senior equity equal to 0.50% of the Company’s fully diluted equity at the time of exercise. As of December 31, 2019 and 2018, these warrants were exercisable into 1,953,868 and 1,864,900 shares of Series C Preferred Stock, respectively, at a fixed exercise price of $0.2731 per share.

On August 23 and August 31, 2018, in connection with the Series C Preferred Stock Purchase Agreement, the Company issued 5-year warrants to purchase units of the Company’s Series C Preferred Stock. The company recorded the issuance date fair value of the warrants of $1.5 million as a discount against the funds received from the Series C Preferred Stock purchase of the investor. As of December 31, 2018, these warrants were exercisable into 2,877,036 shares of Series C Preferred Stock at a fixed price of $0.0001 per share. These warrants were exercised on June 27, 2019. The Company determined the fair value of the shares issued in exercise to be $1.7 million, based on the preferred stock financing cash price per share. The exercise date fair value of the warrant liability of $1.7 million was settled through this exercise and was reclassified to Series C Preferred Stock on the consolidated balance sheet (see Note 13).

The warrants described above to purchase shares of the Company’s Preferred Stock are accounted for as liabilities as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. The warrants must be valued every reporting period and adjusted to fair value with the change in fair value of the Preferred Stock warrant liability being recorded in earnings. As of December 31, 2019 and 2018, the fair value of the outstanding warrants was $3.2 million and $4.5 million, respectively, with the changes in fair value recorded as a component of other income (expense) on the consolidated statements of operations and comprehensive loss.

As of December 31, 2019, the Company had Preferred Stock warrants outstanding and exercisable as follows:

	Expiration Date	Exercise Price Per Share	Warrants Outstanding
Series C preferred stock warrants(1)	April 2023	$0.2731	1,953,868
Series A preferred stock warrants	April 2023	$0.2731	11,579,500

____________

(1)      As of December 31, 2019 the most senior equity preferred stock warrants were convertible into Series C preferred stock.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

7. PREFERRED STOCK WARRANT LIABILITY (cont.)

As of December 31, 2018, the Company had Preferred Stock warrants outstanding and exercisable as follows:

	Expiration Date	Exercise Price Per Share	Warrants Outstanding
Series C preferred stock warrants(1)	April 2023	$0.2731	1,864,900
Series C preferred stock warrants	August 2023	$0.0001	2,877,036
Series A preferred stock warrants	April 2023	$0.2731	11,579,500

____________

(1)      As of December 31, 2018 the most senior equity preferred stock warrants were convertible into Series C preferred stock.

8. CONVERTIBLE NOTES

In April 2018, the Company issued the 2018 Convertible Notes in an aggregate principal amount of $4.0 million, bearing interest at an annual rate of 5%, and subject to the subordination agreement with Pacific Western Bank. The 2018 Convertible Notes were convertible at the earlier of (i) one year, at which point the notes would be convertible into Series B preferred shares at the Series B preferred share issuance price, and (ii) next equity financing of no less than $10.0 million, at which point the notes would be convertible into shares issued in the next equity financing at 90% of the per share issuance price of the next equity financing.

The 2018 Convertible Notes provided that, upon the next equity financing, all principal and accrued but unpaid interest due under the Notes will be converted into shares at 90% of the price paid per security by investors in the next equity financing. The Company identified this embedded redemption feature as being a derivative instrument under ASC 815. The Company bifurcated the embedded feature, the 2018 Derivative Instrument, at issuance. The Company recorded a derivative liability, in conjunction with a discount on debt to be amortized over the life of the note, of $396 thousand (see Note 9). The Company identified two other embedded features in the 2018 Convertible Notes. These features were the conversion into Series B preferred shares upon maturity and the redemption upon a liquidation event. These features were not bifurcated.

The sale of Series C Preferred Stock on August 23, 2018 triggered the maturity of the 2018 Convertible Notes. The 2018 Convertible Notes were converted to 7,779,117 shares of Series C Preferred Stock on August 23, 2018. The Company determined the fair value of the shares issued in conversion to be $4.5 million, based on the preferred stock financing cash price per share. The principal of the Notes of $4.0 million, plus accrued but unpaid interest of $56 thousand, net the unamortized portion of the debt discount of $264 thousand resulted in principal and interest, net of debt discount, of $3.8 million, which along with the bifurcated 2018 Derivative Instrument liability of $403 thousand, was settled through the conversion. The difference between the sum of the liabilities settled and the fair value of the Series C shares issued of $311 thousand was recorded as a loss on extinguishment in the consolidated statements of operations and comprehensive loss.

9. DERIVATIVE INSTRUMENTS

One of the redemption features of the 2018 Convertible Notes met the requirements for separate accounting and was accounted for as a derivative instrument. The 2018 Derivative Instrument was recorded at fair value, which was $396 thousand at issuance. The Company remeasured the fair value of the 2018 Derivative Instrument to be $403 thousand. The Company recorded the change in the 2018 Derivative Instrument of $7 thousand in the consolidated statements of operations and comprehensive loss. The 2018 Derivative Instrument was settled through conversion of the 2018 Convertible Notes on August 23, 2018 (see Note 8).

10. COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. The Company is not aware of any current pending legal matters or claims.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

11. INCOME TAXES

The Company has not recorded income tax benefits for the net operating losses incurred during the years ended December 31, 2019 and 2018 or for research and development tax credits generated during the year ended December 31, 2019, due to its uncertainty of realizing a benefit from those items.

The components of income (loss) before income taxes were as follows (in thousands):

	2019	2018
United States	$(13,812)	$(10,063)
Foreign	(2,343)	(1,591)
Total loss before income taxes	$(16,155)	$(11,654)

A reconciliation of the Company’s effective tax rate to the statutory U.S. federal rate is as follows:

	2019	2018
Federal statutory income tax rate	21.0%	21.0%
State taxes (tax effected)	4.5	3.4
Non-deductible expenses	(0.7)	(4.1)
U.S. research and development tax credit	2.0	2.2
Australia research and development add-back	(5.1)	(3.9)
Australia research and development refund	1.0	—
Foreign tax rate differential	1.0	0.9
Foreign research and development tax credits	(2.6)	(0.7)
Change in state income tax rates	(4.5)	7.0
Other	(0.6)	0.1
Change in valuation allowance	(16.0)	(25.9)
Provision for income taxes	—%	—%

The tax effects of temporary differences that give rise to significant components of the deferred tax assets are as follows (in thousands):

	2019	2018
Deferred tax assets (liabilities)
Net operating loss carryforward	$13,502	$10,622
Intangible assets	2,100	2,394
U.S. research and development tax credits	882	972
Deferred rent	—	186
Right-of-use asset	(286)	—
Lease liability	436	—
Non-qualified stock options	130	81
Accrued compensation	62	37
Depreciation	(48)	(118)
Other	(23)	—
Valuation allowance	(16,755)	(14,174)
Total net deferred tax assets	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty as to whether such assets will be realized resulting from the Company’s three year cumulative loss position and the uncertainty surrounding the Company’s ability to generate pre-tax income in the foreseeable future. The valuation allowance increased by $2.6 million from December 31, 2018 to December 31, 2019 due primarily to the generation of current year net operating losses.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

11. INCOME TAXES (cont.)

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation on the use of net operating loss carryforwards is known, no amounts are being presented as an uncertain tax position.

As of December 31, 2019, the Company has $55.2 million of federal and $40.1 million of state net operating loss available to offset future taxable income. The federal net operating loss carryforwards of $33.0 million for years prior to and including 2017 begin to expire in 2034 while carryforwards of $22.2 million for years 2018 and on may be carried forward indefinitely subject to an annual 80 percent limitation, if not utilized. The state net operating loss carryforwards of $20.4 million for years prior to and including 2017 begin to expire in 2032 while carryforwards of $19.7 million for 2018 and on may be carried forward indefinitely subject to an annual 80 percent limitation, if not utilized.

As of December 31, 2019, the Company also had federal research and development credit carryforwards of $882 thousand. The federal research and development credit carryforwards expire beginning 2034, if not utilized.

The Company had not recorded any amounts for unrecognized tax benefits as of December 31, 2019 and 2018. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. The Company files federal, foreign (Australia), and state (Utah and Maryland) income tax returns. The income tax returns may be subject to examinations for 3 years (federal and Maryland), 5 years (foreign), or 6 years (Utah). There are currently no pending tax examinations. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future or prior period.

12. STOCK-BASED COMPENSATION

Stock Options — The Company’s Stock Plan (the “Plan”), provides for the grant of incentive and nonstatutory stock options. Under the terms of the Plan, at December 31, 2019 and 2018, there are 50,918,106 common shares authorized for grant to employees, officers, directors, and consultants. Shares that are expired, terminated, surrendered or canceled under the Plan without having been exercised will be available for future grants of awards. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for the grant of awards. The Plan is administered by the board of directors. The exercise prices, vesting periods and other restrictions are determined at the discretion of the board of directors, except that the exercise price per share of options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date, unless the board of directors sets a shorter term. Stock options and restricted stock granted to employees, officers, members of the board of directors and consultants typically vest over a four-year period.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

12. STOCK-BASED COMPENSATION (cont.)

During the years ended December 31, 2019 and 2018, the Company granted 10,916,348 and 3,300,000 stock options, respectively, under the Plan. There were 2,942,034 and 9,354,520 shares available for grant under the Plan as of December 31, 2019 and 2018, respectively.

Stock-based compensation for the years ended December 31, 2019 and 2018 was approximately $399 thousand and $269 thousand, respectively, and is recorded in research and development and general and administrative expenses in the consolidated statements of operations and comprehensive loss as follows:

(in thousands)	2019	2018
General and administrative	$161	$153
Research and development	238	116

Total stock-based compensation	$399	$269

As of December 31, 2019, the Company had approximately $2.0 million of unrecognized stock-based compensation costs related to non-vested awards which is expected to be recognized over a weighted-average period of 2.01 years.

The following sets forth the outstanding common stock options and related activity for the year ended December 31, 2019:

Equity	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Term (Years)	Instrinsic Value
Outstanding – December 31, 2017	42,029,577	$0.05	7.36	$2,684

Granted	3,300,000	0.11	9.32	—
Exercised	(50,000)	0.11	—	15
Forfeited	(2,105,000)	0.02	—	—

Outstanding – December 31, 2018	43,174,577	$0.05	6.62	$11,089

Granted	10,916,348	0.32	9.66	—
Exercised	(90,000)	0.11	—	31
Forfeited	(1,884,841)	0.19	—	—

Outstanding – December 31, 2019	52,116,084	$0.11	6.36	$18,105

Options vested and exercisable – December 31, 2019	40,449,420	$0.05	5.47	$14,052
Options vested and exercisable – Stock options vested and expected to vest December 31, 2019	52,116,084	$0.11	6.36	$18,105

The exercise price of the stock options granted is based on the fair market value of the common shares of the Company as of the grant date as determined by the Board of Directors, with input from the Company’s management. The Board of Directors determines the fair value of the common stock at the time of grant of the options by considering a number of objective and subjective factors, including third party valuation reports, valuations of comparable companies, sales of redeemable convertible Preferred Stock, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

12. STOCK-BASED COMPENSATION (cont.)

Stock options are valued using the Black-Scholes option pricing model. Since the Company has limited trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the expected term of the stock option grants. The risk-free interest rate for periods within the contractual life of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to do so. The expected term represents the period that stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants, the Company estimates the expected term using historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award. The assumptions used to calculate the value of the stock option awards granted in 2018 are presented as follows:

	2019	2018
Expected stock price volatility	75.00%	74.40%
Risk-free interest rate	1.46%	2.89%
Expected dividend yield	—%	—%
Expected term of options	6 years	6 years

The weighted average grant-date fair value of options granted during the year ended December 31, 2019 and 2018 was $0.2086 and $0.0750, respectively.

13. FAIR VALUE

The carrying amount of cash and cash equivalents and accounts payables approximates fair value because of the immediate, short-term maturity of these financial instruments. The carrying value of the variable rate debt note payable reflected in the balance sheet at December 31, 2019 approximates fair value as the changes in the associated interest rates reflect the current market and credit risk similar to when the note was originally obtained.

Liabilities with Fair Value Measurements on a Recurring Basis — The following tables present the Company’s fair value hierarchy for its liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018:

(in thousands)	Fair Value Measurements on a Recurring Basis December 31, 2019
	Level 1	Level 2	Level 3	Total
Redeemable convertible preferred stock warrant liability	$—	$—	$3,213	$3,213
Notes payable	$—	$—	$640	$640
(in thousands)	Fair Value Measurements on a Recurring Basis December 31, 2018
	Level 1	Level 2	Level 3	Total
Redeemable convertible preferred stock warrant liability	$—	$—	$4,518	$4,518

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

13. FAIR VALUE (cont.)

The following is a summary of changes in the fair value of the Company’s financial liability related to Preferred Stock warrants, the 2018 Derivative Instrument, and notes payable measured at fair value for the years ended December 31, 2019 and 2018 (in thousands):

	Preferred Stock Warrants	Derivative Instrument	Notes Payable
Balance – December 31, 2017	1,148	—	—

Issuance of Series C preferred stock warrants	1,542	—	—
Issuance of convertible promisssory notes	—	396	—
Change in fair value	1,828	7	—
Conversion of convertible promissory notes	—	(403)	—

Balance – December 31, 2018	4,518	—	—

Issuance of notes payable	—	—	600
Change in fair value	361	—	40
Exercise of Series C preferred stock warrants	(1,666)	—	—

Balance – December 31, 2019	$3,213	$—	$640

The Company’s notes payable contain unobservable inputs that reflect the Company’s own assumptions. Accordingly, the Company’s notes payable were measured at fair value on a recurring basis using unobservable inputs. Significant unobservable inputs at December 31, 2019 were the fair value of Series C Preferred Stock of $0.5793 per share.

The Company’s Preferred Stock warrant liabilities contain unobservable inputs that reflect the Company’s own assumptions. Accordingly, the Company’s Preferred Stock warrant liabilities were measured at fair value on a recurring basis using unobservable inputs. At December 31, 2019 and 2018, the Preferred Stock warrant liability was valued using a Black-Scholes valuation model.

Significant unobservable inputs at December 31, 2019 were the fair value of Series C Preferred Stock of $0.5793 per share, the fair value of Series A Preferred Stock of $0.4313 per share, expected term of 2 years, expected volatility of Series C Preferred Stock of 49%, and expected volatility of Series A Preferred Stock of 71%. Significant unobservable inputs at December 31, 2018 were the fair value of Series C Preferred Stock of $0.5360 per share, the fair value of Series A Preferred Stock of $0.4060 per share, expected term of 2 years, expected volatility Series C Preferred Stock of 49%, and expected volatility of Series A Preferred Stock of 69%.

The Board of Directors determines the fair value of the Preferred Stock by considering a number of objective and subjective factors, including third party valuations, valuations of comparable companies, sales of redeemable convertible Preferred Stock, sales of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The Company estimated the volatility of its Preferred Stock based on comparable peer companies’ historical volatility. The risk-free interest rate for periods within the contractual life of the warrants is based on the U.S. Treasury yield curve in effect at the valuation date. The Company has no plans to declare any future dividends. The determination of the fair value of the Preferred Stock warrant liability could change in future periods based upon changes in the value of the Company’s Preferred Stock and other assumptions as presented above. The Company records any such change in fair value to the change in fair value of Preferred Stock warrant liability expense line in the consolidated statements of operations and comprehensive loss.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has issued Series A, B, and C Preferred Stock to various investors. Preferred stock is convertible into common stock at the option of the holder at the conversion price. The Company evaluated the Preferred Stock and concluded that they do not meet the criteria for being classified as a liability. However, the Company has determined that the Preferred Stock should be classified as temporary equity, as the Company may be required to redeem the outstanding Preferred Stock in cash. The Company has concluded that a redemption event is not probable. Accordingly, the value of Preferred Stock has not been adjusted to its redemption amount.

Holders of Preferred Stock shall vote together with the holders of common stock as a single class. Voting rights are in proportion to the number of votes equal to common stock shares into which their preferred shared would be converted.

Redeemable Preferred Stock

Between February and April 2015, the Company issued 115,649,483 shares of Series A Preferred Stock to several investors, at a price of $0.2731 per share, for proceeds of $9.5 million in cash and $18.0 million by conversion of secured promissory notes.

In December 2016, the Company issued 30,007,852 shares of Series B Preferred Stock at a price of $0.5665 per share and a buyout option for proceeds of $16.6 million, net of issuance costs of $418 thousand. The Agreement provided the buyer with an exclusive right and option to acquire all of the issued and outstanding stock of the Company on a fully diluted basis at a set price and provides for future milestone payments to be made to existing stockholders of the Company based on achievement of certain milestones defined within the Agreement. The purchase option was not exercised and was terminated by written notice received from the buyer on September 21, 2017.

The Company allocated the total cash consideration received of $16.6 million between the Series B Preferred Stock and the buyout option based on the relative fair value of each instrument. The $3.4 million assigned to the buyout option was treated as a contribution and recorded into additional paid-in capital.

Between August and October 2018, the Company issued 35,484,966 shares of Series C Preferred Stock to several investors. The Company issued 27,705,849 shares, at a price of $0.5793 per share, for proceeds of $15.9 million in cash, net of issuance costs of $155 thousand. $1.5 million of the proceeds were allocated to the Series C Preferred Stock Warrants issued (see Note 7). The Company issued 7,779,117 shares in conversion of the secure promissory notes (see Note 8).

Between March and July 2019, the Company issued 16,806,301 shares of Series C Preferred Stock to several investors. The Company issued 13,929,265 shares, at a price of $0.5793 per share, for proceeds of $8.1 million in cash, net of immaterial issuance costs. The Company issued 2,877,036 shares upon exercise of Series C Preferred Stock Warrants (see Note 7).

Preferred Stock consisted of the following as of December 31, 2019 and 2018 (in thousands, except share amounts):

	December 31, 2019
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	127,228,983	115,649,483	$27,485	$31,584	115,649,483
Series B Preferred Stock	30,007,852	30,007,852	16,582	16,999	30,007,852
Series C Preferred Stock	66,165,739	52,291,267	28,594	30,292	52,291,267

	223,402,574	197,948,602	$72,661	$78,875	197,948,602

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

	December 31, 2018
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	127,228,983	115,649,483	$27,485	$31,584	115,649,483
Series B Preferred Stock	30,007,852	30,007,852	16,582	16,999	30,007,852
Series C Preferred Stock	66,165,739	35,484,966	18,859	20,556	35,484,966

	223,402,574	181,142,301	$62,926	$69,139	181,142,301

The rights and preferences of Series A, Series B, and Series C Preferred Stock are as follows:

Voting Rights — The holder of each share of Series A, Series B, and Series C Preferred Stock shall have the right to one vote for each share of common stock into which such Series A, Series B, and Series C Preferred Stock could then be converted.

Right to Elect Directors — As long as the majority of the Series A Preferred Stock issued remains outstanding, its holders shall be entitled to elect two directors of the Company. The holders of Series B Preferred Stock are entitled to elect one director of the Company. The holders of Series C Preferred Stock are entitled to elect one director of the Company. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series and on as-converted basis) shall be entitled to elect any remaining director of the Company.

Dividend Rights — The holders of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefore, any dividends as may be declared from time to time by the Board of Directors. No dividend may be declared or paid on the Common Stock (other than dividends payable in shares of common stock) unless any and all such dividends or distributions are distributed among all holders of common stock and Preferred Stock in proportion as if the Preferred Stock were converted to common stock at the effective conversion rate. The debt covenants of the Company’s outstanding note payable prohibit the issuance of dividends, see Note 6.

Preferred Stock Protective Provisions — As long as Preferred Stock originally issued remain outstanding, the Company shall not without first obtaining the approval of the holders of at least a majority of the outstanding shares of Preferred Stock: (i) consummate a liquidation event or effect any other merger or consolidation, (ii) amend, alter, or repeal any provision of the Certificate of Incorporation, (iii) increase or decrease (other than redemption or conversion) the total number of authorized shares of common stock or Preferred Stock, (iv) authorize or issue any equity security having a preference over, or being on a parity of any series of Preferred Stock, (v) redeem, purchase, or acquire any shares of Preferred Stock or common stock, (vi) pay or declare any dividend on any shares of capital stock of the Company, other than dividends payable in shares of Common Stock, (vii) create or hold capital stock in any subsidiary that is not wholly owned by the Company or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license, or otherwise dispose the assets of such subsidiary.

In addition, Series B and Series C Preferred Stock have protective provisions that prevent the Company from amending, altering, or repealing any provision of the Certificate of Incorporation or Bylaws to adversely alter or change the powers, preferences or special rights without first obtaining the approval of the holders of at least a majority of the outstanding shares of Series B, and Series C Preferred Stock, respectively.

Liquidation Preference — In case of any liquidation event, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series B Preferred Stock, Series A Preferred Stock, and common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series C Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

In case of any liquidation event, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A Preferred Stock, and common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series B Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the remaining Proceeds legally available for distribution after distribution to holders of the Series C Preferred Stock shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

In case of any liquidation event, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such liquidation event to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable original issue price for the Series A Preferred Stock plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the remaining Proceeds legally available for distribution after distribution to holders of the Series C and Series B Preferred Stock shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is entitled to receive.

For purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive in a liquidation event, each such holder shall be deemed to have converted into shares of common stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed otherwise.

Redemption — The Series A, Series B, and Series C Preferred Stock are not redeemable at the option of the holder. However, so long as a majority of the Preferred Stock originally issued remains outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Preferred Stock, redeem, purchase, or acquire any share or shares of Preferred Stock or common stock, except the repurchase, if any, of shares of common stock from employees, officers, directors, consultants, or other persons performing services for the Company.

Conversion Rights

(a)     Right to Convert.    Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and non-assessable share into such number of shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price. The initial conversion price per share of Series A, Series B and Series C Preferred Stock shall be $0.2731, $0.5665, and $0.5793 respectively, provided, however, that the conversion price shall be subject to adjustment as set forth below.

(b)    Automatic Conversion.    Each share of Series A, Series B, and Series C Preferred Stock shall automatically be converted into shares of Common Stock upon the earlier of (i) the closing of the sale of common stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, the public offering price of which is not less than $30.0 million in the aggregate or (ii) the date, or the occurrence of an event, specified by vote or written consent, or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis).

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

(c)     Conversion Price Adjustment.    The conversion Price of Preferred Stock shall be subject to adjustment as follows: If the Company shall issue any additional stock (as defined in the associated agreement) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such additional stock, the Conversion Price shall be adjusted.

15. COMMON STOCK

The Company’s common stockholders are entitled to one vote per share and to notice of any stockholders’ meeting. Voting, dividend and liquidation rights of the holders of common stock are subject to the prior rights of holders of all classes of stock and are qualified by the rights, powers, preferences and privileges of the holders of Preferred Stock. No distributions shall be made with respect to common stock until all declared dividends to Preferred Shares have been paid or set aside for payments to the holders of Preferred Stock. Common Stock is not redeemable at the option of the holder. As of December 31, 2019, common shares issued and outstanding totaled 124,942,334.

As of December 31, 2019, the holders of Common Stock and Preferred Stock (voting together as a single class and not as separate series and on as-converted basis) are entitled to elect two directors of the Company.

16. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2019	2018
Numerator:
Net loss attributable to common stockholders	$(16,155)	$(11,654)
Denominator:
Weighted average shares outstanding	124,873,950	124,803,841
Net loss per share attributable to common stockholders, basic and diluted	$(0.13)	$(0.09)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2019	2018
Series C redeemable convertible preferred stock	52,291,267	35,484,966
Series B redeemable convertible preferred stock	30,007,852	30,007,852
Series A redeemable convertible preferred stock	115,649,483	115,649,483
Series C redeemable convertible preferred stock warrants	1,953,868	4,741,936
Series A redeemable convertible preferred stock warrants	11,579,500	11,579,500
Options to purchase common stock	52,116,084	43,174,577
Total	263,598,054	240,638,314

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

17. RELATED PARTY TRANSACTIONS

During each of the years ended December 31, 2019 and 2018, the Company recorded expenses of $32 thousand and $66 thousand, respectively, compensation for consulting services provided by a member of the Board of Directors. These expenses were not paid in their entirety and as of December 31, 2019 the outstanding balance of $131 thousand is recorded in accounts payable; as of December 31, 2018 the outstanding balance of $99 thousand was recorded in accrued liabilities.

In August 2018, in conjunction with an investment made in the Company’s Series C Preferred Stock and Series C Preferred Stock Warrants by an investor, the Company entered into a supply agreement with the investor. Under the terms of this agreement, the Company granted the investor an exclusive license to pursue development of dietary supplements using certain of the Company’s intellectual property (IP). The exclusive rights to the IP will be for a term of 5 years from the commencement of sales of licensed product by the investor, with a deemed commencement date of January 1, 2023 if sales have not yet commenced, and is subject to annual minimum sales. The agreement may be renewed for additional 5-year terms. If the investor fails to meet the annual minimum sales requirements, the investor may pay an additional fee to maintain exclusivity or have their license converted to non-exclusive rights. As part of this agreement, the Company will provide non-pharmaceutical product to the investor for their development efforts and potential future production, in return the investor is to pay royalties of 3% of incremental sales, as defined in the agreement. As of and for the years ended December 31, 2019 and 2018, the Company had not sold any product under this agreement and there are no balances outstanding due to or from the investor.

18. GEOGRAPHIC INFORMATION

The Company’s long-lived assets, which were composed of property and equipment, net by location was as follows (in thousands):

	As of December 31,
	2019	2018
United States	$3,908	$3,981
Australia	411	491
Total property and equipment, net	$4,319	$4,472

19. SUBSEQUENT EVENTS

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company evaluated subsequent events through September 10, 2020, the date on which those financial statements were available to be issued.

Issuance of Convertible Notes Payable

In February through July 2020, the Company issued convertible promissory notes (the “2020 Convertible Notes”) in an aggregate principal amount of $6.1 million, bearing interest at an annual rate of 5%. The 2020 Convertible Notes are convertible at the earlier of (i) one year, at which point the notes would be convertible into Series C preferred shares at the Series C preferred share issuance price, and (ii) next equity financing of no less than $10.0 million, at which point the notes would be convertible into shares issued in the next equity financing at 90% of the per share issuance price of the next equity financing. On August 10, 2020, the 2020 Convertible Notes converted into Series D Preferred Stock under (ii), above.

CLENE NANOMEDICINE, INC. Notes to Consolidated Financial Statements

19. SUBSEQUENT EVENTS (cont.)

Issuance of Note Payable

In May 2020, the Company entered into a note payable in the amount of $647 thousand (the “PPP Note”) under the Paycheck Protection Program of the CARES Act (the “PPP”). As amended, the PPP permits forgiveness of amounts loaned for payments of payroll and other qualifying expenses within 24 weeks of receipt of loaned funds, given that at least 60% of the total loan is used for payroll. Amounts not forgiven by the PPP have a repayment period of five years. The Company expects that the full $647 thousand balance of the PPP Note to be forgiven.

Issuance of Series D Redeemable Convertible Preferred Stock

In August 2020, the Company issued 67,620,060 shares of Series D Preferred Stock to several investors. The Company issued 56,843,413 shares, at a price of $0.6393 per share, for proceeds of $35.1 million in cash, net of $1.3 million issuance costs. The Company issued 10,776,647 shares in conversion of $6.2 million in principal and accrued interest of the 2020 Convertible Notes.

Entrance into Merger Agreement

In August 2020, the Company entered into an agreement and plan of merger with Tottenham Acquisition I Ltd, a publicly-traded British Virgin Islands company (“TOTA”), Chelsea Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of TOTA (“Reincorporation Sub”), and Creative Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of TOTA (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Reincorporation Sub will merge with and into TOTA, with Reincorporation Sub surviving, and Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Reincorporation Sub. The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”) and the Board resolved to recommend approval of the Merger Agreement to the Company’s shareholders. The closing of the Merger is subject to approval of the Company’s shareholders and the satisfaction of certain closing conditions. The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. Further, the Company was determined to be the accounting acquirer based upon the terms of the agreement and other factors.

Subject to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s preferred stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of the Company’s common stock. After conversion of preferred stock, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of Reincorporation Sub common stock that is equal to the Exchange Ratio as defined in the Merger Agreement. The transaction is expected to close in the second half of 2020. If mutual closing conditions are not satisfied, the Company and TOTA will not be obligated to complete the Merger.

Annex A

MERGER AGREEMENT

dated

September 1, 2020

by and among

Clene Nanomedicine, Inc., a Delaware corporation (the “Company”),

Fortis Advisors LLC (“Shareholders’ Representative”),

Tottenham Acquisition I Ltd., a British Virgin Islands company (the “Parent”),

Chelsea Worldwide Inc., a Delaware corporation (the “Purchaser”), and

Creative Worldwide Inc., a Delaware corporation (the “Merger Sub”).

Annex A Page No.
Article I DEFINITIONS	1

Article II REINCORPORATION MERGER	8
2.1 Reincorporation Merger	8
2.2 Reincorporation Effective Time	8
2.3 Effect of the Reincorporation Merger	9
2.4 Certificate of Incorporation and By-laws	9
2.5 Directors and Officers of the Reincorporation Surviving Corporation	9
2.6 Effect on Issued Securities of Parent	9
2.7 Surrender of Securities	10
2.8 Lost Stolen or Destroyed Certificates	10
2.9 Section 368 Reorganization	10
2.10 Taking of Necessary Action; Further Action	11
2.11 Dissenter’s Rights	11
2.12 Agreement of Fair Value	11

Article III ACQUISITION MERGER	11
3.1 Acquisition Merger	11
3.2 Closing; Effective Time	11
3.3 Effect of the Merger	11
3.4 Certificate of Incorporation and By-laws of the Surviving Corporation	11
3.5 Directors and Officers of the Surviving Corporation	12
3.6 Taking of Necessary Action; Further Action	12
3.7 Appraisal Rights	12
3.8 Section 368 Reorganization	12

Article IV CONSIDERATION	12
4.1 Conversion of Capital	12
4.2 Payment of Merger Consideration and Exchange of Certificates.	14
4.3 Company Earn-out Payment	15
4.4 Sponsor’s Earn-out	15

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16
5.1 Corporate Existence and Power	16
5.2 Authorization	16
5.3 Governmental Authorization	16
5.4 Non-Contravention	17
5.5 Capital Structure	17
5.6 Charter Documents	18
5.7 Corporate Records	18
5.8 Assumed Names	18
5.9 Subsidiaries	18
5.10 Consents	18
5.11 Financial Statements	18
5.12 Books and Records	19
5.13 Absence of Certain Changes	19
5.14 Properties; Title to the Company Group’s Assets	21
5.15 Litigation	21

Annex A-i

Annex A Page No.
5.16 Contracts	21
5.17 Licenses and Permits	23
5.18 Compliance with Laws	23
5.19 Intellectual Property	23
5.20 Suppliers	24
5.21 Accounts Receivable and Payable; Loans	24
5.22 Pre-payments	24
5.23 Employees	25
5.24 Employment Matters	25
5.25 Withholding	25
5.26 Real Property	25
5.27 Tax Matters	26
5.28 Regulatory Matters	26
5.29 Environmental Laws	27
5.30 Finders’ Fees	28
5.31 Powers of Attorney and Suretyships	28
5.32 Directors and Officers	28
5.33 Certain Business Practices	28
5.34 Money Laundering Laws	28
5.35 Not an Investment Company	28
5.36 Tax Treatment	29
5.37 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	29

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES	29
6.1 Corporate Existence and Power	30
6.2 Corporate Authorization	30
6.3 Governmental Authorization	30
6.4 Non-Contravention	30
6.5 Finders’ Fees	30
6.6 Issuance of Shares	30
6.7 Capitalization	30
6.8 Trust Fund	31
6.9 Listing	32
6.10 Board Approval	32
6.11 Parent SEC Documents and Financial Statements; Internal Controls	32
6.12 Litigation	33
6.13 Business Activities	33
6.14 Compliance with Laws	33
6.15 Money Laundering Laws	33
6.16 OFAC	33
6.17 Not an Investment Company	34
6.18 Tax Matters	34
6.19 Tax Treatment	34
6.20 Transactions with Affiliates	34
6.21 Independent Investigation	34
6.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	35

Annex A-ii

Annex A Page No.
Article VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING	35
7.1 Conduct of the Business of the Company	35
7.2 Conduct of the Business of the Purchaser Parties	36
7.3 No Solicitation	37
7.4 Access to Information	38
7.5 Notices of Certain Events	38
7.6 SEC Filings	38
7.7 Trust Account	39
7.8 PIPE Investment	39
7.9 Directors’ and Officers’ Indemnification and Insurance	39
7.10 Parent Debt	40

Article VIII COVENANTS OF THE COMPANY GROUP	40
8.1 Reporting and Compliance with Laws	40
8.2 Commercially Reasonable Efforts to Obtain Consents	40
8.3 Annual and Interim Financial Statements	40
8.4 Employees of the Company	40
8.5 Additional Agreements	40

Article IX COVENANTS OF ALL PARTIES HERETO	40
9.1 Efforts; Further Assurances	40
9.2 Tax Treatments	41
9.3 Settlement of the Purchaser Parties’ Liabilities	41
9.4 Compliance with SPAC Agreements	41
9.5 Registration Statement	41
9.6 Confidentiality	43

Article X CONDITIONS TO CLOSING	43
10.1 Condition to the Obligations of the Parties	43
10.2 Conditions to Obligations of the Purchaser Parties	43
10.3 Conditions to Obligations of the Company	44

Article XI INDEMNIFICATION	45
11.1 Indemnification of the Purchaser	45
11.2 Procedure	45
11.3 Escrow of Escrow Shares by Shareholders	46
11.4 Payment of Indemnification	47
11.5 Insurance	47
11.6 Survival of Indemnification Rights	47
11.7 Sole and Exclusive Remedy	47

Article XII DISPUTE RESOLUTION	47
12.1 Submission to Jurisdiction	47
12.2 Waiver of Jury Trial; Exemplary Damages	48

Article XIII TERMINATION	48
13.1 Termination	48
13.2 Effect of Termination; Survival	49

Annex A-iii

Annex A Page No.
Article XIV MISCELLANEOUS	49
14.1 Notices	49
14.2 Amendments; No Waivers; Remedies	50
14.3 Arm’s Length Bargaining; No Presumption Against Drafter	51
14.4 Publicity	51
14.5 Expenses	51
14.6 No Assignment or Delegation	51
14.7 Governing Law	51
14.8 Counterparts; Facsimile Signatures	51
14.9 Entire Agreement	51
14.10 Severability	52
14.11 Construction of Certain Terms and References; Captions	52
14.12 Further Assurances	52
14.13 Third Party Beneficiaries	52
14.14 Waiver	52
14.15 Shareholders’ Representative	53
14.16 No Recourse	54

Annex A-iv

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of September 1, 2020, by and among Clene Nanomedicine, Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company as the representative of the Shareholders (the “Shareholders’ Representative”), Tottenham Acquisition I Ltd, a British Virgin Islands company (the “Parent”), Chelsea Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”), and Creative Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S E T H:

A.     The Company directly and indirectly through its subsidiaries is in the business of neuro-therapeutics development in the United States and Australia (the “Business”);

B.     Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.     The Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”);

D.     Immediately following the Reincorporation Merger, the parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of Delaware General Corporation Law and other laws of Delaware (the “Delaware Law”) (the “Acquisition Merger”), and that upon the Acquisition Merger, each share of the Company Stock (other than Excluded Shares and Appraisal Shares) be converted into the right to receive the Merger Consideration, and each outstanding Company Option be converted into an option to purchase a number of shares of Purchaser Common Stock, as is provided herein; and

E.     In connection with the execution of this Agreement, each of the Specified Shareholders, who are the record owners on the date hereof of Company Stock, have been requested by the Purchaser to enter into shareholder support agreements (collectively, the “Shareholder Support Agreements”) with the Purchaser pursuant to which, among other things, each such Specified Shareholder has agreed to adopt this Agreement and approve the transactions contemplated hereby following the effectiveness of the Registration Statement, on the terms and subject to the conditions set forth in the applicable Shareholder Support Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1     “Action” means any legal action, suit, claim, investigation, hearing, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), including any audit, claim or assessment for Taxes or otherwise, in each case by or before an Authority.

1.2     “Additional Agreements” means the Escrow Agreement, Lock-up Agreements, Registration Rights Agreement, Employment Agreements, and the Initial Shareholders Forfeiture Agreement.

1.3     “Advisory Fees” mean the compensation being paid to Chardan pursuant to the letter agreement, dated February 10, 2020, by and between Chardan and Parent, in the amount of $1,000,000.

1.4     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

Annex A-1

1.5     “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public or industry regulatory authority, whether international, national, Federal, state, or local.

1.6     “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or Hong Kong are authorized to close for business.

1.8     “Change of Control Price” means the fair market value of the consideration received by one share of Purchaser Common Stock in connection with a Change of Control Transaction, as reasonably determined by the Purchaser’s board of directors.

1.9     “Change of Control Transaction” means any transaction or series of related transactions (a) under which any “person” or “group” (as such terms are used in section 13(d) and 14(d) of the Exchange Act), directly or indirectly, acquires or otherwise purchases at least (i) 50% of the consolidated assets, (ii) the assets generating at least 50% of the consolidated revenues, or (iii) 50% of the equity securities of the Purchaser (or its successor), or (b) that results in the shareholders of the Purchaser (or its successor) as of immediately prior to such transaction holding, in the aggregate, directly or indirectly, less than 50% of the voting power of the Purchaser (or its successor) immediately after the consummation thereof (in each case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

1.10     “Chardan” means Chardan Capital Markets, LLC and/or its designees.

1.11     “Closing Payment Shares” means such number of shares of Purchaser Common Stock equal to the Company Equity Valuation, divided by the Closing Price Per Share.

1.12     “Closing Per Share Payment” has the meaning set forth in 4.1(a).

1.13     “Closing Price Per Share” means the lesser of (i) $10.00 or (ii) the Parent’s cash-in-trust value per share on the trading date prior to the Closing Date.

1.14     “Code” means the Internal Revenue Code of 1986, as amended.

1.15     “Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

1.16     “Company Equity Valuation” means $542,540,558.06, plus the net proceeds from any new equity investment received by the Company between the date of this Agreement and the Closing Date.

1.17     “Company Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Company (and its Subsidiaries) and the Business, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (ix) above).

Annex A-2

1.18     “Company Option” means each outstanding option to purchase Company Common Stock granted pursuant to the Company Plan or otherwise.

1.19     “Company Plan” means the Clene Nanomedicine, Inc. 2014 Stock Plan, adopted on July 31, 2014 and the option grants listed on Schedule 1.19.

1.20     “Company Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company.

1.21     “Company Series C Preferred Stock” means the shares of the Company Preferred Stock that are designated as Series C Preferred Shares.

1.22     “Company Stock” means the Company Common Stock and the Company Preferred Stock.

1.23     “Company Stock Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into shares of Company Common Stock.

1.24     “Company Warrants” has the meaning set forth on Schedule 5.5.

1.25     “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, sublicenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound or under which the Company and/or any of its Subsidiaries has any express right or obligation.

1.26     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.27     “Creditors’ Rights” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

1.28     “Deferred Underwriting Amount” means an amount equal to $920,000 plus two percent (2%) of the gross proceeds generated by the units remaining in the Trust Account after redemption, representing the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.29     “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.30     “Escrow Agreement” means the agreement among the Shareholders’ Representative, the Escrow Agent, and the Purchaser with respect to the Escrow Shares in a form to be mutually agreed by the Company and the Purchaser Parties.

1.31     “Escrow Agent” means Continental Stock Transfer & Trust Company, LLC, or another Person mutually agreed by the Company and Parent in writing.

1.32     “Escrow Shares” means the shares of Purchaser Common Stock representing five percent (5%) of the aggregate amount of the Closing Payment Shares.

1.33     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.34     “Exchange Ratio” means (a) ninety-five percent (95%) of the total number of Closing Payment Shares divided by (b) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (disregarding any Excluded Shares or Company Stock issued or issuable pursuant to Company Option or Company Warrants) (such amount in this clause (b) the “Company Share Count”).

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1.35     “Excluded Share” means each share of Company Stock held by the Company or any of its Subsidiaries as of immediately prior to the Effective Time.

1.36     “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.37     “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.38     “Healthcare Laws” shall mean (i) the Federal Food, Drug & Cosmetic Act (FDC Act) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, (ii) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the criminal health care fraud statute (18 U.S.C. § 1347), the regulations promulgated pursuant to such statutes, and any analogous Law of any state (iii) any federal, state, or local Law regulating the interactions with healthcare professionals and reporting thereof (Sunshine Acts); (iv) the Controlled Substances Act and the regulations promulgated thereunder, (v) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) (HIPAA), the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), the regulations promulgated under such laws, and any applicable state privacy and security laws, (vi) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (vii) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (viii) TRICARE (f/k/a CHAMPUS); (x) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (ix) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (x) Requirements of Law relating to the manufacturing, labeling or relabeling, packaging or repackaging, marketing, sale, or distribution of drugs or medical devices, including laws governing license requirements for any of the foregoing activities, and (xi) laws related to the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure or accreditation.

1.39     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.40     “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), other than any lease obligations which would not have been capitalized under U.S. GAAP before the implementation of ASC 842, and (g) all guarantees by such Person to the extent drawn.

1.41     “Initial Shareholders” means the Parent’s shareholders immediately prior to the IPO, including the Sponsor and all of Parent’s officers and directors to the extent they hold shares.

1.42     “Initial Shareholders Forfeiture Agreement” means the Initial Shareholders Forfeiture Agreement among the Initial Shareholders, the Parent and the Company executed as of the date hereof (to be effective upon the Closing) in the form attached hereto as Exhibit C.

1.43     “Intellectual Property” means any trademark, service mark, trade name, domain names, trade dress, URLs, logos and other source identifiers, including registration thereof or application for registration therefor, together

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with the goodwill symbolized by any of the foregoing, invention, patent, patent application (including provisional applications), statutory invention registrations, invention disclosures, trade, secret, know-how, formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), copyright, copyright registration, application for copyright registration, software programs, data bases, and any other type of proprietary intellectual property right and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use by the Company in the Business, whether registered or unregistered, or domestic, foreign or international.

1.44     “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights associated with source identifiers; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

1.45     “Inventory” is defined in the UCC.

1.46     “Investment Management Trust Agreement” means the investment management trust agreement, as amended, by and between the Parent and the Trustee.

1.47     “IPO” means the initial public offering of Parent pursuant to a prospectus dated August 1, 2018.

1.48     “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.49     “Lead Product Candidate” means the investigational drug product identified by the Company Group as “CNM-Au8.”

1.50     “Leases” means the leases set forth on Schedule 1.50 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.51     “Legal Restraint” means any Law that has been adopted or promulgated, or which is in effect, or any temporary, preliminary or permanent Order issued by a court or other Authority of competent jurisdiction.

1.52     “Liabilities” means any and all liabilities, Indebtedness, obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.53     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.54     “Lock-up Agreement” means the agreements in the forms attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof and entered into by and between the Specified Shareholders and the Purchaser.

1.55     “Milestone 3” has the meaning set forth in Section 4.3(a)(iii).

1.56     “Milestone 3 Company Earn-out Shares” has the meaning set forth in Section 4.3(a)(iii).

1.57     “Order” means any decree, order, judgment, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

1.58     “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.59     “Parent Ordinary Share” means the ordinary share, par value $0.0001 per share, of Parent.

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1.60     “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-tenth (1/10) of one share of Parent Ordinary Share at the closing of a business combination.

1.61     “Parent Securities” means the Parent Ordinary Share, Parent Rights, Parent Units, Parent Warrants and Parent UPO, collectively.

1.62     “Parent Unit” means each outstanding unit consisting of one share of Parent Ordinary Share, one Parent Warrant and one Parent Right.

1.63     “Parent UPO” means the option issued to Chardan and/or its designees, to purchase up to an aggregate of 220,000 Parent Units at a price of $11.50 per Parent Unit.

1.64     “Parent Warrant” means a warrant to purchase one-half of one share of Parent Ordinary Share at a price of $11.50 per whole share of Parent Ordinary Share.

1.65     “Per Share Escrow Payment” means (i) the aggregate number of Escrow Shares and the aggregate Escrow Distributions released to each Shareholder pursuant to Section 11.3(d) (if any) divided by (ii) the Company Share Count.

1.66     “Permitted Liens” means (i) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental Authority having jurisdiction over any Real Property which are not violated by the current use or occupancy of such Real Property except for any violations which would have a Company Material Adverse Effect; (v) non-exclusive licenses granted in the ordinary course of business; and (vi) other Liens arising or incurred in the ordinary course of business for amounts less than $50,000.

1.67     “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.68     “Privacy Laws” means HIPAA, the HITECH Act, the European Union’s General Data Protection Regulation (EU) 2016/679 (“GDPR”), the California Consumer Privacy Protection Act (“CCPA”), and any similar or analogous federal, state or foreign privacy laws, in each case, to the extent applicable to the Business.

1.69     “Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.70     “Purchaser Parties Key Personnel” means Jason Ma, the chief executive officer of the Parent.

1.71     “Purchaser Parties Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Purchaser Parties (and their respective Subsidiaries), taken as a whole, provided, however, that “Purchaser Parties Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which the Purchaser Parties are aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation

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or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Party; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of the clauses (i) through (ix) above).

1.72     “Purchaser Rights” means the rights of Purchaser, each such right convertible into one-tenth (1/10) of a share of Purchaser Common Stock.

1.73     “Purchaser Securities” means the Purchaser Common Stock, Purchaser Rights, Purchaser Units, Purchaser Warrants and Purchaser UPO, collectively.

1.74     “Purchaser Unit” means a unit of the Purchaser comprised of one share of Purchaser Common Stock, one Purchaser Warrant and one Purchaser Right.

1.75     “Purchaser UPO” means the option to be issued to Chardan and/or its designees, to purchase up to an aggregate of 220,000 Parent Units at a price of $11.50 per Parent Unit.

1.76     “Purchaser Warrants” means the warrants to purchase one-half of one share of Purchaser Common Stock at a price of $11.50 per whole share.

1.77     “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto.

1.78     “Registration Rights Agreement” means the agreement in the form attached hereto as Exhibit B governing the resale of the Closing Payment Shares.

1.79     “Regulatory Authority” means the U.S. Food & Drug Administration (FDA), the European Medicines Agency (EMA), the Therapeutics Goods Administration (TGA), or an Institutional Review Board (IRB), and any other similar or analogous Authority responsible for the regulation of pharmaceutical products or clinical trials.

1.80     “Regulatory Permit” means any approved application, exemption, license, permit, or similar authorization issued by a Regulatory Authority necessary to conduct clinical trials, or the development, manufacturing, importation, sale, marketing or distribution of drug products.

1.81     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.82     “SEC” means the Securities and Exchange Commission.

1.83     “Securities” means any (i) shares of capital stock or other equity or voting securities issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire, or that obligate a Person to issue, any capital stock or other equity or voting interests, or any securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iv) obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or other equity or voting interests, and (v) other obligations to make any payments based on the price or value of any capital stock or other equity or voting interests.

1.84     “Securities Act” means the Securities Act of 1933, as amended.

1.85     “Shareholders” means the shareholders of the Company.

1.86     “Specified Shareholder” means the Shareholders set forth on Schedule 1.86.

1.87     “Sponsor” means Norwich Investment Limited, the Parent’s IPO sponsor.

1.88     “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

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1.89     “Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.90     “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.91     “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached Schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.92     “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.93     “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.94     “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.95     “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

1.96     “$” means U.S. dollars, the legal currency of the United States.

Article II
REINCORPORATION MERGER

2.1     Reincorporation Merger. Immediately prior to the Acquisition Merger, at the Reincorporation Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the Delaware Law and applicable provisions of the laws of British Virgin Islands (“BVI Law”), respectively, the Parent shall be merged with and into the Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation.”

2.2     Reincorporation Effective Time. The parties hereto shall cause the Reincorporation Merger to be consummated immediately prior to the Acquisition Merger by filing or registering the articles or certificate of merger in the form attached as Exhibit D (the “Plan of Merger”) (and other documents required by Delaware Law and BVI

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Law) with the Secretary of State of the State of Delaware and Registrar of Corporate Affairs in the British Virgin Islands (and other authorities required by Delaware Law and BVI Law), in accordance with the relevant provisions of Delaware Law and BVI Law (the time of such filings, with the Secretary of State of the State of Delaware or such later time as specified in the articles or Plan of Merger, being the “Reincorporation Effective Time”).

2.3     Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the plan or certificate of merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement and as a matter of BVI Law to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (e) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Reincorporation Merger.

2.4     Certificate of Incorporation and By-laws. At the Reincorporation Effective Time, the amended and restated memorandum and articles of association of the Parent as in effect immediately prior to the Reincorporation Effective Time shall cease and the certificate of incorporation and by-laws of the Reincorporation Surviving Corporation shall be the certificate of incorporation and by-laws in the forms to be determined by the Company after consultation with the Purchaser Parties.

2.5     Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and at the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of at least five (5) directors who shall be designated by the Company and a majority of whom shall qualify as independent directors under Nasdaq rules, and the officers of the Company immediately before the Closing shall be the officers of the Reincorporation Surviving Corporation at the Closing.

2.6     Effect on Issued Securities of Parent.

(a)     Conversion of Parent Ordinary Share.

(i)     At the Reincorporation Effective Time, every issued and outstanding share of Parent Ordinary Share (other than those described in Section 2.6(g) or Section 2.11 below) shall be converted automatically into one share of Purchaser Common Stock. At the Reincorporation Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 2.7.

(ii)     Each certificate formerly representing Parent Ordinary Shares (other than those described in Section 2.6(g) or Section 2.11 below) shall thereafter represent only the right to receive the same number of shares of Purchaser Common Stock. Each certificate formerly representing Parent Ordinary Shares (“Parent Dissenting Shares”) owned by holders of Parent Ordinary Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to BVI Law (“Parent Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.11, unless and until such Parent Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to BVI Law with respect to any Parent Dissenting Shares.

(b)     Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall separate into each’s individual components of one Parent Ordinary Share, one Parent Warrant and one Parent Right. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law.

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(c)     Parent Rights. At the Reincorporation Effective Time, the holders of Parent Rights issued and outstanding immediately prior to the Reincorporation Effective Time will receive one-tenth (1/10) of one share of Purchaser Common Stock in exchange for the cancellation of each Parent Right; provided that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

(d)     Parent UPO. At the Reincorporation Effective Time, every issued and outstanding Parent UPO shall be converted automatically into one Purchaser UPO. At the Reincorporation Effective Time, all Parent UPOs shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Reincorporation Effective Time. At or prior to the Reincorporation Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of Purchaser Units for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Rights included in such Purchaser UPOs.

(e)     Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall be converted automatically into one Purchaser Warrant. At the Reincorporation Effective Time, all Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Warrants outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Warrants, except as provided herein or by Law. Each certificate previously evidencing Parent Warrants shall be exchanged for a certificate representing the same number of Purchaser Warrants upon the surrender of such certificate in accordance with Section 2.7.

(f)     Cancellation of Parent Ordinary Share Owned by Parent. At the Reincorporation Effective Time, if there are any shares of Parent Ordinary Share that are owned by the Parent as treasury shares or any shares of Parent Ordinary Share owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Reincorporation Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)     Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)     No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7     Surrender of Securities. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8     Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9     Section 368 Reorganization. For U.S. Federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Parent and the Purchaser hereby adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. The Parent and Purchaser agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations. The parties to this agreement hereby agree to file all Tax Returns on a basis consistent with such characterization.

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2.10     Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11     Dissenter’s Rights. No person who has validly exercised their appraisal rights pursuant to the BVI Law shall be entitled to receive the equivalent number of shares of Purchaser Common Stock with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder unless and until such Parent Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the BVI Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in the BVI Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Parent shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Parent relating to any Parent Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Law. The Parent shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.12     Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Ordinary Shares represents the fair value of such Parent Ordinary Shares for the purposes of BVI Law.

Article III
ACQUISITION MERGER

3.1     Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), immediately following the Reincorporation Merger, and in accordance with the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Acquisition Merger (the “Surviving Corporation”).

3.2     Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place immediately following the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than two (2) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall execute a certificate of merger (the “Certificate of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Certificate of Merger (and other documents required by Delaware Law) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filings, or such later time as specified in the Certificate of Merger, being the “Effective Time”).

3.3     Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.4     Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Merger Sub as in effect immediately prior to the Effective Time, shall cease and the certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of the Company, except that such certificate of incorporation and by-laws shall be amended and restated so that they read in their entirety as set forth in Exhibit E annexed hereto.

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3.5     Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation’s board of directors and officers shall consist of such Persons as designated by the Company.

3.6     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights Provisions”) shall not be converted into the right to receive the applicable Merger Consideration as provided in Section 4.1(a) but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the Appraisal Rights Provisions. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the Appraisal Rights Provisions. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights Provisions or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Rights Provisions, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Rights Provisions shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 4.1(a). The Company shall serve prompt notice to Purchaser of any demands for appraisal of any Company Stock, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.

3.8     Section 368 Reorganization. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax Returns on a basis consistent with such characterization.

Article IV
CONSIDERATION

4.1     Conversion of Capital.

(a)     Conversion of Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Appraisal Shares) shall be canceled and automatically converted into the right to receive, without interest, (i) a number of the Closing Payment Shares that is equal to the Exchange Ratio (“Closing Per Share Consideration”), (ii) Company Earn-out Shares, if any, and (iii) the Per Share Escrow Payment, if any (such shares of Purchaser Common Stock referred to in clauses (i) through (iii) collectively, the “Merger Consideration”). For avoidance of any doubt, after the Effective Time, each Shareholder of the Company will cease to have any rights with respect to the shares of Company Stock, except the right to receive the Merger Consideration. For the avoidance of doubt, each Shareholder’s right to receive the Company Earn-Out Shares and Per Share Escrow Payment is not transferable (other than by operation of Laws or with the prior written consent of the Reincorporation Surviving Corporation).

(b)     Conversion of Company Option. At the Effective Time, by virtue of the Acquisition Merger, each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option to purchase a share of Purchaser Common Stock (each an “Assumed Option”). Except as otherwise provided in this Section 4.1(b), each Assumed Option will be subject to the terms and conditions set forth in the Company Plan and the applicable Company Option award agreement, as in effect immediately prior to the Effective Time (except any references therein to the Company or the Company Common Stock will instead mean the

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Purchaser and the Purchaser Common Stock, respectively). As of the Effective Time, each Assumed Option shall be an option to acquire that number of whole shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the Exchange Ratio, at an exercise price per one share of Purchaser Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per one share of Company Common Stock of such Company Option by (b) the Exchange Ratio; provided that the exercise price and the number of shares of Purchaser Common Stock subject to the Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. In addition, each holder of a Company Option as of immediately prior to the Effective Time will have the right to receive, with respect to each share of Company Common Stock issuable pursuant to the Company Option as of immediately prior to the Effective Time, an award pursuant to the Purchaser Equity Incentive Plan with respect to (A) a number of shares of Purchaser Common Stock equal to the Milestone 1 Company Earn-out Shares if Milestone 1 is achieved, (B) an additional number of shares of Purchaser Common Stock equal to the Milestone 2 Company Earn-out Shares if Milestone 2 is achieved, (C) an additional number of shares of Purchaser Common Stock equal to the Milestone 3 Company Earn-out Shares if Milestone 3 is achieved and (D) an additional number of shares of Purchaser Common Stock equal to the Per Share Escrow Payment (if any) (such additional shares in clauses (A) through (D) collectively, the “Option True-up Shares”); provided that if the holder’s employment or service with the Surviving Corporation or its Affiliate terminates prior to the later of (1) the vesting date of the applicable portion of the Company Option to which the applicable Option True-up Shares relate and (2) the date that the applicable Option True-up Shares are issued, the right of such holder to receive the applicable Option True-up Shares will be forfeited. The Purchaser shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Assumed Option.

(c)     Share Capital of Merger Sub. Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and such share of common stock of the Surviving Corporation into which the share of common stock of the Merger Sub are so converted shall be the only share of common stock of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(d)     Treatment of Certain Company Stock. At the Effective Time, all shares of Company Stock that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(e)     No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)     Surrender of Certificates. All securities issued upon the surrender of shares of Company Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such shares of Company Stock shall also apply to the Closing Payment Shares so issued in exchange.

(g)     Lost, Stolen or Destroyed Certificates. In the event any certificates for any shares of Company Stock shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h)     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Purchaser Common Stock shall occur (other than the issuance of additional shares of capital stock of Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a

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reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Payment Shares, Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2     Payment of Merger Consideration and Exchange of Certificates.

(a)     Prior to the Effective Time, Purchaser shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Stock and book-entry securities representing the Parent Securities. Purchaser will make available to the Exchange Agent, as needed, (i) the Merger Consideration to be delivered in respect of the shares of Company Stock and (ii) the Purchaser Securities to be delivered in respect of the Parent Securities. Promptly after the Effective Time, Purchaser will send, or will cause the Exchange Agent to (A) send to each holder of record of shares of Company Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates to the Exchange Agent) in such form as the Company and Purchaser may reasonably agree, for use in effecting delivery of shares of Company Stock to the Exchange Agent; and (B) follow such Exchange Agent’s customary procedures with respect to securities represented by book entry to effect the exchange of Parent Securities.

(b)     Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Purchaser Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is required by applicable Law) representing, in the aggregate, the whole number of shares of Purchaser Common Stock, if any, that such holder has the right to receive pursuant to Section 4.1. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)     Each holder of Parent Securities that have been converted into a right to receive Purchaser Securities, upon surrender to the Exchange Agent of a book-entry security following the Exchange Agent’s customary procedures, will be entitled to receive the whole number of Purchaser Securities that such holder has the right to receive in accordance with Section 2.6 (which shall be in non-certificated book-entry form unless a physical certificate required by applicable Law). Until so surrendered, each such Parent Security shall, after the Effective Time, represent for all purposes only the right to receive the applicable Purchaser Security.

(d)     If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered certificate is registered, it shall be a condition to the registration thereof that the surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish, to the satisfaction of the Exchange Agent, that such Tax has been paid or is not payable. Delivery of the Purchaser Securities with respect to book-entry or non-certificated securities shall only be made to the Person in whose name such book-entry or non-certificated securities are registered.

(e)     After the Effective Time, there shall be no further registration of transfers of shares of Company Stock or Parent Securities. If, after the Effective Time, certificates or book-entry securities are presented to the Exchange Agent, the Company or the Purchaser, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

(f)     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 4.2(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Purchaser, or transferred as otherwise directed by Purchaser, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Merger Consideration in accordance with this Section 4.2 prior to that time shall thereafter look only to Purchaser for delivery of the Merger Consideration. Notwithstanding the foregoing, Purchaser shall not be liable to any holder of shares for any Merger Consideration delivered to a public

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official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, Authority or entity) shall, to the extent permitted by applicable Law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(g)     Fractional Shares. No certificates, scrip or other evidence representing fractional shares of Purchaser Common Stock will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

4.3     Company Earn-out Payment.

(a)     In addition to the Closing Per Share Consideration, with respect to each share of Company Stock held by each Shareholder as of immediately prior to the Effective Time, such Shareholder shall be entitled to receive additional shares of Purchaser Common Stock as follows (the “Company Earn-out Shares”):

(i)     3,333,333 shares of Purchaser Common Stock divided by the Company Share Count (“Milestone 1 Company Earn-out Shares”) if (A) the VWAP of the shares of Purchaser Common Stock equals or exceeds $15.00 (or any foreign currency equivalent) (the “Milestone 1 Price”) in any twenty trading days within a thirty trading day period within the three years following the Closing Date on any securities exchange or securities market on which the shares of Purchaser Common Stock are then traded or (B) the Change of Control Price equals or exceeds the Milestone 1 Price if a Change of Control Transaction occurs within the three years following the Closing Date (the requirement set forth in clause (A) or (B), “Milestone 1”);

(ii)     An additional 2,500,000 shares of Purchaser Common Stock divided by the Company Share Count (“Milestone 2 Company Earn-out Shares”) if (A) the VWAP of the shares of Purchaser Common Stock equals or exceeds $20.00 (or any foreign currency equivalent) (the “Milestone 2 Price”) in any twenty trading days within a thirty trading day period within the five years following the Closing Date on any securities exchange or securities market on which shares of Purchaser Common Stock are then traded or (B) the Change of Control Price equals or exceeds the Milestone 2 Price if a Change of Control Transaction occurs within the five years following the Closing Date (the requirement set forth in clause (A) or (B), “Milestone 2”); and

(iii)      An additional 2,500,000 shares of Purchaser Common Stock divided by the Company Share Count (the “Milestone 3 Company Earn-out Shares”) if the Company completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve (12) months of the Closing Date (“Milestone 3”).

(b)     If Milestone 1 is not achieved but Milestone 2 is achieved, the Shareholders shall receive the Milestone 1 Company Earn-out Shares as well as the Milestone 2 Company Earn-out Shares upon satisfaction of the requirements of Milestone 2.

(c)     The Company Earn-out Shares shall be issued by the Purchaser within twenty (20) Business Days after the satisfaction of the requirements as set forth in this Section 4.3.

(d)     All shares and per share amounts in this Section 4.3 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

4.4     Initial Shareholders’ Earn-out.

(a)     The Initial Shareholders shall be entitled to receive additional shares of Purchaser Common Stock as follows (the “Initial Shareholders Earn-out Shares”):

(i)     375,000 shares of Purchaser Common Stock (“Milestone 1 Initial Shareholders Earn-out Shares”) upon satisfaction of the requirements of Milestone 1.

(ii)     375,000 shares of Purchaser Common Stock (“Milestone 2 Initial Shareholders Earn-out Shares”) upon satisfaction of the requirements of Milestone 2.

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(b)     If Milestone 1 is not achieved but Milestone 2 is achieved, the Initial Shareholders shall receive the Milestone 1 Initial Shareholders Earn-out Shares as well as the Milestone 2 Initial Shareholders Earn-out Shares upon satisfaction of the requirements of Milestone 2. For the avoidance of doubt, the Initial Shareholders’ right to receive the Initial Shareholders Earn-Out Shares is not transferable (other than by operation of Laws or with the prior written consent of the Reincorporation Surviving Corporation).

(c)     The Initial Shareholders Earn-out Shares shall be issued in accordance with Schedule 4.4 by the Purchaser within twenty (20) Business Days after the satisfaction of the requirements as set forth in this Section 4.4.

(d)     All shares and per share amounts in this Section 4.4 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent, the Purchaser and the Merger Sub (collectively, the “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Company to the Purchaser Parties (the “Company Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Company that are contained in the corresponding Section of this Article V; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and its Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2     Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement and the transactions contemplated hereby by the affirmative vote or consent of holders of shares representing a majority of the voting power of all then outstanding shares of (a) Company Common Stock and Company Preferred Stock voting as a single class, (b) Company Preferred Stock voting as a separate class, (c) Company Series B Preferred Stock voting as a separate class, (d) Company Series C Preferred Stock voting as a separate class, (e) Company Series D Preferred Stock voting as a separate class, and (f) the “Lead Investor” as defined in the Company’s Series D Preferred Stock Purchase Agreement, in each case in accordance with the certificate of incorporation and by-laws of the Company (clauses (a) through (f) being collectively referred to herein as the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms subject to Creditors’ Rights.

5.3     Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Exchange Act or the

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Securities Act, (c) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Company’s ability to consummate the transactions contemplated hereunder (a “Company Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Company Governmental Approval”).

5.4     Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) assuming the Requisite Company Vote is obtained, contravene or conflict with the Organizational Documents of the Company, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the shares of Company Stock, or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the shares of Company Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect.

5.5     Capital Structure.

(a)     Capital Stock. As of the date of this Agreement, the Company has authorized capital stock consisting of 462,000,000 shares of common stock, par value $0.0001 per share of which 124,961,500 shares are issued and outstanding, and 281,778,102 shares of preferred stock, par value $0.0001 per share of which 265,568,662 shares are issued and outstanding. Of the Company Preferred Stock, as of the date of this Agreement, (A) 127,228,983 shares are designated as Series A Preferred Shares, 115,649,483 of which are issued and outstanding, (B) 30,007,852 shares are designated as Series B Preferred Shares, all of which are issued and outstanding, (C) 52,291,267 shares are designated as Series C Preferred Shares, all of which are issued and outstanding, and (D) 72,250,000 shares are designated as Series D Preferred Shares, of which 67,620,060 shares are issued and outstanding. As of the date of this Agreement, (i) no share of Company Stock is held in its treasury, (ii) all of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding shares of Company Stock are owned legally and of record by the Persons set forth on Schedule 5.5(a). The only shares of Company Stock that will be issued and outstanding immediately after the Closing will be the shares of Company Stock owned by the Purchaser. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b)     Company Option. As of the date of this Agreement, an aggregate of 50,479,931 shares of Company Common Stock were reserved for issuance pursuant to the Company Plan. Schedule 5.5(b) sets forth as of the date of this Agreement a list of each outstanding Company Option granted under the Company Plan and: (a) the name of the holder of such Company Option if such holder is deemed as Company Key Personnel as set forth on Schedule 8.3 or as outside counsels or advisors of the Company; (b) the title(s) of the holders if such holder(s) is deemed as Company Key Personnel; (c) the number of shares of Company Common Stock subject to such outstanding Company Option; (d) the exercise price of such Company Option; (e) the applicable vesting schedule of such Company Option; and (f) the date on which such Company Option expires. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(c)     Other than the Company Option and except as set forth on Schedule 5.5(c), there are no: (a) outstanding Company Stock Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, or (c) to the knowledge of the Company, agreements with respect to any of the shares of Company Stock, including any voting trust, other voting agreement or proxy with respect thereto.

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5.6     Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.7     Corporate Records. All proceedings of the board of directors occurring since July 1, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The (a) current register of members or the equivalent documents and (b) minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group have been made available to the Purchaser Parties, and are true, correct and complete in all material respects.

5.8     Assumed Names. Since July 1, 2018, none of the Company Group has used any other name to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9     Subsidiaries. Schedule 5.9 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.9, as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders by Contract; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any loan or capital contribution to, any other Person.

5.10     Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the shares of Company Stock, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”), in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.11     Financial Statements.

(a)     Schedule 5.11 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018, and December 31, 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates and (ii) the unaudited consolidated financial statements of the Company as of and for the six (6) month period ended June 30, 2020 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the six (6) month periods ended on such date, and the unaudited consolidated cash flow statements for the six (6) month periods ended on such date (collectively, the “Financial Statements”).

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(b)     The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied in all material respects; (iii) contain and reflect substantially all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all material Liabilities and for all material Taxes applicable to the Company with respect to the periods then ended.

(c)     Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d)     The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 5.11 of the Company Balance Sheet, the Company does not have any material Indebtedness.

5.12     Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic in all material respects.

(a)     The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that:

(i)     transactions are executed only in accordance with the respective management’s authorization; and

(ii)     transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets.

(b)     All accounts, books and ledgers of the Company Group that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

5.13     Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in the ordinary course consistent with past practices in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date to the date of this Agreement, there has not been:

(a)     any Company Material Adverse Effect;

(b)     any transaction, Contract or commitment made by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)     (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group (other than pursuant to the Company Plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to the Company Plan);

(d)     (i) any creation or other incurrence of any Lien other than Permitted Liens on the shares of Company Stock or any of the Company Group’s material assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case, other than in the ordinary course of business consistent with past practice of the Company Group;

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(e)     any material Tangible Personal Property damage, destruction or casualty loss not covered by insurance affecting the business or assets of the Company Group;

(f)     any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g)     any sale, transfer, lease to others or other disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h)     (i) any material amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or in connection with the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(i)     other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $5,000,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $15,000,000 in the aggregate by the Company Group;

(j)     any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k)     any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $5,000,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l)     except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m)     any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or in connection with the transactions contemplated hereunder;

(n)     any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o)     any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(p)     any undertaking of any legally binding obligation to do any of the foregoing.

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5.14     Properties; Title to the Company Group’s Assets.

(a)     The material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. All of the Tangible Personal Property is in the control of the Company or its employees.

(b)     Except with respect to Intellectual Property Rights (which shall be addressed exclusively by Section 5.19), (i) the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, no such asset is subject to any Liens other than Permitted Liens, and (iii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15     Litigation. As of the date of this Agreement, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company, threatened against, the Company Group or any of its officers or directors, the Business, or any shares of Company Stock or Company Option, or any of the Company Group’s assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Company Material Impairment Effect. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16     Contracts.

(a)     Schedule 5.16(a) lists all material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i)     each Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $5,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)     each sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contract and agreement requiring the payment of any commissions by the Company Group in excess of $3,000,000 annually;

(iii)     each employment Contract, employee leasing Contract, and consultant and sales representative Contract with any current or former officer, director, employee or individual consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv)     each Contract creating a material joint venture, strategic alliance, limited liability company and partnership agreement to which the Company Group is a party;

(v)     each Contract (A) requiring annual payments of $400,000 or more relating to services provided to the Company in connection with clinical trials of Company drug products or (B) annual payments of $500,000 or more relating to services provided to the Company in connection with (x) supply or manufacturing of components, ingredients, or finished dosage forms of company drug products, and (y) clinical, regulatory, marketing, consulting, or legal advice provided in connection with the development and marketing of company drug products;

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(vi)     each Contract relating to any material acquisitions or dispositions of assets by the Company Group in excess of $3,000,000;

(vii)     each Contract for a material licensing agreement for Intellectual Property Rights (including the nature of the use of said Intellectual Property Right), other than (i) “shrink wrap,” off-the-shelf, or other publicly or commercially available licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(viii)     each Contract relating to material secrecy, confidentiality and nondisclosure obligations that restrict the conduct of the Company Group (except for such Contracts entered into in the ordinary course of business) or substantially limit the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(ix)     each Contract providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(x)     each Contract to which any 10% Shareholder is a party;

(xi)     each Contract relating to tangible property or tangible assets (whether real or personal) in which the Company Group holds a leasehold interest (including the Leases) and which involves payments to the lessor thereunder in excess of $3,000,000 per month;

(xii)     each Contract relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $5,000,000;

(xiii)     each Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv)     each Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv)     each Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or individual consultant of a member of Company Group will be materially increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)     Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.16(b), as of the date of this Agreement, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, subject to Creditors’ Rights, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct copies of each written Material Contract as of the date of this Agreement.

(c)     Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d)     Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

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5.17     Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.17, the Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.18     Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company Group is not in violation of, has within the last twenty-four (24) months from the date of this Agreement not violated, and to the knowledge of the Company, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last twenty-four (24) months from the date of this Agreement the Company Group has not received any subpoenas by any Authority.

5.19     Intellectual Property.

(a)     Schedule 5.19 sets forth a true, correct and complete list of all material registered, patented or applied for Intellectual Property that the Company Group (A) has an ownership interest of any nature (whether exclusively or jointly with another Person) or (B) has an interest of any nature that has been incorporated into any commercial (or proposed commercial) product and has been licensed by any of the Company Group on an exclusive basis, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (iv) the applicable registration or serial number of such Intellectual Property Right; and (v) any other Person that has a material ownership interest in such Intellectual Property Rights and the nature of such ownership interest.

(b)     Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group exclusively owns all right, title and interest to and in the Intellectual Property (other than Intellectual Property Rights or Intellectual Property co-owned with a third party or licensed to any member of the Company Group) free and clear of any encumbrances, except for Permitted Liens. Without limiting the generality of the foregoing, and except as set forth on Schedule 5.19:

(i)     all documents and instruments necessary to record the ownership rights (if applicable) of the Company in the registrations, patents and applications for the material Intellectual Property have been validly executed and filed with the appropriate governmental Authority;

(ii)     to the knowledge of the Company, no funding, facilities or personnel of any governmental Authority or any university, college, research institute or other educational institution have been or are being used by the Company Group to develop or create, in whole or in part, any Intellectual Property owned by the Company Group; and

(iii)     except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, the Company Group owns or otherwise has, and immediately after the Closing Date the Reincorporation Surviving Corporation or its Subsidiaries will have, all Intellectual Property Rights needed to conduct the Business of the Company Group as conducted as of the date of this Agreement.

(c)     (i) Within the past two (2) years the Company Group has not been sued or charged in writing with, or been a defendant, in any Action or has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of any third party by the Company Group, (ii) to the knowledge of the Company, there is no other claim currently pending against the Company Group of infringement of any Intellectual Property Rights of a third party by the Company Group, and (iii) to the knowledge of the Company, there is currently no continuing infringement or misappropriation by any other Person of any Intellectual Property Rights owned by the Company Group.

(d)     To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe the Intellectual Property Rights of any third party.

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(e)     To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Intellectual Property.

(f)     Except as disclosed on Schedule 5.19(d), to the knowledge of the Company, all employees, agents, consultants or contractors of the Company Group who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group either: (i) is a party to a “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all property rights therein; or (ii) has executed an assignment in favor of the Company Group all right, title and interest in such copyrights, patents or trade secrets.

(g)     None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(h)     The Company Group has taken reasonable measures to safeguard and maintain the confidentiality of all trade secrets and other Intellectual Property Rights owned by the Company Group that are confidential and used in the operation of the Business.

(i)     Except as set forth in Section 5.16(a)(vi) and this Section 5.19, neither the Company nor any Shareholder makes any representations or warranties relating to any intellectual property rights.

5.20     Suppliers.

(a)     Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest suppliers as measured by the dollar amount of purchases thereby, for the twelve (12) month period ended July 31, 2020, showing the approximate total purchases by the Company Group from each such supplier, during such period.

(b)     Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company, no supplier listed on Schedule 5.20(a) has, within the last twenty-four (24) months from the date of this Agreement, (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21     Accounts Receivable and Payable; Loans.

(a)     To the knowledge of the Company, all accounts receivables (if any) and notes of the Company Group reflected on the Financial Statements represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the knowledge of the Company, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or in connection with the transactions contemplated hereby.

(b)     To the knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Company Material Adverse Effect. To the knowledge of the Company, receivables or notes are collectible in the ordinary course of business.

(c)     The information set forth on Schedule 5.21(c) separately identifies any accounts receivable (if any) or note, in each case of value greater than $50,000, of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Schedule 5.21(c), the Company Group is not liable to any of its Affiliates and no Affiliates are liable to the Company Group for any Indebtedness.

5.22     Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

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5.23     Employees.

(a)     Schedule 5.23(a) sets forth a true, correct and complete list of those employees designated by the Company Group as key personnel of the Company Group (the “Company Key Personnel”) as of the date hereof, setting forth the name and title for each such person.

(b)     Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c)     There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24     Employment Matters.

(a)     Schedule 5.24(a) sets forth a true and complete list of (i) any applicable form of employment agreement or commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning any material terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b)     Except as disclosed on Schedule 5.24(b)

(i)     to the knowledge of the Company, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer pursuant to any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer in any material respect; and

(ii)     the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and, to the knowledge of the Company, there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25     Withholding. All obligations of the Company Group (other than with respect to Taxes) applicable to its employees, whether arising by operation of Law or by contract, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business and other than with respect to Taxes), whether arising by operation of Law or by contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.26     Real Property.

(a)     The Company Group does not own any Real Property which is used in the Business.

(b)     With respect to each Lease: (i) each Lease is valid, binding and in full force and effect, subject to Creditors’ Rights; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee is in peaceable possession thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor thereof; (v) there exist no default or event

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of default thereunder by the Company; and (vi) the Company is not in breach and has not received notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company Group holds the leasehold estate on each of the Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $200,000 to repair or otherwise remediate for any single Real Property.

5.27     Tax Matters.

(a)     Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Company, threatened, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien (other than a Lien for Taxes not yet due and payable) may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Company, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including amounts required to be withheld for Taxes of any employee, creditor, stockholder or third party and income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (viii) except as set forth on Schedule 5.27(a), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (ix) the Company Group is not a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (x) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return with respect to which the Company is or was the common parent.

(b)     The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns.

5.28     Regulatory Matters.

(a)     The Lead Product Candidate of the Company Group has been developed, tested, manufactured, stored, distributed, dispensed and administered, as applicable, in compliance in all material respects with applicable law including Healthcare Laws, Privacy Laws, including without limitation, those requirements of any Regulatory Authority governing current good manufacturing practices, good laboratory practices, good clinical practices, the conduct of clinical trials, and the protection of human subjects enrolled in clinical trials as required of clinical trial sponsors.

(b)     Complete and accurate copies of all Regulatory Permits, and all material correspondence with the FDA or other applicable Regulatory Authorities with respect to the Regulatory Permits, have been made available to the Purchaser. The Company Group have never imported for sale, exported for sale, marketed for sale, sold, offered for sale, distributed for sale, processed for sale or packaged for sale any product, except for those products that are sold as a supplement and not as a drug.

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(c)     To the knowledge of the Company, the clinical trials conducted or otherwise sponsored by the Company Group with respect to the Lead Product Candidate of the Company and its Subsidiaries were conducted and are being conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents, the terms and conditions of all applicable Regulatory Permits, requirements imposed by applicable Institutional Review Boards (IRB), and applicable requirements of Law. The Company Group owns or has the right to use all data collected in the course of such clinical trials, including the right to use such data in submissions to the FDA, the EMA or other Governmental Entities. The Company has the right to transfer (including transfer of the right to use) all data collected in the course of such clinical trials to the Purchaser.

(d)     The Company Group has made available to Purchaser complete, true and correct copies of all substantive correspondence (including letters, memoranda, emails and formal summaries of meetings, phone calls, conversations and teleconferences whether written or electronic) (“Correspondence”) to or from any Regulatory Authority and the Company Group or its Subsidiaries or any Person acting for or on behalf of the Company Group or its Subsidiaries including relating to clinical trials or proposed clinical trials of the Lead Product Candidate, data from such trials, preclinical testing of the Lead Product Candidate, testing required or recommended for approval of the Lead Product Candidate, the manufacture of the Lead Product Candidate, inspection of facilities, audit reports or the pricing of or reimbursement for the Lead Product Candidate (whether for commercial sale or compassionate or similar use).

(e)     Except as disclosed on Schedule 5.28, and made available to the Purchaser, as of the date of this Agreement, neither the Company Group, its Subsidiaries, nor, to the Knowledge of the Company Group, any Person acting for or on behalf of the Company Group or its Subsidiaries has had any substantive communication, whether orally, electronically, telephonically, in writing or otherwise, with a Regulatory Authority relating to the Lead Product Candidate potentially being available in any compassionate use.

(f)     Except as made available to the Purchaser, as of the date of this Agreement, to the knowledge of the Company, no Regulatory Authority or IRB currently places a clinical hold (whether full or partial), or has taken any other material action currently in effect to delay, suspend, terminate, or modify any clinical trial conducted or otherwise sponsored by the Company Group of the Lead Product Candidate.

(g)     To the knowledge of the Company, the Company Group are not subject to any investigation that is pending and of which the Company Group has been notified in writing or, to the Company Group’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General, (iii) the Department of Justice, or (iv) any other Governmental Entity pursuant to the Anti-Kickback Statute, the Federal False Claims Act (31 U.S.C. §3729) or other similar state or foreign law.

(h)     The Company and its Subsidiaries have complied and are in compliance in all material respects, with all applicable Healthcare Laws and Privacy Laws. To the knowledge of the Company, neither the Company Group, its Subsidiaries, nor any of their Affiliates, officers, directors, employees, agents, or contractors has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Entity; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority or Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or Regulatory Authority, or in any records and documentation prepared or maintained to comply with the applicable laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority or Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, (iv) received written notice of or been subject to any other material enforcement action involving the FDA or any other similar Governmental Entity, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to Company Group’s Knowledge, threatened in writing.

5.29     Environmental Laws.

(a)     Except as set forth on Schedule 5.29(a), the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or

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released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case of clauses (i), (ii), and (iii) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)     The Company Group has delivered to the Purchaser Parties all material records in its possession concerning material Liabilities arising from the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or reasonable control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies any material violations of Environmental Law or the presence of Hazardous Materials in quantities or concentrations that may require corrective or remedial obligation of the Company Group under any Environmental Laws on any property currently owned, leased or used by the Company Group. Except as set forth on Schedule 5.29(b) and to the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.30     Finders’ Fees. Except as set forth on Schedule 5.30, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Subsidiaries (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31     Powers of Attorney and Suretyships. Except as set forth on Schedule 5.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in each case, in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements or with any service providers or clinical partners used in clinical trials.

5.32     Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company as of the date of this Agreement.

5.33     Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has, since July 1, 2017, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or, to the knowledge of the Company, indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Company Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.34     Money Laundering Laws. The operations of the Company Group are and, since July 1, 2017, have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.35     Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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5.36     Tax Treatment.

(a)     No member of the Company Group has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Acquisition Merger from qualifying for the Intended Tax Treatment.

(b)     No member of the Company Group is aware of any reason that it could not provide, to Kirkland & Ellis LLP or another law firm, representations and warranties of the sort customarily provided by a target company as the basis for a legal opinion that the Acquisition Merger qualifies as a reorganization under Section 368(a) of the Code.

(c)     The Company is making the representations and warranties in this Section 5.36 after consultation with its tax counsel and with full knowledge of the terms of this Agreement.

5.37     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, NONE OF THE PURCHASER PARTIES, ANY AFFILIATE OF THE PURCHASER PARTIES OR ANY OTHER PERSON MAKES, AND THE PURCHASER PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PURCHASER PARTIES THAT HAVE BEEN MADE AVAILABLE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PURCHASER PARTIES BY THE MANAGEMENT OF THE PURCHASER PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY PURCHASER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PURCHASER PARTIES, ANY AFFILIATE OF THE PURCHASER PARTIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents (excluding any disclosures in any “risk factors” Section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Purchaser Parties to the Company (the “Purchaser Parties Disclosure Schedules” and together with the Company Disclosure Schedules, the “Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Purchaser Parties that are contained in the corresponding Section of this Article VI; provided that where it is apparent on the face of a disclosure under

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a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections.

6.1     Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Purchaser Parties has made available to the Company Group accurate and complete copies of its Organizational Documents, each as currently in effect. No Purchaser Party is in violation of any provision of its Organizational Documents.

6.2     Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 10.1(e)). This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which such Purchaser Party is a party) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

6.3     Governmental Authorization. Neither the execution, delivery nor performance by any Purchaser Party of this Agreement or any Additional Agreements to which it is party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, (c) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Purchaser Parties’ ability to consummate the transactions contemplated hereunder (a “Purchaser Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Purchaser Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

6.4     Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) violate, contravene or conflict with the Organizational Documents of any Purchaser Party, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Purchaser Parties, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any of the Purchaser Parties is bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Purchaser Party, except, in each case of clauses (ii) through (iv), for any contravention or conflicts that would not reasonably be expected to have a Purchaser Parties Material Adverse Effect or a Purchaser Impairment Effect.

6.5     Finders’ Fees. Except for the Deferred Underwriting Amount and the Advisory Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or their Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from any Purchaser Party, the Shareholders, any member of the Company Group, or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6     Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights.

6.7     Capitalization.

(a)     The authorized capital stock of Parent consists of 100,000,000 Parent Ordinary Shares, par value $0.0001 per share, and 2,000,000 preferred shares, par value $0.0001 per share, of which 3,710,386 Parent Ordinary Shares are issued and outstanding as of the date hereof. 242,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Units underlying the Parent UPOs, and another 1,536,231 Parent Ordinary Shares

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are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other Securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Share are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Share or any other Securities of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)     At the date of this Agreement, the authorized capital stock of Purchaser consists of 10,000,000 shares of Purchaser Common Stock, par value $0.0001 per share, of which one (1) share of Purchaser Common Stock is issued and outstanding as of the date hereof. No other shares of capital stock or other Securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any other Securities of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)     The authorized capital stock of Merger Sub consists of 5,000,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”) of which one (1) share of Merger Sub Common Stock is issued and outstanding as of the date hereof. No other shares or other Securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding share(s) of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any share(s) of Merger Sub Common Stock or any other Securities of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8     Trust Fund. As of June 30, 2020, the Parent has at least $25,276,004 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Morgan Stanley in the United States, maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. Except as disclosed in Parent SEC Documents, the Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the knowledge of the Purchaser Parties, that would entitle any Person (other than (i) in respect of the deferred underwriting commissions or Taxes set forth on Schedule 6.8, (ii) the holders of Parent Securities prior to the Effective Time who shall have elected to redeem their Parent Ordinary Shares pursuant to the Parent’s Organizational Documents or (iii) if Parent fails to complete a “Business Combination” as such term is defined in Parent’s Organizational Documents within the allotted time period and liquidates the Trust Fund, subject to the terms of the Investment Management Trust Agreement, Parent in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation and dissolution, and then Parent’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Parent Ordinary Shares pursuant to the Parent’s Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Purchaser Parties, threatened, with respect to the Trust Account.

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6.9     Listing. As of the date hereof, the Parent Units, Parent Ordinary Share, Parent Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “TOTAU,” “TOTA,” “TOTAW,” and “TOTAR.”

6.10     Board Approval. Each of the board of directors of Parent (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are fair and in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.11     Parent SEC Documents and Financial Statements; Internal Controls.

(a)     Parent has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all of its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, (v) Parent’s Form S-1, and (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)     The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; (iv) were audited in accordance with the standards of the Public Company Accounting Oversight Board; and (v) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c)     Since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material

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information relating to Parent is made known to the principal executive officer and principal financial officer by others within Parent. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(d)     Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)     Since the IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Except as set forth on Schedule 6.11, as of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser Parties, threatened against Parent by Nasdaq or the SEC, respectively, with respect to any intention to deregister Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

(f)     Since its incorporation and to the date of this Agreement, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(g)     Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Parent or any of its Subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.12     Litigation. There is no Action (or any basis therefore) pending against or, to the knowledge of the Purchaser Parties, threatened against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

6.13     Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Organizational Documents, there is no Contract binding upon the Parent or to which the Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

6.14     Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

6.15     Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.16     OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, Affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any

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funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), the Crimea region of Ukraine, Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country or territory sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17     Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.18     Tax Matters. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Parties Material Adverse Effect, (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien (other than a Lien for Taxes not yet due and payable) may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including amounts required to be withheld for Taxes of any employee, creditor, stockholder or third party and income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser Parties; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (viii) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (ix) no Purchaser Party is a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (x) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

6.19     Tax Treatment(a). None of the Purchaser Parties has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Acquisition Merger from qualifying for the Intended Tax Treatment.

6.20     Transactions with Affiliates. Except as set forth on Schedule 6.20 or disclosed in Parent SEC Documents, there are no Contracts between (a) any Purchaser Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Purchaser Party, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, any Purchaser Party that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters), (ii) Contracts with respect to a Parent Related Party’s status as a holder of Securities of any Purchaser Party and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.2 or entered into in accordance with Section 7.2.

6.21     Independent Investigation. Each of the Purchaser Parties has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the Purchaser Parties acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (subject to the related portions of the Disclosure Schedules) and in any certificate delivered to the Purchaser Parties pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement.

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6.22     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article V OR THE ADDITIONAL AGREEMENTS, NONE OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY GROUP THAT HAVE BEEN MADE AVAILABLE TO ANY PURCHASER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY GROUP BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY COMPANY GROUP ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

The Company Group covenants and agrees that:

7.1     Conduct of the Business of the Company.

(a)     From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in all material respects only in the ordinary course, consistent with past practices, and shall not enter into any material transactions without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), and shall use their commercially reasonable efforts to preserve substantially intact their respective business relationships with key employees, key suppliers and other Persons with whom they have material business dealings (it being understood that no action or failure to act permitted by Section 7.1(b) shall constitute a breach of this sentence). Notwithstanding anything to the contrary provided in this Agreement, none of the Company and its Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

(b)     From the date hereof until and including the Closing Date, without the Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)     materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii)     amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $5,000,000;

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(iii)     modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000,000 (individually or in the aggregate);

(iv)     make any capital expenditures in excess of $5,000,000 (individually or in the aggregate);

(v)     sell, lease, license or otherwise dispose of any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, or (iii) not exceeding $7,500,000;

(vi)     accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)     pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder that is an employee, payments of salary, benefits, leases, commissions and similar payments in the ordinary course of business);

(viii)     authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group other than in the ordinary course of business consistent with past practice;

(ix)     obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company Group’s existing lines of credit;

(x)     incur any Lien on the Company Group’s assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi)     merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii)     permit any material insurance policy protecting any of the Company Group’s assets with an aggregate coverage amount in excess of $5,000,000 to lapse unless a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii)     make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xiv)     change the principal place of business or jurisdiction of organization other than pursuant to the Reincorporation Merger;

(xv)     extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xvi)     issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock other than pursuant to the Company Plan;

(xvii)     make or change any material Tax election or change any annual Tax accounting periods; or

(xviii)     undertake any legally binding obligation to do any of the foregoing.

7.2     Conduct of the Business of the Purchaser Parties.

(a)     From the date hereof through the Closing Date, the Parent and the Purchaser after the Reincorporation Effective Time shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Notwithstanding anything to the contrary provided in this Agreement, none of the Purchaser Parties and their respective Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

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(b)     Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall cause its Subsidiaries not to:

(i)     amend, waive or otherwise change or fail to comply with the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties or the Purchaser Parties’ ability to consummate the transactions contemplated by this Agreement;

(ii)     amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(iii)     make any capital expenditures;

(iv)     pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder;

(v)     waive, release, assign, settle or discharge any claim or Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or its Subsidiary) not in excess of $250,000 (individually or in the aggregate);

(vi)     establish any Subsidiary or enter into any new line of business;

(vii)     obtain or incur any Indebtedness or Liability in excess of $200,000, other than any Trust Account extension fee incurred in accordance with the Investment Management Trust Agreement, legal or accounting advisor fees incurred in connection with the transactions contemplated by this Agreement;

(viii)     issue or repurchase any Securities;

(ix)     make or change any material Tax election or change any annual Tax accounting periods;

(x)     take any action that would reasonably be expected to cause the Acquisition Merger to fail to qualify for the Intended Tax Treatment; or

(xi)     undertake any legally binding obligation to do any of the foregoing.

7.3     No Solicitation. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) knowingly encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions to which the Company Group or any Purchaser Party is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of more than 50% of the consolidated assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or more than 50% of the share capital or capital stock of the Company Group or the Purchaser Parties in a single transaction or series of transactions, that, in each case of clauses (1) and (2), is not conditioned upon the Closing. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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7.4     Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities and to the extent permitted by Law, (a) continue to give the other party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law; provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and the basis on which the access not granted and/or information not disclosed.

7.5     Notices of Certain Events. Each party shall promptly notify the other party of:

(a)     any notice or other communication from any Person (including any Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any shares of Company Stock or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b)     any notice containing substantive communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)     any decision to suspend, terminate, or materially modify a clinical trial of the Lead Product Candidate;

(d)     any material notice or other material communication from any Regulatory Authority with respect to the Lead Product Candidate or clinical trials involving the Lead Product Candidate, or respecting the Company Group’s or its Subsidiaries’ compliance with the Healthcare Laws or Privacy Laws;

(e)     any adverse event resulting from the Lead Product Candidate that is required to be reported to FDA pursuant to 21 C.F.R. § 312.32(c) and any such report(s) submitted to FDA or another Regulatory Authority.

(f)     any notice of, or knowledge obtained by the Company Group respecting, any material defects in, safety concerns with, or recalls, corrections, or market withdrawals of ingredients or components, used in or in connection with the Lead Product Candidate, in each case, that the Company Group is required to report to the FDA;

(g)     any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(h)     the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(i)     the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact, in each case that would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 10.2(b) or 10.3(b), as applicable.

7.6     SEC Filings.

(a)     The Company Group acknowledges that:

(i)     the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Purchaser to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

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(ii)     the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)      the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)     In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its commercially reasonable efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their commercially reasonable efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c)     Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.7     Trust Account. The Company Group acknowledges that after the Closing, the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Units or Parent Ordinary Share who shall have validly redeemed their Parent Units or Parent Ordinary Share upon acceptance by the Parent of such Parent Units or Parent Ordinary Share, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.8     PIPE Investment. The parties agree that from the date hereof through the Closing Date, the Purchaser shall use commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to a purchase of shares of Parent or Purchaser through a private placement, and/or backstop or redemption waiver arrangements with potential investors, in each case on terms mutually agreeable to the Company and the Purchaser Parties (the “PIPE Investment”). The Company shall, and shall use commercially reasonable efforts to cause their respective representatives to, cooperate with the Purchaser Parties and their respective representatives in connection with such PIPE Investment.

7.9     Directors’ and Officers’ Indemnification and Insurance.

(a)     The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents

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of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)     The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.9(b) an aggregate amount in excess of 200% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.9(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

7.10     Parent Debt. No later than the Closing, the Parent shall exchange all Indebtedness owed by it to the Sponsor into Parent Ordinary Shares at the price of $10.00 per share in accordance with the Initial Shareholders Forfeiture Agreement.

Article VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1     Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2     Commercially Reasonable Efforts to Obtain Consents. The Company Group shall use its commercially reasonable efforts to obtain each third party consent that is required for the consummation of the Acquisition Merger as promptly as practicable hereafter.

8.3     Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (40) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited consolidated financial statements reviewed by the Company’s auditor. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4     Employees of the Company. The Company will use its commercially reasonable efforts to cause the Company Key Personnel to execute and deliver to the Company Group employment agreements on a form customary for a public company and acceptable to the Company Key Personnel (the “Employment Agreements”).

8.5     Additional Agreements. The Company will use its commercially reasonable efforts to cause the Shareholders who will own more than 1% of the issued and outstanding Purchaser Common Stock as of immediately after the Effetive Time to enter into the Lock-Up Agreements.

Article IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1     Efforts; Further Assurances.

(a)     Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all applicable Governmental Approvals). The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

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(b)     The Purchaser Parties and the Company shall use commercially reasonable efforts to take all actions as may be requested by any such Authority to obtain all applicable Governmental Approvals.  In furtherance and not in limitation of the foregoing, each applicable party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and such initial filing shall request early termination of any applicable waiting period under the HSR Act, as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information or documents that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

9.2     Tax Treatments.

(a)     Each of the parties hereto shall use reasonable best efforts to cause the Acquisition Merger to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment). The parties shall report the Acquisition Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification. No party shall take any action, or allow any Affiliate to take any action, that would reasonably be expected to prevent any of the foregoing.

(b)     Each of the parties hereto shall use reasonable best efforts to cause the delivery of the opinion of counsel referred to in Section 10.3(j), including by causing its officers to execute and deliver to counsel letters of representation customary for transactions of this type at such time or times as counsel may reasonably request, including at the Closing (and, if required, as of the date of the Proxy Statement). The parties shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the letters of representation described in this Section 9.2(b).

9.3     Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination shall be paid in full.

9.4     Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall assume the obligations under each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of August 1, 2018 by and between Parent and the investors named therein.

9.5     Registration Statement.

(a)     As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of shares of Purchaser Common Stock to be issued in the Reincorporation Merger and Acquisition Merger (including, for the avoidance of doubt, the Escrow Shares), which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent stockholders for the matters to be acted upon at the Parent Special Meeting and a consent solicitation statement for purposes of obtaining the Requisite Company Vote and providing the public stockholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Ordinary Share redeemed in conjunction with the stockholder vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Share in accordance with the Parent’s Organizational Documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of assumption of Company Plan by the Purchaser, and, if applicable, the adoption and approval of a new equity incentive plan in form mutually agreed upon between the Purchaser and the Company (the “Purchaser Equity Incentive Plan”), (iii) such other matters as the Company Group

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and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent.

(b)     Parent, acting through its board of directors (or a committee thereof), shall (i) recommend the Parent Stockholders to vote for each of the Parent Stockholder Approval Matters, (ii) use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of the Parent Stockholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Parent Stockholder Approval Matters. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting may not be postponed or adjourned by an aggregate of ten (10) Business Days without the Company’s prior written consent. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq.

(c)     The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(d)     The Purchaser shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Parent Special Meeting and to the cause the Registration Statement to become effective. Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available, at a reasonable time and location, to the Company Group, the Purchaser, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement for any such corrections and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC.

(e)     As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with BVI Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

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9.6     Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party is required to disclose any such confidential information pursuant to applicable Laws, to the extent permitted by applicable Law, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information so required to be disclosed. For the avoidance of doubt, the obligations set forth in this Section 9.6 shall not limit any obligation with respect to any confidential information of any party under any existing confidentiality agreements.

Article X
CONDITIONS TO CLOSING

10.1     Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)     No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b)     Any waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)     The Reincorporation Merger shall have been consummated and the applicable certificates and documents filed and registered in the appropriate jurisdictions.

(d)     The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e)     The Escrow Agreement shall have been entered into and shall be in full force and effect.

(f)     The Parent Stockholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(g)     This Agreement and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the Company and by the holders of shares of Company Stock constituting the Requisite Company Vote in accordance with the Delaware Law and the Company’s certificate of incorporation and by-laws.

10.2     Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a)     The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)     All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect shall: (i) be true and correct at and as of the date of this Agreement except as provided in the

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Company Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article V (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c)     There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(d)     The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e)     The Purchaser Parties shall have received (i) a copy of the certificate of incorporation and by-laws of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, and (vi) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

10.3     Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)     The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)     (i) All of the representations and warranties of the Purchaser Parties contained in Article VI in this Agreement (other than Sections 6.5 (Finders’ Fees) and 6.7 (Capitalization)), disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Parties Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a Purchaser Parties Material Adverse Effect, and (ii) each of the representations and warranties in Sections 6.5 (Finders’ Fees) and 6.7 (Capitalization) shall be true and correct as of the date hereof and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), except for inaccuracies in the aggregate that are de minimis in effect.

(c)     There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Purchaser Parties Material Adverse Effect which is continuing and uncured.

(d)     The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e)     From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f)     All debt owed by the Parent to the Sponsor shall have been converted into Parent Ordinary Shares at the price of $10.00 per share in accordance with the Initial Shareholders Forfeiture Agreement.

(g)     Upon the Closing, the Surviving Corporation shall receive no less than $30,000,000 in immediately available cash, net of expenses and Liabilities, comprised of (i) amounts not redeemed from the Company’s trust account, and (ii) amounts raised in private transactions including any PIPE Investment.

(h)     The Initial Shareholders shall have canceled and forfeited their pro rata Founder Shares (as defined in the Prospectus) in accordance with Schedule 4.4, or 750,000 Founder Shares in total, for no additional consideration, in accordance with the Initial Shareholders Forfeiture Agreement.

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(i)     Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(j)     The Company shall have received an opinion of Kirkland & Ellis LLP, dated the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Acquisition Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Kirkland & Ellis LLP shall be entitled to receive and rely upon assumptions and representations, customary for transactions of this type, of officers of parties hereto.

Article XI
INDEMNIFICATION

11.1     Indemnification of the Purchaser. Subject to the terms and conditions of this Article XI and from and after the Closing Date, the Shareholders (the “Indemnifying Parties”) hereby jointly and severally, solely out of the Escrow Shares, agree to indemnify and hold harmless the Purchaser (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, penalty, expense, liability, judgment or damage (including reasonable, actual costs of investigation and reasonable attorneys’ fees but excluding any exemplary, punitive or special damages) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and pre-Closing covenants of the Company contained herein.

Notwithstanding the foregoing, (i) the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000 (the “Threshold”), in which event the Indemnifying Parties shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Escrow Shares, valued at the then market value per share and in accordance with the terms of the Escrow Agreement.

11.2     Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a)     The Indemnified Party shall give the Indemnifying Parties prompt notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Sections 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b)     In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 11.1 or 11.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim.

(c)     If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel

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and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)     If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)     If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 11.1 and 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

11.3     Escrow of Escrow Shares by Shareholders. The Company, the Shareholders and the Shareholders’ Representative hereby authorize the Purchaser to issue the Escrow Shares to the Escrow Agent to hold in escrow (the “Escrow Fund”) pursuant to the Escrow Agreement.

(a)     Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares (the “Escrow Distributions”) will be delivered promptly to the Escrow Agent to be held in escrow. The Shareholders shall be entitled to vote the Escrow Shares on any matters to come before the shareholders of the Purchaser.

(b)     Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released and transferred by the Escrow Agent to the Exchange Agent for distribution to the Shareholders. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders and all fractional shares shall be rounded to the nearest whole share.

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(c)     Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders, prior to the transfer and delivery to such Shareholders by the Exchange Agent of the Escrow Fund by the Escrow Agent as provided herein.

(d)     Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares and any Escrow Distributions, less the number or amount of Escrow Shares (valued at the VWAP of the shares of Purchaser Common Stock for the period of twenty trading days ending at the close of business on the Release Date (or if the Release Date is not a trading day, the close of business on the first trading day after the Release Date)) equal to the amount of any potential Losses set forth in any Indemnification Notice delivered pursuant to the terms of Article XI from the Purchaser with respect to any pending but unresolved claim for indemnification, will be released from escrow to the Shareholders as of immediately prior to the Effective Time. Prior to the Release Date, the Shareholders’ Representative shall issue to the Escrow Agent a certificate executed by it (which shall not be unreasonably withheld) instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.3(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Exchange Agent for distribution to the Shareholders promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Escrow Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof.

11.4     Payment of Indemnification. In the event that the Purchaser is entitled to any indemnification pursuant to this Article XI, the Purchaser’s sole and exclusive remedy is payment from the Escrow Shares.

11.5     Insurance. Any indemnification payments hereunder shall be reduced by insurance proceeds or other third party reimbursement actually received.

11.6     Survival of Indemnification Rights. All representations and warranties and covenants of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertaking furnished pursuant to this Agreement) shall survive until six (6) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Parties shall have no further liability for indemnification pursuant to this Article XI other than with respect to the claims already made pursuant to this Article XI.

11.7     Sole and Exclusive Remedy. The remedies provided in this Article XI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

Article XII
DISPUTE RESOLUTION

12.1     Submission to Jurisdiction.

(a)     The parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (a) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (b) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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(b)     The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 13.1 (other than by email) along with a notification that service of process is being served in conformance with this Section 12.1(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)     This submission to jurisdiction Section shall survive the termination of this Agreement.

12.2     Waiver of Jury Trial; Exemplary Damages.

(a)     THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(a). NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)     Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article XIII
TERMINATION

13.1     Termination.

(a)     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of the Purchaser Parties and the Company.

(b)     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement is the principal cause of the Legal Restraint or the failure of the Legal Restraint to be lifted.

(c)     In the event that the Closing of the transactions contemplated hereunder has not occurred by the earlier of (i) the Deadline (as defined in the memorandum and articles of association of Parent (as amended) and as extended from time to time in accordance therewith) and (ii) February 6, 2021 (the “Outside Closing Date”), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by the Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

(d)     The Purchaser Parties may terminate this Agreement by giving notice to the Company Group prior to the Closing if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein to be performed on or prior to the Closing and such breach (A) would result in the failure to satisfy any condition set forth in Section 10.2(a) or Section 10.2(b) and (B) is incapable

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of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach; provided, that the Purchaser Parties shall not have the right to terminate this Agreement pursuant to this Section 13.1(d) if at such time any Purchaser Party is in uncured breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied.

(e)     The Company may terminate this Agreement by giving notice to any Purchaser Party if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing and such breach (A) would result in the failure to satisfy any condition set forth in Section 10.3(a) or Section 10.3(a) and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within fifteen (15) days following receipt by such Purchaser Party of a notice describing in reasonable detail the nature of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(e) if at such time the Company is in uncured breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied.

(f)     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Parent or the Company if this Agreement or the transactions contemplated hereby fail to be authorized or approved by (i) the Required Parent Stockholder Approval at a duly convened Parent Special Meeting (subject to any postponement, adjournment or recess thereof) or (ii) the Requisite Company Vote by the time that the Parent Special Meeting is concluded (taking into account any postponement, adjournment or recess thereof).

13.2     Effect of Termination; Survival. This Agreement may only be terminated in the circumstances described in Section 13.1. In the event of the valid termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party, any of their respective Affiliates or any of their and their Affiliates’ respective representatives, and all rights and obligations of each party shall cease, except that the provisions of Article XI, Article XII and Article XIII shall survive any termination hereof. The parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 13.1.

Article XIV
MISCELLANEOUS

14.1     Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five days after mailing by certified or registered mail, return receipt requested, provided that with respect to notices deliverable to the Shareholders’ Representative, such notices shall be delivered solely via email or facsimile. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or Parent, Purchaser or Merger Sub following the Closing), to:

Clene Nanomedicine, Inc.

[Redacted]

[Redacted]

Attn: Rob Etherington

Facsimile No.: [Redacted]

Telephone No.: [Redacted]

Email: [Redacted]

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with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com

and

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attn: Ben James

Facsimile No.: +852-3761-3301

Telephone No.: +852-3761-3412

Email: ben.james@kirkland.com

if to the Shareholders’ Representative:

Fortis Advisors LLC

Attn: Notices Department (Project Midas)

Facsimile No.: [Redacted]

Email: [Redacted]

if to any of Parent, Purchaser and Merger Sub prior to the Closing

Tottenham Acquisition I Limited

[Redacted]

[Redacted]

[Redacted]

Attn: Jason Ma

Email: [Redacted]

with a copy to (which shall not constitute notice):

Lawrence Venick

Loeb & Loeb LLP

21st Floor, CCB Tower,

3 Connaught Road Central

Central, Hong Kong

Email: lvenick@loeb.com

14.2     Amendments; No Waivers; Remedies.

(a)     This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company and the Shareholders’ Representative and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)     Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand,

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including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)     Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)     Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise based upon this Agreement, relating hereto or arising in connection herewith.

14.3     Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4     Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the Purchaser Parties or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such press release or public announcement prior to its issuance. The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

14.5     Expenses. Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided that if the Closing is consummated, the Purchaser shall bear all expenses in connection with this Agreement and the transactions contemplated hereby.

14.6     No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other parties hereto; provided, that such assignment shall not prevent or impede the Acquisition Merger from qualifying for the Intended Tax Treatment. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

14.7     Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of laws principles thereof.

14.8     Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9     Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and Schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and Schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

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14.10  Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11  In this Agreement:

(a)     References to partConstruction of Certain Terms and References; Captions.icular Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b)     The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)     Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d)     Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the disclosure schedule.

(e)     If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f)     Captions are included for convenience, only.

(g)     All references in this Agreement to “the knowledge of the Company” or similar terms shall mean the actual knowledge of the Company Key Personnel and all references in this Agreement to “the knowledge of the Purchaser Parties” shall mean the actual knowledge of the Purchaser Parties Key Personnel.

(h)     For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course consistent with past practice,” subject to the Company or the Purchaser Parties’ consent, shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i)     References to the “date hereof” mean the date of this Agreement.

14.12  Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement as soon as reasonably practicable.

14.13  Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14  Waiver. Reference is made to the final IPO prospectus of the Parent, dated August 1, 2018 (the “Prospectus”). The Company Group and the Shareholders understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group and the Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.
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14.15  Shareholders’ Representative.

(a)     By virtue of the the approval of the Merger and this Agreement by the Shareholders and without any further action of any of the Shareholders or the Company, Fortis Advisors LLC is hereby appointed as the exclusive agent and attorney-in-fact for each of the Shareholders, (i) to enter into and deliver the Escrow Agreement on behalf of each of the Shareholders, (ii) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, and (iii) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing under this Agreement, the Escrow Agreement or the Shareholders’ Representative Engagement Agreement. Notwithstanding the foregoing, the Shareholders’ Representative shall have no obligation to act on behalf of the Shareholders, except as expressly provided herein, in the Escrow Agreement and in the Shareholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. The Shareholders’ Representative may resign at any time and such agency may be changed by the Shareholders as of immediately prior to the Effective Time from time to time upon no less than twenty (20) days prior written notice to the Purchaser Parties and, if after the Closing, the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of at least 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the Effective Time. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of at least 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the Effective Time. Any removal or change of the Shareholders’ Representative shall not be effective until written notice is delivered to the Parent or Purchaser, as applicable. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Shareholders’ Representative. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders.

(b)     Certain Shareholders have entered into an engagement agreement (the “Shareholders’ Representative Engagement Agreement”) with the Shareholders’ Representative to provide direction to the Shareholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Shareholders’ Representative Engagement Agreement (such Shareholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Shareholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Shareholders’ Representative Group”), shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Shareholders’ Representative Engagement Agreement while acting in good faith and in the exercise of reasonable business judgment. The Shareholders shall indemnify, defend and hold harmless the Shareholders’ Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Shareholders’ Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Shareholders’ Representative Engagement Agreement. Such Shareholders’ Representative Expenses may be recovered directly from the Shareholders. The Shareholders acknowledge that the Shareholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Shareholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Shareholders’ Representative shall not be required to take any action unless the Shareholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholders’ Representative against the costs, expenses and liabilities which may be incurred by the Shareholders’ Representative in performing such actions. A decision, act, consent or instruction of the Shareholders’ Representative under this Agreement, the Escrow Agreement or the Shareholders’ Representative Engagement Agreement shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the stockholders of the Company Group and shall be final, binding and conclusive upon each of the Shareholders and their successors as if expressly confirmed and ratified in writing by the Shareholders, and all defenses which may be available to any Shareholder to contest, negate or disaffirm the action of the Shareholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Shareholders’ Representative Engagement Agreement are waived. The powers, immunities and rights to indemnification granted to the Shareholders’ Representative Group

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hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Shareholder of the whole or any fraction of his, her or its interest in the Escrow Fund or the Company Earn-out Shares. The Shareholders’ Representative shall be entitled to: (i) rely upon the consideration spreadsheet provided to the Shareholders’ Representative by the Company, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Shareholder or other party.

14.16  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other representative of any past, present or future equity holder of any Shareholder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
TOTTENHAM ACQUISITION I LTD.
By:	/s/ Jason Ma
Name: Jason Ma
Title: Chief Executive Officer
Purchaser:
CHELSEA WORLDWIDE INC.
By:	/s/ Jason Ma
Name: Jason Ma
Title: Authorized Signatory
Merger Sub:
CREATIVE WORLDWIDE INC.
/s/ Jason Ma
Name: Jason Ma
Title: Authorized Signatory

Signature Page to Merger Agreement

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:
CLENE NANOMEDICINE, INC.
By:	/s/ Rob Etherington
Name: Rob Etherington
Title: Chief Executive Officer and President

Signature Page to Merger Agreement

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders’ Representative:
FORTIS ADVISORS, LLC
By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

Signature Page to Merger Agreement

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LIST OF OMITTED SCHEDULES

The following is a list of all schedules to the Agreement, which have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any such schedule to the SEC upon request.

Company Disclosure Schedules

1.19	Non-Plan Option Grants
1.48	Leases
1.84	Specified Shareholders
5.1	Corporate Existence and Power
5.5(a)	Capital Stock
5.5(b)	Company Option
5.5(c)	Company Warrants
5.9	Subsidiaries
5.11	Financial Statements
5.16	Contracts
5.17	Licenses and Permits
5.19	Intellectual Property
5.20	Suppliers
5.21	Accounts Receivable and Payable; Loans
5.23(a)	Company Key Personnel
5.27	Tax Matters
5.28(e)	Regulator Matters
5.29(a)	Environmental Laws
5.30	Finders’ Fees
5.31	Powers of Attorney and Suretyships
5.32	Directors and Officers
7.1	Conduct of the Businss of the Company

Purchaser Parties Disclosure Schedules

4.4	Initial Shareholders’ Earn-out
6.8	Deferred Underwriting Commissions and Taxes Payable by the Trust Fund
6.11	Action(s) pending or threatened against Parent by Nasdaq or the SEC
6.20	Transactions with Affiliates
7.9	Directors’ and Officers’ Indemnification and Insurance

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EXHIBIT A

Forms of Lock-up Agreements

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EXHIBIT B

Form of Registration Rights Agreement

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EXHIBIT C

Form of Initial Shareholders Forfeiture Agreement

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EXHIBIT D

PLAN OF MERGER

For the Merger of
Tottenham Acquisition I Limited

(the “Merging Company”)
and

Chelsea Worldwide Inc.,
(the “Surviving Company”)

(the “Merger”)

in accordance with the section 170 of BVI Business Companies Act, 2004

This Plan of Merger dated as of [•], 2020 is made between Tottenham Acquisition I Limited, a British Virgin Islands business company (the “Merging Company”), and Chelsea Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of the Merging Company (the “Surviving Company”).

The Merging Company and Surviving Company have agreed to merge (the “Merger”) on the terms and conditions contained in a merger agreement (the “Agreement”) dated September 1, 2020, This Plan of Merger is made in accordance with section 170 of the BVI Business Companies Act, 2004.

1.           Constituent companies

The names of the constituent companies are Tottenham Acquisition I Limited whose registered office is located at ABM Corporate Services, Ltd., ABM Chambers, Columbus Centre, P.O. Box 2283, Road Town, Tortola, British Virgin Islands and Chelsea Worldwide Inc. whose registered office is located at 3411 Silverside Road, Tatnall Building, #104, in the City of Wilmington, in the County of New Castle, Delaware 19901.

2.           Surviving company

The name of the Surviving Company is Chelsea Worldwide Inc. whose registered office is located at 3411 Silverside Road, Tatnall Building, #104, in the City of Wilmington, in the County of New Castle, Delaware 19901.

3.           Designation and number of shares in respect of each constituent company

Immediately prior to Effective Date (as defined below), the Merging Company had authorized 102,000,000 shares of par value US$0.0001 each divided into two (2) classes being 2,000,000 preferred shares of which no preferred shares were issued and outstanding and 100,000,000 ordinary shares of which 3,456,423 ordinary shares were issued and outstanding and all of which are entitled to vote on the Merger.

Immediately prior to the Effective Date, Chelsea Worldwide Inc. had authorized 10,000,000 shares of which one share of common stock was issued and outstanding and all of which are entitled to vote on the Merger.

The Surviving Company shall be authorized to issue a maximum of 10,000,000 shares of par value per share of 0.0001.

4.           Terms and conditions of merger

Pursuant to the Merger, issued and outstanding shares held by the current holders of shares in the Merging Company, will be converted as follows:

(a)     Each Ordinary Share of US$0.0001 par value each shall be converted into one Share of Common Stock in the Surviving Company.

Annex A-62

(b)    Any Ordinary Shares that are owned by the Merging Company as treasury shares or any Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Merging Company immediately prior to the Effective Date shall be canceled and extinguished without any consideration, conversion or payment therefor.

(c)     Parent Dissenting Shares (as defined in the Agreement) shall be cancelled in accordance with Section 179 of the BVI Business Companies Act, 2004 upon payment of fair value for the Parent Dissenting Shares unless any holders of Parent Dissenting Shares fail to validly exercise or shall withdraw their dissenters’ rights in which event they shall receive the consideration described in paragraph 3(a) above.

Pursuant to the Merger, each share of Chelsea Worldwide Inc. shall be converted into and continue as a Share of Common stock of the Surviving Company.

The rights and restrictions attaching to the shares in the Surviving Company are set out in the certificate of incorporation and by-laws of the Surviving Company.

5.           Amendments to Memorandum and Articles of Association

Pursuant to the Merger, the separate corporate existence of the Merging Company shall cease and the certificate of incorporation and by-laws of Chelsea Worldwide Inc. immediately prior to the Effective Date shall become the certificate of incorporation and by-laws of the Surviving Company on the Effective Date.

6.           Property

Pursuant to the Merger. the Surviving Company shall have all rights, privileges, immunities, powers, objects and purposes of the Merging Company, and assets of every description, including choses in action and the business of Merging Company, shall immediately vest in the Surviving Company and the Surviving Company shall be liable for all claims, debts, liabilities and obligations of the Merging Company.

7.           Effective Date

The date on which it is intended that the Merger is to take effect is the date that the certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Date”).

The Surviving Company and the Merging Company have executed this Plan of Merger on the [•] day of [•], 2020.

[signature page to follow]

Annex A-63

Name: Jason Ma Director FOR AND ON BEHALF OF TOTTENHAM ACQUISITION I LIMITED

Name: Jason Ma Director FOR AND ON BEHALF OF CHELSEA WORLDWIDE INC.

Annex A-64

EXHIBIT E

Form of Certificate of Incorporation and By-laws of Surviving Corporation

Annex A-65

Annex B

FORM OF PROPOSED CERTIFICATE OF INCORPORATION
OF
CLENE INC.

Article I

Section 1.1 Name. The name of the Corporation is Clene Inc. (the “Corporation”).

Article II

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is [9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901]; and the name of the Corporation’s registered agent at such address is [Registered Agent Solutions, Inc.].

Article III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation was first incorporated on _________, 2020.

Article IV

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is ________ shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 100,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock. Upon the filing of this Certificate of Incorporation, which shall occur on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, dated as of __________, 2020, by and among _____________________, each share of capital stock of _________________ issued and outstanding immediately prior to the Closing (as defined in the Business Combination Agreement) will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders thereof.

Section 4.2 Preferred Stock.

(A)    The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Annex B-1

Section 4.3 Common Stock.

(A)    Voting Rights.

(1)    Except as otherwise provided in this Certificate of Incorporation or as provided by law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)    Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(B)    Dividends and Distributions.

(1)    Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Common Stock shall be entitled to receive ratably, taken together as a single class, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(C)    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

(D)    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a number of shares equal to the number of shares of Common Stock into which the number of shares of then-outstanding Preferred Stock could be converted pursuant to the terms of such Preferred Stock.

Article V

Section 5.1 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of

Annex B-2

stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

Article VI

Section 6.1 Board of Directors.

(A)    Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(B)    The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date of filing of this Certificate of Incorporation (the “Filing Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Filing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Filing Date. At each annual meeting of stockholders following the Filing Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting of stockholders at which such director’s term expires and until such director’s successor shall be elected and qualified, or such director’s earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class.

(C)    Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(D)    Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 662/3% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(E)    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(F)    Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Annex B-3

Article VII

Section 7.1 Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action expressly permitted by the certificate of designation relating to one or more series of Preferred Stock to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

Article VIII

Section 8.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2 Indemnification. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others. Any amendment, repeal or modification of the foregoing provisions of this Section 8.2 shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

Article IX

Section 9.1 DGCL Section 203 and Business Combinations.

(A)    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)    prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

Annex B-4

(3)    at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C)    For purposes of this Article IX, references to:

(1)    “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)    “associate” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)    “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this Article IX is not applicable to the surviving entity;

(b)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

Annex B-5

(4)    “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (x) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (x) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(a)    beneficially owns such stock, directly or indirectly; or

(b)    has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

Annex B-6

Article X

Section 10.1 Competition and Corporate Opportunities.

(A)    In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)    No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this Article X. Subject to Section 10.1(C) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(C)    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this Article X shall not apply to any such corporate opportunity.

(D)    In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(E)    For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Annex B-7

(F)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(G)    Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.

Article XI

Section 11.1 Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Article XII

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated, including by means of certificate of designation relating to preferred stock) or the By-Laws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Annex B-8

Article XIII

Section 13.1 Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

Section 14.1 Incorporator. The name and mailing address of the incorporator of the Corporation is as follows:

Name	Address

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation as of this         day of August, 2020.

Incorporator

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Annex C

CLENE INC.

2020 STOCK PLAN

1.     Purpose. The purpose of this 2020 Stock Plan (the “Plan”) is to enable Clene Inc., a Delaware corporation (the “Company”), to attract and retain the services of (i) selected employees, officers, and directors of the Company or any parent or subsidiary of the Company, and (ii) selected nonemployee agents, consultants, advisers, and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company.

2.     Shares Subject to the Plan. Subject to adjustment as provided below and in Section 8, the shares to be offered under the Plan shall consist of Common Stock of the Company (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan shall be TWELVE MILLION (12,000,000) shares, all of which may be issued pursuant to Incentive Stock Options or any other type of award under the Plan. If an option or other award granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or award shall again be available under the Plan. If shares awarded pursuant to the Plan are forfeited to or repurchased at original cost by the Company, the number of shares forfeited or repurchased at original cost shall again be available under the Plan.

3.     Effective Date and Duration of Plan.

3.1     Effective Date. The Plan was adopted by the board of directors of the Company (the “Board of Directors”) and became effective as of __________, 2020 (the “Effective Date”). The Plan was approved by the Company’s stockholders on _________, 2020. Options and stock awards pursuant to Section 7 (“Stock Awards”) may be granted at any time after the Effective Date and before termination of the Plan.

3.2     Duration. The Plan shall continue in effect until the earlier of (i) the date that is 10 years after the Effective Date or (ii) such time as all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options Stock Awards then outstanding under the Plan. No options or Stock Awards may be granted under the Plan after termination of the Plan. Termination shall not affect any outstanding awards, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.     Administration.

4.1     Board of Directors. The Plan shall be administered by the Board of Directors, which shall determine and designate the individuals to whom awards shall be made (“Recipients”), the amount of the awards, and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2     Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Section 3 and Section 9.

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5.     Types of Awards, Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant incentive stock options (“Incentive Stock Options”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Section 6.1 and Section 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Section 6.1; and (iii) grant Stock Awards as provided in Section 7. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

6.     Option Grants.

6.1     General Rules Relating to Options.

6.1-1     Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2     Exercise Price. The exercise price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the exercise price shall not be less than 100% of the fair market value of the Common Stock covered by the option at the date the option is granted. The fair market value shall be the closing price of the Common Stock on the last trading day before the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.1-3     Exercise of Options. Except as provided in Section 6.1-6 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the Recipient is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Section 6.1-6 and Section 8, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares.

6.1-4     Nontransferability. Each option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the Recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death, and (ii) during the Recipient’s lifetime, shall be exercisable only by the Recipient; provided, however, that the Board of Directors may permit a Non-Statutory Stock Option to be transferable by gift or domestic relations order to a Family Member of the Recipient. For purposes of the foregoing proviso, the term “Family Member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Recipient) control the management of assets, and any other entity in which these persons (or the Recipient) own more than 50% of the voting interests.

6.1-5     Duration of Options. Subject to Section 6.1-3, Section 6.1-6, and Section 6.2-2, options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no option shall be exercisable after the expiration of 10 years from the date it is granted.

6.1-6     Termination of Employment or Service.

(a)     General Rule. Unless otherwise determined by the Board of Directors, if a Recipient’s employment or service with the Company terminates for any reason other than Total Disability (as provided in Section 6.1-6(b)), death (as provided in Section 6.1-6(c)), or Cause (as provided in Section 6.1-6(d)), such Recipient’s option may be exercised at any time before the expiration date of the option or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the option at the date of termination; provided, however, that the Board of Directors may not provide for a post-termination exercise period under this Section 6.1-6(a) that ends before the earlier of (i) the expiration of 30 days after the date of termination, or (ii) the expiration date of the option.

Annex C-2

(b)     Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a Recipient’s employment or service with the Company terminates because of Total Disability, such Recipient’s option may be exercised at any time before the expiration date of the option or before the date one year after the date of termination, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the option at the date of termination; provided, however, that the Board of Directors may not provide for a post-termination exercise period under this Section 6.1-6(b) that ends before the earlier of (i) the expiration of six months after the date of termination, or (ii) the expiration date of the option. The term “Total Disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of one year or more and that causes the Recipient to be unable to perform the Recipient’s duties as an employee, director, officer or consultant of the Employer and to be unable to be engaged in any substantial gainful activity.

(c)     Termination Because of Death. Unless otherwise determined by the Board of Directors, if a Recipient dies while employed by or providing service to the Company, such Recipient’s option may be exercised at any time before the expiration date of the option or before the date one year after the date of death, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the option at the date of death and only by the person or persons to whom the Recipient’s rights under the option shall pass by the Recipient’s will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death; provided, however, that the Board of Directors may not provide for a post-termination exercise period under this Section 6.1-6(c) that ends before the earlier of (i) the expiration of six months after the date of termination, or (ii) the expiration date of the option.

(d)     Termination for Cause. Unless otherwise determined by the Board of Directors, if the Company terminates a Recipient’s employment or service with the Company for Cause, such Recipient’s option shall immediately terminate and cease to be exercisable, whether or not any portion of it had previously become exercisable. Unless otherwise determined by the Board of Directors, the term “Cause” means Recipient’s (i) willful failure or refusal to perform Recipient’s duties, (ii) gross negligence or intentional misconduct in connection with the performance of Recipient’s duties, or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(e)     Intentional Misconduct. Unless otherwise determined by the Board of Directors, an option shall immediately terminate and cease to be exercisable if the Recipient engages in any intentional misconduct in connection with the performance of Recipient’s duties including, but not limited to, unauthorized disclosure of any confidential or proprietary information of the Company or breach of any agreement with the Company. If the Board of Directors at any time determines that a Recipient engaged in intentional misconduct before exercising an option, the Company may elect to cancel the exercise of that option by returning to the Recipient any consideration paid on the exercise, and the Recipient shall then surrender to the Company for cancellation the stock certificate representing the shares acquired on that exercise.

(f)     Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the three-month and one-year exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

(g)     Failure to Exercise Option. To the extent that the option of any deceased Recipient or any Recipient whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

(h)     Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-7     Purchase of Shares.

(a)     Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of notice from the Recipient of the Recipient’s binding commitment to purchase shares, specifying the number of shares the Recipient desires to

Annex C-3

purchase under the option and the date on which the Recipient agrees to complete the transaction, and, if required to comply with the Securities Act of 1933 (the “Securities Act”), containing a representation that it is the Recipient’s intention to acquire the shares for investment and not with a view to distribution. If the Common Stock is publicly traded, the notice of exercise may include an irrevocable direction to a Company designated brokerage firm (on a form prescribed by the Company) to sell some or all of the purchased shares and to deliver some or all of the sale proceeds to the Company in payment of the exercise price and any required tax withholding.

(b)     Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the Recipient must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes, and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock on the last trading day before the date payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, a Recipient may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

(c)     Tax Withholding. Each Recipient who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the Recipient shall pay such amount, in cash or by check, to the Company on demand. If the Recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a Recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the amount necessary to pay tax withholding to each jurisdiction calculated at the maximum tax rate applicable to income earned in that jurisdiction.

(d)     Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option, less the number of shares, if any, surrendered in payment for the exercise price or withheld or delivered to satisfy withholding obligations.

6.1-8     Limitation on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2     Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1     Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000.00, the portion of the option or options not exceeding $100,000.00, to the extent of whole shares, will be treated as an Incentive Stock Option, and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000.00 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the Recipient designates otherwise at the time of

Annex C-4

exercise, the Recipient’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000.00 limitation. If a Recipient exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2     Limitations on Grants to 10% Stockholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the exercise price is at least 110% of the fair market value, as described in Section 6.1-2, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3     Early Dispositions. If within two years after an Incentive Stock Option is granted or within one year after an Incentive Stock Option is exercised, the Recipient sells or otherwise disposes of Common Stock acquired on exercise of the Option, the Recipient shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition, and (iii) the nature of the disposition (e.g., sale, gift, etc.).

7.     Stock Awards, Including Restricted Stock and Restricted Stock Units.

7.1     General Terms. The Board of Directors may issue shares under the Plan as Stock Awards for any consideration determined by the Board of Directors, including promissory notes and services and including no consideration or such minimum consideration as may be required by law. Stock Awards shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company, and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. Stock Awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied. All Stock Awards issued pursuant to this Section 7 shall be subject to a stock award agreement, which shall be executed by the Company and the Recipient of the Stock Award. The stock award agreement may contain any terms, conditions, restrictions, representations, and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors.

7.2     Duration of Restricted Stock Units. No shares shall be issuable under a restricted stock unit award or similar Stock Award after the expiration of 10 years from the date it is granted.

7.3     Nontransferability. All restricted stock unit awards granted under the Plan and any other rights to acquire shares under this Section 7 shall by their terms be nonassignable and nontransferable by the Recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death; provided, however, that the Board of Directors may permit any such award or right to be transferable by gift or domestic relations order to a Family Member of the Recipient, as such term is defined in Section 6.1-4.

7.4     Tax Withholding. The Company may require any Recipient of a Stock Award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the Recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a Recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the amount necessary to pay tax withholding to each jurisdiction calculated at the maximum tax rate applicable to income earned in that jurisdiction.

7.5     Reduction in Reserved Shares. Upon the issuance of shares pursuant to a Stock Award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

Annex C-5

8.     Changes in Capital Structure.

8.1     Stock Splits, Stock Dividends, Etc. If the outstanding Common Stock is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, reverse stock split, combination of shares, dividend payable in shares, recapitalization, reclassification or other distribution of Common Stock to stockholders generally without the receipt of consideration by the Company, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in (i) the number and kind of shares subject to outstanding awards, and (ii) the exercise price per share of outstanding options, so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

8.2     Mergers, Reorganizations, Etc. Unless otherwise determined by the Board of Directors, in the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, with respect to each outstanding option and Stock Award under the Plan, select one of the following alternatives:

8.2-1     The outstanding option or Stock Award shall remain in effect in accordance with its terms.

8.2-2     The outstanding option or Stock Award shall be converted into an option or Stock Award to acquire stock in one (1) or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise or purchase price of the converted option or Stock Award shall be determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted option or Stock Award shall be vested only to the extent that the pre-conversion option or Stock Award was vested.

8.2-3     The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which the outstanding option may be exercised to the extent then exercisable, and upon the expiration of that period, the unexercised portion of the option shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of the option so that it is exercisable in full during that period. The Board of Directors also may, in its sole discretion, accelerate the vesting of any Stock Award or provide that an unvested Stock Award shall terminate upon completion of the Transaction.

8.2-4     The outstanding option or Stock Award shall be cancelled and converted into the right to receive payments with respect to each share subject to the option or Stock Award equal to the excess of the payments received by holders of Common Stock with respect to each share of Common Stock in the Transaction over the exercise or purchase price, if any. Payments with respect to the option or Stock Award shall be in the same form (e.g., cash, stock, other securities or property) as payments to holders of Common Stock and, once payments to holders of Common Stock per share exceed the exercise or purchase price, if any, shall be paid to the Recipient at the same time as payments to holders of Common Stock; provided, however, that to the extent that the option or Stock Award was subject to vesting based on the Recipient’s continuing service, payments to the Recipient may be subject to vesting in accordance with the same vesting schedule and payments may be delayed until vested; and provided further, that no such payments shall be made more than five years after completion of the Transaction. The value of payments in any form other than cash shall be the fair market value of such payments as determined by the Board of Directors. Payments to holders of Common Stock that are withheld for an escrow fund, holdback or similar arrangement shall not be deemed to have been paid to the holders until released and actually paid.

8.2-5     If this Section 8.2-5 is specifically cited in an agreement for an outstanding option or Stock Award, or in a written consent or the minutes of a meeting of the Board of Directors pursuant to which the option or Stock Award was granted, then such outstanding option or Stock Award may not be terminated in connection with a

Annex C-6

Transaction in any manner that has an adverse effect on the Recipient without the Recipient’s prior written consent, which such written consent must specifically reference this Section 8.2-5. Absent such written consent, the option or Stock Award will vest or become exercisable according to its express terms (including any acceleration of vesting or exercisability on or in connection with a Transaction), notwithstanding the Transaction’s effect on other options or Stock Awards granted under the Plan.

8.3     Dissolution of the Company. In the event of the dissolution of the Company, options and Stock Awards shall be treated in accordance with Section 8.2-3.

8.4     Rights Issued by Another Corporation. The Board of Directors may also grant options and Stock Awards under the Plan with terms, conditions, and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options and Stock Awards granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

9.     Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect; provided, however, that any modification or amendment of the Plan shall be subject to stockholder approval to the extent required under applicable law or the rules of any stock exchange on which the Company’s shares may then be listed. Notwithstanding the foregoing, except as provided in Section 8, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

10.     Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. Notwithstanding the foregoing, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would, in the judgment of the Board of Directors, violate state or federal securities laws.

11.     Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

12.     Rights as a Stockholder. The Recipient of any award under the Plan shall have no rights as a stockholder with respect to any shares of Common Stock until the date the Recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan or as determined by the Board of Directors, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the Recipient becomes the holder of record.

13.     500 or More Optionholders/Company Assets in Excess of $10,000,000.00. If (i) the aggregate of the number of holders of options granted under the Plan and the number of holders of all other outstanding compensatory options to purchase shares of Common Stock equals or exceeds 500, and (ii) the assets of the Company at the end of the Company’s most recently completed fiscal year exceed $10,000,000.00, then the following shall apply during any period when the Company is relying on the exemption provided by Rule 12h-1(f) (“Rule 12h-1(f)”) under the Securities Exchange Act of 1934 (the “Exchange Act”):

13.1     Transfer Restrictions. The options granted under the Plan (including, prior to exercise, the shares underlying such options) may not be pledged, hypothecated or otherwise transferred (including through any short position, any “put equivalent position” as defined in Rule 16a-1(h) under the Exchange Act or any “call equivalent position” as defined in Rule 16a-1(b) under the Exchange Act), except for any transfer (i) permitted by Rule 701(c) under the Securities Act, (ii) to an executor or guardian of the Recipient upon the death or disability of the Recipient, or (iii) otherwise permitted by Rule 12h-1(f) (such permitted transferees, collectively, the “Permitted Transferees”); provided, however, that any Permitted Transferees may not further transfer the options; and provided further, that the foregoing restrictions are in addition to and not in lieu of the restrictions on transfer set forth in Section 6.1-4.

Annex C-7

13.2     Required Information. So long as shall be required by applicable law, the Company shall provide to holders of options in accordance with Rule 12h-1(f) the information described in Rules 701(e)(3), (4) and (5) under the Securities Act every six months with the financial statements being not more than 180 days old; provided, however, that the Company may condition the provision of such information upon the Recipient’s agreement to keep the information confidential.

Adopted by the Board of Directors and Stockholders: ________________, 2020.

Annex C-8

ADDENDUM A

Clene Inc.

2020 STOCK PLAN

(Provisions for California Participants)

With respect to awards granted to California residents in reliance on Section 25102(o) of the California Corporations Code (“California Participants”) prior to the date, if ever, on which the Common Stock becomes a Listed Security (as defined below) and/or the Company is subject to the reporting requirements of the Exchange Act, and only to the extent required by applicable law, the following provisions shall apply notwithstanding anything in the Plan or an award agreement to the contrary:

1.     With respect to options, the exercise period shall be no more than 120 months from the date the option is granted.

2.     With respect to options, the option shall be non-transferable other than by will, by the laws of descent and distribution, or, if and to the extent permitted under the award agreement, to a revocable trust or as permitted by Rule 701 of the Securities Act.

3.     With respect to options, unless employment or service is terminated for “cause” as defined by applicable law, the terms of the Plan or award agreement, or a contract of employment or service, the right to exercise the option in the event of termination of employment or service, to the extent that the optionee is entitled to exercise on the date employment or service terminates, will continue until the earlier of the option expiration date or:

(a)     At least six months from the date of termination if termination was caused by death or Permanent Disability.

(b)     At least 30 days from the date of termination if termination was caused by other than death or Permanent Disability.

“Permanent Disability” for purposes of this Addendum shall mean the inability of the optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the optionee’s position with the Company because of the sickness or injury of the optionee.

4.     The award must be granted within 10 years from the date the Plan is adopted or the date the Plan is approved by the Company’s security holders entitled to vote, whichever is earlier.

5.     Security holders representing a majority of the Company’s outstanding securities entitled to vote must approve the Plan by the later of (a) within 12 months before or after the date the Plan is adopted, or (b) prior to the granting of any award to a California Participant. Any option exercised or award granted before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained.

6.     Notwithstanding anything to the contrary in Section 8.1 of the Plan, the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code.

7.     The Company will provide financial statements to each award recipient annually during the period such individual has one or more awards outstanding, or as otherwise required under Section 260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to award recipients when (a) issuance is limited to key persons whose duties in connection with the Company assure them access to equivalent information, or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

8.     For purposes of this Addendum, “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority (or any successor thereto).

9.     This Addendum shall no longer be part of the Plan at such time as the Company’s Common Stock becomes a Listed Security and/or the Company is subject to the reporting requirements of the Exchange Act.

Annex C-9

Annex D

CLENE INC. EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. This Clene Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

2.    Definitions.

“Board or Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the committee appointed by the Board to administer the Plan.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” means Clene Inc. (fka Chelsea Worldwide Inc.), a Delaware corporation, including any successor thereto. This Plan may be operated for the benefit of employees of Participating Subsidiaries of the Company, including Clene Nanomedicine, Inc. and its subsidiaries.

“Compensation” with respect to an Eligible Employee means base salary, wages, annual bonuses and commissions paid to the Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, and paid time off, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards.

“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

“Effective Date” means the date as of which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 19.11 hereof.

“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

“Eligible Employee” means an Employee who (i) has been employed by the Company or a Participating Subsidiary for at least one (1) month and (ii) is customarily employed for at least twenty (20) hours per week. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.

Annex D-1

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the shares of Common Stock as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share on such date (or if no sales were reported on such date, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

“Offering or Offering Period” means a period of six months beginning February 1st and August 1st of each year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) or the start and end dates of future Offering Periods. The Committee shall determine when and whether to begin operation of the Plan.

“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion. At a minimum, Clene Inc. and its subsidiaries are Participating Subsidiaries.

“Plan” means this Clene Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” means an amount equal to the lesser of (i) eighty-five percent (85%) (or such greater percentage as designated by the Committee before the commencement of the Offering Period) of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

3.    Administration. The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The Committee may amend, modify, suspend, or discontinue the Plan for any purpose required or permitted by law. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

Annex D-2

4.    Eligibility. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing an aggregate of 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

5.    Offering Periods. The Plan shall be implemented by a series of Offering Periods. The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

6.    Participation.

6.1    Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her paycheck in an amount equal to at least 1%, but not more than 10% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date on or after the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

6.2    Election Changes. During an Offering Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the Purchase Date. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Offering Period.

6.3    Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

7.    Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than 3,000 shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan).

8.    Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the accumulated payroll deductions. No fractional shares may be purchased but notional fractional shares of Common Stock will be allocated to the Participant’s ESPP Share Account to be aggregated with other notional fractional shares of Common Stock on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

Annex D-3

9.    Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.

10.    Withdrawal.

10.1    Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

10.2    Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

11.    Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least 30 days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated. If the Participant’s termination of employment or change in status occurs within 30 days before a Purchase Date, the Participant may elect (by delivering notice in writing to the Committee) either (a) to have the accumulated payroll deductions returned to Participant or (b) to allow the accumulated payroll deductions to be used to purchase shares on the Purchase Date. If no election is made by the Participant, the accumulated payroll deductions will be returned.

12.    Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

13.    Shares Reserved for Plan.

13.1    Number of Shares. A total of 1,000,000 shares of Common Stock have been reserved and are authorized for the grant of options under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.

13.2    Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

14.    Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Annex D-4

15.    Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.    Statements. Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

17.    Designation of Beneficiary. A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if any, from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period.

18.    Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

18.1    Adjustments. In the event that any stock dividend or extraordinary dividend in the form of cash or other property, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable and consistent with Sections 423 and 424 of the Code, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

18.2    Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

18.3    Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed, or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

19.    General Provisions.

19.1    Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

19.2    No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

19.3    Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

Annex D-5

19.4    Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

19.5    Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

19.6    Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

19.7    Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

19.8    Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten years.

19.9    Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

19.10    Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

19.11    Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

19.12    Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

19.13    Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

19.14    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

19.15    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

Annex D-6

Annex E

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly

Annex E-1

as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence

Annex E-2

of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1,000,000, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any

Annex E-3

element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-4

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

PubCo’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and PubCo’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, PubCo will enter into indemnification agreements with each of our directors and officers. These agreements will require PubCo to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PubCo, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. PubCo also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index attached hereto.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.     That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Merger Agreement dated September 1, 2020 (included as Annex A to this proxy statement/consent solicitation statement/prospectus)
3.1*

Tottenham Third Amended and Restated Memorandum and Articles of Association (incorporated by reference to Annex A to the Tottenham Definitive Proxy Statements filed with the Securities & Exchange Commission on October 26, 2020)

3.2**	Certificate of Incorporation of Chelsea Worldwide Inc.
3.3*

Amended and Restated Certificate of Incorporation of Chelsea Worldwide Inc. (Exhibit E to the Merger Agreement and included as Annex B to this proxy statement/consent solicitation statement/prospectus)

3.4*	Form of Chelsea Worldwide Inc. Bylaws (Exhibit E to the Merger Agreement)
4.1*	Specimen TOTA Unit Certificate (incorporated by reference to Exhibit 4.1 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.2*	Specimen TOTA Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.3*	Specimen TOTA Rights Certificate (incorporated by reference to Exhibit 4.3 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.4*	Specimen TOTA Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Tottenham Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)
4.5*

Warrant Agreement, dated August 1, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2018)

4.6*

Rights Agreement, dated August 1, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

4.7*

Form of Unit Purchase Option between the Registrant and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 5, 2018)

5.1**	Form of Opinion of Loeb & Loeb LLP as to Validity of PubCo Common Stock and PubCo Warrants
8.1**	Form of Opinion of Loeb & Loeb LLP regarding certain federal income tax matters
10.1*

Letter Agreements, dated August 1, 2019, among the Registrant and the Registrant’s Officers and Directors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.2*

Investment Management Trust Account Agreement, dated August 1, 2019, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.3*

Amendment to the Investment Management Trust Account Agreement, dated November 6, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Annex A to the Tottenham Definitive Proxy Statements filed with the Securities & Exchange Commission on October 26, 2020)

10.4*

Stock Escrow Agreement, dated August 1, 2019, among the Registrant, Continental Stock Transfer & Trust Company, and the initial shareholders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.5*

Registration Rights Agreement, dated August 1, 2019, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on August 7, 2018)

10.6*	Form of Shareholder Support Agreement
10.7*	Initial Shareholders Forfeiture Agreement (Exhibit C to the Merger Agreement)
10.8**	Form of Escrow Agreement
10.9*	Form of Lock-Up Agreement (Exhibit A to the Merger Agreement)
10.10*	Registration Rights Agreement (Exhibit B to the Merger Agreement)
10.11**	Form of Executive Employment Agreement

Exhibit Number	Description
10.12**	Subscription Agreement
10.14**#	License Agreement, effective August 31, 2018, between Clene Nanomedicine, Inc. and 4Life Research, LLC
10.15**	Exclusive Supply Agreement, dated August 31, 2018, between Clene Nanomedicine, Inc. and 4Life Research, LLC
10.16**	Lease Agreement, dated May 9, 2016, and First Amendment of Lease Agreement, dated January 6, 2017, between Upper Chesapeake Flex One, LLC and Clene Nanomedicine, Inc.
10.17**##	Clinical Research Support Agreement, dated September 27, 2019, between Clene Nanomedicine, Inc. and The General Hospital Corporation.
10.18**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
16.1**	Letter from Deloitte & Touche LLP
23.1***	Consent of Friedman LLP
23.2***	Consent of PricewaterhouseCoopers LLP
23.3**	Consent of Loeb & Loeb LLP (included in Exhibits 5.1)
99.1**	Consent of Robert Etherington to be named as a director of Clene Inc.
99.2**	Consent of Shalom Jacobovitz to be named as a director of Clene Inc.
99.3**	Consent of Alison Mosca to be named as a director of Clene Inc.
99.4**	Consent of Jonathon Gay to be named as a director of Clene Inc.
99.5**	Consent of David Matlin to be named as a director of Clene Inc.
99.6**	Consent of John Stevens to be named as a director of Clene Inc.
99.7**	Consent of Reed Wilcox to be named as a director of Clene Inc.
99.8**	Consent of Chidozie Ugwumba to be named as a director of Clene Inc.
99.9**	Form of Proxy Card

____________

*        Incorporated by reference and filed previously

**      Previously filed

***    Filed herewith

#        Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

##      Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of December, 2020.

Chelsea Worldwide Inc.
By:	/s/ Jason Ma
Name:	Jason Ma
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person on December 15, 2020 in the capacities indicated.

Name	Title
/s/ Jason Ma	Chief Executive Officer and Sole Director (Principal Executive Officer and Principal Financial and Accounting Officer)
Jason Ma